As filed with the Securities and Exchange Commission on October 2, 2009
Registration No. 333-161704
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Banco Santander (Brasil) S.A.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Federative Republic of Brazil	6029	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Rua Amador Bueno, 474
São Paulo, SP 04752-005
Federative Republic of Brazil
(55 11) 3174-8589

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Banco Santander, S.A.
New York Branch
45 E. 53rd Street
New York, New York 10022
Attn: James H. Bathon, Chief Legal Officer
(212) 350-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Nicholas A. Kronfeld Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, N.Y. 10017 Phone: (212) 450-4000 Fax: (212) 701-5800	Andrew B. Jánszky Shearman & Sterling LLP Avenida Brigadeiro Faria Lima, 3400 04538-132 São Paulo — SP Brazil Phone: (55 11) 3702-2202 Fax: (55 11) 3702-2224

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This registration statement contains two forms of prospectus. The first prospectus is for use in the offering in the United States and follows immediately after this explanatory note. The second prospectus is for use in the offering outside the United States and Brazil and is identical to the first prospectus, except that the pages that immediately follow the back cover of the first prospectus will be substituted for the corresponding pages in the first prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED OCTOBER 2, 2009

PROSPECTUS

525,000,000 Units

Banco Santander (Brasil) S.A.
(incorporated in the Federative Republic of Brazil)

including units in the form of American depositary shares

We are offering a total of 525,000,000 units, each of which represents 55 common shares, without par value, and 50 preferred shares, without par value, of Banco Santander (Brasil) S.A. Until the approval of our capital increase by the Central Bank of Brazil, which is expected to occur promptly after the closing of this offering, the units will represent a combination of common and preferred shares and subscription receipts for common and preferred shares. See “The Offering”. We are offering the units in a global offering, which consists of an international offering in the United States and other countries outside of Brazil and a concurrent offering of units in Brazil. In the international offering, units are being offered directly or in the form of American depositary shares, or “ADSs”, each of which represents one unit. The offering of the ADSs is being underwritten by the international underwriters named in this prospectus. The units purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and underwritten by the Brazilian underwriters named elsewhere in this prospectus. The Brazilian offering is being underwritten by the Brazilian underwriters. The closings of the international and Brazilian offerings are conditioned upon each other.

Prior to this offering, no public market existed for the units and ADSs. The initial public offering price is expected to be between R$22.00 and R$25.00 per unit, which is equivalent to approximately U.S.$12.37 and U.S.$14.06 per ADS, based upon an exchange rate of R$1.7781 to U.S.$1.00 reported by the Central Bank of Brazil on September 30, 2009. Our ADSs have been authorized for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “BSBR”. We expect that the units will trade on the BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros, or BM&FBOVESPA, under the symbol “SANB11”.

This global offering will be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or “CVM”. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the units and ADSs involves risks. See “Risk Factors” beginning on page 24 of this prospectus.

	Per ADS	Total

Public offering price	U.S.$	U.S.$
Underwriting discounts and commissions	U.S.$	U.S.$
Proceeds, before expenses, to us	U.S.$	U.S.$

The international underwriters may also purchase up to an additional          ADSs from us within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over-allotments, if any, in connection with the international offering. The Brazilian underwriters may also purchase up to an additional           units from us within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over-allotments, if any, in connection with the Brazilian offering. The aggregate over-allotment option for the international and Brazilian offerings is 75,000,000 units, including in the form of ADSs.

The units and ADSs will be ready for delivery on or about          , 2009.

Global Coordinators and Joint Bookrunners

Santander	Credit Suisse

Joint Bookrunners

BofA Merrill Lynch	UBS Investment Bank

Co-Managers

Barclays Capital	Bradesco BBI	CALYON	Deutsche Bank Securities

The date of this prospectus is          , 2009.

In this prospectus, the terms “Santander Brasil”, the “Santander Brasil Group”, the “Bank”, “we”, “us”, “our” and “our company” mean Banco Santander (Brasil) S.A. and its consolidated subsidiaries (including, as from August 30, 2008, the entities of Banco Real), unless otherwise indicated. References to “Banco Real” mean Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. and their respective consolidated subsidiaries, unless otherwise indicated. References to “Banespa” mean Banco do Estado de São Paulo S.A. — Banespa, one of our predecessor entities. The terms “Santander Spain” and “our parent” mean Banco Santander, S.A. References to “Santander Group” or “Grupo Santander” mean the worldwide operations of the Santander Spain conglomerate, as indirectly controlled by Santander Spain and its consolidated subsidiaries, including Santander Brasil.

You should rely only on the information contained in this prospectus. We and the international underwriters have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither Santander Brasil nor the international underwriters are making an offer to sell the units or ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the units or ADSs. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

This prospectus is being used in connection with the offering of units, including units in the form of ADSs, in the United States and other countries outside Brazil.

This offering of units and ADSs is being made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus. We are also offering units in Brazil using a Portuguese-language prospectus. The Brazilian prospectus, which has been filed with the CVM, is in a format different from that of this prospectus and contains information not generally included in documents such as this prospectus.

No offer or sale of ADSs may be made to the public in Brazil except in circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

All references herein to the “real”, “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars”, “dollars” or “U.S.$” are to United States dollars. All references to the “euro”, “euros” or “€” are to the common legal currency of the member states participating in the European Economic and Monetary Union. See “Exchange Rates” for information regarding exchange rates for the Brazilian currency since 2004.

Solely for the convenience of the reader, we have translated certain amounts included in “Summary Financial and Operating Data”, “Dilution”, “Capitalization”, “Selected Financial and Operating Data” and elsewhere in this prospectus from reais into U.S. dollars using the exchange rate as reported by the Central Bank of Brazil, or “Central Bank”, as of June 30, 2009 of R$1.9516 to U.S.$1.00 or the indicated dates (subject to rounding adjustments). These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate as of that or any other date. In addition, translations should not be construed as representations that the real amounts represent or have been or could be converted into U.S. dollars as of that or any other date.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Financial Statements

We maintain our books and records in reais. Our consolidated financial statements at and for each of the years ended December 31, 2008 and 2007 have been audited, as stated in the report appearing herein, and are included in this prospectus. Our unaudited consolidated interim financial statements at June 30, 2009 and for the six months ended June 30, 2009 and 2008 are also included in this prospectus. These financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or “IFRS”. In addition, our consolidated financial statements include the results of Banco Real as from August 30, 2008. Balance sheet figures as of June 30, 2008 appearing in this document were derived from our unaudited consolidated interim balance sheet as of June 30, 2008.

On August 29, 2008, as further described in note 26 to our consolidated financial statements, Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. became our wholly-owned subsidiaries pursuant to a share exchange transaction (incorporação de ações) approved by the shareholders of Santander Brasil, Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. As a result, Banco Real became our wholly-owned subsidiary. As a consequence of this share exchange transaction, one of the key factors to be considered when analyzing our financial condition and results of operations at and for the years ended December 31, 2008 and 2007 is the consolidation of the entities of Banco Real in our financial statements since August 30, 2008. The impact of the consolidation of Banco Real in the last four months of 2008 is so substantial that it makes our results of operations for 2008 not comparable to those of 2007. In order to analyze the organic developments in our business obscured by the effect of the Banco Real acquisition, management uses and we present in this prospectus certain 2008 financial information excluding the results of Banco Real. Banco Real was our wholly-owned subsidiary during the last four months of 2008 and this presentation is intended only to subtract from our reported results for 2008 the amounts contributed by Banco Real. This information does not purport to represent what our results of operations would have been had we not acquired Banco Real. We have not adjusted our reported results for any expenses incurred in 2008 in connection with the acquisition of Banco Real or for any revenue synergies. Management believes that any such additional expense or revenue was not material.

The combined financial statements of Banco Real at and for the year ended December 31, 2007 and the income statement for period from January 1 to August 29, 2008 have been audited, as stated in the report appearing herein, and are included in this prospectus. The unaudited combined interim financial statements of Banco Real for the period from January 1 to August 29, 2007 are included in this prospectus for comparative purposes. These financial statements are prepared in accordance with IFRS.

We have included in this prospectus selected financial data for the Bank which have been derived from unaudited financial statements at and for the years ended December 31, 2006, 2005 and 2004 prepared in accordance with accounting practices derived from the Brazilian corporate law and standards of the Brazilian Monetary Council and the Central Bank or “Brazilian GAAP”. The Bank was formed as a result of the reorganization of the Brazilian banking interests of the Santander Group in 2006. Prior to August 31, 2006, the Santander Group held controlling interests, directly and indirectly, in four separate entities through which it conducted its banking operations in Brazil: Banco Santander Brasil S.A., Banco Santander Meridional S.A., Banco Santander S.A. and Banco do Estado de São Paulo S.A. — Banespa. On August 4, 2006, this group of banks was reorganized into a consolidated group under the Bank. The selected financial data included in this prospectus for the years ended December 31, 2006, 2005 and 2004 reflect the combined unaudited income statement data of the Bank, Banco Santander Brasil S.A., Banco Santander S.A. and Banco do Estado de São Paulo S.A. — Banespa for the years ended December 31, 2006, 2005 and 2004 and the combined unaudited balance sheet data of these banks at December 31, 2004 and 2005. Selected financial data at December 31, 2006 reflect consolidated audited financial data because these banks were reporting on a consolidated basis at that date.

IFRS differs in certain significant respects from U.S. GAAP. IFRS also differs in certain significant respects from Brazilian GAAP. Note 17 to our financial statements at June 30, 2009 and for the six months ended June 30, 2009 and note 45 to each of our 2008 financial statements and the financial statements of Banco Real, respectively, included herein, contain information relating to certain differences between IFRS and Brazilian GAAP. Unless otherwise indicated, all financial information of our company included in this prospectus is derived from our consolidated financial statements and Banco Real’s combined financial statements prepared in accordance with IFRS.

We prepare and will continue to prepare statutory financial statements in accordance with Brazilian GAAP. As we are required to follow Brazilian Central Bank regulations, we have not adopted in our consolidated financial statements prepared in accordance with Brazilian GAAP the accounting rules issued by the Accounting Rules Committee (Comitê de Pronunciamentos Contábeis), or “CPC”, and approved by the CVM to the extent that such rules have not been adopted by the Brazilian Central Bank. Under CMN Resolution No. 3786, dated September 24, 2009, as of December 31, 2010 our consolidated financial statements must be prepared in accordance with IFRS. See “Regulatory Overview — Auditing Requirements”.

See “Unaudited Pro Forma Consolidated Financial Information” for financial information reflecting our consolidated financial information, to give effect to our incorporation of Banco Real as if the acquisition of Banco Real by the Santander Group and the share exchange transaction (incorporação de ações) described in that section had occurred as of January 1, 2008.

Market Share and Other Information

We obtained the market and competitive position data, including market forecasts, used throughout this prospectus from internal surveys, market research, publicly available information and industry publications. We have made these statements on the basis of information from third-party sources that we believe are reliable, such as the Brazilian association of credit card companies (Associação Brasileira de Empresas de Cartões de Crédito e Serviços), or “ABECS”; the Brazilian association of leasing companies (Associação Brasileira de Empresas de Leasing), or “ABEL”; the Brazilian association of savings and mortgage financing entities (Associação Brasileira de Crédito Imobiliário e Poupança), or “ABECIP”; the Brazilian bank federation (FEBRABAN — Federação Brasileira de Bancos) or “FEBRABAN”; the Brazilian development bank (Banco Nacional de Desenvolvimento Econômico e Social), or “BNDES”; the Brazilian Institute of Geography and Statistics, or the “IBGE”; the Central Bank; the Central Bank system (Sistema do Banco Central), or “SISBACEN”, a Central Bank database; the Getulio Vargas Foundation (FGV — Fundação Getúlio Vargas), or “FGV”; the insurance sector regulator (Superintendência de Seguros Privados), or “SUSEP”; the national association of investment banks (Associação Nacional dos Bancos de Investimento), or “ANBID”; and the national federation of private retirement and life insurance (Federação Nacional de Previdência Privada e Vida), or “FENAPREVI”, among others. Industry and government publications, including those referenced here, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we have no reason to believe that any of this information or these reports are inaccurate in any material respect, we have not independently verified the competitive position, market share, market size, market growth or other data provided by third parties or by industry or other publications. We and the international or Brazilian underwriters do not make any representation as to the accuracy of such information.

SUMMARY

This summary highlights selected information about us and the units and ADSs that we are offering. It may not contain all of the information that may be important to you. Before investing in the units and ADSs, you should read this entire prospectus carefully for a more complete understanding of our business and this offering, including our audited consolidated financial statements and the related notes, and the sections entitled “Risk Factors” and “Operating and Financial Review and Prospects” included elsewhere in this prospectus.

Overview

We are a leading full-service bank in Brazil, which we believe to be one of the most attractive markets in the world given its growth potential and low penetration rate of banking products and services. We are the third largest non government-owned bank, the largest bank controlled by a major global financial group and the fourth largest bank overall in Brazil with a 10.2% market share in terms of assets, at March 31, 2009. Our operations are located across the country and strategically concentrated in the South and Southeast, an area that accounted for approximately 73.1% of Brazil’s GDP in 2006, and where we have one of the largest branch networks of any Brazilian bank. For the six months ended June 30, 2009, we generated profit before taxes of R$3.8 billion, and at that date we had total assets of R$288.9 billion and shareholders’ equity of R$51.1 billion. Our Basel capital adequacy ratio was 17.0% as of June 30, 2009.

In August 2008, we acquired Banco Real which at the time was the fourth largest non government-owned Brazilian bank as measured by assets. At the time of the acquisition, we were the fifth largest non government-owned bank in Brazil as measured by assets. As a result of the acquisition of Banco Real and our organic growth, our net credit portfolio increased from R$44.6 billion at June 30, 2008 to R$132.3 billion at December 31, 2008, and our total deposits increased from R$46.9 billion at June 30, 2008 to R$124.0 billion at December 31, 2008, in each case as reported in our Brazilian GAAP financial statements. In the same period, our active current account holder base increased from approximately 3.5 million to approximately 7.7 million and our distribution network of branches and on-site service units increased from 1,546 to 3,603.

Banco Real’s operations are highly complementary to our pre-acquisition operations. We believe that the acquisition offers significant opportunities for the creation of operating, commercial and technological synergies by preserving the best practices of each bank. Banco Real’s strong presence in the states of Rio de Janeiro and Minas Gerais has further strengthened our position in the South and Southeast, complementing our strong footprint in the region, particularly in the state of São Paulo. The acquisition of Banco Real has further consolidated our position as a full-service bank with nationwide coverage and scale to compete effectively in our target markets.

Since the mid-1990s, Brazil has benefited from political, social and macroeconomic stability coupled with improvements in real income and a resulting high rate of upward social and economic mobility. During this period, the Brazilian financial services industry has experienced substantial growth, as economic stability, increased employment rates and rising purchasing power of the Brazilian population have been contributing to an increase in penetration of financial products and services. Nonetheless, the Brazilian financial market still presents a low credit penetration as compared to that of other developed and emerging markets, offering further growth opportunities. According to a World Bank 2009 Report, the ratio of total credit to GDP was approximately 50% in Brazil in 2007. As of December 31, 2007, in the United States, the ratio of total credit to GDP was approximately 169% according to central bank statistics. The Brazilian housing credit market is still incipient, with total mortgage loans accounting for approximately 2% of the GDP in 2007, according to the Central Bank, while, for example, in the United States the figure was approximately 68% in the same period according to the World Bank. We expect that credit penetration will continue to increase as a result of a relatively stable macroeconomic environment and customer-tailored new product offerings. In addition, we expect housing financing to grow given favorable trends, including a housing deficit, government’s focus on stimulating growth in the construction sector and legal reforms supporting the development of mortgage products. The Brazilian financial market is concentrated, with the four largest banks accounting for approximately 58% of total loans and 64% of savings deposits at March 31, 2009, according to the Central Bank.

We are a member of the Santander Group, one of the largest financial groups in the world as measured by market capitalization. At June 30, 2009, the Santander Group had stockholders’ equity of €66.8 billion and total assets of €1,148.5 billion and was present in more than 40 countries, serving over 90 million customers through more than 14,000 branches. In the six months ended June 30, 2009, our operations accounted for over 20% of Santander Group’s net income and 53% of its net income in Latin America. At June 30, 2009, our business represented approximately 9% of the Santander Group’s assets and 51% of its assets in Latin America.

The following table shows certain financial and operational data for our operations.

	At and for the Six Months Ended
	June 30,		At and for the Year Ended December 31,
	2009	2008	2008	2007
	(In millions of R$, except as otherwise indicated)

Financial Data
Assets	288,878	114,585	294,190	108,319
Total loans and advances to customers, gross	139,962	47,953	142,649	51,453
Total deposits	177,948	76,322	182,312	74,055
Shareholders’ equity	51,136	10,164	49,318	8,671
Net interest income	10,661	3,332	11,438	6,195
Fee and commissions income	3,463	1,881	4,809	3,364
Total income	15,483	5,573	15,971	11,367
Profit for the period	2,445	707	2,379	1,903
Return on average shareholders’ equity(1)	9.9%	14.8%	10.3%	18.1%
Efficiency ratio(2)	34.7%	40.8%	45.0%	39.2%
Basel capital adequacy ratio(3)	17.0%	13.5%	14.7%	14.2%
Operational Data
Number of customers (in thousands)	21,639	8,487	20,859	8,174
Number of ATMs (in units)	18,101	7,558	18,120	7,639
Number of branches (in units)	2,091	891	2,083	904
Market share (based on assets)(4)	10.2%	4.4%	10.5%	4.5%
Market share (based on deposits)(4)	10.7%	5.1%	11.0%	4.9%
Market share (based on loan portfolio)(4)	12.2%	5.0%	12.3%	5.1%

(1)	Six-month returns are presented on an annualized basis by doubling the earnings component. Annualized returns are not necessarily indicative of returns for the entire year, which may be materially different from the annualized returns.

(2)	Efficiency ratio is defined as administrative expenses divided by total income. The ratio for the six months ended June 30, 2008 is presented on a pro forma basis. See “Unaudited Pro Forma Consolidated Financial Information”.

(3)	In July 2008, new regulatory capital measurement rules, which implement the Basel II standardized approach, went into effect in Brazil, including a new methodology for credit risk and operational risk measurement, analysis and management. As a result, our capital adequacy ratios as of any date after July 2008 are not comparable to our capital ratios as of any prior date. Our Basel capital adequacy ratios are calculated excluding goodwill, in accordance with the Basel II standardized approach (provided by the “International Convergence of Capital Measurement and Capital Standards — A Revised Framework Comprehensive Version” issued by the Basel Committee on Banking Supervision from the Bank for International Settlements).

(4)	Source: Central Bank.

Our Businesses

Our business consists of three operating segments: Commercial Banking, Global Wholesale Banking and Asset Management and Insurance. The following table shows selected financial data for our operating segments.

	For the Six Months		For the Year Ended
	Ended June 30, 2009		December 31, 2008
	Net Interest		Net Interest
	Income	% of Total	Income	% of Total
	(In millions of R$, except as otherwise indicated)

Commercial Banking	9,750.8	91.5	10,191.7	89.1
Global Wholesale Banking	893.7	8.4	1,213.5	10.6
Asset Management and Insurance(1)	16.5	0.1	32.8	0.3

Total	10,661.0	100.0	11,438.0	100.0

(1)	Does not include results of operations of the asset management and insurance companies acquired through a series of share exchange transactions (incorporações de ações) on August 14, 2009. See “— Recent Events — Acquisition of Asset Management and Insurance Companies”. Our asset management and insurance business represented 1.5% or R$227 million of our total income as of June 30, 2009.

Commercial Banking:  We focus on customer relationships, extending credit, services and products to individuals and corporations (other than global corporate customers who are served by our Global Wholesale Banking segment) through personal loans (including home and automobile financing, unsecured consumer financing, checking account overdraft loans, credit cards and payroll loans), leasing, commercial loans, working capital lines and foreign trade financing. Our product offering extends to private retirement plans, insurance, bill collection and processing services. Our Commercial Banking operations also include private banking typically for individuals with investment assets of over R$1 million. Our business model is based on a tailored approach to each income class of our individual customers (high, mid and low income classes) in order to address their specific needs. We are particularly well positioned in the mid-income class (monthly income in excess of R$1,200 and below R$4,000) and the high income class (monthly income in excess of R$4,000). Our customers are serviced throughout Brazil primarily through our branch network, which, at June 30, 2009, consisted of 2,091 branches, 1,521 on-site service units located at our corporate customers’ premises, and 18,101 ATMs, as well as our Internet banking platform and our call center operations. We believe our retail operations have benefited significantly from the acquisition of Banco Real, by improving our geographic coverage of Brazil and complementing our client portfolios. For example, Banco Real has historically had strong presence in the high-income class and small and medium-sized businesses, or SMEs, and in products such as automobile financing, while our strengths have been historically in the mid-income class and civil servant sectors, and in insurance products.

Global Wholesale Banking:  We are a leading wholesale bank in Brazil and offer financial services and sophisticated and structured solutions to our customers, in parallel with our proprietary trading activities. Our wholesale banking business focuses on servicing approximately 700 large local and multinational conglomerates, which we refer to as Global Banking & Markets, or “GB&M”, customers. In the six months ended June 30, 2009, Brazilian operations represented approximately 30% of the Santander Group’s wholesale banking business measured by profit before tax. Our wholesale business provides our customers with a wide range of domestic and international services that are specifically tailored to the needs of each client. We offer products and services in the following key areas: global transaction banking, credit markets, corporate finance, equities, rates, market making and proprietary trading. Our customers benefit from the global services provided by the Santander Group’s integrated wholesale banking network and local market expertise. Our proprietary trading desk is under strict risk control oversight and has consistently shown positive results, even under volatile scenarios.

Asset Management and Insurance:  We are the fourth largest asset manager in Brazil by assets under management, with 437,258 customers, according to data published by ANBID in June 2009. At June 30, 2009, we had R$99.8 billion in assets under management. Our product offering includes fixed income, money market, equity and multi-market funds. As part of our insurance business, we offer primarily bancassurance products related to our core banking business, such as home, credit life insurance and capitalization and pension products, to our retail and SME customers. We recently acquired 50% of Real Seguros Vida e Previdência S.A. (formerly Real Tokio Marine Vida e Previdência S.A.). Following the acquisition, Santander Brasil became one of the largest insurance companies in terms of issued premiums as of June 30, 2009, ranking eleventh in premiums, fourth in personal accident insurance, sixth in life insurance and fourth in residential insurance in Brazil (when combining our historic business with the business of Real Seguros Vida e Previdência). We believe that our strong branch network and client base will allow us to further expand the bancassurance business in a coordinated manner to individuals and SMEs as well as large corporations. We focus on the sale of products issued by the Santander Brasil Group, which represented almost 80% of our insurance premiums in the six months ended June 30, 2009. On August 14, 2009, our shareholders elected to transfer certain Brazilian asset management and insurance companies that were previously beneficially owned by Santander Spain to Santander Brasil, through a series of share exchange transactions (incorporações de ações) in order to consolidate all of the Santander Group’s Brazilian insurance and asset management operations into Santander Brasil. These transactions are pending approval by the Central Bank and SUSEP (with respect to the insurance operations). See “— Recent Events — Acquisition of Asset Management and Insurance Companies”.

Our Competitive Strengths

We believe that our profitability and competitive advantages are the result of Santander Brasil’s five pillars: nationwide presence with leading position within the high income regions of the country; wide range of products tailored to meet client needs; conservative risk profile; scalable state-of-the-art technology platform; and focus on sustainable growth, both organically and through selective acquisitions.

Relationship with the Santander Group

We believe that being part of the Santander Group offers us a significant competitive advantage over the other banks in our peer group, none of which is part of a similar global banking group. This relationship allows us to:

•	leverage the Santander Group’s global information systems platform, reducing our technology development costs, providing operational synergies with the Santander Group and enhancing our ability to provide international products and services to our customers;

•	access the Santander Group’s multinational client base;

•	take advantage of the Santander Group’s global presence, in particular in other countries in Latin America, to offer international solutions for our Brazilian corporate customers’ financial needs as they expand their operations globally;

•	selectively replicate or adapt the Santander Group’s successful product offerings from other countries in Brazil;

•	benefit from the Santander Group’s operational expertise in areas such as internal controls and risk management, which practices have been developed in response to a wide range of market conditions across the world and which we believe will enhance our ability to grow our business within desired risk limits;

•	leverage the Santander Group’s experience with integrations to maximize and accelerate the generation of synergies from the Banco Real acquisition and any future acquisitions; and

•	benefit from the Santander Group’s management training and development which is composed of a combination of in-house training and development with access to managerial expertise in other Santander Group units outside Brazil.

Strong presence in attractive demographic and geographic areas

We are focused on the growing mid- and high-income classes in Brazil, which we define as individuals with monthly income in excess of R$1,200 and R$4,000, respectively. We are well positioned to benefit from the growth in our target customer base and the relatively low penetration of financial products and services in Brazil, through sales of key products such as credit cards and insurance. Mid- and high-income customers provide access to a stable and low-cost funding base through customer time and demand deposits. Furthermore, we believe that our focus on these income classes has increased our profitability, as they have traditionally produced higher volumes and margins.

We believe that there is further potential through the use of our existing, scalable and newly redesigned IT platform for increasing the penetration of financial products and services with our client base of approximately 9.9 million current account holders according to data from the Central Bank as of July 31, 2009. For example, at June 30, 2009, only 22% of our current account holders had personal loans and only 60% had a credit card. In addition, the acquisition of Banco Real strengthened our competitive position in the South and Southeast regions of Brazil, an area that accounted for approximately 73.1% of Brazil’s GDP in 2006, and where we now have one of the largest branch networks among Brazilian banks, according to the Central Bank. Our presence in these attractive geographic areas, combined with our focus on mid- and high-income customers allow us to effectively cover a significant portion of Brazil’s economic base.

Track record of successful integrations

The Santander Group has expanded its footprint worldwide through the successful integration of numerous acquired businesses. For example, Abbey National Bank in the United Kingdom improved its efficiency ratio (cost to income) from 55.1% in 2006, two years after its acquisition by the Santander Group, to 45.2% in 2008. In addition, since 1997, the Santander Group has acquired six banks in Brazil, demonstrating its ability to execute complex acquisitions in this market, integrate the acquired companies into its existing business and improve the acquired companies’ operating performance. Our first significant acquisition was of Banespa in November 2000. In our acquisitions, but particularly in the case of Banco Real, we join the best of both banks into a single institution, benchmarking business strategies, key personnel, technology and processes of both banks to ensure the optimal combination for a sustainable competitive position. That is the case with our integration of Banco Real, from which we are seeking to achieve cumulative cost synergies of approximately R$2.4 billion (calculated based on the costs of Santander Brasil and Banco Real for 2008 adjusted for inflation and estimated salary increases) and cumulative revenue synergies of approximately R$300 million by December 31, 2011.

We started the process of the operational, commercial and technological integration of Banco Real immediately following the share exchange (incorporação de ações) in August 2008. We developed a three-year integration plan, which we are carefully executing in an effort to achieve synergies and ensure that best practices will be identified and implemented. Our wholesale banking operations have been fully integrated since the end of 2008. In March 2009, we began the integration of the branch networks and electronic distribution channels of the two institutions to enable customers to perform not only cash withdrawals but a full range of transactions at branches or ATMs of either bank. We expect to have fully integrated ATM and branch networks in 2010. We believe that we have thus far achieved our key integration goals, including maintaining and improving customer service; identifying operational strengths of each bank and maintaining and leveraging these strengths; establishing a new business culture among our employees focused on our strengths; retaining and developing trained and talented employees; and achieving our operating targets.

Leading market position

We rank third among non government-owned banks in Brazil in terms of assets with a market share of 10.2% at March 31, 2009. Among these banks, we believe we hold a top three market position in most of our key product lines as evidenced by our market share in the following selected products and regions.

At March 31, 2009
Market Share (%)

Overdraft	19.1
Payroll/individual loans	13.1
Auto leasing/CDC	15.3
Credit cards	9.7
Branches	12.2
Southeast	15.9
South	8.7

Source: Central Bank.

The acquisition of Banco Real has further enhanced our critical mass in the Brazilian market. We believe that our scale and market leadership provide us with exceptional competitive opportunities including the ability to gather market intelligence to support decision-making in determining business opportunities and in meeting our customers’ needs operating as a full service bank. Since the acquisition of Banco Real, we have organically increased our market share in key business lines such as payroll/individual loans, overdraft on current accounts and credit cards. In addition, we are a leading wholesale bank in Brazil. Through our unique access to the Santander Group’s global network, we are able to support our large Brazilian corporate customers in the internationalization of their businesses, for example, through trade and acquisition financing, which brings together a loan syndicate that could use several take-out strategies in different markets. As one of the top tier banks in the country, and in light of the opportunities for leveraging our operating segments, our broad product offering and geographic presence, we are well positioned to gain market share.

State-of-the-art integrated technology platform

We operate the latest generation customer-centered technology platform that incorporates the standards and processes, as well as the proven innovations, of both the Santander Group worldwide and Banco Real. The incorporation of a customer relationship management system enables us to deliver products and services targeted to the needs of our customers. Because our IT platform is integrated with the platform of the Santander Group, we are able to support our customer’s global businesses and benefit from a flexible and scalable platform that will support our growth in the country. This platform has been enriched with a set of customer-focused features inherited from Banco Real, which we believe provides us with a significant competitive advantage.

Our Strategy

Our goal is to be the leading full-service bank in Brazil in terms of revenues, profitability and brand recognition, as well as client and work force satisfaction. We strive to be a relationship bank and the primary bank of our retail and wholesale customers based on sustainable practices, serving them with our full range of products. We believe we can achieve these goals through the following strategies:

Improve operating efficiency by benefiting from integration synergies and implementing best practices

We will continue seeking ways to further improve our operating efficiency and margins. We intend to maintain investment discipline and direct resources to areas that generate improvements in our client management and increase our revenues. We expect to be able to generate additional synergies from the combination of best practices of Santander Brasil and Banco Real, both in terms of revenues as we further leverage on relationship and cross selling opportunities across a wider client base, as well as in terms of costs as we realize the potential gains driven by scale, raising our efficiency levels. We believe that synergies creation will be supported by the complementary geographic distribution and customer base of the combined branch networks and the banks’ relatively low product overlap. Our integration has already shown a significant expense reduction, with our cost to income ratio declining from 45.0% in 2008 to 34.7% in the first half of 2009, and we believe that there are opportunities for further reductions in operating expenses.

Expand product offering and distribution channels in Commercial Banking

We intend to further increase our business and operations throughout Brazil, expanding our Commercial Banking services to existing and prospective retail customers. We plan to offer new products and services to existing customers based on each customer’s profile through our numerous distribution channels by leveraging our customer relationship management data base and IT platform. Our efforts related to the offer of new products and expansion of our reach to other markets will continue to be focused on the correct risk measurement of those opportunities. We also will seek to increase our market share through the offering of innovative banking products and intend to focus on product areas where we believe there is opportunity to increase our presence in the Brazilian market, for example in credit cards and insurance products. Furthermore, we plan to attract current account holders by capturing users of our products, such as automobile financing, insurance or credit cards. We will continue to focus our marketing efforts to enlarge our customer base and increase the number of products used by each client, as well as to increase our share in those products for which clients generally operate with more than one bank. We intend to improve our competitiveness by further strengthening our brand awareness, particularly through marketing.

We intend to improve and expand the distribution channels for our products through our traditional branch network and alternative marketing and direct sales distribution channels such as telemarketing, Internet banking and correspondent banks. We plan to open 600 new branches by 2013 in our stronghold area of South and Southeastern Brazil and other regions where we have critical mass. We will continue to maximize the synergies and leverage the opportunities between our corporate and retail businesses. For instance, when rendering payroll services to our corporate customers, we can place an on-site service unit at our corporate client’s premises and thereby access its employees as a potential new customer base and achieve the critical mass necessary to open a new branch in that area. We intend to grow our mortgage business as a consequence of the housing deficit in Brazil and the legal reforms supporting mortgage financing.

Capitalize on our strong market position in the wholesale business

We provide multinational corporations present in Brazil and local companies, including those with operations abroad, with a wide variety of financial products, utilizing our worldwide network to serve our customers’ needs with customized solutions. We intend to further focus on our strong worldwide position as a client relationship wholesale bank, in line with the Santander Group’s worldwide strategy for the Global Wholesale Banking segment. We expect to benefit from the Santander Group’s strengthened market position as a key player in the global banking industry and thereby strengthen our existing relationships and build new lasting relationships with new customers, exploring the widest possible range of our product portfolio, particularly higher margin products. In addition, as a leading local player with the support of a major international financial institution, we intend to be a strong supporter of Brazilian corporations as they continue to expand their businesses worldwide. Moreover, we believe that we can use our relationship with large corporate customers to access their suppliers as potential new customers. In addition, we intend to distribute treasury products to smaller companies or individuals through the Santander Global Connect (SGC) platform.

Further develop a transparent and sustainable business platform

We will maintain a commitment to economic, social and environmental sustainability in our procedures, products, policies and relationships. We will continue building durable and transparent relationships with our customers through understanding their needs and designing our products and services to meet those needs. We believe that our commitment to transparency and sustainability will help us create a business platform to maintain growth in our operations over the long term and that is instrumental to forge business relationships, improve brand recognition and attract talented professionals. We will continue to sponsor educational opportunities through Santander Universidades and the Universia portal to foster future potential customer relationships.

Continue growing our insurance business

We intend to continue growing our insurance business, particularly bancassurance. Our commitment to grow in this segment was recently demonstrated by our acquisition of the remaining 50% of Real Seguros Vida e Previdência S.A. (formerly Real Tokio Marine Vida e Previdência S.A.). We expect to increase our presence within the insurance segment by leveraging on our strong branch network and client base, particularly in the South and Southeast, to cross sell insurance products with the goal of maximizing the income generated by each customer, as well as using our strong relationships with SMEs and large corporations within the country. We intend to sell our products by means of our traditional distribution channels, such as branches, and also through ATMs, call center and Internet banking.

Recent Events

Acquisition of Asset Management and Insurance Companies

On August 14, 2009, as a result of a series of share exchange transactions (incorporações de ações), 100% of the share capital of certain Brazilian asset management, insurance and banking companies, all of which were previously beneficially owned by Santander Spain and minority shareholders, were transferred to us. These transactions are pending approval by the Central Bank and SUSEP (with respect to the insurance operations). The purpose of these transactions was to consolidate Santander Spain’s investments in Brazil, to simplify the current Santander Group corporate structure and to consolidate Santander Spain’s and the minority shareholders’ interests in such entities in Santander Brasil. As a result of these transactions, our capital stock was increased by approximately R$2.5 billion through the issuance of 14,410,886,181 shares, comprised of 7,710,342,899 common shares and 6,700,543,282 preferred shares. Under IFRS, we accounted for the share exchange transactions as from the date such transactions were completed based on the historical carrying amounts of assets and liabilities of the companies transferred.

The following table sets forth the name of each transferred company, its principal business activities, net income for the year ended December 31, 2008 and shareholders’ equity as of December 31, 2008, each in accordance with Brazilian GAAP.

		At and for the Year Ended December 31, 2008
		Net	Shareholders’
	Principal Business Activity	Income	Equity
		(In millions of R$)

Santander Seguros S.A.	Commercialization of life insurance policies and pension funds	131	392
Santander Brasil Asset Management Distribuidora de Títulos e Valores Mobiliários S.A.	Asset management	41	80
Banco Comercial e de Investimento Sudameris S.A.(1)	Multiple service banking	186	2,011

(1)	Approximately 99.9% of this company was owned by us prior to the share exchange transactions.

Acquisition of Loan Portfolio from Santander Spain

On September 17, 2009, our Cayman Islands branch acquired from Santander Spain a loan portfolio consisting of trade finance agreements entered into with Brazilian companies or their off-shore affiliates at a purchase price of U.S.$806.3 million, net of allowances. The average maturity of the loan portfolio is four years. This transaction was carried out on an arm’s length basis. We may in the future acquire other Brazilian-related assets from our affiliates in arm’s length transactions.

Non-core Asset Sales

As part of our corporate restructuring on September 18, 2009, our management decided to sell to Santusa Holdings S.L., or “Santusa”, an affiliate of the Santander Group headquartered in Spain, all of our shareholdings in the following companies: (a) Companhia Brasileira de Meios de Pagamento — Visanet; (b) Companhia Brasileira de Soluções e Serviços; (c) Serasa S.A.; (d) Tecnologia Bancária S.A.; and (e) Visa Inc. The sale of these shares will be made on an arm’s length basis at a purchase price determined based on the public market value or, when a public market value is not available, by an independent appraiser. These sales are expected to result in a capital gain of approximately R$2.1 billion, before taxes. In addition, we plan to sell our shareholding in Cetip S.A. — Balcão Organizado de Ativos e Derivativos in an initial public offering in Brazil registered with the CVM.

Subsidiary Merger Triggering Debenture Redemption Rights

As part of our corporate restructuring, a general shareholders’ meeting will be held on September 30, 2009 to approve the merger of our subsidiary ABN AMRO Arrendamento Mercantil S.A. into our subsidiary Santander Leasing S.A. Arrendamento Mercantil. Under Brazilian corporate law, the merger will trigger early redemption rights with respect to three separate debenture issuances by ABN AMRO Arrendamento Mercantil S.A. pursuant to which, during a period of six months from October 1, 2009, the holders of such debentures may redeem such debentures for 100% of the face amount, plus interest on the face amount equivalent to the Interbank Certificate Deposit or “CDI” rate for the applicable period. The principal amount of each issuance outstanding as of the date of this prospectus was R$1.5 billion, R$1.5 billion and R$4.1 billion, maturing on June 1, 2015, March 1, 2016 and August 1, 2016, respectively.

Risks Related to Our Business

Prospective investors should carefully consider the risks and other matters described under “Risk Factors”, including the following:

•	we are vulnerable to the current disruptions and volatility in the global financial markets as well as to government action intended to alleviate the effects of the recent financial crisis;

•	changes in regulation may negatively affect us;

•	developments and the perception of risk in other countries, especially in the United States and in emerging market countries, may adversely affect our access to financing and the market price of our securities;

•	our securities and derivative financial instruments are subject to market price and liquidity variations due to changes in economic conditions and may produce material losses;

•	changes in base interest rates by the Central Bank could adversely affect our results of operations and profitability;

•	the increasingly competitive environment and recent consolidations in the Brazilian financial services market may adversely affect our business prospects;

•	we may experience increases in our level of past due loans as our loan portfolio matures;

•	our market, credit and operational risk management policies, procedures and methods may not be fully effective in mitigating our exposure to unidentified or unanticipated risks;

•	if our reserves for future insurance policyholder benefits and claims are inadequate, we may be required to increase our reserves, which would adversely affect our results of operations and financial condition;

•	we may fail to recognize the contemplated benefits of the acquisition of Banco Real;

•	the profitability of our insurance operations may decline if mortality rates, morbidity rates or persistency rates differ significantly from our pricing expectations; and

•	our controlling shareholder has a great deal of influence over our business.

One or more of these matters could negatively impact our business or financial performance and our ability to implement our business strategy successfully.

Our principal executive offices are located at Rua Amador Bueno, 474, São Paulo, SP 04752-005, Brazil, and our general telephone number is (55 11) 3174-8589. Our website is www.santander.com.br. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part of, this prospectus.

THE OFFERING

Issuer	Banco Santander (Brasil) S.A.

Global offering	The global offering consists of the international offering and the concurrent Brazilian offering.

International offering	We are offering units, including units in the form of ADSs, through the international underwriters (which, in the case of the units, will act as placement agents on behalf of the Brazilian underwriters) in the United States and other countries outside Brazil. The units purchased by any investor outside Brazil will be settled in Brazil and paid for in reais. Any investor outside Brazil purchasing units must comply with the requirements established by the National Monetary Council (Conselho Monetário Nacional), or “CMN” and the Brazilian Securities Commission (Comissão de Valores Mobiliários), or “CVM.”

Conflicts of interest	Because the ADSs are being offered by Banco Santander (Brasil) S.A., whose affiliate, Santander Investment Securities Inc. is a member of the U.S. Financial Industry Regulatory Authority (“FINRA”) and an underwriter in this offering, and because affiliates of Banco Bradesco S.A. may own more than 10% of our subordinated debt, FINRA may view the participation of Santander Investment Securities Inc. as an underwriter in this offering, and the participation of Bradesco Securities, Inc. as a selling agent in this offering as the public distribution of securities issued by a company with which Santander Investment Securities Inc. and Bradesco Securities, Inc. have a conflict of interest and/or an affiliation, as those terms are defined in the National Association of Securities Dealers (“NASD”) Rule 2720, as administered by FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of NASD Rule 2720. Pursuant to that rule, the initial public offering price of the shares can be no higher than that recommended by a “qualified independent underwriter”, as defined by the NASD Conduct Rule 2720(b)(15), which has participated in the preparation of the prospectus and performed its usual standard of due diligence with respect to that prospectus. Credit Suisse Securities (USA) LLC has agreed to act as qualified independent underwriter for the offering and to perform a due diligence investigation and review and participate in the preparation of the prospectus. We have agreed to indemnify Credit Suisse Securities (USA) LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Brazilian offering	Concurrently with the international offering, we are offering units through the Brazilian underwriters in Brazil to investors in Brazil.

Employee, director, officer and customer offering	We will reserve up to 15% of the units in the global offering for our employees, directors and officers and customers in Brazil at the public offering price for the Brazilian offering. See “Underwriting.”

Units	Except as described under “— Subscription receipts” below, each unit represents 55 common shares and 50 preferred shares. A holder of units will be entitled to the same dividend and voting rights as a holder of the underlying shares. For a description of the material terms of the units and of a unit holder’s material rights, see “Description of Capital Stock — Description of the Units.”

Assembling units	After the ratification of our capital increase by the Central Bank and completion of this offering, we intend to create a structure to allow non-controlling shareholders that hold common or preferred shares but not amounts sufficient to allow them to assemble units (that is, lots of 55 common shares and 50 preferred shares in exchange for each unit), to acquire common and preferred shares at market price in order to complete units. This structure may be subject to regulatory approval and its terms and conditions would then be communicated to the non-controlling shareholders. We cannot be sure that we will be able to implement such a structure or that it will be approved by the CVM and BM&FBOVESPA. Our shareholder Santander Seguros, a member of the Santander Group, has indicated its intention to sell its own shares issued by us to our other non-controlling shareholders that intend to purchase common or preferred shares exclusively for purposes of acquiring the correct amount of shares to allow them to assemble units.

ADSs	Each ADS represents one unit. ADSs will be evidenced by American depositary receipts, or “ADRs”. The ADSs will be issued under a deposit agreement among us, JPMorgan Chase Bank, N.A. as depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder.

Subscription receipts	In order to comply with Central Bank regulations and certain fungibility requirements of the BM&FBOVESPA, each unit will, until the approval of our capital increase by the Central Bank, represent fractional shares of our common shares and preferred shares and subscription receipts representing the right to receive additional common shares and preferred shares such that each unit will initially represent 48.125 subscription receipts of common shares, 6.875 common shares, 43.750 subscription receipts of preferred shares and 6.250 preferred shares. Upon approval by the Central Bank of our capital increase, which is expected to occur promptly after the closing of this offering, the subscription rights will be converted into common and preferred shares and each unit will represent 55 common shares and 50 preferred shares. If the Central Bank does not ratify our capital increase within six months from the closing date of this offering, Santander Insurance Holding, S.L., one of our shareholders, has agreed to deliver to each record holder of units as of the date of delivery, free of charge, a fraction of a preferred share and a fraction of a common share such that the aggregate numbers of common and preferred shares represented by all units held of record by that holder plus such fractions of shares make up whole numbers of preferred and common shares. For example, a record holder of two units (representing receipts plus 13.75 common shares and 12.50 preferred shares) would receive 0.25 common shares and 0.50 preferred shares. In addition, the capital increase corresponding to the subscription receipts would be cancelled and amounts in respect of such subscription receipts equal to the amounts paid for such receipts in this offering would be distributed to the then current investors. See “Risk Factors — Risks Relating to Our Units and ADSs — Until the Central Bank ratifies our capital increase in connection with this offering, the units will represent subscription receipts, common and preferred shares and not only our common and preferred shares. We cannot provide assurance as to when or if the Central Bank will ratify our capital increase.” and “Description of Capital Stock — Description of the Subscription Receipts”.

Offering price	The public offering price for the international offering for the units and ADSs is set forth on the cover page of this prospectus.

Over-allotment options	We have granted the international underwriters the right to purchase up to an additional ADSs within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over-allotments, if any, in connection with the international offering. We have also granted the Brazilian underwriters the right to purchase up to an additional units within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over-allotments, if any, in connection with the Brazilian offering. The aggregate over-allotment option for the international and Brazilian offerings is 75,000,000 units, including in the form of ADSs.

Use of proceeds	We estimate that the net proceeds to us from the global offering will be approximately U.S.$6.7 billion. We intend to use the net proceeds from the global offering to expand our business in Brazil by growing our physical presence and increasing our capital base. We also intend to improve our funding structure and, along with our traditional funding sources, increase our current credit transactions. See “Use of Proceeds”.

Share capital before and after global offering	As of the date of this prospectus, our share capital consisted of 158,154,602,751 preferred shares and 181,989,171,114 common shares. We did not have any shares in treasury.

Immediately after the global offering, we will have 210,864,171,114 common shares and 184,404,602,751 preferred shares outstanding, assuming no exercise of the underwriters’ over-allotment options.

Following the offering, Santander Spain, our controlling shareholder, will continue to own, indirectly, 85.0% of our common shares, 83.6% of our preferred shares and 84.3% of our total capital, assuming no exercise of the underwriters’ over-allotment options.

Voting rights	A holder of units will be entitled to the same voting rights as a holder of the underlying common and preferred shares. No voting rights attach to subscription receipts or to fractions of shares.

Holders of our common shares are entitled to vote in our shareholders’ meetings. Holders of our preferred shares are not entitled to vote in our shareholders’ meetings, with limited exceptions. See “Description of Capital Stock — Rights of Common Shares and Preferred Shares”.

Holders of ADSs are entitled to instruct the depositary how to vote underlying common shares, subject to the terms of the applicable deposit agreement. See “Description of American Depositary Shares — Voting Rights”.

Dividends	We intend to declare and pay dividends and/or interest attributed to shareholders’ equity, as required by the Brazilian corporate law and our bylaws. The amount of any distributions will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders.

Holders of the ADSs will be entitled to receive dividends to the same extent as the owners of our common and preferred shares, subject to the deduction of the fees of the depositary and the costs of foreign exchange conversion. See “Dividends and Dividend Policy” and “Description of Capital Stock”.

Listing	Our ADSs have been authorized for listing, subject to official notice of issuance, on the New York Stock Exchange, or NYSE, under the symbol ‘‘BSBR”. We expect to list the units on the BM&FBOVESPA under the symbol “SANB11”.

Lock-up agreements	We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. Our parent company, members of our board of directors and our executive officers have agreed to substantially similar lock-up provisions, subject to certain exceptions.

ADR Depositary	JPMorgan Chase Bank, N.A.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the units or ADSs.

Expected timetable for the global offering (subject to change):

Commencement of marketing of the global offering	September 21, 2009

Pricing	October 6, 2009

Commencement of trading of ADSs on the NYSE and units on the BM&FBOVESPA	October 7, 2009

Settlement and delivery of units and ADSs	October 13, 2009

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to          , to be exercised with the consent of          , to purchase up to           additional units in the form of ADSs to cover over-allotments of ADSs, if any, in connection with the international offering and the Brazilian underwriters’ option to purchase up to          units to cover over-allotments, if any in connection with the Brazilian offering. The aggregate over-allotment option for the international and Brazilian offerings is 75,000,000 units, including in the form of ADSs.

SUMMARY FINANCIAL AND OPERATING DATA

Santander Brasil financial data at and for the years ended December 31, 2008 and 2007 have been derived from the audited consolidated financial statements prepared in accordance with IFRS included in this prospectus. Banco Real has been consolidated with our financial statements since August 30, 2008. The Banco Real financial data at and for the year ended December 31, 2007 and for the period from January 1 to August 29, 2008 have been derived from the audited combined financial statements prepared in accordance with IFRS for Banco Real included in this prospectus. Our results of operations for the year ended December 31, 2008 are not comparable to our results of operations for the year ended December 31, 2007 because of the consolidation of Banco Real in our financial statements as from August 30, 2008. See “Operating and Financial Review and Prospects — Acquisition of Banco Real”.

The summary consolidated financial data at June 30, 2009 and for the six months ended June 30, 2009 and 2008 for Santander Brasil have been derived from the unaudited consolidated interim financial information included elsewhere in this prospectus, which in the opinion of our management, includes all adjustments necessary to present fairly our results of operations and financial condition at the dates and for the periods presented. The results for the six months ended June 30, 2009 are not necessarily indicative of the results of operations that you should expect for the entire year ended December 31, 2009 or any other period.

The summary combined financial data for the period from January 1 to August 29, 2007 for Banco Real have been derived from the unaudited combined interim financial information included elsewhere in this prospectus, which in the opinion of our management, includes all adjustments necessary to present fairly our results of operations and financial condition at the dates and for the periods presented.

The pro forma summary financial data for Santander Brasil for the year ended December 31, 2008 and six months ended June 30, 2008 have been derived from the unaudited pro forma consolidated financial information included elsewhere in this prospectus, which gives effect to our incorporation of Banco Real as if the acquisition of Banco Real by the Santander Group and the share exchange transaction (incorporação de ações) had occurred as of January 1, 2008. See “Unaudited Pro Forma Consolidated Financial Information.”

This financial information should be read in conjunction with our audited and unaudited financial statements and the related notes and the sections entitled “Selected Financial and Operating Data” and “Operating and Financial Review and Prospects” included elsewhere in this prospectus.

Santander Brasil Income Statement Data

	Santander Brasil
	For the Six Months Ended June 30,
			2008
	2009	2009	(Pro Forma)(1)	2008
		(In millions of R$, except as otherwise indicated)
	(In millions of
	U.S.$, except as
	otherwise
	indicated)(2)

Interest and similar income	10,131	19,771	17,405	6,715
Interest expense and similar charges	(4,668)	(9,110)	(7,978)	(3,383)

Net interest income	5,463	10,661	9,427	3,332
Income from equity instruments	8	15	18	16
Share of results of entities accounted for using the equity method	132	257	161	2
Fee and commission income	1,774	3,463	3,440	1,881
Fee and commission expense	(229)	(447)	(500)	(164)
Gains/losses on financial assets and liabilities (net)	1,401	2,734	1,459	686
Exchange differences (net)	(531)	(1,037)	(470)	(145)
Other operating income (expenses)	(84)	(163)	26	(35)

Total income	7,934	15,483	13,561	5,573
Administrative expenses	(2,756)	(5,380)	(5,535)	(2,234)
Depreciation and amortization	(254)	(495)	(546)	(310)
Provisions (net)(3)	(1,004)	(1,958)	(934)	(522)
Impairment losses on financial assets (net)(4)	(2,475)	(4,831)	(3,194)	(1,496)
Impairment losses on other assets (net)	(35)	(68)	(15)	(9)
Gains/losses on disposal of assets not classified as non-current assets held for sale	586	1,145	38	32
Gains/losses on disposal of non-current assets held for sale	(29)	(56)	(14)	(24)

Profit before tax	1,967	3,840	3,361	1,010
Income tax	(714)	(1,395)	(1,191)	(303)

Consolidated profit for the period	1,253	2,445	2,170	707

Earnings per share
Basic and diluted earnings per 1,000 shares Common shares (reais)		7.17	6.45	5.07
Preferred shares (reais)		7.89	7.09	5.58
Common shares (U.S. dollars)(2)		3.67	4.05	3.18
Preferred shares (U.S. dollars)(2)		4.04	4.45	3.51
Weighted average shares outstanding (in thousands) — basic and diluted
Common shares		174,292,416	172,041,961	71,315,968
Preferred shares		151,465,867	149,503,808	61,969,586

(1)	See “Unaudited Pro Forma Consolidated Financial Information” for more information.

(2)	Translated for convenience only using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 to U.S.$1.00.

(3)	Principally provisions for legal and tax contingencies.

(4)	Net provisions to the credit loss allowance less recoveries of loans previously written off.

	Santander Brasil
	For the Year Ended December 31,
	2008
	(Pro Forma)(1)	2008	2007
	(In millions of R$, except as otherwise indicated)

Interest and similar income	38,102	23,768	13,197
Interest expense and similar charges	(18,872)	(12,330)	(7,002)

Net interest income	19,230	11,438	6,195
Income from equity instruments	39	37	36
Share of results of entities accounted for using the equity method	305	112	6
Fee and commission income	6,849	4,809	3,364
Fee and commission expense	(983)	(555)	(266)
Gains/losses on financial assets and liabilities (net)	(485)	(1,286)	1,517
Exchange differences (net)	1,261	1,476	382
Other operating income (expenses)	(74)	(60)	133

Total income	26,143	15,971	11,367
Administrative expenses	(11,532)	(7,185)	(4,460)
Depreciation and amortization	(1,236)	(846)	(580)
Provisions (net)(2)	(1,702)	(1,230)	(1,196)
Impairment losses on financial assets (net)(3)	(6,570)	(4,100)	(2,160)
Impairment losses on other assets (net)	(85)	(77)	(298)
Gains/losses on disposal of assets not classified as non-current assets held for sale	33	7	1
Gains/losses on disposal of non-current assets held for sale	22	9	13

Profit before tax	5,072	2,549	2,687
Income tax	(1,159)	(170)	(784)

Consolidated profit for the year	3,913	2,379	1,903

Earnings per share
Basic and diluted earnings per 1,000 share
Common shares (reais)	11.65	11.59	14.02
Preferred shares (reais)	12.81	12.75	15.43
Common shares (U.S. dollars)(4)	6.01	5.94	7.18
Preferred shares (U.S. dollars)(4)	6.60	6.53	7.91
Dividends and interest on capital per 1,000 shares(5)
Common shares (reais)		4.26	16.30
Preferred shares (reais)		4.69	17.93
Common shares (U.S. dollars)(4)		2.18	8.35
Preferred shares (U.S. dollars)(4)		2.40	9.19
Weighted average shares outstanding (in thousands) — basic and diluted
Common shares	171,800,386	104,926,194	69,383,705
Preferred shares	149,283,961	91,168,064	60,285,449

(1)	See “Unaudited Pro Forma Consolidated Financial Information” for more information.

(2)	Principally provisions for legal and tax contingencies.

(3)	Net provisions to the credit loss allowance less recoveries of loans previously written off.

(4)	Translated for convenience only using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 to U.S.$1.00.

(5)	Includes dividends based on net income and dividends based on reserves.

Santander Brasil Balance Sheet Data

	Santander Brasil
	At June 30,	At June 30,	At December 31,
	2009	2009	2008	2007
		(In millions of R$)
	(In millions of
	U.S.$)(1)

Assets
Cash and balances with the Brazilian Central Bank	12,714	24,813	23,700	22,277
Financial assets held for trading	8,101	15,809	19,986	12,293
Other financial assets at fair value through profit or loss	3,109	6,068	5,575	1,648
Available-for-sale financial assets	15,676	30,593	30,736	9,303
Loans and receivables	82,826	161,644	162,725	55,034
Hedging derivatives	91	178	106	—
Non-current assets held for sale	30	58	113	32
Investments	257	502	634	55
Tangible assets	1,845	3,600	3,829	1,111
Intangible assets	15,674	30,589	30,995	1,799
Tax assets	6,860	13,388	12,920	4,223
Other assets	838	1,636	2,871	544

Total assets	148,021	288,878	294,190	108,319

Liabilities
Financial liabilities held for trading	2,504	4,887	11,210	4,650
Other financial liabilities at fair value through profit or loss	186	363	307	690
Financial liabilities at amortized cost	106,397	207,644	213,973	84,781
Deposits from the Brazilian Central Bank	446	870	185	—
Deposits from credit institutions	11,167	21,793	26,325	18,217
Customer deposits	79,382	154,922	155,495	55,147
Marketable debt securities	5,790	11,299	12,086	2,806
Subordinated liabilities	5,634	10,996	9,197	4,210
Other financial liabilities	3,978	7,764	10,685	4,401
Hedging derivatives	32	63	265	—
Provisions(2)	5,228	10,203	8,915	4,816
Tax liabilities	3,767	7,352	6,156	1,719
Other liabilities	3,361	6,560	3,527	1,454

Total liabilities	121,476	237,072	244,353	98,111

Shareholders’ equity	26,202	51,136	49,318	8,671
Minority interests	3	5	5	—
Valuation adjustments	341	665	514	1,537

Total equity	26,545	51,806	49,837	10,208

Total liabilities and equity	148,021	288,878	294,190	108,319

Average assets	147,558	287,974	163,621	100,243
Average interest-bearing liabilities	95,598	186,569	109,455	69,204
Average shareholders’ equity	26,000	50,742	23,110	10,521

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 to U.S.$1.00.

(2)	Provisions for pensions and contingent liabilities.

Santander Brasil Ratios

	At and for the Six Months		At and for the Year Ended
	Ended June 30,		December 31,
	2009	2008	2008	2007
	(In percentages)

Profitability and performance
Net yield(1)(2)	9.9	7.6	8.6	7.2
Return on average total assets(1)	1.7	1.3	1.5	1.9
Return on average shareholders’ equity(1)	9.9	14.8	10.3	18.1
Adjusted return on average shareholders’ equity(1)(3)	21.9	14.8	16.8	18.1
Capital adequacy
Average shareholders’ equity as a percentage of average total assets	17.6	9.4	14.1	10.5
Average shareholders’ equity excluding goodwill as a percentage of average total assets excluding goodwill(3)	9.0	9.4	9.2	10.5
Basel capital adequacy ratio(4)	17.0	13.6	14.7	14.2
Asset quality
Non-performing assets as a percentage of total loans(5)	6.7	4.6	5.4	4.1
Non-performing assets as a percentage of total assets(5)	3.3	1.9	2.6	2.2
Non-performing assets as a percentage of computable credit risk(5)(6)	5.8	3.3	4.7	3.2
Allowance for credit losses as a percentage of non-performing assets(5)	97.1	112.2	105.8	107.5
Allowance for credit losses as a percentage of total loans	6.5	5.1	5.7	4.4
Net loan charge-offs as a percentage of total loans(1)	3.0	2.9	2.3	4.7
Non-performing assets as a percentage of shareholders’ equity(5)	18.4	21.5	15.7	24.1
Non-performing assets as a percentage of shareholders’ equity excluding goodwill(3)(5)	39.5	21.5	35.4	24.1
Liquidity
Total loans, net as a percentage of total funding	65.3	52.9	66.0	60.7
Deposits as a percentage of total funding	88.9	88.7	89.5	91.3
Other Information
Efficiency
Efficiency ratio(7)	34.7	40.8	45.0	39.2

(1)	Six-month ratios are presented on an annualized basis by doubling the earnings component. Annualized ratios are not necessarily indicative of the ratios that would result for the entire year, which may be materially different from the annualized ratios.

(2)	Net yield is defined as net interest income (including dividends on equity securities) divided by average interest earning assets.

(3)	“Adjusted return on average shareholders’ equity,” “Average shareholders’ equity excluding goodwill as a percentage of average total assets excluding goodwill” and “Non-performing assets as a percentage of shareholders’ equity excluding goodwill” are non-GAAP financial measurements which adjust “Return on average shareholders’ equity,” “Average shareholders’ equity as a percentage of average total assets” and “Non-performing assets as a percentage of shareholders’ equity”, to exclude the R$27.5 billion goodwill arising from the acquisition of Banco Real in 2008.

The reconciliation below presents the calculation of these non-GAAP financial measurements from their respective most directly comparable GAAP financial measurements. Such reconciliation was made only for the six months ended June 30, 2009 and the year ended December 31, 2008 because goodwill was not material in the six months ended June 30, 2008 or the year ended December 31, 2007 and, accordingly, the ratios presented are unaffected by the exclusion of goodwill.

	At and for the	At and for the
	Six Months Ended	Year Ended
	June 30, 2009	December 31, 2008

Return on average shareholders’ equity:
Net income	2,445,145	2,378,626
Average shareholders’ equity	50,741,631	23,109,873

Return on average shareholders’ equity	9.9%	10.3%

Adjusted return on average shareholders’ equity:
Net income	2,445,145	2,378,626
Average shareholders’ equity	50,741,631	23,109,873
Average goodwill	27,289,961	8,924,823

Average shareholders’ equity excluding goodwill	23,451,670	14,185,050

Adjusted return on average shareholders’ equity	21.9%	16.8%

Average shareholders’ equity as a percentage of average total assets:
Average shareholders’ equity	50,741,631	23,109,873
Average total assets	287,974,048	163,621,250

Average shareholders’ equity as a percentage of average total assets	17.6%	14.1%

Average shareholders’ equity excluding goodwill as a percentage of average total assets excluding goodwill:
Average shareholders’ equity	50,741,631	23,109,873
Average goodwill	27,289,961	8,924,823
Average shareholders’ equity excluding goodwill	23,451,670	14,185,050
Average total assets	287,974,048	163,621,250
Average goodwill	27,289,961	8,924,823

Average total assets excluding goodwill	260,684,087	154,696,427

Average shareholders’ equity excluding goodwill as a percentage of average total assets excluding goodwill	9.0%	9.2%

Non-performing assets as a percentage of shareholders’ equity:
Non-performing assets	9,430,815	7,730,464
Shareholders’ equity	51,135,477	49,317,582

Non-performing assets as a percentage of shareholders’ equity	18.4%	15.7%

Non-performing assets as a percentage of shareholders’ equity excluding goodwill:
Non-performing assets	9,430,815	7,730,464
Shareholders’ equity	51,135,477	49,317,582
Goodwill	27,263,159	27,488,426

Shareholders’ equity excluding goodwill	23,872,318	21,829,156

Non-performing assets as a percentage of shareholders’ equity excluding goodwill	39.5%	35.4%

Our calculation of these non-GAAP measures may differ from the calculation of similarly titled measures used by other companies. The Bank’s management believes that these non-GAAP financial measures provide useful information to investors because the substantial impact of the R$27.5 billion goodwill arising from the acquisition of Banco Real during the year ended December 31, 2008 obscures the significance of other factors affecting shareholders’ equity and the related ratios. In addition, consistent with the guidance provided by the Basel II framework with respect to capital measurement, in all measures used to manage the Bank, management considers shareholders’ equity excluding goodwill.

Management believes that exclusion of goodwill from shareholders’ equity, in addition to being consistent with Basel II, more accurately reflects the economic substance of the Bank’s capital because goodwill is not an asset available to absorb cash losses and is not otherwise taken into account by the Bank in managing its operations. Accordingly, management believes that the non-GAAP measures presented are useful to investors, as well as to management, because they reflect the economic substance of the Bank’s capital. The only limitation associated with the exclusion of goodwill from shareholders’ equity is that it has the effect of excluding a portion of the total investment in the Bank’s assets. Management compensates for this limitation by also considering shareholders equity including goodwill, as set forth in the above table.

(4)	In July 2008, new regulatory capital measurement rules, which implement the Basel II standardized approach, went into effect in Brazil, including a new methodology for credit risk and operational risk measurement, analysis and management. As a result, our capital adequacy ratios as of any date after July 2008 are not comparable to our capital ratios as of any prior date. Our Basel capital adequacy ratios are calculated excluding goodwill, in accordance with the Basel II standardized approach (provided by the “International Convergence of Capital Measurement and Capital Standards — A Revised Framework Comprehensive Version” issued by the Basel Committee on Banking Supervision from the Bank for International Settlements).

(5)	Non-performing assets include all credits past due by more than 90 days and other doubtful credits.

(6)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(7)	Efficiency ratio is defined as administrative expenses divided by total income. The ratio for the six months ended June 30, 2008 is presented on a pro forma basis. See “Unaudited Pro Forma Consolidated Financial Information”.

Banco Real Combined Income Statement Data

	Banco Real (Combined)
			For the Year
	For the Period from January 1		Ended
	to August 29,		December 31,
	2008	2007	2007
	(In millions of R$, except as otherwise indicated)

Interest and similar income	14,007	12,075	19,070
Interest expense and similar charges	(6,552)	(5,211)	(7,800)

Net interest income	7,455	6,864	11,270
Income from equity instruments	2	13	18
Income from companies accounted for by the equity method	193	137	183
Fee and commission income	2,040	1,635	2,525
Fee and commission expense	(428)	(479)	(762)
Gain/loss on financial assets and liabilities (net)	798	870	1,744
Exchange differences (net)	(215)	(153)	(179)
Other operating income (expenses)	(17)	(146)	(287)

Total income	9,828	8,741	14,512
Administrative expenses	(4,347)	(3,760)	(6,227)
Depreciation and amortization	(288)	(211)	(339)
Provision (net)	(472)	(303)	(928)
Impairment losses on financial assets (net)	(2,470)	(1,838)	(2,897)
Impairment losses on other assets (net)	(8)	(36)	(33)
Gain/(losses) on disposal of assets not classified as non-current assets held for sale	25	20	28
Gain/(losses) on non-current assets held for sale	13	36	38

Operating profit before taxes	2,281	2.649	4,154
Income taxes	(907)	(1,115)	(1,721)

Profit for the year/period	1,374	1,534	2,433

Profit attributable to the Parent	1,374	1,534	2,432
Profit attributable to minority interests	—	—	1

Banco Real Combined Balance Sheet Data

Banco Real
(Combined)
At December 31,
2007
(In millions of R$)

Cash and balances with the Brazilian Central Bank	10,949
Financial assets held for trading	3,396
Other financial assets at fair value through profit or loss	147
Available for sale financial assets	12,779
Loans and receivables	77,310
Hedging derivatives	651
Non-current assets held for sale	39
Investments in associates	333
Tangible assets	1,051
Intangible assets	1,207
Tax assets	3,980
Other assets	985

Total assets	112,827

Financial liabilities held for trading	1,725
Financial liabilities at amortized cost	90,672
Hedging derivatives	5
Provisions	3,443
Tax liabilities	2,129
Other liabilities	1,695

Total liabilities	99,669

Shareholders’ equity	13,094
Issued capital	9,322
Reserves	1,542
Profit for the year attributable to the Parent	2,432
Less: Dividends and remuneration	(202)
Valuation adjustments	59
Minority interests	5

Total equity	13,158

Total liabilities and equity	112,827

RISK FACTORS

You should carefully consider the risks described below, as well as the other information in this prospectus, before deciding to purchase our units and ADSs. Our business, results of operations, financial condition or prospects could be adversely affected if any of these risks occurs, and as a result, the market price of our units and the ADSs could decline and you could lose all or part of your investment. The risks described below are those known to us and that we currently believe may materially affect us.

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement, as well as Brazilian political and economic conditions, could adversely affect us and the market price of our securities.

The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in policies and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports. Our business, financial condition and results of operations, as well as the market price of our securities, may be adversely affected by changes in policies or regulations involving or affecting factors such as:

•	interest rates;

•	exchange rates and controls and restrictions on the movement of capital out of Brazil, such as those which were briefly imposed in 1989 and early 1990;

•	currency fluctuations;

•	inflation;

•	liquidity of the domestic capital and lending markets;

•	tax and regulatory policies; and

•	other political, social and economical developments in or affecting Brazil.

Although the Brazilian government has implemented sound economic policies over the last few years, uncertainty over whether the Brazilian government will implement changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and in the securities issued abroad by Brazilian issuers. These uncertainties and other developments in the Brazilian economy may adversely affect us and the market value of our securities.

Government efforts to combat inflation may hinder the growth of the Brazilian economy and could harm our business.

Brazil has in the past experienced extremely high rates of inflation and has therefore followed monetary policies that have resulted in one of the highest real interest rates in the world. Inflation and the Brazilian government’s measures to fight it, principally through the Central Bank, have had and may have significant effects on the Brazilian economy and our business. Tight monetary policies with high interest rates and high compulsory deposit requirements may restrict Brazil’s growth and the availability of credit, reduce our loan volumes and increase our loan loss provisions. Conversely, more lenient government and Central Bank policies and interest rate decreases may trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect our interest rate spreads.

Since 2001, the Central Bank has frequently adjusted the base interest rate. The Central Bank reduced the base interest rate during the second half of 2003 and the first half of 2004. In order to control inflation, the Central Bank increased the base interest rate several times from 16.0% per annum on August 18, 2004 to 19.75% per annum on May 18, 2005. During the following two years, favorable macroeconomic figures and controlled inflation within the Central Bank target range led the Central Bank to lower the base interest rate several times from 18.0% in December of 2005 to 11.25% in September of 2007. In April and June of 2008, however, the Central Bank increased the base interest rate by 0.5% respectively, to 12.25%, due to the then macroeconomic conditions and the expectations of inflation in 2008. In June 2009, the Central Bank reduced the base interest rate in order to encourage an increase in the availability of credit and the SELIC rate was lowered to 9.25%.

As a bank in Brazil, the vast majority of our income, expenses, assets and liabilities are directly tied to interest rates. Therefore, our results of operations and financial condition are significantly affected by inflation, interest rate fluctuations and related government monetary policies, all of which may materially and adversely affect the growth of the Brazilian economy, our loan portfolios, our cost of funding and our income from credit operations.

Exchange rate instability may have a material adverse effect on the Brazilian economy and Santander Brasil.

The Brazilian currency has during the last decades experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. Between 2000 and 2002, the real depreciated significantly against the U.S. dollar, reaching a selling exchange rate of R$3.53 per U.S.$1.00 at the end of 2002. Between 2003 and mid-2008, the real appreciated significantly against the U.S. dollar due to the stabilization of the macro-economic environment and a strong increase in foreign investment in Brazil, with the exchange rate reaching R$1.56 per U.S.$1.00 in August 2008. In the context of the crisis in the global financial markets since mid-2008, the real depreciated 31.9% against the U.S. dollar in 2008. On June 30, 2009, the exchange rate was R$1.9516 per U.S.$1.00.

Depreciation of the real against the U.S. dollar could create inflationary pressures in Brazil and cause increases in interest rates, which could negatively affect the growth of the Brazilian economy as a whole and harm our financial condition and results of operations. Additionally, depreciation of the real could make our foreign currency-linked obligations and funding more expensive, negatively affect the market price of our securities portfolios and have similar consequences for our borrowers. On the other hand, appreciation of the real relative to the U.S. dollar and other foreign currencies could lead to a deterioration of the Brazilian foreign exchange current accounts, as well as dampen export-driven growth. Depending on the circumstances, either depreciation or appreciation of the real could materially and adversely affect the growth of the Brazilian economy and our business, financial condition and results of operations.

Developments and the perception of risk in other countries, especially in the United States and in emerging market countries, may adversely affect our access to financing and the market price of our securities.

The market value of securities of Brazilian issuers is affected by economic and market conditions in other countries, including the United States and other Latin American and emerging market countries. Although economic conditions in those countries may differ significantly from economic conditions in Brazil, investor’s reactions to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers. Crises in other emerging countries may diminish investor interest in securities of Brazilian issuers, including Santander Brasil’s securities. This could adversely affect the market price of our units and could also make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms, or at all. In addition, the global financial crisis has had significant consequences, including in Brazil, such as stock and credit market volatility, unavailability of credit, higher interest rates, a general economic slowdown, volatile exchange rates, among others, which may, directly or indirectly, adversely affect us and the market price of our units or ADSs.

Risks Relating to Santander Brasil and the Brazilian Financial Services Industry

We are vulnerable to the current disruptions and volatility in the global financial markets as well as to government action intended to alleviate the effects of the recent financial crisis.

The global financial markets deteriorated sharply beginning in the second half of 2007, resulting in a prolonged credit and liquidity crisis that has begun to ease following the first quarter of 2009. A number of major financial institutions, including some of the largest global commercial banks, investment banks, mortgage lenders, mortgage guarantors and insurance companies, experienced significant difficulties. In particular, banks in many markets globally faced decreased liquidity or a complete lack of liquidity, rapid deterioration of financial assets in their balance sheets and resulting decreases in their capital ratios that severely constricted their ability to engage in further lending activity. We routinely transact with such institutions as counterparties in the financial services industry, as well as brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional customers. While the severity of the credit and liquidity crisis has eased in the second quarter of 2009, the financial industry continues to recover from the effects of the crisis. If significant financial counterparties experience ongoing liquidity problems or the financial services industry in general is unable to recover from the effects of the crisis, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, the financial condition of our borrowers has, in some instances, been adversely affected by the financial and economic crisis, which has in turn increased our non-performing loans, impaired our loans and other financial assets and resulted in decreased demand for borrowings in general. For example, certain of our customers that are large exporters, suffered significant losses in connection with hedging positions with respect to the U.S. dollar when the real began to decline in value against the U.S. dollar in 2008. These losses could impact such customers’ ability to repay or refinance their debt obligations to us. If our customers fail to perform their obligations under their contracts with us where the customers are counterparty (for instance, derivatives contracts), the failure or inability of our customers to perform their payment obligations under those contracts could have a material adverse effect on us.

Despite the extensive government and central bank intervention to prevent the failure of the global financial system, the final impacts of such intervention are unknown. Global investor confidence is only beginning to recover and additional disruption and volatility in the global financial markets could have further negative effects on the Brazilian financial and economic environment. In addition, a prolonged economic downturn would result in a general reduction in business activity and a consequent loss of income. Any such ongoing disruption or reduction in business activity could have an adverse effect on our business, financial condition and results of operations.

Changes in regulation may negatively affect us.

Brazilian financial markets, including all of our businesses, are subject to extensive and continuous regulatory review by the Brazilian government, principally by the Central Bank and the CVM. We have no control over government regulations, which govern all facets of our operations, including regulations that impose:

•	minimum capital requirements;

•	compulsory deposit and/or reserve requirements;

•	requirements for investments in fixed rate assets;

•	lending limits and other credit restrictions, including compulsory allocations;

•	limits and other restrictions on fees;

•	limits on the amount of interest banks can charge or the period for capitalizing interest;

•	accounting and statistical requirements; and

•	other requirements or limitations in the context of the global financial crisis.

The regulatory structure governing Brazilian financial institutions is continuously evolving and the Central Bank has proven to very actively and extensively react to developments in our industry. For example, in early 2008, the Central Bank created a compulsory deposit requirement on interbank deposits from leasing companies and since our leasing company invests most of its available cash in interbank deposits with us, this could have an adverse effect on our cost of funding. Central Bank measures and the amendment of existing laws and regulations or the adoption of new laws or regulations could adversely affect our ability to provide loans, make investments or render certain financial services.

Our securities and derivative financial instruments are subject to market price and liquidity variations due to changes in economic conditions and may produce material losses.

Financial instruments and securities represent a significant amount of our total assets. Any realized or unrealized future gains or losses from these investments or hedging strategies could have a significant impact on our income. These gains and losses, which we account for when we sell or mark-to-market investments in financial instruments, can vary considerably from one period to another. If, for example, we enter into derivatives transactions to protect us against decreases in the value of the real or in interest rates and the real instead increases in value or interest rates increase, we may incur financial losses. We cannot forecast the amount of gains or losses in any future period, and the variations experienced from one period to another, do not necessarily provide a meaningful forward-looking reference point. Gains or losses in our investment portfolio may create volatility in net revenue levels, and we may not earn a return on our consolidated investment portfolio, or on a part of the portfolio in the future. Any losses on our securities and derivative financial instruments could materially and adversely affect our operating income and financial condition. In addition, any decrease in the value of these securities and derivatives portfolios may result in a decrease in our capital ratios, which could impair our ability to engage in lending activity at the levels we currently anticipate.

Changes in base interest rates by the Central Bank could adversely affect our results of operations and profitability.

The Central Bank’s Monetary Policy Committee (Comitê de Política Monetária do Banco Central — COPOM) establishes the base interest rate for the Brazilian banking system, and uses this rate as an instrument of monetary policy. The base interest rate is the benchmark interest rate payable to holders of some securities issued by the Brazilian government and traded at the Sistema Especial de Liquidação e Custódia, the Special System for Settlement and Custody, or “SELIC”. As of December 31, 2004, 2005, 2006, 2007 and 2008, the basic interest rate was 17.8%, 18.0%, 13.3%, 11.3% and 13.8%, respectively.

Since 2001, the Central Bank has frequently adjusted the base interest rate. The Central Bank reduced the base interest rate during the second half of 2003 and the first half of 2004. In order to control inflation, the Central Bank increased the base interest rate several times from 16.0% per annum on August 18, 2004 to 19.75% per annum on May 18, 2005. During the following two years, favorable macroeconomic figures and controlled inflation within the Central Bank target range led the Central Bank to lower the base interest rate several times from 18.0% in December of 2005 to 11.25% in September of 2007. In April and June of 2008, however, the Central Bank increased the base interest rate by 0.5% respectively, to 12.25%, due to the then macroeconomic conditions and the expectations of inflation in 2008. In July 2009, the Central Bank reduced the base interest rate in order to encourage an increase in the availability of credit and the SELIC rate was lowered to 8.75%.

Although increases in the base interest rate typically enable us to increase financial margins, such increases could adversely affect our results of operations by, among other effects, reducing demand for our credit and investment products, increasing our cost of funds and increasing the risk of customer default. Decreases in the base interest rate could also adversely affect our results of operations by, among other effects, decreasing the interest income we earn on our interest-earning assets and lowering margins.

The increasingly competitive environment and recent consolidations in the Brazilian financial services market may adversely affect our business prospects.

The Brazilian financial markets, including the banking, insurance and asset management sectors, are highly competitive. We face significant competition in all of our principal areas of operation from other large Brazilian and international banks, both public and private, and insurance companies. In recent years, the presence of foreign banks and insurance companies in Brazil has grown and competition in the banking and insurance sectors and in markets for specific products has increased.

The acquisition of an insurance company or of a bank by one of our competitors would likely increase such competitor’s market share and customer base, and, as a result, we may face heightened competition. An increase in competition may negatively affect our business results and prospects by, among other things:

•	limiting our ability to increase our customer base and expand our operations;

•	reducing our profit margins on the banking, insurance, leasing and other services and products we offer; and

•	increasing competition for investment opportunities.

We may experience increases in our level of past due loans as our loan portfolio matures.

Our loan portfolio has grown substantially in recent years. Any corresponding rise in our level of past due loans may lag behind the rate of loan growth. Rapid loan growth may also reduce our ratio of past due loans to total loans until growth slows or the portfolio becomes more seasoned. This may result in increases in our loan loss provisions, charge-offs and the ratio of past due loans to total loans. In addition, as a result of the increase in our loan portfolio and the described lag in any corresponding rise in our level of past due loans, our historic loan loss experience may not be indicative of our future loan loss experience.

Our market, credit and operational risk management policies, procedures and methods may not be fully effective in mitigating our exposure to unidentified or unanticipated risks.

Our market and credit risk management techniques and strategies, including our use of value at risk, or “VaR”, and other statistical modeling tools, may not be fully effective in mitigating our risk exposure in all economic market environments or against all types of risk, including risks that we fail to identify or anticipate. Some of our qualitative tools and metrics for managing risk are based upon our use of observed historical market behavior. We apply statistical and other tools to these observations to arrive at quantifications of our risk exposures. These qualitative tools and metrics may fail to predict future risk exposures. These risk exposures could, for example, arise from factors we did not anticipate or correctly evaluate in our statistical models. This would limit our ability to manage our risks. Our losses thus could be significantly greater than the historical measures indicate. In addition, our quantified modeling does not take all risks into account. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses. If existing or potential customers believe our risk management is inadequate, they could take their business elsewhere. This could harm our reputation as well as our revenues and profits.

In addition, our businesses depend on the ability to process a large number of transactions efficiently and accurately. Losses can result from inadequate personnel, inadequate or failed internal control processes and systems, information systems failures or from external events that interrupt normal business operations. We also face the risk that the design of our controls and procedures for mitigating operational risk proves to be inadequate or is circumvented. We have suffered losses from operational risk in the past and there can be no assurance that we will not suffer material losses from operational risk in the future.

We may fail to recognize the contemplated benefits of the acquisition of Banco Real.

The value of the units and ADSs could be adversely affected to the extent we fail to realize the benefits we hope to achieve from the integration of Santander and Banco Real, in particular, cost savings and revenue generation arising from integration of the two banks’ operations. We may fail to realize these projected cost savings and revenue generation in the time frame we anticipate or at all due to a variety of factors, including our inability to carry out headcount reductions, the implementation of our firm culture and the integration of our back office operations or delays or obstacles in the integration of our information technology platform and operating systems. It is possible that the acquisition could result in the loss of key employees, the disruption of each bank’s ongoing business and inconsistencies in standards, controls, procedures and policies and the dilution of brand recognition of the Santander and Banco Real brands. Moreover, the success of the acquisition will at least in part be subject to a number of political, economic and other factors that are beyond our control.

If our reserves for future insurance policyholder benefits and claims are inadequate, we may be required to increase our reserves, which would adversely affect our results of operations and financial condition.

Our insurance companies establish and carry reserves to pay future insurance policyholder benefits and claims. Our reserves do not represent an exact calculation of liability, but rather are actuarial or statistical estimates based on models that include many assumptions and projections which are inherently uncertain and involve the exercise of significant judgment, including as to the levels of and/or timing of receipt or payment of premiums, benefits, claims, expenses, interest credits, investment results, retirement, mortality, morbidity and persistency. We cannot determine with precision the ultimate amounts that we will pay for, or the timing of payment of, actual benefits, claims and expenses or whether the assets supporting our insurance policy liabilities, together with future premiums, will be sufficient for payment of benefits and claims. If we conclude that our reserves, together with future premiums, are insufficient to cover future insurance policy benefits and claims, we would be required to increase our reserves in connection with our insurance business and incur income statement charges for the period in which we make the determination, which would adversely affect our results of operations and financial condition.

The profitability of our insurance operations may decline if mortality rates, morbidity rates or persistency rates differ significantly from our pricing expectations.

We set prices for many of our insurance and annuity products based upon expected claims and payment patterns, using assumptions for mortality rates, or likelihood of death, and morbidity rates, or likelihood of sickness, of our insurance policyholders. In addition to the potential effect of natural or man-made disasters, significant changes in mortality or morbidity could emerge gradually over time, due to changes in the natural environment, the health habits of the insured population, treatment patterns for disease or disability, or other factors. Pricing of our insurance and deferred annuity products is also based in part upon expected persistency of these products, which is the probability that a policy or contract will remain in force from one period to the next. Results may also vary based on differences between actual and expected premium deposits and withdrawals for these products. Significant deviations in actual experience from our pricing assumptions could have an adverse effect on the profitability of our insurance products. Although some of our insurance products permit us to increase premiums or adjust other charges and credits during the life of the policy or contract, the adjustments permitted under the terms of the policies or contracts may not be sufficient to maintain profitability. Many of our insurance products do not permit us to increase premiums or adjust other charges and credits or limit those adjustments during the life of the policy or contract.

Our controlling shareholder has a great deal of influence over our business.

Following the offering, Santander Spain, our controlling shareholder, will continue to own, indirectly, 85.0% of our common shares, 83.6% of our preferred shares and 84.3% of our total capital. Due to its share ownership, our controlling shareholder has the power to control us and our subsidiaries, including the power to:

•	elect a majority of our directors and appoint our executive officers, set our management policies and exercise overall control over our company and subsidiaries;

•	agree to sell or otherwise transfer its controlling stake in our company; and

•	determine the outcome of substantially all actions requiring shareholder approval, including transactions with related parties, corporate reorganizations, acquisitions and dispositions of assets, and dividends.

The interests of Santander Spain may differ from our interests or those of our other shareholders and the concentration of control in Santander Spain will limit other shareholders’ ability to influence corporate matters. As a result, we may take actions that our other shareholders do not view as beneficial, which may adversely affect our results of operations and financial condition.

Risks Relating to Our Units and ADSs

Until the Central Bank ratifies our capital increase in connection with this offering, the units will represent subscription receipts, common and preferred shares and not only our common and preferred shares. We cannot provide assurance as to when or if the Central Bank will ratify our capital increase.

Our capital increase must be ratified by the Central Bank in order for the units to represent our common and preferred shares. A capital increase for a financial institution is subject to the deposit of government bonds corresponding to the amount of the capital increase with the Central Bank, as well as to the presentation of certain information and documents to the Central Bank. As a result, the ratification of the capital increase for financial institutions occurs after confirmation by the Central Bank that the applicable requirements have been met and applicable banking rules do not require that the Central Bank make its determination within a specified period of time. We have no means of determining when the subscription receipts that will initially underlie the units will be converted into our common and preferred shares.

In the context of this offering, each unit will, until approval by the Central Bank of our capital increase, represent 48.125 subscription receipts of common shares, 6.875 common shares, 43.750 subscription receipts of preferred shares and 6.250 preferred shares. Until the capital increase is ratified by the Central Bank, investors can only exercise voting rights, if applicable, on the whole number of shares in each unit held by them. Subscription receipts, which underlie the units, are not entitled to receive dividends or interest on shareholders’ equity paid in respect of our shares, and not entitled to exercise voting rights. Subscription receipts entitle their holders to receive common and preferred shares, only upon Central Bank ratification. See “Description of Capital Stock”.

In the event that the Central Bank does not approve the capital increase within six months from the closing of this offering, one of our shareholders has agreed to deliver to each record holder of units as of the date of delivery, free of charge, a fraction of a preferred share and a fraction of a common share such that the aggregate numbers of common and preferred shares represented by all units held of record by that holder plus such fractions of shares make up whole numbers of preferred and common shares. For example, a record holder of two units (representing receipts plus 13.75 common shares and 12.50 preferred shares) would receive 0.25 common shares and 0.50 preferred shares. In addition, the capital increase corresponding to the subscription receipts would be cancelled and amounts in respect of such subscription receipts equal to the amount paid for such receipts in this offering would be distributed to the then-current investors. If the market price for units at the time of any such distribution is higher than the public offering price, such amounts will be correspondingly less than the then-implied market value of the receipts.

Cancellation of units may have a material and adverse effect on the market for the units and on the value of the units.

Pursuant to the terms of the custody, issuance and registration agreement, after 180 days from the initial announcement of the Brazilian offering, holders of units may present units for cancellation in Brazil in exchange for the common shares and preferred shares underlying these units. If unit holders present a significant number of units for cancellation in exchange for the underlying common shares and preferred shares, the liquidity and price of the units may be materially and adversely affected.

The relative volatility and limited liquidity of the Brazilian securities markets may negatively affect the liquidity and market prices of the units and the ADSs.

Although the Brazilian equity market is the largest in Latin America in terms of capitalization, it is smaller and less liquid than the major U.S. and European securities markets. The BM&FBOVESPA is significantly less liquid than the New York Stock Exchange, or the NYSE, or other major exchanges in the world. As of December 31, 2008, the aggregate market capitalization of the BM&FBOVESPA was equivalent to approximately R$1,375.3 billion (U.S.$588.5 billion) and the top ten stocks in terms of trading volume accounted for approximately 53.1% of all shares traded on BM&FBOVESPA in the year ended December 31, 2008. In contrast, as of December 31, 2008, the aggregate market capitalization of the NYSE was approximately U.S.$9.2 trillion. Although any of the outstanding shares of a listed company may trade on the BM&FBOVESPA, in most cases fewer than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, government entities or a principal shareholder. The relative volatility and illiquidity of the Brazilian securities markets may substantially limit your ability to sell the units or ADSs at the time and price you desire and, as a result, could negatively impact the market price of these securities.

The price of our units and ADSs is subject to volatility.

Before this offering, no public market for our units and ADSs has existed in Brazil and the United States, respectively. The initial public offering price for our units and ADSs will be determined by negotiations between us and the representatives of the international underwriters. The market price for our ADSs may fall below the initial public offering price. The market price of our ADSs could be subject to significant fluctuations due to a variety of factors, including actual or anticipated fluctuations in our operating results and financial performance, economic downturns, political events in the jurisdictions where we operate or other changes in our industries, changes in financial estimates by securities analysts, the introduction of new products or technologies by us or our competitors, or our failure to meet expectations of analysts or investors.

Actual or anticipated sales of a substantial number of units or our common shares or preferred shares in the future could decrease the market prices of the ADSs.

Sales of a substantial number of our units or our common shares or preferred shares after the completion of the global offering, or the anticipation of such sales, could negatively affect the market prices of the ADSs. Immediately after completion of the global offering, Santander Spain will, directly or indirectly, own 179,237,665,349 common shares and 154,146,450,231 preferred shares in the aggregate. Subject to some exceptions, we have agreed not to offer, sell or contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC, or the CVM a registration statement relating to, any additional units or ADSs or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs, or publicly disclose any such offer, sale, pledge disposition or filing, for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters. Our directors, executive officers and our parent company have agreed to substantially similar lock-up provisions, subject to certain exceptions. In connection with our listing on the BM&FBOVESPA, our parent company will need to sell additional shares prior to the third anniversary after the date of this prospectus, extendable for up to two years upon presentation of a plan to BM&FBOVESPA, to ensure that the public float represents at least 25 percent of our total capital. If, in the future, substantial sales of units or common shares or preferred shares are made by existing or future holders, the market prices of the ADSs may decrease significantly. As a result, holders of ADSs may not be able to sell their ADSs at or above the price they paid for them.

The economic value of your investment may be diluted.

The estimated initial public offering price of our ADSs is higher than the net tangible book value per unit of our ADSs immediately prior to the offering. If you purchase ADSs in this offering, you will experience immediate and substantial dilution in the net tangible book value per unit from the public offering price. See “Dilution”. In addition, we may need additional funds and, in the case public or private financing is unavailable or if our shareholders decide, we may issue additional units or shares. Any additional funds obtained by such a capital increase may dilute your interest in our company.

Delisting of our shares from Level 2 of BM&FBOVESPA may negatively affect the price of our ADSs and units.

Companies listed on Level 2 of BM&FBOVESPA are required to have a public float of at least 25% of their outstanding shares. We estimate that following the global offering of our units, our public float will be approximately 15.6% of our outstanding capital. We will have a grace period of three years from the date of listing our shares on Level 2 of BM&FBOVESPA, extendable for an additional two years upon presentation of a plan to BM&FBOVESPA to comply with the minimum public float requirement. If we do not meet the minimum public float requirement, we may be subject to fines and eventually delisted from Level 2 of BM&FBOVESPA and be traded at the regular level of BM&FBOVESPA. In addition, if the Central Bank does not ratify our bylaws as adopted in our general shareholders’ meeting on August 31, 2009 to conform with the requirements of Level 2 of the BM&FBOVESPA or the election of our new directors as approved in our general shareholders’ meeting on September 2, 2009 and we are unable to meet any potential requirements of the Central Bank relating to the ratification of either our bylaws or our directors, we will be unable to comply with the regulations of Level 2 and we will be subject to delisting and would be traded at the regular level of BM&FBOVESPA. Moreover, Level 2 regulations are subject to change and we may not be able to comply with such changes. Although such delisting will result in the obligation of the controlling shareholder to carry out a mandatory tender offer for the shares of the minority shareholders, such delisting may result in a decrease of the price of our shares, units and ADSs.

Holders of our units and our ADSs may not receive any dividends or interest on shareholders’ equity.

According to our bylaws, we must generally pay our common shareholders at least 25% of our annual net income as dividends or interest on shareholders’ equity, as calculated and adjusted under the Brazilian corporation law method, which may differ significantly from our net income as calculated under IFRS. This adjusted net income may be capitalized, used to absorb losses or otherwise retained as allowed under the Brazilian corporation law method and may not be available to be paid as dividends or interest on shareholders’ equity. Additionally, the Brazilian corporation law allows a publicly traded company like ours to suspend the mandatory distribution of dividends in any particular year if our board of directors informs our shareholders that such distributions would be inadvisable in view of our financial condition or cash availability. See “Dividends and Dividend Policy — Payment of Dividends and Interest Attributable to Shareholders’ Equity”.

Holders of ADSs may find it difficult to exercise voting rights at our shareholders’ meetings.

Holders of ADSs will not be direct shareholders of our company and will be unable to enforce directly the rights of shareholders under our bylaws and the Brazilian corporation law. Holders of ADSs may exercise voting rights with respect to the units represented by ADSs only in accordance with the deposit agreement governing the ADSs. Holders of ADSs will face practical limitations in exercising their voting rights because of the additional steps involved in our communications with ADS holders. For example, we are required to publish a notice of our shareholders’ meetings in specified newspapers in Brazil. Holders of our units will be able to exercise their voting rights by attending a shareholders’ meeting in person or voting by proxy. By contrast, holders of ADSs will receive notice of a shareholders’ meeting by mail from the ADR depositary following our notice to the depositary requesting the depository to do so. To exercise their voting rights, holders of ADSs must instruct the ADR depositary on a timely basis. This voting process necessarily will take longer for holders of ADSs than for holders of our units or shares. Deposited securities represented by ADSs for which no timely voting instructions are received by the depositary from the holder shall not be voted. Additionally, the depositary shall, if so requested by us in writing, represent all deposited securities (whether or not voting instructions have been received in respect of such deposited securities from holders) for the sole purpose of establishing a quorum at a meeting of shareholders.

Holders of ADSs also may not receive the voting materials in time to instruct the depositary to vote the units underlying their ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of ADSs may not be able to exercise voting rights, and they will have little, if any, recourse if the units underlying their ADSs are not voted as requested.

Holders of ADSs could be subject to Brazilian income tax on capital gains from sales of ADSs.

Law No. 10,833 of December 29, 2003 provides that the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident is subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil. This provision results in the imposition of income tax on the gains arising from a disposition of our units by a non-resident of Brazil to another non-resident of Brazil. It is unclear whether ADSs representing our units, which are issued by the ADR depositary outside Brazil, will be deemed to be “property located in Brazil” for purposes of this law. There is no judicial guidance as to the application of Law No. 10,833 of December 29, 2003 and, accordingly, we are unable to predict whether Brazilian courts may decide that it applies to dispositions of our ADSs between non-residents of Brazil. In the event that the disposition of assets is interpreted to include a disposition of our ADSs, this tax law would accordingly result in the imposition of withholding taxes on the disposition of our ADSs by a non-resident of Brazil to another non-resident of Brazil. See “Taxation — Brazilian Tax Considerations”.

Because any gain or loss recognized by a U.S. Holder (as defined in “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders”) will generally be treated as a U.S. source gain or loss unless such credit can be applied (subject to applicable limitations) against tax due on the other income treated as derived from foreign sources, such U.S. Holder would not be able to use the foreign tax credit arising from any Brazilian tax imposed on the disposition of our units.

Judgments of Brazilian courts with respect to our units or ADSs will be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of the units or ADSs, we will not be required to discharge our obligations in a currency other than reais. Under Brazilian exchange control limitations and according to Brazilian laws, an obligation in Brazil to pay amounts denominated in a currency other than reais may be satisfied in Brazilian currency only at the exchange rate, as determined by the Central Bank or competent court, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then prevailing exchange may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the units or ADSs.

Holders of ADSs may be unable to exercise preemptive rights with respect to our units underlying the ADSs.

Holders of ADSs will be unable to exercise the preemptive rights relating to our units underlying ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the “Securities Act”, is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of units or ADSs. We may decide, in our discretion, not to file any such registration statement. If we do not file a registration statement or if we and the ADR depositary decide not to make preemptive rights available to holders of units or ADSs, those holders may receive only the net proceeds from the sale of their preemptive rights by the depositary, or if they are not sold, their preemptive rights will be allowed to lapse.

FORWARD-LOOKING STATEMENTS

This prospectus contains estimates and forward-looking statements, principally in “Risk Factors”, “Operating and Financial Review and Prospects” and “Business”. Some of the matters discussed concerning our business operations and financial performance include estimates and forward-looking statements within the meaning of the Securities Act and the Exchange Act.

Our estimates and forward-looking statements are mainly based on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

•	increases in defaults by our customers and in impairment losses,

•	decreases in deposits, customer loss or revenue loss,

•	increases in provisions for contingent liabilities,

•	our ability to sustain or improve our performance,

•	changes in interest rates which may, among other effects, adversely affect margins,

•	competition in the banking, financial services, credit card services, insurance, asset management and related industries,

•	government regulation and tax matters,

•	adverse legal or regulatory disputes or proceedings,

•	credit, market and other risks of lending and investment activities,

•	decreases in our level of capitalization,

•	changes in market values of Brazilian securities, particularly Brazilian government securities,

•	changes in regional, national and international business and economic conditions and inflation, and

•	other risk factors as set forth under “Risk Factors”.

The words “believe”, “may”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

USE OF PROCEEDS

We expect to receive total estimated net proceeds of approximately R$12.1 billion, or U.S.$6.8 billion, based on the mid-point of the price range set forth on the cover page of this prospectus, converted by a selling exchange rate of R$1.7781 to U.S.$1.00 reported by the Central Bank on September 30, 2009. The total estimated net proceeds include approximately R$      million from the subscription of our units in the Brazilian offering, or R$      million if the Brazilian underwriters exercise their over-allotment option in full, and approximately U.S.$      million from the sale of our units, directly or in the form of ADSs in the international offering, or U.S.$      million if the international underwriters exercise the over-allotment option in full, in each case, after deducting estimated underwriting discounts and commissions and expenses of the offerings that are payable by us. Each ADS represents one unit. Each U.S.$1.00 increase (decrease) in the public offering price per ADS would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and expenses, by R$915.7 million, or U.S.$515 million (assuming no exercise of the over-allotment option by the international underwriters).

We intend to use the net proceeds from the global offering to expand our business in Brazil by growing our physical presence and increasing our capital base. We also intend to enhance our funding structure and, along with our traditional funding sources, increase our current credit transactions.

In particular, we estimate that we will use: (1) 70% of the net proceeds to expand our physical infrastructure, including by opening new branches and installing additional ATMs, and to fund increased credit transactions in our Commercial Banking and Global Wholesale Banking segments more efficiently than we could do with ordinary funding sources; (2) 20% of the net proceeds to improve our funding structure; and (3) 10% of the net proceeds to increase our capital base, improving our Basel capital adequacy ratio.

See “Capitalization” and “Operating and Financial Review and Prospects” for information on the impact of the net proceeds from this offering on our financial condition.

MARKET INFORMATION

Prior to this offering, there has been no public market for the ADSs. We cannot assure you that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market subsequent to the global offering at or above the initial public offering price. Each ADS will represent one unit. Upon approval of our capital increase, each unit will represent 55 common shares and 50 preferred shares. See “Description of Capital Stock—Description of the Subscription Receipts”. The principal trading market for our common shares and preferred shares is the BM&FBOVESPA. Our common shares and preferred shares are listed on the BM&FBOVESPA under the symbols “SANB3” and “SANB4”, respectively. We expect to list the units on the BM&FBOVESPA under the symbol “SANB11”. At June 30, 2009, we had five U.S. record holders.

Price History of Our Preferred Shares and Common Shares

Our common shares and preferred shares began trading on the BMF&FBOVESPA in April 2007 following the merger of Banespa into Banco Santander Meridional S.A., our predecessor company. Banespa was a publicly held company at the time of its merger with us. As a result of the merger, we became a publicly traded company following approval from the CVM on March 2, 2007.

The table below sets forth the high and low closing sales prices for our preferred shares and common shares on the BM&FBOVESPA for the periods indicated. Due to a relatively low public float (approximately 2% of our total shares) our shares have historically traded at low prices which bear no relation to the offering price for the units and ADSs set forth on the cover page of this prospectus.

	BM&FBOVESPA
	Preferred Shares			Common Shares
			Average Daily			Average Daily
	High	Low	Trading Volume	High	Low	Trading Volume
	R$ per share		(In shares)	R$ per share		(In shares)

Year
2007(1)(2)	340.00	0.23	136,494	313.00	0.21	26,475
2008	0.25	0.10	907,083	0.25	0.11	137,083
Quarter
First Quarter, 2007(1)	150.00	122.00	201,262	—	—	—
Second Quarter, 2007	200.00	145.00	1,483,772	189.95	150.00	210,815
Third Quarter, 2007	240.00	166.01	1,743,333	220.00	160.00	203,233
Fourth Quarter, 2007(2)	340.00	0.23	3,123,333	313.00	0.21	300,667
First Quarter, 2008	0.25	0.18	743,333	0.25	0.17	113,333
Second Quarter, 2008	0.23	0.19	1,260,000	0.24	0.20	125,000
Third Quarter, 2008	0.20	0.13	958,000	0.21	0.14	150,000
Fourth Quarter, 2008	0.15	0.10	667,000	0.16	0.11	160,000
First Quarter, 2009	0.14	0.12	210,000	0.15	0.12	74,000
Second Quarter, 2009	0.15	0.12	1,011,667	0.14	0.11	796,000
Month
March 2009	0.13	0.12	460,000	0.13	0.12	480,714
April 2009	0.13	0.11	233,000	0.14	0.12	192,000
May 2009	0.13	0.12	1,477,000	0.14	0.12	937,500
June 2009	0.14	0.12	2,410,000	0.15	0.12	2,875,000
July 2009	0.25	0.14	11,225,000	0.24	0.21	4,150,000
August 2009	0.25	0.13	3,450,000	0.24	0.21	2,025,000
September 2009	0.24	0.23	5,225,071	0.24	0.23	1,765,000

Source: BM&FBOVESPA.

(1)	Common shares started trading on April 3, 2007 and preferred shares started trading on March 6, 2007.

(2)	Prior to November 1, 2007, our common shares and preferred shares each traded in lots of 1,000 shares, and following such date, began trading as individual shares.

On September 30, 2009, the last reported closing sale price on the BM&FBOVESPA was R$0.24 per preferred share and R$0.24 per common share.

Trading on the BM&FBOVESPA

In 2000, Bolsa de Valores de São Paulo was reorganized through the execution of memoranda of understanding by the Brazilian stock exchanges and assumed all shares traded in Brazil. In 2007, Bolsa de Valores de São Paulo was subject to a corporate reorganization, by which, among other things, the quotas issued by it were transferred to BOVESPA Holding S.A. and Bolsa de Valores de São Paulo S.A. — BVSP. The operations of BOVESPA Holding S.A. and Bolsa de Mercadorias e Futuros — BM&F S.A. were subsequently integrated, resulting in the creation of BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros, or BM&FBOVESPA. In late 2008, Bolsa de Valores de São Paulo — BVSP and Companhia Brasileira de Liquidação e Custódia were merged into BM&FBOVESPA, which currently concentrates all trading activities of shares and commodities in Brazil.

Trading on the exchange is conducted by authorized members. Trading sessions take place every business day, from 10:00 a.m. to 5:00 p.m. or from 11:00 a.m. to 6:00 p.m. during daylight savings time in the U.S., on an electronic trading system called Megabolsa. Trading is also conducted between 5:45 p.m. and 7:00 p.m., or between 6:45 p.m. and 7:30 p.m. during daylight savings time in Brazil, in an after-market system connected to both traditional brokerage firms and brokerage firms operating on the Internet. This after-market trading is subject to regulatory limits on price volatility of securities traded by investors operating on the Internet.

In order to maintain control over the fluctuation of the BM&FBOVESPA index, the BM&FBOVESPA has adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the BM&FBOVESPA index falls below 10% or 15%, respectively, in relation to the closing index levels of the previous trading session.

When investors trade shares on the BM&FBOVESPA, the trade is settled in three business days after the trade date, without adjustments to the purchase price. The seller is ordinarily required to deliver the shares to the exchange on the third business day following the trade date. Delivery of and payment for shares are made through the facilities of an independent clearing house, the BM&FBOVESPA, which handles the multilateral settlement of both financial obligations and transactions involving securities. According to the regulations of the BM&FBOVESPA, financial settlement is carried out through the system of transfer of funds of the Central Bank and the transactions involving the sale and purchase of shares are settled through the BM&FBOVESPA custody system. All deliveries against final payment are irrevocable.

Regulation of Brazilian Securities Markets

The Brazilian securities market is regulated by the CVM, as provided for by Law 6,385 of December 7, 1976 or the “Brazilian Securities Exchange Law” and Brazilian corporate law. The CMN is responsible for granting licenses to brokerage firms to govern their incorporation and operation, and regulating foreign investment and exchange transactions, as provided for by the Brazilian Securities Exchange Act and Law No. 4595 of December 31, 1964. These laws and regulations provide for, among other things, disclosure requirements, criminal sanctions for insider trading and price manipulation, protection of minority shareholders, the procedures for licensing and supervising brokerage firms and the governance of Brazilian stock exchanges.

Under Brazilian corporate law, a company is either publicly held and listed, a companhia aberta, or privately held and unlisted, a companhia fechada. All listed companies are registered with the CVM and are subject to reporting requirements to periodically disclose information and material facts. A company registered with the CVM may trade its securities either on the Brazilian exchange markets, including the BM&FBOVESPA, or in the Brazilian over-the-counter market. Shares of companies listed on BM&FBOVESPA may not simultaneously trade on the Brazilian over-the-counter market. The over-the-counter market consists of direct trades between persons in which a financial institution registered with the CVM serves as an intermediary. No special application, other than registration with the CVM (and, in case of organized over-the-counter markets, in the applicable one), is necessary for securities of a public company to be traded in this market. To be listed on the BM&FBOVESPA, a company must apply for registration with the BM&FBOVESPA and the CVM.

The trading of securities on the BM&FBOVESPA may be suspended at the request of a company in anticipation of a material announcement. Trading may also be suspended on the initiative of the BM&FBOVESPA or the CVM, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a significant event or has provided inadequate responses to inquiries by the CVM or the BM&FBOVESPA.

Investment in Our Units by Non-Residents of Brazil

Investors residing outside Brazil are authorized to purchase equity instruments, including our units, or foreign portfolio investments on the BM&FBOVESPA, provided that they comply with the registration requirements set forth in Resolution No. 2,689 of the CMN (or Resolution No. 2,689), and CVM Instruction No. 325.

With certain limited exceptions, Resolution No. 2,689 investors are permitted to carry out any type of transaction in the Brazilian financial capital market involving a security traded on a Brazilian stock, future or organized over-the-counter market. Investments and remittances outside Brazil of gains, dividends, profits or other payments under our units are made through the foreign exchange market.

In order to become a Resolution No. 2,689 investor, an investor residing outside Brazil must:

•	appoint a representative in Brazil with powers to take actions relating to the investment;

•	obtain a taxpayer identification number from the Brazilian tax authorities;

•	appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Central Bank and CVM; and

•	through its representative, register itself as a foreign investor with the CVM and the investment with the Central Bank.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading by foreign investors is generally restricted to transactions involving securities listed on the Brazilian stock exchanges or traded in organized over-the-counter markets licensed by the CVM.

Foreign direct investors under Law No. 4,131/62 may sell their shares in both private and open market transactions, but these investors are currently subject to less favorable tax treatment on gains.

A foreign direct investor under Law No. 4,131/62 must:

•	register as a foreign direct investor with the Central Bank;

•	obtain a taxpayer identification number from the Brazilian tax authorities;

•	appoint a tax representative in Brazil; and

•	appoint a representative in Brazil for service of process in respect of suits based on the Brazilian corporate law.

Resolution No. 1,927 of the CMN, which restated and amended Annex V to Resolution No. 1,289 of the CMN, provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. We filed an application to have the ADSs approved under Resolution 1,927 by the Central Bank and the CVM, and we received final approval on          , 2009.

If a holder of ADSs decides to exchange ADSs for the underlying units, the holder will be entitled to (1) sell the units on the BM&FBOVESPA and rely on the depositary’s electronic registration for five business days from the date of exchange to obtain and remit U.S. dollars abroad upon the holder’s sale of our units, (2) convert its investment into a foreign portfolio investment under Resolution No. 2,689/00, or (3) convert its investment into a foreign direct investment under Law No. 4,131/62. See “Taxation — Brazilian Tax Considerations” for a description of the tax consequences to an investor residing outside Brazil of investing in our units in Brazil.

If a holder of ADSs wishes to convert its investment into either a foreign portfolio investment under Resolution No. 2,689/00 or a foreign direct investment under Law No. 4,131/62, it should begin the process of obtaining his own foreign investor registration with the Central Bank or with the CVM as the case may be, in advance of exchanging the ADSs for common shares.

The custodian is authorized to update the depositary’s electronic registration to reflect conversions of ADSs into foreign portfolio investments under Resolution No. 2,689/00. If a holder of ADSs elects to convert its ADSs into a foreign direct investment under Law 4,131/62, the conversion will be effected by the Central Bank after receipt of an electronic request from the custodian with details of the transaction. This may also involve the need to change the units into shares.

If a foreign direct investor under Law No. 4,131/62 wishes to deposit its units into the ADR program in exchange for ADSs, such holder will be required to present to the custodian evidence of payment of capital gains taxes. The conversion will be effected by the Central Bank after receipt of an electronic request from the custodian with details of the transaction. This may also involve the need to change the units into shares.

The Brazilian constitution permits foreign individuals or companies to invest in the voting shares of Brazilian financial institutions only if they have specific authorization by the President of Brazil based on national interest or reciprocity. A presidential decree issued on November 13, 1997, issued in respect of Banco Meridional do Brasil S.A. (a predecessor entity) allows up to one hundred percent foreign participation in the capital stock of Santander Brasil. Foreign investors may acquire the shares issued by this offering as a result of this decree. In addition, foreign investors may acquire publicly traded non-voting shares of Brazilian financial institutions negotiated on a stock exchange, or depositary receipts offered abroad representing non-voting shares without specific authorization. See “Regulatory Overview — Foreign Investment in Brazil — Foreign Investment in Brazilian Financial Institutions”.

CAPITALIZATION

The following table sets forth our consolidated capitalization at June 30, 2009, derived from our unaudited consolidated financial statements prepared in accordance with IFRS:

•	on an actual basis; and

•	as adjusted to give effect to sale of our units, including units in the form of ADSs, in the global offering, and the receipt of approximately R$12.1 billion in estimated net proceeds, assuming an offering price of R$23.50 per unit, the mid-point of the price range set forth on the cover page of this prospectus (and assuming that ADSs are offered in the global offering at the ratio of 1 unit per ADS), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and the use of proceeds therefrom and assuming no exercise of the over-allotment by the international underwriters.

You should read this table in conjunction with our financial statements and the related notes and with the sections entitled “Selected Financial and Operating Data” and “Operating and Financial Review and Prospects” included elsewhere in this prospectus.

	At June 30, 2009(1)
	Actual		As Adjusted		Actual(2)		As Adjusted(2)
	(In millions)

Liabilities
Financial liabilities held for trading	R$	4,887	R$	4,887	US$	2,504	US$	2,504
Other financial liabilities at fair value through profit or loss		363		363		186		186
Financial liabilities at amortized cost		207,644		207,644		106,397		106,397
Deposits from the Brazilian Central Bank		870		870		446		446
Deposits from credit institutions		21,793		21,793		11,167		11,167
Customer deposits		154,922		154,922		79,382		79,382
Marketable debt securities		11,299		11,299		5,790		5,790
Subordinated liabilities		10,996		10,996		5,634		5,634
Other financial liabilities		7,764		7,764		3,978		3,978
Hedging derivatives		63		63		32		32
Provisions		10,203		10,203		5,228		5,228
Tax liabilities		7,352		7,352		3,767		3,767
Other liabilities		6,560		6,560		3,361		3,361

Total liabilities	R$	237,072	R$	237,072	US$	121,475	US$	121,475

Shareholders’ equity		51,136		63,213		26,202		32,390
Minority interests		5		5		3		3
Valuation adjustments		665		665		341		341

Total capitalization	R$	288,878	R$	300,955	US$	148,021	US$	154,209

(1)	Total capitalization corresponds to total liabilities plus total shareholders’ equity.

(2)	Translated for convenience only using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 to U.S.$1.00.

The following are the principal transactions made by Santander Brasil and its subsidiaries affecting the capitalization of Santander Brasil after June 30, 2009:

On August 14, 2009, certain Brazilian asset management, insurance and banking companies, all of which were previously beneficially owned by Santander Spain and third party minority shareholders, were transferred to us. These transactions are pending approval by the Central Bank and SUSEP (with respect to the insurance operations). See “Summary — Recent Events — Acquisition of Asset Management and Insurance Companies”. As a result of these transactions, our capital stock was increased by approximately R$2.5 billion through the issuance of 14,410,886,181 shares, comprised of 7,710,342,899 common shares and 6,700,543,282 preferred shares.

DILUTION

At June 30, 2009, we had a net tangible book value of R$20.6 billion, corresponding to a net tangible book value of R$6.62 per unit or U.S.$3.39 per ADS (using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 = U.S.$1.00 and the ratio of one unit to one ADS). Net tangible book value represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets, divided by 325,732,887,684, the total number of our common and preferred shares outstanding at June 30, 2009.

After giving effect to the sale by us of the 525,000,000 units offered by us in the global offering, and assuming (1) an offering price of R$23.50 per unit, the mid-point of the price range set forth on the cover page of this prospectus (and assuming that ADSs are offered in the global offering at a ratio of one unit per ADS) and (2) neither the Brazilian underwriters nor the international underwriters have exercised the over-allotment option, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated at June 30, 2009 would have been approximately R$32.62 billion, representing R$8.99 per unit, or U.S.$4.61 per ADS. This represents an immediate increase in net tangible book value of R$2.37 per unit or U.S.$1.21 per ADS to existing shareholders and an immediate dilution in net tangible book value of R$14.51 per unit, or U.S.$7.44 per ADS to new investors purchasing units in this offering. Dilution for this purpose represents the difference between the price per unit or ADS paid by these purchasers and net tangible book value per unit or ADS immediately after the completion of the offerings.

The following table illustrates this dilution to new investors purchasing units, including units in the form of ADSs, in the global offering before and after the capital increase effected in connection with the share exchange transactions (incorporação de ações) for certain asset management and insurance companies that were previously beneficially owned by Santander Spain. See “Summary — Recent Events — Acquisition of Asset Management and Insurance Companies”.

			At June 30, 2009,
	At June 30, 2009		As Adjusted(1)
Assumed initial offering price	Units	ADSs(2)	Units	ADSs(2)
	R$	U.S.$	R$	U.S.$

Net tangible book value per unit or ADS at June 30, 2009	6.62	3.39	7.11	3.64
Increase in net tangible book value per unit or ADS attributable to new investors	2.37	1.21	2.22	1.14
Pro forma net tangible book value per unit or ADS after the global offering	8.99	4.61	9.32	4.78
Dilution per unit or ADS to new investors	14.51	7.43	14.18	7.26
Percentage of dilution in net tangible book value per unit or ADS for new investors(3)	61.7%	61.7%	60.3%	60.3%

(1)	Adjusted to reflect our issuance of additional shares in connection with the transfer to us of certain asset management and insurance businesses previously beneficially owned by Santander Spain. See “Summary — Recent Events — Acquisition of Asset Management and Insurance Companies”.

(2)	Translated for convenience only using the selling exchange rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars at R$1.9516 to U.S.$1.00.

(3)	Percentage of dilution for new investors is calculated by dividing the dilution in net tangible book value for new investors by the price of the offering.

Each R$1.00 increase (decrease) in the offering price per unit or ADS, respectively, would increase (decrease) the net tangible book value after this offering by R$0.15 per unit or U.S.$0.08 per ADS assuming no exercise of the over-allotment options granted to the underwriters and the dilution to investors in the offering by R$0.85 per unit or U.S.$0.44 per ADS, assuming that the number of units offered in the Brazilian offering and the number of ADSs offered in the international offering, as set forth on the cover page of this prospectus, remain the same.

EXCHANGE RATES

The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

Since 1999, the Central Bank has allowed the real/U.S. dollar exchange rate to float freely, and since then the real/U.S. dollar exchange rate has fluctuated considerably. Between 2000 and 2002, the real depreciated significantly against the U.S. dollar, reaching an exchange rate of R$3.53 per U.S.$1.00 at the end of 2002. Between 2003 and mid-2008, the real appreciated significantly against the U.S. dollar due to the stabilization of the macroeconomic environment and a strong increase in foreign investment in Brazil, with the exchange rate reaching R$1.56 per U.S.$1.00 in August 2008. Since mid-2008, the real has depreciated 31.9% against the U.S. dollar compared to year-end 2008. On June 30, 2009, the exchange rate was R$1.9516 per U.S.$1.00.

The following tables set forth the exchange rate (rounded to the nearest tenth of a cent), expressed in reais per U.S. dollar (R$/U.S.$), for the periods indicated, as reported by the Central Bank.

		Average for
	Period-end	Period(1)	Low	High
	(Per U.S. dollar)

Year Ended:
December 31, 2004	2.654	2.930	2.654	3.205
December 31, 2005	2.341	2.463	2.163	2.762
December 31, 2006	2.138	2.215	2.059	2.371
December 31, 2007	1.771	1.793	1.732	2.156
December 31, 2008	2.337	2.030	1.559	2.500
Month Ended:
April 30, 2009	2.178	2.206	2.170	2.290
May 31, 2009	1.973	2.061	1.973	2.148
June 30, 2009	1.952	1.958	1.921	2.007
July 31, 2009	1.873	1.933	1.873	2.015
August 31, 2009	1.886	1.845	1.818	1.886
September 2009	1.778	1.820	1.778	1.904

(1)	Average of the lowest and highest rates in the periods presented.

Source: Central Bank

Exchange rate fluctuation will affect the U.S. dollar equivalent of the market price of our units on the BM&FBOVESPA, as well as the U.S. dollar value of any distributions we make with respect to our units, which will be made in reais. See “Risk Factors — Risks Relating to Brazil”.

Our parent, Santander Spain, reports its financial condition and results of operations in euros. As of June 30, 2009 the exchange rate for euro to real was R$2.73985 per €1.00.

SELECTED FINANCIAL AND OPERATING DATA

Santander Brasil financial data at and for the years ended December 31, 2008 and 2007 have been derived from the audited consolidated financial statements prepared in accordance with IFRS included in this prospectus. Banco Real has been consolidated with our financial statements since August 30, 2008. The Banco Real financial data at and for the year ended December 31, 2007 and for the period from January 1 to August 29, 2008 have been derived from the audited combined financial statements prepared in accordance with IFRS included in this prospectus. Our results of operations for the year ended December 31, 2008 are not comparable to our results of operations for the year ended December 31, 2007 because of the consolidation of Banco Real in our financial statements as from August 30, 2008. See “Operating and Financial Review and Prospects — Acquisition of Banco Real”.

The selected consolidated financial data at June 30, 2009 and for the six months ended June 30, 2009 and 2008 for Santander Brasil have been derived from the unaudited consolidated interim financial information included elsewhere in this prospectus, which in the opinion of our management, includes all adjustments necessary to present fairly our results of operations and financial condition at the dates and for the periods presented. The results for the six months ended June 30, 2009 are not necessarily indicative of the results of operations that you should expect for the entire year ended December 31, 2009 or any other period.

The selected combined financial data for the period from January 1 to August 29, 2007 for Banco Real have been derived from unaudited combined interim financial information included elsewhere in this prospectus, which in the opinion of our management, include all adjustments necessary to present fairly our results of operations and financial condition at the dates and for the periods presented.

Santander Brasil financial data at December 31, 2005 and 2004 and for the years ended December 31, 2006, 2005 and 2004 have been derived from unaudited combined financial statements prepared in accordance with Brazilian GAAP. Santander Brasil financial data at December 31, 2006 has been derived from unaudited consolidated financial statements prepared in accordance with Brazilian GAAP. See “Presentation of Financial and Other Information”. Because of the material differences in criteria and presentation between Brazilian GAAP and IFRS, such information is not comparable with our financial statements prepared in accordance with IFRS. For a discussion of such differences, see note 45 to our financial statements.

The pro forma selected financial data for Santander Brasil for the year ended December 31, 2008 and six months ended June 30, 2008 have been derived from the unaudited pro forma consolidated financial information included elsewhere in this prospectus, which gives effect to our incorporation of Banco Real as if the acquisition of Banco Real by the Santander Group and the share exchange transaction (incorporação de ações) had occurred as of January 1, 2008. See “Unaudited Pro Forma Consolidated Financial Information.”

This financial information should be read in conjunction with our audited and unaudited financial statements and the related notes and “Operating and Financial Review and Prospects” included elsewhere in this prospectus.

Santander Brasil Income Statement Data in Accordance with IFRS

	Santander Brasil
	For the Six Months Ended June 30,
			2008
	2009	2009	(Pro Forma)(1)	2008
	(In millions of	(In millions of R$, except as otherwise indicated)
	U.S.$, except
	as otherwise
	indicated)(2)

Interest and similar income	10,131	19,771	17,405	6,715
Interest expense and similar charges	(4,668)	(9,110)	(7,978)	(3,383)

Net interest income	5,463	10,661	9,427	3,332
Income from equity instruments	8	15	18	16
Share of results of entities accounted for using the equity method	132	257	161	2
Fee and commission income	1,774	3,463	3,440	1,881
Fee and commission expense	(229)	(447)	(500)	(164)
Gains/losses on financial assets and liabilities (net)	1,401	2,734	1,459	686
Exchange differences (net)	(531)	(1,037)	(470)	(145)
Other operating income (expenses)	(84)	(163)	26	(35)

Total income	7,934	15,483	13,561	5,573
Administrative expenses	(2,756)	(5,380)	(5,535)	(2,234)
Depreciation and amortization	(254)	(495)	(546)	(310)
Provisions (net)(3)	(1,004)	(1,958)	(934)	(522)
Impairment losses on financial assets (net)(4)	(2,475)	(4,831)	(3,194)	(1,496)
Impairment losses on other assets (net)	(35)	(68)	(15)	(9)
Gains/losses on disposal of assets not classified as non-current assets held for sale	586	1,145	38	32
Gains/losses on disposal of non-current assets held for sale	(29)	(56)	(14)	(24)

Profit before tax	1,967	3,840	3,361	1,010
Income tax	(714)	(1,395)	(1,191)	(303)

Consolidated profit for the period	1,253	2,445	2,170	707

Earnings per share
Basic and diluted earnings per 1,000 shares
Common shares (reais)		7.17	6.45	5.07
Preferred shares (reais)		7.89	7.09	5.58
Common shares (U.S. dollars)(2)		3.67	4.05	3.18
Preferred shares (U.S. dollars)(2)		4.04	4.45	3.51
Weighted average shares outstanding (in thousands) — basic and diluted
Common shares		174,292,416	172,041,961	71,315,968
Preferred shares		151,465,867	149,503,808	61,969,586

(1)	See “Unaudited Pro Forma Consolidated Financial Information” for more information.

(2)	Translated for convenience only using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 to U.S.$1.00.

(3)	Principally provisions for legal and tax contingencies.

(4)	Net provisions to the credit loss allowance less recoveries of loans previously written off.

	Santander Brasil
	For the Year Ended December 31,
	2008
	(Pro Forma)(1)	2008	2007
	(In millions of R$, except as otherwise indicated)

Interest and similar income	38,102	23,768	13,197
Interest expense and similar charges	(18,872)	(12,330)	(7,002)

Net interest income	19,230	11,438	6,195
Income from equity instruments	39	37	36
Share of results of entities accounted for using the equity method	305	112	6
Fee and commission income	6,849	4,809	3,364
Fee and commission expense	(983)	(555)	(266)
Gains/losses on financial assets and liabilities (net)	(485)	(1,286)	1,517
Exchange differences (net)	1,261	1,476	382
Other operating income (expenses)	(74)	(60)	133

Total income	26,143	15,971	11,367
Administrative expenses	(11,532)	(7,185)	(4,460)
Depreciation and amortization	(1,236)	(846)	(580)
Provisions (net)(2)	(1,702)	(1,230)	(1,196)
Impairment losses on financial assets (net)(3)	(6,570)	(4,100)	(2,160)
Impairment losses on other assets (net)	(85)	(77)	(298)
Gains/losses on disposal of assets not classified as non-current assets held for sale	33	7	1
Gains/losses on disposal of non-current assets held for sale	22	9	13

Profit before tax	5,072	2,549	2,687
Income tax	(1,159)	(170)	(784)

Consolidated profit for the year	3,913	2,379	1,903

Earnings per share
Basic and diluted earnings per 1,000 share
Common shares (reais)	11.65	11.59	14.02
Preferred shares (reais)	12.81	12.75	15.43
Common shares (U.S. dollars)(4)	6.01	5.94	7.18
Preferred shares (U.S. dollars)(4)	6.60	6.53	7.91
Dividends and interest on capital per 1,000 shares(5)
Common shares (reais)		4.26	16.30
Preferred shares (reais)		4.69	17.93
Common shares (U.S. dollars)(4)		2.18	8.35
Preferred shares (U.S. dollars)(4)		2.40	9.19
Weighted average shares outstanding (in thousands) — basic and diluted
Common shares	171,800,386	104,926,194	69,383,705
Preferred shares	149,283,961	91,168,064	60,285,449

(1)	See “Unaudited Pro Forma Consolidated Financial Information” for more information.

(2)	Principally provisions for legal and tax contingencies.

(3)	Net provisions to the credit loss allowance less recoveries of loans previously written off.

(4)	Translated for convenience only using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 to U.S.$1.00.

(5)	Includes dividends based on net income and dividends based on reserves.

Santander Brasil Balance Sheet Data in Accordance with IFRS

	Santander Brasil
	At June 30,	At June 30,	At December 31,
	2009	2009	2008	2007
	(In millions	(In millions of R$)
	of U.S.$)(1)

Assets
Cash and balances with the Brazilian Central Bank	12,714	24,813	23,700	22,277
Financial assets held for trading	8,101	15,809	19,986	12,293
Other financial assets at fair value through profit or loss	3,109	6,068	5,575	1,648
Available-for-sale financial assets	15,676	30,593	30,736	9,303
Loans and receivables	82,826	161,644	162,725	55,034
Hedging derivatives	91	178	106	—
Non-current assets held for sale	30	58	113	32
Investments	257	502	634	55
Tangible assets	1,845	3,600	3,829	1,111
Intangible assets	15,674	30,589	30,995	1,799
Tax assets	6,860	13,388	12,920	4,223
Other assets	838	1,636	2,871	544

Total assets	148,021	288,878	294,190	108,319

Liabilities
Financial liabilities held for trading	2,504	4,887	11,210	4,650
Other financial liabilities at fair value through profit or loss	186	363	307	690
Financial liabilities at amortized cost	106,397	207,644	213,973	84,781
Deposits from the Brazilian Central Bank	446	870	185	—
Deposits from credit institutions	11,167	21,793	26,325	18,217
Customer deposits	79,382	154,922	155,495	55,147
Marketable debt securities	5,790	11,299	12,086	2,806
Subordinated liabilities	5,634	10,996	9,197	4,210
Other financial liabilities	3,978	7,764	10,685	4,401
Hedging derivatives	32	63	265	—
Provisions(2)	5,228	10,203	8,915	4,816
Tax liabilities	3,767	7,352	6,156	1,719
Other liabilities	3,361	6,560	3,527	1,454

Total liabilities	121,476	237,072	244,353	98,111

Shareholders’ equity	26,202	51,136	49,318	8,671
Minority interests	3	5	5	—
Valuation adjustments	341	665	514	1,537

Total equity	26,545	51,806	49,837	10,208

Total liabilities and equity	148,021	288,878	294,190	108,319

Average assets	147,558	287,974	163,621	100,243
Average interest-bearing liabilities	95,598	186,569	109,455	69,204
Average shareholders’ equity	26,000	50,742	23,110	10,521

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 to U.S.$1.00.

(2)	Provisions for pensions and contingent liabilities.

Santander Brasil Ratios

	At and for the Six Months Ended June 30,		At and for the Year Ended December 31,
	2009	2008	2008	2007
	(In percentages)

Profitability and performance
Net yield(1)(2)	9.9	7.6	8.6	7.2
Return on average total assets(1)	1.7	1.3	1.5	1.9
Return on average shareholders’ equity(1)	9.9	14.8	10.3	18.1
Adjusted return on average shareholders’ equity(1)(3)	21.9	14.8	16.8	18.1
Capital adequacy
Average shareholders’ equity as a percentage of average total assets	17.6	9.4	14.1	10.5
Average shareholders’ equity excluding goodwill as a percentage of average total assets excluding goodwill(3)	9.0	9.4	9.2	10.5
Basel capital adequacy ratio(4)	17.0	13.6	14.7	14.2
Asset quality
Non-performing assets as a percentage of total loans(5)	6.7	4.6	5.4	4.1
Non-performing assets as a percentage of total assets(5)	3.3	1.9	2.6	2.2
Non-performing assets as a percentage of computable credit risk(5)(6)	5.8	3.3	4.7	3.2
Allowance for credit losses as a percentage of non-performing assets(5)	97.1	112.2	105.8	107.5
Allowance for credit losses as a percentage of total loans	6.5	5.1	5.7	4.4
Net loan charge-offs as a percentage of total loans(1)	3.0	2.9	2.3	4.7
Non-performing assets as a percentage of shareholders’ equity(5)	18.4	21.5	15.7	24.1
Non-performing assets as a percentage of shareholders’ equity excluding goodwill(3)(5)	39.5	21.5	35.4	24.1
Liquidity
Total loans, net as a percentage of total funding	65.3	52.9	66.0	60.7
Deposits as a percentage of total funding	88.9	88.7	89.5	91.3
Other Information
Efficiency
Efficiency ratio(7)	34.7	40.8	45.0	39.2

(1)	Six-month ratios are presented on an annualized basis by doubling the earnings component. Annualized ratios are not necessarily indicative of the ratios that would result for the entire year, which may be materially different from the annualized ratios.

(2)	Net yield is defined as net interest income (including dividends on equity securities) divided by average interest earning assets.

(3)	“Adjusted return on average shareholders’ equity,” “Average shareholders’ equity excluding goodwill as a percentage of average total assets excluding goodwill” and “Non-performing assets as a percentage of shareholders’ equity excluding goodwill” are non-GAAP financial measurements which adjust “Return on average shareholders’ equity,” “Average shareholders’ equity as a percentage of average total assets” and “Non-performing assets as a percentage of shareholders’ equity”, to exclude the R$27.5 billion goodwill arising from the acquisition of Banco Real in 2008.

The reconciliation below presents the calculation of these non-GAAP financial measurements from their respective most directly comparable GAAP financial measurements. Such reconciliation was made only for the six months ended June 30, 2009 and the year ended December 31, 2008 because goodwill was not material in the six months ended June 30, 2008 or the year ended December 31, 2007 and, accordingly, the ratios presented are unaffected by the exclusion of goodwill.

	At and for the Six	At and for the Year
	Months Ended June 30,	Ended December 31,
	2009	2008

Return on average shareholders’ equity:
Net income	2,445,145	2,378,626
Average shareholders’ equity	50,741,631	23,109,873

Return on average shareholders’ equity	9.9%	10.3%

Adjusted return on average shareholders’ equity:
Net income	2,445,145	2,378,626
Average shareholders’ equity	50,741,631	23,109,873
Average goodwill	27,289,961	8,924,823

Average shareholders’ equity excluding goodwill	23,451,670	14,185,050

Adjusted return on average shareholders’ equity	21.9%	16.8%

Average shareholders’ equity as a percentage of average total assets:
Average shareholders’ equity	50,741,631	23,109,873
Average total assets	287,974,048	163,621,250

Average shareholders’ equity as a percentage of average total assets	17.6%	14.1%

Average shareholders’ equity excluding goodwill as a percentage of average total assets excluding goodwill:
Average shareholders’ equity	50,741,631	23,109,873
Average goodwill	27,289,961	8,924,823
Average shareholders’ equity excluding goodwill	23,451,670	14,185,050
Average total assets	287,974,048	163,621,250
Average goodwill	27,289,961	8,924,823

Average total assets excluding goodwill	260,684,087	154,696,427

Average shareholders’ equity excluding goodwill as a percentage of average total assets excluding goodwill	9.0%	9.2%

Non-performing assets as a percentage of shareholders’ equity:
Non-performing assets	9,430,815	7,730,464
Shareholders’ equity	51,135,477	49,317,582

Non-performing assets as a percentage of shareholders’ equity	18.4%	15.7%

Non-performing assets as a percentage of shareholders’ equity excluding goodwill:
Non-performing assets	9,430,815	7,730,464
Shareholders’ equity	51,135,477	49,317,582
Goodwill	27,263,159	27,488,426

Shareholders’ equity excluding goodwill	23,872,318	21,829,156

Non-performing assets as a percentage of shareholders’ equity excluding goodwill	39.5%	35.4%

Our calculation of these non-GAAP measures may differ from the calculation of similarly titled measures used by other companies. The Bank’s management believes that these non-GAAP financial measures provide useful information to investors because the substantial impact of the R$27.5 billion goodwill arising from the acquisition of Banco Real during the year ended December 31, 2008 obscures the significance of other factors affecting shareholders’ equity and the related ratios. In addition, consistent with the guidance provided by the Basel II framework with respect to capital measurement, in all measures used to manage the Bank, management considers shareholders equity excluding goodwill. Management believes that exclusion of goodwill from shareholders’ equity, in addition to being consistent with Basel II, more accurately reflects the economic substance of the Bank’s capital because goodwill is not an asset available to absorb cash losses and is not otherwise taken into account by the Bank in managing its operations. Accordingly, management believes that the non-GAAP measures presented are useful to investors, as well as to management, because they reflect the economic substance of the Bank’s capital. The only limitation associated with the exclusion of goodwill from shareholders’ equity is that it has the effect of excluding a portion of the total investment in the Bank’s assets. Management compensates for this limitation by also considering shareholders’ equity including goodwill, as set forth in the above table.

(4)	In July 2008, new regulatory capital measurement rules, which implement the Basel II standardized approach, went into effect in Brazil, including a new methodology for credit risk and operational risk measurement, analysis and management. As a result, our capital adequacy ratios as of any date after July 2008 are not comparable to our capital ratios as of any prior date. Our Basel capital adequacy ratios are calculated excluding goodwill, in accordance with the Basel II standardized approach (provided by the “International Convergence of Capital Measurement and Capital Standards — A Revised Framework Comprehensive Version” issued by the Basel Committee on Banking Supervision from the Bank for International Settlements).

(5)	Non-performing assets include all credits past due by more than 90 days and other doubtful credits.

(6)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(7)	Efficiency ratio is defined as administrative expenses divided by total income. The ratio for the six months ended June 30, 2008 is presented on a pro forma basis. See “Unaudited Pro Forma Consolidated Financial Information”.

Santander Brasil Income Statement Data in Accordance with Brazilian GAAP

	Santander Brasil
	For the Year Ended December 31,
	2006	2005	2004
	Combined Predecessor Banks
	(In millions of R$)

Financial income
Lending operations	6,885	5,420	4,036
Leasing operations	83	86	69
Securities transactions	5,393	5,100	4,446
Derivative financial instruments	828	1,148	723
Foreign exchange portfolio	83	242	103
Compulsory investments	382	387	276

Total financial income	13,654	12,383	9,653
Financial expenses
Funding operations	(6,614)	(5,719)	(3,743)
Borrowings and onlendings	(485)	(411)	(304)
Allowance for loan losses	(1,523)	(817)	(475)

Total financial expenses	(8,622)	(6,947)	(4,522)
Total profit from financial operations	5,032	5,436	5,131
Other operating (expenses) income
Income from services rendered	2,964	2,410	1,432
Personnel expenses	(1,942)	(1,949)	(1,875)
Other administrative expenses	(2,591)	(2,422)	(2,034)
Tax expenses	(706)	(669)	(539)
Investments in affiliates and subsidiaries	4	1	17
Other operating income (expenses)	(1,266)	(431)	(153)
Income (loss) from operations	1,495	2,376	1,979
Non-operating income (expense)	(45)	(369)	(29)
Income (loss) before taxes on income, profit sharing	1,450	2,007	1,950
Income and social contribution taxes	50	(63)	(60)
Profit sharing	(299)	(258)	(243)

Income before minority interest	1,201	1,686	1,647

Minority interest	—	(34)	(33)

Net income (loss)	1,201	1,652	1,614

Santander Brasil Balance Sheet Data in Accordance with Brazilian GAAP

	Santander Brasil
	At December 31,
	2006	2005	2004
	Santander Brasil	Combined
		Predecessor Banks
	(In millions of R$)

Current and noncurrent assets
Cash	1,179	1,592	889
Interbank investments	5,309	10,267	7,384
Securities and derivative financial instruments	39,631	28,686	23,996
Credit portfolio, net	35,887	27,785	20,677
Other assets	18,259	14,883	11,619
Total current and noncurrent assets	100,265	83,213	64,565
Permanent assets	1,762	1,692	2,027
Total assets	102,027	84,905	66,592
Liabilities
Deposits	31,792	29,799	22,759
Securities sold under repurchase agreements	25,475	20,000	10,950
Funds from acceptance and issuance of securities	1,435	977	1,736
Foreign borrowings	9,960	7,617	6,003
Other liabilities	25,389	19,086	16,834
Total liabilities	94,051	77,479	58,282
Stockholders’ equity	7,976	7,426	8,310

Total liabilities and stockholders’ equity	102,027	84,905	66,592

Banco Real Combined Income Statement Data in Accordance with IFRS

	Banco Real (Combined)
			For the Year
	For the Period		Ended
	from January 1 to August 29,		December 31,
	2008	2007	2007
	(In millions of R$, except as otherwise indicated)

Interest and similar income	14,007	12,075	19,070
Interest expense and similar charges	(6,552)	(5,211)	(7,800)

Interest income	7,455	6,864	11,270
Income from equity instruments	2	13	18
Income from companies accounted for by the equity method	193	137	183
Fee and commission income	2,040	1,635	2,525
Fee and commission expense	(428)	(479)	(762)
Gain/loss on financial assets and liabilities (net)	798	870	1,744
Exchange differences (net)	(215)	(153)	(179)
Other operating income (expenses)	(17)	(146)	(287)

Total income	9,828	8,741	14,512
Administrative expenses	(4,347)	(3,760)	(6,227)
Depreciation and amortization	(288)	(211)	(339)
Provision (net)	(472)	(303)	(928)
Impairment losses on financial assets (net)	(2,470)	(1,838)	(2,897)
Impairment losses on other assets (net)	(8)	(36)	(33)
Gain/(losses) on disposal of assets not classified as non-current assets held for sale	25	20	28
Gain/(losses) on non-current assets held for sale	13	36	38

Operating profit before taxes	2,281	2,649	4,154
Income taxes	(907)	(1,115)	(1,721)

Profit for the year/period	1,374	1,534	2,433

Profit attributable to the parent	1,374	1,534	2,432
Profit attributable to minority interests	—	—	1

Banco Real Combined Balance Sheet Data in Accordance with IFRS

Banco Real
(Combined)
At December 31,
2007
(In millions of R$)

Cash and balances with Brazilian Central Bank	10,949
Financial assets held for trading	3,396
Other financial assets at fair value through profit or loss	147
Available for sale financial assets	12,779
Loans and receivables	77,310
Hedging derivatives	651
Non-current assets held for sale	39
Investments in associates	333
Tangible assets	1,051
Intangible assets	1,207
Tax assets	3,980
Other assets	985

Total assets	112,827

Financial liabilities held for trading	1,725
Financial liabilities at amortized cost	90,672
Hedging derivatives	5
Provisions	3,443
Tax liabilities	2,129
Other liabilities	1,695

Total liabilities	99,669

Shareholders’ equity	13,094
Issued capital	9,322
Reserves	1,542
Profit for the year attributable to the parent	2,432
Less: Dividends and remuneration	(202)
Valuation adjustments	59
Minority interests	5

Total equity	13,158

Total liabilities and equity	112,827

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated financial information presented below is derived from the historical audited consolidated financial statements of Santander Brasil for the year ended December 31, 2008, the historical unaudited consolidated financial statements of Santander Brasil for the six months ended June 30, 2008, the historical audited combined financial statements of Banco Real for the period from January 1 to August 29, 2008, and the historical unaudited combined financial statements of Banco Real for the six months ended June 30, 2008, each included elsewhere in this prospectus, except for the historical unaudited combined financial statements of Banco Real for the six months ended June 30, 2008, which are not included.

On July 24, 2008, Santander Spain acquired the indirect majority control of the ABN AMRO Real Group in Brazil. On August 29, 2008, as further described in note 26 to our consolidated financial statements, Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. became our wholly-owned subsidiaries pursuant to a share exchange transaction (incorporação de ações) approved by the shareholders of Santander Brasil, Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. As a result of the foregoing transactions, Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. became wholly-owned subsidiaries of the Bank. See “Business — History — Banco Real Acquisition.” The historical financial statements used to consolidate Banco Real beginning on August 30, 2008 reflect purchase accounting adjustments recorded on the date that Santander Spain acquired control of Banco Real since as from that date Banco Real came under common control with Santander Brasil. The unaudited pro forma consolidated financial information is based upon the historical audited consolidated financial statements and combined financial statements mentioned above, adjusted to give effect to the acquisition of Banco Real and the share exchange transaction (incorporação de ações) described above as if they had occurred on January 1, 2008. The unaudited pro forma consolidated financial information was prepared based on accounting practices under IFRS. The pro forma assumptions and adjustments are described in the accompanying notes presented below.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Santander Brasil would have been had the acquisition and the share exchange transaction (incorporação de ações), occurred on the date assumed, nor is it necessarily indicative of the consolidated company’s future consolidated results of operations or financial position.

The unaudited pro forma consolidated financial information does not include the anticipated realization of cost savings from any operating efficiencies, synergies or restructurings resulting from the integration of Banco Real and does not contemplate the liabilities that may be incurred in connection with the business combination and any related restructurings.

This unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes presented below and the historical consolidated financial statements and accompanying notes and combined financial statements and accompanying notes of Santander Brasil and Banco Real, respectively, included elsewhere in this prospectus. You should not rely on the unaudited pro forma consolidated financial information as an indication of either (1) the consolidated results of operations or financial position that would have been achieved if the acquisition of Banco Real had taken place on the date assumed or (2) the consolidated results of operations or financial position of Santander Brasil after the completion of such transaction.

Pro Forma Income Statement Data For the Six Months Ended June 30, 2008

	Santander
	Brasil	Banco Real
	Consolidated	Combined				Pro Forma
	Historical	Historical	Pro Forma			Consolidated
	Financial Data	Financial Data	Adjustments			Financial Data
						For the Six
						Months Ended
	For the Six Months Ended June 30, 2008					June 30, 2008
	(In millions of R$, except as otherwise indicated)

Interest and similar income	6,715	10,213	435	4	(i)	17,405
Interest expense and similar charges	(3,383)	(4,595)	42	4	(ii)	(7,978)

Net interest income	3,332	5,618	477			9,427
Income from equity instruments	16	2				18
Share of results of entities accounted for using the equity method	2	159				161
Fee and commission income	1,881	1,559				3,440
Fee and commission expense	(164)	(336)				(500)
Gains/losses on financial assets and liabilities (net)	686	770	3			1,459
Exchange differences (net)	(145)	(325)				(470)
Other operating income (expenses)	(35)	30	31			26
Total income	5,573	7,477	511			13,561
Administrative expenses	(2,234)	(3,301)				(5,535)
Personnel expenses	(1,156)	(1,607)				(2,763)
Other general administrative expenses	(1,078)	(1,694)				(2,772)
Depreciation and amortization	(310)	(156)	(80)	4	(iii)	(546)
Provisions (net)	(522)	(412)				(934)
Impairment losses on financial assets (net)	(1,496)	(1,698)				(3,194)
Impairment losses on other assets (net)	(9)	(6)				(15)
Gains/losses on disposal of assets not classified as non-current assets	32	6				38
Gains/losses on disposal of non-current assets held for sale	(24)	10				(14)
Profit before tax	1,010	1,920	431			3,361
Income tax	(303)	(742)	(146)	4	(iv)	(1,191)
Profit for the year	707	1,178	285			2,170

Earnings per shares
Basic and diluted earnings per 1,000 share (reais)
Common shares	5.07					6.45
Preferred shares	5.58					7.09
Basic and diluted earnings per 1,000 share (U.S. dollars)(1)
Common shares	3.18					4.05
Preferred shares	3.51					4.45
Weighted average shares outstanding (in thousands) — basic and diluted
Common shares	71,315,968					172,041,961
Preferred shares	61,969,586					149,503,808

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 to U.S.$1.00.

See the accompanying notes to the unaudited pro forma consolidated financial information.

Pro Forma Income Statement Data For the Year Ended December 31, 2008

	Santander Brasil	Banco Real
	Consolidated	Combined				Pro Forma
	Historical	Historical	Pro Forma			Consolidated
	Financial Data	Financial Data	Adjustments			Financial Data
	For the Year	For the Period	For the Year			For the Year
	Ended	from January 1	Ended			Ended
	December 31,	to August 29,	December 31,			December 31,
	2008	2008	2008			2008
	(In millions of R$, except as otherwise indicated)

Interest and similar income	23,768	14,007	327	4	(i)	38,102
Interest expense and similar charges	(12,330)	(6,552)	11	4	(ii)	(18,872)
Net interest income	11,438	7,455	338			19,230
Income from equity instruments	37	2	—			39
Share of results of entities accounted for using the equity method	112	193	—			305
Fee and commission income	4,809	2,040	—			6,849
Fee and commission expense	(555)	(428)	—			(983)
Gains/losses on financial assets and liabilities (net)	(1,287)	798	4			(485)
Exchange differences (net)	1,476	(215)	—			1,261
Other operating income (expenses)	(59)	(17)	2			(74)
Total income	15,971	9,828	344			26,143
Administrative expenses	(7,185)	(4,347)	—			(11,532)
Personnel expenses	(3,548)	(2,126)	—			(5,674)
Other general administrative expenses	(3,637)	(2,221)	—			(5,858)
Depreciation and amortization	(846)	(288)	(102)	4	(iii)	(1,236)
Provisions (net)	(1,230)	(472)	—			(1,702)
Impairment losses on financial assets (net)	(4,100)	(2,470)	—			(6,570)
Impairment losses on other assets (net)	(77)	(8)	—			(85)
Gains/losses on disposal of assets not classified as non-current assets	7	25	—			32
Gains/losses on disposal of non-current assets held for sale	9	13	—			22
Profit before tax	2,549	2,281	242			5,072
Income tax	(170)	(907)	(82)	4	(iv)	(1,159)
Profit for the year	2,379	1,374	160			3,913

Earnings per shares
Basic and diluted earnings per 1,000 share (reais)
Common shares	11.59					11.65
Preferred shares	12.75					12.81
Basic and diluted earnings per 1,000 share (U.S. dollars)(1)
Common shares	5.94					6.01
Preferred shares	6.53					6.60
Weighted average shares outstanding (in thousands) — basic and diluted
Common shares	104,926,194					171,800,386
Preferred shares	91,168,064					149,283,961

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at June 30, 2009 for reais into U.S. dollars of R$1.9516 to U.S.$1.00.

See the accompanying notes to the unaudited pro forma consolidated financial information.

Notes to the unaudited pro forma consolidated financial information

1.  Basis of Presentation

The unaudited pro forma consolidated financial information presented above is derived from the historical unaudited condensed consolidated financial statements for the six months ended June 30, 2008 of Banco Santander and Banco Real and the audited consolidated financial statements for the year ended December 31, 2008 of Santander Brasil and the historical audited combined financial statements of Banco Real for the period from January 1 to August 29, 2008, each included elsewhere in this prospectus, except for the financial statements of Banco Real for the six months ended June 30, 2008.

2.  The Acquisition of Banco Real

On July 24, 2008, Santander Spain acquired majority control of the ABN AMRO Real Group in Brazil. On August 29, 2008, as further described in note 26 to our consolidated financial statements, Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. became our wholly-owned subsidiaries pursuant to a share exchange transaction (incorporação de ações) approved by the shareholders of Santander Brasil, Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. As a result of the foregoing transactions, Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. became wholly-owned subsidiaries of the Bank. Banco Real was consolidated in Santander Brasil’s financial statements as from August 30, 2008. See “Business — History — Banco Real Acquisition”. The historical financial statements used to consolidate Banco Real on August 30, 2008 reflect purchase accounting adjustments recorded on the date that Santander Spain acquired control of Banco Real since as from that date Banco Real came under common control with Santander Brasil.

3.  Pro Forma Assumptions and Adjustments

The following assumptions and related pro forma adjustments give effect to our incorporation of Banco Real as if the acquisition of Banco Real by the Santander Group and the share exchange transaction (incorporação de ações) described above had occurred on January 1, 2008 for purposes of the unaudited pro forma consolidated financial information.

•	The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Santander Brasil would have been had the acquisition of Banco Real occurred on the respective dates assumed, nor is it necessarily indicative of the combined company’s future consolidated results of operations or financial position.

•	Expected future cash cost savings, if any, are not recognized in this unaudited pro forma consolidated financial information.

•	The pro forma adjustments include purchase price accounting adjustments to reflect the acquisition of Banco Real by Santander Spain, as if the control of Banco Real was acquired by Santander Spain on January 1, 2008. The purchase accounting was recorded using the acquisition method in accordance with International Financial Reporting Standard No. 3, “Business Combinations”.

Additionally, liabilities may be incurred in connection with any ultimate restructuring activities. These additional liabilities and costs have not been contemplated in the unaudited pro forma consolidated financial information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans depends on the conclusion of assessments and studies which are still being prepared by Santander Brasil as of the date of this prospectus.

Notes to the unaudited pro forma consolidated financial information — (Continued)

The pro forma purchase price allocation adjustments are estimated based on the following purchase price allocation:

	Book Value	Fair Value(1)	Adjustment
	(In thousands of R$)

Net assets acquired
Assets	132,301,795	130,930,255	(1,371,540)
Of which:
Cash and balances with central banks	12,147,982	12,147,982	—
Debt instruments	21,758,968	21,728,385	(30,583)
Loans and advances to customers	69,669,710	68,039,392	(1,630,318)
Tangible assets	1,072,896	1,344,375	271,479
Liabilities	(119,436,124)	(120,826,655)	(1,390,531)
Of which:
Deposits from credit institutions	(20,946,768)	(20,932,165)	14,603
Customer deposits	(75,372,552)	(75,419,151)	(46,599)
Subordinated liabilities	(3,440,670)	(3,491,143)	(50,473)
Other financial liabilities	(5,974,858)	(5,852,833)	122,025
Provisions(2)	(3,536,049)	(4,968,623)	(1,432,574)

Net assets acquired	12,865,671	10,103,600	(2,762,071)
Intangible assets(3)		1,229,716

Fair value of the assets		11,333,316
Total consideration(4)		38,946,426
Satisfied by:
Shares		38,920,753
Cash		25,673
Goodwill		27,613,110

(1)	The fair values of the assets and liabilities acquired were determined based on appraisals for the tangible assets, consideration of advice provided by legal counsel for contingent liabilities in provisions, and discounted cash flow analysis for all other assets and liabilities, taking into consideration the expected future economic benefits of the intangible assets.

(2)	Includes an adjustment of R$124.7 million booked in the six months ended June 30, 2009 with respect to a revision in the fair value of provisions, as permitted under IFRS 3.

(3)	Amount relates to customer list with an estimated useful life of 10 years.

(4)	Total consideration is based on amounts paid by the Santander Group for the acquisition of Banco Real.

4.  Pro forma adjustments

The purpose of the pro forma adjustments is to give the effect to the acquisition of Banco Real and the share exchange transaction (incorporação de ações) as if they had occurred on January 1, 2008. The pro forma adjustments for the year ended December 31, 2008 consider the period from January 1, 2008 to August 29, 2008, as the results for the remaining period of 2008 are already incorporated in the Bank’s historical financial data. On the same basis, the pro forma adjustments for the six months ended June 30, 2008 consider the period from January 1, 2008 to June 30, 2008, as none of the results for this period are incorporated in the Bank’s historical financial data.

(i) This pro forma adjustment relates to the unwinding of the fair value adjustments to debt instruments and loans and advances to customers, presented in the purchase price allocation in note 3 to the pro forma financial information, which were calculated separately for each individual contract. This results in an adjustment to the yield curve of the assets that were accounted for at amortized cost. The fair values of these

Notes to the unaudited pro forma consolidated financial information — (Continued)

contracts were below or above their book values depending on whether market rates of interest were above or below the contractual rates on the date of the acquisition. The unwinding of the difference between amortized cost and fair value is calculated based on the contractual maturities of each of the related financial instruments, which vary from 2008 to 2015.

For the pro forma income statement for the year ended December 31, 2008, the unwinding of the fair value adjustments to the debt instruments and loans and advances to customers is based on eight months of the amount which is expected to unwind during the year ended December 31, 2009, amounting to R$491 million.

For the pro forma income statement for the six months ended June 30, 2008, the unwinding of the fair value adjustments to the debt instruments and loans and advance to customers is based on the actual amounts recorded in the last four months of 2008 in the amount of R$354 million plus the actual amounts recorded during the first two months of 2009 amounting to R$81 million.

(ii) This pro forma adjustment relates to the amortization of the fair value adjustment to financial liabilities, presented in the purchase price allocation in note 3 to the pro forma financial information, which was calculated separately for each individual contract. This results in an adjustment to the yield curve of the financial liabilities that were accounted for at amortized cost. The fair values of these contracts were below or above their book values depending on whether market rates of interest were above or below the contractual rates on the date of the acquisition. The unwinding of the difference between amortized cost and fair value is based on the contractual maturities of each of the related financial instruments, which vary from 2008 to 2015.

For the pro forma income statement for the year ended December 31, 2008, the unwinding of the fair value adjustments to financial liabilities is based on eight months of the amount which is expected to unwind during the year ended December 31, 2009, amounting to R$16 million.

For the pro forma income statement for the six months ended June 30, 2008, the unwinding of the fair value adjustments to financial liabilities is based on the actual amounts recorded during the last four months of 2008 in the amount of R$39 million plus the actual amounts recorded during the first two months of 2009, amounting to R$3 million.

(iii) The pro forma adjustment relates to the amortization of the fair value adjustment to tangible assets and the amortization of the identifiable and measurable intangible assets recognized in the purchase price allocation, which are presented in note 3 to the pro forma financial information, using the estimated useful lives of such assets. This adjustment principally relates to the amortization of the customer list recognized in connection with the purchase price allocation which has an estimated useful life of 10 years and the amortization of the tangible assets (buildings for own use), which have an estimated average useful life of 25 years.

For the pro forma income statement for the year ended December 31, 2008, the amortization for the tangible and amortizable intangible assets is based on eight months of the R$152 million amortization for 2009.

For the pro forma income statement for the six months ended June 30, 2008, the amortization for the tangible and amortizable intangible assets is based on the last four months of the amortization for 2008 in the amount of R$54 million plus the actual amounts recorded during the first two months of 2009, amounting to R$26 million.

(iv) This pro forma adjustment reflects the recognition of deferred taxes recognized in the purchase price allocation due to the realization of the amounts in which fair value differed from cost for certain assets and liabilities as shown in the table above. Such realization of deferred taxes is calculated on the pro forma adjustments explained above, based on a 34% tax rate.

SELECTED STATISTICAL INFORMATION

The following information for Santander Brasil is included for analytical purposes and is derived from and should be read in conjunction with the financial statements contained elsewhere herein as well as “Operating and Financial Review and Prospects”.

Average annual balance sheet data has been calculated based upon the average of the sum of balances at 13 dates: at December 31 of the prior year and each of the month-end balances of the 12 subsequent months. Average income statement and balance sheet data and other related statistical information for Santander Brasil have been prepared on a consolidated basis. As from August 30, 2008, our consolidated financial information includes data of Banco Real. We believe that the average data set forth herein accurately reflect in all material respects our financial condition and results of operations at the dates and for the periods specified.

The selected statistical information set forth below includes information at and for the years ended December 31, 2006, 2005 and 2004 derived from unaudited financial statements prepared in accordance with Brazilian GAAP. See “Presentation of Financial and Other Information”. Because of the material differences in criteria and presentation between Brazilian GAAP and IFRS, such information is not comparable with the selected statistical data at and for the six months ended June 30, 2009 and 2008 and at and for the years ended December 31, 2008 and 2007. For a discussion of such differences, see note 45 to our financial statements. Accordingly, differences between amounts at and for the years ended December 31, 2006, 2005 and 2004 and amounts at and for the years ended December 31, 2008 and 2007 may be due to differences between Brazilian GAAP and IFRS as well as the evolution of our financial condition and results of operations during these years.

Average Balance Sheet and Interest Rates

The following tables show our average balances and interest rates for each of the periods presented. With respect to the tables below and the tables under “— Changes in Net Interest Income — Volume and Rate Analysis” and “— Assets — Earning Assets — Yield Spread”, (1) we have stated average balances on a gross basis, before netting our allowances for credit losses, except for the total average asset figures, which include such netting and (2) all average data have been calculated using month-end balances, which is not significantly different from having used daily averages. We stop accruing interest on loans once they are more than 60 days past due. All our non-accrual loans are included in the table below under “other assets”.

	IFRS
	For the Six Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
Assets and Interest Income	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
	(In millions of R$, except percentages)

Cash and balances with the Brazilian Central Bank	16,838	835	10.2%	16,714	847	10.4%
Loans and advances to credit institutions	29,582	1,440	10.0%	11,504	412	7.3%
Loans and advances to customers	133,497	15,201	24.1%	43,761	4,343	20.8%
Debt instruments	38,714	2,201	11.7%	16,308	1,080	13.7%
Other interest-earning assets	—	94	0.0%	—	33	0.0%

Total interest-earning assets	218,631	19,771	18.9%	88,287	6,715	15.8%

Equity instruments	2,034	15	1.5%	2,293	16	1.4%
Investments in affiliated companies	548	—	—	89	—	—

Total earning assets	221,213	19,786	18.7%	90,669	6,731	15.4%

Cash and balances with the Brazilian Central Bank	6,283	—	—	2,566	—	—
Due from credit entities	2,201	—	—	1,042	—	—
Impairment losses	(8,286)	—	—	(2,636)	—	—
Others assets	31,774	—	—	11,268	—	—
Tangible assets	3,746	—	—	1,062	—	—
Intangible assets	31,043	—	—	1,800	—	—

Total average assets	287,974	19,786	14.2%	105,771	6,731	13.1%

	IFRS
	For the Six Months Ended June 30,
	2009			2008
	Average		Average	Average		Average
Liabilities and Interest Expense	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
	(In millions of R$, except percentages)

Deposits from the Brazilian Central Bank	823	1	0.3%	—	—	—
Deposits from credit institutions	23,783	966	8.3%	14,889	424	5.8%
Customer deposits	140,128	6,636	9.7%	50,587	2,456	9.9%
Marketable debt securities	11,590	596	10.5%	3,542	190	11.0%
Subordinated liabilities	10,244	542	10.9%	4,376	229	10.7%
Other interest-bearing liabilities	—	369	—	—	42	—

Total interest-bearing liabilities	186,568	9,110	10.0%	73,394	3,341	9.3%
Deposits from credit entities	66	—	—	47	—	—
Customer deposits — demand deposits	12,793	—	—	4,662	—	—
Others liabilities	37,800	—	—	17,756	—	—
Minority interest	5	—	—	n.m.	—	—
Shareholders’ equity	50,742	—	—	9,912	—	—

Total average liabilities and shareholders’ equity	287,974	9,110	6.4%	105,771	3,341	6.4%

(1)	Amounts are presented on an annualized basis by doubling the earnings component. Annualized amounts are not necessarily indicative of the amounts that would result for the entire year which may be materially different from the annualized amounts.

	IFRS
	For the Year Ended December 31,
	2008			2007
	Average		Average	Average		Average
Assets and Interest Income	Balance	Interest	Rate	Balance	Interest	Rate
	(In millions of R$, except percentages)

Cash and balances with the Brazilian Central Bank	19,102	2,270	11.9%	15,717	1,894	12.0%
Loans and advances to credit institutions	17,390	1,819	10.5%	8,788	701	8.0%
Loans and advances to customers	72,178	16,297	22.6%	39,922	8,047	20.2%
Debt instruments	22,543	3,327	14.8%	19,084	2,166	11.3%
Other interest-earning assets	—	55	—	—	389	—

Total interest-earning assets	131,213	23,768	18.1%	83,511	13,197	15.8%

Equity instruments	2,250	37	1.6%	3,254	36	1.1%
Investments in affiliated companies	255	—	—	46	—	—

Total earning assets	133,718	23,805	17.8%	86,811	13,234	15.2%

Cash and balances with the Brazilian Central Bank	3,618	—	—	2,440	—	—
Due from credit entities	677	—	—	853	—	—
Impairment losses	(4,272)	—	—	(2,196)	—	—
Others assets	16,488	—	—	10,060	—	—
Tangible assets	1,977	—	—	1,022	—	—
Intangible assets	11,415	—	—	1,253	—	—

Total average assets	163,621	23,805	14.5%	100,243	13,234	13.2%

	IFRS
	For the Year Ended December 31,
	2008			2007
	Average		Average	Average		Average
Liabilities and Interest Expense	Balance	Interest	Rate	Balance	Interest	Rate
	(In millions of R$, except percentages)

Deposits from the Brazilian Central Bank	14	—	—	—	—	—
Deposits from credit institutions	21,411	1,631	7.6%	18,169	1,362	7.5%
Customer deposits	75,816	9,146	12.1%	44,507	4,709	10.6%
Marketable debt securities	6,331	549	8.7%	2,348	277	11.8%
Subordinated liabilities	5,883	690	11.7%	4,180	452	10.8%
Other interest-bearing liabilities	—	314	—	—	202	—

Total interest-bearing liabilities	109,455	12,330	11.3%	69,204	7,002	10.1%
Deposits from credit entities	80	—	—	67	—	—
Customer deposits — demand deposits	7,112	—	—	4,665	—	—
Others liabilities	23,863	—	—	15,785	—	—
Minority interest	1	—	—	—	—	—
Shareholders’ equity	23,110	—	—	10,522	—	—

Total average liabilities and shareholders’ equity	163,621	12,330	7.6%	100,243	7,002	7.6%

	Brazilian GAAP
	For the Year Ended December 31, 2006
	Average	Income	Average
	Balance	(Expense)	Rate
	(In millions of R$)

Interest-Earning Assets
Lending operations	27,874	6,885	24.7%
Leasing operations	423	83	19.6%
Interbank investments, securities transactions and derivative financial instruments	39,767	6,221	15.6%
Foreign exchange operations	1,180	83	7.0%
Compulsory investments	3,126	382	12.2%

Total interest-earning assets	72,369	13,654	18.9%

Interest-Bearing Liabilities
Funding operations
Time deposits	21,499	(2,906)	13.5%
Securities sold under repurchase agreements	20,080	(2,771)	13.8%
Savings deposits	4,820	(377)	7.8%
Interbank deposits	102	(15)	14.2%
Funds from issuance of securities	1,474	(210)	14.2%
Subordinated debts	2,343	(267)	11.4%
Other	—	(69)	0.0%
Total funding operations	50,318	(6,614)	13.1%
Borrowings and onlendings
Foreign borrowings	5,041	(253)	5.0%
Domestic onlendings	3,062	(231)	7.6%
Total borrowings and onlendings	8,103	(485)	6.0%

Total interest-bearing liabilities	58,421	(7,099)	12.2%

Changes in Net Interest Income — Volume and Rate Analysis

The following tables allocate the changes in our net interest income between changes in average volume and changes in average rate for the six months ended June 30, 2009 compared to the six months ended June 30, 2008 and for the year 2008 compared to 2007. We have calculated volume variances based on movements in average balances over the period and rate variance based on changes in interest rates on average interest-earning assets and average interest-bearing liabilities. We have allocated variances caused by changes in both volume and rate to volume. You should read the following tables and the footnotes thereto in light of our observations noted in “— Average Balance Sheet and Interest Rates”.

	IFRS
	For the Six Months Ended June 30, 2009 and 2008
	Increase (Decrease) Due to Changes in
Interest and Similar Revenues	Volume	Rate	Net change
	(In millions of R$)

Interest-earning assets
Cash and due from central banks	6	(18)	(12)
Due from credit entities	836	192	1,028
Loans and credits	10,130	727	10,857
Debt securities	1,293	(173)	1,120
Other interest-earning assets	62	—	62

Total interest-earning assets	12,327	728	13,055
Investments in equity securities	(2)	1	(1)

Total earning assets	12,325	729	13,054

	IFRS
	For the Six Months Ended June 30, 2009 and 2008
	Increase (Decrease) Due to Changes in
Interest and Similar Expenses	Volume	Rate	Net change
	(In millions of R$)

Interest-bearing liabilities
Deposits from central bank	1	—	1
Due to credit entities	316	227	543
Customer deposits	4,242	(62)	4,180
Marketable debt securities	414	(9)	405
Subordinated debt	310	3	313
Other interest-bearing liabilities	327	—	327

Total interest-bearing liabilities	5,610	159	5,769

	IFRS
	2008/2007
	Increase (Decrease) Due to Changes in
Interest and Similar Revenues	Volume	Rate	Net change
	(In millions of R$)

Interest-earning assets
Cash and due from central banks	403	(26)	377
Due from credit entities	848	269	1,117
Loans and credits	7,182	1,067	8,249
Debt securities	437	724	1,161
Other interest-earning assets	(334)	—	(334)

Total interest-earning assets	8,536	2,034	10,570
Investments in equity securities	(13)	14	1

Total earning assets	8,523	2,048	10,571

	IFRS
	2008/2007
	Increase (Decrease) Due to Changes in
Interest and Similar Expenses	Volume	Rate	Net change
	(In millions of R$)

Interest-bearing liabilities
Due to credit entities	246	22	268
Customer deposits	3,700	737	4,437
Marketable debt securities	362	(90)	272
Subordinated debt	197	41	238
Other interest-bearing liabilities	112	—	112

Total interest-bearing liabilities	4,617	710	5,327

Assets

Earning Assets — Yield Spread

The following tables analyze our average earning assets, interest income and dividends on equity securities and net interest income and shows gross yields, net yields and yield spread for each of the periods indicated. You should read this table and the footnotes thereto in light of our observations noted in “— Average Balance Sheet and Interest Rates”.

	IFRS
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
	(In millions of R$, except percentages)

Average earning assets	221,213	90,669	133,718	86,811
Interest and dividends on equity securities(1)	19,786	6,731	23,805	13,233
Net interest income	10,661	3,332	11,438	6,195
Gross yield(2)(3)	18.7%	15.4%	17.8%	15.2%
Net yield(3)(4)	9.9%	7.6%	8.6%	7.2%
Yield spread(3)(5)	8.7%	6.1%	6.5%	5.1%

(1)	Dividends on equity securities include dividends from companies accounted for by the equity method.

(2)	Gross yield is the quotient of interest and dividends on equity securities divided by average earning assets.

(3)	Figures for the six months ended June 30, 2009 and 2008 are presented on an annualized basis by doubling the six month earnings component. Annualized figures are not necessarily indicative of the figures that would result for the entire year.

(4)	Net yield is the quotient of net interest income (that includes dividends on equity securities) divided by average earning assets.

(5)	Yield spread is the difference between gross yield on earning assets and the average cost of interest-bearing liabilities.

Brazilian GAAP
For the Year Ended
December 31, 2006
(In millions of R$,
except percentages)

Average earning assets	72,369
Total profit from financial operations before provision for credit losses(1)	6,555
Net interest margin(2)	9.1%
Net interest spread(3)	6.7%

(1)	The difference between financial income and expenses.

(2)	Total profit from financial operations before provision for credit losses as a percentage of average interest-earning assets.

(3)	The difference between the average yield on total interest-earning assets and the average yield on interest-bearing liabilities.

Return on Equity and Assets

The following tables present our selected financial ratios for the periods indicated.

	IFRS
	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2009	2008	2008	2007
	(In percentages)

ROA: Return on average total assets(1)	1.7	1.3	1.5	1.9
ROE: Return on average shareholders’ equity(1)	9.9	14.8	10.3	18.1
Average shareholders’ equity as a percentage of average total assets(1)	17.6	9.4	14.1	10.5
Payout(2)	25.6	—	35.8	66.2

(1)	Figures for the six months ended June 30, 2009 and 2008 are presented on an annualized basis by doubling the six months earnings component. Annualized figures are not necessarily indicative of the figures that would result for the entire year.

(2)	Dividend payout ratio (dividends declared per share divided by net income per share).

Brazilian GAAP
For the Year Ended
December 31, 2006
(In percentages)

ROA: Return on average total assets	1.3
ROE: Return on average stockholders’ equity	15.5
Average stockholders’ equity as a percentage of average total assets	8.5

Dividend payout ratio for the year ended December 31, 2006 has not been provided because our predecessor banks were reorganized in 2006. See “Presentation of Financial and Other Information”.

Interest-Earning Assets

The following table shows the percentage mix of our average interest-earning assets for the years indicated. You should read this table in light of our observations noted in “— Average Balance Sheet and Interest Rates”.

	IFRS
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
	(In percentages)

Cash and due from central banks	7.7	18.9	14.6	18.8
Due from credit entities	13.5	13.0	13.3	10.5
Loans and credits	61.1	49.6	54.9	47.8
Debt securities	17.7	18.5	17.2	22.9

Total interest-earning assets	100.0	100.0	100.0	100.0

Brazilian GAAP
For the Year Ended
December 31, 2006
(In percentages)

Lending operations	38.5
Leasing operations	0.6
Interbank investments, securities transactions and derivative financial instruments	55.0
Foreign exchange operations	1.6
Compulsory investments	4.3

Total interest-earning assets	100.0

Loans and Advances to Credit Institutions

The following tables show our short-term funds deposited with other banks at each of the dates indicated.

	IFRS
	At June 30,		At December 31,
	2009	2008	2008	2007
		(In millions of R$)

Time deposits	12,351	2,484	10,703	1,861
Reverse repurchase agreements	9,213	7,866	4,583	739
Other accounts(1)	15,056	6,756	18,453	4,684

Total	36,620	17,106	33,739	7,284

(1)	Includes primarily foreign currency investments and escrow deposits.

Brazilian GAAP
At December 31, 2006
(In millions of R$)

Money market investments	3,269
Interbank deposits	1,184
Foreign currency investments	856

Total	5,309

Investment Securities

At June 30, 2009 and December 31, 2008, the book value of our investment securities was R$40.9 billion and R$41.5 billion, respectively, (representing 14.2% of our total assets at such dates). R$35.2 billion, or 86.1%, and R$37.5 billion, or 89.9%, of our investment securities at June 30, 2009 and December 31, 2008, respectively, consisted of Brazilian Government and government agency securities. For a discussion of how we value our investment securities, see notes 6 and 7 to our financial statements.

The following tables show the book values of our investment securities by type and domicile of counterparty at each of the dates indicated.

	IFRS
	At June 30,		At December 31,
	2009	2008	2008	2007
	(In millions of R$)

Debt securities
Brazilian government securities	35,198	15,486	37,493	14,338
Other domestic issuers	3,862	1,595	2,132	1,092
Total domestic	39,060	17,081	39,625	15,430
Less-allowance for credit losses	(29)	(14)	(29)	(14)

Total debt securities	39,031	17,067	39,596	15,416
Equity securities
Equity securities	1,963	1,994	1,923	2,959
Less-price fluctuation allowance	(111)	(16)	—	—
Total equity securities	1,852	1,978	1,923	2,959

Total investment securities	40,883	19,045	41,520	18,374

Brazilian GAAP
At December 31,
2006
(In millions of R$)

Debt securities
Brazilian government securities	34,843
Other domestic issuer	1,494

Total debt securities	36,337
Equity securities
Equity securities	2,120
Total equity securities	2,120

Total investment securities	38,457

At June 30, 2009 and December 31, 2008 and 2007, we held no securities of single issuers, other than the Brazilian government securities, which exceeded 10% of our shareholders’ equity (and other debt securities with aggregate values near to 10% of our shareholders’ equity). Brazilian government securities represented 68.6%, 75.2% and 140.5% of our shareholders’ equity at June 30, 2009 and December 31, 2008 and 2007, respectively.

The following tables analyze the maturities and weighted average yields of our debt investment securities (before impairment allowances) at June 30, 2009 and December 31, 2008. Yields on tax-exempt obligations have not been calculated on a tax-equivalent basis because we do not believe the effect of such a calculation would be material.

	IFRS
	At June 30, 2009
		Maturing	Maturing
	Maturing	Between 1	Between 5	Maturing		Average
	Within 1 Year	and 5 Years	and 10 Years	After 10 Years	Total	Yield
	(In millions of R$)

Debt Securities
Brazilian government	14,268	16,311	2,961	1,658	35,198	11.0%
Other domestic issuers	1,835	1,318	644	65	3,862	10.5%

Total debt investment securities	16,103	17,629	3,605	1,723	39,060	10.9%

	IFRS
	At December 31, 2008
	Maturing	Maturing	Maturing	Maturing
	Within 1	Between 1	Between 5	After		Average
	Year	and 5 Years	and 10 Years	10 Years	Total	Yield
	(In millions of R$)

Debt Securities
Brazilian government	8,975	23,339	3,247	1,932	37,493	10.9%
Other domestic issuers	346	1,611	175	—	2,132	11.6%

Total debt investment securities	9,321	24,950	3,422	1,932	39,625	10.9%

Loan Portfolio

At June 30, 2009 and December 31, 2008, our total loans and advances to customers equaled R$140.0 billion and R$142.6 billion, respectively, (48.5% of our total assets at such dates). Net of allowances for credit losses, loans and advances to customers equaled R$130.8 billion and R$134.5 billion at June 30, 2009 and December 31, 2008, respectively, (45.3% and 45.7% of our total assets at June 30, 2009 and December 31, 2008, respectively). In addition to loans, we had outstanding at June 30, 2009 and December 31, 2008 and 2007, R$72.4 billion, R$68.8 billion and R$19.6 billion, respectively, of undrawn balances available to third parties.

Types of Loans by Type of Customer

Substantially all of our loans are to borrowers domiciled in Brazil and are denominated in reais. The following tables analyze our loans and advances to customers (including securities purchased under agreements to resell), by type of customer loan, at each of the dates indicated. For each category of loan, we maintain specific risk management policies in line with the standards of the Santander Group and as managed and monitored by our board of directors through the risk committee. Our credit approval processes for each category of loan are structured primarily around our business segments. See “Operating and Financial Review and Prospects — Risk Management — Credit Risk” for details on our credit approval policies for retail and wholesale lending.

The Bank has a diversified loan portfolio with no concentration exceeding 10% of total loans.

	IFRS
	At June 30,		At December 31,
	2009	2008	2008	2007
		(In millions of R$)

Commercial, financial and industrial(1)	74,299	28,186	76,407	32,879
Real estate-construction(2)	3,194	331	2,469	301
Real estate-mortgage(3)	4,770	1,914	4,472	1,692
Installment loans to individuals(4)	44,959	16,897	46,857	16,178
Lease financing(5)	12,739	625	12,444	402

Total loans and leases, gross(6)	139,961	47,953	142,649	51,452

Allowance for possible loan losses	(9,159)	(2,451)	(8,181)	(2,249)

Loans and leases, net of allowances	130,802	45,502	134,468	49,203

(1)	Includes primarily loans to small and medium-sized businesses, or SMEs, in our Commerical Banking segment, and to Global Banking & Markets, or GB&M, corporate and business enterprise customers in our Wholesale Global Banking segment. The principal products offered to SMEs in this category include revolving loans, overdraft facilities, installment loans, working capital and equipment finance loans. Credit approval for SMEs is based on customer income, business activity, collateral coverage and internal and external credit scoring tools. Collateral on commercial, financial and industrial lending to SMEs generally includes receivables, liens, pledges, guarantees and mortgages, with coverage generally ranging from 100% to 150% of the loan value depending on the risk profile of the loan. Our Wholesale Global Banking customers are offered a range of loan products ranging from typical corporate banking products (installment loans, working capital and equipment finance loans) to more sophisticated products (derivative and capital markets transactions). As Wholesale Global Banking customers tend to be larger businesses, credit approval is based on customer credit quality as evaluated by a specialized teams of risk analysts taking account of, among other things, business revenues and credit history of each customer. Underwriting policies for this category of loans to our Wholesale Global Banking customers are focused on the type of guarantee or collateral provided. Certain loans (BNDES products) are generally secured by liens on financed machinery and equipment, though guarantees may also be provided as additional security.

(2)	Includes construction loans made principally to real estate developers that are SMEs and corporate customers in our Wholesale Global Banking Segment. Credit approval is carried out by a specialized team of risk analysts which follows a specific set of underwriting standards and analysis of each customer based on, among other things, business revenues and credit history. Loans in this category are generally secured by mortgages and receivables, though guarantees may also be provided as additional security.

(3)	Includes loans on residential real estate to individuals. Credit approval policies in this category are determined by reference to the type of lending product being offered, the type and location of the real estate, the revenue or income of the business or customer, respectively, requesting the loan and internal and external credit scoring information. All loans granted under this category are secured by the financed real estate. Loan to value ratios for loans in this category are generally limited to 80% and the average loan to value ratio for new loans is approximately between 50% and 60%.

(4)	Consists primarily of unsecured personal installment loans (including loans, the payments for which are automatically deducted from a customer’s payroll), revolving loans, overdraft facilities, consumer finance facilities and credit cards. Credit approval in this category is based on individual income, debt to income ratio and internal and external credit scoring models. Credit approval for many of these types of loans is based on automatic scoring models, with pre-set lending limits based on credit scores. For example, the maximum lending amount on revolving loans and overdraft facilities may vary from between 50% and 250% of an individual’s monthly income, depending on the specific product and credit score of the individual.

(5)	Includes primarily automobile leases and loans to individuals. Credit approval is based both on an automatic scoring model using external credit scores and on evaluation by our branch personnel following our risk management policies. The vehicle financed acts as collateral for the particular loan granted.

(6)	Includes the debit balances (financial assets) of all the credit and loans granted by the Bank, including money market operations through central counterparties, except for credit of any nature in the name of credit institutions or those represented by securities.

	Brazilian GAAP
	At December 31,
	2006	2005	2004
	(In millions of R$)

Commercial, financial and industrial	23,571	18,186	13,575
Real estate	1,232	1,009	842
Installment loans to individuals	12,303	9,297	6,732
Lease financing	403	490	444

Total loans and leases, gross(1)	37,509	28,982	21,593

Allowance for possible loan losses	(1,622)	(1,197)	(916)

Loans and leases, net of allowances	35,887	27,785	20,677

(1)	Includes all loans granted by the Bank, considered as credit portfolio under Central Bank Resolution No. 2,682. Certain assets accounted for as loans under IFRS are not so accounted under Brazilian GAAP.

Maturity

The following tables set forth an analysis by maturity of our loans and advances to customers by type of loan at June 30, 2009 and December 31, 2008.

	IFRS
	Maturity at June 30, 2009
	Less Than One Year		One to Five Years		Over Five Years		Total
	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total
			(In millions of R$, except percentages)

Commercial, financial and industrial	52,570	57.6%	19,688	44.7%	2,041	44.2%	74,299	53.0%
Real estate	2,977	3.2%	2,669	6.1%	2,318	50.2%	7,964	5.7%
Installment loans to individuals	30,272	33.2%	14,441	32.8%	247	5.4%	44,960	32.1%
Lease financing	5,484	6.0%	7,246	16.4%	9	0.2%	12,739	9.1%

Total loans and leases, gross	91,303	100.0%	44,044	100.0%	4,615	100.0%	139,962	100.0%

	IFRS
	Maturity at December 31, 2008
	Less Than One Year		One to Five Years		Over Five Years		Total
	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total
			(In millions of R$, except percentages)

Commercial, financial and industrial	52,276	60.1%	21,663	44.4%	2,468	35.8%	76,407	53.6%
Real estate	2,216	2.6%	2,581	5.3%	2,140	31.0%	6,937	4.9%
Installment loans to individuals	27,464	31.6%	17,155	35.1%	2,242	32.5%	46,862	32.9%
Lease financing	4,992	5.7%	7,401	15.2%	51	0.7%	12,444	8.7%

Total loans and leases, gross	86,948	100.0%	48,800	100.0%	6,901	100.0%	142,649	100.0%

Fixed and Variable Rate Loans

The following table sets forth a breakdown of our fixed and variable rate loans having a maturity of more than one year at June 30, 2009 and December 31, 2008.

	IFRS
	At June 30, 2009	At December 31, 2008
	(In millions of R$)

Fixed rate	29,298	38,910
Variable rate	19,361	16,792

Total	48,659	55,702

Cross-Border Outstandings

The following table sets forth, at the dates indicated, the aggregate amount of our cross-border outstandings (which consist of loans, interest-bearing deposits with other banks, acceptances and other monetary assets denominated in a currency other than the home-country currency of the office where the item is booked) where outstandings in the borrower’s country exceeded 0.75% of our total assets. Cross-border outstandings do not include local currency loans made by subsidiary banks in other countries to the extent that such loans are funded in the local currency or hedged. As a result, they do not include the majority of the loans by our Cayman branch, which are fully hedged.

	IFRS
	At June 30,		At December 31,
	2009		2008		2007
		% of Total		% of Total		% of Total
	Balance	Assets	Balance	Assets	Balance	Assets
		(In millions of R$, except percentages)

OECD countries(1)
Austria	557	0.19%	4,937	1.68%	—	0.0%
Spain	1,123	0.39%	3,734	1.27%	1,630	1.51%
United States	2,780	0.96%	1,288	0.44%	273	0.25%
Other OECD countries(2)	1,847	0.64%	1,495	0.50%	577	0.53%
Total OECD	6,306	2.18%	11,454	3.89%	2,481	2.29%
Non-OECD countries
Latin American countries(2)	127	0.04%	147	0.05%	264	0.24%
Other(2)	1,792	0.62%	2,182	0.74%	388	0.36%

Total non-OECD	1,919	0.66%	2,329	0.79%	652	0.60%

Total	8,225	2.84%	13,784	4.68%	3,132	2.89%

(1)	The Organization for Economic Cooperation and Development.

(2)	Aggregate outstandings in any single country in this category do not exceed 0.75% of our total assets.

The following table sets forth the amounts of our cross-border outstandings at December 31, 2008 and 2007 by type of borrower where outstandings in the borrower’s country exceeded 0.75% of total assets.

	IFRS
		Banks and
		Other	Commercial
		Financial	and
	Government	Institutions	Industrial	Total
	(In millions of R$)

2007
Spain	—	1,625	5	1,630

Total	—	1,625	5	1,630

2008
Austria	401	—	4,535	4,937
Spain	—	3,731	4	3,734

Total	401	3,731	4,539	8,671

Movements in Allowances for Credit Losses

The following tables analyze movements in our allowances for credit losses for the periods indicated. For further discussion of movements in the allowances for credit losses, see “Operating and Financial Review and Prospects — Results of Operations for the Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008 — Impairment Losses on Financial Assets (Net)” and “Operating and Financial Review and Prospects — Results of Operations for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007 — Impairment Losses on Financial Assets (Net)”.

	IFRS
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
		(In millions of R$)

Balance beginning of period	8,181	2,249	2,249	2,170
Acquired companies	—	—	4,717	—
Net additions	5,144	1,590	4,533	2,474
Charge offs	(4,166)	(1,388)	(3,318)	(2,395)

Balance end of period	9,159	2,451	8,181	2,249

	Brazilian GAAP
	Year Ended December 31,
	2006	2005	2004
	(In millions of R$)

Balance beginning of period	1,197	916	1,009
Net additions	1,522	817	475
Charge offs	(1,097)	(539)	(567)
Other	—	3	(1)

Balance end of period	1,622	1,197	916

The tables below show a breakdown of recoveries, net provisions and charge-offs against credit loss allowance by type and domicile of borrower for the periods indicated.

	IFRS
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007
	(In millions of R$)

Recoveries of loans previously charged off(1)	318	92	430	294
Commercial, financial and industrial	75	20	144	101
Real estate — mortgage	24	7	29	11
Installment loans to individuals	211	61	246	163
Lease finance	8	4	11	19
Acquired companies	—	—	4,717	—
Commercial, financial and industrial	—	—	1,988	—
Real estate — mortgage	—	—	48	—
Installment loans to individuals	—	—	2,610	—
Lease finance	—	—	71	—
Net provisions for credit losses(1)	5,144	1,590	4,533	2,474
Commercial, financial and industrial	842	176	1,452	261
Real estate — mortgage	(7)	(9)	26	6
Installment loans to individuals	4,194	1,386	2,951	2,180
Lease finance	115	37	104	27
Charge-offs against credit loss allowance	(4,166)	(1,389)	(3,319)	(2,394)
Commercial, financial and industrial	(1,059)	(271)	(739)	(310)
Real estate — mortgage	(16)	(5)	(13)	(7)
Installment loans to individuals	(3,026)	(1,083)	(2,513)	(2,027)
Lease finance	(65)	(30)	(54)	(50)

(1)	Impairment losses on financial assets, net, as reported in our consolidated financial statements, reflects net provisions for credit losses less recoveries of loans previously charged off.

	Brazilian GAAP
	For the Year Ended December 31, 2006
	2006	2005	2004
	(In millions of R$)

Recoveries of loans previously charged off	355	210	312
Commercial, financial and industrial	147	74	215
Real estate-mortgage	15	9	4
Installment loans to individuals	175	111	75
Lease finance	18	16	18
Acquired companies	—	—	—
Commercial, financial and industrial	—	—	—
Real estate-mortgage	—	—	—
Installment loans to individuals	—	—	—
Lease finance	—	—	—
Net provisions for credit losses	1,522	817	475
Commercial, financial and industrial	376	162	134
Real estate-mortgage	13	(5)	9
Installment loans to individuals	1,087	635	309
Lease finance	46	25	23
Charge offs against credit loss allowance	(1,097)	(539)	(567)
Commercial, financial and industrial	(227)	(145)	(284)
Real estate-mortgage	(13)	(7)	(7)
Installment loans to individuals	(833)	(362)	(255)
Lease finance	(25)	(24)	(21)

The tables below show a breakdown of allowances for credit losses by type of borrowers and the percentage of loans in each category as a share of total loans at the date indicated.

	IFRS
	At June 30,				At December 31,
		% of Total		% of Total		% of Total		% of Total
	2009	Loans	2008	Loans	2008	Loans	2007	Loans
	(In millions of R$, except percentages)

Borrowers
Commercial and industrial	3,170	55.4%	592	59.5%	3,387	55.3%	686	64.5%
Mortgage loans	71	3.4%	19	4.0%	94	3.1%	33	3.3%
Installment loans to individuals	5,683	32.1%	1,770	35.2%	4,515	32.9%	1,467	3.4%
Lease financing	235	9.1%	70	1.3%	185	8.7%	63	0.8%

Total	9,159	100.0%	2,451	100.0%	8,181	100.0%	2,249	100.0%

	Brazilian GAAP
	For the Year Ended December 31,
		% of Total		% of Total		% of Total
	2006	Loans	2005	Loans	2004	Loans
	(In millions of R$, except percentages)

Borrowers
Commercial and industrial	432	62.8%	282	62.8%	267	62.9%
Mortgage loans	20	3.3%	20	3.5%	32	3.9%
Installment loans to individuals	1,102	32.8%	848	32.1%	571	31.2%
Lease financing	68	1.0%	47	1.7%	46	2.1%

Total	1,622	100.0%	1,197	100.0%	916	100.0%

Impaired Assets

The following tables show our impaired assets, excluding country-risk.

	IFRS
	At June 30,		At December 31,
	2009	2008	2008	2007
	(In millions of R$, except percentages)

Non-performing assets
Past-due and other non-performing assets(1)	9,431	2,184	7,730	2,093
Non-performing loans as a percentage of total loans	6.7%	4.6%	5.4%	4.1%
Net loan charge-offs as a percentage of total loans	3.0%	2.9%	2.3%	4.7%

(1)	Includes at June 30, 2009, R$391 million of doubtful loans and at December 31, 2008, R$1,260 million of doubtful loans that were not past-due and therefore were accounted for on an accrual basis. In the six months ended June 30, 2009, the amount of interest owed on non-accruing assets that would have been recorded had such assets accrued interest from January 1, 2009 would have been R$982 million. In 2008, the amount of interest on non-accruing assets that would have been recorded had such assets accrued interest from January 1, 2008 would have been R$658 million. No loan that was more than 60 days past due was accounted for on an accrual basis.

	Brazilian GAAP
	At December 31,
	2006	2005	2004
	(In millions of R$)

Non-performing assets
Past-due and other non-performing assets	1,796	1,225	951
Non-performing loans as a percentage of total loans	4.8%	4.2%	4.4%
Net loan charge-offs as a percentage of total loans	2.9%	1.9%	2.6%

Evolution of Impaired Assets

The following tables show the movement in our impaired assets (excluding country risk).

	IFRS
	At June 30,		At December 31,
	2009	2008	2008	2007
	(In millions of R$)

Opening balance	7,730	2,093	2,093	2,010
Net additions	5,866	1,465	8,956	2,478
Writeoffs	(4,165)	(1,389)	(3,319)	(2,395)

Closing balance	9,431	2,169	7,730	2,093

	IFRS
	For the Quarter Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2008	2008	2008	2008	2009	2009
	(In millions of R$)

Opening balance	2,093	2,549	2,169	6,588	7,730	8,287
Net additions	843	622	4,900	2,591	2,110	3,756
Writeoffs	(387)	(1,002)	(481)	(1,449)	(1,553)	(2,612)

Closing balance	2,549	2,169	6,588	7,730	8,287	9,431

	Brazilian GAAP
	For the Year Ended December 31,
	2006	2005	2004
	(In millions of R$)

Opening balance	1,225	951	1,066
Net additions	1,668	813	452
Writeoffs	(1,097)	(539)	(567)

Closing balance	1,796	1,225	951

Deteriorating economic conditions resulted in an accelerated increase in non-performing assets in the third and fourth quarters of 2008. Although the effects of the global financial markets crisis in Brazil have been moderate compared to those in the United States and Europe, Brazil also suffered from a decline in liquidity and exchange rate losses which has led to decreases in revenue among our SME and Global Wholesale Banking customers due to decreased demand in the international markets. This has contributed to increased rates of default, particularly from our small and medium-sized corporate borrowers since the fourth quarter of 2008, and resulted in an increase in unemployment in the fourth quarter of 2008 with job destruction in the last months of the year that had a negative impact on the performance of the retail credit business as individual borrowers experienced higher rates of default.

Non-performing assets also increased as a result of the acquisition of Banco Real in August 2008. With the integration of Banco Real and organic growth, we increased our loans and receivables from R$55.0 billion as of December 31, 2007 to R$162.7 billion as of December 31, 2008. At the same time, non-performing assets increased by R$3,281 million or 58% in 2008 due to the acquisition of Banco Real. For the year ended December 31, 2008, impairment losses on financial assets (net) were R$4,100 million, of which R$1,236 million were contributed by Banco Real in the period from August 29, 2008 to December 31, 2008. See “Operating and Financial Review and Prospects — Acquisition of Banco Real” for a more detailed discussion of the effects of this acquisition and “Operating Financial Review and Prospects — Results of Operations for the Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008 — Impairment Losses On Financial Assets (Net)” and “Operating and Financial Review and Prospects — Results of Operations for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007— Impairment Losses on Financial Assets (Net)” for a period-on-period discussion of affects on net income due to non-performing assets. Non-performing assets increased by R$1.7 billion or 22% in the first six months of 2009 reflecting continuing deterioration in the economic environment.

In response to the global financial markets crisis, we have adjusted our policies and strategy to maintain appropriate risk levels within the Santander Group risk management profile, with individualized policies and strategy for each business segment. The principal adjustments were to increase the resources of the collections function, adding positions for collections in the call center and increasing the incentives for collections, particularly in branches with poor credit performance. In the credit approval process, we raised the minimum score for pre-approved credit limits in those customer categories experiencing a higher rate of increase of non-performing assets.

The following table sets forth our non-performing assets by type of loan for each of the dates indicated.

	IFRS
	At June 30,	At December 31,
	2009	2008	2007
	(In millions of R$)

Impaired assets
Commercial, financial and industrial	3,729	2,730	502
Real estate — mortgage	83	74	23
Installment loans to individuals	5,364	4,528	1,558
Lease financing	255	398	10

Total	9,431	7,730	2,093

Impaired Asset Ratios

The following tables show the ratio of our impaired assets to total computable credit risk and our coverage ratio at the dates indicated.

	IFRS
	At June 30,		At December 31,
	2009	2008	2008	2007
	(In millions of R$, except percentages)

Computable credit risk(1)	162,937	66,682	164,695	64,558
Non-performing assets	9,431	2,184	7,730	2,093
Allowances for credit losses	9,159	2,451	8,181	2,249
Ratios
Non-performing assets to computable credit risk	5.8%	3.3%	4.7%	3.2%
Coverage ratio(2)	97.1%	112.2%	105.8%	107.5%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(2)	Allowances for credit losses as a percentage of non-performing assets.

	Brazilian GAAP
	At December 31,
	2006	2005	2004
	(In millions of R$)

Computable credit risk(1)	37,509	28,982	21,593
Non-performing assets	1,796	1,225	951
Allowances for credit losses	1,622	1,197	916
Ratios
Non-performing assets to computable credit risk	4.8%	4.2%	4.4%
Coverage ratio(2)	90.3%	97.7%	96.4%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets but excluding country risk loans), guarantees and documentary credits.

(2)	Allowances for non-performing assets as a percentage of non-performing assets.

Foreclosed Assets

The following tables show the movements in our foreclosed assets at the dates indicated.

	IFRS
	At June 30,		At December 31,
	2009	2008	2008	2007
	(In millions of R$, except percentages)

Opening balance	291	193	193	207
Foreclosures	45	25	167	73
Sales	(51)	(28)	(166)	(87)
Acquired companies	—	—	97	—
Gross foreclosed assets	285	190	291	193
Allowances established	(227)	(159)	(178)	(161)
Allowance as a percentage of foreclosed assets	79.6%	84.1%	61.2%	83.4%
Closing balance (net)	58	30	113	32

Brazilian GAAP
At December 31, 2006
(In millions of R$,
except percentages)

Opening balance	212
Foreclosures	102
Sales	(107)
Gross foreclosed assets	207
Allowances established	(175)
Allowance as a percentage of foreclosed assets	84.5%
Closing balance (net)	32

Liabilities

Deposits

The principal components of our deposits are customer demand, time and notice deposits, and international and domestic interbank deposits. Our retail customers are the principal source of our demand, time and notice deposits.

The following tables analyze our deposits at the dates indicated.

	IFRS
	At June 30,		At December 31,
	2009	2008	2008	2007
	(In millions of R$)

Deposits from central banks and credit institutions
Time deposits	22,922	11,857	26,721	11,949
Other demand accounts	101	45	66	61
Repurchase agreements	3	5,060	31	6,834

Total	23,026	16,962	26,818	18,844

Customer deposits
Current accounts	14,120	4,372	15,298	6,588
Savings accounts	21,411	7,223	20,643	6,288
Other demand deposits	—	—	—	26
Time deposits
Fixed-term deposits	47,862	1,427	52,465	1,365
Discount deposits	39,602	33,696	36,415	24,663
Repurchase agreements	31,927	12,643	30,674	16,281

Total	154,922	59,361	155,495	55,211

Total deposits	177,948	76,322	182,313	74,055

Brazilian GAAP
At December 31, 2006
(In millions of R$)

Deposits from central bank and financial institutions
Interbank deposits	251
Securities sold under repurchase agreements	25,475
Borrowings and onlendings	9,961
Domestic onlendings	3,992
Foreign borrowings	5,969

Total	35,687

Customer deposits
Demand deposits	4,731
Savings deposits	5,061
Time deposits	21,432
Other deposits	317

Total	31,541

Total deposits	67,228

The following tables show the maturity of time deposits (excluding inter-bank deposits) in denominations of $100,000 or more at the dates indicated. Large denomination customer deposits may be a less stable source of funds than demand and savings deposits.

	IFRS
	At June 30, 2009		At December 31, 2008
	Domestic	International	Domestic	International
		(In millions of R$)

Under 3 months	6,978	1,414	8,472	2,231
3 to 6 months	7,579	7	4,324	351
6 to 12 months	18,846	—	18,752	195
Over 12 months	30,054	—	36,152	2

Total	63,457	1,421	67,700	2,779

Short-Term Borrowings

The following tables show our short-term borrowings consisting of Brazilian government securities that we sold under agreements to repurchase for purpose of funding our operations.

	IFRS
	At June 30,
	2009		2008
	Amount	Average Rate	Amount	Average Rate
	(In millions of R$, except percentages)

Securities sold under agreements to repurchase (principally Brazilian government securities)
At June 30	31,930	8.2%	17,703	11.3%
Average during period	32,070	11.8%	15,796	9.7%
Maximum month-end balance	34,584	—	17,699	—

Total short-term borrowings at period-end	31,930		17,703

	IFRS
	At December 31,
	2008		2007
	Amount	Average Rate	Amount	Average Rate
	(In millions of R$, except percentages)

Securities sold under agreements to repurchase (principally Brazilian government securities)
At December 31	30,706	13.6%	23,115	11.2%
Average during year	19,639	12.0%	21,567	11.0%
Maximum month-end balance	31,058		25,748

Total short-term borrowings at year-end	30,706		23,115

	Brazilian GAAP
	At December 31, 2006
	Amount	Average Rate
	(In millions of R$, except percentages)

Securities sold under agreements to repurchase (principally Brazilian government securities):
At December 31	25,475
Average during year	20,080	13.8%
Maximum month-end balance	30,838

Total short-term borrowings at year-end	25,475

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements as of and for the years ended December 31, 2008 and 2007 and as of and for the six months ended June 30, 2009 and 2008 and the related notes thereto, and with the financial information presented under the section entitled “Selected Financial and Operating Data” included elsewhere in this prospectus. The preparation of the financial statements referred to in this section required the adoption of assumptions and estimates that affect the amounts recorded as assets, liabilities, revenue and expenses in the years and periods addressed and are subject to certain risks and uncertainties. Our future results may vary substantially from those indicated as a result of various factors that affect our business, including, among others, those mentioned in the sections “Forward-Looking Statements” and “Risk Factors”, and other factors discussed elsewhere in this prospectus. Our financial statements as of and for the years ended December 31, 2008 and 2007, together with the report of our independent registered public accounting firm, and as of and for the six months ended June 30, 2009 and 2008 included in this prospectus have been prepared in accordance with IFRS. Our results of operations for periods ended December 31, 2008 and thereafter are not comparable to the respective periods prior to that date because of the consolidation of Banco Real as from August 30, 2008. See “— Acquisition of Banco Real”.

Overview

We are a leading full-service bank in Brazil, which we believe to be one of the most attractive markets in the world given its growth potential and low penetration rate of banking products and services. We are the third largest non government-owned bank, the largest bank controlled by a major global financial group and the fourth largest bank overall in Brazil with a 10.2% market share in terms of assets, at March 31, 2009. Our operations are located across the country and strategically concentrated in the South and Southeast, an area that accounted for approximately 73.1% of Brazil’s GDP in 2006, and where we have one of the largest branch networks of any Brazilian bank, according to the Central Bank. For the six months ended June 30, 2009, we generated profit before taxes of R$3.8 billion, and at that date we had total assets of R$288.9 billion and shareholders’ equity of R$51.1 billion. Our Basel capital adequacy ratio was 17.0% as of June 30, 2009.

We operate our business along three segments: Commercial Banking, Global Wholesale Banking and Asset Management and Insurance. Through our Commercial Banking segment, we offer traditional banking services, including checking and saving accounts, home and automobile financing, unsecured consumer financing, checking account overdraft loans, credit cards and payroll loans to mid- and high-income individuals and corporations (other than to our GB&M clients). Our Global Wholesale Banking segment provides sophisticated and structured financial services and solutions to a group of approximately 700 large local and multinational conglomerates, offering such products as global transaction banking, syndicated lending, corporate finance, equity and treasury. Through our Asset Management and Insurance segment we manage fixed income, money market, equity and multi-market funds and offer insurance products complementary to our core banking business to our retail and small- and medium-sized corporate customers.

Effects of the Global Financial Markets Crisis on our Financial Condition and Results of Operations

The global financial markets crisis has significantly affected the world economy since the second half of 2008. It has led to recessions and increasing unemployment in the world’s leading economies, a reduction in investments on a global scale, a decrease in raw material prices and a sharp decline in credit availability and liquidity, as well as a general closure of the capital markets worldwide. A number of major financial institutions, including some of the largest global commercial banks, investment banks, mortgage lenders, mortgage guarantors and insurance companies, are experiencing significant difficulties. In the last year, there have been runs on deposits at several financial institutions and numerous institutions have sought additional capital. Central banks around the world have coordinated efforts to increase liquidity in the financial markets by taking measures such as increasing the amounts they lend directly to financial institutions, lowering interest rates and significantly increasing temporary reciprocal currency arrangements. In an attempt to prevent the failure of the financial system, governments throughout the world have intervened on an unprecedented scale. They have taken equity stakes in financial institutions, announced programs to guarantee certain debt of financial institutions, increased consumer deposit guarantees and brokered the acquisitions of certain struggling financial institutions, among other measures.

The effects of the global financial markets crisis in Brazil have been moderate compared to those in the United States and Europe. Brazilian GDP grew an estimated 5.1% in 2008, although growth decelerated in the fourth quarter, and large Brazilian financial institutions have not been significantly affected by the crisis. A number of smaller and mid-size banks suffered from a lack of liquidity, but the Brazilian financial system as a whole did not suffer the same impact as the U.S. and European financial systems. While some export-oriented companies in the raw material and certain other industries have suffered revenue decreases due to decreased demand in the international markets, relatively strong internal demand has helped to reduce the impact of the global crisis on the Brazilian industry. Only approximately 12.9% and 12.6% of Brazilian GDP was derived from exports in the years of 2008 and 2007, respectively. Brazilian banks are funded almost entirely by domestic deposits, which have increased during the financial crisis as funds were moved from asset management vehicles into bank deposits, which are perceived to be safer. In addition, according to our estimates based on Central Bank data, at June 30, 2009, only approximately 35% of funding in the Brazilian banking sector was from outside the country. As a result, the global liquidity crisis had relatively little impact in Brazil. In addition, the credit default swap market in Brazil is still in its incipient stages and Brazilian banks may only acquire overseas credit default swaps through their non-Brazilian branches.

To date, the principal effects of the crisis on our business have been the following:

•	Increased provisioning for loan losses due to expectations of increased rates of default, particularly from our small and medium-sized corporate borrowers since the fourth quarter of 2008.

•	An increase in the cost of domestic funding resulting mainly from the unavailability of external funding.

•	A decrease in the rate of growth of credit volumes, particularly among individual borrowers, although borrowing by individuals increased in the first half of 2009.

The global financial crisis has not had a material impact on our liquidity and capital resources due to the relatively stable economic environment in Brazil, our relatively low dependence on funding from the international markets, the strict compulsory deposit requirements of the Central Bank and a relatively large liquidity cushion we built up in response to the global financial crisis. We gauge liquidity needs on a recurring basis based on our business plans and we pursue funding actions based on anticipated funding needs. At December 31, 2008 and June 30, 2009, our Basel capital adequacy ratio as measured by the Central Bank criteria was 14.7% and 17.0%, respectively. Our securities portfolio consists mainly of Brazilian government fixed income securities, and therefore we did not have a high level of exposure to the downturn in the worldwide equity markets in 2008 and the first quarter of 2009.

Acquisition of Banco Real

On August 29, 2008, as further described in note 26 to our consolidated financial statements, Banco ABNAMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. became our wholly-owned subsidiaries pursuant to a share exchange transaction (incorporação de ações) approved by the shareholders of Santander Brasil, Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. As a result, Banco Real became our wholly-owned subsidiary, roughly doubling our size in terms of total assets. Principally as a result of this transaction, the number of our active current account holders increased from approximately 3.5 million to approximately 7.7 million from June 30, 2008 to December 31, 2008, and in the same period, our distribution network increased from 1,546 branches and service site units to 3,603 branches and service site units. At December 31, 2007, Banco Real had total assets of R$112.8 billion and shareholders’ equity of R$13.2 billion. With the integration of Banco Real and organic growth, we increased our loans and receivables from R$55.0 billion as of December 31, 2007 to R$162.7 billion as of December 31, 2008, and our total deposits increased from R$74.1 billion as of December 31, 2007 to R$182.3 billion as of December 31, 2008.

As a consequence of this acquisition, one of the key factors to be considered when analyzing our financial condition and results of operations as of and for the years ended December 31, 2008 and 2007 and the six months ended June 30, 2009 and 2008 is the consolidation of the entities of Banco Real in our financial statements since August 30, 2008. As a result, our results of operations for 2008 are not comparable to those of 2007 and our results of operations for the first six months of 2009 are not comparable to the same period in 2008. In order to analyze the organic developments in our business obscured by the effect of the Banco Real acquisition, management uses and we present in this prospectus pro forma information for the first six months of 2008 as if we had consolidated Banco Real as from January 1, 2008. For a complete presentation of this pro forma information, see “Unaudited Pro Forma Consolidated Financial Information”.

In addition, to provide meaningful disclosure with respect to our results of operations for the year ended December 31, 2008, management uses and we present, in addition to our audited results of operations for that period, certain full year 2008 financial information excluding the results of Banco Real. Banco Real was our wholly-owned subsidiary during the last four months of 2008 and this presentation is intended only to subtract from our reported results for 2008 the amounts contributed by Banco Real. This information does not purport to represent what our results of operations would have been had we not acquired Banco Real. We have not adjusted our reported results for any expenses incurred in 2008 in connection with the acquisition of Banco Real or for any revenue synergies. Management believes that any such additional expense or revenue was not material. The following table shows our results of operations for the year ended December 31, 2008, the amounts contributed by Banco Real in that period, and our reported results less amounts contributed by Banco Real.

	For the Year Ended December 31, 2008
	As Reported Less
	Banco Real	Banco Real	As Reported
	(In millions of R$)

Interest and similar income	14,694	9,074	23,768
Interest expense and similar charges	(8,023)	(4,307)	(12,330)

Net interest income	6,671	4,767	11,438
Income from equity instruments	35	2	37
Share of results of entities accounted for using the equity method	6	106	112
Fee and commission income	3,801	1,008	4,809
Fee and commission expense	(334)	(221)	(555)
Gains/losses on financial assets and liabilities (net)	333	(1,620)	(1,286)
Exchange differences (net)	300	1,176	1,476
Other operating income (expenses)	(92)	32	(60)

Total income	10,720	5,251	15,971
Administrative expenses	(4,656)	(2,529)	(7,185)
Depreciation and amortization	(656)	(190)	(846)
Provisions (net)	(1,113)	(117)	(1,230)
Impairment losses on financial assets (net)	(2,864)	(1,236)	(4,100)
Impairment losses on other assets (net)	(4)	(73)	(77)
Gains/losses on disposal of assets not classified as non-current assets held for sale	6	1	7
Gains/losses on disposal of non-current assets held for sale	25	(16)	9

Profit before tax	1,458	1,091	2,549
Income tax	(217)	47	(170)

Net income	1,241	1,138	2,379

We are seeking to generate cumulative cost synergies from the acquisition and integration of Banco Real of approximately R$2.4 billion by December 31, 2011 as a result of applying best practices across the two banks, integrating the information technology platforms, streamlining banking operations and workforce, integrating outsourcing operations and centralizing management functions. In addition, we are targeting cumulative revenue synergies of approximately R$300 million by December 31, 2011 as a result of cross-selling opportunities arising from the integration of Banco Real and Santander Brasil and the implementation of best practices in customer care for each bank’s historical customer base. Our ability to achieve these synergy targets is subject to a number of risks and we may not realize these synergies in the time frames or to the extent expected, if at all. See “Risk Factors — Risks Relating to Santander Brasil and the Brazilian Financial Services Industry — We may fail to recognize the contemplated benefits of the acquisition of Banco Real” and “— Other Factors Affecting Financial Condition and Results of Operations — Goodwill of Banco Real”.

Other Factors Affecting Financial Condition and Results of Operations

As a Brazilian bank, we are strongly affected by the general economic environment in Brazil. The following table presents key data of the Brazilian economy for the periods indicated.

	Six Months
	Ended		Year Ended
	June 30,		December 31,
	2009		2008		2007

GDP growth(1)		(1.5)%		5.1%		5.4%
CDI rate(2)		8.96%		12.28%		11.91%
TJLP(3)		6.25%		6.25%		6.37%
SELIC rate(4)		9.25%		13.75%		11.25%
Increase (decrease) in real value against the U.S. dollar		(22.6)%		(24.2)%		17.2%
Selling exchange rate (at period end) R$ per U.S.$1.00	R$	1.952	R$	2.337	R$	1.771
Average exchange rate R$ per U.S.$1.00(5)	R$	2.190	R$	1.838	R$	1.786
Inflation (IGP-M)(6)		1.5%		9.8%		7.7%
Inflation (IPCA)(7)		4.8%		5.9%		4.5%

Sources: BNDES, Central Bank, FGV, IBGE and LCA Consultores.

(1)	Revised series. Source: IBGE.

(2)	The Interbank Deposit Certificate (Certificado de Depósito Interbancário, or “CDI” rate) is the average daily interbank deposit rate in Brazil (at the end of each month and annually).

(3)	Represents the interest rate applied by the BNDES for long-term financing (at the end of the period).

(4)	The benchmark interest rate payable to holders of some securities issued by the Brazilian government and traded on the Special System for Settlement and Custody (Sistema Especial de Liquidação e Custódia).

(5)	Average of the selling exchange rate for the last day of each month during the period.

(6)	The inflation rate is the general index of market prices (Índice Geral de Preços-Mercado, or “IGP-M”), as calculated by FGV.

(7)	The inflation rate is the consumer price index (Índice de Preços ao Consumidor — Amplo, or “IPCA”), as calculated by the IBGE.

Interest Rates

Since the implementation of an inflation targeting framework in 1999, the Central Bank has broadly reduced price volatility and inflation. The SELIC has been lowered from 45.00% per annum in 1999 to 18.00% per annum at the end of 2005, and to 8.75% per annum at July 31, 2009. The following table presents the low, high, average and period-end SELIC since 2005, as reported by the Central Bank. Our assets are predominantly fixed rate and our liabilities predominantly floating. The resulting exposure to increases in market rates of interest is modified by our use of cash flow hedges to convert floating rates to fixed, but we maintain an exposure to interest rate movements. At June 30, 2009, a sustained 100 basis point increase in market rates of interest along the length of the yield curve would have resulted in a R$136 million decline in net interest income over a one year period.

Year	Low	High	Average(1)	Period-End

2005	17.75	19.75	19.15	18.00
2006	13.25	18.00	15.10	13.25
2007	11.25	13.25	11.25	11.25
2008	11.25	13.75	12.54	13.75
2009 (through July 31, 2009)	8.75	12.75	9.92	8.75

(1)	Average of month-end rates during the period.

Credit Volume

Credit volume in Brazil has strongly increased since 2004, mainly driven by lower inflation, decreasing interest rates and consistent economic growth. According to the Central Bank, the year-on-year growth rate in the volume of credit was 31.1% in 2008, as compared to 27.8% in 2007. At December 31, 2007 and 2008 total bank credit outstanding was equivalent to 34.2% and 41.3%, respectively, of the Brazilian GDP, a relatively small share compared to other countries such as, for example, Chile, where total bank credit to the private sector was equivalent to 89% of GDP in 2007 according to central bank statistics. See “Industry — Total Domestic Credit as a Percentage of GDP in 2007”. Despite the global economic crisis, the year-on-year growth rate of credit supplied to corporate clients increased to 38.9% in 2008 from 31.8% in 2007, while the year-on-year growth rate of credit supplied to individuals decreased to 24.2% in 2008 compared to 33.4% in 2007. The volume of credit supplied to the corporate segment decreased in the six months ended June 30, 2009 by 0.5% compared to the six months ended June 30, 2008, while the volume of credit supplied to individuals increased 1.6% in the same period.

Foreign Exchange Rates

At June 30, 2009, we had U.S.$11.4 billion in foreign currency-denominated funding and U.S.$11.4 billion in foreign currency denominated assets. Our policy is to maintain limited foreign exchange rate exposure by seeking to match foreign currency denominated assets and liabilities as closely as possible, including through the use of derivative instruments. We recorded foreign exchange gains of R$1.5 billion in 2008 due to our long position in U.S. dollar-denominated assets and the depreciation of the real against the U.S. dollar in 2008. This gain was offset in large part by corresponding losses on derivatives entered into to hedge this exposure. Such losses are recorded under “Gains/losses on financial assets and liabilities”. The Brazilian currency has during the last decades experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. Between 2000 and 2002, the real depreciated significantly against the U.S. dollar, reaching an exchange rate of R$3.53 per U.S.$1.00 at the end of 2002. Between 2003 and mid-2008, the real appreciated significantly against the U.S. dollar due to the stabilization of the macro-economic environment and a strong increase in foreign investment in Brazil, with the exchange rate reaching R$1.56 per U.S.$1.00 in August 2008. In the context of the crisis in the global financial markets since mid-2008, the real depreciated 31.9% against the U.S. dollar over the year 2008. On December 31, 2008, the exchange rate was R$2.337 per U.S.$1.00 and on June 30, 2009 the exchange rate was R$1.952 per U.S.$1.00. See “Risk

Factors — Risks Relating to Brazil” and “Exchange Rates” for a more detailed discussion of the changes in the real to U.S. dollar exchange rate for the periods covered herein.

Inflation

The inflation rate in Brazil has in the past been volatile and at times high, although inflation rates have more recently tended to be lower and more stable. Inflation rates decreased during the period from 2002 to 2003, remained relatively stable during the period from 2003 to 2004, decreased again in 2005 to fall below the official target of 4.5%. In 2008, inflation remained within the target range despite the depreciation of the real against the U.S. dollar. These decreases in inflation have largely been a result of the government’s monetary policy, including periodic changes in interest rates, compulsory deposit requirements and sometimes couple with the appreciation of the real against the U.S. dollar, as between 2002 and 2007.

In general, lower interest rates and stability in terms of inflation lead to increased consumer confidence and increased consumer demand for credit. In addition, a substantial portion of our securities portfolio is indexed to inflation rates in Brazil. As a result, income from securities transactions is directly influenced by fluctuations in these rates.

Reserve and Lending Requirements

The Central Bank’s reserve and lending requirements have a significant effect on the results of operations of banks in Brazil. The raising or lowering of these requirements impacts our results of operations by limiting or increasing the amount of funds available for commercial lending operations.

Beginning in the last quarter of 2008, the Central Bank has amended the reserve requirement rules in order to improve liquidity in Brazil’s financial system. Largely due to these amendments, our level of required reserves and lending declined from a high of R$40 billion (or 33% of total deposits) at September 30, 2008 to R$25 billion (or 20% of total deposits) at December 31, 2008 (as calculated under Brazilian GAAP). The principal changes to the required reserves were:

•	increasing the amount deductible from the Central Bank’s additional reserve requirement for savings deposits, demand deposits and time deposits from R$100 million to R$1 billion;

•	decreasing the rate applied to calculate the Central Bank’s additional reserve requirement for demand and time deposits from 8% to 4%;

•	decreasing the rate of the Central Bank’s reserve requirement for demand deposits from 45% to 42%;

•	increasing the amount deductible from legal reserve requirements for time deposits from R$300 million to R$2 billion; and

•	changing the form of compulsory deposits for time deposits from 100% in government securities to 30% in government securities (40% as from January 5, 2009) and 70% in cash (60% as from January 5, 2009). The cash reserve requirement may be satisfied with interbank deposits or asset acquisitions from financial institutions having net capital of less than R$7 billion.

The following table sets forth the reserve and lending requirements to which we are subject for each category of funding.

	At September 30,		Form of Required
Product	2008	Current	Reserve	Yield
	(In percentages)

Demand deposits
Rural credit loans(1)	25	30		6.75% p.a.
Microcredit loans(2)	2	2		Cap rate: 2% p.m.
Reserve requirements	45	42	Cash	Zero
Additional reserve requirements	8	5	Government Bonds	Overnight Rate
Free funding(3)	20	21
Savings accounts
Mortgage loans	65	65		Cap of TR + 12% p.a.
Reserve requirements	20	20	Cash	TR + 6.17% p.a.
Additional reserve requirements	10	10	Government Bonds	Overnight Rate
Free funding(3)	5	5
Time deposits
Reserve requirements	15	15
In cash or credit(4)	0	9	Cash or Credit	Zero for Cash
In government bonds	15	6	Government Bonds	Overnight Rate
Additional reserve requirements	8	4	Government Bonds	Overnight Rate
Free funding(3)	77	81

(1)	Rural credit loans are loans to agricultural customers, of which R$5.6 billion and R$5.4 billion were outstanding as of December 31, 2008 and June 30, 2009, respectively.

(2)	Microcredit loans are loans to very small businesses, of which R$158.5 million and R$164.4 million were outstanding as of December 31, 2008 and June 30, 2009, respectively.

(3)	Free funding is the amount of each category of funding we are free to use for any purpose.

(4)	Includes only credit acquired up to September 30, 2009 from financial institutions having net capital of less than R$7 billion.

Taxes

Our tax expense principally consists of two components: (1) a federal income tax and (2) a social contribution tax. The federal income tax is calculated at a rate of 15%, plus a 10% surtax assessed on taxable profits in excess of R$240 million per annum. The social contribution tax is calculated at a rate of 15% (for financial institutions) of certain net revenues (9% in 2007 and the period from January 1, 2008 to April 30, 2008). Deferred tax assets and liabilities are computed based on temporary differences between the book basis and tax basis of assets and liabilities, tax losses, and adjustments to fair value of securities and derivatives. In addition, we are assessed PIS and COFINS taxes at a rate of 4.65% on certain revenues, net of certain expenses. Under IFRS, as described in note 2 to our consolidated financial statements, since PIS/COFINS taxes are assessed on the basis of certain revenues net of certain expenses, the Bank classifies these taxes as income taxes.

A tax on financial transactions, the “IOF”, is currently paid by the customer on loans at a rate of 0.0041% per day up to a cap of 1.5% plus an additional rate of 0.38% per year. Generally, loans with maturity of greater than 365 days are currently subject to an IOF/credit tax at an annual rate of 1.88%. We are responsible for withholding the IOF but the tax does not affect our reported results.

As a general rule, the tax on banking transactions, the Provisional Contribution on Financial Transactions (Contribuição Provisória sobre Movimentações Financeiras, or “CPMF”), has been charged at the rate of 0.38% on certain financial transactions since June 1999. On December 31, 2007, the CPMF was terminated, and since January 1, 2008, financial transactions have not been subject to the payment of CPMF. When the CPMF was effective, we were responsible for withholding the tax, but it did not affect our reported results except to a non-material extent in connection with our payment of CPMF on certain of our administrative expense payments. Such CPMF amounts are reflected under “Administrative expenses”.

Gains on Sales of Investment Securities

Our results of operations in 2008 and 2007 were materially affected by certain gains on sales of investment securities in 2008. In 2008 and 2007, we had pre-tax gains of R$88 million and R$693 million, respectively, excluding Banco Real, in connection with sales of investment securities, including shares in BM&F, BOVESPA and Serasa S.A.

Cayman Offshore Hedging

We operate a branch in Grand Cayman which is used primarily for sourcing funds in the international banking and capital markets to provide credit lines for us that are extended to our customers for working capital and trade-related financings. Our investment in the Grand Cayman branch is denominated in U.S. dollars in the amount of U.S.$2.6 billion as of December 31, 2008 and U.S.$2.8 billion as of June 30, 2009. We hedge the resulting U.S. dollar-denominated exposure through transactions in U.S. dollar futures. Our position in U.S. dollar futures as of December 31, 2008 was U.S.$1.4 billion and as of June 30, 2009 was U.S.$1.5 billion. Changes in the fair value of these futures are reflected under gains and losses on financial assets. Under Brazilian income tax rules, the gain resulting from the impact of a devaluation of the real on our U.S. dollar denominated investment in the Cayman Island branch is non-taxable and the loss resulting from the impact of an appreciation of the real is not deductible. This tax treatment results in volatility in the income tax items in our income statement. This asymmetry is offset by our hedging results because our derivative positions generate tax deductible loss in the case of devaluation of the real and a taxable gain in the case of appreciation. As a result, the after-tax effect of these derivative positions provides a hedge against the foreign currency exposure resulting from our Cayman Island investment (that is, the R$456 million after-tax effect of the hedge at June 30, 2009 offsets the R$371 million after-tax effect of our Cayman exposure at that date). This investment and our related hedging transactions will continue to result in variations in our effective tax rate.

Goodwill of Banco Real

The potential impairment of goodwill relating to Banco Real may be an important factor affecting our results of operations in future periods. We generated goodwill of R$27.5 billion as a result of the acquisition of Banco Real. Under IFRS, we are required to analyze goodwill for impairment on an annual basis. In 2008, due to the recent incorporation of Banco Real into the group and the results of the related market value calculation and purchase price allocation valuation recently performed, the Bank did not detect, and therefore, did not recognize any impairment losses. We may be required to record an impairment charge in the future if management determines that there is objective evidence of impairment. Any impairment in goodwill relating to the Banco Real acquisition will be reflected in our income statement under impairment losses on other assets (net). See “— Critical Accounting Policies — Impairment”. For tax purposes, goodwill is amortized over a seven year period.

Critical Accounting Policies

General

Our principal accounting policies are described in note 2 to our consolidated audited financial statements included elsewhere in this prospectus. The following discussion describes those areas that require the most judgment or involve a higher degree of complexity in the application of the accounting policies that currently affect our financial condition and results of operations. The accounting estimates made in these contexts require management to make assumptions about matters that are highly uncertain. In each case, if management had made other estimates, or if changes in these estimates occur from period to period, these could have a material impact on our financial condition and results of operations.

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under current circumstances. Actual results may differ from these estimates if assumptions and conditions change. Judgments or changes in assumptions are submitted to the audit and compliance committee of the board of directors and/or to our regulatory authorities and are disclosed in the notes to our consolidated financial statements.

Fair value of financial instruments

We record financial assets and liabilities, financial instruments that are classified at fair value through profit or loss, available for sale securities, and all derivatives at fair value on the balance sheet. The fair value of a financial instrument is the value at which it could be bought or sold in a current transaction between knowledgeable, willing parties on an arm’s length basis. If a quoted price in an active market is available for an instrument, the fair value is calculated based on that price.

If there is no market price available for a financial instrument, its fair value is estimated on the basis of the price established in recent transactions involving the same or similar instruments and, in the absence thereof, on the basis of valuation techniques commonly used by the international financial community, taking into account the specific features of the instrument to be measured and, particularly, the various types of risk associated with it.

We use derivative financial instruments for both trading and non-trading activities. The principal types of derivatives used are interest rate swaps, future rate agreements, interest rate options and futures, foreign exchange forwards, foreign exchange futures, foreign exchange options, foreign exchange swaps, cross currency swaps, equity index futures, equity options, and equity swaps. The fair value of standard derivatives is calculated based on published price quotations. The fair value of over-the-counter derivatives is calculated as the sum of the expected future cash flows arising from the instrument, discounted to present value at the date of measurement (“present value” or “theoretical close”) using valuation techniques commonly used by the financial markets as follows:

•	The present value method for valuing financial instruments permitting static hedging (principally, forwards and swaps) and loans and advances. Expected future cash flows are discounted using the interest rate curves of the applicable currencies. The interest rate curves are generally observable market data.

•	The Black-Scholes model for valuing financial instruments requiring dynamic hedging (principally structured options and other structured instruments). Certain observable market inputs are used in the Black-Scholes model to generate variables such as the bid-offer spread, exchange rates, volatility, correlation between indexes and market liquidity, as appropriate.

•	Each of the present value method and Black-Scholes models is used for valuing financial instruments exposed to interest rate risk, such as interest rate futures, caps and floors. For more structured instruments that require dynamic hedging, the Heath-Jarrow-Morton model is used. The main inputs used in these models are principally observable market data, including appropriate interest rate curves, volatilities, correlations and exchange rates.

•	We use dynamic models similar to those used in the measurement of interest rate risk for measuring credit risk of linear instruments (such as bonds and fixed-income derivatives). In the case of non-linear instruments, if they are exposed to portfolio credit risk (such as credit derivatives), the joint probability of default is determined using the Standard Gaussian Copula model. The main inputs used in the Standard Gaussian Copula model are generally data relating to individual issuers in the portfolio and correlations thereto. The main inputs used in determining the underlying cost of credit for credit risk derivatives are quoted credit spreads, and the correlation between individual issuers’ quoted credit derivatives.

The determination of fair value requires us to make certain estimates and assumptions. If quoted market prices are not available, fair value is calculated using widely accepted pricing models that consider contractual prices of the underlying financial instruments, yield curves, contract terms, observable market data, and other relevant factors. The use of different estimates or assumptions in these pricing models could lead to a different valuation being recorded in our consolidated financial statements.

See note 2d(iii) to our consolidated financial statements for additional information on valuation techniques used by us and details of the principal assumptions and estimates used in these models and the sensitivity of the valuation of financial instruments to changes in the principal assumptions used.

Allowance for credit losses

We assess financial assets accounted for at amortized cost for objective evidence of impairment. Any resulting allowances for credit losses are recognized and measured in accordance with IAS 39. Credit losses exist if the carrying amount of an asset or a portfolio of assets exceeds the present value of the estimated future cash flows.

We cover losses inherent in debt instruments not measured at fair value through profit or loss and in contingent liabilities taking into account the historical experience of impairment and other circumstances known at the time of assessment. For these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods that have not yet been allocated to specific transactions.

We use the concept of incurred loss to quantify the cost of the credit. Incurred loss is the expected cost, on average in a complete business cycle, of the credit risk of a transaction, considering the characteristics of the counterparty and the guarantees and collateral associated with the transaction.

The credit portfolio is broken down, identifying clusters that show, within each cluster, homogeneous levels in the estimated parameters of probability of default, or “PD”, and loss given default, or “LGD”, and stability on those parameters for a period of historical data of 5 years for PD and 7 years for the LGD. Each of these clusters demonstrates distinct levels of these parameters.

For each business segment, incurred loss is calculated by using statistical models that consider the following three factors: “exposure at default”, “probability of default” and “loss given default”.

•	Exposure at default, or “EAD” is the amount of risk exposure at the date of default by the counterparty. In accordance with IFRS, the exposure at default used for this calculation is the current exposure, as reported in the balance sheet.

•	Probability of default, or “PD”, is the probability of the counterparty failing to meet its principal and/or interest payment obligations. PD is measured using a time horizon of one year; i.e. it quantifies the probability of the counterparty defaulting in the coming year. The definition of default includes amounts past due by 90 days or more and cases in which there are no arrears but there are doubts as to the solvency of the counterparty (subjective doubtful assets).

•	Loss given default, or “LGD”, is the loss arising in the event of default. LGD calculation is based on the observation of the recoveries of defaulted loans, taking into account the guarantees/collateral associated with the transaction, the income and expenses associated with the recovery process, and also the timing thereof and the indirect costs arising from the recovery process.

Our methodology for determining the allowance in respect of incurred losses that have not been specifically identified seeks to identify the amount of incurred losses as of the balance sheet date of loans that have not yet been identified as impaired, but that we estimate, based on our past experience will manifest within one year from the balance sheet date. We refer to such impairment as inherent losses in the context of our internal credit loss allowance models.

The approach described above is used as a general rule and covers almost the entire portfolio. However, for low default portfolios (sovereign risk, credit institutions or large corporations) the number of defaults observed is very small or zero. In these cases, we use data contained in the credit derivative spreads to estimate the expected loss discounted by the market and break it down into PD and LGD.

Impairment

Certain assets, including goodwill, other intangible assets, equity method investments, financial assets not carried at fair value through profit or loss and other assets are subject to impairment review. We record impairment charges when we believe there is objective evidence of impairment, or that the cost of the assets may not be recoverable. Assessment of what constitutes impairment is a matter of significant judgment.

We test goodwill and other intangible assets for impairment on an annual basis, or more frequently if events or changes in circumstances, such as an adverse change in business climate or observable market data, indicate that these assets may be impaired. The first step of the impairment review process requires the identification of cash-generating units, or “CGUs”. These are the smallest identifiable group of assets that, as a result of continuing operations, generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Goodwill is then allocated to these CGUs. This allocation is reviewed following a business reorganization. The carrying value of the CGU, including the allocated goodwill, is compared to its fair value to determine whether an impairment exists. An impairment loss recognized for goodwill may not be reversed in a subsequent period. The fair value determination used in the impairment assessment requires estimates based on quoted market prices, prices of comparable businesses, present value or other valuation techniques, or a combination thereof, requiring management to make subjective judgments and assumptions. Events and factors that may significantly affect the estimates include, among other things, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and technology, and changes in discount rates and specific industry or market sector conditions.

All debt and equity securities (other than those carried at fair value through profit or loss) are subject to impairment testing every reporting period. The carrying value is reviewed in order to determine whether an impairment loss has been incurred.

Evaluation for impairment includes both quantitative and qualitative considerations. For debt securities, such considerations include actual and estimated incurred credit losses indicated by payment default, market data on (estimated) incurred losses and other current evidence that the issuer may not pay amounts when due. Equity securities are impaired when management believes that, based on (the combination of) a significant or prolonged decline of fair value below the acquisition price, there is sufficient reason to believe that the acquisition cost may not be recovered. “Significant” and “prolonged” are interpreted on a case-by-case basis for specific equity securities.

Upon impairment, the full difference between amortized cost and fair value is removed from equity and recognized in net profit or loss. Impairments on debt securities may be reversed if there is a decrease in the amount of the impairment which can be objectively related to an observable event. Impairments on equity securities may not be reversed.

Retirement Benefit Obligations

The Bank provides pension plans in the form of both defined contribution plans and defined benefit plans, in accordance with IAS 19. For defined contribution plans, the pension cost recognized in the consolidated income statement represents the contribution payable to the scheme. For defined benefit plans, the pension cost is assessed in accordance with the advice of a qualified external actuary using the projected unit credit method. This cost is charged annually to the consolidated income statement.

The actuarial valuation is dependent upon a series of assumptions; the principal ones are set forth below:

•	assumed interest rates;

•	mortality tables;

•	annual social security pension revision rate;

•	price inflation;

•	annual salary growth rate; and

•	the method used to calculate vested commitments to current employees.

The difference between the fair value of the plan assets and the present value of the defined benefit obligation at the balance sheet date, adjusted for any historic unrecognized actuarial gains or losses and past service cost, is recognized as a liability in the balance sheet.

Further information on retirement benefit obligations is set out in notes 2 and 21 to our consolidated financial statements.

Results of Operations

We are a financial group whose main business focus is commercial banking, complemented by global wholesale banking, asset management and insurance businesses.

Our main source of income is the interest that we earn from our lending activities, by borrowing funds from customers at certain rates and lending them to other customers at different rates. We also derive income from the interest and dividends that we receive from our investments in fixed/variable income and equity securities, from our trading activities in such securities and derivatives, by buying and selling these instruments to take advantage of current and/or expected differences between purchase and sale prices, and from entering into derivative transactions with customers on which we hedge our market risk exposure and earn a spread.

Another source of income is the fees and commissions that we earn from the different banking and other financial services that we provide, including credit and debit cards, insurance sales, account management, bill discounting, guarantees and other contingent liabilities, advisory and custody services, and from our mutual and pension funds management services.

In addition, from time to time, we derive income from the capital gains we make from the sale of our holdings in group companies.

Developments in the Third Quarter

We currently expect that in the third quarter of 2009 we will make provisions for loan loss allowances and provisions for restructuring costs in connection with the integration of Banco Real, as well as amortize a portion of the third party payroll processing rights accounted for as intangible assets, for a total expense of R$2.3 billion. We will review the balances of our allowance for loan losses and allowance for restructuring costs, as well as our payroll processing rights, in connection with the preparation of our financial statements for the third quarter and at that time may either increase or decrease the amount of these provisions and partial amortization to reflect developments between the date hereof and September 30, 2009.

Results of Operations for the Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

As a consequence of our acquisition of Banco Real in August 2008, our results of operations for the six months ended June 30, 2008 and 2009 are not comparable. In order to analyze the organic developments in our business we discuss pro forma information for the first six months of 2008 as if we had consolidated Banco Real as from January 1, 2008. For a complete presentation of this pro forma information, see “Unaudited Pro Forma Consolidated Financial Information”.

	For the Six Months Ended June 30,
		2008			% Change
	2009	(Pro Forma)	2008	% Change	(Pro Forma)
	(In millions of R$)

Net interest income	10,661	9,427	3,332	220%	13%
Income from equity instruments	15	18	16	(9)%	(20)%
Net fees and commissions	3,016	2,940	1,717	76%	3%
Share of results of entities accounted for using the equity method	257	161	2	n.m.	59%
Gains/losses on financial assets and liabilities (net)	2,734	1,459	686	298%	87%
Exchange differences (net)	(1,037)	(470)	(145)	n.m.	120%
Other operating income (expenses)	(163)	26	(35)	365%	n.m.
Administrative expenses	(5,380)	(5,535)	(2,234)	141%	(3)%
Depreciation and amortization	(495)	(546)	(310)	60%	(9)%
Provisions (net)	(1,958)	(934)	(522)	275%	110%
Impairment losses on financial assets (net):	(4,831)	(3,194)	(1,496)	223%	51%
Impairment losses on other assets (net)	(68)	(15)	(9)	n.m.	355%
Gains/losses on disposal of assets not classified as non-current assets held for sale	1,145	38	32	n.m.	n.m.
Gains/losses on disposal of non-current assets held for sale	(56)	(14)	(24)	137%	311%
Profit before tax	3,840	3,361	1,010	280%	14%
Income tax	(1,395)	(1,191)	(303)	361%	17%
Net income	2,445	2,170	707	246%	13%

Summary

Net income in the six months ended June 30, 2009 was R$2.4 billion, a 246% or R$1.7 billion increase from R$707 million in the six months ended June 30, 2008. The increase was mainly due to the consolidation of Banco Real in our financial statements. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, net income in the six months ended June 30, 2009 increased by 13% compared to R$2.2 billion in the six months ended June 30, 2008. This increase was mainly due to:

•	an increase of 18.6% in average credit volumes and a resulting increase in revenues from lending operations. The credit market in Brazil continues to grow, although that growth has slowed to date in 2009. Credit balances at June 30, 2009 were 12.2% higher than at December 31, 2008;

•	a R$1.6 billion increase in credit impairment losses driven by deteriorating economic conditions; and

•	capital gains of R$1,096 million realized upon the sale of part of our interests in Visanet, offset by an increase in provisions for contingencies.

Net Interest Income

Santander Brasil’s net interest income in the six months ended June 30, 2009 was R$10.7 billion, a 220% or R$7.3 billion increase from R$3.3 billion in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, net interest income in the six months ended June 30, 2009 increased by 13% compared to R$9.4 billion in the six months ended June 30, 2008. This increase was mainly due to growth in our lending activities, in addition to an increase in the average spread of our credit assets over interbank rates.

Average total earning assets in the six months ended June 30, 2009 were R$221.2 billion, a 144% or R$131 billion increase from R$90.7 billion in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, average total earning assets in the six months ended June 30, 2009 increased 11% compared to R$199.8 billion at June 30, 2008. The principal driver of this increase was a 19% or R$21.1 billion increase in average loans and advances to customers, offset in part by a 30% or R$7 billion decrease in cash and balances with the Central Bank as the Central Bank reduced reserve requirements pursuant to Resolution No. 3,634. The increase in loans and advances was driven by a 30% increase in corporate lending, principally trade finance in our Global Wholesale Banking segment, as well as an increase in retail lending mainly driven by a 39.6% increase in mortgage lending and a 23.9% increase in unsecured personal credit. The growth in mortgage lending was in line with the growth of this product in the Brazilian market as the housing credit market is still very incipient in Brazil in comparison with more mature economies. The increase in personal credit was also in line with market trends in Brazil.

Net interest income also benefited from a 40 basis point increase in the spread of the average yield earned on our interest earning credit assets over the average CDI rate, which is a proxy for the cost of interbank funding. This spread is the way we evaluate the yield earned on our assets. The increase in this spread reflects increase in credit risk that we bear as a result of economic and credit conditions arising from the recent economic crisis, offset in part by a relative decrease in the percentage of our total portfolio comprised of higher-risk retail lending.

Average total interest bearing liabilities in the six months ended June 30, 2009 were R$186.6 billion, a 154% or R$113.2 billion increase from R$73.4 billion in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, average total interest bearing liabilities in the six months ended June 30, 2009 increased 17% compared to R$159.5 billion in the six months ended June 30, 2008. The principal driver of this increase was an increase in time deposits, the average balance of which increased by 44% to R$32.3 billion on a pro forma basis. This growth resulted from a movement of customer funds out of mutual funds and other similar vehicles into lower risk bank deposits as well as a “flight to quality” as Brazilian customers moved their savings to larger financial institutions.

Net Fees and Commission Income

Net fees and commission income in the six months ended June 30, 2009 was R$3.0 billion, a 76% or R$1.3 billion increase from R$1.7 billion in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, net fees and commission income in the six months ended June 30, 2009 increased by 3% compared to R$2.9 billion in the six months ended June 30, 2008. This increase was mainly due to a R$77 million growth in the trade finance business and a R$64 million increase in commission on the sale of insurance, offset in part by a R$119 million decline in banking fees that reflects restrictions imposed by our regulators during 2008.

The following table reflects the breakdown of net fee and commission income in the six months ended June 30, 2009 and 2008 (on a pro forma basis).

	For the Six Months Ended June 30,
		2008
	2009	(Pro Forma)	% Change
	(In millions of R$)

Banking fees	1,346	1,466	(8.1)
Sale of insurance	475	411	15.7
Investment funds	324	381	(14.8)
Credit and debit cards	362	328	10.4
Capital markets	189	188	0.5
Trade finance	246	169	45.9
Tax on services	(173)	(178)	(2.9)
Others	247	177	39.1

Total	3,016	2,940	2.6

Share of Results of Entities Accounted for using the Equity Method

Share of results of entities accounted for using the equity method in the six months ended June 30, 2009 was R$257 million, a R$255 million increase from R$2 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, share of results of entities accounted for using the equity method in the six months ended June 30, 2009 increased 59% compared to R$161 million in the six months ended June 30, 2008. This increase was mainly due to gains of R$126 million from ABN Dois Participações, R$110 million of which was due to the sale of Real Capitalização business, to our affiliate Santander Seguros.

Gains (Losses) on Financial Assets and Liabilities (Net)

Gains (losses) on financial assets and liabilities (net) in the six months ended June 30, 2009 were gains of R$2.7 billion, a 215% or R$2.0 billion increase from gains of R$686 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, gains (losses) on financial assets and liabilities (net) in the six months ended June 30, 2009 increased 87% compared to R$1.5 billion in the six months ended June 30, 2008. An amount of R$567 million of these gains relate to foreign currency derivatives entered into to hedge our exposure and were partially offset by foreign exchange losses recorded under exchange differences. In addition, the increase was driven by a R$475 million increase in gains on our Cayman Islands investment hedge, a R$126 million increase in proceeds from the sale of long-term investments upon the sale of part of our interests in BOVESPA and BM&F and a R$115 million increase in proceeds from the sale of available for sale securities offset in part by a R$145 million decrease in results from our proprietary trading activities. As noted above under “— Other Factors Affecting Financial Condition and Results of Operations — Cayman Offshore Hedging”, changes in our Cayman Islands investment hedge are offset by corresponding change in our income tax rate. See “— Income Tax” below.

Exchange Differences (Net)

Exchange differences (net) in the six months ended June 30, 2009 were a loss of R$1.0 billion, a R$892 million increase from a loss of R$145 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, exchange differences (net) in the six months ended June 30, 2009 increased 120% compared to a loss of R$470 million in the six months ended June 30, 2008 due primarily to the average depreciation of the real against the U.S. dollar for the six months ended June 30, 2009 compared to the six months ended June 30, 2008. These losses were largely offset by gains on derivative transactions settled to hedge our foreign currency exposure. See “— Gains (Losses) on Financial Assets and Liabilities (Net)” above.

Other Operating Income (Expenses)

Other operating income (expenses) in the six months ended June 30, 2009 was expense of R$163 million, compared to expense of R$35 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, other operating income (expenses) in the six months ended June 30, 2009 were expenses of R$163 million compared to income of R$25 million in the six months ended June 30, 2008. This change was mainly due to declines in fees relating to auto loan originations and declines in banking fees for checking accounts and lending/leasing commissions due to limits imposed by the Central Bank starting in May 2008.

Administrative Expenses

Administrative expenses changed from R$2.2 billion in the six months ended June 30, 2008, or R$5.5 billion on a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, to R$5.4 billion in the six months ended June 30, 2009. The decrease on a pro forma basis was primarily due to the cost synergies created as a result of the merger between Santander Brasil and Banco Real, particularly from personnel reductions, offset in part by salary increases tied to inflation. As a result, our efficiency ratio, which we calculate as administrative expenses divided by total income, decreased from 40.8% for the six months ended June 30, 2008 on a pro forma basis to 34.7% for the six months ended June 30, 2009.

Personnel expenses

The following table sets forth personnel expenses for each of the periods indicated.

	For the Six Months Ended June 30,
		2008
	2009	(Pro Forma)
	(In millions of R$)

Wages and salaries	1,664	1,750
Social security costs	456	453
Additions to provisions for defined benefit pension plans	18	22
Contributions to defined contribution pension funds	36	20
Share-based payment costs(1)	10	7
Benefits	362	339
Other personnel expenses	166	142

Total	2,712	2,763

(1)	Granted typically to members of our board of directors and to our executive directors and officers.

Provisions (Net)

Provisions principally include provisions for civil claims, labor claims and tax contingencies. Provisions (net) was R$2.0 billion in the six months ended June 30, 2009, compared to R$522 million in the six months ended June 30, 2008, or R$934 million on a pro forma basis. This increase reflected increased provisions for labor and civil claims and provisions for restructuring costs associated with the Banco Real acquisition.

Impairment Losses on Financial Assets (Net)

Impairment losses on financial assets (net) in the six months ended June 30, 2009 were R$4.8 billion, a 223% or R$3.3 billion increase from R$1.5 billion in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, impairment losses on financial assets (net) in the six months ended June 30, 2009 increased 51% compared to R$3.2 billion in the six months ended June 30, 2008. This increase was mainly due to deteriorating credit quality in nearly all of our businesses (though primarily in small business lending, individual lending and consumer finance products) as a result of worsening economic conditions in Brazil in the second half of 2008 and the first few months of 2009.

The following table shows the ratio of our impaired assets to total computable credit risk and our coverage ratio at June 30, 2009 and 2008 (pro forma) and December 31, 2008.

	At June 30,	At December 31,	At June 30,
			2008
	2009	2008	(Pro Forma)
	(In millions of R$, except percentages)

Computable credit risk(1)	162,937	164,695	66,682
Non-performing assets	9,431	7,730	2,184
Allowances for credit losses	9,159	8,181	2,451
Ratios
Non-performing assets to computable credit risk	5.8%	4.7%	3.3%
Coverage ratio(2)	97.1%	105.8%	112.2%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets but excluding country risk loans), guarantees and documentary credits.

(2)	Allowances for credit losses as a percentage of non-performing assets.

The following table shows our non-performing assets by type of loan at June 30, 2009 and December 31, 2008 and 2007.

	At June 30,	At December 31,	At June 30,
	2009	2008	2008
	(In millions of R$)

Impaired assets
Commercial, financial and industrial	3,728	2,730	523
Real estate — mortgage	83	74	22
Installment loans to individuals	5,364	4,528	1,575
Lease financing	255	398	62

Total	9,430	7,730	2,184

Commercial, financial and industrial

Non-performing assets in commercial, financial and industrial loans increased by R$1.0 billion from December 31, 2008 to June 30, 2009. This increase was due primarily to a decline in domestic and international demand, increased volatility in the exchange rate of the real and the liquidity crunch that resulted in reduced financing for companies since the last quarter of 2008. This situation was managed on a case by case basis, adjusting debt service on performing loans to cash flow generation of companies experiencing credit problems, subject to receipt of improved collateral or other credit enhancement.

Real estate — mortgage

Non-performing assets in real estate — mortgage loans remained stable, with an increase of only R$9 million from December 31, 2008 to June 30, 2009.

Installment loans to individuals

Non-performing assets in installment loans to individuals increased by R$836 million from December 31, 2008 to June 30, 2009 due primarily to increases in unemployment, with job destruction beginning in the last quarter of 2008. As a result, individual customers increased their use of overdraft limits and credit card limits, which led to an increase in non-performing assets as such borrowers experienced higher rates of default.

Lease financing

Non-performing loans in lease financing decreased by R$143 million from December 31, 2008 to June 30, 2009 due primarily to new strategies we implemented to improve collections, including speeding up the process of collecting on collateral, as well as the slowdown in the auto loan portfolio since June 2008.

Impairment Losses on Other Assets (Net)

Other impairment losses on other assets (net) in the six months ended June 30, 2009 were R$68 million, a R$59 million increase from R$9 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, impairment losses on other assets (net) in the six months ended June 30, 2009 increased 355% compared to R$15 million in the six months ended June 30, 2008. This increase was mainly due to increases in impairment on real properties as a result of closing certain of our office buildings in connection with the expected move to our new headquarters.

Income Tax

Income tax was R$1.4 billion in the six months ended June 30, 2009, a 361% or R$1.1 billion increase from R$303 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, income tax in the six months ended June 30, 2009 increased 17% compared to R$1.2 billion in the six months ended June 30, 2008. Our effective tax rates, in the six months ended June 30, 2008 (on a pro forma basis) and 2009, were 35% and 36%, respectively. In the six months ended June 30, 2009, the 16% valuation of the real against the dollar on the net equity of our Cayman Island branch caused an increase of R$428 million in the tax expenses, compared to R$178 million in the six months ended June 30, 2008. See “— Other Factors Affecting Financial Condition and Results of Operations — Cayman Offshore Hedging”. On the other hand, the tax expenses were reduced by R$423 million due to an increase in deductible goodwill amortization, compared to R$152 million in the first half of 2008.

Results of Operations by Segment for the Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

The following tables present an overview of certain income statement data for each of our operating segments for the six months ended June 30, 2009 and 2008.

	For the Six Months Ended June 30, 2009
			Global		Asset
	Commercial		Wholesale		Management
	Banking	% of Total	Banking	% of Total	and Insurance	% of Total	Total
	(In millions of R$, except percentages)
	(Condensed income statement)

Net interest income	9,751	91.5%	894	8.4%	17	0.2%	10,661
Share of results of entities accounted for using the equity method	257	100.0%	—	—	—	—	257
Net fee and commission income	2,441	80.9%	390	12.9%	185	6.1%	3,016
Gains/losses on financial assets and liabilities	1,106	65.1%	566	33.4%	25	1.5%	1,698
Other operating income/(expenses)	(147)	90.1%	(16)	10.0%	—	(0.1)%	(163)
Personnel expenses	(2,485)	91.6%	(203)	7.5%	(25)	0.9%	(2,712)
Other administrative expenses	(2,563)	96.1%	(96)	3.6%	(9)	0.3%	(2,667)
Impairment losses on financial assets (net)	(4,832)	100.0%	2	—	—	—	(4,831)
Provisions (net)	(1,949)	99.5%	7	(0.4)%	(17)	0.9%	(1,959)
Impairment losses on non-financial assets (net)	(68)	100.0%	—	—	—	—	(68)
Profit (loss) before tax	2,138	55.7%	1,526	39.7%	175	4.6%	3,840

	For the Six Months Ended June 30, 2008
			Global		Asset
	Commercial		Wholesale		Management
(Condensed) Income Statement	Banking	% of Total	Banking	% of Total	and Insurance	% of Total	Total
	(In millions of R$, except percentages) (condensed income statement)

Net interest income	8.806	93.4%	587	6.2%	33	0.4%	9,427
Share of results of entities accounted for using the equity method	161	100.0%	—	—	—	—	161
Net fee and commission income	2,457	83.5%	299	10.2%	185	6.3%	2,940
Gains/losses on financial assets and liabilities	398	40.2%	585	59.2%	6	0.6%	989
Other operating income/(expenses)	55	215.9%	(29)	(113.4)%	(1)	(2.5)%	25
Personnel expenses	(2,431)	88.0%	(306)	11.1%	(27)	1.0%	(2,763)
Other administrative expenses	(2,653)	95.7%	(105)	3.8%	(14)	0.5%	(2,772)
Impairment losses on financial assets (net)	(3,185)	99.7%	(10)	0.3%	—	—	(3,195)
Provisions (net)	(881)	94.3%	(48)	5.1%	(5)	0.6%	(934)
Impairment losses on non-financial assets (net)	(15)	99.8%	—	—	—	0.2%	(15)
Profit (loss) before tax	2,243	66.7%	943	28.1%	175	5.2%	3,361

The following tables show our results of operations for the six months ended June 30, 2009 and 2008 (actual results and on a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008), for each of our operating segments.

	For the Six Months Ended June 30,
		2008
Commercial Banking	2009	(Pro Forma)	2008
	(In millions of R$)

Net interest income	9,751	8,806	2,893
Income from equity instruments	15	18	16
Share of results of entities accounted for using the equity method	257	161	2
Net fee and commission income	2,441	2,457	1,481
Gains/losses on financial assets and liabilities (net)	1,106	398	133
Other operating income (expenses)	(147)	55	(26)
Total income	13,423	11,895	4,499
Personnel expenses	(2,485)	(2,431)	(998)
Other administrative expenses	(2,563)	(2,653)	(1,022)
Depreciation and amortization of tangible and intangible assets	(476)	(513)	(296)
Provisions (net)	(1,949)	(881)	(470)
Impairment losses on financial assets (net)	(4,832)	(3,185)	(1,497)
Impairment losses on other assets (net)	(68)	(15)	(9)
Other non-financial gains (losses)	1,089	25	8
Profit (loss) before tax	2,138	2,243	216

	For the Six Months Ended June 30,
		2008
Global Wholesale Banking	2009	(Pro Forma)	2008
	(In millions of R$)

Net interest income	894	587	435
Income from equity instruments	—	—	—
Share of results of entities accounted for using the equity method	—	—	—
Net fee and commission income	390	299	152
Gains/losses on financial assets and liabilities (net)	566	585	402
Other operating income (expenses)	(16)	(29)	(8)
Total income	1,834	1,443	980
Personnel expenses	(203)	(306)	(142)
Other administrative expenses	(96)	(105)	(49)
Depreciation and amortization of tangible and intangible assets	(19)	(31)	(12)
Provisions (net)	7	(48)	(48)
Impairment losses on financial assets (net)	2	(10)	—
Impairment losses on other assets (net)	—	0	—
Other non-financial gains (losses)	—	0	—
Profit (loss) before tax	1,526	943	730

	For the Six Months Ended June 30,
		2008
Asset Management and Insurance	2009	(Pro Forma)	2008
	(In millions of R$)

Net interest income	17	33	4
Income from equity instruments	—	0	—
Share of results of entities accounted for using the equity method	—	0	—
Net fee and commission income	185	185	84
Gains/losses on financial assets and liabilities (net)	25	6	6
Other operating income (expenses)	—	(1)	(1)
Total income	226	223	94
Personnel expenses	(25)	(27)	(16)
Other administrative expenses	(9)	(14)	(8)
Depreciation and amortization of tangible and intangible assets	—	(2)	(2)
Provisions (net)	(17)	(5)	(4)
Impairment losses on financial assets (net)	—	—	—
Impairment losses on other assets (net)	—	—	—
Other non-financial gains (losses)	—	—	—
Profit (loss) before tax	175	175	63

Commercial Banking Segment Consolidated Results of Operations for the Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Summary

Profit before income tax attributed to the Commercial Banking segment in the six months ended June 30, 2009 was R$2.1 billion, a R$1.9 billion increase from R$216 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, profit before income tax attributed to the Commercial Banking segment in the six months ended June 30, 2009 decreased R$100 million compared to R$2.2 billion for six months ended June 30, 2008.

Net Interest Income

Net interest income for the Commercial Banking segment in the six months ended June 30, 2009 was R$9.8 billion, a 237% or R$6.9 billion increase from R$2.9 billion in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, net interest income for the Commercial Banking segment in the six months ended June 30, 2009 increased 10.7% compared to R$8.8 billion for the six months ended June 30, 2008. This increase was mainly due to increased average balances of loans and an increase in the average spread of our credit assets over interbank rates.

Share of Results of Entities Accounted for using the Equity Method

Share of results of entities accounted for using the equity method for the Commercial Banking segment in the six months ended June 30, 2009 was R$257 million, a R$255 million increase from R$2 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, share of results of entities accounted for using the equity method for the Commercial Banking segment in the six months ended June 30, 2009 increased 59% compared to R$161 million in the six months ended June 30, 2008. This increase was mainly due to gains of R$126 million from ABN Dois Participações related to the sale of Real Capitalização to Santander Seguros.

Net Fee and Commission Income

Net fees and commission income for the Commercial Banking segment in the six months ended June 30, 2009 were R$2.4 billion, a 64.8% or R$960 million increase from R$1.5 billion in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, net fees and commission income for the Commercial Banking segment in the six months ended June 30, 2009 decreased 0.6% compared to R$2.5 billion in the six months ended June 30, 2008. This decrease was mainly due to a decrease in banking fees due to restrictions imposed by our regulators in 2008.

Gains/(Losses) on Financial Assets and Liabilities

Gains (losses) on financial assets and liabilities (net) for the Commercial Banking segment in the six months ended June 30, 2009 were gains of R$1.1 billion, a R$972 million increase from R$133 billion in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, gains (losses) on financial assets and liabilities (net) for the Commercial Banking segment in the six months ended June 30, 2009 increased 178% compared to gains of R$398 million in the six months ended June 30, 2008. These gains were partially offset by losses recorded under exchange differences and resulting from our foreign currency exposure. The increase in gains in the prior period principally reflected a R$475 million increase in gains on our Cayman Islands investment hedge, which was offset by an increase in income tax expenses, and a R$126 million increase in proceeds from the sale of long-term investments upon the sale of part of our interests in BOVESPA and BM&F in 2008.

Other Operating Income/(Expenses)

Other operating income (expenses) for the Commercial Banking segment in the six months ended June 30, 2009 were expenses of R$147 million, compared to expense of R$26 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, other operating income (expenses) for the Commercial Banking segment in the six months ended June 30, 2008 was income of R$55 million. This change was mainly a result of declines in banking fees for checking accounts and lending/leasing commissions due to limits imposed by the Central Bank starting in May 2008.

Personnel Expenses

Personnel expenses for the Commercial Banking segment increased from R$1.0 billion in the six months ended June 30, 2008 to R$2.5 billion in the six months ended June 30, 2009, a 149% or R$1.6 billion increase. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, personnel expenses for the Commercial Banking segment in the six months ended June 30, 2008 increased from R$2.4 billion to R$2.5 billion in the six months ended June 30, 2009, a 2% or R$54 million increase, reflecting higher personnel expenses in line with historical trends of salary increases tied to inflation, partially offset by the cost synergies resulting from the merger of Santander Brasil and Banco Real.

Other General Administrative Expenses

Other general administrative expenses for the Commercial Banking segment increased from R$1.0 billion in the six months ended June 30, 2008 to R$2.6 billion in the six months ended June 30, 2009, a 151% or R$1.5 billion increase. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, other general administrative expenses for the Commercial Banking segment in the six months ended June 30, 2008 decreased from R$2.7 billion to R$2.6 billion in the six months ended June 30, 2009, a 3% or R$90 million decrease, primarily due to cost synergies resulting from the merger of Santander Brasil and Banco Real.

Impairment Losses on Financial Assets (Net)

Impairment losses on financial assets (net) for the Commercial Banking segment in the six months ended June 30, 2009 were R$4.8 billion, a 223% or R$3.3 billion increase from R$1.5 billion in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, impairment losses on financial assets (net) for the Commercial Banking segment in the six months ended June 30, 2009 increased 52% compared to R$3.2 billion in the six months ended June 30, 2008. This increase was mainly due to the deteriorating credit quality caused by worsening economic conditions in Brazil in the second half of 2008 and first few months of 2009.

Provisions (Net)

Provisions (net) for the Commercial Banking segment were R$1.9 billion in the six months ended June 30, 2009, compared to R$470 million in the six months ended June 30, 2008 or R$881 million on a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008. Provisions principally include provisions for labor and tax contingencies.

Impairment Losses on Non-Financial Assets (Net)

Other impairment losses on other assets (net) for the Commercial Banking segment in the six months ended June 30, 2009 were R$68 million, a R$59 million increase from R$9 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, impairment losses on other assets (net) for the Commercial Banking segment in the six months ended June 30, 2009 increased 355% compared to R$15 million in the six months ended June 30, 2008. This increase was mainly due to increases in impairment on real properties as a result of closing certain of our office buildings in connection with the expected move to our new headquarters.

Global Wholesale Banking Consolidated Results of Operations for the Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Summary

Profit before income tax attributed to the Global Wholesale Banking segment in the six months ended June 30, 2009 was R$1.5 billion, a 109% or R$796 million increase from R$730 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, profit before income tax attributed to the Global Wholesale Banking segment in the six months ended June 30, 2009 increased 62% compared to R$943 million for the six months ended June 30, 2008.

Net Interest Income

Net interest income for the Global Wholesale Banking segment in the six months ended June 30, 2009 was R$894 million, a 105% or R$459 million increase from R$435 million in the six months ended June 30,

2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, net interest income for the Global Wholesale Banking segment in the six months ended June 30, 2009 increased 52% compared to R$587 million for the six months ended June 30, 2008, reflecting growth in the credit portfolio of our GB&M customers, principally trade finance.

Net Fee and Commission Income

Net fees and commission income for the Global Wholesale Banking segment in the six months ended June 30, 2009 was R$390 million, a 157% or R$238 million increase from R$152 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, net fees and commission income for the Global Wholesale Banking segment in the six months ended June 30, 2009 increased 30% compared to R$299 million in the six months ended June 30, 2008. This increase was mainly due to a R$70 million increase in trade finance business commissions resulting from a higher volume of transactions in 2009.

Gains/(Losses) on Financial Assets and Liabilities

Gains (losses) on financial assets and liabilities (net) for the Global Wholesale Banking segment in the six months ended June 30, 2009 were gains of R$566 million, a 41% or R$165 million increase from gains of R$402 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, gains (losses) on financial assets and liabilities (net) for the Global Wholesale Banking segment in the six months ended June 30, 2009 decreased 3% compared to gains of R$585 million in the six months ended June 30, 2008. This decrease was mainly due to a R$145 million decline in earnings from our proprietary treasury business, offset in large part by a R$126 million increase in derivatives transactions for our customers.

Other Operating Income/(Expenses)

Other operating income (expenses) for the Global Wholesale Banking segment in the six months ended June 30, 2009 was expense of R$16 million, compared to expense of R$8 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, other operating income (expenses) for the Global Wholesale Banking segment in the six months ended June 30, 2009 decreased 45% compared to expense of R$29 million in the six months ended June 30, 2008.

Personnel Expenses

Personnel expenses for the Global Wholesale Banking segment increased from R$142 million in the six months ended June 30, 2008 to R$203 million in the six months ended June 30, 2009, a 43% or R$61 million increase. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, personnel expenses for the Global Wholesale Banking segment in the six months ended June 30, 2009 decreased 34% compared to R$306 million in the six months ended June 30, 2008, mainly due to cost synergies resulting from the merger of Santander Brasil and Banco Real.

Other General Administrative Expenses

Other general administrative expenses for the Global Wholesale Banking segment increased from R$49 million in the six months ended June 30, 2008 to R$96 million in the six months ended June 30, 2009, a 95% or R$47 million increase. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, other general administrative expenses for the Global Wholesale Banking segment in the six months ended June 30, 2009 decreased 9% compared to R$105 million in the six months ended June 30, 2008, mainly due to cost synergies resulting from the merger of Santander Brasil and Banco Real.

Impairment Losses on Financial Assets (Net)

Impairment losses on financial assets (net) for the Global Wholesale Banking segment in the six months ended June 30, 2009 with gains of R$2 million, a R$2 million increase from R$0.2 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, impairment losses on financial assets (net) for the Global Wholesale Banking segment in the six months ended June 30, 2008 were losses of R$10 million.

Provisions (Net)

Provisions (net) for the Global Wholesale Banking segment were gains of R$7 million in the six months ended June 30, 2009, compared to losses of R$48 million in the six months ended June 30, 2008 and on a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008. Provisions principally include provisions for labor and tax contingencies.

Asset Management and Insurance Segment Consolidated Results of Operations for the Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Summary

Profit before income tax attributed to the Asset Management and Insurance segment in the six months ended June 30, 2009 was R$175 million, a 176% or R$112 million increase from R$63 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, profit before income tax attributed to the Asset Management and Insurance segment in the six months ended June 30, 2009 was unchanged compared to R$175 million for the six months ended June 30, 2008. Results of operations in our Asset Management and Insurance segment in the six months ended June 30, 2009 and 2008 do not include the results of operations of the asset management and insurance entities that were acquired on August 14, 2009. See “Summary — Recent Events — Acquisition of Asset Management and Insurance Companies” and “Business — Asset Management and Insurance”.

Net Interest Income

Net interest income for the Asset Management and Insurance segment in the six months ended June 30, 2009 was R$17 million, a 283% or R$12 million increase from R$4 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, net interest income for the Asset Management and Insurance segment in the six months ended June 30, 2009 decreased 50% compared to $33 million for the six months ended June 30, 2008. This decrease was mainly due to lower cash and short term investment volumes in 2009 compared to 2008.

Net Fee and Commission Income

Net fees and commission income for the Asset Management and Insurance segment in the six months ended June 30, 2009 were R$185 million, a 119% or R$100 million increase from R$84 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, net fees and commission income for the Asset Management and Insurance segment in the six months ended June 30, 2009 were unchanged compared to R$185 million in the six months ended June 30, 2008. The level of net fees and commission income was maintained, although increases in commissions on insurance sales were offset by decreases in investment fund fees.

Gains/(Losses) on Financial Assets and Liabilities

Gains (losses) on financial assets and liabilities (net) for the Asset Management and Insurance segment in the six months ended June 30, 2009 were gains of R$25 million, a 323% or R$19 million increase from R$6 million in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, gains/(losses) on financial assets and liabilities (net) for the Asset Management and Insurance segment in the six months ended June 30, 2009 increased R$19 million compared to R$6 million in the six months ended June 30, 2008.

Other Operating Income/(Expenses)

Other operating income (expenses) for the Asset Management and Insurance segment in the six months ended June 30, 2009 was income of R$232 thousand, a R$926 thousand increase compared to an expense of R$694 thousand in the six months ended June 30, 2008. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, other operating income for the Asset Management and Insurance segment in the six months ended June 30, 2009 increased R$1 million from expenses of R$1 million for the six months ended June 30, 2008.

Personnel Expenses

Personnel expenses for the Asset Management and Insurance segment increased from R$16 million in the six months ended June 30, 2008 to R$25 million in the six months ended June 30, 2009, a 52% or R$9 million increase. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008, personnel expenses for the Asset Management and Insurance segment in the six months ended June 30, 2009 decreased 6% compared to R$27 million in the six months ended June 30, 2008, mainly due to cost synergies from the acquisition of Banco Real.

Other General Administrative Expenses

Other general administrative expenses for the Asset Management and Insurance segment increased from R$8 million in the six months ended June 30, 2008 to R$9 million in the six months ended June 30, 2009, a 16% or R$1 million increase. On a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008 decreased 36% compared to $14 million in the six months ended June 30, 2008, mainly due to cost synergies from the acquisition of Banco Real.

Provisions (Net)

Provisions (net) for the Asset Management and Insurance segment were R$17 million in the six months ended June 30, 2009, compared to R$4 million in the six months ended June 30, 2008 or R$5 million on a pro forma basis as if the acquisition of Banco Real had occurred as of January 1, 2008. Provisions principally include provisions for labor and tax contingencies.

Results of Operations for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

As a consequence of our acquisition of Banco Real in August 2008, our results of operations for the years ended December 31, 2007 and 2008 are not comparable. In order to analyze the organic developments in our business we discuss certain full-year 2008 financial information excluding the results of Banco Real as from January 1, 2008. For a complete presentation of this information, see “— Acquisition of Banco Real”.

	For the Year Ended December 31,
	2008				% Change
	(Excluding				(Excluding
	Banco Real)	2008	2007	% Change	Banco Real)
	(In millions of R$)

Net interest income	6,671	11,438	6,195	84.6	7.7
Income from equity instruments	35	37	36	2.8	(2.8)
Net fees and commissions	3,467	4,254	3,098	37.3	11.9
Share of results of entities accounted for using the equity method	6	112	6	n.m.	—
Gains/losses on financial assets and liabilities (net)	333	(1,287)	1,517	n.m.	(78.0)
Exchange differences (net)	300	1,476	382	286.4	(21.5)
Other operating income (expenses)	(92)	(59)	133	n.m.	(169.2)
Administrative expenses	(4,656)	(7,185)	(4,460)	61.1	4.4
Depreciation and amortization	(656)	(846)	(580)	31.4	13.1
Provisions (net)	(1,113)	(1,230)	(1,196)	2.8	(6.9)
Impairment losses on financial assets (net):	(2,864)	(4,100)	(2,160)	89.9	32.6
Impairment losses on other assets (net)	(4)	(77)	(299)	(74.2)	(98.7)
Gains/losses on disposal of assets not classified as non-current assets held for sale	6	7	1	n.m.	500
Gains/losses on disposal of non-current assets held for sale	25	9	14	(36)	78.6
Profit before tax	1,458	2,549	2,687	(5.1)	(45.7)
Income tax	(217)	(170)	(784)	(78.3)	(72.3)
Net income	1,241	2,379	1,903	25.0	(34.8)

Summary

Net income for the year ended December 31, 2008 was R$2.4 billion, a 25% or R$476 million increase from R$1.9 billion in 2007. The 2008 increase was mainly due to the consolidation of the entities of Banco Real in our financial statements. Excluding the effect of the acquisition of Banco Real, net income for the year ended December 31, 2008 was R$1.2 billion, a 35% or R$662 million decrease from R$1.9 billion in 2007, mainly due to:

•	growth in credit volumes and a resulting increase in revenues from lending operations, driven by macro-economic growth in Brazil, although that growth has slowed beginning in the fourth quarter of 2008;

•	an increase in income from fees for services, partially offset by limits on banking fees for checking accounts and lending/leasing commissions imposed by the Central Bank starting in 2008;

•	a decline in earnings from trading and proprietary investment activities due to adverse market conditions;

•	an increase in credit impairment losses, particularly since the fourth quarter of 2008, driven by deteriorating economic conditions; and

•	revenues of R$693 million from the sale of investment securities in 2007, compared to R$88 million in 2008.

Net Interest Income

Santander Brasil’s net interest income was R$11.4 billion in 2008, an 85% or R$5.2 billion increase from R$6.2 billion in 2007. Excluding the effect of the acquisition of Banco Real, Santander Brasil’s net interest income was R$6.7 billion in 2008, an 8% or R$476 million increase from R$6.2 billion in 2007, mainly due to growth in our lending activities, offset in part by a decrease in the average spreads of our credit assets.

Average total earning assets were R$133.7 billion for the year ended December 31, 2008, a 54% or R$46.9 billion increase from $86.8 billion in 2007. Excluding the effect of the acquisition of Banco Real, average total earning assets were R$97.5 billion for the year ended December 31, 2008, a 12% or R$10.7 billion increase from R$86.8 billion in 2007. The principal drivers of this increase were loans and advances to credit institutions, the increase of which was funded with growth of time deposits in excess of commercial lending opportunities. In addition, retail and corporate lending increased, offset in part by a decline in consumer finance lending volumes. The increase in corporate lending was driven principally by increased trade finance and was concentrated in the Global Wholesale Banking segment. The increase in retail lending was driven principally by credit cards and overdrafts. The decline in consumer finance lending was principally due to declining volumes of auto financing, reflecting declining consumer confidence in the face of economic conditions, particularly in the fourth quarter of 2008.

The effect of this substantial growth in interest earning assets was offset in part by a 30 basis point decline in the spread of the average yield earned on our interest earning credit assets over the average cost of interbank funding. This spread is the way we evaluate the yield earned on our assets. The decline in this spread reflects the change in mix resulting from the movements described above, which led to a greater proportion of interest earning assets being comprised of relatively lower-yielding corporate loans. The effect of this decline in spread was exacerbated by increased cost of funds, driven by the rapid growth in time deposits, which increased as a proportion of total funding.

Average total interest bearing liabilities were R$109.4 billion for the year ended December 31, 2008, a 58% or R$40.2 billion increase from R$69.2 billion in 2007. Excluding the effect of the acquisition of Banco Real, average total interest bearing liabilities were R$80.4 billion for the year ended December 31, 2008, a 16% or R$11.2 billion increase from R$69.2 billion in 2007. The principal driver of this increase was time deposits, the average balance of which (excluding Banco Real) grew by 44% to R$35.1 billion. This growth resulted from a movement of customer funds out of mutual funds and other similar vehicles into lower-risk bank deposits as well as a “flight to quality” as Brazilian customers moved their savings to larger financial institutions.

Net Fees and Commission Income

Net fees and commission income was R$4.3 billion in 2008, a 37% or R$1.2 billion increase from R$3.1 billion in 2007. Excluding the effect of the acquisition of Banco Real, net fees and commission income was R$3.5 billion in 2008, a 12% or approximately R$369 million increase from R$3.1 billion in 2007, mainly due to a R$205 million increase in net commissions on the sale of insurance and a R$70 million increase in our trade finance business. The growth in insurance sales commissions reflects increased focus on this line of business by management. The decline in banking fees other than overdraft fees reflects restrictions on these fees imposed by our regulators during 2008.

The following table reflects the breakdown of net fee and commission income in 2008 and 2007, excluding Banco Real.

	For the Year Ended December 31,
	2008	2007	% Change
	(In millions of R$)

Banking fees	1,485	1,478	0.5
Sale of insurance	652	447	45.9
Investment funds	523	515	1.6
Credit and debit cards	338	297	13.8
Capital markets	243	257	(5.4)
Trade finance	176	106	66.0
Tax on services	(173)	(154)	12.3
Others	223	152	46.7

Total	3,467	3,098	11.9

Share of Results of Entities Accounted for Using the Equity Method

Share of results of entities accounted for using the equity method was R$112 million in 2008, a R$106 million increase from R$6 million in 2007. Excluding the effect of the acquisition of Banco Real, share of results of entities accounted for using the equity method was R$6 million in 2008, unchanged from 2007.

Gains (Losses) on Financial Assets and Liabilities (Net)

Gains/losses on financial assets and liabilities (net) changed to a loss of R$1.3 billion in 2008 from a gain of R$1.5 billion in 2007. Excluding the effect of the acquisition of Banco Real, gains/losses on financial assets and liabilities (net) was a gain of R$334 million in 2008, a 78% decrease from a gain of R$1.5 billion in 2007. This decline was largely driven by adverse market conditions and principally reflected the following results: a R$854 million decline in treasury results (market making, trading and short-term proprietary investing), a R$441 million decline in proceeds from the sale of long-term investments due to the non-recurrence in 2008 of gains realized upon the sale of part of our interests in BOVESPA and BM&F in 2007 and a R$650 million decline in other long-term positions associated with our balance sheet management. These declines were offset in part by a R$383 million increase in earnings on the provision of derivatives to customers, due to increased volumes in this line of business as demand grew for hedging products that allow customers to control their exposure to volatile markets.

Exchange Differences (Net)

Exchange differences (net) was R$1.5 billion in 2008, a 286% increase from R$382 million in 2007. Excluding the effect of the acquisition of Banco Real, exchange differences (net) was R$300 million in 2008, a 22% decrease from R$382 million in 2007. These gains were largely offset by losses on derivative transactions entered into to hedge our foreign currency exposure. Such losses are recorded under “Gains/losses on financial assets and liabilities”.

Other Operating Income (Expenses)

Other operating income (expenses) declined from income of R$133 million in 2007 to expense of R$60 million in 2008, or expense of R$92 million excluding Banco Real, principally reflecting the elimination in May 2008 of fees related to certain loans due to new regulations by the Central Bank.

Administrative Expenses

Administrative expenses increased from R$4.5 billion in 2007 to R$7.2 billion in 2008, or expense of R$4.7 billion excluding Banco Real, reflecting higher personnel expenses in line with historical trends of salary increases tied to inflation and increases in other general expenses.

Personal expenses

The following table sets forth personnel expenses for each of the periods indicated.

	Year Ended December 31,
	2008	2007
	(In millions of R$)

Wages and salaries	2,253	1,483
Social security costs	569	354
Additions to provisions for defined benefit pension plans	45	38
Contributions to defined contribution pension funds	33	4
Share-based payment costs(1)	89	31
Benefits	423	294
Other personnel expenses	134	179

Total	3,548	2,384

(1)	Granted typically to members of our board of directors and to our executive directors and officers.

Other general expenses

Other general expenses increased from R$2.1 billion in 2007 to R$3.6 billion in 2008, or expense of R$2.3 billion excluding Banco Real, mainly due to expenses relating to expanding our credit card business and improving our information systems platform and the effects of inflation on our contracts with providers, many of which are indexed to inflation.

Provisions (Net)

Provisions (net) was R$1.2 billion in 2008, unchanged from R$1.2 billion in 2007. Excluding the effect of the acquisition of Banco Real, provisions (net) was R$1.1 billion in 2008. Provisions principally include provisions for labor and tax contingencies.

Impairment Losses on Financial Assets (Net)

Impairment losses on financial assets (net) was R$4.1 billion in 2008, a 86% or R$1.9 billion increase from R$2.2 billion in 2007. Excluding the effect of the acquisition of Banco Real, impairment losses (net) was R$2.9 billion in 2008, a 33% or R$705 million increase from 2007, reflecting deteriorating credit quality in nearly all our businesses (though primarily in small companies, individual lending and consumer finance products) as a result of worsening economic conditions in Brazil.

Non-performing assets were R$7.7 billion at December 31, 2008, a 267% increase from R$2.1 billion at December 31, 2007. Excluding the effect of the acquisition of Banco Real, non-performing assets were R$3.0 billion at December 31, 2008, a 43% increase from R$2.1 billion at December 31, 2007. Non-performing assets increased across all our businesses, although principally in retail banking and consumer finance. Deteriorating economic conditions resulted in an accelerated increase in non-performing assets in the third and fourth quarters of 2008. Non-performing assets grew by R$4.4 billion, or 204%, and R$1.1 billion, or 17%, in the third and fourth quarter, respectively. Excluding Banco Real, non-performing assets increased by R$424 million (20%) and R$438 million (17%) in those periods.

The following table shows the ratio of our impaired assets to total computable credit risk and our coverage ratio at December 31, 2008 and 2007.

	At December 31,
	2008	2007
	(In millions of R$, except percentages)

Computable credit risk(1)	164,695	64,558
Non-performing assets	7,730	2,093
Allowances for credit losses	8,181	2,249
Ratios
Non-performing assets to computable credit risk	4.7%	3.2%
Coverage ratio(2)	105.8%	107.5%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets but excluding country risk loans), guarantees and documentary credits.

(2)	Allowances for credit losses as a percentage of non-performing assets.

Our coverage ratio at December 31, 2008 was 105.8% (after giving effect to the acquisition of Banco Real) and 102.8% (without giving effect to the acquisition of Banco Real) compared to 107.5% at December 31, 2007.

The following table shows our non-performing assets by type of loan at December 31, 2008 and 2007.

	At December 31,
	2008
	(Excluding
	Banco Real)	2008	2007
	(In millions of R$)

Impaired assets
Commercial, financial and industrial	770	2,730	502
Real estate — mortgage	20	74	23
Installment loans to individuals	2,221	4,528	1,558
Lease financing	12	398	10

Total	3,023	7,730	2,093

Commercial, financial and industrial

Non-performing assets in commercial, financial and industrial loans increased by R$2.2 billion from December 31, 2007 to December 31, 2008. Excluding the effect of the acquisition of Banco Real, non-performing assets in commercial, financial and industrial loans increased R$268 million in 2008, due primarily to higher rates of default by certain of our customers, primarily customers affected by the global financial market crisis, including real estate developers and certain export companies that were highly leveraged in foreign currency.

Real estate — mortgage

Non-performing assets in real estate — mortgage loans increased by R$41 million from December 31, 2007 to December 31, 2008. Excluding the effect of the acquisition of Banco Real, real estate — mortgage loans remained stable, with a slight decrease of R$3 million from December 31, 2007 to December 31, 2008.

Installment loans to individuals

Non-performing assets in installment loans to individuals increased by R$3.0 billion from December 31, 2007 to December 31, 2008. Excluding the effect of the acquisition of Banco Real, non-performing assets in installment loans to individuals increased by R$663 million. This increase was due primarily to the increase in unemployment during the last quarter of 2008 and in the first few months of 2009, which led to higher rates of default by individual borrowers.

Lease financing

Non-performing loans in lease financing increased by R$388 million from December 31, 2007 to December 31, 2008. Excluding the effect of the acquisition of Banco Real, non-performing loans in lease financing increased by R$2 million, due primarily to reclassification of certain amounts that were classified under a different line item in 2007 as “lease financing” in 2008. Management has sought to control losses related to non-performing loans in lease financing by implementing stricter credit approval policies, including lending only for newer vehicles and requiring higher collateral levels for new loan originations.

Impairment Losses on Other Assets (Net)

Other impairment losses on other assets (net) was R$77 million in 2008, a 74% or R$221 million decrease from R$298 million in 2007. Excluding the effect of the acquisition of Banco Real, impairment losses (net) was R$4 million in 2008, a R$294 million decrease from 2007, mainly reflecting reduced impairment charges relating to goodwill and other intangible assets due to impairment charges taken in 2007 related to software for the Banespa information technology platform the use of which was discontinued when the platform was converted to the Santander platform.

Income Tax

Income tax was R$170 million in 2008, a 78% or R$614 million decrease from R$784 million in 2007. Excluding the effect of the acquisition of Banco Real, we had an income tax credit of R$217 million in 2008. Our effective tax rates, excluding Banco Real, in 2007 and 2008 were 29% and 15%, respectively. The decrease in effective tax rate reflected the impact of devaluation of the real on the net equity of our Cayman Island branch. The real declined in value against the dollar by 43% in the last four months of 2008, following our acquisition of this branch in connection with the Banco Real acquisition. The impact of this devaluation was a reduction of R$681 million of income tax expense. See “— Other Factors Affecting Financial Condition and Results of Operations — Cayman Offshore Hedging”. In addition, the effective tax rate was reduced by the use of available tax credits of R$125 million compared to R$27 million in 2007. At December 31, 2008, we had R$130 million of such tax credits remaining which have no expiration date.

Results of Operations by Segment for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

The following tables present an overview of certain income statement data for each of our operating segments for the years ended December 31, 2008 and 2007.

	For the Year Ended December 31, 2008
			Global		Asset
	Commercial		Wholesale		Management
	Banking	% of Total	Banking	% of Total	and Insurance	% of Total	Total
	(Thousands of R$, except percentages)
	(Condensed income statement)

Net interest income	10,191,650	89.1	1,213,502	10.6	32,817	0.3	11,437,969
Share of results of entities accounted for using the equity method	112,330	100.0	—	—	—	—	112,330
Net fee and commission income	3,602,255	84.7	449,289	10.6	202,159	4.8	4,253,703
Gains/losses on financial assets and liabilities	(358,011)	(188.8)	540,636	285.0	7,041	3.7	189,666
Other operating income/(expenses)	(21,570)	36.1	(37,782)	63.2	(465)	0.8	(59,817)
Personnel expenses	(3,104,942)	87.5	(403,671)	11.4	(39,549)	1.1	(3,548,162)
Other administrative expenses	(3,485,160)	95.8	(129,640)	3.6	(21,975)	0.6	(3,636,775)
Impairment losses on financial assets (net)	(4,076,108)	99.4	(23,176)	0.6	—	—	(4,099,284)
Provisions (net)	(1,160,918)	94.4	(38,638)	3.1	(30,761)	2.5	(1,230,317)
Impairment losses on non-financial assets (net)	(77,267)	100.0	—	—	(10)	—	(77,277)
Profit (loss) before tax	877,525	34.4	1,526,455	59.9	144,853	5.7	2,548,833

	For the Year Ended December 31, 2007
			Global		Asset
	Commercial		Wholesale		Management
(Condensed) Income Statement	Banking	% of Total	Banking	% of Total	and Insurance	% of Total	Total
	(Thousands of R$, except percentages)
	(Condensed income statement)

Net interest income	5,491,818	88.6	693,259	11.2	10,209	0.2	6,195,286
Share of results of entities accounted for using the equity method	5,884	100.0	—	—	—	—	5,884
Net fee and commission income	2,694,428	87.0	253,022	8.2	150,522	4.9	3,097,972
Gains/losses on financial assets and liabilities	944,229	49.7	950,485	50.1	3,537	0.2	1,898,251
Other operating income/(expenses)	143,362	107.9	(10,412)	(7.8)	(26)	—	132,924
Personnel expenses	(2,071,426)	86.9	(277,737)	11.6	(35,104)	1.5	(2,384,267)
Other administrative expenses	(1,963,009)	94.6	(95,500)	4.6	(17,441)	0.8	(2,075,950)
Impairment losses on financial assets (net)	(2,164,523)	100.2	5,075	(0.2)	11	—	(2,159,437)
Provisions (net)	(1,192,553)	99.7	7,654	(0.6)	(11,513)	1.0	(1,196,412)
Impairment losses on non-financial assets (net)	(298,085)	100.0	—	—	3	—	(298,082)
Profit (loss) before tax	1,111,883	41.4	1,482,819	55.2	92,439	3.4	2,687,141

The following tables show our results of operations for the year ended December 31, 2008 for each of our operating segments, the amount contributed by Banco Real to each segment during the period, and the reported results of each segment including amounts contributed by Banco Real.

	For the Year Ended December 31, 2008
	As Reported Less
Commercial Banking	Banco Real	Banco Real	As Reported
	(In thousands of R$)

Net interest income	5,602,063	4,589,587	10,191,650
Income from equity instruments	35,281	1,691	36,972
Share of results of entities accounted for using the equity method	6,062	106,268	112,330
Net fee and commission income	2,948,287	653,968	3,602,255
Gains/losses on financial assets and liabilities (net)	180,005	(538,016)	(358,011)
Other operating income (expenses)	(73,833)	52,264	(21,570)
Total income	8,697,865	4,865,762	13,563,627
Personnel expenses	(2,020,897)	(1,084,046)	(3,104,942)
Other administrative expenses	(2,213,667)	(1,271,494)	(3,485,160)
Depreciation and amortization of tangible and intangible assets	(622,602)	(174,934)	(797,536)
Provisions (net)	(1,042,570)	(118,347)	(1,160,918)
Impairment losses on financial assets (net)	(2,851,106)	(1,225,002)	(4,076,108)
Impairment losses on other assets (net)	(4,384)	(72,883)	(77,267)
Other non-financial gains (losses)	31,323	(15,493)	15,830
Profit (loss) before tax	(26,037)	903,562	877,525

	For the Year Ended December 31, 2008
	As Reported Less
Global Wholesale Banking	Banco Real	Banco Real	As Reported
	(In thousands of R$)

Net interest income	1,059,853	153,649	1,213,502
Income from equity instruments	—	—	—
Share of results of entities accounted for using the equity method	—	—	—
Net fee and commission income	345,303	103,986	449,289
Gains/losses on financial assets and liabilities (net)	445,100	95,536	540,636
Other operating income (expenses)	(16,864)	(20,918)	(37,782)
Total income	1,833,392	332,253	2,165,645
Personnel expenses	(285,376)	(118,295)	(403,671)
Other administrative expenses	(88,351)	(41,288)	(129,640)
Depreciation and amortization of tangible and intangible assets	(29,342)	(14,723)	(44,065)
Provisions (net)	(40,634)	1,996	(38,638)
Impairment losses on financial assets (net)	(13,034)	(10,142)	(23,176)
Impairment losses on other assets (net)	—	—	—
Other non-financial gains (losses)	—	—	—
Profit (loss) before tax	1,376,655	149,800	1,526,455

	For the Year Ended December 31, 2008
	As Reported Less
Asset Management and Insurance	Banco Real	Banco Real	As Reported
	(In thousands of R$)

Net interest income	9,193	23,624	32,817
Income from equity instruments	—	—	—
Share of results of entities accounted for using the equity method	—	—	—
Net fee and commission income	173,014	29,145	202,159
Gains/losses on financial assets and liabilities (net)	7,041	—	7,041
Other operating income (expenses)	(540)	74	(465)
Total income	188,708	52,843	241,551
Personnel expenses	(32,667)	(6,882)	(39,549)
Other administrative expenses	(14,682)	(7,293)	(21,975)
Depreciation and amortization of tangible and intangible assets	(4,404)	—	(4,404)
Provisions (net)	(30,046)	(716)	(30,761)
Impairment losses on financial assets (net)	—	—	—
Impairment losses on other assets (net)	—	(10)	(10)
Other non-financial gains (losses)	—	—	—
Profit (loss) before tax	106,910	37,943	144,853

Commercial Banking Segment Consolidated Results of Operations for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Summary

Profit before income tax attributed to the Commercial Banking segment for the year ended December 31, 2008 was R$877 million, a R$235 million decrease from R$1,112 million in 2007. Excluding the effect of the acquisition of Banco Real, profit before income tax attributed to the Commercial Banking segment for the year ended December 31, 2008 was a loss of R$26 million, a R$1,138 million decrease from R$1,112 million in 2007.

Net Interest Income

Net interest income for the Commercial Banking segment was R$10.2 billion in 2008, a 86% or R$4.7 billion increase from R$5.5 billion in 2007. Excluding the effect of the acquisition of Banco Real, net interest income for the Commercial Banking segment was R$5.6 billion in 2008, a 2% or R$0.1 billion increase from R$5.5 billion in 2007, mainly due to growth in our lending activities, offset in part by a decrease in the average spread of our credit assets as the proportion of lending to individuals in the mix declined, and increasing market rates of interest, which were reflected in the new time deposits during the period.

Share of Results of Entities Accounted for using the Equity Method

Share of results of entities accounted for using the equity method for the Commercial Banking segment was R$112 million in 2008, a R$106 million increase from R$6 million in 2007. Excluding the effect of the acquisition of Banco Real, share of results of entities accounted for using the equity method for the Commercial Banking segment was R$6 million, unchanged from 2007.

Net Fee and Commission Income

Net fee and commission income for the Commercial Banking segment was R$3.6 billion in 2008, a 34% or R$908 million increase from R$2.7 billion in 2007. Excluding the effect of the acquisition of Banco Real, net fee and commission income for the Commercial Banking segment was R$2.9 billion in 2008, a 9% or R$250 million increase from R$2.7 billion in 2007, mainly due to increased commissions on the sale of insurance by our retail banking branches, offset in part by the effect of new restrictions on other banking fees.

Gains/(Losses) on Financial Assets and Liabilities

Gains/(losses) on financial assets and liabilities for the Commercial Banking segment amounted to a loss of R$358 million in 2008, a R$1.3 billion decrease from a gain of R$944 million in 2007. Excluding the effect of the acquisition of Banco Real, gains/(losses) on financial assets and liabilities for the Commercial Banking segment were R$180 million in 2008, a R$764 million decrease from R$944 million in 2007, mainly due to higher revenues from non-recurring items in 2007 compared to 2008, primarily our sale of investment securities in BM&F and BOVESPA. Losses in Banco Real were principally due to a hedge related to our Cayman Island branch investment, the results of which are largely offset by reduced income taxes. See “— Other Factors Affecting Financial Condition and Results of Operations — Cayman Offshore Hedging”.

Other Operating Income/(Expenses)

Other operating income/(expenses) for the Commercial Banking segment amounted to an expense of R$21 million in 2008, a R$165 million decrease from a gain of R$143 million in 2007. Excluding the effect of the acquisition of Banco Real, other operating income/(expenses) for the Commercial Banking segment amounted to an expense of R$74 million 2008, a R$217 million decrease from a gain of R$143 million in 2007, mainly reflecting the elimination in May 2008 of fees related to certain loans due to new regulations by the Central Bank.

Personnel Expenses

Personnel expenses for the Commercial Banking segment increased from R$2.1 billion in 2007 to R$3.1 billion in 2008, a 48% or R$1 billion increase. Excluding the effect of the acquisition of Banco Real, personnel expenses for the Commercial Banking segment were R$2.0 billion, a 2% or R$50 million decrease from R$2.1 billion in 2007, mainly due to the streamlining of our operations in anticipation of obtaining cost synergies from the acquisition of Banco Real.

Other General Administrative Expenses

Other general administrative expenses for the Commercial Banking segment increased from R$2 billion in 2007 to R$3.5 billion in 2008, a 78% or R$1.5 billion increase. Excluding the effect of the acquisition of Banco Real, other general administrative expenses for the Commercial Banking segment were R$2.2 billion, a 13% or R$250 million increase from R$2 billion in 2007, mainly due to expenses relating to expanding our credit card business and improving our information systems platform and the effects of inflation on our contracts with providers, many of which are indexed to inflation.

Impairment Losses on Financial Assets (Net)

Impairment losses on financial assets (net) for the Commercial Banking segment was R$4.1 billion in 2008, a 90% or R$1.9 billion increase from R$2.2 billion in 2007. Excluding the effect of the acquisition of Banco Real, impairment losses (net) for the Commercial Banking segment was R$2.9 billion in 2008, a 33% or R$705 million increase from 2007, reflecting deteriorating credit quality in nearly all areas of our Commercial Banking segment (though primarily in small companies, individual lending and consumer finance products) as a result of worsening economic conditions in Brazil.

Provisions (Net)

Provisions (net) for the Commercial Banking segment was R$1.2 billion in 2008, unchanged from R$1.2 billion in 2007. Excluding the effect of the acquisition of Banco Real, provisions (net) for the Commercial Banking segment was R$1.0 billion in 2008. Provisions principally include provisions for labor and tax contingencies.

Impairment Losses on Non-Financial Assets (Net)

Other impairment losses on other assets (net) for the Commercial Banking segment was R$77 million in 2008, a 74% or R$221 million decrease from R$298 million in 2007. Excluding the effect of the acquisition of Banco Real, impairment losses (net) for the Commercial Banking segment was R$4 million in 2008, a R$294 million decrease from 2007, mainly reflecting reduced impairment charges relating to intangible assets due to impairment charges taken in 2007 related to software for the Banespa information technology platform the use of which was discontinued when the information technology system was converted to the Santander platform.

Global Wholesale Banking Consolidated Results of Operations for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Summary

Profit before income tax attributed to the Global Wholesale Banking segment for the year ended December 31, 2008 was R$1,526 million, a R$43 million increase from R$1,483 million in 2007. Excluding the effect of the acquisition of Banco Real, profit before income tax attributed to the Global Wholesale Banking segment for the year ended December 31, 2008 was R$1,377 million, a 7% or R$106 million decrease from R$1,483 million in 2007.

Net Interest Income

Net interest income for the Global Wholesale Banking segment was R$1.2 billion in 2008, a 75% or R$520 million increase from R$693 million in 2007. Excluding the effect of the acquisition of Banco Real, net interest income for the Global Wholesale Banking segment was R$1,060 million in 2008, a 53% or R$367 million increase from R$693 million in 2007, reflecting growth in the credit portfolios of our GB&M customers and increased in net interest income from our treasury business.

Net Fee and Commission Income

Net fee and commission income for the Global Wholesale Banking segment was R$449 million in 2008, a 78% or R$196 million increase from R$253 million in 2007. Excluding the effect of the acquisition of Banco Real, net fee and commission income for the Global Wholesale Banking segment was R$345 million in 2008, a 36% or R$92 million increase from R$253 million in 2007, mainly due to an increase in net commissions for foreign trading operations resulting from a higher volume of transactions in 2008 compared to 2007 and higher fee commissions from guarantees and brokerage businesses.

Gains/(Losses) on Financial Assets and Liabilities

Gains on financial assets and liabilities for the Global Wholesale Banking segment were R$541 million in 2008, a 43% or R$410 million decrease from R$951 million in 2007. Excluding the effect of the acquisition of Banco Real, gains/(losses) on financial assets and liabilities for the Global Wholesale Banking segment were R$445 million in 2008, a 53% or R$505 million decrease from R$951 million in 2007, mainly due to decrease in gains on financial assets and liabilities in our treasury business.

Other Operating Income/(Expenses)

Other operating expenses for the Global Wholesale Banking sector were expenses of R$38 million in 2008, a 263% or R$28 million increase from expenses of R$10 million in 2007. Excluding the effect of the acquisition of Banco Real, other operating income/(expenses) for the Global Wholesale Banking segment amounted to expenses of R$17 million in 2008, a 62% or R$7 million increase from expenses of R$10 million in 2007, mainly due to higher expenses for deposit insurance as a result of increases in time deposits.

Personnel Expenses

Personnel expenses for the Global Wholesale Banking segment increased from R$278 million in 2007 to R$404 million in 2008, a 45% or R$126 million increase. Excluding the effect of the acquisition of Banco Real, personnel expenses for the Global Wholesale Banking segment were R$285 million in 2008, a 3% or R$7 million increase from R$278 million in 2007, reflecting higher costs in line with annual salary increases tied to inflation.

Other General Administrative Expenses

Other general administrative expenses for the Global Wholesale Banking segment increased from R$96 million in 2007 to R$130 million in 2008, a 36% or R$34 million increase. Excluding the effect of the acquisition of Banco Real, other general administrative expenses for the Global Wholesale Banking segment were R$88 million in 2008, a 7% or R$7 million decrease from R$96 million in 2007, reflecting our cost control targets.

Impairment Losses on Financial Assets (Net)

Impairment losses on financial assets (net) for the Global Wholesale Banking segment were R$23 million in 2008, compared to a gain of R$5 million in 2007. Excluding the effect of the acquisition of Banco Real, impairment losses on financial assets (net) for the Global Wholesale Banking segment were R$13 million in 2008, compared to a gain of R$5 million in 2007, mainly due to increased delinquency by our wholesale customers as a result of the global financial crisis.

Provisions (Net)

Provisions (net) for the Global Wholesale Banking segment were R$39 million in 2008, compared to a gain of R$8 million in 2007. Excluding the effect of the acquisition of Banco Real, provisions (net) for the Global Wholesale Banking segment were R$41 million in 2008, compared to a gain R$8 million in 2007.

Asset Management and Insurance Segment Consolidated Results of Operations for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Summary

Profit before income tax attributed to the Asset Management and Insurance segment for the year ended December 31, 2008 was R$145 million, a R$53 million increase from R$92 million in 2007. Excluding the effect of the acquisition of Banco Real, profit before income tax attributed to the Asset Management and Insurance segment for the year ended December 31, 2008 was R$107 million, a 16% or R$15 million increase from R$92 million in 2007. Results of operations in our Asset Management and Insurance segment in 2008 and 2007 do not include the results of operations of the asset management and insurance entities that were acquired on August 14, 2009. See “Summary — Recent Events — Acquisition of Asset Management and Insurance Companies” and “Business — Asset Management and Insurance”.

Net Interest Income

Net interest income for the Asset Management and Insurance segment was R$33 million in 2008, a 221% or R$23 million increase from R$10 million in 2007. Excluding the effect of the acquisition of Banco Real, net interest income for the Asset Management and Insurance segment was R$9 million in 2008, a 10% or R$1 million decrease from R$10 million in 2007. The decrease was due primarily to lower cash volumes in 2008 compared to 2007.

Net Fee and Commission Income

Net fee and commission income for the Asset Management and Insurance segment was R$202 million in 2008, a 34% or R$52 million increase from R$151 million in 2007. Excluding the effect of the acquisition of Banco Real, net fee and commission income for the Asset Management and Insurance segment was R$173 million in 2008, a 15% or R$23 million increase from R$151 million in 2007, mainly due to an increase in net commissions on the sale of insurance.

Gains/(Losses) on Financial Assets and Liabilities

Gains on financial assets and liabilities for the Asset Management and Insurance segment were R$7 million in 2008, a 100% or R$3.5 million increase from R$3.5 million in 2007, mainly due to an increase in revenues from the available-for-sale financial assets. The acquisition of Banco Real did not have any impact on this item in our financial statements.

Other Operating Income/(Expenses)

Other operating expenses for the Asset Management and Insurance segment were R$465 thousand in 2008, a R$439 thousand increase from R$26 thousand in 2007. Excluding the effect of the acquisition of Banco Real, other operating income/(expenses) for the Asset Management and Insurance segment was income of R$540 thousand in 2008, compared to an expense of R$26 thousand in 2007.

Personnel Expenses

Personnel expenses for the Asset Management and Insurance segment increased from R$35 million in 2007 to R$40 million in 2008, a 13% or R$4 million increase. Excluding the effect of the acquisition of Banco Real, personnel expenses for the Asset Management and Insurance segment were R$33 million in 2008, an 7% or R$2 million decrease from R$35 million in 2007, mainly due to the streamlining of our employee operations in anticipation of producing cost synergies from the acquisition of Banco Real.

Other General Administrative Expenses

Other general administrative expenses for the Asset Management and Insurance segment increased from R$17 million in 2007 to R$22 million in 2008, a 26% or R$5 million increase. Excluding the effect of the acquisition of Banco Real, other general administrative expenses for the Asset Management and Insurance segment were R$15 million in 2008, a 16% or R$3 million decrease from R$17 million in 2007, mainly due to operations streamlining carried out in anticipation of obtaining cost synergies from the acquisition of Banco Real.

Provisions (Net)

We recorded provisions (net) in the Asset Management and Insurance segment in 2008 of R$30.8 million compared to provisions (net) of R$12 million in 2007. Excluding the effect of the acquisition of Banco Real, provisions (net) for the Asset Management and Insurance segment were R$30 million in 2008, a 161% or R$18 million increase from R$12 million.

New Accounting Pronouncements

Adoption of new standards and interpretations

The following standards and interpretations came into force and were adopted by the Bank in 2008 and in the first six months of 2009:

IFRIC 11 IFRS 2 — Group and Treasury Share Transactions:  in accordance with this interpretation, when an entity receives services as consideration for rights to its own equity instruments, the transaction should be accounted for as equity-settled, regardless of how the necessary equity instruments are obtained. Where a subsidiary grants rights to equity instruments of its parent to its employees, the subsidiary accounts for the transaction as a cash-settled share-based payment transaction.

IFRIC 14 IAS 19 — The Limit on Defined Benefit Assets and Minimum Funding Requirements:  provides guidance on determining the amount of any post-employment benefit that could be recognized as an asset on the balance sheet, how minimum funding requirements affect that measurement, and when a minimum funding requirement can create a burdensome obligation that should be recognized as a liability in addition to any liability recognized under IAS 19.

IFRIC 12 — Service Concession Arrangements:  addresses accounting rules by private sector operators involved in providing public sector infrastructure assets and services. The adoption of this interpretation did not have any effects on the consolidated financial statements.

Amendments to IAS 39 and IFRS 7:  permit the reclassification of certain debt and equity financial assets from financial assets held for trading to available for sale financial assets and held-to-maturity investments. These amendments do not permit the reclassification of financial liabilities, derivatives and financial assets recognized initially at fair value through profit or loss or the reclassification of instruments from other portfolios to the held-for-trading portfolio. In 2008 and 2007 the Bank did not perform any reclassifications of this kind.

IFRS 8 Operating Segments:  replaces IAS 14 and requires the amount reported for each segment item to be the measure used internally and reported to the chief operating decision maker for the purposes of allocating resources to that segment and assessing its performance.

Revision of IAS 1 Presentation of Financial Statements: introduces certain changes in the presentation of financial statements, including changes to the titles of individual financial statements, including, among other things renaming the balance sheet as the statement of financial position. In addition, the statement of changes in equity will only include changes in equity arising from transactions with owners acting in their capacity as owners. With respect to “non-owner” changes, such as transactions with third parties or income and expenses recognized directly in equity, entities are no longer permitted to present items of other comprehensive income separately in the statements of changes in equity. Such non-owner movements must be presented in a statement of comprehensive income and the total must be carried to the statement of changes in equity. All items of income and expense, including items recognized outside of profit or loss, must be presented either in a single statement of comprehensive income with subtotals or in two separate statements, such as a separate income statement and a statement of comprehensive income. IAS 1 also introduces new reporting requirements when the entity applies a change in accounting policy retrospectively, makes a restatement or reclassifies items in previously issued statements.

With the exception of IFRS 8, the impact of which is described in note 42 to our financial statements, the other standards and interpretations that became effective and were adopted by the Bank in 2008, did not have a material impact on the financial statements.

Standards and interpretations effective subsequent to June 30, 2009

The Bank has not yet adopted the following newly issued or revised standards or interpretations since the effective date of such standards and interpretations is subsequent to the date of our financial statements:

Revision of IAS 23 Borrowing Costs:  the amendments to IAS 23 eliminate the option to recognize all borrowing costs immediately as an expense. To the extent that borrowing costs relate to the acquisition, construction or production of a qualifying asset, this standard requires that such costs be capitalized as part of the cost of that asset.

Amendment to IFRS 2 — Share-based Payment:  clarifies the definition of vesting conditions and the accounting treatment of cancellations by the counterparty to a share-based arrangement.

Amendments to IAS 32 and IAS 1 — Puttable Financial Instruments and Obligations Arising on Liquidation: address the classification of puttable financial instruments which are now presented as equity provided that such instruments meet certain criteria, such as subordination, and provided that such instruments evidence a residual interest in the net assets of the entity.

IFRIC 13 Customer Loyalty Programs:  addresses accounting rules for entities that provide their customers with incentives to buy goods or services by providing awards as part of a sales transaction, such as credit card reward schemes.

Revision of IFRS 3 Business Combinations and Amendment to IAS 27 Consolidated and Separate Financial Statements:  introduces significant changes in several matters relating to accounting for business combinations, including, among others, the following changes: acquisition costs must be expensed rather than recognized as an increase in the cost of the business combination; the acquirer in an incremental acquisition must re-measure at fair value the investment held prior to the date of obtaining control; the acquirer is given the option to measure at fair value the minority interests of the acquiree, as opposed to the single current treatment of measuring them as the proportionate share of the fair value of the net assets acquired.

Amendments to IAS 39, Eligible Hedged Items:  establishes that inflation may only be designated as a hedged item if it is a contractually specified portion of the cash flows to be hedged. Only the intrinsic value and not the time value of a purchased option may be used as a hedging instrument.

IFRIC 15 Agreements for the Construction of Real Estate:  clarifies the accounting rules for revenue and expenses for entities engaged in real estate development, whether directly or through subcontractors.

IFRIC 16 Hedges of a Net Investment in a Foreign Operation:  clarifies a number of rules relating to hedging positions, including: (1) the exposure to foreign exchange differences between the functional currency of the foreign operation and the presentation currency of the parent cannot be designated as a hedged risk, and only the foreign currency exposure arising between the functional currency of the parent and that of its foreign operation qualifies for hedge accounting; (2) the hedging instrument used to hedge the net investment may be held by any entity within the group, not necessarily by the parent of the foreign operation; and (3) an entity should determine the amounts to be reclassified from equity to profit or loss for both the hedging instrument and the hedged item on disposal of the foreign operation.

IFRIC 17 Distributions of Non-cash Assets to Owners:  addresses the accounting treatment when an entity distributes assets other than cash as dividends to its shareholders, although its scope does not include distributions of assets within a group or between jointly controlled entities. The interpretation requires an entity to measure the dividend payable at the fair value of the assets to be distributed and to recognize any difference with respect to the carrying amount of the asset in profit or loss.

IFRIC 18 Transfers of Assets from Customers:  clarifies the requirements of IFRS for agreements in which an entity receives property, plant, and equipment from a customer that the entity must then use either to connect the customer to a network or to provide the customer with ongoing access to a supply of goods or services, such as a supply of electricity, gas or water. Under IFRIC 18, when an item of property, plant and equipment transferred from a customer meets the definition of an asset from the perspective of the recipient under the IASB framework, the recipient must recognize the asset in its financial statements. If the customer continues to control the transferred item, the asset definition would not be met even if ownership of the asset is transferred to the utility or other recipient entity.

The Bank does not expect the adoption of the above-mentioned standards and interpretations to have a material effect on the consolidated financial statements taken as a whole.

Liquidity and Capital Resources

In line with the Santander Group’s global funding policy, we primarily fund our operations independently of any of the other entities in the Santander Group.

Our asset and liability management is carried out within defined limits as determined by the Asset and Liability Management Committee, or “ALCO”, which operates under guidelines and procedures established by the Santander Group, including limits for positioning in different areas of the Brazilian financial market. See “Operating and Financial Review and Prospects — Risk Management — Asset and Liability Management Committee” for further information regarding the ALCO.

The following table sets forth our capitalization as of June 30, 2009 and December 31, 2008.

	At June 30,
	2009(1)		At December 31, 2008
	Amount	Ratio	Amount	Ratio
	(In millions of R$, except percentages)

Tier 1 capital	24,370	12.0%	23,033	10.7%
Tier 2 capital	10,256	5.0%	8,504	4.0%
Tier 1 and 2 capital	34,626	17.0%	31,357	14.7%
Required Regulatory Capital(2)	22,413	N.A.	23,528	N.A.

(1)	Based on Central Bank criteria, which disregards the goodwill effect.

(2)	Includes credit, market and operational risk capital required.

Funding

We fund most of our assets with local deposits, in line with other Brazilian banks. In accordance with Brazilian regulations, we generally may not issue bonds in the local market. Our external foreign-currency bond issuances comprise a small portion of our total liabilities. We also sell government securities under agreements to repurchase for purposes of funding the overnight government bond market. In connection with the acquisition of Banco Real, Santander Spain provided funding to Santander Brasil of R$2.5 billion by means of the acquisition of certain GB&M loans that had been originated by ABN AMRO.

Deposits

The following tables present the composition of Santander Brasil’s consolidated funding at the dates indicated.

	At June 30,	At December 31,
Deposits	2009	2008	2007
	(In millions of R$)

Deposits from the Brazilian Central Bank and credit institutions
Time deposits	22,922	26,720	11,949
Other demand accounts	101	66	61
Repurchase agreements	3	31	6,834
Total	23,026	26,818	18,844
Customer deposits
Current accounts	14,120	15,297	6,588
Savings accounts	21,411	20,643	6,288
Other demand deposits	—	—	26
Time deposits
Fixed-term deposits	47,862	52,465	1,365
Discount deposits	39,603	36,415	24,663
Repurchase agreements	31,927	30,674	16,281
Total	154,922	155,495	55,210

Total deposits	177,948	182,312	74,055

	At June 30,		At December 31,
	2009		2008		2007
Short-Term Borrowings	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate
	(In millions of R$, except percentages)

Securities sold under agreements to repurchase (principally Brazilian Government securities)
At December 31	31,930	8.2%	30,705	13.6%	23,115	11.2%
Average during year	32,070	11.8%	19,639	12.0%	21,567	11.0%
Maximum month-end balance	34,584	—	31,058	—	25,748	—

Total short-term borrowings at year-end(1)	32,930		30,705		23,115

(1)	Includes Deposits from the Central Bank and credit institutions and customer deposits.

Deposits from the Central Bank and Credit Institutions.  Our balance of deposits from the Central Bank and credit institutions increased from R$18.8 billion at December 31, 2007 to R$26.8 billion at December 31, 2008 and R$23.0 billion at June 30, 2009, representing 25%, 15% and 13% of total deposits, respectively. Excluding the effect of the acquisition of Banco Real, our deposits from the Central Bank and credit institutions were R$20.4 billion at December 31, 2008, representing 23% of total deposits at December 31, 2008. The variation from December 31, 2008 to June 30, 2009 was mainly generated by the depreciation of the real against the U.S. dollar of 17%.

Customer Demand Deposits.  Our balance of demand deposits (current accounts and other demand deposits) was R$6.6 billion at December 31, 2007, R$15.3 billion at December 31, 2008 and R$14.1 billion at June 30, 2009, and our percentage of demand deposits to total deposits was 9% at December 31, 2007, 8% at December 31, 2008 and 8% at June 30, 2009. Excluding the effect of the acquisition of Banco Real, our balance of demand deposits was R$5.3 million at December 31, 2008 and our percentage of demand deposits to total deposits was 6% at December 31, 2008. The 2008 variation excluding the effect of the acquisition of Banco Real was mainly a result of the global financial crisis which reduced the liquidity in the local market.

Customer Savings Deposits.  After the Banco Real acquisition, our savings deposits increased from R$6.3 billion at December 31, 2007 to R$20.6 billion at December 31, 2008 and R$21.4 billion at June 30, 2009, and our percentage of savings deposits to total deposits was 8% at December 31, 2007, 11% at December 31, 2008 and 12% at June 30, 2009. Excluding the effect of the acquisition of Banco Real, our savings deposits were R$8.3 billion at December 31, 2008, representing 9% of total deposits at December 31, 2008. The increases from December 31, 2007 through June 30, 2009 reflected migration from investment funds towards lower risk bank deposits initially driven by a “flight to quality” (or movement to institutions and investment products perceived as being lower-risk), which continued until the end of 2008, and thereafter, increases were mainly due to the decline in the rates of return on fixed income investments due to the reduction of local interest rates, which caused regular saving accounts to be more attractive to investors.

Customer Time Deposits.  Our balance of time deposits increased from R$26.0 billion at December 31, 2007 to R$88.9 billion at December 31, 2008 and R$87.5 billion at June 30, 2009, representing 35%, 49% and 49% of total deposits, respectively. Excluding the effect of the acquisition of Banco Real, our time deposits were R$40.9 billion at December 31, 2008, representing 46% of total deposits at December 31, 2008. The 2008 variation excluding the effect of the acquisition of Banco Real was mainly due to migration from investment funds.

Customer Deposits — Repurchase Agreements.  We maintain a portfolio of Brazilian public and private sector liquid debt instruments used to obtain overnight funds from other financial institutions or investment funds by selling such securities and simultaneously agreeing to repurchase them. Due to the short-term (overnight) nature of this funding source, such transactions are volatile, and are composed, generally, of Brazilian public securities. Securities sold under repurchase agreements increased from R$16.3 billion at December 31, 2007 to R$30.7 billion at December 31, 2008 and R$31.9 billion at June 30, 2009, representing

22%, 17% and 18% of total funding, respectively. Excluding the effect of the acquisition of Banco Real, securities sold under repurchase agreements were R$14.4 billion at December 31, 2008, representing 16% of total funding at December 31, 2008. The variation from December 31, 2008 to June 30, 2009 was mainly movement of customer funds out of mutual funds and other similar vehicles into lower-risk bank deposits as well as a “flight to quality” as Brazilian customers moved their savings to larger financial institutions.

Other Funding

Marketable Debt Securities.  At June 30, 2009, we had R$11.3 billion in funds from issuance of marketable debt securities, representing 5.9% of our total funding. This amount includes (1) R$1.5 billion in Agribusiness Credit Notes (Letra de Crédito do Agronegócio), which are credit notes that are freely negotiable and represent an unconditional promise of payment in cash, issued exclusively by financial institutions, related to credit rights originated from transactions conducted between rural producers and their cooperatives and agents of the agribusiness production chain; (2) R$5.1 billion of Real Estate Credit Notes — LCI related to credit rights originated from real estate transactions; (3) R$3.3 billion in bonds and other securities; and (4) R$1.4 billion in securitization notes. We have entered into securitization transactions involving the sale of our right, title and interest in (but none of our obligations under) certain of our diversified payment rights, which consist of certain U.S. dollar- and euro-denominated payment orders received or to be received by us. Sales of such diversified payment rights are made to a special purpose company, which finances its purchases of such rights through the issue of notes.

Subordinated Debt.  At June 30, 2009, our subordinated debt included (1) U.S.$500 million in perpetual securities at a fixed rate of 8.7% per year with quarterly interest payments issued in September 2005, (2) R$7.9 billion of certificates of deposit issued by us in the local market in various issuances at average interest rates indexed to CDI or IPCA and (3) floating rate notes amounting to R$79 million with a fixed rate of 4.5% plus LIBOR due in November 2009.

Contractual Obligations

Our contractual obligations at June 30, 2009 are summarized as follows:

	June 30, 2009
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(In millions of R$)

Deposits from central banks	870	870	—	—	—
Deposits from credit institutions	22,156	13,252	6,176	929	1,799
Customer deposits	154,922	96,436	50,436	4,575	3,475
Marketable debt securities	11,299	7,660	1,794	1,697	148
Subordinated liabilities	10,996	84	—	2,886	8,026

Total	200,243	118,302	58,406	10,087	13,448

The above table does not reflect amounts that we may have to pay on derivative contracts. The amounts ultimately payable will depend upon movements in financial markets. The aggregate fair value of all our derivative contracts at June 30, 2009 was R$1.1 billion.

In addition, we lease many properties under standard real estate lease contracts, which leases can be canceled at our option and include renewal options and escalation clauses. In 2008, we paid R$249 million under such leases and in the six months ended June 30, 2009, we paid R$222 million under such leases.

Off-Balance Sheet Arrangements

We have entered, in the normal course of business, into several types of off-balance sheet arrangements, including lines and letters of credit and financial guarantees.

Lending-Related Financial Instruments and Guarantees

We utilize lines and letters of credit and financial guarantee instruments to meet the financing needs of our customers. The contractual amount of these financial instruments represents the maximum possible credit risk should the counterparty draw down the commitment or we fulfill our obligation under the guarantee, and the counterparty subsequently fails to perform according to the terms of the contract. Most of these commitments and guarantees expire without the counterparty drawing on the credit line or a default occurring or without being drawn. As a result, the total contractual amount of these instruments does not represent our future credit exposure or funding requirements. Further, certain commitments, primarily related to consumer financing are cancelable, upon notice, at our option.

The following table sets forth the maximum potential amount of future payments under credit and financial guarantees.

	At June 30,	At December 31,
	2009	2008	2007
	(In millions of R$)

Contingent liabilities
Financial guarantees and other securities	22,322	24,765	14,835
Documentary credits	387	640	464

Total contingent liabilities	22,709	25,405	15,299

Commitments
Loan commitments drawable by third parties	72,568	59,708	18,090
Securities placement commitments	4,940	9,615	3,646
Total commitments	77,508	69,323	21,736

Total	100,217	94,728	37,035

Risk Management

Overview

Our operations are subject to a variety of risks. To manage these risks actively, we have incorporated the Santander Group’s worldwide risk management functions into various levels of our organization. Certain members of our risk management area are seconded from the Santander Group to ensure a consistent risk management approach worldwide by implementing Santander Group’s risk management policies for all of our areas, including financial, credit and market risk. In addition, committees headed by senior management oversee our financial, credit and market risk reports from the divisions assigned to risk management. Risk limits and exposures in local jurisdictions are further subject to approval from the Santander Group.

Credit Risk

Our credit risk management process is designed to follow the standards of the Santander Group while taking into account our product offerings and the specific regulatory requirements of our operations in Brazil. Our credit approval processes, particularly approval of new loans and risk monitoring, is structured in accordance with our customer and product classification. Credit approval and monitoring are conducted separately and on different information technology platforms for each of the networks operated under the Santander and Banco Real brands, but the policies and procedures applied are the same for each network, except for minor operational variations described below at the level of retail lending in amounts below R$3 million.

Our credit approval processes are structured primarily around our retail lending and wholesale lending activities. For additional details on our credit risk management policies with respect to specific categories of loans by type of customer see “Selected Statistical Information — Loan Portfolio — Types of Loans by Type of Customer”.

Retail Lending

In our retail banking, credit requests by individuals are analyzed by a credit approval system applying various types of processes depending on the credit history of the customer and the type of credit requested. For standard credit requests in amounts less than R$3 million, approval is generally made at our individual branches based on an automatic, standardized process. When the customer’s request is submitted for credit approval, we collect relevant credit information for the customer, including the individual’s profession, level of income, internal and external financial restrictions, credit history, current indebtedness, and relationship with us. Based on this data and the type of credit requested, our credit rating system automatically assigns a credit rating based on a scoring model and our risk management polices. We use our scoring models in two different phases, an “initial” phase and an “ongoing” phase. A pure credit scoring model is applied in the initial phase when the customer starts the relationship with us. A behavioral scoring model is used when the customer has already had a relationship with us for the time period established by our risk management policies. This policy allows us to evaluate our existing customers with a more complete analysis than if we applied a pure scoring model for all customers.

Our branches operating under the Santander Brasil and the Banco Real brands apply certain distinct operational criteria in approving credit requests below the level of R$3 million, but follow the same risk limitations. Pre-approval limits are granted for lines of credit for a particular individual or wholesale banking customer based on creditworthiness and size as determined according to our scoring criteria. In the case of credit approval by our branches operating under the Santander Brasil brand, approval is based entirely on our scoring criteria and branch employees are not authorized to approve a credit application if the particular customer is not pre-approved through our scoring criteria. With respect to branches operating under the Banco Real brand, certain branch personnel are authorized to approve a credit application up to R$3 million even where a particular customer has not been pre-approved based on the relevant scoring criteria, after taking into account certain mitigating factors specific to the particular customer. Any such approvals are made within preset criteria to conform to our credit risk standards. This allows us to preserve relationships with key customers. As we continue to integrate the operations of Santander Brasil and Banco Real, we expect to establish uniform operational criteria for credit approval across all branches. An individualized analysis is made for products that are not subject to our automatic scoring process. In this case, evaluations are performed by credit committees that follow a standardized and centralized process within pre-defined criteria.

We have established procedures and authorized certain organizational bodies to approve credit requests in amounts in excess of R$3 million (both for individuals and business customers). Such approvals are made following application of the relevant scoring model and individualized analysis by the relevant authorized body. The following table sets out the individuals or bodies authorized to make extensions of credit to retail borrowers for the amounts specified.

Authorization Required	Amount

Appointed branch personnel(1)	Less than R$3 million (varies by customer)
Local authorization committees	From R$1 million to R$3 million
Regional decision centers	From R$3 million to R$5 million
Retail Risk Committee(2)	From R$5 million to R$15 million
Central Risk Committee(3)	From R$15 million to R$55 million
Customers and Market Executive Committee(4)	In excess of R$55 million

(1)	Approval process at branches operating under the Santander brand is automatic based on standard scoring models.

(2)	Members of Retail Risk Committee include our Chief Executive Officer, Executive Vice President for Credit and Market Risk and the Senior Vice President for Retail.

(3)	Members of Central Risk Committee include the Executive Vice President for Credit and Market Risk and representatives of each of the risk departments.

(4)	Members of Customers and Market Executive Committee include our Chief Executive Officer, Chief Financial Officer, Senior Vice President and Executive Vice President for Global Banking & Markets and Executive Vice President for Credit and Market Risk.

For financing products designed to be offered to SMEs (businesses with annual revenues of less than R$1 million and R$30 million, respectively), the credit approval process is performed through an automated scoring system. For other financing products, the risk management analysis is performed by credit analysts who have detailed knowledge about the customer and its respective business group and economic and industrial sectors. This preliminary analysis also generates a credit rating based on our internal models. Additional information, such as the characteristics of the financing product being offered, including related terms and conditions and collateral granted in connection therewith, is also taken into account as part of the approval process.

Wholesale Lending

For lending to our wholesale banking customers, the approval process is determined for each customer class and product separately. All credit requests by our Global Banking & Markets customers, a group of approximately 700 entities, are approved by the Customers and Market Executive Committee. Credit requests by our corporate customers (corporations with annual revenues in excess of R$250 million) and business enterprise customers (corporations with annual revenues between R$30 million and R$250 million) must be approved by the relevant bodies set forth in the following table for the amounts indicated.

Authorization Required	Amount Corporate Customers	Amount Business Enterprise Customers

Appointed branch personnel	Less than R$3 million (varies by customer)	Less than R$3 million (varies by customer)
Regional approval committee	N.A.	From R$2 million to R$3 million
Wholesale Risk Committee(1)	From R$3 million to R$15 million	From R$3 million to R$15 million
Central Risk Committee	From R$15 million to R$55 million	From R$15 million to R$55 million
Customers and Market Executive Committee	In excess of R$5 million	In excess of R$55 million

(1)	Members of Wholesale Risk Committee include persons responsible for risk at Global Banking & Markets.

Credit Monitoring

Credit lines to retail banking customers are reviewed on a weekly basis. This process allows improvements in the credit exposure with customers that have presented good credit quality. Specific early warnings are automatically generated in the case of the deterioration of a customer’s credit quality. In this event, a credit risk mitigation process designed to prevent default begins with identification of the customer’s solvency problem (expenditures and other financial commitments) and the customer is approached by the relationship manager.

Early warnings are automatically generated for SMEs, and their performance is monitored monthly. In addition, the financial situation of each business is discussed by specific committees in the presence of the commercial area with the aim of continuously improving the quality of our credit portfolio.

We review the credit quality of our wholesale banking customers regularly, typically on a semi-annual basis, though we monitor customers who have been classified as suspect on a quarterly basis. If this monitoring gives rise to any specific concern about the credit quality of a specific customer, a system of customer monitoring known as FEVE (Firms for Special Vigilance) is used, with possible actions to be taken under the following categories: “monitor”, “reduce exposure”, “seek collateral” or “cancel”.

Credit Classifications

We are required to classify our credit transactions, in accordance with criteria set forth in 2000 by the Central Bank, as either AA, A, B, C, D, E, F, G or H. Each of these categories corresponds to a number of days a transaction is past due and one of our own internal risk rating categories, which have been approved by the Central Bank. We classify all transactions with individuals based solely on the number of days past due. We classify all other transactions at the higher of our own internal risk classification or the risk classification resulting from the number of days the transaction is past due. Our credit classifications take into account:

•	the conditions of the debtor and any guarantor, such as the debtor’s and/or guarantor’s economic and financial situation, level of indebtedness, capacity for generating profits, cash flow, administration, corporate governance and quality of internal controls, payment history, the sector in which such debtor or guarantor is active, contingencies and credit limits; and

•	characteristics of the transaction, such as its nature and purpose, type, sufficiency and level of liquidity of collateral and the total amount of the credit.

Our rating and risk management systems are reviewed by both the Central Bank and the Santander Group’s internal auditors. Our management has not had any disputes with the Central Bank or the Santander Group regarding our risk management operations.

Credit Provisioning

The Central Bank specifies a minimum provision for each credit transaction rating category, which is measured as a percentage of the total amount of credit operations, as set forth in the table below.

Central Bank Classification	Minimum	Days Past Due Classification
(Risk level)	Provision in %	(Days Past Due)

AA	—	None
A	0.5	<15
B	1.0	15-30
C	3.0	30-60
D	10.0	60-90
E	30.0	90-120
F	50.0	120-150
G	70.0	150-180
H	100.0	180-210

Our allowances for credit losses under IFRS are greater than the minimum amounts required by the Central Bank. The following table shows, at the dates indicated the minimum allowances for credit losses required by the Central Bank and the allowances we established under IFRS.

	Required Allowances		IFRS Allowances Established
	2008	2007	2008	2007
	(In millions of R$)

Total	7,094	1,806	8,181	2,249

Collections

Our collections department uses tools such as behavior and collection scoring to study the collection performance of certain groups in an attempt to lower costs and increase recoveries. Customers likely to make payment are classified as low risk, requiring less aggressive strategies to ensure payment, and more attention is paid to maintaining a healthy customer relationship. Customers unlikely to make payment are classified as high risk and contacted consistently regarding payment. All customers with past due amounts or whose loans have been rescheduled or otherwise restructured face strict internal restrictions.

Collection strategies are modified according to the duration of the delay in payment, or days past due. In the early days of delinquency (less than 90 days past due), the collections department implements a more exhaustive model of collection, creating distinct strategies with closer monitoring. Call centers, letters and credit rating agencies, such as Serasa, which is a centralized data system used by several Brazilian financial institutions and others for the credit approval process, are utilized during this phase. During this phase of collection, our emphasis is on recovering our customers. However, if a customer is 90 days past due, our focus turns toward recovering the money owed. At this point, we outsource collection efforts to external collection agencies that earn a commission for any amounts recovered. The Collections department also manages debt and loan restructurings.

Asset and Liability Management Committee

Our asset and liability management strategy is defined by the Asset and Liability Management Committee, or ALCO, which operates under the strict guidelines and procedures established by the Santander Group. Members of the ALCO include our Chief Executive Officer, Chief Financial Officer, Treasurer, Executive Vice President of Risk Management, Senior Vice President of wholesale banking operations, Senior Vice President of Retail Banking, the head of ALM and Chief Economist, among others. The ALCO meets every two weeks to establish our funding strategy, structural balance sheet interest rate position and capital management. It uses several risk metrics to monitor the impact of market conditions, including market value and interest rate margin sensitivities. Other ALCO activities include the establishment of transfer pricing policies, management of risk-weighted assets and economic capital exposure, management of local regulatory capital and decision making on capital instrument issuances, each of which is in line with the Santander Group’s guidelines and limits.

Market Risk

Generally

We are exposed to market risk mainly as a result of the following activities:

•	Trading in financial instruments, which involves interest rate, foreign exchange rate, equity price and volatility risks.

•	Engaging in retail banking activities, which involves interest rate risk because a change in interest rates affects interest income, interest expense and customer behavior.

•	Investing in assets (including subsidiaries) whose returns or accounts are denominated in currencies other than the real, which involves foreign exchange rate risk.

•	Investing in subsidiaries and other companies, which subjects us to equity price risk.

•	All trading and non-trading activities, which involve liquidity risk.

Primary Market Risks and How They Arise

The primary market risks to which we are exposed are interest rate risk, foreign exchange rate risk, equity price risk, volatility risk and liquidity risk. We are exposed to interest rate risk whenever there is a mismatch between interest rate sensitive assets and liabilities, subject to any hedging we have engaged in using interest rate swaps or other off-balance sheet derivative instruments. Interest rate risk arises in connection with both our trading and non-trading activities.

We are exposed to foreign exchange rate risk as a result of mismatches between assets and liabilities, and off-balance sheet items denominated in different currencies, either as a result of trading or in the normal course of business. We maintain non-trading open currency positions arising from our investments in overseas subsidiaries (such as our Grand Cayman branch), affiliates and their currency funding. Our principal non-trading currency exposure is the U.S. Dollar, which, as mandated by our policies, is hedged to the real within established limits.

We are exposed to equity price risk in connection with both our trading and non-trading investments in equity securities.

We are also exposed to liquidity risk. Market depth is the main liquidity driver in our trading portfolio, even though our policy is to trade the most liquid assets. Our liquidity risk also arises in non-trading activity due to the maturity gap between assets and liabilities mostly in the retail banking business.

We use derivatives for both trading and non-trading activities. Trading derivatives are used to eliminate, reduce or modify risk in trading portfolios (interest rate, foreign exchange and equity price risk), and to provide financial services to customers. Our principal counterparties (in addition to customers) for this activity are financial institutions and the BM&FBOVESPA. Our principal derivative instruments include interest rate swaps, interest rate futures, foreign exchange forwards, foreign exchange futures, foreign exchange options, cross currency swaps, equity index futures and equity options.

We also use derivatives in non-trading activity in order to manage the interest rate risk and foreign exchange risk arising from asset and liability management activity. We use interest rate and foreign exchange non-optional derivatives in non-trading activity.

We have no credit derivatives in Brazil, as there is no market for credit derivatives in Brazil.

Procedures for Measuring and Managing Market Risk

Our board of directors, through its risk committee, is responsible for establishing our policies, procedures and limits with respect to market risk, including which businesses to enter into and maintain. The committee also monitors our overall performance in light of the risks assumed. Together with the local and global assets and liabilities committees, each market risk unit measures and monitors our market and liquidity risk and provides figures to the assets and liabilities committees to use in managing such risks.

Market risk is regulated and controlled through certain policies, set forth in our market and liquidity risk management policies manual (as described below), and through structures setting forth specific limits to our exposure to market risk which is based on global limits established for the entire Santander Group. In addition, authorized products are listed and reviewed periodically.

These policies, procedures and limits on market risk are applicable to all units, businesses or portfolios susceptible to market risk.

Market and Liquidity Risk Management Policies Manual

The market and liquidity risk management policies manual, or the “Manual”, is a compilation of policies that describe the control framework used by the Santander Group to identify, measure and manage market risk exposures inherent in our activities in the financial markets. The Manual is employed for market risk management purposes at all levels in the Santander Group and within its subsidiaries (including us), providing a general and global action framework and establishing risk rules for all levels.

The Manual’s main objective is to set forth the risk level which our board of directors deems acceptable and to describe and report all risk policies and controls that our board of directors has established. All risk managers within the Santander Group must ensure that each business activity is performed in accordance with the policies established in the Manual. The Manual is followed in market risk decision-making in all business units and activities.

Market Risk Management Procedures

All functions developed by risk management are documented and regulated by different procedures, including measurement, control and reporting responsibilities. Internal and external auditors audit the compliance with this internal regulation to ensure that our market risk policies are followed.

Market Risk Limit Structure

The market risk limit structure represents the board of directors’ risk appetite and is determined by our global market risk management policies, which encompass all of our business units and serve to:

•	Identify and define the main types of risk incurred in a manner consistent with our business strategy.

•	Quantify and report to our business segments with respect to appropriate risk levels and risk profile in line with senior management’s assessment of risks to help avoid any of our business segments taking undesired risks.

•	Provide flexibility to our business segments to timely and efficiently establish risk positions responsive to market changes and our business strategies, and always within acceptable Santander Group risk levels.

•	Allow the individuals and teams originating new business to take prudent risks that will help attain budgeted results.

•	Establish investment alternatives by limiting equity consumption.

•	Define the range of products and underlying assets within which each unit of treasury can operate, taking into consideration our risk modeling and valuation systems and our liquidity tools. This will help to constrain all market risk within the business management and defined risk strategy.

Global market risk management policies define our risk limit structure while the risk committee reviews and approves such policies. Business managers administer their activities within these limits. The risk limit structure covers both our trading and non-trading portfolios and includes limits on fixed income instruments, equity securities, foreign exchange and other derivative instruments.

Limits considered to be global limits refer to the business unit level. To date, system restrictions prevent intra-day limits. Our business units must comply with approved limits. Potential excesses require a range of actions carried out by the global market risk function unit including (1) providing risk-reducing suggestions and controls, which are the result of breaking “alarm” limits and (2) taking executive actions that require risk takers to close out positions to reduce risk levels.

Statistical Tools for Measuring and Managing Market Risk

Trading Activity

The trading portfolio comprises our proprietary positions in financial instruments held for resale and/or bought to take advantage of current and/or expected differences between purchase and sale prices. This portfolio also includes positions in financial instruments deriving from market-making and sales. As a result of trading fixed income securities, equity securities and foreign exchange, we are exposed to interest rate, equity price and foreign exchange rate risks. We are also exposed to volatility when derivatives are used.

We actively manage market risk arising from proprietary trading and market-making activities through the use of cash and derivative financial instruments traded in over-the-counter, or “OTC”, and organized markets. We typically hedge interest rate risk derived from market-making by buying or selling very liquid cash securities such as government bonds, or futures contracts listed in organized markets like the BM&FBOVESPA, the London Metals Exchange, the NYSE — Euronext Liffe, the New York Mercantile Exchange, NYSE and Chicago Board of Trade.

We manage foreign exchange rate risk through spot transactions executed in the global foreign exchange inter-bank market, as well as through forward foreign exchange, cross currency swaps, FX futures at the BM&FBOVESPA and foreign exchange options. We hedge equity price risk by buying or selling the underlying individual stocks in the organized equity markets in which they are traded or futures contracts on individual stocks listed in organized markets like the BM&FBOVESPA. We hedge volatility risk arising from market-making in options and option-related products by either buying and selling option contracts listed in organized markets like the BM&FBOVESPA, or entering risk reversal transactions in the inter-bank OTC market. We use value at risk or “VaR”, to measure our market risk associated with all of our trading activity.

VaR model.  Locally, we use a variety of mathematical and statistical models, including VaR models, historical simulations and stress testing to measure, monitor, report and manage market risk. Such numbers, produced locally, also serve as input for global activities such as evaluations of return on risk adjusted capital, or “RORAC”, and to allocate economic capital to various activities in order to evaluate the RORAC of such activities.

As calculated by us, VaR is an estimate of the expected maximum loss in the market value of a given portfolio over a one-day time horizon at a 99% confidence interval. It is the maximum one-day loss that we estimate we would suffer on a given portfolio 99% of the time, subject to certain assumptions and limitations discussed below. Conversely, it is the figure that we would expect to exceed only 1% of the time, or approximately three days per year. VaR provides a single estimate of market risk that is comparable from one market risk to the other.

Our standard methodology is based on historical simulation (520 days). In order to capture recent market volatility in the model, our VaR figure is the maximum between the 1% percentile and the 1% weighted percentile of the simulated profit and loss distribution. This loss distribution is calculated by applying an exponential decline factor, which accords less weight to the observations farthest away in time.

We use VaR estimates to alert senior management whenever the statistically estimated losses in our portfolios exceed prudent levels. Limits on VaR are used to control exposure on a portfolio-by-portfolio basis.

Assumptions and limitations.  Our VaR methodology should be interpreted in light of the limitations that (1) a one-day time horizon may not fully capture the market risk of positions that cannot be liquidated or hedged within one day and (2) at present, we compute VaR at the close of business and trading positions may change substantially during the course of the trading day.

Scenario analysis and calibration measures.  Because of these limitations in VaR methodology, in addition to historical simulation, we use stress testing to analyze the impact of extreme market movements and adopt policies and procedures in an effort to protect our capital and results of operations against such contingencies. In order to calibrate our VaR model, we use back testing, which is a comparative analysis between VaR estimates and the daily clean profit and loss (theoretical result generated assuming the mark-to-market daily variation of the portfolio only considering the movement of the market variables). The purpose of these tests is to verify and measure the precision of the models used to calculate VaR.

Non Trading Activities

Interest rate risk.  We analyze the sensitivity of net interest margin and market value of equity to changes in interest rates. This sensitivity arises from gaps in maturity dates and interest rates in the different asset and liability accounts. Certain repricing hypotheses are used for products without explicit contractual maturities based on the economic environment (financial and commercial).

On the basis of the positioning of balance sheet interest rates, as well as the market situation and outlook, we take financial measures to adjust the positioning to levels in line with Santander Group policies. These measures range from taking positions in markets to defining the interest rate features of commercial products. We manage investments by determining a target range for each sensitivity and entering into appropriate hedges (mainly with government debt, interest rate swaps and interest rate futures) in order to maintain these sensitivities within that range.

The measures used to control interest rate risk are the interest rate gap analysis, the sensitivity of net interest margin and market value of equity to changes in interest rates, VaR and analysis of scenarios.

Interest rate gap of assets and liabilities.  Interest rate gap analysis focuses on lags or mismatches between changes in the value of asset, liability and off-balance sheet items. Gap analysis provides a basic representation of the balance sheet structure and allows for the detection of interest rate risk by concentration of maturities. It is also a useful tool for estimating the impact of eventual interest rate movements on net interest margin or equity.

All on- and off-balance sheet items must be broken down by their flows and analyzed in terms of repricing and maturity. In the case of those items that do not have a contractual maturity, an internal model of analysis is used and estimates are made of their duration and sensitivity.

Net interest margin sensitivity.  The sensitivity of net interest margin measures the change in the short- and medium-term in the accruals expected over a 12-month period, in response to a shift in the yield curve. The yield curve is calculated by simulating the net interest margin, both for a scenario of a shift in the yield curve as well as for the current scenario. The sensitivity is the difference between the two margins calculated.

Market value of equity sensitivity.  Net worth sensitivity measures the interest risk implicit in net worth (equity) over the entire life of the operation on the basis of the effect that a change in interest rates has on the current values of financial assets and liabilities. This is an additional measure to the sensitivity of the net interest margin.

Value at risk.  The VaR for balance sheet activity and investment portfolios is calculated with the same standard as for trading and historical simulation, with a confidence level of 99% and a time frame of one day.

Analysis of scenarios of stress test.  We apply three scenarios for the performance of interest rates: six standard deviations up and six standard deviations down of risk factors and one abrupt scenario in which risk factors are increased by 50% up and down from current levels. These scenarios are applied to the balance sheet, obtaining the impact on net worth as well as the projections of net interest revenue for the year.

Liquidity risk.  Liquidity risk is associated with our capacity to finance our commitments at reasonable market prices, as well as to carry out our business plans with stable sources of funding. We permanently monitor maximum gap profiles. The measures used to control liquidity risk are the liquidity gap, liquidity ratio, stress scenarios and contingency plans.

Liquidity gap.  The liquidity gap provides information on contractual and expected cash inflows and outflows for a certain period of time, for each of the currencies in which we operate. The gap measures the net need or excess of funds at a particular date and reflects the level of liquidity maintained under normal market conditions.

Liquidity ratios.  The liquidity coefficient compares liquid assets available for sale (after applying the relevant discounts and adjustments) with total liabilities to be settled, including contingencies. This coefficient shows, for currencies that cannot be consolidated, the level of immediate response of the entity to firm commitments.

Net accumulated illiquidity is defined as the 30-day accumulated gap obtained from the modified liquidity gap. The modified contractual liquidity gap is calculated on the basis of the contractual liquidity gap and by placing liquid assets or repos at the point of settlement and not at the point of maturity.

Analysis of scenarios/contingency plan.  Our liquidity management focuses on preventing a crisis. Liquidity crises, and their immediate causes, cannot always be predicted. Consequently, our contingency plan concentrates on creating models of potential crises by analyzing different scenarios and identifying crisis types, internal and external communications and individual responsibilities.

The contingency plan covers the activity of local units and of the Santander Group’s headquarters in Madrid. Each local unit must prepare a plan of contingency financing, indicating the amount it would potentially need from the Santander Group headquarters in the case of a crisis. Each unit must inform Santander Group headquarters of its plan at least every six months so that it can be reviewed and updated. These plans, however, must be updated more frequently if prudent due to market circumstances.

Quantitative Analysis

Trading Activity

Quantitative analysis of daily VaR in 2008.  Our risk performance with regard to trading activity in financial markets during 2008, measured by daily VaR, is shown in the following graph.

VaR Trading - 99%

VaR during 2008 fluctuated in a range between R$19 million and R$208 million. This increase was due to increased volatility in the Brazilian markets in the aftermath of the subprime crisis beginning in September 2008. On October 1, 2008, the trading VaR was R$38 million rising to nearly R$208 million on October 22, 2008 (the highest level in 2008). A reduction in the Bank’s trading exposure and a better market condition explains the decrease in VaR after October 31, 2008.

As observed in the histogram below, the VaR maintained a range between R$40 million and R$60 million on 68% of days in 2008.

Risk Histogram - VaR Millions of BRL

Risk by factor.  The minimum, maximum, average and year-end 2008 risk values in VaR terms were as follows:

	Minimum	Average	Maximum	Last
	(In millions of R$)

Total trading
Total VaR	19.6	56.4	207.7	40.6
Diversification effect	(5.3)	(15.1)	(160.2)	(5.5)
Fixed-income VaR	22.9	48.4	180.0	28.0
Equity VaR	1.3	5.8	24.7	5.0
FX VaR	0.7	17.2	163.2	13.1

Note: Banco Real information was added to the total disregarding the diversification effect.

The average VaR was R$56.41 million higher than in 2007, due to the increase in market volatility described above. The average risk of the three main factors, interest rates, equity price and exchange rates, was R$48.44 million, R$5.83 million and R$17.24 million, respectively, with a negative average diversification effect of R$15.1 million. The chart below shows the evolution of the risk groups’ VaR interest rates (IR), VaR exchange rates (FX) and VaR equity prices.

Risk Statistics in 2008

Risk management of structured derivatives.  Our structured derivatives activity (non-organized markets) is mainly focused on structuring investment and hedging products for customers. These transactions include options on FX equities, currencies, fixed-income instruments and mostly market making books.

Scenario analysis.  Different stress test scenarios were analyzed during 2008. A scenario of maximum volatility, which applies six standard deviations to different market factors as of December 31, 2008, generated results that are presented below.

Maximum Volatility Scenario

The table below shows, at December 31, 2008, the maximum daily losses for each product (fixed-income, equities and currencies), in a scenario in which volatility equivalent to six standard deviations in a normal distribution is applied (interest rate rises, falls in stock markets, dollar slides and rise in volatility).

Maximum Volatility Stress Test

	Fixed Income	Equities	Exchange Rate	Volatility	Total
	(In millions of R$)

Total trading	19.6	(11.0)	24.2	(0.5)	32.7

Note: Banco Real information was added to the total disregarding the diversification effect.

The stress test shows that the economic loss suffered by the group in the marked-to-market result would be, if this scenario materialized in the market, R$32.7 million.

Non-Trading Activity

Asset and liability management.  We actively manage the market risks inherent in the banking book, mostly retail banking. Management addresses the structural risks of interest rates, liquidity and exchange rates.

The purpose of financial management is to make net interest revenue from our commercial activities more stable and recurrent, maintaining adequate levels of liquidity and solvency.

The financial management area analyzes structural interest rate risk derived from mismatches in maturity and revision dates for assets and liabilities in each of the currencies in which we operate. For each currency, the risk measured is the interest gap, the sensitivity of net interest revenue, the economic value and the duration of equity.

The financial management area manages structural risk on a centralized basis. This allows the use of homogenous methodologies, adapted to each local market where we operate. In the euro-dollar area, the financial management area directly manages the risks of our parent and coordinates management of the rest of the units that operate in convertible currencies. There is a local team in Santander Brasil that manages balance sheet risks under the same frameworks, in coordination with the global financial management area. The asset and liability committees of each country and, where necessary, the markets committee of our parent are responsible for risk management decisions.

Quantitative Analysis of Interest Rate Risk in 2008

Convertible Currencies

At the end of 2008, the sensitivity of net interest margin at one year, to a parallel rise of 100 basis points in the real yield curve, was R$87 million. The interest margin in U.S. dollars was insignificant (R$3 million).

In addition, at the end of 2008, the sensitivity of net worth to parallel rises of 100 basis points in the yield curves was concentrated in the real curve (R$708.9 million) and in the dollar curve (R$27.5 million).

Structural Gap

The following table shows the gaps between the repricing dates of our assets and liabilities of different maturities as of December 31, 2008.

		0-1	1-3	3-6	6-12	1-3	3-5		Not
	Total	Months	Months	Months	Months	Years	Years	> 5 Years	Sensitive
	(In millions of R$)

Money market	68,005	40,615	969	1,346	3,934	11,726	6,395	3,021	—
Loans	87,539	22,945	13,653	10,365	12,895	16,842	3,850	4,071	2,916
Permanent	34,452	—	—	—	—	—	—	—	34,452
Other	72,972	57,231	21	37	7	398	22	55	15,201

Total assets	262,967	120,790	14,644	11,748	16,836	28,965	10,268	7,146	52,569
Money market	(55,245)	(40,607)	(1,473)	(1,131)	(1,771)	(4,898)	(2,386)	(2,978)	—
Deposits	(89,793)	(59,165)	(1,062)	(660)	(25,920)	(2,310)	(534)	(141)	—
Equity and other	(117,929)	(41,816)	(2,519)	(1,972)	(1,552)	(828)	(115)	(27)	(69,100)

Total liabilities	(262,967	(141,589)	(5,054)	(3,763)	(29,244)	(8,036)	(3,035)	(3,147)	(69,100)
Balance gap	—	(20,798)	9,590	7,985	(12,408)	20,930)	7,232	3,999	(16,531)
Off-balance gap	—	7,486	195	340	147	(6,696)	(1,473)	—	—

Total structural gap	—	(13,312)	9,786	8,325	(12,261)	14,234	5,760	3,999	(16,531)
Accumulated gap	—	—	13,312	3,527	(4,798)	7,462	(6,772)	(12,531)	(16,531)

The interest rate risk of Santander Brasil balance sheet management portfolios, measured by the sensitivity of market value of the net interest margin to a parallel movement of 100 basis points, remained at low levels during 2008 and moved within a narrow band before inclusion of Banco Real (maximum of R$54.2 million in May). After the acquisition of Banco Real, the sensitivity became R$89 million. Equity sensitivity, the sensitivity of our shareholders’ equity to such a parallel movement in market interest rates, fluctuated in a wider range between R$294.8 million and R$376.7 million before inclusion of Banco Real. After September 1, 2008, such sensitivity fluctuated between R$685.7 million and R$739.8 million.

The following chart shows our net interest margin, or “NIM”, and equity, or “MVE”, sensitivity during each month in 2008.

Interest Rate Risk Profile at December 31, 2008

The gap tables below show the distribution of risk by maturity in Brazil as of December 31, 2008 (in millions of R$).

		0-1	1-3	3-6	6-12	1-3	3-5		Not
	Total	Months	Months	Months	Months	Years	Years	> 5 Years	Sensitive
	(In millions of R$)

Gaps in local currency
Total assets	313,686	140,191	15,159	12,958	20,112	36,548	10,881	5,337	72,500
Total liabilities	(314,047)	(166,725)	(2,785)	(2,545)	(38,390)	(6,341)	(1,286)	(78)	(95,898)
Off- balance gap	630	10,724	592	910	415	(8,966)	(1,970)	(1)	(1,074)
Gap	269	(15,809)	12,966	11,323	(17,863)	21,241	7,625	5,258	(24,472)

		0-1	1-3	3-6	6-12	1-3	3-5		Not
	Total	Months	Months	Months	Months	Years	Years	>5 Years	Sensitive
	(In millions of R$)

Gaps in foreign currency
Total assets	54,785	27,497	5,522	3,633	3,663	4,358	3,619	4,755	1,739
Total liabilities	(54,423)	(30,335)	(4,352)	(2,770)	(2,908)	(5,008)	(3,001)	(4,366)	(1,684)
Off-balance gap	(630)	(153)	(316)	(429)	(207)	(490)	(110)	1	1,074
Gap	(269)	(2,991)	853	433	549	(1,140)	509	390	1,128

Market Risk: VaR Consolidated Analysis

Our total daily VaR as of December 31, 2007 and December 31, 2008, broken down by trading and structural (non-trading) portfolios, is set forth below. The VaR data for trading and non-trading portfolios as of December 31, 2007 do not include the activities of Banco Real.

	At December 31,
	2008
	Low	Average	High	Period End	2007
	(In millions of R$)

Total	853.64	983.82	1,127.18	889.18	107.74
Trading	26.48	43.63	73.26	40.59	19.59
Non-trading	823.21	933.64	1,054.69	842.28	75.17
Diversification effect	3.95	6.55	(0.76)	6.31	12.98

Note: Banco Real information was added to the total disregarding the diversification effect.

Our daily VaR estimates of interest rate risk, foreign exchange rate risk and equity price risk were as set forth below. The trading VaR data do not reflect the trading and non-trading activities of Banco Real for December 2007.

Interest Rate Risk

	At December 31,
	2008
	Low	Average	High	Period End	2007
	(In millions of R$)

Interest rate risk
Trading	23.31	32.45	44.31	27.97	24.27
Non-trading	823.21	933.64	1,054.69	842.28	75.17
Diversification effect	6.75	6.10	8.27	6.74	(20.95)
Total	853.28	972.18	1,107.27	876.99	78.50

Note: Banco Real information was added to the total disregarding the diversification effect.

Foreign Exchange Rate Risk

	At December 31,
	2008
	Low	Average	High	Period End	2007
	(In millions of R$)

Exchange rate risk
Trading	12.13	24.17	61.56	13.09	4.54
Non-trading	N.A.	N.A.	N.A.	N.A.	N.A.
Diversification effect	—	—	—	—	—

Total	12.13	24.17	61.56	13.09	4.54

Note: Banco Real information was added to the total disregarding the diversification effect.

Equity Price Risk

	At December 31,
	2008
	Low	Average	High	Period End	2007
	(In millions of R$)

Equity price risk
Trading	4.75	6.11	7.78	5.04	4.45
Non-trading	N.A.	N.A.	N.A.	N.A.	N.A.
Diversification effect	(4.75)	(6.11)	(7.78)	(5.04)	(4.45)

Note: Banco Real information was added to the total disregarding the diversification effect.

Our daily VaR estimates by activity were as set forth below. The trading VaR data as of December 31, 2007 do not reflect the trading activities of Banco Real.

	At December 31,
	2008
	Low	Average	High	Period End	2007
	(In millions of R$)

Trading
Interest rate risk	23.31	32.45	44.31	27.97	24.27
Exchange rate risk	12.13	24.17	61.56	13.09	4.54
Equity	4.75	6.11	7.78	5.04	4.45

Total	26.48	43.63	73.26	40.59	19.59
Non-trading interest rate
Interest rate	823.21	933.64	1,054.69	842.28	75.17

Non-trading foreign exchange
Exchange rate	N.A.	N.A.	N.A.	N.A.	N.A.
Non-trading equity
Equity	N.A.	N.A.	N.A.	N.A.	N.A.

Total	853.64	983.82	1,127.18	889.18	107.74

Interest rate	853.28	972.18	1,107.27	876.99	78.50
Exchange rate	12.13	24.17	61.56	13.09	4.54
Equity	4.75	6.11	7.78	5.04	4.45

Note: Banco Real information was added to the total disregarding the diversification effect.

Management of Operational and Technological Risks

We evaluate each practice and procedure that we adopt for compliance with the Santander Group’s guidelines, the requirements of the New Basel Capital Accord — Basel II, relevant Central Bank resolutions and the requirements of the U.S. Sarbanes-Oxley Act of 2002.

To achieve these objectives, we have implemented the following operational and technological risk management structure, which forms part of our corporate governance.

•	Executive Operational Risks Committee — an independent senior committee responsible for defining the strategies and guidelines related to the control and management of operational and technological risks;

•	Vice-Presidency of Operational Risks — a committee comprised of four departments: Information Security, Special Events (Frauds Investigation), Intelligence and Prevention of Fraud and Operational,

Technological and Business-Continuity Risks. The responsibilities of this committee include defining and communicating methodologies, rules, policies, tools, training and procedures whenever applicable and required by law, in order to effectively and efficiently manage our operational risks; and

•	Superintendency of Operational Risks and Internal Controls — a committee responsible for ensuring sound operational and technological risk management practices throughout the organization in addition to guaranteeing business continuity plans for contingency situations. This committee also supports managers in complying with their operational risk management responsibilities and serves as the reporting unit for regulatory compliance purposes.

Environmental and Social Risk

We are currently implementing the environmental and social risk management system at Santander Brasil that had been in place at Banco Real. Under this system, borrowers are screened for environmental and social concerns, such as contaminated land, deforestation, labor violations and other major environmental and social issues for which there are potential penalties. In 2008, Banco Real screened approximately 5,000 corporate customers for these types of risks. A specialized team of biologists and geologists monitors the customers’ environmental practices, and a team of financial analysts studies the likelihood of damages that unfavorable environmental conditions may cause to our customers’ financial condition and collateral, among other effects. Our monitoring activity focuses on preserving our reputation in the market. We intend to expand these screening practices to include Santander Brasil customers in the Global Wholesale Banking segment, including training our credit and commercial areas to apply Banco Real’s environmental and social risk standards in corporate credit approval process.

INDUSTRY

Brazilian Banking Industry

The Brazilian financial system has experienced an important structural shift, from the high-inflation environment in the 1980s and early 1990s to greater monetary and macroeconomic stability since 1994, with the introduction of the Plano Real, a set of measures taken by the government to stabilize the economy. Prior to 1994, the banking industry benefited from high inflationary gains (which, according to the Central Bank, reached 34.7% of the sector’s total revenue at its peak) and was characterized by the strong presence of state-owned banks and regulatory limitations on the participation of foreign financial institutions, resulting in lower competitiveness and generally inefficient cost structures. The monetary stability achieved in 1994 led to a continuous increase in the demand for credit in Brazil. This increase, combined with the loss of inflationary gains, pressured the banking industry to improve operational efficiency resulting in a period of rationalization and consolidation. The Brazilian government actively monitored this process through the creation of programs designed to protect savings, including measures to ensure the system’s solvency, reduce the participation of state-owned institutions, and strengthen competition among private banks. The federal government also reduced restrictions on the entry of foreign banks into the Brazilian market and, as a result, their market share increased significantly.

Main Market Participants

According to data published by the Central Bank as of May 30, 2009, there were 139 multiple-service banks, 18 commercial banks, 16 investment banks and numerous brokerage firms, financing firms and other financial institutions in Brazil.

Public Sector

Despite the process of privatization and consolidation in the banking industry, the Brazilian federal and state governments still control major commercial banks and other financial institutions. Government-owned banks play an important role in the Brazilian financial system, with 40.2% and 28.8% of the banking system’s total deposits and total assets at March 31, 2009, respectively. Government-owned banks also have a stronger presence in markets such as mortgage loans and agricultural credit than privately-owned banks and act as regional development agencies.

The three main financial institutions controlled by the federal government are:

•	Banco do Brasil S.A., a multi-service bank offering a wide range of banking products to both the public and private sectors, and the Brazilian government’s main financial agent;

•	Caixa Econômica Federal, or CEF, the federal savings bank, a multi-service bank involved mainly in taking deposits, providing home loans and financing urban infrastructure projects; and

•	Banco Nacional de Desenvolvimento Econômico e Social, or BNDES, which offers medium- and long-term financing to the Brazilian private sector, particularly the industrial sector. BNDES offers financing directly and indirectly through on-lending to other financial institutions in the public and private sectors.

Private Sector

The main private-sector financial institutions in the Brazilian financial system are:

•	full service banks, which are licensed to provide a full range of commercial banking, investment banking, including distributing and trading securities, consumer finance and other services;

•	commercial banks, which are primarily engaged in wholesale and retail banking, some of them with relevant regional distribution networks or significant participation in specific niche markets. They are particularly active in accepting demand and time deposits as well as providing working capital loans; and

•	investment banks, which are primarily engaged in underwriting securities and structuring transactions.

In recent years, the Brazilian financial industry has experienced a series of acquisitions and mergers, which resulted in an increasing consolidation of the financial industry. In August 2008, we completed the acquisition of Banco Real, significantly increasing our presence in Brazil. In November 2008, Itaú and Unibanco announced their merger. Also in November 2008, Banco do Brasil announced the acquisition of control of Banco Nossa Caixa S.A. and furthermore, in January 2009, it announced the acquisition of a 50% stake in Banco Votorantim S.A. Furthermore, in June 2009 Bradesco announced the acquisition of Banco Ibi S.A. These transactions consolidated the presence of a few full service financial institutions with strong brands, national distribution networks, large retail deposit bases and diversified product portfolios. Despite the large number of financial institutions in Brazil, according to the Central Bank, as of March 2009, the four largest full service banks accounted for 60% of total assets, 65% of total deposits and 55% of total capital of the Brazilian financial system.

The Financial Crisis and the Central Bank’s Response

After the Lehman Brothers bankruptcy in September 2008, the global financial markets experienced a sharp decline. In an environment of increasing risk aversion and high volatility, investors and depositors turned to quality that has benefited the large Brazilian full service banks. Mid- and small-sized banks, most of which had their funding sources concentrated in time deposits from institutional investors, soon started to suffer from lack of appropriate funding, and had to take measures to sustain liquidity. These measures included the reduction or even the stoppage in the generation of new credit and the sale of outstanding loan portfolios to large full service banks. In specific cases, some of the market participants decided to exit from entire niches given the lack of appropriate and stable funding sources.

In order to increase confidence in the financial system, the Central Bank announced several initiatives to boost liquidity and support the mid-sized banks, including: (1) a change in the compulsory requirements of demand deposits and time deposits, (2) delays in the compulsory payment schedule, (3) an increase in the portion of compulsory deposits that could be released to acquire credit portfolios from other banks and (4) the amendment to the bylaws of Fundo Garantidor de Crédito or “FGC”, in order to provide insurance on deposits up to the amount of R$20 million.

The Brazilian full service banks largely benefited from this flight to quality by acquiring loan portfolios at attractive prices and experiencing a reduction in the competition from other banks that were active in specific niches, i.e. payroll loans, automobile finance and SME credit, prior to the crisis.

Recent Performance

The Brazilian financial industry has experienced substantial growth during the recent years. We believe that economic stability, increased employment rates and enhanced purchasing power of the Brazilian population, together with the formalization of work relationships between employers and workers, have contributed to an increase in penetration of various financial services.

The successful macro-economic policy implemented by the Brazilian government during recent years contributed to an increase in demand for credit in Brazil. The three basic principles of floating exchange rate, fiscal surplus and inflation targets created an environment of stability that, combined with controlled inflation, permitted the reduction in interest rates and improvement of the government debt profile. We believe these factors had a direct impact on the overall real income of the population and as a consequence, on the increase in the penetration of banking products and services in Brazil. According to IPEA (Institute for Applied Economic Research), Brazilian annual GDP per capita grew by 9.9% from 2003 to 2008 from R$9,511 to R$15,240. Also, according to the IBGE, the Brazilian unemployment rate decreased by 4.4% during the same period, from 12.3% to 7.9%. This favorable macro-economic environment contributed to the growth of the middle class and consequently greater demand for financial products. In addition, different human resource policies that have been implemented in the market have contributed to the opening of bank accounts, as a significant number of employers prefer to directly deposit their employees’ salaries into checking accounts. This has increased the number of people with access to banking products.

This increase in penetration of financial services can be seen by the growth of two products that are key to banking relationships. Between 2000 and 2008, approximately 62 million new checking accounts were opened in Brazil, equivalent to a compounded annual growth rate, or “CAGR”, of 8.9%. In 2000, there were 63.7 million checking accounts in Brazil, while by the end of 2008 there were 125.7 million, according to the most recent data from the Central Bank. During the same period, the number of credit cards grew by more than three times, from 29 million to 124 million, equivalent to a CAGR of 17.5%.

Source: Central Bank	Source: ABECS

Credit Market in Brazil

The Brazilian credit market comprises the extension of credit to individuals and corporations. As of June 30, 2009, of the total of R$897.7 billion in outstanding credit in Brazil, granted by the Brazilian financial system from free funds, 52% comprised the corporate loan portfolio and 48% the individual loan portfolio, according to the Central Bank.

Outstanding credit portfolio Private sector (R$ billions)	Credit volume/GDP (%)

Source: Central Bank

Despite the steady increase in credit penetration experienced during recent years, the Brazilian financial market still presents a relatively low credit penetration as compared to that of other developed and emerging markets.

Total Domestic Credit as a Percentage of GDP in 2007

Source: World Bank Report 2009 relating to 2007.

Retail Credit

According to data disclosed by the Central Bank, the total outstanding consumer credit increased at an average compounded rate of 23.2% per year since December 31, 2002, to R$290 billion at May 31, 2009, or 43.1% of all outstanding credit in Brazil. On the same date, personal credit and auto financing accounted for 49% and 28%, respectively, of all outstanding consumer credit.

The following table below shows the growth of consumer credit outstanding, by product.

						CAGR
	2005	2006	2007	2008	May 2009	2005-2008
	(In millions of R$)

Overdraft Accounts	10,974	11,760	12,985	16,040	17,596	13.5%
Personal Credit	63,444	79,893	100,928	127,933	142,455	26.3%
Credit Card	11,260	13,418	17,150	22,088	25,379	25.2%
Mortgage Financing	956	1,211	2,270	3,554	3,995	54.9%
Consumer Goods	60,914	74,254	93,942	94,033	90,710	15.6%
Autos	50,685	63,475	81,481	82,433	81,522	17.6%
Other	10,229	10,779	12,461	11,601	9,187	4.3%
Others	7,643	11,301	12,972	8,837	9,830	5.0%

Total	155,190	191,837	240,246	272,484	289,965	20.6%

Overdraft facilities are usually offered by institutions that accept demand deposits, generally the major retail banks, including the foreign conglomerates. Charges are relatively high, so we believe consumers use this line of credit as a last resource. Personal credit is characterized by relatively high interest rates to compensate for high levels of default. This type of credit is frequently used by consumers with limited access to credit; it is unsecured and does not have to be used for a specific purpose. The major retail banks offer this product to their existing client base through their branch network, while niche-focused small and mid-sized banks do so through small outlets in Brazil’s major cities.

The vehicle financing market is dominated primarily by the major retail banks that are gradually taking over this market, which was once dominated by the financing arms of automakers. The interest rates in this market are very competitive and access to an attractive source of financing is an important advantage. The smaller institutions acting in this market in most cases focus on pre-owned vehicle lending products. Default rates are relatively low as compared to other credit lines and the loans are secured by the goods being financed. Credit card financing is dominated by the major retail banks that operate their own labels associated with international labels such as MasterCard and Visa. This type of financing has relatively high levels of default; as a result, interest rates are also higher than that of other credit lines.

In-store financing relates to financing of durable consumer goods such as construction materials and household appliances, as well as non-durable goods, such as clothing and food. The in-store financing market is the most fragmented consumer finance market in Brazil. The major retail chain stores traditionally finance their customers’ purchases. In recent years, however, stores have reached agreements with banks interested in taking over these financing operations.

Payroll loans are an alternative source of unsecured consumer credit in Brazil. Because installment payments are deducted directly from the borrower’s payroll, interest rates are lower than those charged on traditional credit lines. According to the Central Bank, payroll loans have a low level of default and represent the fastest-growing type of consumer credit in Brazil. Historically, the cost of access to more traditional credit facilities has been high, for various reasons, including competition within the banking industry, legal and institutional structures and the nature of the credit risks. As a more attractive alternative to unsecured consumer credit, payroll loans have replaced some of the traditional consumer credit products.

Corporate Credit

The heritage of high inflation and the lack of long term credit lines to Brazilian corporations resulted in an overall relatively low level of corporate leverage. Despite that, according to the Central Bank, the volume of corporate credit (including regulated funds) increased significantly from December 2002 to April 2009, from R$292.3 billion to R$697.2 billion, representing an average CAGR of 18.9%. Of the total amount, loans of up to R$100,000 and between R$100,000 and R$10 million represents approximately 55% of total corporate credit.

The table below reflects the evolution of corporate loans by amount in billions of reais.

As shown in the table above, loans ranging between R$100,000 and R$10 million represent the greatest portion of corporate credit, accounting for 39.6% of the total amount as of December 2008. There is a trend towards extension of the average maturity of corporate loans in Brazil. Although very short-term loans (maturing within 180 days) still accounted for 39.6% of the total loans to corporations in Brazil as of March 2009, medium- and long-term loans have increased between December 2002 and March 2009 according to the Central Bank.

The key products available to corporations are revolving credit, working capital loans, “compror” and “vendor” loans, and note discounting, as described below.

Revolving credit is a short-term revolving line of credit available to companies, which guarantees immediate liquidity. In general, the interest charged is calculated daily based on the outstanding balance plus a tax on financial transactions, payable on the first business day of the month following the transaction.

Working capital loans consist of advances of funds to meet borrowers’ working capital needs. In general, the repayment period is up to 180 days. The “vendor” loan, or receivables financing, consists of financing so that a company can sell its products on credit while receiving payment in cash. The main advantage of this type of financing is that the sale is not financed directly by the company selling the product and as a result, the calculation base for the collection of tax and sale commissions is smaller. The “compror”, or payables financing loan is the opposite of the “vendor” loan in that it allows the buyer to extend the repayment period of a purchase without involving the seller because the buyer is the obligor of the loan.

Note discounting transactions consist of providing advances on amounts relating to instruments such as trade acceptance bills, promissory notes, credit card sale receipts or postdated checks aimed at anticipating the cash flow of the borrower companies. Recourse against the borrower is guaranteed to the bank processing the discounting in the event of non-payment of the notes.

Mortgage Financing

The mortgage market is still very incipient in Brazil, with total credit lines accounting for only 2% of the GDP as outlined in the graph below.

The table below provides the level of mortgage loans as a percentage of GDP in selected countries.

Source: Gwinner, B. (2007), Finance for Growth (2001) The World Bank.

We believe the level of real estate financing in Brazil will grow as a result of several structural trends. According to the IBGE, the housing deficit in Brazil as of December 31, 2007 exceeded 7.2 million households. Most of this deficit is concentrated in the Southeast region of Brazil (37.2%), followed by the Northeast (34.2%), South (11.2%), North (10.3%) and Center-West (7.0%).

In addition, one of the priorities of the current Brazilian government is to stimulate growth of the housing construction sector, as a means to address the housing shortage and providing employment. The government has adopted a number of important policies with the aim of bolstering real estate demand through tax incentives and expanding the home loan market, including:

•	tax incentives and exemptions;

•	increasing house-builders’ security by offering guarantees on properties;

•	increasing home buyers’ security through a special tax system that separates the house-builders’ assets from the specific building projects’ assets; and

•	simplifying and intensifying the enforcement of foreclosure laws.

We expect the reduction in interest rates and controlled inflation, combined with the existing housing deficit and government support to contribute to an increase in demand for mortgage financing in Brazil.

Asset Management

According to ANBID, the asset management industry in Brazil has been growing at significant rates in recent years. The volume of assets under management grew approximately 4.5%, from R$1,187.8 million as of July 16, 2008, to R$1,241.5 million as of July 16, 2009. Since 2002, the investment fund industry has undergone material changes, resulting from regulations that assigned the supervision of this activity to the CVM. These regulations encouraged market players to adopt better corporate governance practices and increase transparency in the management of investment funds.

The asset management industry in Brazil is concentrated among fund managers controlled by large financial conglomerates, making access to retail distribution channels particularly important for the industry.

The main clients of this industry are institutional investors, such as private pension entities, insurers and private banking clients. Some of the main drivers that are contributing to the growth of the asset management industry are as follows:

•	economic stability in Brazil and increased disposable income and savings;

•	expansion of the insurance and private pension markets influenced, in part, by the growth of products such as private pension plans (VGBL and PGBL) whose assets increased the volume of assets under management of the Brazilian mutual fund industry;

•	improved credit ratings of Brazilian issuers;

•	increased access to financial products offered over the Internet;

•	refinements to Brazilian mutual fund regulations; and

•	improved conditions in the Brazilian capital markets.

Insurance

Insurance revenues in Brazil are generated by the sales of auto, other property and casualty, health, credit life and life insurance policies (which includes both life and personal injury insurance policies but excludes private pension (VGBL) plans).

In recent years, the Brazilian insurance industry has posted strong figures. According to SUSEP, from 2002 to 2008, the annual growth rate of total direct premiums was approximately 183.6%, which is 68.9% higher than the growth in the global insurance industry and 6.1% percentage points higher than the Brazilian nominal GDP growth.

Brazil, however, is an under-penetrated market in terms of insurance products. According to SwissRe in its Sigma report as of May 2009, Brazil ranked as the 17th largest insurance market globally, behind smaller economies such as South Africa, the Netherlands and Australia. In 2008, the Brazilian insurance industry contributed 3% to the GDP, 4 percentage points below the global average of 7%. In terms of premiums per capita, Brazil still lags behind with U.S.$245 versus the world average of U.S.$634 per year.

BUSINESS

Overview

We are a leading full-service bank in Brazil, which we believe to be one of the most attractive markets in the world given its growth potential and low penetration rate of banking products and services. We are the third largest non government-owned bank, the largest bank controlled by a major global financial group and the fourth largest bank overall in Brazil with a 10.2% market share in terms of assets, at March 31, 2009. Our operations are located across the country and strategically concentrated in the South and Southeast, an area that accounted for approximately 73.1% of Brazil’s GDP in 2006, and where we have one of the largest branch networks of any Brazilian bank, according to the Central Bank. For the six months ended June 30, 2009, we generated profit before taxes of R$3.8 billion, and at that date we had total assets of R$288.9 billion and shareholders’ equity of R$51.1 billion. Our Basel capital adequacy ratio was 17.0% as of June 30, 2009.

In August 2008, we acquired Banco Real which at the time was the fourth largest non government-owned Brazilian bank as measured by assets. At the time of the acquisition, we were the fifth largest non government-owned bank in Brazil as measured by assets. As a result of the acquisition of Banco Real and our organic growth, our net credit portfolio increased from R$44.6 billion at June 30, 2008 to R$132.3 billion at December 31, 2008, and our total deposits increased from R$46.9 billion at June 30, 2008 to R$124.0 billion at December 31, 2008, in each case as reported in our Brazilian GAAP financial statements. In the same period, our active current account holder base increased from approximately 3.5 million to approximately 7.7 million and our distribution network of branches and on-site service units increased from 1,546 to 3,603.

Banco Real’s operations are highly complementary to our pre-acquisition operations. We believe that the acquisition offers significant opportunities for the creation of operating, commercial and technological synergies by preserving the best practices of each bank. Banco Real’s strong presence in the states of Rio de Janeiro and Minas Gerais has further strengthened our position in the South and Southeast, complementing our strong footprint in the region, particularly in the state of São Paulo. The acquisition of Banco Real has further consolidated our position as a full-service bank with nationwide coverage and scale to compete effectively in our target markets.

Since the mid-1990s, Brazil has benefited from political, social and macroeconomic stability coupled with improvements in real income and a resulting high rate of upward social and economic mobility. During this period, the Brazilian financial services industry has experienced substantial growth, as economic stability, increased employment rates and rising purchasing power of the Brazilian population have been contributing to an increase in penetration of financial products and services. Nonetheless, the Brazilian financial market still presents a low credit penetration as compared to that of other developed and emerging markets, offering further growth opportunities. According to a World Bank Report 2009, the ratio of total credit to GDP was approximately 50% in Brazil in 2007. As of December 31, 2007, in the United States, the ratio of total credit to GDP was approximately 169% according to central bank statistics. The Brazilian housing credit market is still incipient, with total mortgage loans accounting for approximately 2% of the GDP in 2007, according to the World Bank, while, for example, in the United States the figure was approximately 68% in the same period. We expect that credit penetration will continue to increase as a result of a relatively stable macroeconomic environment and customer-tailored new product offerings. In addition, we expect housing financing to grow given favorable trends, including a housing deficit, government’s focus on stimulating growth in the construction sector and legal reforms supporting the development of mortgage products. The Brazilian financial market is concentrated, with the four largest banks accounting for approximately 58% of total loans and 64% of savings deposits at March 31, 2009, according to the Central Bank.

We are a member of the Santander Group, one of the largest financial groups in the world as measured by market capitalization. At June 30, 2009, the Santander Group had stockholders’ equity of €66.8 billion and total assets of €1,148.5 billion and was present in more than 40 countries, serving over 90 million customers through more than 14,000 branches. In the six months ended June 30, 2009, our operations accounted for over 20% of Santander Group’s net income and 53% of its net income in Latin America. At June 30, 2009, our business represented approximately 9% of the Santander Group’s assets and 51% of its assets in Latin America.

Our Businesses

Our business consists of three operating segments: Commercial Banking, Global Wholesale Banking and Asset Management and Insurance.

Commercial Banking:  We focus on customer relationships, extending credit, services and products to individuals and corporations (other than global corporate customers who are served by our Global Wholesale Banking segment) through personal loans (including home and automobile financing, unsecured consumer financing, checking account overdraft loans, credit cards and payroll loans), leasing, commercial loans, working capital lines and foreign trade financing. Our product offering extends to private retirement plans, insurance, bill collection and processing services. Our Commercial Banking operations also include private banking typically for individuals with investment assets of over R$1 million. Our business model is based on a tailored approach to each income class of our individual customers (high, mid and low income classes) in order to address their specific needs. We are particularly well positioned in the mid-income class (monthly income in excess of R$1,200 and below R$4,000) and the high income class (monthly income in excess of R$4,000). Our customers are serviced throughout Brazil primarily through our branch network, which, at June 30, 2009, consisted of 2,091 branches, 1,521 on-site service units located at our corporate customers’ premises, and 18,101 ATMs, as well as our Internet banking platform and our call center operations. We believe our retail operations have benefited significantly from the acquisition of Banco Real, by improving our geographic coverage of Brazil and complementing our client portfolios. For example, Banco Real has historically had strong presence in the high-income class and small and medium-sized businesses, or SMEs, and in products such as automobile financing, while our strengths have been historically in the mid-income class and civil servant sectors, and in insurance products.

Global Wholesale Banking:  We are a leading wholesale bank in Brazil and offer financial services and sophisticated and structured solutions to our customers, in parallel with our proprietary trading activities. Our wholesale banking business focuses on servicing approximately 700 large local and multinational conglomerates, which we refer to as Global Banking & Markets, or “GB&M”, customers. In the six months ended June 30, 2009, Brazilian operations represented approximately 30% of the Santander Group’s wholesale banking business measured by profit before tax. Our wholesale business provides our customers with a wide range of domestic and international services that are specifically tailored to the needs of each client. We offer products and services in the following key areas: global transaction banking, credit markets, corporate finance, equities, rates, market making and proprietary trading. Our customers benefit from the global services provided by the Santander Group’s integrated wholesale banking network and local market expertise. Our proprietary trading desk is under strict risk control oversight and has consistently shown positive results, even under volatile scenarios.

Asset Management and Insurance:  We are the fourth largest asset manager in Brazil by assets under management, with 437,258 customers, according to data published by ANBID in June 2009. At June 30, 2009, we had R$99.8 billion in assets under management. Our product offering includes fixed income, money market, equity and multi-market funds. As part of our insurance business, we offer primarily bancassurance products related to our core banking business, such as home, credit life insurance and capitalization and pension products, to our retail and SME customers. We recently acquired 50% of Real Seguros Vida e Previdência S.A. (formerly Real Tokio Marine Vida e Previdência S.A.). Following the acquisition, Santander Brasil became one of the largest insurance companies in terms of issued premiums as of June 30, 2009, ranking eleventh in premiums, fourth in personal accident insurance, sixth in life insurance and fourth in residential insurance in Brazil (when combining our historic business with the business of Real Seguros Vida e Previdência). We believe that our strong branch network and client base will allow us to further expand the bancassurance business in a coordinated manner to individuals and SMEs as well as large corporations. We focus on the sale of products issued by the Santander Brasil Group, which represented almost 80% of our insurance premiums in the six months ended June 30, 2009. On August 14, 2009, our shareholders elected to transfer certain Brazilian asset management and insurance companies that were previously beneficially owned by Santander Spain to Santander Brasil, through a series of share exchange transactions (incorporações de ações) in order to consolidate all of the Santander Group’s Brazilian insurance and asset management operations into Santander Brasil. These transactions are pending approval by the Central Bank and SUSEP (with respect to the insurance operations). See “Summary — Recent Events — Acquisition of Asset Management and Insurance Companies”.

Our Competitive Strengths

We believe that our profitability and competitive advantages are the result of Santander Brasil’s five pillars: nationwide presence with leading position within the high income regions of the country; wide range of products tailored to meet client needs; conservative risk profile; scalable state-of-the-art technology platform; and focus on sustainable growth, both organically and through selective acquisitions.

Relationship with the Santander Group

We believe that being part of the Santander Group offers us a significant competitive advantage over the other banks in our peer group, none of which is part of a similar global banking group. This relationship allows us to:

•	leverage the Santander Group’s global information systems platform, reducing our technology development costs, providing operational synergies with the Santander Group and enhancing our ability to provide international products and services to our customers;

•	access the Santander Group’s multinational client base;

•	take advantage of the Santander Group’s global presence, in particular in other countries in Latin America, to offer international solutions for our Brazilian corporate customers’ financial needs as they expand their operations globally;

•	selectively replicate or adapt the Santander Group’s successful product offerings from other countries in Brazil;

•	benefit from the Santander Group’s operational expertise in areas such as internal controls and risk management, which practices have been developed in response to a wide range of market conditions across the world and which we believe will enhance our ability to grow our business within desired risk limits;

•	leverage the Santander Group’s experience with integrations to maximize and accelerate the generation of synergies from the Banco Real acquisition and any future acquisitions; and

•	benefit from the Santander Group’s management training and development which is composed of a combination of in-house training and development with access to managerial expertise in other Santander Group units outside Brazil.

Strong presence in attractive demographic and geographic areas

We are focused on the growing mid- and high-income classes in Brazil, which we define as individuals with monthly income in excess of R$1,200 and R$4,000, respectively. We are well positioned to benefit from the growth in our target customer base and the relatively low penetration of financial products and services in Brazil, through sales of key products such as credit cards and insurance. Mid- and high-income customers provide access to a stable and low cost funding base through customer time and demand deposits. Furthermore, we believe that our focus in these income classes has increased our profitability, as they have traditionally produced higher volumes and margins.

We believe that there is further potential through the use of our existing, scalable and newly redesigned IT platform for increasing the penetration of financial products and services with our client base of approximately 9.9 million current account holders according to data from the Central Bank as of July 31, 2009. For example, at June 30, 2009, only 22% of our current account holders had personal loans and only 60% had a credit card. In addition, the acquisition of Banco Real strengthened our competitive position in the South and Southeast regions of Brazil, an area that accounted for approximately 73.1% of Brazil’s GDP in

2006, and where we now have one of the largest branch networks among Brazilian banks, according to the Central Bank. Our presence on these attractive geographic areas, combined with our focus on mid- and high-income customers allow us to effectively cover a significant portion of Brazil’s economic base.

Track record of successful integrations

The Santander Group has expanded its footprint worldwide through the successful integration of numerous acquired businesses. For example, Abbey National Bank in the United Kingdom improved its efficiency ratio (cost to income) from 55.1% in 2006, two years after its acquisition by the Santander Group, to 45.2% in 2008. In addition, since 1997, the Santander Group has acquired six banks in Brazil, demonstrating its ability to execute complex acquisitions in this market, integrate the acquired companies into its existing business and improve the acquired companies’ operating performance. Our first significant acquisition was of Banespa in November 2000. In our acquisitions, but particularly in the case of Banco Real, we join the best of both banks into a single institution, benchmarking business strategies, key personnel, technology and processes of both banks to ensure the optimal combination for a sustainable competitive position. That is the case with our integration of Banco Real, from which we are seeking to achieve cumulative cost synergies of approximately R$2.4 billion (calculated based on the costs of Santander Brasil and Banco Real for 2008 adjusted for inflation and estimated salary increases) and cumulative revenue synergies of approximately R$300 million by December 31, 2011.

We started the process of the operational, commercial and technological integration of Banco Real immediately following the share exchange (incorporação de ações) in August 2008. We developed a three-year integration plan, which we are carefully executing in an effort to achieve synergies and ensure that best practices will be identified and implemented. Our wholesale banking operations have been fully integrated since the end of 2008. In March 2009, we began the integration of the branch networks and electronic distribution channels of the two institutions to enable customers to perform not only cash withdrawals but a full range of transactions at branches or ATMs of either bank. We expect to have fully integrated ATM and branch networks in 2010. We believe that we have thus far achieved our key integration goals, including maintaining and improving customer service; identifying operational strengths of each bank and maintaining and leveraging these strengths; establishing a new business culture among our employees focused on our strengths; retaining and developing trained and talented employees; and achieving our operating targets.

Leading market position

We rank third among non government-owned banks in Brazil in terms of assets with a market share of 10.2% at March 31, 2009. Among these banks, we believe we hold a top three market position in most of our key product lines as evidenced by our market share in the following selected products and regions.

At March 31, 2009
Market Share (%)

Overdraft	19.1
Payroll/individual loans	13.1
Auto leasing/CDC	15.3
Credit cards	9.7
Branches	12.2
Southeast	15.9
South	8.7

Source: Central Bank.

The acquisition of Banco Real has further enhanced our critical mass in the Brazilian market. We believe that our scale and market leadership provide us with exceptional competitive opportunities including the ability to gather market intelligence to support decision-making in determining business opportunities and in meeting our customers’ needs operating as a full service bank. Since the acquisition of Banco Real, we have organically increased our market share in key business lines such as payroll/individual loans, overdraft on current accounts and credit cards. In addition, we are a leading wholesale bank in Brazil. Through our unique access to the Santander Group’s global network, we are able to support our large Brazilian corporate customers in the internationalization of their businesses, for example, through trade and acquisition financing, which brings together a loan syndicate that could use several take-out strategies in different markets. As one of the top tier banks in the country, and in light of the opportunities for leveraging our operating segments, our broad product offering and geographic presence, we are well positioned to gain market share.

State-of-the-art integrated technology platform

We operate the latest generation customer-centered technology platform that incorporates the standards and processes, as well as the proven innovations, of both the Santander Group worldwide and Banco Real. The incorporation of a customer relationship management system enables us to deliver products and services targeted to the needs of our customers. Because our IT platform is integrated with the platform of the Santander Group, we are able to support our customer’s global businesses and benefit from a flexible and scalable platform that will support our growth in the country. This platform has been enriched with a set of customer-focused features inherited from Banco Real, which we believe provides us with a significant competitive advantage.

Our Strategy

Our goal is to be the leading full-service bank in Brazil in terms of revenues, profitability and brand recognition, as well as client and work force satisfaction. We strive to be a relationship bank and the primary bank of our retail and wholesale customers based on sustainable practices, serving them with our full range of products. We believe we can achieve these goals through the following strategies:

Improve operating efficiency by benefiting from integration synergies and implementing best practices

We will continue seeking ways to further improve our operating efficiency and margins. We intend to maintain investment discipline and direct resources to areas that generate improvements in our client management and increase our revenues. We expect to be able to generate additional synergies from the combination of best practices of Santander Brasil and Banco Real, both in terms of revenues as we further leverage on relationship and cross selling opportunities across a wider client base, as well as in terms of costs as we realize the potential gains driven by scale, raising our efficiency levels. We believe that synergies creation will be supported by the complementary geographic distribution and customer base of the combined branch networks and the banks’ relatively low product overlap. Our integration has already shown a significant expense reduction, with our cost to income ratio declining from 45.0% in 2008 to 34.7% in the first half of 2009, and we believe that there are opportunities for further reductions in operating expenses.

Expand product offering and distribution channels in Commercial Banking

We intend to further increase our business and operations throughout Brazil, expanding our Commercial Banking services to existing and prospective retail customers. We plan to offer new products and services to existing customers based on each customer’s profile through our numerous distribution channels by leveraging our customer relationship management data base and IT platform. Our efforts related to the offer of new products and expansion of our reach to other markets will continue to be focused on the correct risk measurement of those opportunities. We also will seek to increase our market share through the offering of innovative banking products and intend to focus on product areas where we believe there is opportunity to increase our presence in the Brazilian market, for example in credit cards and insurance products. Furthermore, we plan to attract current account holders by capturing users of our products, such as automobile financing, insurance or credit cards. We will continue to focus our marketing efforts to enlarge our customer base and increase the number of products used by each client, as well as to increase our share in those products for which clients generally operate with more than one bank. We intend to improve our competitiveness by further strengthening our brand awareness, particularly through marketing.

We intend to improve and expand the distribution channels for our products through our traditional branch network and alternative marketing and direct sales distribution channels such as telemarketing, Internet banking and correspondent banks. We plan to open 600 new branches by 2013 in our stronghold area of South and Southeastern Brazil and other regions where we have critical mass. We will continue to maximize the synergies and leverage the opportunities between our corporate and retail businesses. For instance, when rendering payroll services to our corporate customers, we can place an on-site service unit at our corporate client’s premises and thereby access its employees as a potential new customer base and achieve the critical mass necessary to open a new branch in that area. We intend to grow our mortgage business as a consequence of the housing deficit in Brazil and the legal reforms supporting mortgage financing.

Capitalize on our strong market position in the wholesale business

We provide multinational corporations present in Brazil and local companies, including those with operations abroad, with a wide variety of financial products, utilizing our worldwide network to serve our customers’ needs with customized solutions. We intend to further focus on our strong worldwide position as a client relationship wholesale bank, in line with the Santander Group’s worldwide strategy for the Global Wholesale Banking segment. We expect to benefit from the Santander Group’s strengthened market position as a key player in the global banking industry and thereby strengthen our existing relationships and build new lasting relationships with new customers, exploring the widest possible range of our product portfolio, particularly higher margin products. In addition, as a leading local player with the support of a major international financial institution, we intend to be a strong supporter of Brazilian corporations as they continue to expand their businesses worldwide. Moreover, we believe that we can use our relationship with large corporate customers to access their suppliers as potential new customers. In addition, we intend to distribute treasury products to smaller companies or individuals through the Santander Global Connect (SGC) platform.

Further develop a transparent and sustainable business platform

We will maintain a commitment to economic, social and environmental sustainability in our procedures, products, policies and relationships. We will continue building durable and transparent relationships with our customers through understanding their needs and designing our products and services to meet those needs. We believe that our commitment to transparency and sustainability will help us create a business platform to maintain growth in our operations over the long term and that is instrumental to forge business relationships, improve brand recognition and attract talented professionals. We will continue to sponsor educational opportunities through Santander Universidades and the Universia portal to foster future potential customer relationships.

Continue growing our insurance business

We intend to continue growing our insurance business, particularly bancassurance. Our commitment to grow in this segment was recently demonstrated by our acquisition of the remaining 50% of Real Seguros Vida e Previdência S.A. (formerly Real Tokio Marine Vida e Previdência S.A.). We expect to increase our presence within the insurance segment by leveraging on our strong branch network and client base, particularly in the South and Southeast, to cross sell insurance products with the goal of maximizing the income generated by each customer, as well as using our strong relationships with SMEs and large corporations within the country. We intend to sell our products by means of our traditional distribution channels, such as branches, and also through ATMs, call center and Internet banking.

History

Santander Group in Brazil

The Santander Group has expanded its footprint worldwide through a number of acquisitions and the successful integration of the acquired businesses to achieve synergies.

In 1957, the Santander Group first entered the Brazilian market through an operating agreement with Banco Intercontinental do Brasil S.A. Since the 1990s, the Santander Group has sought to establish a strong

Latin American presence, particularly in Brazil. The Santander Group pursued this strategy through organic growth as well as acquisitions. In 1997, the Santander Group acquired Banco Geral do Comércio S.A., a medium-sized retail bank, which subsequently changed its name to Banco Santander Brasil S.A. In the following year, the Santander Group acquired Banco Noroeste S.A. to further strengthen its position as a retail bank in Brazil. In 1999, Banco Noroeste was merged into Banco Santander Brasil. In January 2000, the Santander Group acquired Banco Meridional S.A. (including its subsidiary Banco Bozano, Simonsen S.A.), a bank active in retail and wholesale banking primarily in Southern Brazil.

Since 1997, the Santander Group has consistently demonstrated its ability to execute significant acquisitions in Brazil, integrate the acquired companies into its existing business and improve the acquired companies’ operating performance. This was the case, in particular, with the acquisition in November 2000 of Banco do Estado de São Paulo S.A., or “Banespa”, a bank owned by the State of São Paulo. Through this acquisition, the Santander Group transformed itself into one of Brazil’s largest financial groups with strong retail and wholesale banking operations strategically positioned in the South and Southeast of the country. Following the acquisition, the Santander Group implemented an information technology modernization at Banespa. Within a year of the acquisition, Banespa’s efficiency ratio improved significantly.

Despite operating in Brazil under different legal entities, the Santander Brasil Group has had centralized management and administrative functions since 2000. In 2006, the Santander Brasil Group, following shareholder and Central Bank approval, consolidated its investments into one entity — Banco Santander Banespa S.A., which was later renamed Banco Santander (Brasil) S.A., thereby simplifying our corporate and tax structure, improving our operating efficiency and reducing administrative costs through the integration and upgrade of the different information technology platforms. In 2007, the Santander Group implemented a brand unification program.

Banco Real Acquisition

On November 1, 2007, RFS Holdings B.V., a consortium comprising Santander Spain, The Royal Bank of Scotland Group PLC, Fortis SA/NV and Fortis N.V., acquired 96.95% of the shares of ABN AMRO, the controlling shareholder of Banco Real. On December 12, 2007, the Brazilian antitrust authorities (Conselho Administrativo de Defesa Econômica — CADE) approved without conditions the acquisition of ABN AMRO’s Brazilian entities by the consortium. In the first quarter of 2008, Fortis and Santander Spain reached an agreement whereby Santander Spain acquired the right to the Brazilian asset management activities of ABN AMRO, which Fortis had acquired as part of the consortium’s purchase of ABN AMRO. On July 24, 2008, Santander Spain took indirect share control of Banco Real, which it then incorporated into the Santander Group to consolidate its investments in Brazil. At shareholders meetings of each of Santander Brasil and Banco Real held on August 29, 2008, the acquisition by Santander Brasil of Banco Real’s share capital was approved through a share exchange (incorporação de ações), and Banco Real became a wholly-owned subsidiary of Santander Brasil. At the time of the share exchange (incorporação de ações), Banco Real was the fourth largest private Brazilian bank in terms of assets. On April 30, 2009, Banco Real was merged into Santander Brasil and ceased to exist as a separate legal entity. The merger is pending approval by the Central Bank. As a result of the share exchange (incorporação de ações), Santander Brasil became the third largest private bank in Brazil in terms of assets.

Integration of Santander Brasil and Banco Real

We began integrating the operations of Banco Real into Santander Brasil shortly after the share exchange (incorporação de ações) was approved on August 29, 2008. As part of this process, we established an “integration office”, responsible for coordinating our integration plans, providing support and planning. Prior to initiating the integration process, we established certain key goals to structure and conduct the integration, including:

•	maintaining and improving customer service;

•	identifying operational strengths of each bank and maintaining and leveraging such strengths;

•	establishing a new business culture among our employees, focusing on our strengths;

•	retaining and developing trained and talented employees; and

•	achieving annual operating and financial targets.

One of our objectives in developing our integration plan was to identify the strengths of each bank in each of the areas identified above and developing an overall strategic vision for the combined operations. As part of this process, we conducted extensive reviews over a two-month period comparing, among others, each bank’s operating model, brand awareness and human resources practices to identify and establish the best practices at each bank that would be used when integrating the operations of both banks. In addition, in an effort to identify the best practices of each bank, approximately 900 individuals across the two banks, from technicians to systems operators, were involved in our “plans for project definition”, pursuant to which they identified and analyzed the differences across the two banks’ technology systems, products, operating processes and policies. Based on these efforts, we developed an “Integration Framework”, setting forth the requirements for a fully integrated bank operating under the Santander brand, with a consistent business model and credit and operational risk management.

Our Integration Framework encompasses four main initiatives:

•	Systems Plan: Identify the different functions of the information technology system of each bank and implement the transition to a single information technology platform, designing contingency plans and processes for information technology conversion. Santander Brasil’s information technology platform was chosen as the base platform due to its robustness, flexibility and user-friendly interface. The information technology platform, which we expect to implement fully in 2010, is designed to utilize the best practices of both banks.

•	Integration Steps: Identify different steps to present the future vision of the business, process and policies of the two banks. Of these steps, approximately half of them have already been completed and the remaining steps are in process and are expected to be completed by the end of 2009. One recently initiated step is the integration of branch networks, which will be an area of primary focus until the information technology systems integration is complete.

•	Synergies: Identify methods to take advantage of cost synergies across the organization.

•	Change: Monitor and evaluate changes resulting from the integration. Our change management team is focused on defining the necessary steps to take advantage of positive changes resulting from the integration and to minimize negative changes. Such steps include, among others, employee training and development, developing and maintaining clear internal communication and customer communication.

Several of the actions contemplated by our Integration Framework have already been implemented, including:

•	integrating all automobile financing operations under the Aymoré consumer finance vehicle;

•	consolidating relationships with the largest corporate customers of each Santander Brasil and Banco Real;

•	acquisition of new headquarters for the combined company where our activities will be centralized; and

•	integrating various internal functions such as internal audit, business planning, sustainable development, human resources, communications, finance, corporate affairs (including legal), training, change management and business organization.

We have begun implementing a new technology platform for our ATMs and branch networks to simplify their use and reduce service time. The new platform is currently being rolled out in the ATM network of Banco Real and is expected to be fully implemented by the end of the year. We have merged the customer databases of both sets of branches, combining all registries (approximately 40 million) into a single system. We have also interconnected Santander Brasil’s and Banco Real’s information technology platforms, including interoperability of ATMs and branch network systems that allow customers of each branch network to access services and carry out financial transactions regardless of brand or branch location. We have already implemented a comprehensive information technology system for integrated management of costs, purchases, and payment to providers. We have implemented new employee policies, covering five main areas: health, wellness, personal and professional development, family, and day-to-day employee life, and established a new employee structure. We are in the process of establishing our model and policy for risk management in retail banking, which is one of the final steps in the process of integrating our credit and market risk practices.

We expect that the integration will generate cumulative cost synergies of approximately R$2.4 billion and revenue synergies of approximately R$300 million by December 31, 2011. See “Risk Factors — Risks Relating to Santander Brasil and the Brazilian Financial Services Industry — We may fail to recognize the contemplated benefits of the acquisition of Banco Real” and “Operating and Financial Review and Prospects — Other Factors Affecting Financial Condition and Results of Operations — Goodwill of Banco Real”.

Business Overview

The following chart sets forth our operating segments and their main focus.

Commercial Banking	Global Wholesale Banking	Asset Management and Insurance

• Retail banking	• Global corporate clients, or GB&M	• Asset management
— Individuals	• Treasury	• Insurance
— Small and medium-sized businesses with annual gross revenues of less than R$30 million, or “SMEs”
• Enterprises with annual gross revenues in excess of R$30 million but less than R$250 million
• Corporations with annual gross revenues in excess of R$250 million (other than global corporate clients)
• Consumer finance

The following table sets forth the breakdown of our net interest income and profit before tax by operating segment.

	For the Six Months Ended June 30,						For the Year Ended December 31,
		2008			2008
	2009	(Pro Forma)	2008	2009	(Pro Forma)	2008	2008	2007	2008	2007
	Net Interest Income			Profit Before Tax			Net Interest Income		Profit Before Tax
	(In millions of R$)

Commercial Banking	9,750.8	8,806.0	2,892.7	2,138.4	2,242.5	216.5	10,191.7	5,491.8	877.5	1,111.9
Global Wholesale Banking	893.7	587.4	434.8	1,526.0	943.3	730.1	1,213.5	693.3	1,526.4	1,482.8
Asset Management and Insurance	16.5	33.1	4.3	175.2	175.0	63.5	32.8	10.2	144.9	92.4
Total	10,661.0	9,426.5	3,331.8	3,839.6	3,360.8	1,010.0	11,438.0	6,195.3	2,548.8	2,687.1

(1)	Does not include insurance operations that became part of the segment following the restructuring.

Commercial Banking

Our Commercial Banking segment’s activities include products and services for retail customers, enterprises and corporations (other than global corporate clients who are served by our Global Wholesale Banking segment) and our consumer finance business.

Retail Banking

Our retail banking customer base includes individuals and SMEs with annual revenue of less than R$30 million and certain government institutions. Individual customers are divided into private banking customers, with net wealth in excess of R$3.0 million; high income customers, with monthly income in excess of R$4,000; mid income customers, with monthly income between R$1,200 and R$4,000; and low income customers, with monthly income below R$1,200. We believe that our clear customer classifications allow us to target customers with products that fit their specific needs. Our focus is on high and mid income customers, areas in which we see growth as a result of continued high social mobility in Brazil, accompanied by rising income levels.

We follow different service models for each customer class:

•	High-income customers: Our model includes exclusive branches and differentiated areas in our regular branches and is based on personal relationships with our account managers, to provide privacy, priority and special attention to these customers.

•	Mid-income customers: We use a multi-channel service model, supported by our account managers. We provide differentiated services to customers we view as upwardly mobile.

•	Low-income customers: Our emphasis is on serving customers through alternative channels. In our branches, these customers are served under a standardized model through pools of managers, with a sales-oriented approach. Differentiated services are offered to customers we view as upwardly mobile.

•	SMEs: For medium-sized enterprises, our model is centered on a relationship with the account manager while for small-sized enterprises, we rely more on multi-channel distribution. Special platforms are used to offer differentiated services to clients with a high earnings potential.

At June 30, 2009, our retail banking operations had approximately 21.6 million customers, consisting of approximately 20.7 million individuals and 980,000 SMEs, an increase of 715 thousand individuals and 66 thousand SMEs, respectively, from December 31, 2008. At July 31, 2009, we had approximately 9.9 million current account holders according to data from the Central Bank.

The range of products and services we offer to our retail customers includes:

•	current accounts, saving accounts and time deposits;

•	loans to individual customers, including consumer finance, personal loans and payroll loans;

•	credit cards;

•	loans to SMEs;

•	agricultural loans;

•	mortgages;

•	leasing;

•	insurance and asset management products;

•	private retirement plans; and

•	cash management services for SMEs.

In our retail banking business, we provide a broad range of products and services, and centralize banking transactions of our customers in order to increase the number of products used per customer. Our goal is to be the bank of choice for our customers, in particular in the high and mid income classes. In the six months ended June 30, 2009, our average individual customer had 12.6 banking transactions per month (including queries).

Deposit-Taking Activity

We offer our customers a variety of deposit products, such as:

•	current accounts (also referred to as demand deposits), which do not bear interest;

•	traditional savings accounts, which currently earn the Brazilian reference rate for savings accounts (taxa referencial) plus 0.5% per month, as set by the federal government; and

•	time deposits, which are represented by certificates of bank deposits, or “CDBs”, which normally have a maturity of less than 36 months and earn interest at a fixed or floating rate.

In addition, we accept deposits from financial institutions as part of our treasury operations, which are represented by certificates of interbank deposit, or CDIs, and which earn the interbank deposit rate. In addition to representing a significant source of stable funding for us, we regard each account holder as a potential customer for the full range of products and services we offer.

The table below presents a breakdown of our deposits by product type at the dates indicated.

	At June 30,	At December 31,
	2009	2008	2007
	(In millions of R$)

Customer deposits
Current accounts	14,120	15,298	6,588
Savings accounts	21,411	20,643	6,288
Other demand deposits	—	—	26
Time deposits	87,465	88,880	26,028
Repurchase Agreements	31,926	30,674	16,281

Total customer deposits	154,922	155,495	55,211

Deposits from the Brazilian Central Bank and credit institutions	23,026	26,818	18,844

Total	177,948	182,313	74,055

Credit Operations

The following table shows a breakdown of our credit portfolio by client category at the dates indicated.

				Change, June 30, 2009 vs.
	At June 30,	At December 31,		December 31, 2008
	2009	2008	2007	R$ Million	%
	(In millions of R$)

Retail	60,014	58,748	17,766	1,266	2
Individuals	39,407	36,879	13,515	2,528	7
SMEs	20,607	21,869	4,251	(1,262)	(6)
Consumer finance	24,647	25,108	4,315	(461)	(2)
Enterprises	8,970	10,203	2,812	(1,233)	(12)
Corporations	8,363	8,915	3,168	(552)	(6)
Global corporate clients	29,621	30,928	12,066	(1,307)	(4)

Total	131,614	133,902	40,127	(2,021)	(2)

Retail Lending

We offer our retail lending products to customers through our extensive branch network and on-site service units. See “— Distribution Network”. We divide our customers into separate categories based principally on their monthly income (for individuals) and annual gross revenues (for businesses). We tailor our products and services to the needs of each customer classification.

We make credit available to our customers through the various loan products listed in the table below. The table sets forth our individual customer loan portfolio at the dates indicated.

				Change, June 30, 2009 vs.
	At June 30,	At December 31,		December 31, 2008
	2009	2008	2007	R$ Million	%
	(In millions of R$)

Payroll loans	8,583	7,244	2,400	1,339	18.48
Account overdraft loans	3,240	2,939	882	301	10.24
Consumer finance	1,725	1,694	942	31	1.82
Personal loans	10,836	9,873	2,613	963	9.75
Credit cards	6,549	6,490	2,434	59	0.92
Mortgages	4,479	4,568	1,663	182	3.97
Other(1)	3,724	3,840	2,581	(347)	(8.53)

Total	39,407	36,648	13,515	2,528	6.85

(1)	Other includes agricultural loans, BNDES on-lending, and overdraft facilities.

The following table shows the annual interest rate applicable to the main categories of retail lending products at June 30, 2009.

Annual Interest Rate
(In percentages)

Personal loans	40-50
Payroll loans	15-25
Credit cards	90-130
Account overdraft loans	120-150
Consumer finance — vehicle financing	15-35
Mortgages	11-20

Personal Loans

A personal loan is similar to a consumer loan except that the proceeds may be used for general purposes. Personal loans have maturities of up to 48 months and the monthly installments to be paid by the customer may not exceed 30% of such customer’s monthly salary.

Payroll Loans

Payroll loans are a typical retail product with a differentiated method of payment. Monthly installments are deducted directly from the customer’s payroll by their employer and then credited to the bank. We believe that this significantly reduces the credit risk. Our customers are typically employees from the public sector or state pension holders (together representing approximately 73% of our credit portfolio). No single entity is responsible for more than 10% of our payroll loans in the aggregate. This product represents approximately 22% of the retail credit market in Brazil. We had an approximate 8% of market share in payroll loans at June 30, 2009, according to the Central Bank.

Credit Cards

We participate in the credit card market through the issuance of Visa and MasterCard credit cards to our customers (deposit account holders and non-deposit account holders). Our income from credit cards includes interchange merchant fees, interest on credit card balances, annual cardholder fees and fees charged for cash advances. We market our credit cards through our branch network and direct sales (telemarketing, customer care centers and direct marketing campaigns). As of June 30, 2009, we had issued approximately 9 million credit cards, which were accepted at sales outlets worldwide. Our strategy is based on market share and profitability growth, through product innovation and aggressive customer acquisition efforts. Since 2006, we have launched credit card products designed to fit the needs of various customers’ profiles and aimed at encouraging demand for our products. These differentiated credit cards have allowed us to increase our card portfolio by approximately 66.1% since 2006. Nearly all of the growth in this product offering is due to innovative products created by Santander, such as Santander Light, a credit card with a lower interest rate than other credit cards, and Santander Reward, a credit card that offers cash back.

In 2008, we continued to offer additional services with the credit cards we issue, including the ability for customers to check their balances through text-messaging on mobile phones and the ability to extend credit limits or alternatively cut back on credit limits.

Account Overdraft Loans

Account overdraft loans (cheque especial) are made available under an overdraft facility, subject to a limit for each customer established based on a dynamic scoring system. Given that it is an unsecured product, the product carries a higher interest charge than any of our other financing operations.

Consumer Finance

We provide consumer finance products to deposit and non-deposit account holders through Aymoré Financiamentos S.A., a financing company specializing in providing consumer credit directly to borrowers or through intermediate agencies. At June 30, 2009, we had over 12,000 active dealers, 1,500 sales employees and 180 branches throughout Brazil. Our core business, vehicle financing, comprised approximately 86% of our consumer finance business at June 30, 2009, and we had a 16.4% market share in terms of credit portfolio in the Brazilian vehicle finance business at the same date, according to the Central Bank. We specialize in the financing of goods and services through customer direct credit or leasing. We also finance various products and services, such as computers, tourism, furniture, hospital and odontological equipment, nautical equipment, automobile parts and automotive services. We focus on offering fast credit approval, and our consumer finance business is supported by our long-standing relationships with important companies such as Renault, Peugeot, Citroën, Dell, and Microsoft. Our acquisition of Banco Real was complementary to our pre-existing operations because Santander had a relatively small market share in consumer finance operations compared to Banco Real.

Mortgages

We offer loans to our customers for the purchase of real estate secured by mortgages. In 2005, we were the first bank in Brazil to offer a mortgage product with monthly fixed installments with a maturity of up to 10 years. We are now offering mortgages with a maturity of up to 30 years. We also offer credit lines to corporate customers in the real estate construction industry for the financing of up to 80% of the project construction cost. We have a leading position in this business among non government-owned banks and, at June 30, 2009, we had a 10% market share in Brazil in terms of amounts outstanding, according to the Central Bank, and a total amount of committed loans for the next 36 months of approximately R$4.6 billion.

In addition, as a result of the acquisition of Banco Real and our strategy of launching innovative products, we believe we have achieved a leading position among private banks in the housing loan sector. For example, we have used the Santander Group’s expertise in certain products which have been successful in other countries to launch the first mortgage loan offered by a private bank in Brazil with fixed or inflation-index linked installments of a 30-year maturity. At June 30, 2009, total housing loans, including new construction loans, amounted to R$8.0 billion, representing approximately 6% of our total credit portfolio.

On average, the loan-to-value ratio of our housing loans is 60%. We do not offer mortgage loans that do not meet the prime standards, that is, we do not make any loans for more than 80% of the value of the property to be purchased, borrowers must meet certain minimum monthly income levels as evidenced by recent payroll information and tax returns, and payments may not exceed 27% of borrowers’ monthly income. Borrowers must provide satisfactory documentary evidence to confirm their employment or other types of revenue and to otherwise evaluate their credit risk profile.

Corporate Lending (for Customers Served by our Commercial Banking Segment)

We offer a wide range of credit products to our corporate customers, including general corporate and working capital financing, lease financing and foreign trade financing, as well as deposit-taking and other services. As of June 30, 2009, we had approximately 980,000 SME customers, 3,800 enterprise customers, which we define as companies with annual gross revenues of between R$30 million and R$250 million, and 1,000 corporate customers, which we define as companies with annual gross revenues exceeding R$250 million. Our corporate customers include companies across all industry sectors. Our SME and corporate client coverage is through our officers who are allocated according to the customer’s geographic location. We have client coverage officers in Rio de Janeiro, Belo Horizonte, Porto Alegre and Recife.

The table sets forth our SME loan portfolio at the dates indicated.

				Change, June 30, 2009 vs.
	At June 30,	At December 31,		December 31, 2008
	2009	2008	2007	R$ Million	%
	(In millions of R$)

Agricultural lending — specific funding	2	6	5	(4)	(72)
Agricultural lending — required reserves	103	125	52	(22)	(18)
Working capital loans	7,106	8,218	928	(1,111)	(14)
Buyer financing	51	194	36	(143)	(74)
Vendor financing	5	8	2	(3)	(37)
Discounted receivables	270	419	181	(149)	(36)
Overdraft facility	3,847	4,573	1,077	(727)	(16)
Comex	138	176	52	(38)	(21)
Refinancing	1,254	713	126	541	76
Special credit	34	34	33	—	—
BNDES on-lending	1,074	1,118	76	(44)	(4)
Agricultural equipment financing	17	17	19	—	—
Resolution 2,770 agricultural on-lending(1)	80	25	—	556	223
Account overdraft loans	1,370	1,515	352	(145)	(10)
CDC/leasing	2,550	2,828	75	(278)	(10)
Other(2)	534	561	38	(26)	(5)

Total	18,436	20,529	3,052	(2,093)	(10)

(1)	On-lending of funds borrowed by Brazilian financial institutions from foreign lenders, in accordance with specific Central Bank regulations.

(2)	Other includes credit cards and mortgage finance products.

BNDES On-Lending

We engage in domestic onlendings funded by BNDES, the Brazilian national development bank, for which we act as an accredited agent. Funds are provided to us by FINAME, an equipment financing subsidiary of BNDES, or by BNDES directly, to extend medium- and long-term credit to borrowers to, for example, promote the development of Brazilian capital goods in the manufacturing sector. These on-lent funds are generally granted at below-market interest rates and have an average maturity of up to five years (while FINAME specifically has an average maturity of 3.5 years). These exceed the maturities currently available for most other types of credit transactions in Brazil. Because these loans are generally funded by loans from BNDES or FINAME, we take no interest rate or maturity mismatch risk and charge interest at a fixed margin over the cost of funds charged by BNDES or FINAME. We do, however, take all of the credit risk of the borrower and therefore apply the same credit criteria to these transactions as we do for our other loans. All loans of this type are collateralized. We also offer this product to our wholesale banking customers. For a more detailed description of our credit approval processes for corporate customers, see “Operating and Financial Review and Prospects — Risk Management — Credit Risk — Wholesale Lending”.

Agricultural Lending

The table below sets forth our balance of loans outstanding to customers in the agricultural sector, broken down by size, geography and type.

	At June 30,	At December 31,
	2009	2008
	(In millions of R$)

Customer Size
Small(1)	1,689	1,369
Medium(2)	1,077	1,090
Large(3)	1,139	1,438
Geography
North/Northeast	19	33
Central West	146	130
Southeast	2,377	2,687
South	983	1,047
Type
Farming	2,231	2,772
Livestock	1,051	1,028
Dairy	243	255

(1)	Includes borrowers in the agricultural sector with annual gross revenues of less than R$30 million.

(2)	Includes borrowers in the agricultural sectors with annual gross revenues more than R$30 million but less than R$250 million, which we call “enterprises”, and corporations with annual gross revenues in excess of R$250 million (other than Global Banking & Markets customers).

(3)	Global Banking & Markets customers.

Our agricultural lending program provides financing primarily for our global corporate clients and corporate medium and large-sized customers. We finance the principal steps of the agribusiness chain, providing loans for harvesting, storage and sales, as well as hardware investments. Loans are usually secured by mortgages, alienation in trust over the crop and equipment. Due to our established presence in this sector, such loans represent a significant portion of our total credit portfolio.

We offer our agribusiness customers general working capital, account overdraft loans, fund management, leasing and trade finance, as well as BNDES funding. Our goal is to allocate loans across agribusiness customers keeping an average amount of approximately R$100 million per transaction. This loan allocation process is carried out in stages, resulting in lower borrower default rates in the agricultural sector. As determined by the Central Bank, Brazilian banks may use funds from their reserve deposits at a fixed rate of 6.75% per annum to fund agribusiness loans. Central Bank regulations require banks to apply at least 30% of cash deposits to agribusiness loans. If a bank is unable to meet this threshold it is required to transfer the surplus amount to a non-interest bearing account with the Central Bank.

In 2009, we began offering insurance products for agribusiness operations through an agreement with Seguradora Brasileira Rural (SBR), an insurance company outside of the Santander Group, pursuant to which our customers are insured from weather risks which ultimately mitigates our operational risk. As of June 30, 2009, our insurance portfolio with SBR amounted to approximately R$230 million.

Leasing

We provide leasing for motor vehicles (including cars, vans and tractor-trailers), machinery, equipment and other items for personal and business-related use. As of June 30, 2009, our lease asset portfolio consisted of R$12.3 billion in motor vehicles and R$1.2 billion in machinery, equipment and other items for personal and business-related use. Our total lease asset portfolio at June 30, 2009 of R$13.5 billion is divided into the following classifications: individuals customers (R$10.3 billion), corporate service customers (R$1.7 billion), industry sector customers (R$0.8 billion) and other classifications (R$0.7 billion). Lease credit applications are subject to the same approval process as other individual or corporate credit operations, with initial analysis undertaken at the branch that originates the transaction. If the customer is a corporate customer, a successful application is sent to the Credit Risk Department for further review. Lease terms are typically for a period between two and five years.

Private Banking

Our private banking model is based on full service representation of our customers by means of specialized bankers. These bankers attend to a limited number of customers typically with a minimum of R$1 million assets available for investment, understanding their needs, financial projects and tolerance for risk. Periodic reviews allow the financial advisors to help customers monitor their portfolios and adapt to changing conditions of investment and banking services. We offer a wide range of financial products, covering a large spectrum of risks and various assets. Through our strict due diligence efforts and daily review of our portfolios, we offer our customers the opportunity to invest with funds managed and administered by other financial institutions and independent asset managers. As of June 30, 2009, our private banking business managed approximately R$25 billion in assets and had approximately 5,900 private banking accounts. We believe we are ranked among the five largest private banking service providers in Brazil based on available market data and internal research. We believe our acquisition of Banco Real has allowed us to achieve a leading position in this business in Brazil in terms of number of customers and total assets managed.

Global Wholesale Banking

We are a leading wholesale bank in Brazil and offer financial services and sophisticated and structured solutions to our customers. In 2008, Banco Real’s and Santander Brasil’s wholesale banking divisions were successfully integrated. In 2009, we have maintained our focus on four core pillars: (1) strengthening customer relationships, (2) emphasizing performance and productivity to ensure growth, (3) managing risk profiles and (4) solidifying the recognition of our global brand for product distribution.

Our wholesale banking business focuses on global corporate clients (to which we refer as Global Banking & Markets customers) — approximately 700 large Brazilian companies and multinational conglomerates, including the largest companies in Brazil. We also serve multinational subsidiaries of our global clients. Our clients in this business span a range of industries, including energy and resources, telecommunications, financial, construction, infrastructure, agriculture, retail, industrial (including automobile manufacturers) and service sectors. Coverage of these clients is allocated by industry.

Our wholesale banking customers benefit from the global structure of services provided by the Santander Group with its worldwide integrated wholesale banking network, global services solutions and local market expertise. The Santander Group has a global account management structure with a presence in Europe, the United States and elsewhere in Latin America. This structure allows services to be provided in an integrated fashion. Our wholesale business provides our customers with a wide range of domestic and international services, and seeks to provide solutions specifically tailored to the needs of each customer. The Global Wholesale Banking segment’s products and services are available not only to our GB&M clients, but also to corporate and SME customers.

The main products and services we provide are:

•	Global Transaction Banking, which includes cash management, trade finance and funding alternatives to institutions with international operations;

•	Credit Markets, which includes origination units, distribution of structured credit and debt products, debt capital markets and project finance;

•	Corporate Finance, which includes mergers and acquisitions, asset and capital structuring and equity investments;

•	Equities, which includes equity capital markets, equity derivatives, exchange traded derivatives, global custody and securities services, cash equities and equity research;

•	Rates, which offers our customers derivative products, foreign exchange transactions (including for individuals) and other financial products and structures; and

•	Market Making, which is responsible for the pricing of client deals originated by the sales force from our corporate, institutional, private banking and retail operations; and

•	Proprietary Trading, which is responsible for the management of the Bank’s proprietary books and the establishment of a relevant presence as a leading liquidity provider across all local markets.

Global Transaction Banking

We created our global transaction banking product areas to address our customers’ needs for local and global commercial banking solutions, in particular in the areas of trade finance transactions and cash management activities. The Santander Group separated these businesses from our corporate and investment banking operations as part of our worldwide strategy to address ongoing commercial and financial globalization and internationalization.

Trade Finance.  We believe we have a strong market position in transactions related to cross-border financings and guarantees (both trade and non-trade) and trade services. According to the Banking Meeting Report, in 2008, we ranked third in trade finance transactions and first in guarantees and import transactions. Our team of experts provides a complete range of products and services (including trade finance, trade services, export credit agency finance), particularly those related to import and export activities. We have recently developed a Global Services web portal, a delivery channel that allows exporters to create, send and control their export collection transactions.

Cash Management.  Our cash management business offers our customers local banking services and financial products. It provides lending, receivables financing and working capital lines in addition to a variety of transactional services such as payments, collections, account balances and other cash management-related activities. The addition of Banco Real’s products, branches and customers has increased the scope of and expanded our cash management business to become one of the leaders in the Brazilian market in terms of the number of bills and amounts processed.

In addition to our domestic branches, we operate a Grand Cayman branch, which is used primarily for funding purposes and to finance Brazilian trade-related transactions.

Credit Markets

Our credit markets operations are responsible for the areas of project finance, debt capital markets, syndicated loans, acquisition finance and credit sales and trading.

Project Finance.  Our current project finance strategy, which was developed over the past five years primarily by Banco Real, brought us to the leading position in three of four ANBID rankings in 2008: auction advisory, financial advisory and structuring. The market for project finance in Brazil showed strong growth in 2008, a development that was supported by the Growth Acceleration Program, or “PAC” Programa de Aceleração do Crescimento, a highly promoted government initiative. We have participated in innovative transactions in the power, logistics and oil and gas sectors and we believe we are well positioned in 2009 to participate in the advisory, structuring and financing of infrastructure projects. The Santander Group is among the main project finance participants globally and Santander Brasil is one of the market leaders in Brazil, as demonstrated by our consistently high rankings from ANBID in recent years, including first place in 2005, eighth in 2006, second in 2007 and first again in 2008.

Significant transactions in the past year included (1) advising on and structuring a financing package of U.S.$4.3 billion for the AHE Santo Antônio, Rio Madeira, of which U.S.$3.1 billion will come from commercial banks, including Santander Brasil and BNDES; (2) advising Odebrecht in the auction for the concession of Dom Pedro I road, with an investment of U.S.$1 billion over six years and grants of U.S.$650 million; and (3) leading the structuring of financing with resources from the Inter-American Development Bank for the PPP’s Metro Line 4, with an estimated investment of U.S.$500 million.

Debt Capital Markets.  We play an important role in both local Brazilian and international debt capital markets for Brazilian issuers. In the local debt market, we are one of the leading banks, ranking fourth in the first half of 2009 in terms of fixed income origination, according to ANBID. Our principal transactions included the debentures issue for Tractebel Energia S.A. and promissory notes issues for Elektro Eletricidade e Serviços S.A., or Elektro, and Companhia Energética do Ceará, or Coelce. In 2008, we acted as lead manager in the offering of senior and mezzanine shares of Chemical III, a receivables investment fund, as well as lead arranger in the financing for the acquisition of Empresa de Transmissão de Energia do Oeste through the issuance of promissory notes by Terna Participações S.A., one of the largest electricity transmission groups in Brazil. We have led the most significant debt offerings by Brazilian issuers in the first half of 2009 in the international debt capital markets, including benchmark size ten-year transactions for Petrobras and Telemar Norte Leste S.A. and a five-year bond for Construtora Norberto Odebrecht. In 2008, Santander Brasil and Banco Real managed international bond offerings for Gerdau, Braskem, Banco Sofisa, Banco Daycoval and Banco Fibra.

Syndicated Loans and Acquisition Finance.  Over the last few years, we structured several important transactions including (1) the U.S.$725 million energy project take-out financing for the acquisition of Ipiranga Petroquímica by Braskem (2008), (2) the U.S.$1 billion financing for the acquisition of Quanex Corporation by Gerdau (2008), and (3) the U.S.$18 billion financing for the acquisition of Inco by Companhia Vale do Rio Doce (CVRD), which at that time was the largest syndicated loan to have been executed in Latin America (2006).

Credit Sales & Trading.  Our credit sales and trading team is responsible for the underwriting and distribution of credit markets products in the local Brazilian market. Aside from primary flow, credit sales and trading plays an active role in the secondary markets, both fixed income and loans, as well as in the development of structured products. Recent deals include the syndication of U.S.$1 billion bridge financing to Odebrecht’s Dom Pedro I project (toll road concession in the state of São Paulo) and several bookrunner roles in local debt capital markets issues, such as Tractebel, Elektro and Coelce.

Corporate Finance

Our corporate finance activities include mergers and acquisitions, asset and capital structuring and equity investments.

Mergers and Acquisitions.  Our corporate finance services are focused on developing customized solutions for customers in the mergers and acquisitions area. The operations carried out by our mergers and acquisitions team include advisory services on acquisitions, sales, restructurings and project funding in a range of sectors, such as construction, agriculture, retail, telecommunications, energy, metals and minerals and financial services. The role we perform in merger and acquisition transactions usually involves a complete package of financial services, including the financing of the acquisition, structuring of all transactions and settlement of the financing. In 2008, we acted as financial advisor in several important transactions, including the acquisition of the Brazilian and some European operations of OSI by the Marfrig Group; the sale of ABN Amro Bank NV, Sucursal Paraguay to Banco Regional; several integration processes for Petrobras S.A.; the tender offer by ArcelorMittal for the acquisition of shares of ArcelorMittal Inox Brasil S.A. (Acesita); and

advisory services to Energias do Brasil in the share exchange of Enersul. According to the ranking published by ANBID, we were ranked first in financial advisory services in terms of number of closed M&A transactions in Brazil for 2008, with 15 closed transactions, in the total amount of approximately R$14.8 billion. In addition, in 2008, considering the combined operations of Santander Brasil and Banco Real (except for transactions where both Banco Real and Santander acted as advisors), we ranked first in the Brazilian market in terms of number of announced and closed public tender offers, and second in terms of value, for both announced and closed, according to ANBID.

Asset and Capital Structuring.  This area is responsible for the development of structures for financing assets, business promotion and optimization of capital investments. The principal activities involve capital and asset structuring, seed investment and carbon finance.

Equity Investments.  We have recently started to prospect businesses through our equity investments area for potential future private equity investments to be carried out by us.

Equities

Equity Capital Markets (ECM).  We have a strong market position in the structuring of innovative transactions for international, institutional and retail investors. In 2008, we acted as bookrunner and underwriter in a number of important equity offerings in Brazil, for a total transaction value of over U.S.$12 billion. In particular, we acted as bookrunner in the Vale do Rio Doce follow-on offering in 2008, one of the largest equity offerings in the history of Brazil. In 2009, we participated as joint bookrunners in Visanet’s initial public offering, the biggest Latin American IPO ever, and in MRV’s and BRMalls’ follow-on offering, and have been mandated by Brasil Foods for its follow-on offering. We are presently one of the leading investment banks for equity offerings in Brazil and Latin America.

Equity Derivatives.  We provide an array of services through our Equity Derivatives desk. Our team is comprised of Structuring, Sales and Trading. Equity derivatives products are designed to meet the requirements from our corporate, institutional, high net-worth individual or retail customers. Our offering comprises Brazilian indices and stocks, international indices, stocks, baskets and hybrid baskets and commodities. Our product range includes listed options, delta 1 structures, OTC trades, exotic options and structured notes. These products are used for hedging, leverage, financing and investment products.

Exchange Traded Derivatives.  We are a full service execution and clearing provider of futures and options. We assist corporations and financial institutions in trading futures in Brazil or in other parts of the world. Through our fully integrated platform, we provide execution and clearing services on a global basis. Our specialists help clients achieve their business objectives when trading listed derivatives. Santander’s customers are enabled to trade through direct market access (DMA) solutions or other third party order routing providers. We also have a dedicated structure to provide our customers tailor-made solutions to suit their specific needs.

Global Custody & Securities Services.  We provide specialized fiduciary services in Brazil to global and domestic investors, including global custodians, investment banks, pension funds, insurance companies, broker dealers, asset managers and private equity firms. Our range of products and services includes custody and clearing services (for equity, fixed income and derivatives products), local representation for foreign investors, proxy voting, securities lending, risk analysis services, transfer agent services, shareholder services, trustee services (Corporate Trust Services and Escrow Accounts), as well as local administration of mutual funds, trade receivables (FIDC) and private equity funds (FIP). In 2008, Global Custodian Magazine recognized Santander Brasil as the best custodian for cross-border investors for the second consecutive year.

Cash Equities.  We provide cash equities services to foreign and local investors and institutions mainly through our brokerage house, Santander Corretora. Our cash equities sales trading team is recognized within the industry for its quality of execution, the strength of its relationship with clients and the quality of its research on the Brazilian and Latin America markets. Our brokerage house serves individual investors trading at BM&FBOVESPA. It provides differentiated service through specialist managers. Through our Equity Floors (Salas de Ações), installed in 90 Santander Brasil branches, investors are able to manage their portfolios on-

line, with access to both historical price information and the most recent industry and company analyst reports, including those prepared by our analysts and tailored to the needs of our clients. We typically earn either a market rate brokerage commission for stock exchange transactions or, in the case of negotiated transactions or over-the-counter transactions, a privately negotiated brokerage commission. We also provide settlement services, securities services, program trading and DMA (Direct Market Access).

Equity Research.  Our equity research team covers nearly 90 Brazilian companies from 18 different sectors, comprising a major part of the Ibovespa. Our team is part of a Latin American equity research group. Our research services include the publication of research reports, conferences (“Latam Conference” in Cancun in January and “Brazil Conference” in Guaruja, São Paulo, in August), weekly events (“Quinta-feira no Santander”), analysts’ road shows, companies’ non-deal road shows and investors trips (specific agendas to visit companies provided to small groups of institutional investors). Our equity research team was ranked third in 2008 among equity research teams (up from eighth in 2007), according to the 2008 Institutional Investor survey.

Rates

Our rates business offers a variety of treasury products to customers, including institutional investors, corporate clients and individuals. We provide sophisticated and innovative derivative products to help our customers manage market risk exposure to foreign exchange rates and interest rates. We believe we have an effective client coverage model based on dedicated sales teams for each client segment that allows us to maintain specialists committed to providing for the specific needs of our individual clients. In addition, we have structuring and product development teams that work to maintain a cutting edge portfolio of innovative client solutions. The global network of the Santander Group, with its strong presence in Europe and Latin America, give us the ability to offer a wide range of international products as an integrated service for our local customers. Furthermore, through a new project we launched known as Santander Global Connect following the Santander Group’s success with this product in other markets, such as Spain and Portugal, we offer treasury products as a standardized solution to our customers, providing hedge and yield enhancement, to middle and retail market companies and to individuals. We have implemented extensive suitability processes designed to ensure customers understand and accept the risks involved in the derivatives market.

Our foreign exchange sales force is strategically located within our main office in São Paulo and throughout eleven regional offices, primarily located in South and Southeast Brazil.

Market Making

The market making area is responsible for the pricing of client deals originated by the sales forces from our corporate, institutional, private banking and retail operations. Risks coming from those deals are covered in the market, through portfolio dynamic hedging activity managed by a specialized and dedicated team.

Our presence in the market through market-making activities allows us to offer a broad variety of products and structures to our clients, as well as creates synergies with the sales force and a better knowledge of their needs. These aspects have led to a significant presence on rates products, more competitive prices for our clients and sustainable results for the organization.

The market making desk must comply with risk control policies established by our senior management and also with those applied worldwide by the Santander Group. All positions and processes are strictly monitored and controlled by specialized market and operational risk teams and finance and compliance departments.

Proprietary Trading

The proprietary trading area is responsible for the management of the Bank’s proprietary books and the establishment of a relevant presence as a liquidity provider across all local markets. In the management of the Bank’s books, we seek to maintain recurrent results for each single individual book with the main objective of preserving capital. The decision-making process is based on fundamental aspects of each market, supported by technical views. The strict observance of these principles has allowed this activity to present sustainable results for the organization.

The proprietary trading desks must comply with risk control policies established by our senior management and also with those applied worldwide by the Santander Group. All positions and processes are strictly monitored and controlled by specialized market and operational risk teams and finance and compliance departments. Proper risks management for each financial market area and sustainable initiatives, such as social, environmental and corporate governance criteria are also part of our proprietary trading activity.

Correspondent Banking

Our international correspondent banking operations include trade financing and funding from correspondent banks. Our trade financing activities consist of import and export financing. Import financing generally involves a loan or a letter of credit in the relevant foreign currency of the commercial transaction. Export financing generally involves pre-export financing, and consists of an advance to an exporter in foreign currency. Both export and import financings are extended in U.S. dollars or the relevant foreign currency of the commercial transaction.

We apply the same credit approval process and control policies to our trade financings that we apply to the rest of our lending operations. See “Operating and Financial Review and Prospects — Risk Management — Credit Risk”.

Asset Management and Insurance

Asset Management

Through Santander Asset Management, we manage and administer third-party funds on a discretionary and non-discretionary basis, by means of mutual funds, pension funds and individual and corporate investment portfolios. At June 30, 2009, we had R$99.8 billion in assets under management and 437,258 clients. According to data published by ANBID in June 2009, Santander Asset Management was the fourth largest asset manager in Brazil in terms of assets under management with R$99.8 billion in assets under management.

Our fund offering includes fixed income, money market, equity and multi-market funds (i.e. funds that do not focus on a specific type of risk and, therefore, offer higher diversification).

We maintain solid practices which value a sound performance management, while at the same time placing a strong focus on risk management and internal controls.

We introduced the first socially responsible fund in Latin America — the Ethical Fund, and in 2008 we became signatories to the Principles for Responsible Investment, an initiative taken by the United Nations to encourage financial and capital markets to search for sustainable development projects through the use of social, environmental and corporate governance metrics in the investment decisions.

Insurance

We offer to our retail and SME customers various insurance products, including life and personal injury insurance, homeowner’s insurance, credit life insurance, credit card loss and theft insurance and private retirement plans, which are considered life insurance for regulatory purposes, although their substance is that of a private retirement plan providing annuity benefits and capitalization products (savings account products generally requiring that a customer deposit a fixed sum with us). We carry out our insurance operations through three insurance companies and two capitalization companies.

Insurance Companies.  Santander Seguros and Real Seguros Vida e Previdência S.A. (formerly Real Tokio Marine Vida e Previdência S.A.), provide home, personal injury and credit life insurance products and private retirement plan products. Santander Brasil Seguros provides residential, credit card loss and theft insurance products.

Capitalization Companies.  Santander Capitalização and Real Capitalização offer capitalization products.

We focus our operations in bancassurance products, offering low risk product types focused on the products mentioned above, which generally offer favorable margins. For capitalization products and private retirement plans, we offer products directed toward various risk profiles depending on our various customers’ needs. We have a strong presence in the insurance market.

On March 9, 2009, we acquired the remaining 50% ownership interest in Real Tokio Marine Vida e Previdência (which name has been changed to Real Seguros Vida e Previdência S.A.) for R$678 million through the exercise of an option we had acquired in connection with our acquisition of Banco Real. Real Tokio Marine Vida e Previdência is a joint venture created in 2005 between Banco Real and the Japanese Tokio Marine. Such acquisition and the name change are subject to approval by SUSEP. The acquisition has expanded our activities in the Brazilian insurance and private retirement sectors.

The following table shows the breakdown of our market share in insurance products as of December 31, 2008.

For the Year Ended
December 31, 2008(1)
(In percentages)

Life insurance	7.6
Personal injury insurance	8.3
Credit life insurance	17.3
Residential insurance	10.1
Capitalization	10.8
Private retirement	6.6

Source: SUSEP and FenaPrevi

(1)	Includes 100% results of Real Seguros Vida e Previdência for the entire period.

Our acquisition of Banco Real was complementary to our pre-existing insurance business to the extent that Santander had higher overall penetration in insurance products while Banco Real has had historically higher retention rates. In addition, Banco Real had better rates in providing third party private retirement plans. Banco Real did not have as extensive a number of life insurance products and customers in such product offerings as did Santander Brasil.

We have implemented a corporate restructuring in order to consolidate all of our Brazilian insurance operations into Santander Brasil. This included the acquisition on August 14, 2009 of certain Brazilian asset management and insurance businesses that were previously beneficially owned by Santander Spain (see “Summary — Recent Events — Acquisition of Asset Management and Insurance Companies”) and the restructuring of Santander Seguros and Santander Brasil Seguros S.A., both insurance providers of the Santander Brasil Group, Santander Capitalização, Real Capitalização and Real Seguros Vida e Previdência S.A. We completed the corporate restructuring on August 31, 2009.

Including the results of Real Seguros Vida e Previdência, for the entire period, at June 30, 2009, we had R$12.4 billion in provisions and had generated R$669.6 million of gross written premiums in the six months ended June 30, 2009. Including such results, we are ranked fourth in gross written premiums for the insurance products we distribute according to SUSEP.

Insurance Brokerage Services

We distribute insurance products from some of Brazil’s largest public and private insurance companies. We concentrate on the sale of products issued by Santander Seguros or Santander Brasil Seguros S.A., which represented almost 80% of our insurance premiums in the six months ended June 30, 2009. The products we distribute as part of our insurance brokerage services include life, automobile, property and casualty, industrial equipment and crop insurance. We focus on simple standardized banking product-related insurance mainly intended for the retail business. We cross-sell such insurance products, for example credit life insurance, with our banking products. The products are sold through our distribution network and we receive a service fee from the insurance providers based on the insurance sales. All risks are assumed by, and all premiums are payable to, the relevant third-party insurance providers (including the Santander Brasil Group insurance providers).

As of June 30, 2009, the breakdown of insurance premiums in connection with insurance distributed by Santander insurance companies was as follows: Santander Seguros (life) 77%, Santander Brasil (personal property) 13% and third-party companies (automobile, property) 10%. The breakdown for insurance premiums distributed by Real insurance companies was as follows: Real Seguros Vida e Previdência 51% and third-party companies 49%. We believe that the consolidation of the insurance business will maximize our participation in the insurance brokerage services market. We intend to maintain our focus on insurance distribution through bank branches while capitalizing on our ability to grow business operations in various offerings, including pensions, life, credit life, accidents, homeowners and loss and theft of credit cards.

Distribution Network

Our distribution network provides integrated financial services and products to our customers through a variety of channels, including branches and on-site service units (postos de atendimento bancário or PABs) and complementary distribution channels such as ATMs, call centers and other alternative direct sales distribution channels like Internet banking. These distribution channels are concentrated in the South and Southeast, Brazil’s wealthiest regions measured in terms of GDP per capita (representing approximately 73.1% of Brazil’s GDP in 2006). As a result of our acquisition of Banco Real, we expanded our distribution network.

The following table presents our principal outlets at June 30, 2009.

At June 30, 2009

Branches	2,091
PABs (on-site service units)	1,521
ATMs	18,101

Branch Network

Our branch network offers all of our products and services to our customers. In 2008, we opened nearly 50 new branches and have plans to open an additional 600 new branches through 2013. In 2007, we closed four branches and Banco Real opened 47 branches.

The table below shows the number of our branches across Brazil’s regions at the dates indicated.

				Change, June 30, 2009
				vs.
	At June 30,	At December 31,		December 31, 2008
	2009	2008	2007	#	%

Central West	72	71	13	1	1.4%
Northeast	175	174	11	1	0.6%
North	31	30	3	1	3.2%
Southeast	1,533	1,530	726	3	0.2%
South	280	278	151	2	0.7%

Total	2,091	2,083	904	8	0.4%

The following map shows the geographic distribution of our branch network, each region’s share of 2006 GDP and our current market share, according to the Central Bank. Market share is calculated by dividing the number of our branches in the region by the number of branches for all principal banks in such region at June 30, 2009.

Source for GDP: IBGE

PABs — On-Site Service Units

We offer daily banking services to our SME and other corporate customers and their employees through our on-site service units located on their premises as well as in hospitals and universities. Our on-site service units are generally the exclusive point of sale at the premises. We believe that the presence of on-site service units at the offices of our customers strengthens our relationships with them and builds customer loyalty with those individuals who benefit from the convenience of conducting their banking transactions at their workplace. We believe that on-site service units are an important, low-cost and low-risk way of expanding and maintaining our customer base.

The table below shows the number of our on-site service units across Brazil’s regions at the dates indicated.

				Change, June 30, 2009
				vs.
	At June 30,	At December 31,		December 31, 2008
	2009	2008	2007	#	%

Central West	102	101	18	1	1%
Northeast	160	159	24	1	1%
North	61	62	5	(1)	(2)%
Southeast	1,021	1,024	522	(3)	—
South	177	174	100	3	2%

Total	1,521	1,520	669	1	—

Complementary Distribution Channels

We also distribute our products and services through complementary distribution channels, which we believe contribute significantly to an increase in product sales and banking transactions. These channels consist of ATMs, Internet banking and call centers. These distribution channels provide significant amount of information to our customers, which is an important means of direct sales. Because of their low cost and large attendance capacity, we believe that complementary distribution channels are an important way to reach certain customers, in particular those in the low income class where we are able to have a more effective relationship with a broad customer base.

ATMs

We operate an extensive network of over 18,000 ATMs, including those located in our branches and on-site service units. In addition, our customers have access to the “Banco 24 Horas” network of approximately six million ATMs of over 40 participating banks located throughout Brazil, through which they may access their accounts and conduct banking transactions, typically paying a per-transaction fee.

The following table shows the number of our ATM machines across Brazil’s regions at the dates indicated.

				Change, June 30, 2009
				vs.
	At June 30,	At December 31,		December 31, 2008
	2009	2008	2007(1)	#	%

Central West	700	699	22	1	0.1
Northeast	1,617	1,599	76	18	1.1
North	396	394	30	2	0.5
Southeast	12,336	13,431	5,844	(95)	(0.7)
South	2,048	1,997	243	51	2.6

(1)	Does not include Banco Real.

Individuals and SMEs can also access their accounts through the Internet or by telephone to conduct banking transactions at their convenience, such as obtaining account information, conducting transactions, contracting loans, making payments or contacting a bank representative.

Call Centers

Our call centers can be used by customers to make inquiries, execute payment transactions or apply for products and services, such as personal loans. A portion of our call center personnel is dedicated to contacting current account holders to offer them additional products and services, in particular insurance and credit cards. Our call centers also have a retention unit that handles customer requests for the cancellation of products or services.

The following table presents summarized operating statistics for our call centers.

				Change, June 30, 2009
				vs.
	At June 30,	At December 31,		December 31, 2008
	2009	2007	2008	#	%

Number of individual customers (in thousand)	2,136	2,312	2,039	(176)	(7.6)
PAS(1)	4,668	3,684	3,154	984	26.7
Headcount	7,667	6,206	5,347	1,461	23.5
Percentage of using customers per month	23%	28%	27%

(1)	Work stations set up for call center activities.

Internet Banking

We view Internet banking as a key instrument for offering additional products to our customers. The following table presents summarized operating statistics for our Internet banking.

				Change, June 30, 2009
				vs.
	At June 30,	At December 31,		December 31, 2008
	2009	2007	2008	#	%

Number of individual customers (in thousand)	1,645	1,486	1,731	(86)	5.0
Percentage of using customers	21%	20%	21%

Funding

Our principal sources of funding are deposits. Customer deposits typically represent a large portion of our funding base because of our ability to attract deposits from customers through our extensive retail, wholesale and corporate network. Since we are primarily a commercial bank, customer deposits constitute the main source of liquidity in our financing structure. These deposits, combined with capital and other similar instruments, enable us to cover most of our liquidity requirements. Our control and management functions involve planning our funding requirements, structuring the sources of financing to achieve optimal diversification in terms of maturities, instruments and markets and setting forth contingency plans. In order to increase liquidity in the Brazilian market, we use deposits in the local market as an instrument of liquidity and do not rely significantly on international funding. Additionally, legal reserve requirements consume a significant amount of funding in Brazil. For a further discussion of our funding, see “Operating and Financial Review and Prospects — Liquidity and Capital Resources — Funding”.

Technology

In order to serve our customers effectively, improve our profitability and grow our business, we continuously invest in new technology and renewal of equipment and infrastructure. We believe that proper management of technology is key to the efficient management of our business. Our technology architecture focuses on our customers and supports our business model. We operate a modern global technology platform that is interconnected with the platform of the Santander Group, which allows us to serve our customers on a global scale, under an architecture that is uniquely customer-centered. See “Related Party Transactions — Information Technology Platform”.

Our operations and information technology organization are focused on three pillars:

•	integration of Banco Real and Santander Brasil;

•	building the most efficient bank in Brazil by 2011, following the completion of the integration process; and

•	achieving quality excellence in services by supporting client business needs.

Our most important current technology project is the convergence of our and Banco Real’s systems into a single technological and operational platform. The integration of operational processes and information technology has already begun; client migration onto single platform is expected to start in 2010. We believe that the new single platform will give us a competitive advantage, as we will have the most up-to-date system architecture combined with a broad set of functionalities inherited from Banco Real. In addition, to support our systems, we are investing in a robust and scalable infrastructure.

Our infrastructure environment can be divided into six groups:

•	Data centers. Our data centers are presently organized in three locations in São Paulo. Following the integration, data centers will be in two locations. Our security environment entails an authentication and authorization system based on mainframe infrastructure, a secure internal network protected by a complex set of fire walls, continuous monitoring of incoming traffic and protection of work stations with anti-virus software.

•	Data communications. We are in the process of upgrading our data communications infrastructure, with the goal of achieving higher broadband speed.

•	Call centers. In addition to customer service, our call centers perform recovery and sales activities. We expect the ongoing integration process to rationalize call center costs and enhance client relationships.

•	Branches/ATMs. We expect a full integration of our and Banco Real branches and ATMs by 2010. Currently, a partial integration allows customers of each bank to carry out main financial transactions (such as obtaining statements, money withdrawals and payments) in all branches and ATMs, regardless of brand.

•	Data processing environment. Our mainframe has three main objectives: support system integration, create integration test environment and support business growth. To increase efficiencies, we are working on consolidating servers (with a planned reduction from approximately 4,000 to approximately 1,500 servers) and decommissioning of certain platforms.

•	End-user systems. We are working on updating our end-user systems, with the goal of standardizing hardware and operating systems at all workstations at our headquarters and across branches.

This set of systems and environments is managed and supported by specialized internal group companies. This model enables us to capture our global scale and benefit from outsourcing (including consolidation, shared capability, scale, exchange of best practices and simplified governance), without the loss-of-control downside of externalizing core activities.

We expect that our total information technology investment expenditures for 2009 will be approximately R$630 million. Our expenditures in 2008 and in the six months ended June 30, 2009 were approximately R$400 million and R$220 million, respectively.

Marketing

Aggressive marketing and brand exposure is one of our core strategies. Santander Brasil advertises through newspapers, magazines, television, radio and cinema. We also market specific products, such as credit cards, through our branch network and local media. We focus on advertising innovative products to contribute to our brand positioning as a creative and innovative bank. We cross-market our full range of products and services to our existing retail, wholesale, corporate and wealth management customers.

To further strengthen our brand awareness, in 2007 we adapted our visual communication, spaces and equipment to those of other entities of the Santander Group. In addition, in 2007, the Santander Group launched a worldwide campaign celebrating its 150th anniversary. Simultaneously, we replaced the Santander Banespa brand in Brazil with the Santander brand, and applied the slogan “Santander, value from ideas” pursuant to the marketing plan for the entire Santander Group. The Santander brand and this slogan continue to be central to our advertising campaigns. Following Central Bank approval of the Santander Group’s acquisition of Banco Real, we launched a marketing campaign to familiarize our customers, suppliers and employees with the integration process. We sought to publicize the continuity of both brands as part of the single entity Santander Brasil Group, using the slogan “Juntos seremos mais fortes”, or “Together, we will be stronger”. After this first campaign, we engaged in other marketing campaigns to demonstrate to our stakeholders that we aim to combine the best of each bank to build the best and most efficient bank in the country with the most attractive brand. Until the full integration of all of the Santander Brasil and Banco Real brands, which is expected to occur in the first half of 2010, we will continue with our “good news” marketing campaign to inform our customers of the benefits of the integration — innovative products — all under the umbrella of Santander Brasil Group.

In 2009, the Santander Group sponsored for the third consecutive year the Vodafone McLaren Mercedes Formula 1 team. We are also the official sponsor of the Formula 1 Grand Prix in Brazil. In 2009, the

Santander Group also sponsored for the second consecutive year the Copa Libertadores da América (the principal South American club soccer competition), branded Copa Santander Libertadores.

Competition

The Brazilian financial market is highly competitive, and in 2008 and the first half of 2009 experienced significant consolidation, which included the mergers of some of the largest banks in the industry, such as Santander Brasil with Banco Real, Itaú with Unibanco and Banco do Brasil with Nossa Caixa and Banco Votorantim.

In September 2006, the CMN enacted regulations to increase competition among Brazilian commercial banks. As a result of these new regulations: (1) banks are prohibited from charging their customers fees for services in connection with salary, pension and other income payment accounts that such customers are required to maintain with a bank that has been designated by such customer’s employer, pension fund or other source of income; (2) financial institutions and leasing companies must accept the prepayment of loans and leasing transactions by customers who have elected to refinance such debt with other financial institutions; (3) customers will have the right to request that a financial institution disclose their credit history to another financial institution; and (4) changes were implemented in the regulation of the Credit Guarantee Fund (Fundo Garantidor de Crédito, or “FGC”), which is a fund created to guarantee payment of funds deposited with financial institutions in the event of intervention, administrative liquidation or other state of insolvency, thereby providing depositors with greater assurance that their deposits will be safeguarded. These regulations are designed to increase competition among financial institutions by creating mechanisms that will make it easier for customers to open new accounts and transfer their funds from one institution to another.

As of March 31, 2009, according to the Central Bank, the five largest banks and financial conglomerates had an approximately 66% market share in terms of credit volume and an approximately 77% market share in terms of deposits within the overall finance industry in Brazil. At such date, the largest bank in Brazil was the public financial institution formed by the merger of Banco do Brasil with Nossa Caixa, with a 20% market share in terms of credit volume and a 24% market share in terms of deposits, according to the Central Bank. Within the top ten banks in Brazil, foreign institutions account for only 16% of total banking sector assets.

The following table sets forth market share information as of the date presented for the other four largest financial institutions.

	At March 31, 2009
	Santander		Itaú	Banco do
	Brasil	Bradesco	Unibanco	Brasil
	(In percentages)

Total assets	10.2	12.8	18.2	17.3
Total loans	12.2	15.3	21.3	21.3
Total deposits	10.7	15.4	18.5	25.3
Demand	8.8	18.5	19.8	33.4
Saving	7.4	13.9	14.2	25.5
Time	12.5	15.3	19.9	23.5
Mutual funds	7.6	15.8	18.8	23.1
Retail	12.3	14.9	18.9	21.1

Source: Central Bank; reported and presented in accordance with Brazilian GAAP.

Banco do Brasil is active in all business areas and plays an important role in the market due to its captive deposit products market and strong presence in public organizations, and is consequently one of our primary competitors. In addition, our other primary competitors are large privately-owned domestic banks, such as Bradesco and the financial institution formed by the merger between Itaú and Unibanco. These banks have a strong brand name and distribution capacity throughout the country. Our acquisition of Banco Real has allowed us to obtain a critical mass and better compete with these large public and private financial institutions. Due to political pressures, the public banks in Brazil have since the beginning of 2009 been aggressively increasing loan volumes at spreads lower than those of private banks. As a consequence, the market share of public banks has increased relative to the market share of private banks, with a 230 basis point increase in the market share of public banks from 36.3% at December 31, 2008 to 38.6% at June 30, 2009.

We also face competition from local and regional banks in relation to certain products in the Commercial Banking segment in which such banks have specialized. In the Global Wholesale Banking segment, our competitors include global banks focused on investment banking, such as Credit Suisse, Bank of America/Merrill Lynch, UBS Pactual, Goldman Sachs and JP Morgan, which have played an important role in the Brazilian wholesale market as a result of their expertise in complex structured transactions and their distribution networks in Europe, North America and Asia.

Sustainability

We emphasize a commitment to social and environmental sustainability in our procedures, products, policies and relationships. We believe that our commitment to sustainability and transparency will help us create a business platform to maintain growth in our operations over the long term. Our sustainability focus covers employee, customer and environmental issues, such as diversity, socially-oriented banking products and green policies within the bank. By engaging in sustainability efforts, including through providing environmental risk assessment analyses for our customers, we are able to help our customers reduce costs and improve operating performance while improving their environmental responsibility. In 2008, we allocated approximately R$107.1 million to our sustainability activities.

In 2008, we expanded our product portfolio through the creation of both Real CDB Sustentável, a time deposit with variable interest rates indexed to the CDI local interest rate accrued on a daily basis that offers investors the opportunity to support environmentally sustainable initiatives, and the Fundo Floresta Real, a fixed-income investment fund with socio-environmental benefits. We also promoted employee engagement by providing environmental sustainability training and improved its eco-efficiency. In 2008, the Financial Times ranked Banco Real the world’s most sustainable bank.

Relationships with customers and corporate partners were intensified through the Espaço Real de Práticas em Sustentabilidade, a program which distributes to companies, customers and suppliers information regarding the implementation of sustainability programs in business operations. In 2008, individuals from more than 600 organizations participated in the program and more than 250 individuals participated in the sustainability workshops. We also promoted an institutional lecture and visits to our Agência Granja Viana, the first branch built in Brazil in accordance with sustainable standards. This branch was awarded the certificate of sustainable construction by the Leadership in Energy and Environmental Design, or “LEED”. In addition, we have our sustainability website, which makes available to Brazilian communities sustainability workshops, cases and videos.

Social Development

We direct a portion of our resources annually toward social programs to help develop and enrich the communities in which we operate. A balance between economic, social, and environmental considerations drives the policies we adopt to contribute to social development in Brazil. We generally focus on education and providing exposure to culture and the arts and seek to involve all levels of socioeconomic groups (with a particular emphasis on lower socioeconomic groups) in an effort to strengthen and enrich individuals and communities.

Our Santander Universidades initiative provides support for teaching, research, scholarships and foreign exchanges. With a network of higher education partner institutions, we support higher education by providing scholarships to students and funding and technology to universities. We also support education through the Rede Universia among universities, which integrates more than 1,100 partner universities in 18 Ibero-american countries where the Santander Group is present. The element that links the network is the Universia portal, which offers access to free academic information and services. First introduced in Brazil in March 2002, the

Universia portal (www.universia.com.br) expanded its partnership, in six years, to include 257 universities, 2.4 million registered users and a monthly average of 900 thousand users according to Nielsen.

We have developed a number of private social investment programs, among which our Amigo Real and IR Solidário programs stand out. These programs encourage our employees, customers and providers to assign a portion of the income tax they owe to social projects that advocate for the rights of children and adolescents. In 2008, approximately 19 thousand individuals and companies participated in these programs, and R$4.6 million was collected for approximately 40 initiatives to support children and young adults.

Intellectual Property

In Brazil, ownership of trademarks can be acquired only through a validly approved registration with the National Institute of Intellectual Property (Instituto Nacional de Propriedade Industrial or “INPI”), the agency responsible for registering trademarks, patents and designs in Brazil. After registration, the owner has exclusive use of the trademark throughout Brazil for a ten-year period that can be successively renewed for equal periods.

The major trademarks used by Santander Brasil, including, among others, the “Santander” and “Banco Santander” brands, are owned by the Santander Group and one of Santander Group’s affiliates granted us a license to use such brands. All material trademarks for our business are registered or have been submitted to INPI by the Santander Group or Santander Brasil. We own the principal domain names used in our business which include: www.santanderbrasil.com.br, www.bancosantander.com.br, www.bsantander.com.br, www.bancosantanderlight.com.br, www.corretorasantander.com.br and www.realsantander.com.br.

Employees

At June 30, 2009, we had 52,252 full-time, permanent employees. The following table presents the breakdown of our full-time, permanent employees at the date indicated.

	At June 30, 2009

Branch employees	34,377
Administration employees	17,875

Total	52,252	(1)

(1)	Does not include 10 employees in Instituto Escola Brasil, our education subsidiary.

The Brazilian Banking Employees’ Union represents most of our employees. In the event of a potential conflict with our banking employees and/or the banking union, negotiations are conducted by the FENABAN. Each year, generally in September, all banks have a collective negotiation period in which they revise salary structures. During this period, the Banking Employees’ Union negotiates bank employees’ salaries within the scope of the Brazilian Banking Collective Agreement with the FENABAN. Since the acquisition of our predecessor banks by our indirect shareholder Santander Spain, we have not suffered significant losses through strikes and our management believes it has good relations with our employees.

We have a profit sharing plan with our employees based on predetermined annual performance targets for our operating and financial results. As a result, if we meet or exceed certain goals, our employees are able to share in our financial performance. We believe our levels of remuneration, benefits (including our profit sharing program), working conditions and other allowances are generally competitive with those offered in Brazil by other large banks and enterprises.

We have a policy of providing continuous training to our employees in order to enable them to improve their skills and create a more efficient team, committed to the values of the group. In 2004, we established a business school to provide training in the following areas: professional development, employee integration in the work environment and training and development of service management, business and leadership skills.

We offer our employees certain defined contribution pension plans into which our employees may elect to contribute a portion of their salary and into which we may also make contributions on behalf of such employees. These plans provide retirement, disability and death benefits. Holandaprevi is the only pension plan currently open for new enrollment. Most of our current employees are enrolled with Holandaprevi. At June 30, 2009, 33,592 participants were enrolled in this plan, for a total amount under management of approximately R$1.1 billion. Our contribution amounts in 2008 were R$101.6 million.

Properties

The following table sets forth selected information for our principal properties.

	At June 30, 2009
	Number		Leased/Owned

Branches	2,095	(1)	522 owned/1,573 leased
Commercial sites (consumer finance)	65		5 owned/60 leased(2) 20 owned(3)/
Administrative buildings	32		12 leased(2)

(1)	Includes 4 branches not counted for as active branches because they are being refurbished.

(2)	Most of the leased properties are associated with sale and leaseback agreements entered into in 2002 and 2003 with a 10-year term and a renewal option of either party for an additional 10 years.

(3)	19 located in Brazil, one located in Cayman Islands. Once our integration of Banco Real is completed, we expect to reduce the number of administrative buildings to 20 (including 14 owned and six leased).

Our new headquarters will be located in Torre São Paulo. Relocation is scheduled to begin in October 2009; the transition period is expected to last approximately six months. We acquired this new building in August 2008 for R$1,060 million. It encompasses a total area of 55,613.43 square feet. In 2009, we have budgeted R$540 million in capital expenditures for our properties, principally related to our move to our new headquarters.

Insurance

We have insurance in effect to cover the following risks: comprehensive liability, subject to a maximum limit of R$5 million; fraud, subject to a maximum limit of R$144 million; comprehensive property insurance, subject to a maximum limit of R$497 million; gold storage, subject to a maximum limit of R$83.6 million; automobiles (R$1 million) and two aircrafts (U.S.$33 million).

Legal Proceedings

We are party to lawsuits and administrative proceedings incidental to the normal course of our business. The main categories of lawsuits and administrative proceedings to which we are subject include:

•	administrative and judicial actions relating to taxes;

•	class actions involving agreements and settlement of debts with the public sector;

•	suits brought by employees, former employees and unions relating to alleged labor rights violations; and

•	civil suits, including from depositors relating to the alleged effects of our implementation of various government economic plans (seeking differences for monetary adjustments on remuneration of bank deposit certificates) and consumer law (i.e., breach of contract and foreign currency indexation, including administrative proceedings) and to the privatization of Banespa.

We do not record contingency provisions when the risk of loss is remote. When there is a probable risk of loss, we usually settle. In cases where we litigate a claim, we record a provision for our estimate of the probable loss based on historical data for similar claims. We record provisions (1) on a case-by-case basis based on the analysis and legal opinion of internal and external counsel or (2) considering the historical average amount of loss of such category of lawsuits. Due to the established provisions and the legal opinions provided, we believe that any liabilities related to such lawsuits or proceedings will not have a material adverse effect on our financial condition or results of operations. As of June 30, 2009, our probable and possible contingent legal liabilities (tax, labor and civil) amounted to approximately R$16,119.8 million, of which our probable contingent legal liabilities and legal obligations amounted to R$10,772.7 million.

Tax Litigation

We are a party to several tax-related lawsuits and administrative actions. As of June 30, 2009, our probable and possible tax liability and legal obligations amounted to approximately R$9,988.0 million, of which approximately R$6,355 million were probable amounts and have been provisioned in accordance with our policies. It is our policy not to provision actions with possible and remote loss assessment. The principal actions are:

PIS/COFINS.  We filed lawsuits seeking to invalidate the provisions of Article 3, Paragraph 1 of Law No. 9718/98, pursuant to which PIS and COFINS taxes must be levied on all revenues of legal entities. Prior to the enactment of such provisions, which have been overruled by recent Supreme Court decisions for non-financial institutions, PIS and COFINS were levied only on revenues from services and sale of goods.

Social contribution tax

•	Deduction from corporate income tax (Imposto de Renda Pessoa Jurídica — IRPJ). We have claimed the deduction of the CSLL tax expense from income tax calculation, as a result of our exclusion of CSLL-related expenses from our profit calculations. We have argued, in administrative and judicial proceedings that are pending judgment, that Article 1 of Law No. 9316/1996 (which prohibits CSLL-related expenses deductions from profit) is unconstitutional.

•	Equal tax treatment. We filed a lawsuit challenging the application of an increased CSLL rate of 18% for financial institutions, applicable until 1998, compared to the CSLL rate of 8% for non-financial institutions on the basis of the constitutional principle of equal tax treatment.

•	Tax rate increase. We filed for an injunction to avoid the increase in the CSLL tax rate established by Executive Act No. 413/2008, subsequently codified into Law No. 11,727/2008. Financial institutions were formerly subject to a CSLL tax rate of 9%, however, Law No. 11,727/2008 established a 15% CSLL tax rate as from April 2008. Judicial proceedings are pending judgment.

•	Federal Revenue Services allegation. We have questioned the Federal Revenue Services allegation of irregularities in certain CSLL tax payments, given that a final and non-appealable judgment was declared in our favor cancelling payment of such CSLL taxes pursuant to Law No. 7.689/1988 and Law No. 7.787/1989. Two of our subsidiaries are involved in separate actions relating to this proceeding.

•	Alleged non-compliance with amnesty law. The federal government has demanded payment of certain CSLL taxes from certain entities, including us, alleging that such entities did not fulfill all the requirements listed under the tax amnesty under Law No. 9779/1999. Administrative and judicial proceedings are pending judgment.

Corporate income tax.  We filed a lawsuit requesting that, for purposes of IRPJ calculations, depreciation expenses be recognized in the same period in the manner that revenues from lease expenses are recognized.

Allowance for doubtful accounts.  The tax authorities have requested payment of certain amounts relating to CSLL and IRPJ levied on amounts for doubtful accounts that were allegedly improperly deducted due to non-compliance with tax criteria in effect in 1995.

Expense deduction from loan loss allowances.  The Federal Revenue Service has requested payment from certain entities of amounts allegedly due pursuant to deductions from IRPJ and CSLL arising from loan losses.

We believe collection of these deductions is improper as a result of the expenses meeting the provisions set forth by Law No. 9,460/1996. Administrative and judicial proceedings are pending final decision.

Taxes on banking transactions.  In May 2003, the Federal Revenue Service issued a tax assessment against Santander Distribuidora de Títulos e Valores Mobiliários Ltda. and another tax assessment against our predecessor, Banco Santander Brasil S.A. The tax assessments refer to the collection of a CPMF tax on transactions conducted by Santander DTVM in the management of its customers’ funds and clearance services provided by our predecessor to Santander DTVM in 2000, 2001 and the first two months of 2002. We believe that the tax treatment was adequate. The tax appeals board voided the service of process against Santander DTVM and confirmed the service of process notice of Banco Santander Brasil S.A. An administrative appeal can be filed with the Superior Chamber of Tax Appeals.

Taxes on reimbursement arising from contractual guarantees.  In December 2007, the Federal Revenue Service issued an infraction notice against Banco Santander S.A. The notice refers to the collection of IRPJ and CSLL taxes for tax year 2002 on amounts reimbursed by the former controlling shareholder of Banco Santander S.A. for payments made by Banco Santander S.A. that were the responsibility of the controlling shareholder. The Federal Revenue Service deemed the amounts to be taxable income and not reimbursements. Banco Santander S.A. filed an administrative defense which had an unfavorable outcome.

Tax on services for financial institutions.  Certain municipalities levy ISS taxes on certain revenues derived from transactions not usually classified as the rendering of services. In such cases, we have argued in administrative and judicial proceedings against the payment of ISS.

Social security contribution.  We are involved in administrative and judicial proceedings regarding the collection of income tax on social security and education allowance contributions as we believe that these benefits do not constitute salary.

Labor Litigation

Similar to many other Brazilian banks, we are defending lawsuits brought by labor unions or individual employees seeking, in general, compensation for overtime work, lost wages and other labor rights, including lawsuits relating to retiree complaints about pension benefits. We believe we have either paid or adequately provisioned for all such potential liabilities. As of June 30, 2009, our probable and possible labor-related litigation liabilities amounted to R$3,976.1 million and we have provisioned for R$2,658.8 million in connection with labor-related litigation for which the risk of loss is probable.

Civil Litigation

We are party to civil lawsuits claiming damages and other civil remedies. These disputes normally fall within one of the following two categories typical for Brazilian banks: (1) actions requesting the review of contractual terms and conditions or seeking monetary adjustments; (2) actions arising from loan agreements; (3) execution actions; and (4) actions seeking damages. As of June 30, 2009, our possible and probable civil litigation liabilities amounted to R$2,155.7, of which we had provisioned R$1,759.7 million for probable losses, including to cover the litigation described below. For civil lawsuits considered to be common and similar in nature, the provisions are recorded based on previous payments, and on the legal counsel’s evaluation of success. Provisions for other lawsuits are determined individually on a case by case basis.

We are defendants in lawsuits brought by minority shareholders of the former Banco Noroeste, arising from our acquisition of Banco Noroeste in 1998 and the subsequent merger of Banco Noroeste with us in 1999. See “Business — History — Santander Group in Brazil”. The plaintiffs demanded compensation for losses resulting from (1) the valuation applied to Banco Noroeste’s shares at the time of the merger and (2) the reduction of liquidity of such shares as a result of the merger. These plaintiffs also demanded that (1) the capital increase approved in connection with the merger be annulled and (2) either the merger be rescinded or that plaintiffs receive (a) shares in Banco Santander in exchange for their previous shareholdings in Banco Noroeste or (b) a share premium based on such ownership. In addition, we are subject to claims by certain of the former Banco Noroeste’s minority shareholders demanding compensation for losses resulting from an alleged fraud carried out at Banco Noroeste’s Cayman Islands branch. On September 1, 2009, we entered into a settlement agreement with respect to the foregoing claims pursuant to which we will pay the plaintiffs R$93.8 million (plus R$11.0 million in attorneys’ fees), and one of our controlling shareholders purchased the remaining shares held by such plaintiffs, in exchange for the discharge of all of the foregoing claims, subject to judicial approval.

Other Litigation

In addition to the matters described above, we are from time to time subject to certain claims and parties to certain legal proceedings incidental to the normal course of our business, including in connection with our lending activities, relationships with our employees and other commercial or tax matters. In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories, involve a large number of parties or are in early stages of discovery, we cannot state with confidence what the eventual outcome of these pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual loss, fines or penalties related to each pending matter may be. We believe that we have made adequate reserves related to the costs anticipated to be incurred in connection with these various claims and legal proceedings and believe that liabilities related to such claims and proceedings should not have, in the aggregate, a material adverse effect on our business, financial condition, or results of operations. However, in light of the uncertainties involved in such claims and proceedings, there is no assurance that the ultimate resolution of these matters will not significantly exceed the reserves currently accrued by us; as a result, the outcome of a particular matter may be material to our operating results for a particular period, depending upon, among other factors, the size of the loss or liability imposed and our level of income for that period.

In connection with the above, in December 2008, the Federal Revenue Service issued an infraction notice against Santander Brasil in the total amount of R$3,950.2 million with respect to IRPJ and CSL related to 2002 and 2004. The tax authorities assert that Santander Brasil did not meet the legal requirements for deducting amortization of the goodwill arising from the acquisition of Banespa. We have filed an appeal to the Administrative Counsel of Tax Appeals (Conselho Administrativo de Recursos Fiscais) and a ruling is expected within approximately one year. We believe, in accordance with the advice of our external legal counsel, that the Federal Revenue Service’s position is incorrect, that the grounds to contest this claim are well-founded, and that the risk of loss is remote. Accordingly, we have not recorded any provisions for this matter since this issue should not have an impact on our financial statements.

REGULATORY OVERVIEW

Principal Financial Institutions

Public Sector

The federal and state governments of Brazil control several commercial banks and financial institutions that play an important role in the Brazilian banking sector. These institutions have a significant share of all deposits and assets in the banking system and a strong presence in specific market offerings, such as real estate and rural finance provided by private sector banks. Government-controlled banks include:

•	Banco do Brasil, which is a federal government-controlled bank and provides a full range of banking products to the public and private sectors. Banco do Brasil is the primary financial agent of the federal government.

•	BNDES, which is the federal government-controlled development bank, primarily engaged in the provision of medium- and long-term finance to the Brazilian private sector, particularly to industry, either directly or indirectly, through other public-and private-sector financial institutions.

•	Caixa Econômica Federal, which is the federal government-controlled multiple-service bank and the principal agent of the National Housing Finance System. Caixa Econômica Federal is involved principally in deposit-taking and the provision of finance for housing and urban infrastructure.

•	Other public sector development and multiple-service banks, including those controlled by the various state governments.

Private Sector

The private financial sector includes multiple-service banks, commercial banks, investment, finance and credit companies, investment banks, securities dealers, stock brokerage firms, credit cooperatives, leasing companies, insurance companies and others. In Brazil, the largest participants in the financial markets are financial conglomerates involved in commercial banking, investment banking, financing, leasing, securities dealing, brokerage and insurance.

According to the Central Bank, as of June 30, 2009 there were 2,376 financial institutions operating in Brazil, including:

•	Commercial banks — 18 commercial banks operated in Brazil, engaged in wholesale and retail banking and particularly active in taking demand deposits and lending for working capital purposes.

•	Investment banks — 16 investment banks operated in Brazil, engaged primarily in taking time deposits, specialized lending and securities underwriting and trading.

•	Bancos Múltiplos (Multiple-service banks) — 140 multiple-service banks operated in Brazil providing, through different departments, a full range of commercial banking, investment banking (including securities underwriting and trading), consumer financing and other services including fund management and real estate finance pursuant to Central Bank Resolution No. 2,099 of August 17, 1994, as amended. Certain public-sector banks such as Caixa Econômica Federal are also multiple-service banks.

•	In addition to the above, the Central Bank also supervises the operations of consumer credit companies (financeiras), securities dealers (distribuidoras de títulos e valores mobiliários), stock brokerage companies (corretoras de valores), leasing companies (sociedades de arrendamento mercantil), savings and credit associations (associações de poupança e empréstimo) and real estate credit companies (sociedades de crédito imobiliário).

Banking Regulation

The basic institutional framework of the Brazilian financial system was established in 1964 by Law No. 4,595, the “Banking Reform Law”. The Banking Reform Law created the CMN, responsible for examining monetary and foreign currency policies pertaining to economic and social development as well as operating the financial system.

Principal Limitations and Restrictions on Financial Institutions

The activities of financial institutions are subject to a series of limitations and restrictions. In general, such limitations and restrictions refer to the offering of credit, risk concentration, investments, conditional operations, foreign currency loans and negotiations, the administration of third party funds and microcredit. The principal restrictions on banking activities established by the Banking Reform Law are as follows:

•	No financial, banking or credit institution may operate in Brazil without the prior approval of the Central Bank. In addition, foreign banks, in order to operate in Brazil, must be expressly authorized to do so by Presidential decrees.

•	A financial, banking or credit institution may not invest in the equity of any other company except where such investment receives Central Bank approval based upon certain standards established by the CMN. Such investments may, however, be made without restriction through the investment banking unit of a multiple-service bank or through an investment bank subsidiary.

•	A financial, banking or credit institution may not own real estate, except where it occupies such property and subject to certain limitations imposed by the CMN. If a financial, banking or credit institution receives real estate in satisfaction of a debt, such property must be sold within one year, unless otherwise authorized by the Central Bank.

•	Financial institutions are prohibited from carrying out transactions that fail to comply with the principles of selectivity, guarantee, liquidity and risk diversification.

•	Financial institutions are prohibited from granting loans or advances without constituting an appropriate deed representing such debt.

•	A financial, banking or credit institution may not lend more than 25.0% of its net worth to any single person or group.

•	A financial, banking or credit institution may not grant loans to or guarantee transactions of any company which holds more than 10.0% of its shares except (subject to the prior approval of the Central Bank) in certain limited circumstances.

•	A financial, banking or credit institution may not grant loans to or guarantee transactions of any company in which it holds more than 10.0% of the share capital.

•	A financial, banking or credit institution may not grant loans to or guarantee transactions of its executive officers and directors (including the immediate and extended families of such executive officers and directors) or to any company in which such executive officers and directors (including the immediate and extended families of such executive officers and directors) hold more than 10.0% of the share capital.

•	Financial institutions are prohibited from carrying out conditional operations, namely those involving assets that are sold or purchased based on the occurrence of a number of specific conditions, in excess of an amount corresponding to 30 times their reference assets.

•	The administration of third party funds should be segregated from other activities and in compliance with the relevant rules imposed by the CVM.

•	The registered capital and total net assets of financial institutions should always be compatible with the rules governing share capital and minimum capitalization imposed by the Central Bank for each type of financial institution.

•	The total amount of funds applied in the fixed assets of financial institutions cannot exceed 50% of the respective amount of reference assets.

•	Financial institutions may not expose themselves to gold, assets or liabilities referenced in currency exchange variations in excess of 30% of their reference equity.

Principal Regulatory Agencies

The Brazilian national financial system (Sistema Financeiro Nacional) is composed of the following regulatory and inspection bodies:

•	the CMN;

•	the Central Bank; and

•	the CVM.

In addition, our insurance operations are subject to the following regulatory and inspection bodies:

•	SUSEP and

•	Secretaria de Previdência Complementar (the Complementary Pension Secretariat).

In addition, certain Brazilian financial institutions, such as Santander Brasil, are members of ANBID, a self-regulatory association that regulates investment banking activities.

The CMN, the Central Bank and the CVM regulate the Brazilian banking industry. Below is a summary of the main functions and powers of each of these regulatory bodies.

The CMN

The CMN, currently the highest authority responsible for monetary and financial policy in Brazil, is responsible for the overall supervision of Brazilian monetary, credit, budgetary, fiscal and public debt policies. The CMN includes the President of the Central Bank, the Minister of Planning and the Minister of Finance and is chaired by the Minister of Finance. The CMN is authorized to regulate the credit operations engaged in by Brazilian financial institutions, to regulate the Brazilian currency, to supervise Brazil’s reserves of gold and foreign exchange, to determine Brazilian saving and investment policies and to regulate the Brazilian capital markets with the purpose of promoting the economic and social development of Brazil. In this regard, the CMN also oversees the activities of the Central Bank and the CVM. The main responsibilities of the CMN are:

•	coordinating monetary, credit, budget, tax and public debt policies;

•	establishing foreign exchange and interest rate policy;

•	protecting the liquidity and solvency of financial institutions;

•	overseeing activities related to the stock exchange markets;

•	regulating the constitution and operation of financial institutions;

•	granting authority to the Central Bank to issue currency and establishing reserve requirement levels; and

•	establishing general directives for banking and financial markets.

The Central Bank

The Central Bank is responsible for implementing policies of the CMN as they relate to monetary and exchange control matters, regulating public-and private-sector Brazilian financial institutions and the monitoring and regulation of foreign investment in Brazil. The President of the Central Bank is appointed by the President of Brazil for an indefinite term of office subject to ratification by the Brazilian Senate.

The Central Bank is also responsible for:

•	managing the day-to-day control over foreign capital flow in and out of Brazil (risk capital and loans in any form);

•	setting forth the administrative rules and regulations for registering investments;

•	monitoring foreign currency remittances;

•	allowing repatriation of funds. In the event of a serious deficit in Brazilian balance of payment, the Central Bank may limit profit remittances and prohibit remittances as capital repatriation for a limited period of time;

•	receiving compulsory withholdings and voluntary demand deposits of financial institutions;

•	executing rediscount transactions and loans to banking financial institutions and other institutions authorized to operate by the Central Bank;

•	acting as a depository of gold and foreign currency reserves; and

•	controlling and approving the incorporation, functioning, transfer of control and equity reorganization of financial institutions and other institutions authorized to operate by the Central Bank.

The CVM

The CVM is the agency responsible for implementing CMN policy and it regulates, develops, controls and inspects the securities market. The CVM’s headquarters is in Rio de Janeiro and has jurisdiction in all Brazilian territory. The CVM is a quasi governmental agency connected with the Ministry of Finance. It has independent administrative authority and legal standing and maintains its own assets. The main responsibilities of the CVM are:

•	implementing and regulating the securities and exchange policies established by the CMN; and

•	controlling and supervising the Brazilian securities market by:

•	approving, suspending and canceling the registration of public companies, the authorization for brokers and dealers to operate in the securities market and public offerings of securities;

•	supervising the activities of public companies, stock exchanges, commodities and futures exchanges, market members, and financial investment funds and variable income funds;

•	requiring full disclosure of material events affecting the market, annual and quarterly reporting by public companies; and

•	imposing penalties.

Since 2001, the CVM has jurisdiction to regulate and supervise financial and investment funds that were originally regulated and supervised by the Central Bank.

In accordance with the Brazilian Securities Exchange Law, the CVM is managed by one president and four directors as appointed by the President of Brazil (and approved by the Senate) among individuals of good reputation and recognized expertise in the area of capital markets. CVM directors are appointed for a single five year term and one-fifth of the members must be renewed on a yearly basis.

All decisions handed down by the CVM and the Central Bank in administrative proceedings relating to the national financial system and the securities market are subject to appeal to the Board of Appeals of the National Financial System (Conselho de Recursos do Sistema Financeiro Nacional), which is composed of four members appointed by public authorities and four members from the private sector.

ANBID

ANBID is a private regulatory body that acts as the main representative of financial institutions operating in the Brazilian capital markets. Its purpose is to strengthen the development of the capital markets in Brazil. ANBID seeks to act in an innovative fashion, representing its members’ interests and regulating its members’ activities, often adopting rules that are generally more restrictive than the government legislation currently in force. ANBID also acts as a provider of Brazilian capital markets information and promotes several initiatives for increased investor and market professional education.

ANBID’s members are investment banks and multiple service banks that offer services related to asset management and financial consulting including, among other services, management of investment funds, securities public offerings, mergers & acquisitions, private banking, custody.

Regulation by the Central Bank

The Banking Reform Law empowered the Central Bank to implement the currency and credit policies established by the CMN and to control and supervise all public- and private-sector financial institutions. Pursuant to the Banking Reform Law, the Central Bank is responsible for:

•	approving all corporate documents of a financial institution, any amendments thereto, any increase in capital, the setting up or transfer of its principal place of business or any branch (whether in Brazil or abroad) and changes of control and equity reorganization;

•	determining the minimum capital requirements, compulsory deposit requirements and operational limits of financial institutions;

•	overseeing the filing by financial institutions of annual and semi-annual financial statements audited by independent accountants, formal audit opinions and monthly unaudited financial statements prepared in compliance with the standard accounting rules established by the Central Bank for each type of financial institution; and

•	requiring financial institutions to make full disclosure of credit transactions, foreign exchange transactions, destination of proceeds raised from export and import transactions and any other related economic activity on a daily basis through computer systems and written reports and statements.

The Central Bank regulations impose, among others, specific requirements as set forth below.

Capital Adequacy and Leverage

The Central Bank supervises the Brazilian banking system in accordance with the Basel Committee guidelines and other applicable regulations, including the Basel II Accord, which is currently being implemented. The banks provide the Central Bank with the information necessary for it to perform its supervisory functions, which include supervising the movements in the solvency or capital adequacy of banks.

The main principle of the Basel Accord as implemented in Brazil is that a bank’s own resources must cover its principal risks, including credit risk, market risk and operational risk.

The requirements imposed by the Central Bank differ from the Basel Accord in a few aspects. Among other differences, the Central Bank:

•	imposes a minimum capital requirement of 11% instead of 8% as defined by the Basel Accord;

•	requires an additional amount of capital with respect to off-balance sheet interest rate and foreign currency swap operations;

•	does not allow the use of CCF for certain types of guarantee letters/bonds;

•	assigns different risk weighting and credit conversion factors to some assets, including a risk weighting of 300% on deferred tax assets other than temporary differences;

•	requires calculation and report on the minimum capital and capital ratios on a consolidated basis;

•	requires banks to set aside a portion of their equity to cover operational risks as from July 1, 2008. The required portion of the equity varies from 12% to 18% of average gross income amounts from financial intermediation;

•	does not allow the use of external rating to calculate the minimum capital required. The Central Bank adopts a conservative approach to defining the capital demand of corporate exposures; and

•	requires banks to establish specific internal structures to identify, measure, control and mitigate operational and credit risks.

A bank’s capital base composition, for supervisory purposes, is defined in two tiers according to Brazilian rules:

•	Tier I: Corresponds to the core capital comprised of equity capital and net profits minus (1) revaluation reserves, (2) contingency reserves, (3) specific deferred tax assets, (4) unrealized gain and losses of financial instruments recorded as equity and (5) specific deferred assets.

•	Tier II: Consists of revaluation reserves, contingency reserves, hybrid debt capital instruments, subordinated term debt, unrealized gain and losses of financial instruments recorded as equity, preferred cumulative stock and preferred redeemable stock issued by financial institutions.

The total amount of Tier II capital can not exceed the total amount of Tier I capital, and the local regulation imposes limits on the Tier II capital, as follows:

•	subordinated debt in Tier II capital, plus the amount of preferred redeemable stock originally maturing in less than 10 years, cannot exceed 50% of the Tier I capital;

•	revaluation reserves in Tier II capital cannot exceed 25% of the Tier I capital; and

•	a 20% reduction shall be applied to the amount of the subordinated debt and preferred redeemable stock in Tier II capital annually for the five years preceding the respective maturities.

Additionally, the following components are deducted from the capital:

(1) amounts paid into investment funds’ capital, proportionate to the interest on each fund’s portfolio,

(2) acquisition or indirect interest on financial conglomerates, through any non-financial affiliated entity, and

(3) assets related to funding instruments such as hybrid capital instruments, debt instruments and subordinated debt issued by financial institutions and other institutions authorized to operate by the Central Bank.

The Role of the Public Sector in the Brazilian Banking System

In light of the global financial crisis, on October 6, 2008, the Brazilian president enacted provisional regulations related to the use of international reserves of foreign currency by the Central Bank in order to provide financial institutions with liquidity by means of rediscount and loan transactions. Furthermore, on October 21, 2008, the Brazilian President enacted provisional regulations increasing the role of the public sector in the Brazilian banking system. These regulations authorize (1) Banco do Brasil and Caixa Econômica Federal to directly or indirectly acquire controlling and non-controlling participations in private and public financial institutions in Brazil, including insurance companies, social welfare institutions and capitalization companies; (2) the creation of Caixa Banco de Investimentos S.A., a wholly-owned subsidiary of Caixa Econômica Federal, with the objective of conducting investment banking activities; and (3) the Central Bank to carry out currency swap transactions with the central banks of other countries. Such provisional regulation was enacted into Law No. 11,908 on March 3, 2009.

Reserve and Other Requirements

Currently, the Central Bank imposes a series of requirements on financial institutions regarding compulsory reserves. Financial institutions must deposit these reserves at the Central Bank. The Central Bank uses reserve requirements as a mechanism to control the liquidity of the Brazilian financial system. Reserves imposed on current account, savings and time deposits represent almost the entirety of the amount that must be deposited at the Central Bank.

In light of the global financial crisis, the CMN and the Central Bank enacted measures to modify Brazilian banking laws in order to provide the financial market with greater liquidity, including:

•	establishing the amount that may be discounted from the time deposits reserve requirement of R$2 billion;

•	reducing the rate applicable on additional time deposit and demand deposit reserve requirements from 8% to 4%, and 8% to 5%, respectively;

•	providing that financial institutions may deduct the amount of foreign currency acquisition transactions with the Central Bank from the reserve requirements on interbank deposits of commercial leasing companies;

•	reducing the rate of compulsory demand deposits from 45% to 42%; and

•	reducing the rate of required compulsory reserves as time deposits from 15% to 13.5%.

In October 2008, the Central Bank enacted further regulations, permitting financial institutions that acquire credit portfolios from small and mid-sized financial institutions (i.e., those institutions with a reference equity of up to R$2.5 billion in December 2008) to deduct the amount of the acquisition from up to 70% of the reserves and compulsory deposits that such financial institution must maintain with the Central Bank. Acquisitions of credit portfolios from the same small and mid-sized financial institutions are limited to 20% of the total amount of credit portfolios acquired in order to enable such deduction.

Financial institutions may also deduct the reserve requirement and clearing balance requirement on time deposits from the respective amounts disbursed for the acquisition of certain (1) credit rights resulting from leasing, (2) fixed-income instruments issued by private non-financial entities, (3) assets owned by FIDCs, (4) shares in FIDCs organized by the Credit Guarantor Fund (Fundo Garantidor de Créditos, or “FGC”) and shares in investment funds of multi-market and fixed income assets owned by the FGC, subject to the applicable composition criteria, and (5) interbank deposits of unrelated financial institutions.

On October 24, 2008 the Central Bank enacted regulations permitting financial institutions to deduct the amount of voluntary installments of the ordinary contribution to the FGC from compulsory demand deposits.

On October 6, 2008, the Brazilian President ratified provisional regulations allowing the Central Bank to (1) acquire credit portfolios from financial institutions through rediscount operations; and (2) grant loans in foreign currencies in order to finance Brazilian export transactions. The term of the rediscount operations and the loans in foreign currencies will be for up to 360 days. After such term, the financial institution must repurchase its assets. The repurchase price of the rediscount operation will correspond to the purchase price with interest charged at the SELIC rate plus 4% per annum. The interest on foreign currency loans will be the LIBOR for the relevant foreign currency plus a percentage fixed by the Central Bank depending on market conditions.

The Central Bank will only acquire credit portfolios and debentures issued by non-financial institutions rated as AA, A or B, according to Central Bank rules. The financial institutions must provide Central Bank with guarantees that may vary from 120% to 170% of the credit portfolio value, depending on the credit portfolio risk rate or guarantees that may vary from 120% to 140% of the debenture value, depending on its risk rate. In relation to the foreign currency loans, financial institutions must also provide the Central Bank with guarantees which may vary from 100% to 140% of the value of the loan.

In addition, on the rediscount operations, the Central Bank may impose the following measures on financial institutions: (1) the obligation to pay additional amounts in order to meet the risk that financial institutions may be exposed to; (2) the adoption of more restrictive operational limits; (3) the restrictions on certain transactions or operational practices; (4) the rearrangement of the adequate liquidity level of the financial institution; (5) the suspension of dividends higher than the minimum required by law; (6) the prohibition of acts that may result in an increase of the remuneration of management; (7) the prohibition of the development of new lines of business and (8) the prohibition of sales of assets.

Below are some of the current types of reserves:

Time Deposits (CDBs).  The Central Bank currently imposes a reserve requirement of 15.0% in relation to time deposits, and requires that such reserve requirement of 15.0% be calculated in relation to the weekly arithmetic average balance (from Monday to Friday of each week) of time deposits discounted by R$30 million. At the end of each day, the amount of such securities shall be equivalent to 100% of the compulsory deposit requirements. After calculating the required reserve amount, the respective financial institution should deposit an amount equivalent to the surplus of R$2 billion. At the close of each day, the amount of such securities should be equivalent to 100% of the reserve requirement.

Additional Deposit Requirements.  The Central Bank stipulated an additional reserve requirement on deposits raised by full service banks, investment banks, commercial banks, development banks, finance, credit and investment companies, real estate credit companies and savings and loan associations. These institutions are required to deposit on a weekly basis highly liquid investments of the total sum of the following amounts discounted from R$1 billion in an interest-bearing account at the Central Bank: (1) 4% of the mathematical average of funds from time deposits and other specific amount subject to the reserve requirement; (2) 10% of the mathematical average of funds from savings accounts subject to the reserve requirement and (3) 5% of the mathematical average of funds from demand deposits subject to the reserve requirement. At the close of each day, the balance of such account should be equivalent to 100% of the additional reserve requirement.

Demand Deposits.  As a general rule, banks are currently required to deposit 42.0% of the sum of the arithmetic average balance of demand deposits, previous notices, third-party funds in transit, collection of taxes and similar items, banker’s checks, debt assumption agreements related to transactions carried out in Brazil, obligations for the rendering of services of payment, proceeds from the realization of guarantees and deposits for investment in excess of R$44.0 million. The calculation is made over a two-week period, beginning on Monday of the first week and ending on Friday of the following week. At the end of each day, the balance of the bank’s accounts must be equivalent to at least 80.0% of the required deposit for the respective period.

Rural Lending.  According to the Manual of Rural Lending, as published by the Central Bank, financial institutions are required to maintain a daily average balance of rural lending not lower than 25.0% of the daily balance of all accounts subject to compulsory reserve requirements. Financial institutions must provide the Central Bank with evidence of compliance with such requirement by the fifth business day of each month. A financial institution that does not meet this requirement will be subject to payment of fines calculated over the daily difference between the requirement and the portion actually used for rural lending and a pecuniary penalty or, at the financial institution’s discretion, to deposit the unused amount until the last business day of the subsequent month in a non-interest bearing account maintained with the Central Bank.

Repurchase Agreements, Export Notes, etc.  The Central Bank at times has established a reserve requirement for certain types of financial transactions, such as repurchase agreements, export notes, derivative transactions and certain types of assignments. The Central Bank currently sets this reserve requirement at zero.

Guarantees.  The Central Bank at times has established a reserve requirement that a financial institution deposit in a non-interest-bearing account with the Central Bank an amount equivalent to 60.0% of the total amount of guarantees given by such financial institution in relation to loans and financings entered into by non-financial legal entities and individuals. However, such percentage has been set at zero by Central Bank.

Savings Accounts.  The Central Bank currently requires Brazilian financial institutions to deposit on a weekly basis, in an interest-bearing account with the Central Bank, an amount in cash equivalent to

20.0% of the average weekly aggregate balance of savings accounts, during the second week from the week for which the calculation was made. In addition, a minimum of 65.0% of the total amount of deposits in savings accounts must be used to finance the housing or housing construction sector.

Reinvestment of Deposits Linked to Interbank Rates.  Financial institutions are permitted to accept deposits with interest calculated by reference to the Average Interbank Interest Rate (Taxa Básica Financeira), subject to a reserve requirement of and provided that such deposits are made for a minimum of 90 days.

Interbank deposits performed by leasing companies.  The Central Bank currently imposes a reserve requirement of 15.0% in relation to deposits performed by leasing companies in the interbank market and requires that such reserve requirement of 15.0% be calculated in relation to the weekly arithmetic average balance (from Monday to Friday of each week) of time deposits discounted by R$30 million. After calculating the required reserve amount, the respective financial institution should deposit an amount equivalent to the surplus of R$2 billion. At the close of each day, the amount of such securities should be equivalent to 100% of the reserve requirement. In order to fulfill such requirement, leasing companies may deposit in the SELIC system, the corresponding amount in federal bonds registered in such system.

Asset Composition Requirements

Permanent assets (defined as property and equipment other than commercial leasing operations, unconsolidated investments and deferred charges) of Brazilian financial institutions may not exceed 50.0% of the sum of their referenced shareholders’ equity, calculated in accordance with the criteria established by the Central Bank.

Brazilian financial institutions may not have more than 25.0% of their referenced shareholders’ equity allocated to credit transactions (including guarantees) extended to the same customer (including its parent, affiliates and subsidiaries) or in securities of any one issuer, and may not act as underwriter (excluding best efforts underwriting) of securities issued by any one issuer representing more than 25.0% of their referenced shareholders’ equity.

Repurchase transactions executed in Brazil are subject to operational capital limits based on the financial institution’s shareholders’ equity, as adjusted in accordance with Central Bank regulations. A financial institution may only hold repurchase transactions in an amount up to 30 times its adjusted shareholders’ equity. Within that limit, repurchase transactions involving private securities may not exceed twice the amount of adjusted shareholders’ equity. Limits on repurchase transactions involving securities backed by Brazilian governmental authorities vary in accordance with the type of security involved in the transaction and the perceived risk of the issuer as established by the Central Bank.

The Central Bank has issued regulations for the classification and valuation of securities and derivative financial instruments — including government securities — owned by financial institutions, based on the investment strategy of the financial institution. Under these regulations, securities and derivatives are to be classified into three categories — trading, available for sale and held to maturity. “Trading” and “available for sale” securities are to be marked-to-market with effects in income and shareholders’ equity, respectively. Securities classified as “held to maturity” are recorded at cost. Derivatives are marked-to-market and recorded as assets and liabilities in the balance sheet. Changes in the market value of the derivatives are generally recognized in income with certain modifications, if these are designated as hedges and qualify for hedge accounting under the regulations issued by the Central Bank. Securities and derivatives in the “held to maturity” portfolio may be hedged for accounting purposes, but their increase or decrease in value derived from the marked-to-market accounting method should not be taken into account.

Foreign Currency Loans

Individuals or legal entities domiciled in Brazil are allowed to enter into credit transactions with creditors domiciled abroad, without the need to obtain a prior approval from the Central Bank in connection with the inflow of funds into Brazil. Financial institutions and leasing companies are allowed to raise funds abroad and freely apply such funds in the local market. On-lending such funds to other financial institutions, individuals or non-financial entities is also permitted. These onlendings take the form of loans denominated in Brazilian currency but indexed to the U.S. dollar, and their terms must mirror the terms of the original transaction. The interest rate charged must also conform to international market practices and, in addition to the original cost of the transaction, the financial institution may only charge an onlending commission.

Notwithstanding the exemption from prior approval, the inflow of funds into Brazil related to (1) issuance of securities abroad, (2) foreign loans, (3) loans related to export transactions (securitization of export transactions), and (4) pre-payments of export transactions with a maturity term of more than 360 days, is subject to prior electronic declaratory registration through the Module RDE-ROF of SISBACEN.

The registration in such Module RDE-ROF shall be effected by the borrower or by its representative by providing the Central Bank with the relevant information regarding (1) the parties of the transaction, (2) the financial conditions and the term for effecting the payment of principal, interest and other encumbrances, (3) the confirmation letter of the creditor, confirming the conditions of the transaction, and (4) any other information requested by the Central Bank through the SISBACEN.

As a general rule, registrations are automatically granted by the issuance of the RDE-ROF number of the transaction. Exceptions to this general rule are applicable when the costs of the transaction are not compatible with prevailing market conditions and practice and the structure of the transaction does not fit within the existing standards of the electronic system. So long as the Central Bank does not object to the registration within five business days, then the registration is complete. Without such initial registration, interested parties are neither able to receive funds in Brazil nor to remit the funds outside of Brazil. After the inflow of the funds, the borrower shall register the payment schedule in the Module RDE-ROF, which is indispensable for remittances abroad of principal, interest and charges, and for the shipment of goods, as the case may be.

Financial institutions which fail to provide required information to the Central Bank in respect of foreign exchange transactions or which provide incomplete or inaccurate information are subject to penalties.

On March 4, 2009, the CMN enacted Resolution No. 3,689, which authorizes the Central Bank to lend U.S. dollars to Brazilian banks in order for the banks to pay foreign debts incurred by their branches abroad.

Foreign Currency Position

Transactions involving the sale and purchase of foreign currency in Brazil may only be conducted by institutions duly authorized by the Central Bank to operate in the foreign exchange market. The Central Bank currently does not impose limits on foreign exchange short positions (i.e., where the aggregate amount of the purchases of foreign currency is less than the amount of the sales) of institutions authorized to operate in foreign exchange markets. Banks may hold long positions (i.e., when the aggregate amount of purchases of foreign currency is greater than the amount of sales) in the foreign exchange market up to a certain proportion of the amount of their adjusted net worth.

The Central Bank imposes a limit on the net exposure of Brazilian financial institutions and their affiliates to assets and debt subject to foreign currency and gold fluctuation. The limit is currently equivalent to 30% of the institution’s adjusted shareholders’ equity.

Penalties for non-compliance with foreign currency position limits range from compulsory sale of foreign currency to revocation of authorization to operate in the foreign exchange market.

Treatment of Overdue Debts

The Central Bank requires financial institutions to classify credit transactions in accordance with their level of credit risk as either: AA, A, B, C, D, E, F, G or H and make provisions according to the level attributed to each transaction. Such credit classifications shall be determined in accordance with criteria set forth from time to time by the Central Bank relating to: (1) the condition of the debtor and the guarantor, such as their economic and financial situation, level of indebtedness, capacity for generating profits, cash flow, administration and quality of controls, delay in payments, contingencies and credit limits; and (2) the terms of the transaction, such as its nature and purpose, type of collateral and, in particular, its level of liquidity and the total amount of the credit. Where there are several credit transactions involving the same customer, economic group or group of companies, the credit risk must be determined by analyzing the particular credit transaction of such customer or group which represents the greatest credit risk to the financial institution.

Credit transactions of up to R$50,000 may be classified either by the financial institution’s own evaluation method or according to the number of days such transaction is past due, whichever is the more stringent.

Credit classifications are required to be reviewed:

•	monthly, in the event of a delay in the payment of any installment of principal or interest, in accordance with the following maximum risk classifications:

(1) 1 to 14 days overdue: risk level A;

(2) 15 to 30 days overdue: risk level B;

(3) 31 to 60 days overdue: risk level C;

(4) 61 to 90 days overdue: risk level D;

(5) 91 to 120 days overdue: risk level E;

(6) 121 to 150 days overdue: risk level F;

(7) 151 to 180 days overdue: risk level G; and

(8) more than 180 days overdue: risk level H;

•	every six months, in the case of transactions involving the same customer, economic group or group of companies, the amount of which exceeds 5.0% of the adjusted net worth of the financial institution in question; and

•	once every 12 months, in all circumstances, except in the case of credit transactions with a customer whose total liability is lower than R$50,000, the classification of which may be reviewed as provided in item (1) above. Such R$50,000 limit may be amended by the Central Bank from time to time and applies only to transactions entered into on or before February 29, 2000.

Failure to comply with the requirements established by the Central Bank will result in the re-classification of any transaction to risk level H.

Credit loss provisions must be made monthly by each financial institution in accordance with the following:

•	0.5% of the total amount of credit transactions classified as level A;

•	1.0% of the total amount of credit transactions classified as level B;

•	3.0% of the total amount of credit transactions classified as level C;

•	10.0% of the total amount of credit transactions classified as level D;

•	30.0% of the total amount of credit transactions classified as level E;

•	50.0% of the total amount of credit transactions classified as level F;

•	70.0% of the total amount of credit transactions classified as level G; and

•	100.0% of the total amount of credit transactions classified as level H.

The allowances for credit losses reflected in our IFRS financial statements are not based on the above criteria but rather on the criteria described under “Operating and Financial Review and Prospects — Critical Accounting Policies — Allowance for credit losses”. Such allowances are greater in the reported periods than the allowances required under Central Bank rules.

Transactions with Affiliates

Law No. 7,492 of June 16, 1986, which defines crimes against the Brazilian financial system, defines as a crime the extension of credit by a financial institution to any of its directors or officers and certain of such individuals family members and any entity controlled directly or indirectly by such financial institution or which is subject to common control with such financial institution (except loans to leasing subsidiaries). Violations of Law No. 7,492 are punishable by two to six years’ imprisonment and a fine. On June 30, 1993, the Central Bank issued Resolution No. 1,996, which requires any such transaction to be reported to the Public Ministry’s office.

Facilitation of Financial Sector Consolidation

The Brazilian government established a set of rules with the purpose of facilitating corporate reorganizations among financial institutions, in order to: (1) assure the liquidity and solvency of the National Financial System; and (2) hold harmless depositors’ and investors’ interests. Such benefit is granted to some financial institutions, subject to Central Bank’s authorization. The main measures include: (1) granting the Central Bank power to determine mandatory capitalization and to regulate the transfer of control and/or corporate restructuring of financial institutions; (2) the establishment by the Central Bank of a special credit facility, known as the Programa de Estímulo à Reestruturação e ao Fortalecimento do Sistema Financeiro Nacional (the Program for the Improvement and Enhancement of the National Financial System or the “PROER”), for the specific purpose of financing financial institutions which acquire control or assets and obligations of other financial institutions or whose control is transferred to third parties; and (3) the creation of certain tax benefits for the financial institutions which are financed by the PROER.

The PROER was created to protect savings and investments in Brazil. The PROER allowed the Central Bank to intervene to protect against failures of financial institutions facing liquidity crises. The creation of the PROER streamlined the process by which the government could acquire control of a failing financial institution and granted the Central Bank authority to determine an appropriate course of action to prevent failure of any such financial institution, whether through a capital increase, merger, spin-off or otherwise. Non-compliance by a financial institution with any such determinations by the Central Bank could make such financial institution subject to the Temporary Special Administration Regime (Regime de Administração Temporária), as described below. The intention in establishing the PROER was to strengthen prudent supervision of financial institutions by means of verification of liquidity and asset quality. These measures were similar to current measures being implemented in the United States and Europe in response to the current global financial crisis.

Deposit Insurance

On November 16, 1995, the Central Bank created the FGC, the purpose of which is to guarantee the payment of funds deposited with financial institutions in case of intervention or liquidation. The FGC is funded by contributions made by the financial institutions in the amount of up to 0.0125%, as determined by the board of directors of the FGC, of the total amounts of: (1) demand deposits, (2) deposits in investment accounts, (3) savings deposits, (4) time deposits, (5) bills of exchange (letras de câmbio), (6) real estate bills (letras imobiliárias), (7) mortgage bills (letras hipotecárias) and real estate financing credits (letras de crédito imobiliário), for which the financial institutions were liable during the month preceding the calculation date. The delay in performing such contributions is subject to a penalty of 2.0% over the amount of the contribution.

The FGC is managed by a board of directors, the members of which are appointed by the National Confederation of Financial Institutions (Confederação Nacional de Instituições Financeiras) and by an executive commission, whose members are appointed by the board of directors and confirmed by the Central Bank. The total amount of credits in the form of demand deposits, savings deposits, time deposits, bills of exchange, real estate bills and mortgage bills due to each customer by a financial institution (or by financial institutions of the same financial group) will be guaranteed by the FGC for up to a maximum of R$60,000 per customer. When the assets of the FGC reach 2.0% of the total amounts they guarantee, the CMN may temporarily suspend or reduce the contribution of financial institutions to the FGC. On March 26, 2009 the Central Bank enacted Resolution No. 3,692 authorizing financial institutions to raise funds by means of time deposits guaranteed by the FGC for a maximum of R$20,000,000 provided that such deposits (1) have a minimum term of twelve months and a maximum term of 60 months, (2) not be callable before its term, and (3) be limited to (a) R$20,000,000 per deposit of the same bank, and (b) twice the bank’s tier one reference net worth calculated on December 31, 2008 or the sum of the balance of the bank’s all time deposits with the balance of the bank’s liabilities in connection with bills of exchange on June 30, 2008, whichever is higher, limited to R$5,000,000,000.

Internal Compliance Procedures

All financial institutions must have in place internal policies and procedures to control:

•	their financial, operational and management information systems; and

•	their compliance with all applicable regulations.

The board of executive officers of the relevant financial institution is responsible for implementing an effective structure of internal controls by defining responsibilities and control procedures and establishing corresponding goals and procedures at all levels of the institution. The board of executive officers is also responsible for verifying compliance with all internal procedures.

The internal auditing department reports directly to the board of executive officers or management of the institution, as applicable. The external auditors are responsible for issuing a report on the internal control system.

Rules about the Collection of Bank Fees

New rules seeking the standardization of the collection of bank fees and the cost of credit transactions for individuals were approved by CMN in December of 2007. According to the new rules, effective as of April 30, 2008, bank services must be divided into the following four groups: (1) essential services; (2) specific (or differentiated) services; (3) priority services; and (4) special services.

Banks are not allowed to collect fees in exchange for the supply of essential services to individuals with regard to checking accounts, such as (1) supply of debit cards; (2) supply of ten checks per month to account holders who meet the requirements to use checks as per the applicable rules; (3) supply of a second debit card (except in cases of loss, theft, damage and other reasons not caused by the bank); (4) up to four withdrawals per month, which can be made at the branch of the bank, using checks, additional checks or at ATM terminals; (5) supply of up to two statements describing the transactions during the month to be obtained through ATM terminals; (6) inquiries over the internet; (7) up to two transfers of funds between accounts held by the same bank, per month at the branch, through ATM terminals and/or over the internet; (8) clearance of checks; and (9) supply of consolidated statement describing, on a month by month basis, the fees charged over the proceeding year with regards to checking accounts and/or savings accounts. Certain services rendered to individuals with regards to savings account also fall under the category of essential services and, therefore, are exempt from the payment of fees.

The regulation authorized financial institutions to collect fees for the performance of specific services, provided that the account holder or user is informed of the conditions for use and payment. Some of the specific services are: (1) approval of signature; (2) management of investment funds; (3) rental of safe deposit boxes; (4) courier services; and (5) custody and brokerage services, among others.

Priority services are those rendered to individuals with regards to checking accounts, transfer of funds, credit transactions and records and are subject to the collections of fees by the financial institutions. The Central Bank defines the standards for names and delivery channels, acronym identification and description of triggering events for such services.

The collection of fees in exchange for the supply of special services (including, among others, services related to rural credit, currency exchange market and on-lending of funds from the real estate financial system, for example) are still governed by the specific provisions found in the laws and regulations relating to such services.

The regulation approved by CMN also prohibited the collection of fees when there are not enough funds in the account to cover such payment. Furthermore, an increase in existing fees can only take place after 180 days as of the last change (while reductions can take place at anytime), must be disclosed at least 30 days in advance and only apply to services used after such date. The institution of new fees is also subject to the obligation of disclosure to customers at least 30 days in advance.

Brazilian Payment and Settlement System

The rules for the settlement of payments in Brazil are based on the guidelines adopted by the Bank of International Settlements, or BIS, and the Brazilian Payment and Settlement System began operating in April 2002. The Central Bank and CVM have the power to regulate and supervise this system. Pursuant to these rules, all clearinghouses are required to adopt procedures designed to reduce the possibility of systemic crises and to reduce the risks previously borne by the Central Bank. The most important principles of the Brazilian Payment and Settlement System are:

•	the existence of two main payment and settlement systems: real time gross settlements, using the reserves deposited with the Central Bank; and deferred net settlements, through the clearinghouses;

•	the clearinghouses, with some exceptions, will be liable for the payment orders they accept; and

•	bankruptcy laws do not affect the payment orders made through the credits of clearinghouses nor the collateral granted to secure those orders. However, clearinghouses have ordinary credits against any participant under bankruptcy laws.

Insolvency Laws Concerning Financial Institutions

Financial institutions are subject to the proceedings established by Law No. 6,024 of March 13, 1974 (which establishes the applicable provisions in the event of intervention or extra-judicial liquidation by the Central Bank) as well as to bankruptcy proceedings.

Intervention and extra-judicial liquidation occur when it has been verified that the financial institution is in a bad financial condition or upon the occurrence of events that may impact the creditors’ situation. Such measures are imposed by the Central Bank in order to avoid the bankruptcy of the entity.

Intervention

Pursuant to Law No. 6,024/74, the Central Bank has the power to appoint an intervener to intervene in the operations or to liquidate any financial institution other than public financial institutions controlled by the Brazilian federal government. An intervention may be carried out at the discretion of the Central Bank if it can be established that:

•	due to mismanagement, the financial institution has suffered losses leaving creditors at risk;

•	the financial institution has consistently violated Brazilian banking laws or regulations; or

•	intervention is a feasible alternative to the liquidation of the financial institution.

As from the date on which it is ordered, the intervention will automatically: (1) suspend the enforceability of the payable obligations; (2) prevent early termination or maturity of any previously contracted obligations; and (3) freeze deposits existing on the date on which the intervention is decreed. The intervention will cease (1) if interested parties undertake to continue the economic activities of the financial institution, by presenting the necessary guarantees, as determined by the Central Bank; (2) when the situation of the entity is regularized as determined by the Central Bank; or (3) when extra-judicial liquidation or bankruptcy of the entity is ordered.

Intervention may also be ordered upon the request of a financial institution’s management.

Any such intervention period should not exceed six months, which, by decision of the Central Bank, may be extended only once for up to six additional months. The intervention proceeding will be terminated if the Central Bank establishes that the irregularities that have triggered an intervention have been eliminated. Otherwise, the Central Bank may extra-judicially liquidate the financial institution or authorize the intervener to file for voluntary bankruptcy currently governed by Law No. 11.101 (as of February 9, 2005, the new Brazilian Bankruptcy and Restructuring Law or the “NBRL”), among other situations, if the assets of the intervened institution are insufficient to satisfy at least 50% of the amount of its outstanding unsecured debts.

Extra-judicial Liquidation

Extra-judicial liquidation is an administrative proceeding decreed by the Central Bank (except that it is not applicable for those financial institutions controlled by the Brazilian federal government) and conducted by a liquidator appointed by the Central Bank. This extraordinary measure aims at terminating the activities of the affected financial institution, liquidating its assets and paying its liabilities, as in a judicially decreed bankruptcy.

The Central Bank will extra-judicially liquidate a financial institution if:

•	the institution’s economic or financial situation is at risk, particularly when the institution ceases to meet its obligations as they fall due, or upon the occurrence of an event that could indicate a state of insolvency under the rules of the NBRL;

•	management seriously violates Brazilian banking laws, regulations or rulings;

•	the institution suffers a loss which subjects its unprivileged and unsecured creditors to severe risk; and/or

•	if, upon revocation of the authorization to operate, the institution does not initiate ordinary liquidation proceedings within 90 days or, if initiated, the Central Bank determines that the pace of the liquidation may harm the institution’s creditors.

The decree of extra-judicial liquidation will (1) suspend the actions or foreclose on rights and interests relating to the estate of the entity being liquidated, while no other actions or executions may be brought during the liquidation; (2) accelerate the obligations of the entity; and (3) interrupt the statute of limitations with regard to the obligations assumed by the institution. The extra-judicial liquidation will cease (1) if interested parties undertake to continue the company’s economic activities, by presenting the necessary guarantees, as per the discretion of the Central Bank; (2) with the approval of the final accounts of the liquidator and entry in the appropriate public registry; and (3) with the decree of the entity’s bankruptcy.

On the other hand, however, a request for liquidation procedures can be filed on reasonable grounds by the officers of the respective financial institution or by the receiver indicated by the Central Bank in the receivership procedure.

Extrajudicial liquidation procedures may be terminated:

•	by discretionary decision of the Central Bank if the parties involved undertake the administration of the financial institution after having provided the necessary guarantees; or

•	when the final accounts of the receiver are delivered and approved and subsequently registered in the relevant public records; or

•	when converted into ordinary liquidation; or

•	when a financial institution is declared bankrupt.

Temporary Special Administration Regime (Regime de Administração Especial Temporária or the “RAET”)

In addition to the intervention procedures described above, the Central Bank may also establish the RAET, which is a less severe form of Central Bank intervention in private and non-federal public financial institutions which allows institutions to continue to operate normally. The RAET may be ordered in the case of an institution which:

•	enters into recurrent operations which are against economic or financial policies set forth in federal law;

•	faces a shortage of assets;

•	fails to comply with the compulsory reserves rules;

•	the existence of hidden liabilities;

•	the occurrence of situations that cause receivership pursuant to current legislation;

•	has reckless or fraudulent management; or

•	carries out activities which call for an intervention.

The main object of a RAET is to assist the recovery of the financial conditions of the institution under special administration and thereby avoid intervention and/or liquidation. Therefore, a RAET does not affect the day-to-day business, operations, liabilities or rights of the financial institution, which continues to operate in the due course.

There is no minimum term for a RAET, which ceases upon the occurrence of any of the following events: (1) acquisition by the Brazilian federal government of control of the financial institution, (2) corporate restructuring, merger, spin-off, amalgamation or transfer of the controlling interest of the financial institution, (3) decision by the Central Bank or (4) declaration of extra-judicial liquidation of the financial institution.

New Bankruptcy Law

On February 9, 2005, the Brazilian Congress enacted the NBRL, which regulates judicial reorganizations, out-of-court reorganizations and bankruptcy of individuals and corporations. The NBRL is effective as of June 10, 2005 and only applies to financial institutions with respect to the matters not specifically regulated by the intervention and extrajudicial liquidation regimes previously described. The NBRL does not directly affect financial institutions, which continue to be subject to intervention and extra-judicial liquidation regimes according to Law No. 6,024/74 and may not file for judicial or out-of-court reorganization. See “— Brazilian Payment and Settlement System — Insolvency Laws Concerning Financial Institutions”.

Repayment of Creditors in a Liquidation or Bankruptcy

In the event of extra-judicial liquidation or bankruptcy of a financial institution, creditors are paid pursuant to their priorities and privileges. Pre-petition claims are paid on a ratable basis in the following order:

•	labor credits capped at an amount equal to 150 times the minimum wages per employee, and claims relating to occupational accidents,

•	secured credits up to the encumbered asset value,

•	tax credits, except tax penalties,

•	credits with special privileges,

•	credits with general privileges,

•	unsecured credits,

•	contractual fines and pecuniary penalties for breach of administrative or criminal laws, including those of a tax nature, and

•	subordinated credits.

Super-priority and post-petition claims, as defined under the NBRL, are paid with preference over pre-petition claims.

In addition, two laws, introduced in 1995, affect the priority of repayment of creditors of Brazilian banks in the event of their insolvency, bankruptcy or similar proceedings. First, Law No. 9,069 confers immunity from attachment on compulsory deposits maintained by financial institutions with the Central Bank. Such deposits may not be attached in actions by a bank’s general creditors for the repayment of debts. Second, Law No. 9,450 requires that the assets of any insolvent bank funded by loans made by foreign banks under trade finance lines be used to repay amounts owing under such lines in preference to those amounts owing to the general creditors of such insolvent bank.

Cancellation of Banking License

The Banking Reform Law, together with specific regulations enacted by the CMN’s Resolution No. 1,065 of December 5, 1985, provides that some penalties can be imposed upon financial institutions in certain situations. Among them, a financial institution may be subject to the cancellation of its license to operate and/or to perform exchange transactions. Such cancellations are applicable under certain circumstances established by the Central Bank as, for instance, in case of repeated violation of the Central Bank regulations by the management of the financial institution or negligence of the financial institution in pursuing adequate banking practices concerning its exchange activities.

In addition, the Central Bank may, according to CMN’s Resolution No. 3,040 of November 28, 2002, cancel the authorization to operate granted to the financial institution if one or more of the following situations are verified at any time: (1) operational inactivity, without acceptable justification, (2) the institution is not located at the address provided to the Central Bank, (3) failure to send to the Central Bank for over four months, without acceptable justification, the financial statements required by the regulations in effect, and/or (4) failure to observe the timeframe for commencement of activities. The cancellation of a banking license may only occur after the appropriate administrative proceeding is carried out by the Central Bank.

Anti-Money Laundering Regulations and Banking Secrecy

Under Circular 3,461 enacted by the Central Bank on July 24, 2009, consolidating and improving the Brazilian anti-money laundering legislation, financial institutions must:

(1) keep up-to-date records regarding their customers (including statements of purpose and nature of transactions and the verification of characterization of customers as politically-exposed individuals) in order to begin a relationship with customers;

(2) adoption of preventive policies and internal proceedings;

(3) record transactions involving Brazilian and foreign currency, securities, metals or any other asset which may be converted into money, including specific registries of issuance or recharging of prepaid cards ;

(4) keep records of transactions or groups of turnover of funds carried out by individuals or entities belonging to the same group of companies in a total amount exceeds R$10,000 in a calendar month or reveal a pattern of activity that suggests a scheme to avoid identification;

(5) review transactions or proposals the features of which may indicate criminal intentions;

(6) keep records of every transference of funds related to (a) deposits, wire transfers, check, among others and (b) issuance of check, order of payments, among others in amounts that exceed R$1,000;

(7) notify the relevant authority within terms that vary from one business day as from the proposed transaction to five business days as from the end of the calendar month of any transaction that is considered suspect by the financial institution.

The financial institutions must inform the Central Bank (without notifying the customer) of any transactions of the type referred to under (3) and (4) above that exceed R$10,000. Notwithstanding, the financial institutions must review transactions which characteristics may indicate the existence of a crime and inform the Central Bank within 24 hours of the proposed or executed transaction, in accordance with Law

No. 9,613 of March 3, 1998. The records referred to above must be kept for at least five years or ten years, depending on the nature of the information, as from the end of the relationship with the customer.

Failure to comply with any of the obligations indicated above may subject the financial institution and its officers and directors to penalties that vary from the application of fines (between 1% and 100% of the transaction amount or 200% over any profit generated) to the declaration of its officers and directors as ineligible to exercise any position at a financial institution and/or the cancellation of the financial institution’s operating license.

Government and auditors from the Brazilian Internal Revenue Service may also inspect an institution’s documents, books and financial registry in certain circumstances.

On March 3, 1998, the Brazilian government created the Conselho de Controle de Atividades Financeiras (the Council of Control of Financial Activities, or the “COAF”), which operates under the Ministry of Finance. The purpose of the COAF is to investigate, examine, identify and impose administrative penalties in respect of, any suspicious or unlawful activities related to money laundering in Brazil. The COAF is composed of a President appointed by the Ministry of Finance and eight members of the council, one of whom is appointed by each of the following entities: (1) the Central Bank; (2) the CVM; (3) the Ministry of Foreign Affairs; (4) the SUSEP; (5) the Federal Revenue Service (the Secretaria da Receita Federal); (6) the Office of the Attorney-General of the National Treasury; (7) the Federal Police Department; and (8) the Federal Intelligence Agency. The term of office of each of the president and the other members of the council is three years.

Brazilian financial institutions are also subject to strict bank confidentiality regulations and must maintain the secrecy of their banking operations and services provided to their customers. The only circumstances in which information about customers, services or transactions of Brazilian financial institutions or credit card companies may be disclosed to third parties are the following: (1) the disclosure of information with the express consent of the interested parties; (2) the exchange of information between financial institutions for record purposes; (3) the supply to credit reference agencies of information based on data from the records of issuers of bank checks drawn on accounts without sufficient funds and defaulting debtors; and (4) as to the occurrence or suspicion that criminal or administrative illegal acts have been performed, in which case the financial institutions and the credit card companies may provide the competent authorities with information relating to such criminal acts when necessary for the investigation of such acts. Complementary Law No. 105/01 also allows the Central Bank or the CVM to exchange information with foreign governmental authorities, provided that a specific treaty in that respect may have been previously executed.

Politically-Exposed Individuals

Pursuant to Circular No. 3,461, enacted by the Central Bank on July 24, 2009, financial institutions and other institutions authorized to operate by the Central Bank must take certain actions to establish business relationships with and to follow-up on financial transaction of customers who are deemed to be politically exposed individuals.

For purposes of this regulation, politically exposed individuals are public agents and their immediate family members, spouses, life partners and stepchildren who occupy or have occupied a relevant public office or position over the past five years in Brazil or other countries, territories and foreign jurisdictions.

Circular No. 3,461 provides that the internal procedures developed and implemented by such financial institutions must be structured in such a way as to enable the identification of politically exposed individuals, as well as the origin of the funds involved in the transactions of such customers. One option is to verify the compatibility between the customer’s transactions and the net worth stated in such customer’s file.

Independent Accountants

All financial institutions must be audited by independent auditors. Financial institutions may only engage an independent auditor duly registered with the CVM and certified as a specialist in banking analysis by the Central Bank. Financial institutions must replace the person, officer, manager, supervisor or any of its members responsible for their independent accounting firm work at least every five consecutive years (requirement established by CMN Resolution No. 3,606, enacted on September 11, 2008. This same regulation establishes that such provision was suspended until December 31, 2008). Former accountants can be rehired only after three complete years have passed since their prior service.

In addition to audit reports, independent auditors must also:

•	review during the execution of audit procedures, to the extent deemed necessary, the financial institution’s internal risk management controls and procedures, including in relation to its electronic data processing system, and identify any potential failings; and

•	report on the financial institution’s non-compliance with any applicable regulation to the extent it is material to its financial statements or activities.

Independent auditors and the fiscal council, when established, must notify the Central Bank of the existence or evidence of error or fraud within three business days of the identification of such error or fraud, including:

•	non-compliance with rules and regulations that place the continuity of the audited entity at risk;

•	fraud of any amount perpetrated by the management of the institution;

•	material fraud perpetrated by the institution’s employees or third parties; and

•	material errors in the accounting records of the audited entity.

A March 2002 amendment to Brazilian GAAP gave the members of our board of directors that are appointed by our preferred shareholders or our common shareholders veto rights over the appointment or removal of our independent auditors. For more information regarding appointment of members of our board of directors, see “Management”.

Audit Committee

On May 27, 2004, the CMN enacted Resolution No. 3,198, which regulates the rendering of independent accountants’ services to financial institutions and other institutions authorized to operate in Brazil by the Central Bank, as well as to clearing houses and clearing and custody service renderers. Resolution No. 3,198, as amended, requires financial institutions and certain other entities holding a reference net worth equal to or greater than R$1 billion to create a corporate body designated as an “audit committee”, which must be composed of at least three individual members, with a maximum term of office of five years each. At least one of the members must have accounting and financial knowledge. The institution’s fiscal council may perform the duties of the audit committee, provided it operates on a permanent basis, subject to the provisions of Resolution No. 3,198.

In addition, Brazilian legislation also permits the creation of a single committee for an entire group of companies. In this case, the audit committee or the fiscal council, as the case may be, should be responsible for any and all financial institutions belonging to the same group, provided that these financial institutions comply with the requirements mentioned above.

Auditing Requirements

We are required under Brazilian law to prepare our financial statements in accordance with Brazilian GAAP and other applicable regulations. As a financial institution, we are required to have our financial statements audited every six months. Quarterly financial information filed with the CVM is subject to review by its independent accountants. In January 2003, the CVM approved regulations requiring audited entities to disclose information relating to an independent accounting firm’s non-auditing services whenever such services represent more than 5% of the fees the entity paid to the external accounting firm.

In addition, under CMN Resolution No. 3786, dated September 24, 2009, as of December 31, 2010 our annual statutory consolidated financial statements must be prepared in accordance with IFRS, and accompanied by an independent audit report confirming that the financial statements have been so prepared.

Ombudsman Office

Pursuant to Resolution No. 3,477 enacted by the CMN on July 26, 2007, financial institutions and other entities authorized to operate by the Central Bank must, as from September 30, 2007, have an ombudsman office-organization in order to establish a free communication channel between the institutions and their customers, aiming at the strict observance of consumer legislation and the enhancement and improvement of products, services and customer service. The ombudsman office’s organization must be under responsibility of an ombudsman officer (who may also be the ombudsman himself, provided that, in this case, such person may not be responsible for any other activity in the financial institutions) and be proportional to the institution’s activities and the complexity of its products. The institutions that are part of a financial group are allowed to establish one ombudsman office to service to the whole group.

Financial institutions must report and maintain updated information on the officer in charge of the ombudsman office. The officer in charge must prepare a report every six months (as of June 30 and December 31 of each year) and whenever a material event is identified according to the instructions of the Central Bank.

Asset Management Regulation

Asset management is regulated by the CMN, the Central Bank and the CVM.

Investment funds are subject to the regulation and supervision of the CMN and the CVM and, in certain specific matters, the Central Bank. Investment Funds may be managed by multiple service banks, commercial banks, savings banks, investment banks, credit, finance and investment companies and brokerage and dealer companies within certain operational limits. CMN regulations provide that institutions must segregate their asset management activities from their other activities.

Investment funds may invest in any type of financial instrument available in the financial and capital markets, including fixed income instruments, stocks, debentures, derivative products etc., provided that, in addition to the denomination of the fund, a reference to the relevant type of fund is included, in accordance with the classification table of Instruction No. 409, enacted by the CVM on August 18, 2004, as amended (and, in relation to structured investment funds, in accordance with specific regulation enacted by CVM for each type of structured investment fund).

Investment Funds may not:

•	have more than 10.0% of their net worth invested in securities of a single issuer that is not a financial institution, its controlling shareholders, subsidiaries and affiliates or of a federal, state, municipality or other investment fund; and

•	have more than 20.0% of their net worth invested in securities issued by a financial institution (including the fund manager), its controlling shareholders, subsidiaries and affiliates.

The Central Bank enacted Circular No. 3,086 on February 15, 2002, establishing criteria for the registration and accounting evaluation of securities and financial instruments and derivatives that form financial investment funds, application funds in quotas of investment funds, individual programmed retirement funds and offshore investment funds. According to such Circular, the Central Bank ordered fund managers to mark their fixed-income securities to market; hence, the fund’s portfolio assets must be accounted for at their fair market value, instead of their expected yield to maturity. As a result of this mark-to-market mechanism, the fund quotas reflect the fund’s net asset value.

The asset management industry is also self-regulated by ANBID, which enacts additional rules and policies from time to time, especially with respect to investment funds’ marketing and advertising.

Broker-Dealer Regulation

Broker and dealer firms are part of the national financial system and are subject to CMN, Central Bank and CVM regulation and supervision. Brokerage firms must be chartered by the Central Bank, and are the only institutions in Brazil authorized to trade on Brazil’s stock, mercantile and futures exchanges. Both brokers and dealers may act as underwriters in the public placement of securities and engage in the brokerage of foreign currency in any exchange market.

Broker and dealer firms may not:

•	with limited exceptions, execute operations that may be qualified as the granting of loans to their customers, including the assignment of rights;

•	collect commissions from their customers related to transactions of securities during the primary distribution;

•	acquire real estate which is not for their own utilization; or

•	obtain loans from financial institutions, except for (1) loans for the acquisition of goods for use in connection with the firm’s corporate purpose or (2) loans the amount of which does not exceed two times the relevant firm’s net worth.

Foreign Investment in Brazil

Foreign Direct Investment

Foreign Direct Investment in Brazil is regulated by Law No. 4,131 and Law No. 4,390 enacted on September 3, 1962 and August 29, 1964, respectively. According to Law No. 4,131, foreign capital is considered to be “any goods, machinery and equipment that enter Brazil, with no initial disbursement of foreign currency, for the production of goods and services, as well as any funds brought into the country for investment in economic activities, provided that in both cases they belong to individuals or legal entities resident, domiciled or headquartered abroad”.

Foreign capital must be registered with the Central Bank through the Electronic Registration System — Foreign Direct Investment (the Registro Declaratório Eletrônico — Investimento Externo Direto) within 30 days of the inflow of funds into Brazil in accordance with Law No. 4,131. The registration of foreign capital is required for the remittance of profits abroad, the repatriation of capital and the registration of reinvestments. Investments will always be registered in the foreign currency in which they are actually made, or in Brazilian currency, if the funds are derived from a non-resident account properly kept in Brazil.

On December 28, 2006, Law No. 11,371 amended Law No. 4,131, establishing that the foreign capital invested in Brazilian companies not yet duly registered with the Central Bank within such 30 day period and not subject to other types of registration must be registered therewith. For the purposes of such registration the amount of foreign capital in reais to be registered must be evidenced in the accounting records of the relevant Brazilian company. Foreign capital invested and not already registered must be registered prior to the last business day of the subsequent calendar year during which the company becomes obligated to register the capital.

Other than such registration, foreign investment is not subject to government approvals or authorizations, and there are no requirements regarding minimum investment or local participation in capital (except in very limited cases such as in financial institutions, insurance companies and other entities subject to specific regulations). Foreign participation, however, is limited (i.e., subject to approvals) or forbidden in several sectors. A Presidential Decree enacted in November 1997 allows up to one hundred percent foreign participation in the capital stock of Santander Brasil.

Foreign investments in currency must be officially channeled through financial institutions duly authorized to deal in foreign exchange. Foreign currency must be converted into Brazilian currency and vice versa through the execution of an exchange contract. Foreign investments may also be made through the contribution of assets and equipment intended for the local production of goods and services.

Capital Markets Investment

Investors residing outside Brazil, including institutional investors, are authorized to purchase in securities in Brazil on the Brazilian stock exchange, provided that they comply with the registration requirements set forth in Resolution No. 2,689, issued on January 26, 2000, of the CMN, and CVM Instruction No. 325, issued on January 27, 2000.

With certain limited exceptions, Resolution No. 2,689 investors are permitted to carry out any type of transaction in the Brazilian capital markets involving a security traded on a stock, future or organized over-the-counter market, but may not transfer the ownership of investments made under Resolution No. 2,689 to other non-Brazilian holders through private transactions. Investments and remittances outside Brazil of gains, dividends, profits or other payments under Santander Brasil’s preferred shares are made through the commercial rate exchange market.

In order to become a Resolution No. 2,689 investor, an investor residing outside Brazil must:

•	appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

PIS and COFINS Tax Rates

Since September 2003, the PIS and COFINS have been imposed on our revenues, net of certain expenses, at a combined rate of 4.65%. The COFINS and the PIS rate for certain non-financial companies is 7.6% and 1.65%, respectively, resulting in a combined rate of 9.25%, although certain deductions for expenses are authorized (non-cumulative PIS and COFINS regime). These rates affect us less directly, as only certain of our consumer finance subsidiaries are considered to be non-financial institutions for the purposes of COFINS and PIS. The PIS and COFINS rates on the revenues resulting from financial revenues received by legal entities, which are subject to the non-cumulative PIS and COFINS regime, are currently zero. This rate, however, is not applicable to revenues derived from interest over capital.

PIS and COFINS are considered a profit-base component (net basis of certain revenues and expenses) and therefore, under IFRS are recorded as income taxes.

Tax on Financial Transactions (IOF)

CPMF, a provisory contribution levied on certain financial transactions, such as customer’s account operations, has not been in force in Brazil since December 31, 2007. In order to replace losses resulting from the elimination of the CPMF, the President has enacted in 2008 several Decrees (i.e., Decree No. 6,339/08, Decree No. 6,345/08, Decree No. 6,391, Decree No. 6,453, Decree No. 6,566, Decree No. 6,613/08, and Decree No. 6,691/08) amending Decree No. 6,306/07 and modifying the rates for the IOF, which is levied on credit, currency exchange, insurance and securities transactions. The purpose of these Decrees enacted in 2008 was to increase IOF rates and impose an additional rate for credit, currency exchange and insurance transactions, with some exceptions.

Generally, the IOF is imposed on the following transactions and at the following rates:

Transaction(1)	Maximum Legal Rate	Present Rate(2)

Credit extended by financial institutions and non-financial entities	1.5% per day	Up to 0.0041% per day for loans contracted by legal entities or individuals, limited to 1.5%. An additional 0.38% rate is applicable.
Transactions relating to securities	1.5% per day	0.5% per day for certain investment funds
		0% on transactions with equity securities
		1% per day on transactions with fixed income securities and fixed income investment funds limited to certain percentages of the income raised from investment
Insurance transactions entered into by insurance companies	25%	2.38% for health insurance and life insurance
		7.38% for other types of insurance
Foreign exchange transactions	25%	0.38% (general rule)
		2.38% on credit card transactions
		0% for inflow and outflow of funds related to loans obtained from abroad
		5.38% for remittances from abroad related to loans that will remain in Brazil for a period lower than or equal to 90 days
		0% for interbank transactions
		0% for Resolution No. 2,689 investors in the Brazilian financial and capital markets. The 0% rate is also applicable to the outflow of Resolution No. 2,689 investments from Brazil.
		0% for revenues related to the export of services transactions

Note:

(1)	The transactions mentioned in the table are for illustration purposes and do not reflect an exhaustive list of transactions subject to the IOF.

(2)	There are some exemptions or specific cases in which the applicable rate is zero.

Foreign Investment and the Brazilian Constitution

The Brazilian constitution prohibits foreign financial institutions from establishing new branches or subsidiaries in Brazil except when duly authorized by the President of Brazil and by the Central Bank. A foreign financial institution duly authorized to operate in Brazil through a branch or a subsidiary is subject to the same rules, regulations and requirements that are applicable to any Brazilian financial institution.

Foreign Investment in Brazilian Financial Institutions

The Brazilian constitution permits foreign individuals or companies to invest in the voting shares of Brazilian financial institutions only if they have specific authorization by the President of Brazil based on national interest or reciprocity. A decree on November 13, 1997, issued in respect of Banco Meridional do Brasil S.A. (our legal predecessor) allows one hundred percent foreign participation in the capital stock of

Santander Brasil. Foreign investors may acquire the shares issued by this offering as a result of this decree. In addition, foreign investors may acquire publicly traded non-voting shares of Brazilian financial institutions negotiated on a stock exchange, such as the shares issued by this offering, or depositary receipts offered abroad representing shares without specific authorization.

Regulation of Branches

The Central Bank requires authorization by the Central Bank for operations of branches or subsidiaries of Brazilian financial institutions, including compliance with the requirement that (1) the institution shall have been in operation for at least six years, (2) the institution’s paid-up capital and net worth shall meet the minimum levels established in Exhibit II to Resolution No. 2,099 of August 17, 1994, plus an amount corresponding to 300.0% of the minimum paid-up capital and net worth required by Central Bank regulations for commercial banks, and (3) the Brazilian financial institution shall present to the Central Bank a study on the economic and financial viability of the subsidiary, branch or investment.

In addition, the Central Bank will only grant such authorization if the Central Bank has access to information, data and documents relating to the operations and accounting records of the financial institution in which it has a direct or indirect holding abroad. Delay in providing the Central Bank with the required information and documents subjects the relevant financial institution to fines. Furthermore, the failure by a Brazilian bank to comply with the requirements of Resolution No. 2,723 would imply the deduction of a designated percentage of the assets of such branch or subsidiary from the net worth of such bank for the purpose of calculating such bank’s compliance with the capital adequacy requirements of the Central Bank, regardless of other penalties applied pursuant to the applicable regulation, including the cancellation of the authorization by the Central Bank.

Notwithstanding, the Central Bank’s prior authorization is also required in order to: (1) allocate new funds to branches or subsidiaries abroad; (2) subscribe capital increases, directly or indirectly, subsidiaries abroad; (3) increase equity participation, directly or indirectly, in subsidiaries abroad; and/or (4) merge or spin off, directly or indirectly, subsidiaries abroad. The requirements set out in items (1) to (4) are only applicable if such subsidiary is a financial institution or similar entity.

Leasing Regulations

The CMN, in its capacity as regulator and supervisor of the financial system, provides the details set forth in Law No. 6,099, and Resolution No. 2,309 of August 28, 1996, and supervises and controls the transactions entered into by leasing companies. Furthermore, to the extent applicable, the laws and regulations issued by the Central Bank with respect to financial institutions in general, such as reporting requirements, capital adequacy and leverage, asset composition limits and treatment of doubtful loans, are also applicable to leasing companies.

Private Pension Plans

Open-fund private pension plans are subject, for purposes of inspection and control, to the authority of the CNSP and the SUSEP, which are under the regulatory authority of the Ministry of Finance. The CMN, CVM and Central Bank may also issue regulations pertinent to private pension plans, particularly with respect to technical reserves. Open-fund private pension entities must set aside reserves and provisions as collateral for their liabilities. Regulations applicable to pension funds generally do not allow such funds to invest resources abroad.

Banking Consumer Defense Code

CMN Resolutions No. 3,694 and 3,695 dated March 26, 2009 established procedures with respect to prevention of risks of financial transactions and services provided by financial institutions to customers and the public in general, aiming at improving the relationship between market participants by fostering additional transparency, discipline, competition and reliability on the part of financial institutions. This regulation consolidates all the previous related rules.

The principal aspects of the above-mentioned rules are described below:

•	financial institutions must ensure that customers are fully aware of all contractual clauses, including responsibilities and penalties applicable to both parties, providing timely copies of contracts, receipts, extracts and other documents related to transactions and services rendered in order to enable customers to freely take their decisions;

•	financial institutions must adopt in all contracts and related documents clear and not misleading wording, adequate to the complexity and nature of the transaction or service rendered, in order to enable the understanding of the content and identification of terms, amounts, charges, penalties, dates, places and other conditions;

•	financial institutions are prohibited from refusing or hindering customers and users of their products and services access to conventional channels of assistance, including cashier services (personal counter assistance), even in cases of alternative electronic assistance;

•	financial institutions are prohibited to postpone withdrawals up to R$5,000. For higher amounts, financial institutions may postpone the transaction to the next business day; and

•	financial institutions are prohibited from making debts from deposit accounts without prior authorization from the customer. Financial institutions must follow solicitations of cancellation of the authorization mentioned herein, unless if arising from credit transactions entered into by and between the customer and said financial institution.

In addition to the aforementioned procedures, the Federal Supreme Court decided on June 7, 2006 that relationships between consumers and financial institutions must be regulated by Law No. 8,078, dated September 11, 1990 (the Brazilian Consumer Code), which grants consumers certain rights that facilitate their defense in court, such as the possibility of the reverse burden of proof, and defines limits for bank interest rates deemed abusive. Financial institutions must fully comply with the measures set forth in the Brazilian Consumer Code.

Insurance Regulation

The Brazilian insurance system is governed by three regulatory agencies: the Brazilian Private Insurance Council (Conselho Nacional de Seguros Privados), or CNSP, the SUSEP and the Supplementary Health Insurance Agency (Agência Nacional de Saúde Suplementar), or ANS. With governmental approval, an insurance company may offer all types of insurance with the exception of workers’ compensation insurance, which is provided exclusively by the National Institute of Medical Assistance and Social Welfare (Instituto Nacional de Seguridade Social), or INSS. Insurance companies sell policies through qualified brokers. In accordance with Brazilian insurance legislation, health insurance must be sold separately from other types of insurance by a specialized insurance company that is subject to the rules of the ANS, the agency responsible for private health insurance.

Insurance companies must set aside reserves to be invested in specific types of securities. As a result, insurance companies are among the main investors in the Brazilian financial market and are subject to the rules of the CMN regarding the investment of technical reserves.

Insurance companies are exempt from ordinary bankruptcy procedures and instead are subject to a special procedure administered by the SUSEP, or by the ANS, the insurance sector regulators, except when the assets of the insurance company are not sufficient to guarantee at least half of the unsecured credits or procedures relating to acts that may be considered bankruptcy-related crimes. Dissolutions may be either voluntary or compulsory. The Minister of Finance is responsible for the institution of compulsory dissolutions of insurance companies under the SUSEP’s regulation and ANS is responsible for the dissolution of health insurance companies.

There is currently no restriction on foreign investments in insurance companies.

According to Brazilian law, insurance companies must buy reinsurance to the extent their liabilities exceed their technical limits under the SUSEP rules. For several years, reinsurance activities in Brazil were carried out on a monopoly basis by IRB — Brasil Resseguros S.A., or IRB. On January 16, 2007,

Complementary Law No. 126/07 came into force, providing for the opening of the Brazilian reinsurance market to other reinsurance companies. This complementary law specifically establishes new policies related to reinsurance, retrocession and its intermediation, coinsurance operations, hiring of insurance products abroad and insurance sector foreign currency operations.

The main changes introduced by Complementary Law No. 126/07 are summarized below. Three types of reinsurers are established by such law:

•	local reinsurer. Reinsurer with head office in Brazil, incorporated as a corporation (sociedade por ações) and having as exclusive purpose the performance of reinsurance and retrocession transactions;

•	admitted reinsurer. Non-resident reinsurer, registered with the SUSEP to carry out reinsurance and retrocession transactions, with a representative office in Brazil, which complies with the requirements of Complementary Law No. 126/07 and the applicable rules regarding reinsurance and reassignment of reinsurance activities;

•	eventual reinsurer. Non-resident reinsurer, registered with the SUSEP to carry out reinsurance and retrocession transactions, without a representative office in Brazil, which complies with the requirements of Complementary Law No. 126/07 and the applicable rules regarding reinsurance and retrocession activities.

Eventual reinsurer must not be a resident in a country considered as a tax-haven jurisdiction, which does not tax income or tax it at a rate 20% below or which does not disclose information about shareholding structure.

Admitted or eventual reinsurers must comply with the following minimum requirements:

•	to be duly incorporated, according to the laws of their countries of origin, in order to underwrite local and international reinsurance in the fields that they intend to operate in Brazil and present evidence that they have carried out their operations in their respective countries of origin for at least five years;

•	to have economic and financial capacity not inferior to the minimum to be established by CNSP;

•	to have a rating issue by rating agencies recognized by the SUSEP equal to or higher than the minimum to be established by CNSP;

•	to have in Brazil a duly appointed resident attorney-in-fact with full administrative and judicial powers;

•	to comply with additional requirements to be established by CNSP and the SUSEP.

In addition to the requirements mentioned above, admitted reinsurer must keep a foreign currency account with the SUSEP and periodically submit to such regulatory agency their financial statements, pursuant to the rules to be enacted by CNSP.

The contracting of reinsurance and retrocession in Brazil or abroad shall occur either through direct negotiation between the involved parties or an authorized broker. Foreign reinsurance brokers may be authorized to operate in Brazil, according to the law and additional requirements to be established by the SUSEP and CNSP.

Reinsurance operations relating to survival life insurance and private pension plans are exclusive of local reinsurers. With due observance of the rules to be enacted by CNSP, insurance companies when transferring their risks in reinsurance will have to offer to local reinsurers the following percentage of said risks (right of first refusal):

•	60% until January 16, 2010;

•	40% in the subsequent years.

The technical reserves funds of local reinsurers and the funds deposited in Brazil for purposes of guaranteeing admitted reinsurers local activities will be managed according to the rules of the CMN. IRB continues to be authorized to carry out reinsurance and retrocession activities in Brazil as a local reinsurer.

MANAGEMENT

We are managed by a board of directors (conselho de administração) and an executive board (diretoria). We also have an audit committee, which is a statutory body created and functioning in accordance with Central Bank rules.

Board of Directors

The board of directors is comprised of a minimum of five members and a maximum of twelve members, of which at least 20% must be independent directors, who serve two-year terms and meet four times a year and as often as required by the chairman of the board of directors. The board of directors is responsible for, among other matters, the establishment of our short- and long-term policies. The annual general shareholders’ meeting is held within the first four months of each fiscal year. This meeting approves the financial statements for the previous year and elects the members of the board of directors.

The current members of the board of directors, as approved by the Central Bank, were appointed at a shareholders’ meeting held on August 14, 2008. On September 2, 2009, our shareholders appointed five new members to our board of directors, replacing two of the current members. The election of such members is subject to Central Bank approval, until which time such individuals are not authorized to act as directors on behalf of the Bank. The term of the members of the board of directors will expire at the shareholders’ meeting to be held in 2011.

As a result of the execution of an agreement to join the Level 2 segment of BM&FBOVESPA and of our adherence to the Level 2 rules, our elected directors will be required to execute an instrument of adherence to this regulation and our agreement with BM&FBOVESPA prior to taking office.

The following table presents the names and positions of the current members of the board of directors as approved by the Central Bank:

Name	Position	Date of Birth

Fábio Colletti Barbosa	Chairman	October 3, 1954
Luiz Carlos da Silva Cantidio Júnior	Vice Chairman	July 11, 1958
Gabriel Jaramillo Sanint	Member	September 17, 1949

The following table presents the names and positions of the members of the board of directors as constituted following our shareholders’ meeting on September 2, 2009 and pending approval by the Central Bank:

Name	Position	Date of Birth

Marcial Angel Portela Alvarez	Chairman	March 23, 1945
Fabio Colletti Barbosa	Vice Chairman	October 3, 1954
José Antonio Alvarez Alvarez	Member	January 6, 1960
José Manuel Tejón Borrajo	Member	July 11, 1951
José Roberto Mendoça de Barros	Independent Member	February 7, 1944
Viviane Senna Lalli	Independent Member	June 14, 1957

Set forth below are biographies of the members of our board of directors.

Fábio Colletti Barbosa.  Mr. Barbosa is Brazilian and was born on October 3, 1954. He holds a bachelor’s degree in business economics science from Fundação Getúlio Vargas in São Paulo and an MBA from the Institute for Management and Development in Lausanne. As the chairman of our board and our president, he is responsible for our company’s strategy in Brazil. Mr. Barbosa has been engaged in the money market for 23 years. He has been the chairman of Banco Real’s board since 1996. Mr. Barbosa joined Banco Real in 1995 as head of corporate banking and finance and, during the period from 1996 to 1998, was in charge of Banco Real’s strategy in Brazil. Currently, he is also the president of Banco Santander (Brasil) S.A. and an executive officer of Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), Companhia Real de Valores — Distribuidora de Títulos e Valores Mobiliários S.A., ABN AMRO Arrendamento Mercantil S.A.,

ABN AMRO Brasil Dois Participações S.A., ABN AMRO Administradora de Cartões de Crédito Ltda. He is member of the board of directors of Santander Brasil Asset Management Distribuidora de Títulos e Valores Mobiliários S.A., ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. — Arrendamento Mercantil and Real Microcrédito Assessoria Financeira S.A. Mr. Barbosa is also a member of the Board of Directors of Petróleo Brasileiro S.A. — Petrobrás, president of the Brazilian Banking Federation — FEBRABAN and member of the Social and Economic Development Council of the Presidency of Brazil. Mr. Barbosa’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Luiz Carlos da Silva Cantidio Júnior.  Mr. Cantidio is Brazilian and was born on July 11, 1958. He holds a degree in business administration from the City College of New York. He started at Santander Brasil in 1997 as head of international operations and has been a board director since August 2007. He served as officer of Chase Manhattan Bank, Brazil, as officer of Chemical Bank (Norchem), as officer of Confab Industrial from 1988 to 1993 and as executive officer of Santander Brasil from September 2004 to September 2006. In December 2006, he was elected as a member of the board of directors of Santander Brasil. He is in charge of equity investments. He is also a member of the board of directors of WTORRE Empreendimentos Imobiliários S.A. and MESA — Madeira e Energia S.A. and Sidenor Industrial, S.L. Mr. Cantidio’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Gabriel Jaramillo Sanint.  Mr. Jaramillo is Colombian and was born on September 17, 1949. He holds a bachelor’s degree in marketing and an MBA from California State University, with further International Marketing studies from Columbia University. He is currently the President and chief executive officer of Sovereign Bank and serves as a member of the board of Banco Santander Brasil. Mr. Jaramillo has 34 years experience in the financial services industry . He was chairman of the board and chief executive officer of Banco Santander Brasil from 1999 to 2008. He started at the Santander Group in 1997 as managing director of Santander Investment in Colombia. Mr. Jaramillo has served as chief executive officer of Banco Santander Colombia, as chief executive officer of Citibank Mexico and as chief executive officer and regional manager of Citibank Colombia and Ecuador. He worked in Chile with HSBC (Marine Midland Bank) from 1969 to 1983. He has no family relationship with any officer and/or Board member of the institutions that form part of Santander Group. Mr. Jaramillo’s business address is 75 State St., Boston, MA 02109-1827, USA.

Marcial Angel Portela Alvarez.  Mr. Portela is Spanish and was born on March 23, 1945. He holds a bachelor’s degree in political science from the Universidad de Madrid in Spain and a master’s degree in sociology from the University of Louvain in Belgium. He is currently the executive vice president of Banco Santander, S.A., where he is responsible for all of the Latin American operations. He is a member of the board of directors of Banco Santander Mexico S.A. and vice president of Banco Santander Chile S.A. He started at Banco Santander as the executive vice president responsible for technology, operations, human resources and efficiency programs. In 1998 he worked for Comunitel, S.A. in Spain and from 1996 to 1997 he served as president of Telefonica International and from 1992 to 1996 he served as member of the board of directors of Telefonica S.A. (Spain). From 1991 to 1996 he served as administrator for Corporación Bancaria España, S.A. — Argentaria and as the chairman of the board of directors of Banco Español de Crédito S.A. Banesto. From 1990 to 1991 he worked for Banco Exterior de España, S.A. in Spain. In September 2009 he was elected as a member of the board of directors of Santander Brasil. Mr. Portela’s business address is Costa Brava, 49, 7th Floor, 280034, Madrid, Spain.

José Antonio Alvarez Alvarez.  Mr. Alvarez is Spanish and was born on January 6, 1960. He holds a bachelor’s degree in business economics science from the Universidad Santiago de Compostela in Spain and an MBA from the University of Chicago’s Graduate School of Business. He started at Banco Santander, S.A. in Spain in 2002 as the head of finance management and in November 2004 was named chief financial officer. He served as financial director of BBVA (Banco Bilbao Vizcaya Argentaria, S.A.) in Spain from 1999 to 2002 and as financial director of Corporación Bancaria de España, S.A. (Argentaria) from 1995 to 1999. He was also chief financial officer for Banco Hipotecario, S.A. in Spain from 1993 to 1995 and vice president of Finanpostal Gestión Fondos de Inversión y Pensiones from 1990 to 1993. In September 2009 he was elected as a member of the board of directors of Santander Brasil. He was a member of the board of directors of Banco de Crédito Local S.A. from 2000 to 2002 and is a member of the board of directors of Santander Consumer Finance, S.A., the chairman of Santander de Titulización, SGFT, S.A., a member of the board of directors of Bolsa de

Mercados Españoles, S.A. (BME) and a member of the board of directors of Santander Global Property, S.L. Mr. Alvarez’s business address is Pereda, 1st Floor, 28660 Boadilla del Monte, Madrid, Spain.

José Manuel Tejón Borrajo.  Mr. Tejon is Spanish and was born on July 11, 1951. He holds a bachelor’s degree in economics from the Universidad Complutense de Madrid in Spain. He started at Banco Santander, S.A. in Spain in 1989 as head of general audit and since 2004 he has been responsible for the general audit division and administration control. Within Grupo Santander, he also serves as the president of the board of directors of Banco de Albacete, S.A., the president of the board of directors of Cantabro Catalana de Inversiones, S.A., a member of the board of directors of Santander Investment, S.A., the vice president of the board of directors of Santander Investment I, S.A., director of Santander Holding Internacional, S.A., director of Santusa Holding, S.L., vice president of the board of directors of Santander Holding Gestión, S.L., president of the board of directors of Administración de Bancos Latinoamericanos Santander, S.L., president of the board of directors of Grupo Empresarial Santander, S.L. In September 2009 he was elected as a member of the board of directors of Santander Brasil. Mr. Tejon’s business address is Edificio Amazonia, 1st Floor, 28660 Boadilla del Monte, Madrid, Spain.

José Roberto Mendonça de Barros.  Mr. Mendonça is Brazilian and was born on February 7, 1944. He holds a bachelor’s degree, post-graduate and doctorate degree in economics from the University of São Paulo and a post-doctorate degree in economics from Yale University. He is currently a member of the board of directors of BM&FBOVESPA and Tecnisa, a member of the advisory board of Pão de Açúcar, of Grupo O Estado de São Paulo, of FEBRABAN, of Schneider Electric and of Link Partners. He is also a member of the consulting chamber of the Novo Mercado of BM&FBOVESPA. In September 2009 he was elected as an independent member of the board of directors of Santander Brasil. He was a member of the board of directors of GP Investments, of Fosfertil/Ultrafertil, Varig Participações em Transportes Aéreos, Economia da FIESP, Companhia Energética de São Paulo, Electricidade de São Paulo, Companhia Paulista de Força e Luz and Companhia de Gás de São Paulo. Mr. Mendonça’s business address is Avenida Brigadeiro Faria Lima, 1739, 5th Floor, São Paulo, SP 01310-916, Brazil.

Viviane Senna Lalli.  Ms. Senna is Brazilian and was born on June 14, 1957. She holds a bachelors degree in psychology from the Pontifícia Universidade Católica in São Paulo. From 1981 to 1996 she worked as a psychotherapist of adults and children. In September 2009 she was elected as an independent member of the board of directors of Santander Brasil. She is also a member of the board of President Luís Inácio Lula da Silva (CDES), of the advisory board of Febraban and Citibank Brasil, of the board of education of CNI and FIESP, of the boards of Institutos Coca-Cola, Energias do Brasil, ADVB e Todos pela Educação and of the orientation and social investment committees of Banco Itaú and Unibanco. Ms. Senna’s business address is Rua Dr. Olavo Egídio, 287, 16th floor, São Paulo, SP 01310-916, Brazil.

Executive Officers

Our executive officers are responsible for the management and representation of our bank. The following table presents the names, positions and dates of birth of our executive officers. Certain of our executive offers are also members of the board of executive officers and boards of directors of our subsidiaries.

Name	Position	Date of Birth

Fábio Colletti Barbosa*	President	October 3, 1954
José de Menezes Berenguer Neto*	Senior Vice President	September 10, 1966
José de Paiva Ferreira*	Senior Vice President	March 1, 1959
Angel Oscar Agallano*	Executive Vice President	March 18, 1957
Carlos Alberto López Galán*	Executive Vice President	November 6, 1962
Gustavo José Costa Roxo da Fonseca*	Executive Vice President	February 4, 1967
João Roberto Gonçalves Teixeira*	Executive Vice President	May 30, 1965

Name	Position	Date of Birth

Oscar Rodrigues Herrero*	Executive Vice President	October 4, 1971
Pedro Paulo Longuini*	Executive Vice President	June 7, 1957
Arnaldo Penteado Laudisio	Executive Officer	August 17, 1963
Armando Zara Pompeu	Executive Officer	February 12, 1967
Fernando Byington Egydio Martins	Executive Officer	January 7, 1957
Francisco Di Roberto Junior	Executive Officer	December 28, 1952
Javier Fonseca Viader	Executive Officer	January 17, 1972
João Eduardo de Assis Pacheco Dacache	Executive Officer	March 18, 1966
José Roberto Machado Filho	Executive Officer	August 25, 1968
Lilian Maria Ferezim Guimarães	Executive Officer	August 26, 1960
Luciane Ribeiro	Executive Officer	June 7, 1963
Luís Felix Cardamone Neto	Executive Officer	March 16, 1964
Marco Antonio Martins de Araújo Filho	Executive Officer	June 19, 1965
Marcos Matioli de Souza Vieira	Executive Officer	January 4, 1961
Maria Luiza de Oliveira Pinto e Paiva	Executive Officer	July 14, 1963
Pedro Carlos Araújo Coutinho	Executive Officer	April 2, 1966
Sérgio Fraiman Blatyta	Executive Officer	April 9, 1969
Wagner Augusto Ferrari	Executive Officer	August 7, 1958
Alexandre Schwartsman	Officer	February 7, 1963
Amancio Acúrcio Gouveia	Officer	March 31, 1963
André Fernandes Berenguer	Officer	January 13, 1968
Antonio Fernando Laurelli Ribeiro	Officer	April 17, 1958
Antonio Pardo de Santayana Montes	Officer	November 5, 1971
Carlos Leibowicz	Officer	December 31, 1970
Cassius Schymura	Officer	February 19, 1965
Ede Ilson Viani	Officer	September 5, 1967
Eduardo Müller Borges	Officer	September 12, 1967
Flávio Tavares Valadão	Officer	July 1, 1963
Gilberto Duarte de Abreu Filho	Officer	August 7, 1973
Jamil Habibe Hannouche	Officer	June 23, 1960
Jean Pierre Dupui	Officer	September 23, 1968.
João Batista Videira Martins	Officer	March 1, 1957
João Guilherme de Andrade Só Consiglio	Officer	December 7, 1968
Joel Michael Roberto	Officer	October 27, 1969
Luiz Felipe Taunay Ferreira	Officer	March 18, 1967
Luiz Fontoura de Oliveira Reis Filho	Officer	July 10, 1968
Marcio Aurelio de Nobrega	Officer	August 23, 1967
Marcos Adriano Ferreira Zoni	Officer	December 10, 1964
Maria Eugênia Andrade Lopez Santos	Officer	January 23, 1966
Mauro Siequeroli	Officer	March 24, 1957
Miguel Belo de Carvalho	Officer	October 10, 1966
Nilo Sérgio Silveira Carvalho	Officer	February 26, 1961
Ramón Sanchez Díez	Officer	October 29, 1968
Reginaldo Antonio Ribeiro	Officer	May 19, 1969
Roberto Correa Barbuti	Officer	August 26, 1968
Sergio Golçalves	Officer	August 7, 1956

*	Member of the executive committee, which is a non-statutory committee involved with policy decisions related to business management and operational support, human resources, allocation of capital and major technological, infrastructure and services projects.

Set forth below are biographies of our executive officers who are not also members of our board of directors.

José de Menezes Berenguer Neto.  Mr. Berenguer is Brazilian and was born on September 10, 1966. He graduated in 1989 with a law degree from Pontifícia Universidade Católica in São Paulo. As our senior vice president, he is responsible for our global wholesale banking operations, including Global Banking & Markets and Treasury. Mr. Berenguer has been engaged in treasury and investment banking for 24 years. He served as a member of the board of the Emerging Markets Traders Association in 1997 and 1998. Mr. Berenguer was a board member of the Stock Exchange of Rio de Janeiro (Bolsa de Valores do Rio de Janeiro) between 2000 and 2002. In 2002 he became a board member of BM&F. He is currently an executive director of FEBRABAN, the Brazilian Banking Federation. He is André Fernandes Berenguer’s brother. He is also an executive officer of Banco Comercial e de Investimento Sudameris, Santander Brasil Arrendamento Mercantil S.A., ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Aymoré Crédito, Financiamento e Investimento S.A. and Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE). Mr. Berenguer’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

José de Paiva Ferreira.  Mr. Ferreira is Portuguese and was born on March 1, 1959. He holds a degree in business administration from Fundação Getúlio Vargas, a post-graduate degree in business from the Fundação Getúlio Vargas and an MBA from the Wharton School of Business. As our senior vice president, he is the head of the retail marketing distribution channels and retail products area of Santander Brasil. Mr. Ferreira has been engaged in the money market for 35 years. He started at Banco Bradesco in 1973 and joined Banco Geral do Comércio in 1978 as chief assistant of services and served as an executive vice president/executive director of Banco Geral do Comércio, Santander Noroeste S.A., Banco Meridional and Banco Banespa. He is also an executive officer of Banco Comercial e de Investimento Sudameris, Santander Brasil Arrendamento Mercantil S.A., ABN AMRO Arrendamento Mercantil S.A., Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda., Real Leasing S.A. Arrendamento Mercantil, Santander Administradora de Consórcios Ltda., Aymoré Crédito, Financiamento e Investimento S.A., Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), Santander Brasil Seguros S.A., Santander Seguros S.A. and Santander Capitalização S.A. In addition, he is a member of the board of directors of Universia Brasil S.A. and Real Microcrédito Assessoria Financeira S.A. Mr. Ferreira’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Angel Oscar Agallano.  Mr. Agallano is Argentinean and was born on March 18, 1957. He holds a degree in senior management from the Escuela de Dirección e Negócios (IAE) of the Universidad Austral de Argentina. As one of our executive vice presidents, he has been the head of operations and technology for Santander in Brazil since 2004 and is currently responsible for the integration of Banco Real and Santander Brasil. Mr. Agallano has been engaged in the money market for 33 years. He started at Santander in Buenos Aires, Argentina in 1986. From 1997 to 2000, Mr. Agallano was a member of the board of Santander in Argentina and from 2002 to 2003 he acted as a member of the Santander Venezuela board. He is also an executive officer of Aymoré Crédito, Financiamento e Investimento S.A., Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), Santander Brasil Arrendamento Mercantil S.A., Santander Administradora de Consórcios Ltda., ABN AMRO Arrendamento Mercantil S.A., Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda., Real Leasing S.A. Arrendamento Mercantil, Santander Brasil Seguros S.A., Santander Seguros S.A., Santander Capitalização S.A., Santander Investimentos em Participações S.A., Agropecuária Tapirapé S.A. and Universia Brasil S.A. Mr. Agallano’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Carlos Alberto López Galán.  Mr. Galán is Spanish and was born on November 6, 1962. He holds a bachelor’s degree in business economics science from Universidad Autónoma de Madrid in Spain and a master’s degree in financial markets from Universidad Pontifícia Comillas in Spain. As one of our executive vice presidents, he is the investor relations and chief financial officer of Santander Brasil. Mr. Galán has been engaged in the money market for 22 years. He started at the Santander Group as an analyst in November 1986 and in 1995 he became the controller for Santander Financial Products. From July 1997 to January 1999, he served as vice president of Santander Investment México. Mr. Galán also served from July 1999 to August 2006 as chief financial officer and operating officer and a board member for the following companies: Santander Brasil, Afore, Gestora, Aseguradora, Casa de Bolsa and Universia. Currently, he serves as a board member for the Grupo Financiero Santander Serfin and for the following companies: Altec, Universia, Proaquanima, Banco Santander Serfin, Casa de Bolsa, Afore S.S., Gestora S.S. and Aseguradora S.S. In 2006, Mr. Galán was transferred to Santander Brasil as chief financial officer and has been one of our vice presidents since then. He is also an executive officer of Aymoré Crédito, Financiamento e Investimento S.A., Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda., Santander Brasil Arrendamento Mercantil S.A., Santander Administradora de Consórcios Ltda., ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Santander Brasil Seguros S.A., Santander Seguros S.A., Santander Capitalização S.A., Santander Investimentos em Participações S.A., Agropecuária Tapirapé S.A., Universia Brasil S.A. and Norchem Participações e Consultoria S.A. He is also member of the board of directors of Santander Brasil Arrendamento Mercantil S.A., Companhia de Arrendamento Mercantil RCI Brasil (formerly named Companhia de Arrendamento Mercantil Renault do Brasil) and Companhia de Crédito, Financiamento e Investimento RCI Brasil (formerly named Companhia de Crédito, Financiamento e Investimento Renault do Brasil). Mr. Galán’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Gustavo José Costa Roxo da Fonseca.  Mr. Fonseca is Brazilian and was born on February 4, 1967. He holds a master’s degree in electrical engineering from Escola Politécnica da Universidade de São Paulo and an MBA from the MIT Sloan School of Management in Cambridge, Massachusetts. As one of our executive vice presidents, he is responsible for operations and information technology. Mr. Fonseca has been engaged in the information technology area for 18 years. He was a software engineer at the Brazilian Navy in the advanced research center from 1991 through 1993 and a project manager of Sectrum Consultoria from 1993 through 1997 and since then has been working in the information technology area of Banco ABN AMRO Real S.A. He is also an executive officer of Aymoré Crédito, Financiamento e Investimento S.A., Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), Banco Comercial e de Investimento Sudameris, Santander Brasil Administradora de Consórcio Ltda. (formerly named ABN AMRO Real Administradora de Consórcio Ltda.), Santander Administradora de Consórcios Ltda., Santander Brasil Arrendamento Mercantil S.A., ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda., Santander Brasil Seguros S.A., Santander Seguros S.A., Santander Capitalização S.A., Webmotors S.A. and Celta Holdings S.A. He is also member of the board of directors of Real Microcrédito Assessoria Financeira S.A., Isban Brasil S.A., Companhia de Arrendamento Mercantil RCI Brasil (formerly named Companhia de Arrendamento Mercantil Renault do Brasil), Companhia de Crédito, Financiamento e Investimento RCI Brasil (formerly named Companhia de Crédito, Financiamento e Investimento Renault do Brasil) and Tecnologia Bancária S.A. Mr. Fonseca’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

João Roberto Gonçalvez Teixeira.  Mr. Teixeira is Brazilian and was born on May 30, 1965. He holds an MBA from the London Business School and a master’s degree in economics from Pontifícia Universidade Católica in Rio de Janeiro. As one of our executive vice presidents, he is responsible for corporate and investment banking. Mr. Teixeira has been engaged in the money market for 15 years. He served as a special advisor of the Ministry of Treasury in 1993 and was head of foreign affairs for the Brazilian Secretary of Political Economics. Mr. Teixeira was a managing director of Dresdner Kleinwort Wasserstein from 1994 through 2002 and has been in the Santander Group ever since. Currently, he is an executive officer of Real Capitalização S.A. and REB Empreendimentos e Administradora de Bens S.A. He is also member of the board of directors of ABN AMRO Arrendamento Mercantil S.A. and Real Leasing S.A. Arrendamento Mercantil. Mr. Teixeira’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Oscar Rodriguez Herrero.  Mr. Rodriguez is Spanish and was born on October 4, 1971. He holds a bachelor’s degree in business administration from the Colégio Universitário de Estúdios Financieros in Madrid, Spain and an MBA from Northwestern University’s Kellogg School of Management in Chicago, Illinois. As one of our executive vice presidents, he is the head of our risk management area. Mr. Rodriguez has been engaged in the money market for 15 years. He served as an analyst of credit risk of Santander Investment in Spain from 1994 to 1998. He was a consultant at McKinsey & Co in the United States and Spain from 2000 to 2004. Mr. Rodriguez also served as credit risk director of the wholesale banking and corporate areas of Santander Brasil from 2004 to 2006. Currently, he is an executive officer of Aymoré Crédito, Financiamento e Investimento S.A., Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), Banco Comercial e de Investimento Sudameris S.A. and Santander Brasil Arrendamento Mercantil S.A., ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda. He is also member of the board of directors of Companhia de Arrendamento Mercantil RCI Brasil (formerly named Companhia de Arrendamento Mercantil Renault do Brasil) and Companhia de Crédito, Financiamento e Investimento RCI Brasil (formerly named Companhia de Crédito, Financiamento e Investimento Renault do Brasil). Mr. Rodriguez’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Pedro Paulo Longuini.  Mr. Longuini is Brazilian and was born on June 7, 1957. He holds a degree in mechanical engineering from Instituto Tecnológico de Aeronáutica. As one of our executive vice presidents, he is in charge of Corporate Affairs, including the legal department and compliance. Mr. Longuini has been engaged in the money market for 24 years. He was a vice president of Citibank S.A. from 1985 through 1996. Mr. Longuini joined Banco ABN AMRO Real S.A. in 1996 as controller and in 1999 became the executive officer of operations and financial control. Mr. Longuini has been our vice president since 2003. Currently, he is also an executive officer of Banco Comercial e de Investimento Sudameris S.A., Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), Companhia Real de Valores — Distribuidora de Títulos e Valores Mobiliários S.A., ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Aymoré Crédito, Financiamento e Investimento S.A., Santander Administradora de Consórcios Ltda., Santander Brasil Administradora de Consórcio Ltda. (formerly named ABN AMRO Real Administradora de Consórcio Ltda.), Santander Brasil Seguros S.A., Santander Seguros S.A., Santander Capitalização S.A., Real Capitalização S.A., ABN AMRO Brasil Dois Participações S.A., Santander Investimentos em Participações S.A., Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda., Santander Advisory Services S.A., Real CHP S.A., ABN AMRO Administradora de Cartões de Crédito Ltda., Agropecuária Tapirapé S.A., Isban Brasil S.A. and Norchem Participações e Consultoria S.A. He is also member of the board of directors of Santander Brasil Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Santander Brasil Asset Management Distribuidora de Títulos e Valores Mobiliários S.A., Companhia de Arrendamento Mercantil RCI Brasil (formerly named Companhia de Arrendamento Mercantil Renault do Brasil) and Companhia de Crédito, Financiamento e Investimento RCI Brasil (formerly named Companhia de Crédito, Financiamento e Investimento Renault do Brasil). Mr. Longuini’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Arnaldo Penteado Laudisio.  Mr. Laudisio is Brazilian and was born on August 17, 1963. He holds a law degree from the Universidade de São Paulo. As one of our executive directors, he is the head of our litigation legal department. Mr. Laudisio has been engaged in the legal area for 24 years. He was a partner of Goulart Penteado, Lervolino e Lefosse Advogados from 2000 through 2006. Currently, he is also an executive officer of Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda., Santander Brasil Arrendamento Mercantil S.A. and Santander Administradora de Consórcios Ltda. Mr. Laudisio’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Armando Zara Pompeu.  Mr. Pompeu is Brazilian and was born on February 12, 1967. He holds a degree in business administration with a specialization in marketing from Faculdades Integradas Campos Salles, a post-graduate degree in marketing from Escola Superior de Propaganda e Marketing and a general bank administration degree from Probank. As one of our executive directors, he is responsible for the retail area. Mr. Pompeu has been engaged in the retail area for 18 years. He started at Editora Abril S.A. in 1981, worked at Arno from 1986 through 1987 and at Metal Leve in the technology area from 1988 through 1990.

From 1991 to 2005, he ran most of the retail areas of Unibanco — União de Bancos Brasileiros S.A. Mr. Pompeu’s business address is Rua Amador Bueno, 474, São Paulo, SP 04752-005, Brazil.

Fernando Byington Egydio Martins.  Mr. Martins is Brazilian and was born on January 7, 1957. He holds a degree in business administration from Fundação Armando Alvares Penteado. As one of our executive directors, he is responsible for trademark strategy and corporative communication. Mr. Martins has been engaged in the money market for 30 years. He was the chief of the business and foreign relations department of Banco Itaú S.A. from 1985 through 1986. He managed his own clothing business at Mahay Ltda. from 1986 through 1987, and was an officer of Metroplan from 1987 through 1992. He has been an officer of Banco Real since 1992. Currently he is an executive officer of Santander Administradora de Consórcios Ltda., Santander Brasil Administradora de Consórcio Ltda. (formerly named ABN AMRO Real Administradora de Consórcio Ltda.), Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), Aymoré Crédito, Financiamento e Investimento S.A., Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda., ABN AMRO Arrendamento Mercantil S.A. and Real Leasing S.A. Arrendamento Mercantil. Mr. Martins’s business address is Avenida Paulista, 1374, Ground Floor, São Paulo, SP 01310-916, Brazil.

Francisco Di Roberto Junior.  Mr. Di Roberto is Brazilian and was born on December 28, 1952. He holds a degree in business administration from Fundação Mineira de Educação e Cultura. As our executive director, he is responsible for private banking. Mr. Di Roberto has been engaged in the money market for 29 years. He was a credit analyst, banking relations manager and treasurer of Du Pont do Brasil S.A. from 1980 through 1985, assistant vice president from 1985 through 1986, vice president of corporate banking of Citibank, N.A. from 1986 through 1990 and vice president of Citicorp Investment Bank — International Corporate Finance Division NY from 1990 through 1992. From 1992 to 1995, Mr. Di Roberto was a corporate banking director at Citibank S.A. In 1995, he started as corporate banking director in Banco ABN AMRO S.A. and Banco Real until 2001. From 2001 through 2004, he was a senior vice president at ABN AMRO in Miami, from 2005 until 2006 he was a president in Uruguay of Banco ABN AMRO S.A. From 2006 to 2008, he was the head of Spanish speaking countries in Banco Real. Mr. Di Roberto’s business address is Avenida Brigadeiro Faria Lima, 2277, 9th Floor, São Paulo, SP 01452-000, Brazil.

Javier Fonseca Viader.  Mr. Viader is Spanish and was born on January 17, 1972. He holds a degree in business administration from Universidad Antonio de Nebrija in Madrid. As our executive director, he has been responsible for internal audit for Santander Brasil since 2005. Mr. Viader has been engaged in internal audit for 13 years. He started his career at the Santander Group in 1996. Mr. Viader’s business address is Avenida Interlagos, 3501, Block 10, São Paulo, SP 04661-200, Brazil.

João Eduardo de Assis Pacheco Dacache.  Mr. Dacache is Brazilian and was born on March 18, 1966. He holds a degree in economics from the Faculdade de Ciências Políticas e Econômicas do Rio de Janeiro and hás an MBA from Coppead/UFRJ. As one of our executive directors, he is the head of middle market and corporative banking. Mr. Dacache has been engaged in the money market for 22 years. He was vice president of Banco Credit Comercial de France Brasil from 1987 through 1993, officer of Banco Inter-Atlântico S.A. and has been an officer of Santander Brasil since 1997. Currently, he is also member of the board of directors of Universia Brasil S.A. Mr. Dacache’s business address is Rua Amador Bueno, 474, São Paulo, SP 04752-005, Brazil.

José Roberto Machado Filho.  Mr. Machado is Brazilian and was born on August 25, 1968. He holds a degree in electrical engineering from Faculdade de Engenharia Industrial (FEI) in São Paulo and has a master’s degree in business, economics and finance from the Universidade de São Paulo. As one of our executive directors, he is responsible for real estate finance and mortgage credit. Mr. Machado has been active in the treasury business for 17 years. He was an engineer for Keumkang Limited from 1990 through 1991, a foreign exchange manager from 1992 through 1995 and a manager of emerging markets trading desk from 1992 through 1996 of Banco CCF Brasil S.A. He was also an executive officer of Banco Rabobank Internacional Brasil S.A. from 1998 through 2003 and has been an executive officer of Banco Real since 2003. Currently, he is an executive officer of ABN AMRO Securities (Brasil) Corretora de Valores Mobiliários S.A., Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE) and Companhia Real de Valores — Distribuidora de Títulos e Valores Mobiliários S.A. He is also member of the board of directors of

Companhia Brasileira de Securitização — Cibrasec. Mr. Machado’s business address is Avenida Paulista, 1374, 8th Floor, São Paulo, SP 01310-916, Brazil.

Lilian Maria Ferezim Guimarães.  Ms. Guimarães is Brazilian and was born on August 26, 1960. She holds a degree in business administration from the Fundação Getulio Vargas, a specialization degree in human resources also from the Fundação Getulio Vargas and a specialization degree in business administration from Fundação Dom Cabral and she holds a post-graduate degree in hotel administration from Senac, São Paulo. As one of our executive directors, she is responsible for the development and implementation of human resources policies. Ms. Guimarães has been engaged in the human resources area for 26 years. She was an analyst of employee compensation for Unibanco — União de Bancos Brasileiros S.A. from 1984 through 1986, a compensation manager for Citibank S.A. from 1986 through 1991, a finance consultant of Hay do Brasil Consultores Ltda. from 1991 through 1993, a manager of human resources development of Banco Nacional S.A. from 1993 through 1995, a human resources director for Banco Inter-Atlantico from 1996 through 1997, a human resources director of Origin Brasil from 1997 through 2000 and the human resources director of Banco Real from 2000 to 2006. Currently, she is an executive officer of Banco Santander (Brasil) S.A. and the head of human resources for the Santander Brasil Group. Ms. Guimarães’s business address is Avenida Paulista, 1374, 7th Floor, São Paulo, SP 01310-916, Brazil.

Luciane Ribeiro.  Ms. Ribeiro is Brazilian and was born on June 7, 1963. She holds a degree in economics from Fundação Armando Alvares Penteado. As one of our executive directors, she is currently responsible for Santander Brasil asset management operations. Ms. Ribeiro has been engaged in the banking market for 25 years. She started at BankBoston in 1983 and in 1985 she began working for Banco Safra S.A., and served as an investment advisor from 1996 to 1999. She was an officer of Banco J. Safra S.A. from 1999 to 2002 and an executive officer of Safra Asset Management since 2002. She started working for Banco Real S.A. in 2006 as a securities portfolio manager. Currently, she is also an executive officer of Banco Comercial e de Investimento Sudameris S.A., Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda., Santander Brasil Asset Management Distribuidora de Títulos e Valores Mobiliários S.A. and Santander Investimentos em Participações S.A. She is also member of the board of directors of Santander Brasil Asset Management Distribuidora de Títulos e Valores Mobiliários S.A. and President of the management council of Ethical Fund. She is also a coordinator of the Database subcommission and of the investment funds commission of ANBID and a member of the asset management committee of ANDIMA and of the communication committee of IBGC. Ms. Ribeiro’s business address is Avenida Paulista, 1374, 8th Floor, São Paulo, SP 01310-916, Brazil.

Luiz Felix Cardamone Neto.  Mr. Cardamone is Brazilian and was born on June 19, 1965. He studied business administration at Fundação Lusíada — Faculdade de Administração de Empresas de Santos. As one of our executive directors, he is responsible for management of the open market. Mr. Cardamone has been engaged in the money market for 27 years. He was a sales assistant of Banco Antônio de Queiroz from 1982 through 1985, manager of Banco Comind in 1985 and chief in administration services and manager of Banco Itaú S.A. from 1985 through 1987, and has been at Banco ABN AMRO Real S.A. since 1988. Currently, he is also an executive officer of Santander Brasil Arrendamento Mercantil S.A., Aymoré Crédito, Financiamento e Investimento S.A., Companhia de Arrendamento Mercantil RCI Brasil (formerly named Companhia de Arrendamento Mercantil Renault do Brasil), Companhia de Crédito, Financiamento e Investimento RCI Brasil (formerly named Companhia de Crédito, Financiamento e Investimento Renault do Brasil), ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Santander Administradora de Consórcio Ltda., Santander Brasil Administradora de Consórcio Ltda. (formerly named ABN AMRO Real Administradora de Consórcio Ltda.), Webmotors S.A. and Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE). He is also member of the board of directors of Companhia de Arrendamento Mercantil RCI Brasil (formerly named Companhia de Arrendamento Mercantil Renault do Brasil) and Companhia de Crédito, Financiamento e Investimento RCI Brasil (formerly named Companhia de Crédito, Financiamento e Investimento Renault do Brasil). Mr. Cardamone’s business address is Avenida Paulista, 1374, 9th Floor, São Paulo, SP 01310-916, Brazil.

Marco Antonio Martins de Araújo Filho.  Mr. Araújo is Brazilian and was born on June 19, 1965. He holds a law degree from the Universidade de Brasília (1987) and an LLM in international business and trade law from Fordham University in New York, New York (1992). He is licensed to practice law in Brazil (1988) and in the State of New York, United States (Appellate Division, 2nd Department — 1993). Mr. Araújo has been engaged in the legal area for more than 20 years. He was a partner of Araújo & Castro Advogados in 1988, a parliamentary advisor from 1989 to 1991 and a senior lawyer for Banco Itaú BBA S.A. from 1994 to 2003. He joined ABN AMRO in 2003, and was ABN AMRO’s Latin America General Counsel and an executive director of Banco Real, covering eight countries in Latin America, including Brazil. In 2008, Mr. Araujo became an executive director of Santander Brasil. He heads the legal department on transactional and corporate matters. Mr. Araujo’s team supports all commercial areas of the bank and handles the corporate work relating to companies of the Santander Brasil Group (joint ventures, acquisitions, divestments, preparation and monitoring of minutes, general shareholders’ meetings). In 2007, the Brazilian Minister of Finance appointed Mr. Araujo as a council member to the Brazilian Financial System Administrative Court of Appeals, or “CRSFN”, where he currently holds the Vice-President chair. Currently, he is also an executive officer of ABN AMRO Securities (Brasil) Corretora de Valores Mobiliários S.A. and REB Empreendimentos e Administradora de Bens S.A. Mr. Araújo’s business address is Avenida Paulista, 1374, 5th Floor, São Paulo, SP 01310-916, Brazil.

Marcos Matioli de Souza Vieira.  Mr. Vieira is Brazilian and was born on January 4, 1961. He holds a degree in business administration from Fundação Getúlio Vargas. As one of our executive directors, he is responsible for corporate development and private equity. Mr. Vieira has been active in the banking market for 26 years. He was an analyst for Banco Chase Manhattan from 1983 to 1986 and a finance manager of L.E. Ind. e Com Ltda. from 1986 to 1987. He started as a credit manager for Banco ABN AMRO Real S.A. in 1987 and has been an executive director of Banco ABN AMRO Real S.A. since 1998. Currently, he is also an executive officer of Companhia Real de Valores Distribuidora de Títulos e Valores Mobiliários S.A., Real Leasing S.A. Arrendamento Mercantil, Santander Brasil Administradora de Consórcio Ltda. (formerly named ABN AMRO Real Administradora de Consórcio Ltda.), Real CHP S.A. and ABN AMRO Administradora de Cartões de Crédito Ltda. He is also member of the board of directors of ABN AMRO Arrendamento Mercantil S.A., Companhia de Arrendamento Mercantil RCI Brasil (formerly named Companhia de Arrendamento Mercantil Renault do Brasil), Companhia de Crédito, Financiamento e Investimento RCI Brasil (formerly named Companhia de Crédito, Financiamento e Investimento Renault do Brasil), Real Microcrédito Assessoria Financeira S.A., Celta Holdings S.A., Companhia Brasileira de Meios de Pagamento — Visanet, Companhia Brasileira de Soluções e Serviços S.A. — Visa Vale, Fidelity Processamento e Serviços S.A. and Tecnologia Bancária S.A. Mr. Vieira’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Maria Luiza de Oliveira Pinto e Paiva.  Ms. Paiva is Brazilian and was born on July 14, 1963. She holds a degree in psychology from Pontifícia Universidade Católica in São Paulo and has a specialization degree in human resources from the University of Michigan. As one of our executive directors, she is responsible for the creation of our sustainable development area in Santander Brasil and the implementation of the sustainability concept throughout the organization. Ms. Paiva has been engaged in the sustainability area for almost 8 years. She was the human resources manager for Banco Nacional S.A. from 1981 to 1994 and for Banco Real in the Regional Office for Latin America and the Caribbean and head of the Global Human Resources Department in the Commercial and Consumer clients business in ABN AMRO Bank, NV. She has been our executive officer since 1994. Currently, she is also a member of the board of directors of Real Microcrédito Assessoria Financeira S.A. Ms. Paiva’s business address is Avenida Paulista, 1374, 7th Floor, São Paulo, SP 01310-916, Brazil.

Pedro Carlos Araújo Coutinho.  Mr. Coutinho is Brazilian and was born on April 2, 1966. He holds a degree in business administration from Instituto Superior de Ciências, Letras e Artes de Três Corações — INCOR — MG, a postgraduate degree in financial administration from Fundação Dom Cabral and an MBA with a focus on marketing from Instituto de Ensino e Pesquisa — INSPER. As one of our executive directors, he is responsible for the points of sale of Santander Brasil. Mr. Coutinho has been engaged in the money market for 25 years. He was responsible for the small and middle companies segment in Banco Nacional S.A. from 1983 to 1995, was a retail manager of Unibanco S.A. from 1995 to 1997 and has been an executive officer of Santander Brasil since 1997. He is also an executive officer of Santander Seguros S.A. and

Universia Brasil S.A. He is also a member of the board of directors of Santander Brasil Arrendamento Mercantil S.A. Mr. Coutinho’s business address is Rua Amador Bueno, 474, São Paulo, SP 04752-005, Brazil.

Sérgio Fraiman Blatyta.  Mr. Blatyta is Brazilian and was born on April 9, 1969. He holds a degree in production engineering from the Universidade de São Paulo and a postgraduate degree in finance from the Instituto Brasileiro de Mercado de Capitais, or IBMEC. As one of our executive directors, he is responsible for the proprietary trading and market-making areas. Mr. Blatyta has been engaged in the financial market for 17 years. He was a trader at Banco Votorantim S.A. from 1992 to 1997. He started at Santander Brasil in 1997 as the head of the equity trading desk, worked as head trader from 2000 to 2006, was our treasurer from 2006 to 2007 and has been head of proprietary trading and market-making since 2007. Mr. Blatyta’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Wagner Augusto Ferrari.  Mr. Ferrari is Brazilian and was born on August 7, 1958. He holds a degree in business administration from Instituto Amador Aguiar — Osasco and an MBA from Instituto de Ensino e Pesquisa — INSPER. As one of our executive directors, he is responsible for the retail area. Mr. Ferrari has been engaged in the money market for 25 years. He was the purchase manager for Construtora Gavião Monteiro from 1981 to 1982 and started at Banco Real in 1983. Currently, he is also a member of the board of directors of real Microcrédito Assessoria Financeira S.A. Mr. Ferrari’s business address is Avenida Paulista, 1374, 2nd Floor, São Paulo, SP 01310-916, Brazil.

Alexandre Schwartsman.  Mr. Schwartsman is Brazilian and was born on February 7, 1963. He holds a degree in business administration from the Fundação Getúlio Vargas, a degree in economics from the Universidade de São Paulo, a master’s in economics from the Universidade de São Paulo and a Ph.D in economics from the University of California. As one of our officers, he is the head of economic research. Mr. Schwartsman has been engaged in the economics research area for more than 20 years. He was a professor of economics at Pontifícia Universidade Católica de São Paulo from 1987 to 1991, a professor of economics at the Universidade de São Paulo from 1990 to 1991, a teaching assistant at the University of California in 1994, a professor of economics at Instituto de Ensino e Pesquisa — INSPER, an economist for Unibanco — União de Bancos Brasileiros S.A. from 1985 to 1986, an economist for Companhia Brasileira de Distribuição from 1986 to 1991, chief economist for Crédit Agricole Indosuez Emerging Markets from 1995 to 1998, chief economist and research officer for Indosuez W.I. Carr Securities from 1991 to 2001, chief economist and chief of research of BBA Corretora, chief economist and officer of Unibanco — União de Bancos Brasileiros S.A. in 2003, the Deputy Governor for International Affairs at Banco Central do Brasil from 2003 to 2006 and chief economist in Latin America of Banco Real from 2006 to 2008. He has been our chief economist in Brasil since 2008. Mr. Schwartsman’s business address is Rua Hungria, 1400, São Paulo, SP 01455-000, Brazil.

Amancio Acúrcio Gouveia.  Mr. Gouveia is Brazilian and was born on March 31, 1963. He holds a degree in accounting from the Universidade Santa Úrsula. As one of our officers, he supervises accounting management. Mr. Gouveia has been engaged in the area of accounting for financial institutions for 23 years. He was an audit manager for KPMG until 1991, accountancy manager of Unibanco — União de Bancos Brasileiros S.A. from 1991 to 1999, supervisory manager of BankBoston Banco Múltiplo S.A. from 1999 to 2001 and has been an accountancy controlling manager of the Santander Group since 2001. Currently, he is also an executive officer of Santander Administradora de Consórcios Ltda., Santander Brasil Seguros S.A., Santander Seguros S.A., Santander Capitalização S.A., Aymoré Crédito, Financiamento e Investimento S.A., Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda. and Santander Brasil Administradora de Consórcio Ltda. (formerly named ABN AMRO Real Administradora de Consórcio Ltda.). He is also member of the Fiscal Council of Companhia Energética de São Paulo. Mr. Gouveia’s business address is Avenida Interlagos, 3501, Block 10, 1st floor, São Paulo, SP 04661-300, Brazil.

André Fernandes Berenguer.  Mr. Berenguer is Brazilian and was born on January 13, 1968. He holds a degree in business administration from Escola de Administração de Empresas de São Paulo da Fundação Getúlio Vargas. As our officer, he is responsible for large corporate clients in the construction and infrastructure, real estate, logistics and agribusiness sectors. Mr. Berenguer has been engaged in the money market for over 20 years. He was the treasurer of Companhia Brasileira de Projetos e Obras CBPO — Grupo Odebrecht from 1988 through 1992, financial manager of Tenenge S.A. — Grupo Odebrecht from 1993 through 1996, relationship manager of Banco BBA Creditanstalt S.A. from 1996 through 2000, senior manager of BBA Securities Corp., NY from 2000 through 2001, Director of ING Wholesale Bank and has been at Santander Brasil since 2007. He is José de Menezes Berenguer Neto’s brother. Mr. Berenguer’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Antonio Fernando Laurelli Ribeiro.  Mr. Ribeiro is Brazilian and was born on April 17, 1958. He holds a degree in business administration and a master’s degree in finance from Fundação Getúlio Vargas. As one of our officers, he is the executive supervisor of compliance in Latin America. Mr. Ribeiro has been engaged in the money market for 29 years. He was the planning manager of Credicard S.A. Adm de Cartões de Crédito from 1980 through 1982, credit analyst of Bank of America N.T. & S.A. from 1982 through 1985, manager of the public sector companies area at Citibank N.A. from 1985 through 1986, manager at ABN AMRO Bank from 1991 through 1998 and started at Banco ABN AMRO Real S.A. in 1998 as financial institutions manager of Banco Real. Mr. Ribeiro has been our compliance supervisor in Latin America since 2006. Currently, he is also an executive officer of Banco Comercial e de Investimento Sudameris S.A., Aymoré Crédito, Financiamento e Investimento S.A., Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE), ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda., Santander Administradora de Consórcios Ltda. and Santander Brasil Administradora de Consórcio Ltda. (formerly named ABN AMRO Real Administradora de Consórcio Ltda.). Mr. Ribeiro’s business address is Avenida Paulista, 1374, 11th Floor, São Paulo, SP 01310-916, Brazil.

Antonio Pardo de Santayana Montes.  Mr. Montes is Spanish and was born on November 5, 1971. He holds a degree in economics and a law degree from the Universidade Pontifícia Comillas in Icade. As one of our officers, he is responsible for the development of policies, systems, methods and risk control. Mr. Montes has been engaged in the accountancy area for 14 years. He was an advisor of PricewaterhouseCoopers from 1995 to 1998, senior risk analyst for Santander Central Hispano Santander Investment from 1998 to 2000, and senior manager of Monitor Company from 2000 to 2005 and has been with the Santander Group since 2008. Mr. Montes’s business address is Rua Hungria, 1400, 5th Floor, Jardim Europa, São Paulo, SP 01455-000, Brazil.

Carlos Leibowicz.  Mr. Leibowicz is Argentine and was born on December 31, 1970. He holds a degree in economics from the Universidad Nacional de Cuyo (Mendoza, Argentina). As our officer, he is responsible for wholesale clients. Mr. Leibowicz has been engaged in the banking market for 15 years. He started his career at ABN AMRO Bank N.V., Argentina, in 1994, where he was a corporate banking officer from 1996 through 1998 and head of risk management from 1998 through 2002. In 2002, he started at Banco ABN AMRO Real S.A. as a senior manager, where he held several positions, including head of Latin America risk management, where he stayed until 2005, when he went back to ABN AMRO Bank N.V. as global head of Country risk management. After that, Mr. Leibowicz was a vice president at Banco Antonveneta S.p.A. from 2006 through 2008, a chief risk officer of Banco Real in 2008 and has been at Santander Brasil since October 2008 as head of Corporate banking. Mr. Leibowicz’s business address is Avenida Paulista, 1374, 13th Floor, São Paulo, SP 01310-916, Brazil.

Cassius Schymura.  Mr. Schymura is Brazilian and was born on February 19, 1965. He holds a degree in electrical engineering from the Pontifícia Universidade Católica in Rio de Janeiro and a master’s in business administration from Fundação Dom Cabral. As one of our officers, he is responsible for the products, payment and credit cards areas. Mr. Schymura has been engaged in the financial products area for 20 years. He was the investment products manager for Banco Nacional S.A. from 1989 to 1991, products and marketing manager of Cardway Processamento from 1991 to 1994, products manager of Cartão Nacional from 1994 to 1996, marketing and products supervisory manager of Unicard Banco Múltiplo S.A. from 1996 to 1999, senior associate of Booz Allen & Hamilton in 1999, a board member and the president officer of Idéiasnet S.A. from 2000 to 2001, and the general manager of SOFTCORP from 2001 to 2004 and has been with the Santander Group since 2004. Currently, he is also member of the board of directors of Companhia Brasileira de Soluções

e Serviços. Mr. Schymura’s business address is Rua Amador Bueno, 474, Block D, 3rd Floor, Santo Amaro, São Paulo, SP 04752-005, Brazil.

Ede Ilson Viani.  Mr. Viani is Brazilian and was born on September 5, 1967. He holds a degree in accounting from Faculdades Tibiriça and an MBA from Instituto de Ensino e Pesquisa — INSPER. As one of our officers, he is responsible for the small and medium enterprises business area. Mr. Viani has been engaged in the money market for 26 years. He was an auditor of Banco Itaú S.A. from 1986 to 1990. He started as a senior auditor of BankBoston S.A., where he was a managing officer from 2005 to 2007 and has been our managing officer of business since 2007. Mr. Viani’s business address is Avenida Paulista, 1374, 12th Floor, São Paulo, SP 01310-916, Brazil.

Eduardo Müller Borges.  Mr. Borges is Brazilian and was born on September 12, 1967. He holds a degree in business administration from the Pontifícia Universidade Católica. As one of our officers, he is responsible for the corporate and investment banking areas. Mr. Borges has been engaged in the local and international money market for 16 years. He was an international trade manager and then an international capital markets senior manager of the First National Bank of Boston, São Paulo from 1993 to 1996, vice president in emerging markets syndicated loans of BancBoston Robertson Stephens Inc. in Boston, Massachusetts from 1996 to 1999, officer of BankBoston Banco Múltiplo S.A. from 1999 to 2000, capital markets vice president of Banco JP Morgan S.A. from 2000 to 2002, capital markets vice president of Santander Brasil S.A. from 2002 to 2004, officer of ING Bank N.V. São Paulo from 2004 to 2005 and has been working at Santander Brasil again since 2005. Mr. Borges’s business address is Rua Hungria, 1400, 5th Floor, Jardim Europa, São Paulo, SP 01455-000, Brazil.

Flávio Tavares Valadão.  Mr. Valadão is Brazilian and was born on July 1, 1963. He holds a degree in electrical engineering from Escola de Engenharia Mauá, a master’s in electrical engineering from the University of Lille in France and an accounting and finance degree from the Instituto Brasileiro de Mercado de Capitais. As one of our officers, he is responsible for the mergers and acquisitions area. Mr. Valadão has been engaged in the banking business for 20 years. He was a corporative finance officer for Banco Paribas from 1990 to 1998 and since then has worked for Banco Real. Mr. Valadão’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Gilberto Duarte de Abreu Filho.  Mr. Abreu is Brazilian and was born on August 7, 1973. He holds a degree in industrial engineering from the Universidade de São Paulo and an MBA from the Massachusetts Institute of Technology in Cambridge, Massachusetts. As one of our officers, he is responsible for our insurance operations. Currently, he is also an executive officer of Santander Brasil Seguros S.A., Santander Seguros S.A. and Santander Capitalização S.A. He has been leading our insurance business for the last 4 years and previously managed alternative channels of the Santander Brasil Group. Before joining Santander Brasil, Mr. Abreu was a senior engagement manager at McKinsey & Company, performing projects in both financial and retail practices. Mr. Abreu’s business address is Rua Amador Bueno, 474, São Paulo, SP 04752-005, Brazil.

Jamil Habibe Hannouche.  Mr. Hannouche is Brazilian and was born on June 23, 1960. He holds a degree in mechanical engineering from Universidade Mogi da Cruzes — UMC, a specialization degree in finance and an MBA from Instituto de Ensino e Pesquisa — INSPER. As one of our officers, he is responsible for the “Universidades” area in the retail segment. Mr. Hannouche has been engaged in the money market for 25 years. He was a sales officer for Banco Nacional S.A. from 1983 to 1995, retail officer of Unibanco — União de Bancos Brasileiros S.A. from 1997 to 2000 and vice president of the universities sector of Santander Brasil since 2007. Mr. Hannouche’s business address is Rua Amador Bueno, 474, São Paulo, SP 04752-005, Brazil.

Jean Pierre Dupui.  Mr. Dupui is Brazilian and French and was born on September 23, 1968. He holds a degree in economics with a specialization in mathematics and statistics from Boston University. As one of our officers, he is responsible for leading the coordination and development of project finance, acquisition finance, syndicated loans, debt capital markets and credit sales distribution. Mr. Dupui has been engaged in the money market for 15 years. He started his career in 1992 as a trainee at Lloyds TSB, moving to senior officer at the international division at Lloyds’ headquarters in London. Mr. Dupui has also worked at BBVA as director of debt capital markets in Brazil. Prior to joining Santander in 2006, Mr. Dupui worked at Citigroup Brasil as head of the corporate finance division, leading a team responsible for the development of global fixed income, project and acquisition finance solutions. Currently, he is also member of the board of directors of Estruturadora Brasileira de Projetos — EBP. Mr. Dupui’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

João Batista Videira Martins.  Mr. Martins is Brazilian and was born on March 1, 1957. He holds a degree in economics from the Fundação Armando Alvares Penteado and a postgraduate degree in financial administration from the Pontifícia Universidade Católica and the Universidade de São Paulo. As one of our officers, he is responsible for the retail area. Mr. Martins has been engaged in the money market for 30 years. He was a credit officer of Banco Itaú S.A. from 1995 to 2004, credit and collection officer of Banco J. Safra from 2004 to 2006 and has been at Santander Brasil since 2006. Mr. Martins’s business address is Avenida Paulista, 1374, 10th Floor, São Paulo, SP 01310-916, Brazil.

João Guilherme de Andrade Só Consiglio.  Mr. Consiglio is Brazilian and Italian and was born on December 07, 1968. He holds a degree in economics from the Universidade de São Paulo, an incomplete masters course in economics from the Fundação Getúlio Vargas and a Post Laurea from the Universitá Degli Studi di Genova, Italy, Facoltá di Economia e Commercio. As one of our officers, he is currently responsible for Global Transaction Banking. Mr. Consiglio has been engaged in money markets for 15 years. He was an economist at Bunge (Serfina S.A. Adm e Participações) from 1990 to 1994, a manager of the economics department of Santista Corretora S.A. CVM from 1994 to 1995 and has been at Banco ABN AMRO Real S.A. and subsequently Banco Santander Brasil since 1995, where he started as the corporate banking manager, then assumed corporate development and private equity functions until 2005 when he became responsible for products. He served as a member of the board of directors at CBSS (Visa Vale) until 2008. Currently, he is also an executive officer of Real Capitalização S.A. and member of the board of directors of Câmara Interbancária de Pagamentos — CIP and member of the Conselho Superior of FUNCEX. Mr. Consiglio’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Joel Michael Roberto.  Mr. Roberto is North American and was born on October 20, 1966. He holds a degree in philosophy from the University of California, Berkeley, and a J.D. degree from Harvard Law School. As one of our officers, he is responsible for corporate clients in the telecommunications, media, technology, retail, and services sectors. Mr. Roberto has been engaged in the corporate legal and international finance markets for 18 years. He was an associate at Skadden, Arps, Slate, Meagher & Flom until from 1993 to 1997, an officer of ABN AMRO Corporate Finance Ltd. in London from 1997 to 2002 and has since been with Banco ABN AMRO Real S.A. Mr. Roberto’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Luiz Felipe Taunay Ferreira.  Mr. Ferreira is Brazilian and was born on March 18, 1967. He holds a degree in business administration from the Fundação Getúlio Vargas, a degree in economics from the Universidade de São Paulo and a master degree in economics from the Universidade de São Paulo. Mr. Ferreira is also a CFA charter holder. As one of our officers, he is the head of the asset and liability management committee. Mr. Ferreira has been engaged in the money market for 15 years. He was a trader for Banco ING Brasil from 1994 to 1996 and head of equity derivatives market risk management at ING Barings, London from 1996 to 1998. He joined Banco Real in 1998 and has been with the Santander Brasil Group ever since. Currently, he is also an executive officer of Banco Comercial e de Investimento Sudameris S.A., Aymoré Crédito, Financiamento e Investimento S.A., ABN AMRO Arrendamento Mercantil S.A., Real Leasing S.A. Arrendamento Mercantil, Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda. and Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE). Mr. Ferreira’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Luiz Fontoura de Oliveira Reis Filho.  Mr. Oliveira is Brazilian and was born on July 10, 1968. He holds a degree in economics from the Universidade de Brasília and an MBA from Northwestern University’s Kellogg School of Management. As one of our officers, he is responsible for the gas, oil, electricity, financial institutions, chemical and sanitation sectors. Mr. Oliveira has been engaged in the money market for 18 years. He has been with Banco ABN AMRO S.A. since 1991. Currently, he is also an executive officer of

Companhia Petrolífera Marlim and Marlim Participações S.A. Mr. Oliveira’s business address is Avenida Rio Branco, 70, Rio de Janeiro, RJ 20040-070, Brazil.

Marcio Aurelio de Nobrega.  Mr. Nobrega is Brazilian and was born on August 23, 1967. He holds a degree in business administration and economics from the Faculdade Santana. As one of our officers, he is responsible for the procedures and control of treasury, derivatives, exchange and capitalization, among others. Mr. Nobrega has been engaged in the bank business for 25 years. He has been with Banco ABN Real AMRO Real S.A. since 1982. Mr. Nobrega’s business address is Avenida Brigadeiro Luis Antonio, 1827, 11th Floor, Block B, São Paulo, SP 01317-002, Brazil.

Marcos Adriano Ferreira Zoni.  Mr. Zoni is Brazilian and was born on December 10, 1964. He holds a degree in business and public administration from Unisul — Universidade do Sul de Santa Catarina. As one of our officers, he is responsible for the management, innovation and expenses areas. Mr. Zoni has been engaged in the banking business for 20 years. He was a financial manager at Banco Nacional S.A. from 1990 to 1994, controlling manager at Unibanco — União de Bancos Brasileiros S.A. from 1995 to 1997, control manager of the technology direction at Banco ABN AMRO Real S.A. from 1997 to 2008 and since then has been with the Santander Brasil Group. Mr. Zoni’s business address is Avenida Paulista, 1374, 3rd Floor, São Paulo, SP 01310-916, Brazil.

Maria Eugênia Andrade Lopez Santos.  Ms. Santos is Brazilian and was born on January 23, 1966. She holds a degree in economics from the Universidade da Bahia and a postgraduate degree from the Fundação Getúlio Vargas. As one of our officers, she is responsible for relationships with multinational clients in Brazil. Ms. Santos has been engaged in the corporate area for 18 years. Her business address is Avenida Paulista, 1374, 14th Floor, São Paulo, SP 01310-916, Brazil.

Mauro Siequeroli.  Mr. Siequeroli is Brazilian and was born on March 24, 1957. He holds a degree in business administration from the Fundação Getúlio Vargas and a postgraduate degree in industrial resources and general administration also from the Fundação Getúlio Vargas. As one of our officers, he is responsible for services and operations. Mr. Siequeroli has been engaged in the back-office for 19 years. He was an operations officer for Banco Crefisul S.A. from 1985 through 1994, a products officer for Banco BMC from 1995 to 1998, the operations officer for Banco Bandeirantes S.A. from 1999 to 2000 and has been our managing officer since 2001. Currently, he is also an executive officer of Santander Brasil Arrendamento Mercantil and Santander S.A. — Serviços Técnicos, Administrativos e de Corretagem de Seguros, and Real Corretora de Seguros S.A. He is also a board member of Banesprev S.A. Mr. Siequeroli’s business address is Avenida Interlagos, 3501, Block 10, São Paulo, SP 04661-200, Brazil.

Miguel Belo de Carvalho.  Mr. Carvalho is Portuguese and was born on October 7, 1966. He holds a degree in business administration from the Universidade Lusiada in Portugal and a postgraduate degree from the Instituição Superior Economia e Gestão in Portugal. As one of our officers, he is responsible for the development of business in the treasury of the bank, especially with corporate, institutional and retail customers. Mr. Carvalho has been engaged in the treasury area for 15 years. He was a stock analyst at Sporgeste — Sociedade Gestora de Patrimónios from 1992 to 1994, he was, among other functions, the treasurer of Banco Santander Totta Portugal from 1994 to 2007 and has been one of our officers since 2009. Currently, he is also an executive officer of Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE). Mr. Carvalho’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Nilo Sérgio Silveira Carvalho.  Mr. Carvalho is Brazilian and was born on February 26, 1961. He holds a degree in business administration from UniSantos — Universidade Católica de Santos and an MBA from Fundação Getúlio Vargas and Moroco Associados. As one of our officers, he is responsible for the retail area. Mr. Carvalho has been engaged in the money market for 25 years. He was a products managing officer for Unibanco — União de Bancos Brasileiros S.A. from 1994 to 1998, retail and technology managing officer for Santander Brasil from 1998 to 2004, executive officer of Medial Saúde S.A. from 2004 to 2008 and our retail officer since 2008. Currently, he is also an executive officer of Santander Administradora de Consórcios Ltda., Santander Brasil Administradora de Consórcio Ltda. (formerly named ABN AMRO Real Administradora de

Consórcio Ltda.), Santander Brasil Seguros S.A., Santander Seguros S.A. and Santander Capitalização S.A. Mr. Carvalho’s business address is Rua Amador Bueno, 474, São Paulo, SP 04752-005, Brazil.

Ramón Sanchez Díez.  Mr. Díez is Spanish and was born on October 29, 1968. He holds a degree in economics from the Universidad Autonoma de Madrid. As one of our officers, he is responsible for our retail banking operations. He served as a financial analyst for Banco Santander’s New York branch from 1992 to 1997 and as an officer for strategy and analysis for Latin American banks at Banco Santander S.A. from 1997 to 2003. He was an officer for strategy and investor relations for Santander Brasil from 2004 to 2006. Currently, he is also an executive officer of Santander Investimentos em Participações S.A. and Universia Brasil S.A. Mr. Díez’s business address is Rua Amador Bueno, 474, São Paulo, SP 04752-005, Brazil.

Reginaldo Antonio Ribeiro.  Mr. Ribeiro is Brazilian and was born on May 19, 1969. He holds a degree in economics from the Universidade Estadual de Campinas, an accounting degree from the Universidade Paulista and an MBA from FIPECAFI (Fundação Instituto de Pesquisas Contábeis, Atuariais e Financeiras), São Paulo University. As one of our officers, he is responsible for tax issues, tax planning strategies and corporate restructuring processes. Mr. Ribeiro has been engaged in the tax area for 18 years. He served as a manager for Arthur Andersen Consultoria Fiscal Financeira S/C Ltda. from 1990 to 2001. He was also a member of the fiscal counsel of the Companhia Energética de São Paulo and AES TIETÊ from 2002 to 2006. He is an executive officer of Santander S.A. — Serviços Técnicos, Administrativos e de Corretagem de Seguros and Aquanima Brasil Ltda. Mr. Ribeiro’s business address is Avenida Paulista, 1374, 5th Floor, São Paulo, SP 01310-916, Brazil.

Roberto Correa Barbuti.  Mr. Barbuti is Brazilian and was born on August 26, 1968. He holds a degree in business administration from the Fundação Getulio Vargas, a law degree from the Universidade de São Paulo and an MBA from Insead. As one of our officers, he is responsible for the equities division, which encompasses equity capital markets, cash equities, exchange traded derivatives, equity derivatives and custody. Mr. Barbuti has been working with Santander in Brazil since February 2007, initially as the Head of Corporate Finance. His main previous professional experiences are ten years in investment banking with the UBS Group (1997-2007), private equity with International Venture Partners (1995-97), M&A with Banco Patrimônio (1992-94) and strategic business consultancy with McKinsey (1990-92). Currently, he is also an executive officer of Banco Bandepe S.A. (formerly named Banco de Pernambuco S.A. — BANDEPE). Mr. Barbuti’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Sérgio Gonçalves.  Mr. Gonçalves is Brazilian and was born on August 7, 1956. He holds a degree in economics from the Fundação Armando Alvares Penteado and a master’s in executive business administration from the Universidade de São Paulo. As one of our officers, he is responsible for the government and institutions area. Mr. Golçalves has been engaged in the Brazilian money market for 29 years. He was an officer of Banco Crefisul from 1987 to 1994, product officer of Nossa Caixa from 1995 to 2000 and has been our officer since 2001. Mr. Gonçalves’s business address is Rua Hungria, 1400, 5th Floor, São Paulo, SP 01455-000, Brazil.

Compensation

Compensation of Directors, Members of Audit Committee and Executive Officers

Our shareholders establish the maximum annual aggregate compensation of our directors, members of our audit committee and executive officers at the annual shareholders’ meeting. We are not required under Brazilian law to disclose on an individual basis the compensation of our directors, members of the audit committee and executive officers, and we do not otherwise publicly disclose this information.

For each of 2007 and 2008, members of our board of directors and statutory officers were paid in the aggregate R$55.9 million for their services. For each of 2007 and 2008, our audit committee members received the maximum approved aggregate compensation of R$1.5 million. For 2009, the approved maximum aggregate compensation is R$1.7 million for all of our audit committee members and R$223.8 million for all of our directors and statutory officers. The increase in total compensation approved for our directors and statutory officers in 2009 to R$223.8 million from total amounts paid in 2008 of R$55.9 million was due primarily to an increase in number of statutory officers as a result of the integration and subsequent merger of Banco Real into Santander Brasil.

The compensation due to the members of our board of directors, executive board and audit committee is paid monthly. In addition, the maximum aggregate compensation includes amounts paid under our bonus program. The criteria for granting and paying bonus compensation vary according to the activities performed by the different areas and, therefore, the payment of the bonus may vary depending on the department and activities performed by each member. Our directors and officers may participate in the same pension plan that is available to all of our employees.

We typically agree to indemnify our directors and executive officers when they leave the Bank from claims arising during the time they were our directors or officers. Banco Real did not have such policy.

Share Compensation Plans

Performance Share Plan Payable in Shares of Santander Spain

We have a multiannual incentive plan payable in shares of Santander Spain for the benefit of our executive directors and other members of senior management and any other executives as determined by the board of directors or, when so delegated by the board of directors, the executive committee. The expenses associated with this plan are borne by us and are part of the overall compensation of the beneficiaries of the plan, approved annually by our shareholders. The beneficiaries of the plan use such compensation exclusively to purchase shares of Santander Spain. This plan involves successive three-year cycles of shares deliveries to the beneficiaries, so that each year one cycle will begin and, from 2009 onwards, another cycle will also end. The first two cycles of the plan commenced in July 2007, the first cycle having a duration of two years (PI09) and the second cycle having a standard three-year term (PI10). In June 2008, the third, three-year cycle of the performance share plan (PI11) was approved.

For each cycle, each beneficiary who remains with our bank for the duration of the plan is entitled to a maximum number of shares based on the achievement of certain performance targets by the Santander Group. The targets are defined by comparing the Santander Group’s performance with that of a benchmark group of financial institutions and are linked to two parameters: total shareholder return, or “TSR” and growth in earnings per share or “EPS”. The relevant performance targets are considered as of the third anniversary of the commencement of each cycle (with the exception of the first cycle, for which the second anniversary was considered). Shares awarded pursuant to each cycle are delivered within seven months from the end of the cycle.

At the end of each cycle, the TSR and the EPS growth is calculated for the Santander Group and each of the benchmark entities and the results are ranked from first to last. Each of the two criteria (TSR and EPS growth) is weighted at 50% in the calculation of the percentage of shares to be delivered, based on the following scale and in accordance with the Santander Group’s relative position among the group of benchmark financial institutions:

		The Santander Group’s
The Santander Group’s	Percentage of Maximum Shares	Place in the EPS Growth	Percentage of Maximum Shares
Place in the TSR Ranking	to be Delivered	Ranking	to be Delivered

1st to 6th	50%	1st to 6th	50%
7th	43%	7th	43%
8th	36%	8th	36%
9th	29%	9th	29%
10th	22%	10th	22%
11th	15%	11th	15%
12th and below	0%	12th and below	0%

We make certain adjustments to the ranking criteria and award criteria if any benchmark group entity is acquired by another company and its shares cease trading or it ceases to exist.

Pursuant to this plan, we spent R$10.3 million, R$15.7 million and R$11.1 million in each of 2007, 2008 and the six months ended June 30, 2009, respectively.

Selective Delivery Share Plan

This plan provides for the selective delivery of shares in special circumstances relating to the hiring or retention of employees who are not executive directors, provided such employees have completed a minimum of three to four years (depending on the type of employee) of service at our bank. Each participant will be entitled to receive the shares upon completion of the minimum period of service.

Fair Value

The fair value of the performance share plans was calculated as follows:

•	It was assumed that the beneficiaries would not leave our employ during the term of each plan.

•	The fair value of the 50% linked to the Santander Group’s relative TSR position was calculated on the grant date, on the basis of the report of an independent expert whose assessment was carried out using a Monte Carlo valuation model, performing 10,000 simulations to determine the TSR of each of the companies in the benchmark group, taking into account the variables set forth below. The results (each of which represents the delivery of a number of shares) are classified in decreasing order by calculating the weighted average and discounting the amount at the risk-free interest rate.

	PI09	PI10	PI11

Expected volatility(1)	16.25%	15.67%	19.31%
Annual dividend yield based on last few years	3.23%	3.24%	3.47%
Risk-free interest rate (Treasury Bond yield-zero coupon) over the period of the plan	4.473%	4.497%	4.835%

(1)	Calculated on the basis of historical volatility over the corresponding period (two or three years).

Applying this simulation model results in percentage values of 42.7% for PI09, 42.3% for PI10 and 44.9% for PI11, which are applied to 50% of the value of the options granted, in order to determine the cost of the TSR-based portion of the incentive for accounting purposes. Since this valuation refers to a market condition, it cannot be adjusted after the grant date. In view of the high correlation between TSR and EPS, we considered it feasible to extrapolate that, in a high percentage of cases, the TSR value is also valid for EPS. Therefore, it initially determined that the fair value of the portion of the plans linked to our relative EPS position, i.e. of the remaining 50% of the options granted, was the same as that of the 50% corresponding to the TSR. Since this valuation refers to a non-market condition, we review and adjust it on a yearly basis.

Proposed Performance Plan Payable in Reais for the Purchase of Our Units

We expect to implement a multiannual incentive plan similar to the performance share plan payable in shares of Santander Spain that will be payable in reais (a portion of which must be used to purchase our units). The proposed plan will involve three successive three-year cycles, with payment to be made in reais to the beneficiaries in the third year of each cycle. Fifty percent (50%) of the amount of the payment received by each beneficiary, net of taxes, must be used to purchase units of Santander Brasil and shares of our parent company in a ratio (based on purchase price) to be determined, and the beneficiary must commit to hold such units and shares for at least one year. Each year, beginning in 2009, one cycle will begin and, from 2012 onwards, each cycle will end. The second and third cycles are expected to run from 2010 to 2013 and 2011 to 2014, respectively.

The portion of the maximum benefit that each beneficiary will receive will be based on the level of achievement of certain performance targets by Santander Brasil. One of the targets will be defined by comparing Santander Brasil’s unit performance with that of the shares of a benchmark group of financial institutions in Brazil and is linked to the measurement of total shareholder return, or “TSR”, which is the increase/decrease in market value of our units plus dividends and/or interest on shareholders’ equity paid. TSR will be measured from the beginning and through the end of each cycle. The other performance target will be based on the extent to which Santander Brasil achieves certain net income targets. Each of the two criteria (TSR and net income) will be weighted independently at 50% in the calculation of the percentage of the maximum benefit earned. Each beneficiary of this plan will continue to participate with a smaller percentage of compensation in a performance share plan payable in shares of Santander Spain. The final structure of this performance share plan is yet to be determined and is subject to approval by our shareholders at a general shareholders’ meeting. We do not expect this plan to result in the dilution to our investors because plan participants will acquire their units in market transactions.

Proposed Share Option Plan for Certain of our Top Executives

We also expect to implement a one-time share option plan to benefit certain of our top executive officers. The principal features of this proposed plan are as follows:

•	the plan would be structured as a single three-year benefit cycle (2010, 2011 and 2012);

•	options on our units would be delivered to executive officers with an exercise price equal to the public offering price listed on the cover of this prospectus;

•	the beneficiaries will be vested by June 30, 2012;

•	executive officers would be required to hold 50% of any units received pursuant to the exercise of such options for at least one year; and

•	each executive officer would be eligible for a grant of up to a maximum number of options pursuant to this plan, and the percentage of the maximum number of options actually granted will be based on TSR and net income of Santander Brasil. Each of the two criteria will be weighted independently at 50% in the calculation of the percentage of options to be granted.

Each beneficiary of this plan will continue to participate with a smaller percentage of compensation in a performance share plan payable in shares of Santander Spain. The final structure of this performance share plan is yet to be determined and is subject to approval by our shareholders at a general shareholders’ meeting. We expect that shares issued under this plan would not exceed 0.5% of shares otherwise outstanding.

Audit Committee

According to Central Bank regulations, an audit committee that is separate from the board of directors must be created by a shareholder’s resolution. Notwithstanding the requirement for separate bodies, the members of the audit committee may be members of the board of directors, provided that they meet certain independence requirements. Under Brazilian law, the hiring of the independent auditor is a right that is reserved exclusively for the board of directors of a company.

Pursuant to our bylaws and Central Bank regulations, on August 31, 2006, we established an audit committee, which acts as the audit committee for all our affiliates and subsidiaries. The primary function of our audit committee is to assist our boards of directors in fulfilling their oversight responsibilities by analyzing and ensuring our compliance with applicable laws and regulation. Our audit committee also supervises the integrity of our financial statements and internal controls, including the processing of confidential and anonymous reports from employees, shareholders, suppliers, customers and interested parties regarding fraud, questionable accounting or auditing matters.

Among other things, our audit committee is responsible for:

•	recommending to our board of directors and each of our consolidated subsidiaries’ boards of director, the appointment of and, if necessary, the replacement of, their respective independent auditors;

•	overseeing the work of our independent auditors;

•	reviewing our financial statements before their publication, including the explanatory notes, management reports and independent accountants’ report and the reports issued by the independent accountants of each of our consolidated subsidiaries;

•	analyzing the effectiveness of our internal and independent auditing and accounting procedures and management’s compliance with the auditing policies and procedures established by our internal and independent auditors; and

•	meeting with our management and independent and internal auditors and with the management and the independent and internal auditors of each of our consolidated subsidiaries, in order to verify their compliance with the audit committee’s recommendations.

Our bylaws require that our audit committee be composed of three to six members, each of whom is elected by our shareholders for a maximum five-year term of office. Our board of directors elects our audit committee’s coordinator. The members of our audit committee may be replaced as follows: (1) in case of a temporary replacement, the coordinator of our audit committee will be replaced by another member chosen by the coordinator and in the absence of such a temporary placement chosen by the coordinator, the board of directors will appoint a substitute, from among the other members of the Audit Committee, and (2) in the case of a vacancy, such position will be filled by an individual appointed by our board of directors. A substitute member will serve on the audit committee until such time as our board of directors elects a replacement member. On November 12, 2007, our board of directors approved the audit committee’s charter.

The following table presents the names and positions of the members of the audit committee who were re-elected for a one-year terms on March 31, 2009.

Name	Position

Maria Elena Cardoso Figueira	Coordinator
Taiki Hirashima	Member
Sérgio Darcy da Silva Alves	Member

The members of our audit committee are compensated by us and do not receive any other compensation from our affiliates. In accordance with Central Bank regulations, audit committee members who also serve on the board of directors may choose to receive compensation for their service on the audit committee or their service on the board of directors, but not both.

Our audit committee holds meetings at least once a month and also meets whenever our corporate interests so require. The decisions of the audit committee are taken by a majority of votes at a meeting where a majority of the elected members of the audit committee are present. As a result, our board of directors functions as our audit committee, as specified in Section 3(a)(58) of the Exchange Act, for purposes of approving, on a case-by-case basis, any engagement of our independent auditors for audit and non-audit services provided to our subsidiaries or to us. Except in these respects, our audit committee is comparable to and performs the functions of audit committees of U.S. companies. Since our audit committee cannot be compared to the audit committees of U.S. companies in terms of commitment from our independent auditors in audit and non-audit services, we have relied on the exemption set forth in Exchange Act Rule 10A-3(c)(3) in this regard.

Fiscal Council

According to Brazilian corporate law, the adoption of a fiscal council is voluntary. Although our bylaws contemplate the possibility of a fiscal council, we currently do not have a fiscal council in place. A fiscal council may be adopted on a permanent or temporary basis. The fiscal council is an independent body elected by shareholders annually to supervise the activities of management and independent auditors. The responsibilities of the fiscal council are established by Brazilian corporate law and include oversight of management’s compliance with laws and bylaws, the issuance of a report on the company’s annual and quarterly reports and certain matters submitted for shareholders’ approval and calling of shareholders’ meetings and reporting on specific adverse matters arising at those meetings.

Share Ownership

The following tables provides the names of our directors, executive officers and audit committee members who owned shares of Santander Brasil as of June 30, 2009.

		Percentage of		Percentage of
		Outstanding		Outstanding		Percentage of
	Common	Common	Preferred	Preferred		Total Share
Shareholder	Shares	Shares	Shares	Shares		Capital

Marcos Matioli de Souza Vieira	207,434	*	181,157		*	*
Fábio Colletti Barbosa	216	*	187		*	*
Luiz Carlos da Silva Cantidio Júnior	7	*	8		*	*
Gabriel Jaramillo Sanint	—	—	3		*	*
José de Paiva Ferreira	1	*	—	—		*
Marcial Angel Portela Alvarez**	1	*	—	—		*
José Antonio Alvarez Alvarez**	1	*	—	—		*
José Manuel Tejón Borrajo**	1	*	—	—		*
José Roberto Mendonça de Barros**	1	*	—	—		*
Viviane Senna Lalli**	1	*	—	—		*

(*)	Owns less than 0.01%.

(**)	Appointment pending Central Banking approval.

Shares held by members of our board of directors and executive officers do not have voting rights distinct from shares held by our other shareholders.

Proceedings Involving Management

Fabio Colletti Barbosa served as an executive officer of Cruzeiro Sociedade de Fomento Comercial, or “Cruzeiro”, a former subsidiary of Banco Real. Banking and tax authorities alleged that Cruzeiro, a non-financial institution, in 1997 (i) engaged in non-authorized financial activities, and (ii) did not pay a specific tax allegedly due in connection with these financial activities. Administrative proceedings were initiated and the facts were provided to the Public Prosecutor Office, which in 2004 initiated a penal claim against Mr. Barbosa and other Cruzeiro managers for operating a financial institution without authorization with the intention of avoiding tax payments. In the administrative proceeding, the National Financial System Appeal Council and the Brazilian Federal Revenue Office have decided in favor of Cruzeiro. The decisions under the administrative proceedings have been presented in the penal case, which is temporarily suspended, waiting for a decision that may lead to its termination. Mr. Barbosa’s legal counsel has advised that the claims against him are unfounded and without merit, which advice is supported by the fact that the administrative proceedings that originated the penal claim have already been decided in favor of Cruzeiro.

Principal Differences between Brazilian and U.S. Corporate Governance Practices

We are subject to the NYSE corporate governance listing standards. As a foreign private issuer, the standards applicable to us are considerably different than the standards applied to U.S. listed companies. Under the NYSE rules, we are required only to: (1) have an audit committee or audit board, pursuant to an applicable exemption available to foreign private issuers, that meets certain requirements, as discussed below, (2) provide prompt certification by our chief executive officer of any material non-compliance with any corporate governance rules, and (3) provide a brief description of the significant differences between our corporate governance practices and the NYSE corporate governance practice required to be followed by U.S. listed companies. The discussion of the significant differences between our corporate governance practices and those required of U.S. listed companies follows below.

Majority of Independent Directors

The NYSE rules require that a majority of the board must consist of independent directors, although as a company the majority of whose voting shares are held by another group, we would not be required to comply with this rule. Independence is defined by various criteria, including the absence of a material relationship between the director and the listed company. Under the listing standards of Level 2 of BM&FBOVESPA, our board of directors must have at least five members, at least 20% of which must be independent. Also, Brazilian corporate law, the Central Bank and the CVM have established rules that require directors to meet certain qualification requirements and that address the compensation and duties and responsibilities of, as well as the restrictions applicable to, a company’s executive officers and directors. While our directors meet the qualification requirements of Brazilian corporate law, the Central Bank and the CVM, we do not believe that a majority of our directors would be considered independent under the NYSE test for director independence. The Brazilian corporate law requires that our directors be elected by our shareholders at an annual shareholders’ meeting. Currently, all of our directors are elected by our controlling shareholder.

Executive Sessions

NYSE rules require that the non-management directors must meet at regularly scheduled executive sessions without management present. Brazilian corporate law does not have a similar provision. According to Brazilian corporate law, up to one-third of the members of the board of directors can be elected from management. Our president, Fábio Colletti Barbosa, is a member of our board of directors. There is no requirement that our non-management directors meet regularly without management. As a result, the non-management directors on our board do not typically meet in executive session.

Committees

NYSE rules require that listed companies have a nominating/corporate governance committee and a remuneration committee composed entirely of independent directors and governed by a written charter addressing the committee’s required purpose and detailing its required responsibilities although as a company the majority of whose voting shares are held by another group, we would not be required to comply with this rule. The responsibilities of the nominating/corporate governance committee include, among other things, identifying and selecting qualified board member nominees and developing a set of corporate governance principles applicable to the company. The responsibilities of the remuneration committee, in turn, include, among other things, reviewing corporate goals relevant to the chief executive officer’s compensation, evaluating the chief executive officer’s performance, approving the chief executive officer’s compensation levels and recommending to the board non-chief executive officer compensation, incentive-compensation and equity-based plans.

We are not required under applicable Brazilian corporate law to have a nominating committee, corporate governance committee and remuneration committee. Pursuant to our bylaws, our directors are elected by our shareholders at an annual shareholders’ meeting. Aggregate compensation for our directors and executive officers is established by our shareholders.

Audit Committee and Audit Committee Additional Requirements

NYSE rules require that listed companies have an audit committee that (1) is composed of a minimum of three independent directors who are all financially literate, (2) meets the SEC rules regarding audit committees for listed companies, (3) has at least one member who has accounting or financial management expertise and (4) is governed by a written charter addressing the committee’s required purpose and detailing its required responsibilities.

Resolution No. 3,198 from the Central Bank requires us to have an audit committee of at least three members. The audit committee is elected by the board of directors. In April 2003, the SEC stated that the listing of securities of foreign private issuers will be exempt from the audit committee requirements if the issuer meets certain requirements. We believe that our audit committee, as established according to Resolution No. 3,198 allows us to meet the requirements set forth by the SEC. We rely on this exemption.

Shareholder Approval of Equity Compensation Plans

NYSE rules require that shareholders be given the opportunity to vote on all equity compensation plans and material revisions thereto, with limited exceptions. Under Brazilian corporate law, shareholders must approve all stock option plans. In addition, any issuance of new shares that exceeds our authorized share capital is subject to shareholder approval. Our shareholders do not have the opportunity to vote on all equity compensation plans.

Corporate Governance Guidelines

NYSE rules require that listed companies adopt and disclose corporate governance guidelines. We comply with the corporate governance guidelines under applicable Brazilian law. We believe the corporate governance guidelines applicable to us under Brazilian law are consistent with the guidelines established by the NYSE. We have adopted and observe (1) the Policy of Material Fact Disclosure, which deals with the public disclosure of all relevant information as per CVM’s Instruction No. 358 guidelines; and (2) the Policy on Trading of Securities, which requires management to disclose all transactions relating to our securities, and which is optional under CVM’s Instruction No. 358.

Code of Business Conduct and Ethics

NYSE rules require that listed companies adopt and disclose a code of business conduct and ethics for directors, officers and employees, and promptly disclose any waivers of the code for directors or executive officers. Applicable Brazilian law does not have a similar requirement. We adopted a Code of Ethics on February 27, 2009 which regulates the conduct of our managers in connection with the disclosure and control of financial and accounting information and their access to privileged and non-public information. Our Code of Ethics complies with the requirements of the Sarbanes-Oxley Act and the NYSE rules.

Internal Audit Function

NYSE rules require that listed companies maintain an internal audit function to provide management and the audit committee with ongoing assessments of the company’s risk management processes and system of internal control.

Our internal auditing department works independently to conduct methodologically structured examinations, analysis, surveys and fact finding to evaluate the integrity, adequacy, effectiveness, efficiency and economy of the information systems processes and internal controls related to our risk management. The internal auditing department reports continually to our board of directors and audit committee and its activities are directly supervised by our audit committee, which acts under our board of directors, and is monitored by our audit and operational risk management superior committee. In carrying out its duties, the internal auditing department has access to all documents, records, systems, locations and people involved with the activities under review.

PRINCIPAL SHAREHOLDERS

The Santander Group is the largest private financial group in Spain. Through expansion and acquisitions in Chile, Mexico, Colombia, Argentina and Brazil, among other countries, the Santander Group has grown to become the largest bank in Latin America, measured by assets. As a result of its voting control over us, the Santander Group is in a position to cause the election of a majority of the members of our management and to determine substantially all matters to be decided by a vote of shareholders.

As of the date of this prospectus, Banco Santander, S.A. (formerly Banco Santander Central Hispano, S.A.) indirectly owned 98.2% of our capital stock through its direct subsidiaries, Grupo Empresarial Santander, S.L., Santander Insurance Holding, S.L. and Sterrebeeck B.V. The Santander Group ultimately determines our strategy and manages our operations. Our relationship with the Santander Group has provided us with access to the expertise of the Santander Group in areas such as technology, product innovation, human resources and internal audit control systems. In addition, the Santander Group requires us to follow the Santander Group’s banking policies, procedures and standards, especially with respect to credit approval and risk management. Such policies and expertise have been successfully used by the Santander Group in the Spanish and other banking markets, and our management believes that such policies and expertise have had and will continue to have a beneficial effect upon our operations.

The following table presents the beneficial ownership of our common and preferred shares as of the date of this prospectus.

		Percentage of		Percentage of
		Outstanding		Outstanding	Percentage of Total
Principal Shareholders	Common Shares	Common Shares	Preferred Shares	Preferred Shares	Share Capital
	(In millions, except percentages)

Grupo Empresarial Santander, S.L.	74,967,225,596	41.2%	63,531,985,888	40.2%	40.7%
Sterrebeeck B.V.	99,527,083,105	54.7%	86,492,330,355	54.7%	54.7%
Santander Seguros S.A.	7,239,680	*	9,525,465	*	*
Santander Insurance Holding, S.L.	4,743,356,648	2.7%	4,122,133,988	2.6%	2.6%
Employees(1)	4,957,262	*	4,944,121	*	*
Other minority shareholders	2,739,308,823	1.5%	3,993,682,934	2.5%	2.0%
Treasury shares	—	*	—	*	*

Total	181,989,171,114	100.0%	158,154,602,751	100.0%	100.0%

*	Owns less than 0.01%.

(1)	Includes members of senior management, including Marcos Matioli de Souza Vieira, Fábio Colletti Barbosa, Luiz Carlos da Silva Cantidio Júnior, Gabriel Jaramillo Sanint, José de Paiva Ferreira, Marcial Angel Portela Alvarez, José Antonio Alvarez Alvarez, José Manuel Tejón Borrajo, José Roberto Mendonça de Barros and Viviane Senna Lalli. See “Management — Share Ownership”.

The following table presents the beneficial ownership of our common and preferred shares following the offering, assuming no exercise of the overallotment options.

		Percentage of		Percentage of
		Outstanding		Outstanding	Percentage of Total
Principal Shareholders	Common Shares	Common Shares	Preferred Shares	Preferred Shares	Share Capital
	(In millions, except percentages)

Grupo Empresarial Santander, S.L.	74,967,225,596	35.6%	63,531,985,888	34.5%	35.0%
Sterrebeeck B.V.	99,527,083,105	47.2%	86,492,330,355	46.9%	47.1%
Santander Seguros S.A.	7,239,680	*	9,525,465	*	*
Santander Insurance Holding, S.L.	4,743,356,648	2.2%	4,122,133,988	2.2%	2.2%
Employees(1)	4,957,262	*	4,944,121	*	*
Other minority shareholders	31,614,308,823	15.0%	30,243,682,934	16.4%	15.6%
Treasury shares	—	—	—	—	—

Total	210,864,171,114	100.00%	184,404,602,751	100.00%	100.00%

*	Owns less than 0.01%

(1)	Includes members of senior management, including Marcos Matioli de Souza Vieira, Fábio Colletti Barbosa, Luiz Carlos da Silva Cantidio Júnior, Gabriel Jaramillo Sanint, José de Paiva Ferreira, Marcial Angel Portela Alvarez, José Antonio Alvarez Alvarez, José Manuel Tejón Borrajo, José Roberto Mendonça de Barros and Viviane Senna Lalli. See “Management — Share Ownership”.

The following table presents the beneficial ownership of our common and preferred shares following the offering, assuming full exercise of the overallotment options.

		Percentage of		Percentage of
		Outstanding		Outstanding	Percentage of Total
Principal Shareholders	Common Shares	Common Shares	Preferred Shares	Preferred Shares	Share Capital
	(In millions, except percentages)

Grupo Empresarial Santander, S.L.	74,967,225,596	35.6%	63,531,985,888	34.5%	34.4%
Sterrebeeck B.V.	99,527,083,105	47.2%	86,492,330,355	46.9%	46.1%
Santander Seguros S.A.	7,239,680	*	9,525,465	*	*
Santander Insurance Holding, S.L.	4,743,356,648	2.2%	4,122,133,988	2.2%	2.2%
Employees(1)	4,957,262	*	4,944,121	*	*
Other minority shareholders	35,739,308,823	16.9%	33,993,682,934	18.4%	17.3%
Treasury shares	—	—	—	—	—

Total	214,989,171,114	100.00%	188,154,602,751	100.00%	100.00%

*	Owns less than 0.01%

(1)	Includes members of senior management, including Marcos Matioli de Souza Vieira, Fábio Colletti Barbosa, Luiz Carlos da Silva Cantidio Júnior, Gabriel Jaramillo Sanint, José de Paiva Ferreira, Marcial Angel Portela Alvarez, José Antonio Alvarez Alvarez, José Manuel Tejón Borrajo, José Roberto Mendonça de Barros and Viviane Senna Lalli. See “Management — Share Ownership”.

Significant Changes in Percentage Ownership of Principal Shareholders

As of January 31, 2006, Grupo Empresarial Santander, S.L. owned 100.0% of the ordinary shares and 94.86% of the preferred shares of our then-predecessor company, Banco Santander Meridional S.A. As a result of the reorganization of our operations in Brazil in 2006 (see “Business — History — Santander Group in Brazil”), as of April 30, 2006, Grupo Empresarial Santander, S.L. owned 99.25% of the common shares and 96.50% of the preferred shares (following adjustments for fractional shares resulting from the reorganization) of our then-predecessor company, Banco Santander Banespa S.A. As a result of the share exchange transaction (incorporação de ações) on August 29, 2008 (see “Business — History — Banco Real Acquisition”),

Sterrebeeck B.V. owned 56.83% of our common shares and 56.83% of our preferred shares and Grupo Empresarial Santander, S.L. owned 41.60% of our common shares and 40.53% of our preferred shares.

Santander Insurance Holding became the beneficial owner of all of its shares in us on August 14, 2009 in connection with the series of share exchange transactions pursuant to which certain asset management and insurance companies that had been beneficially owned by the Santander Group were transferred to us. See “Summary — Recent Events — Acquisition of Asset Management and Insurance Companies”. As a result of the share exchange transactions (incorporações de ações) on August 14, 2009, Santander Insurance Holding owned 2.61% of our common shares and 2.61% of our preferred shares, Sterrebeeck B.V. owned 54.69% of our common shares and 54.69% of our preferred shares and Grupo Empresarial Santander, S.L. owned 41.19% of our common shares and 40.17% of our preferred shares.

Voting Rights of Principal Shareholders

Our principal shareholders do not have voting rights distinct from those of our other shareholders. See “Description of Capital Stock — Issued Share Capital”.

RELATED PARTY TRANSACTIONS

We currently engage in, and expect from time to time in the future to engage in, financial and commercial transactions with our subsidiaries and affiliates and those of the Santander Group. Among other transactions, we have credit lines outstanding with the Santander Group and its affiliated financial institutions around the world. At December 31, 2008, borrowings from the Santander Group represented approximately 2.7% of our total funding. In addition, from time to time, we enter into certain transactions with the Santander Group and other related parties for the provision of advisory and advertising services. Such transactions are conducted at arm’s length, based on terms that correspond to the terms that would apply to transactions with third parties.

In line with regulations applicable to us under Brazilian law, we are not permitted to, and do not provide loans or advances to any of our subsidiaries (with the exception of loans to leasing subsidiaries), executive officers, members of our board of directors or their family members.

Information Technology Platform

We contract with certain affiliates of the Santander Group (Ingeniería de Software Bancário S.L. (Spain), ALTEC S.A. (Chile), Produban Servicios Informáticos Generales S.L. (Spain), ISBAN S.A. (Brasil) and Produban S.A. (Brasil) for the outsourcing of certain products and services relating to our information technology platform, including software development, hosting and information processing. We believe the provision of these services is provided on an arm’s-length basis on terms substantially similar to those available from other providers in the market. In each of 2008 and 2007, we paid to affiliates of the Santander Group approximately R$291 million and approximately R$16.1 million, respectively, for the provision of such products and services. See “Business — Technology”.

Procurement Services

We have entered into agreements with Aquanima Brasil Ltda., an affiliate of the Santander Group, which offers procurement services (sourcing, e-procurement, outsourcing and consultancy) to the Santander Brasil Group. Volume aggregation between Santander Brasil and other client companies allow for joint purchases for groups of different clients. We believe the agreements entered into with Aquanima Brasil Ltda. were on an arm’s-length basis on terms substantially similar to those available from other providers in the market. In each of 2008 and 2007, we paid Aquanima Brasil Ltda. approximately R$16 million for the provision of these services.

Other Related Party Transactions

From time to time we engage in lending and borrowing transactions to fund our operations and other miscellaneous transactions with various companies of the Santander Group, in compliance with restrictions on loans or advances imposed by Brazilian law. The following table shows the balances owed to us by such companies (assets) at each of June 30, 2009 and December 31, 2008 and the amounts owed by us to such companies (liabilities) at the same dates. The table also sets forth amounts received (income) or paid (expenses) to such companies for the six months ended June 30, 2009 and the year ended December 31, 2008. All such transactions with Santander Group companies were conducted on an arm’s-length basis on terms substantially similar to those available from other providers in the market.

	At and for the Six Months Ended				At and for the Year Ended
	June 30, 2009				December 31, 2008
	Joint-				Joint-
	Controlled			Income	Controlled		Income
	Companies	Balance		(Expenses)	Companies	Balance	(Expenses)
	(In thousands of R$)

Assets
Cash and balances with the Brazilian Central Bank	—	651,114	(1)	—	—	714,127	—
Banco Santander, S.A. — Spain	—	650,968		—	—	713,858	—
Other	—	146		—	—	269	—
Loans and advances to credit institutions(2)	397,913	1,361,391		225,855	455,844	10,587,034	(102,517)
Banco Santander, S.A. — Spain	—	570,734		18,063	—	3,586,253	(111,954	)(3)
Abbey National Treasury Services Plc	—	780,640		—	—	4,674,000	9,437
Santander Benelux, S.A., N.V.	—	10,017		207,792	—	2,326,781	—
Cía de Crédito, Financiamento e Investimento Renault do Brasil	341,985	—		—	380,808	—	—
Cía de Crédito, Financiamento e Investimento Renault do Brasil	55,928	—		—	75,036	—	—
Trading derivatives	—	825,374		146,973	—	1,501,689	5,644,084
Banco Santander, S.A. — Spain	—	1,079		4,994	—	—	44,672
Santander Benelux, S.A., N.V.	—	797,230		130,856	—	1,472,414	5,565,713
Santander Overseas Bank, Inc — Puerto Rico	—	27,065		1,796	—	28,858	31,864
Santander International Bank	—	—		327	—	—	1,835
Abbey National Treasury Services Plc	—	—		9,000	—	417	—
Trading account	—	5,800		—	—	18,865	—
Banco Santander, S.A. — Spain	—	5,800		—	—	18,865	—
Other assets	—	284,615		57,754	111	125,237	51,932
Banco Santander, S.A. — Spain	—	6,476		6,902	—	1,924	15,800
Real Seguros Vida e Previdência S.A.	—	44,880		18,024	—	—	—
ISBAN S.A.	—	—		14,251	—	—	—
Santander Seguros S.A.	—	194,177		213	—	115,720	1,078
Santander Brasil Seguros S.A.	—	4,904		—	—	4,539	—
Santander Capitalização S.A.	—	33,307		13,137	—	3,054	35,054
Santander Brasil Asset Management DTVM Ltda.	—	871		5,227	—	—	—
Diamond Finance Prom. Vendas	—	—		—	100	—	—
Tecnologia Bancária — TECBAN	—	—		—	11	—	—

	At and for the Six Months Ended			At and for the Year Ended
	June 30, 2009			December 31, 2008
	Joint-			Joint-
	Controlled		Income	Controlled		Income
	Companies	Balance	(Expenses)	Companies	Balance	(Expenses)
	(In thousands of R$)

Liabilities
Customer deposits	(195,024)	(220,422)	(10,350)	(85,198)	(120,400)	(10,374)
Produban Serviços de Informática S.A.		(18,262)	(1,655)		(35,438)	(2,654)
Santander Seguros S.A.		(35,273)	—		(8,094)	—
Santander Brasil Seguros S.A.		(1,091)	—		—	—
Santander Capitalização S.A.		(4,808)	—		—	—
ISBAN S.A.		(24,128)	(3,668)		(73,153)	(7,445)
Real Seguros Vida e Previdência S.A.		(62,241)	—		—	—
Santander Brasil Asset Management DTVM Ltda.		(74,260)	(4,868)		—	—
Universia Brasil S.A.		(359)	(149)		—	—
Cia Brasileira de Soluções e Serviços — CBSS	(184,303)	—	—	(67,225)	—	—
Estrutura Brasileira de Projetos S.A. — EBP	(10,721)	—	—		—	—
Celta Holdings Ltda.		—		(1,686)	—	—
Tecnoligia Bancária — TECBAN		—		(16,280)	—	—
Others		—		(7)	(3,715)	(275)
Deposits from credit institutions	(17,631)	(6,557,115)	(481,501)	(39,229)	(5,471,056)	(552,897)
Banco Santander, S.A. — Spain		(6,300,379)	(73,658)		(4,071,725)	(439,379)
Santander Benelux, S.A., N.V.		(6,929)	(452,448)	—	—	—
Santander Overseas Bank, Inc — Puerto Rico		(139,822)	(8,291)	—	(1,153,129)	(50,406)
Banco Español de Crédito, S.A. — Banesto		(108,875)	(592)	—	(240,852)	(12,263)
Banco Santander Rio S.A.		(465)	—	—	—	—
Banco Santander, S.A. — Uruguay		(645)	—	—	(1,063)	(11)
Banco Santander, S.A. — Chile		—	—	—	(4,287)	(50,838)
Cía.Arrendamento Mercantil Renault do Brasil	(2,082)	—	—	(25,589)	—	—
Cía de Crédito, Financiamento e Investimento Renault do Brasil	(14,829)	—	—	(14,640)	—	—
Trading derivatives	—	(900,360)	(81,773)	—	(1,667,390)	(6,183,306)
Banco Santander, S.A. — Spain		(26,661)	—.	—	(160,648)	(204,622)
Santander Benelux, S.A., N.V.		(849,194)	(62,171)	—	(1,468,981)	(5,915,518)
Santander Overseas Bank, Inc — Puerto Rico		—	(4,762)	—	(2,232)	(7,719)
Abbey National Plc		(23,493)	(13,661)	—	(35,529)	(36,832)
Abbey National Treasuty Plc		—	—	—	—	(18,615)
Santander International Bank		(1,012)	(1,179)	—	—	—

	At and for the Six Months Ended			At and for the Year Ended
	June 30, 2009			December 31, 2008
	Joint-			Joint-
	Controlled		Income	Controlled		Income
	Companies	Balance	(Expenses)	Companies	Balance	(Expenses)
	(In thousands of R$)

Other Liabilities — Dividends and Bonuses Payable	(1,829)	(784,543)	—	—	(1,352,252)	—
Grupo Empresarial Santander, S.L.		(412,410)	—	—	(567,344)	—
Santander Insurance Holding, S.L.		(61,252)	—	—	—	—
Sterrebeeck B.V.		(310,881)	—	—	(784,892)	—
Cía.Arrendamento Mercantil Renault do Brasil	(1,829)	—	—	—	—	—
Others		—		—	(16)	—
Other Payables — Other	—	(39,542)	(158,970)	(7,925)	(40,534)	(227,861)
Banco Santander, S.A. — Spain		(9,181)	(680)	—	(12,075)	(289)
ISBAN S.A.		(320)	(59,745)	—	(6,368)	(95,552)
Altec, S.A. — Chile		—	(550)	—	(4,395)	(2,837)
Aquanima Brasil Ltda.		—	(10,750)	—	—	(16,095)
Ingeniería de Software Bancario, S.L		—	(16,470)	—	(14,479)	(19,857)
Produban Serviços de Informática S.A.		(4)	(60,137)	—	(45)	(82,519)
Produban Servicios Informáticos Generales, S.L		—	(6,176)	—	(3,084)	(7,472)
Santander Brasil Asset Management DTVN S.A.		—	(3,220)	—	—	—
Santander Seguros S.A.		(29,974)	(164)	—	—	—
Santander Capitalização S.A.		(63)	(311)	—	—	—
Universia Brasil S.A.		—	(767)	—	—	(2,237)
Diamond Finance Prom. Vendas		—	—	(7,925)	—	—
Others		—	—	—	(88)	(1,003)

	For the Six Months Ended
	June 30,
	2009	2009	2008

Income
Interest and similar income	25,271	209,514	19,818
Interest expenses and similar charges	(13,066)	(543,674)	(27,360)
Gains/losses on financial assets and liabilities	—	81,541	110,481
Other income expenses	19,840	(130,922)	193,807

(1)	Comprised of cash balances that did not bear interest.

(2)	All loans to related parties were made in our ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. The largest loan amount to a related party as of June 30, 2009 was extended to Abbey National Treasury Services Plc in the aggregate amount of R$781 million. This amount was extended in connection with overnight lending transactions, and generally accruing interest at an average annual rate of 0.05%.

(3)	Expenses were due to the netting effect of derivative transactions in foreign currencies with Santander Spain that were recorded as loans and advances to credit institutions.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of certain significant provisions of our bylaws, the Brazilian corporate law and the rules and regulations of the CVM and the listing rules of the BM&FBOVESPA’s Level 2 segment that pertain to our capital, management, periodical and occasional disclosures, as well as other corporate issues applicable to us. This description does not purport to be complete and is qualified by reference to our bylaws, the Brazilian corporate law, the rules and regulations of the CVM and the Listing Rules of the BM&FBOVESPA. In Brazil, bylaws (estatutos sociais) are the principal governing document of a corporation (sociedade por ações). See “Management” and “Regulatory Overview”.

General

We are currently a publicly-held company, incorporated under Brazilian law on August 9, 1985. Our headquarters are located in the city of São Paulo, state of São Paulo, at Rua Amador Bueno, 474. Documentation of our incorporation is duly registered with the Junta Comercial do Estado de São Paulo (Board of Trade of the State of São Paulo), or JUCESP, under NIRE (Registry Number) No. 35300332067.

On September 18, 2009, we entered into an agreement to join the Level 2 segment of the BM&FBOVESPA, pursuant to which we must comply with certain requirements relating to corporate governance practices and disclosure of information to the market.

Issued Share Capital

As of the date of this prospectus, our capital stock was R$49,623,613,674.28, fully paid-in and divided into 340,143,773,865 shares, all nominative, in book-entry form and without par value, consisting of 181,989,171,114 common shares and 158,154,602,751 preferred shares. Under our bylaws, we may increase our capital stock up to our authorized limit, irrespective of any amendments to our bylaws, upon a resolution of our board of directors, and through the issue of up to 500 billion new shares, provided that the total number of preferred shares cannot exceed 50% of the total number of our outstanding shares. Any capital increase in excess of this limit requires approval by our shareholders. Pursuant to the rules of the Level 2 segment of BM&FBOVESPA, we may not issue certificates, and in accordance with Law No 4,595 we may not issue debentures. Up to the authorized capital, our board of directors may issue warrants.

Within the limit of our authorized capital and according to the plan approved by the shareholders’ meeting, we may grant stock options to our officers, employees and individuals who render services to us or to our controlled companies, with the exclusion of the preemptive right of our shareholders at the time of the grant or exercise of the stock options.

Following this offering, after giving effect to the exercise of the over-allotment option, our capital stock would amount to R$63,723,613,674.30, represented by 403,143,773,865 shares, divided into 214,989,171,114 common shares and 188,154,602,751 preferred shares. See “Capitalization”.

Treasury Stock

As of the date of this prospectus, we have no shares in treasury.

Shareholders’ Agreement

As of the date of this prospectus, there is no shareholders’ agreement in force related to us.

Corporate Purposes

Pursuant to Article 4 of our bylaws, our corporate purpose is to (1) participate in active, passive and accessory transactions related to our authorized portfolios (commercial, investment, credit, financing and investment, real estate credit and leasing, as well as foreign exchange transactions); (2) manage investment portfolios and any other transaction that would be allowed by law and regulations in force; (3) participate, as shareholder or quotaholder, in other companies.

Description of the Subscription Receipts

Subscription receipts are securities that evidence the subscription by their holders of our shares. Except for the right to be converted into common shares and preferred shares, as the case may be, upon Central Bank ratification of our capital increase, subscription receipts are not entitled to any other right, including rights to receive dividends or interest on shareholders’ equity paid in respect of our shares, nor do subscription receipts entitle holders to exercise voting rights.

Investors in this offering will initially receive units comprised of subscription rights that cannot be converted into underlying shares until the ratification by the Central Bank of our capital increase. Therefore, until such ratification, every unit will initially represent 48.125 subscription receipts of common shares, 6.875 common shares, 43.750 subscription receipts of preferred shares, and 6.250 preferred shares. Upon the ratification by the Central Bank, the subscription receipts included in the units will be converted into common and preferred shares and each unit will represent 55 common shares and 50 preferred shares. Shares initially included in the units pending such approval will be lent to the underwriters by our shareholder, Santander Insurance Holding, S.L. Conversion of subscription receipts will be registered on the books of the Custodian and holders of the units will not need to take any additional action in connection with the conversion of subscription receipts into common and preferred shares. See “Risk Factors — Risks Relating to Our Units and ADSs — Until the Central Bank ratifies our capital increase in connection with this offering, the units will represent subscription receipts, common and preferred shares and not only our common and preferred shares. We cannot provide assurance as to when or if the Central Bank will ratify our capital increase.”

Description of the Units

The units are depositary share certificates, each representing 55 common shares and 50 preferred shares, free and clear of liens or encumbrances.

The shares underlying the units will be registered in the name of the custodian and reflected in a deposit account maintained by the custodian for the benefit of each of the unit holders. Title of the units is transferable upon the execution of a transfer order from the holder of record to the custodian. Income generated by the units and the proceeds of redemption or amortization of the units may only be paid to the holder of record in accordance with the books maintained by the Bank, as custodian. The shares underlying the units, the income generated by such shares and the proceeds from share redemption or amortization may not be pledged, encumbered or given as collateral by unit holders, and may not be subject to attachment, seizure, impounding or any other form of lien or confiscation.

The units will be registered in book-entry form and will be kept by the Bank in the name of the holders thereof. Transfers of title will take place by debiting the unit account of the seller and crediting the unit account of the buyer, pursuant to a written transfer order from the seller or a judicial authorization or order for the transfer, delivered to the Bank, which will hold on to the transfer order. Payment of dividends, interest attributable to shareholders’ equity and/or other cash distributions will be made through the Bank, which will deliver the funds to the unit holders.

If the units are encumbered by pledge, trust, conditional sale or other liens, these will be annotated in the records kept by the custodian and included in the account statements issued for the units. As custodian, the Bank will be required, at the request of unit holders, to provide statements of the unit accounts at the end of every month in which activity is recorded on the account or, in the absence of such activity, at least once a year. Unit account statements must expressly indicate that they are unit account statements, contain a warning that the deposited shares, their income or proceeds from redemption or amortization may only be delivered to the account holder or pursuant to a written order from the unit holder and set forth the place and date of issue, the name of the unit holder, the name and identity of the account holder, a description of the deposited shares underlying the units, the deposit fee charged by the Bank, if any, and the location of the unit holder service centers.

Units may be traded pursuant to written orders issued by account holders to a stockbroker operating at the stock exchange where the units are listed for trading. Upon presentation of such order, the custodian will block the units from being traded and will transfer them to the buyer after receiving notice from the stock exchange that the units were sold.

At any time, unit holders may order the Bank to cancel the units and transfer the underlying shares to the share deposit account kept by the custodian in the name of the holder. The unit holder shall bear any transfer and cancellation costs for cancelling the units. Units encumbered in any way, however, may not be cancelled. The right to cancel units may be suspended upon the announcement of the commencement of an offering of units, in Brazil or abroad, in which event the suspension period may not exceed 180 days. Cancellation cannot be requested for those units that are subject to any encumbrances or liens. The units may not be cancelled for receipt of the underlying shares for a 180-day period following the Initial Announcement (Anúncio de Início), except for units held by Credit Suisse in order to return the shares borrowed by Credit Suisse for purpose of carrying out stabilization transactions through the end of stabilization period. See “Underwriting.”

The following rules apply to the exercise of the rights granted to the shares underlying units:

•	Dividends and other cash distributions, including the proceeds from redemption or amortization of shares issued by us, will be transferred to the Bank and BM&FBOVESPA, in their capacity as depositaries of the shares, which will then deliver the funds to unit holders;

•	Only shareholders registered as such in our corporate books, and, in the case of the ADS holders, only the custodian, are entitled to attend shareholders’ meetings and exercise their voting rights;

•	In the event of a stock split, cancellation, reverse stock split or new issues of shares by us while the units are in existence, the following rules will be observed:

(1) In the event there is a change in the number of shares represented by units as a result of a reverse stock split or cancellation of shares, the Bank, as custodian, will debit from the unit accounts the number of cancelled shares of each unit holder, and proceed to cancel the relevant units. The custodian must maintain a ratio of 55 common shares to 50 preferred share issued by us and represented by units and will deliver to holders those shares that are insufficient to constitute a unit at the BM&FBOVESPA in the form of shares, rather than units; and

(2) In the event there is a change in the number of shares represented by the units as a result of a reverse stock split or cancellation of shares, the custodian will register the deposit of the new shares and issue new units, registering them in the accounts of their respective holders, so as to reflect the new number of shares held by unit holders. The custodian must maintain a ratio of 55 common shares to 50 preferred share issued by us and represented by units and will deliver to holders those shares that are insufficient to constitute a unit at the BM&FBOVESPA in the form of shares, rather than units.

•	In the event there is an increase in our capital stock as a result of the issue of new shares, therefore permitting the creation of new units, unit holders will be entitled to exercise preemptive rights with respect to the shares underlying the units. In such circumstances, the Bank will create the new units in the book-entry registry of units and credit the units to their holders so as to reflect the new number of common and preferred shares issued by us. The custodian must maintain a ratio of 55 common shares to 50 preferred share issued by us and represented by units and will deliver to holders those shares that are insufficient to constitute a unit at the BM&FBOVESPA in the form of shares, rather than units. There will be no automatic credit of units in the event of exercise of preemptive rights over the issuance of securities other than shares; and

•	Unit holders will be entitled to receive any shares issued as a result of our consolidation or merger.

Policy for the Trading of Our Securities

We have a policy outlining rules for trading with our securities, the objectives of which are (1) to prevent and punish insider trading with our securities and (2) define rules relating to the trading with our securities, according to CVM Instruction No 358 and our internal policies. This policy also is intended to prevent tipping (the passing of privileged information to the benefit of third parties) and to promote transparency in the trading of our securities. This policy describes periods in which there shall be no trading with our securities, in order to avoid any question of insider trading. The policy applies to us, our controlling shareholders (be they direct and indirect), board members, members of our fiscal council (when it is active) and other technical and advisory committees, employees and managers who, by virtue of their office or position have access to any privileged information, among others.

Rights of Common Shares and Preferred Shares

Each common share entitles its owner to one vote in our general and special shareholders’ meetings. Common shares which are not owned by our controlling shareholder entitle tag-along rights to its owner, in the event of the disposition of our control in one or a series of successive transactions, under the same terms and conditions extended to our controlling shareholder

Our preferred shares do not have voting rights in our shareholders’ meetings, except as related to the following matters:

•	our transformation, incorporation, merger or a spin-off of our assets;

•	the approval of contracts which would have been subject to approval in general shareholders’ meeting entered into by and between us and our controlling shareholder, directly or indirectly;

•	the appraisal of assets to be contributed to increase our capital stock;

•	appointment of an appraisal company to appraise our economic value in case of cancellation of our registration as a publicly-held company or the cancellation of our Level 2 status (except in the case we adhere to the Novo Mercado listing segment rules of BM&FBOVESPA, which imply adoption of additional corporate governance practices);

•	amendment or revocation of applicable regulations that alter or modify any of the requirements of Section 4.1 of the Level 2 Regulation; provided that such right shall only be effective as long as the Level 2 Regulation Agreement remains in force.

Apart from this, holders of preferred shares are entitled to the following rights:

•	the right to participate with priority in the distribution of dividends and interest on shareholders own equity in an amount 10% higher than those attributed to common shares;

•	the right to participate, in the same terms and conditions attributed to holders of common shares, in capital increases as a result of capitalization of reserves and profits, and in the issuance of warrants resulted from the capitalization of stayed profits;

•	the right to a priority reimbursement of capital stock; and

•	tag-along rights, in the event of the disposition of our control in one or a series of successive transactions, under the same terms and conditions extended to our controlling shareholder.

The shareholders’ meeting may decide on conversion of the preferred shares into common shares.

The Brazilian corporate law sets forth that shares without voting rights or shares with restricted rights, including our preferred shares, shall be granted unrestricted voting rights if the company ceases to distribute, during three consecutive fiscal years, any fixed or minimum dividend granted to these shares, until the respective distributions are made.

Under Brazilian corporate law, any change in the preferences or that have an adverse financial effect on rights of the holders of our preferred shares, or any change that results in the creation of a more favored class of preferred shares, must be approved by a resolution at a general shareholders’ meeting, and will only become valid and effective after approval by a majority of our preferred shareholders in a special shareholders’ meeting.

According to the Brazilian corporate law, (1) holders of preferred shares without voting rights (or with restricted voting rights) collectively representing at least 10% of our total capital stock and (2) holders of common shares not in the control block, which individually or collectively represent 15% of our common capital stock may appoint one member of our board of directors and his or her alternate at any annual shareholders’

meeting. In addition, if either the common or preferred shares held by the non-controlling shareholders are insufficient to achieve these percentages, they may combine their shares to appoint one member of our board of directors and his or her alternate. However, these rights are exercisable only by holders of the shares that have held them for a minimum of three months before the date of the annual shareholders’ meeting.

Our shareholders possess the following rights, which, under Brazilian corporate law, cannot be repealed by our bylaws or decisions made at shareholders’ meetings, including:

•	the right to vote during our shareholders meetings, for our common stock shareholders and for specific matters for our preferred stock shareholders;

•	the right to participate in the distribution of income and the right to participate equally and ratably in any remaining assets upon our liquidation;

•	the preferential right to subscribe shares into shares under certain circumstances;

•	the right to monitor the management of our business pursuant to the provisions of Brazilian corporate law; and

•	the right to withdraw from our company in those circumstances set forth under Brazilian corporate law, including (1) our merger or consolidation and (2) our spin-off, among other circumstances.

Shareholders’ General Meetings

At shareholders’ meetings regularly called and convened, our shareholders are generally empowered to take any action relating to our corporate objective and to adopt such resolutions as they may deem necessary. Shareholders at the annual general shareholders’ meeting have the exclusive power to approve our financial statements and determine the allocation of our net income and the payment of dividends with respect to the year ended immediately prior to the shareholders’ meeting. The election of our directors typically takes place at the annual shareholders’ meeting, although Brazilian corporate law provides that they may also be elected at a special shareholders’ meeting. According to Level 2 Regulation, we must elect independent directors in proportion of 20% of the total number of our Board of Directors. Members of our fiscal council, if the necessary number of shareholders requires its establishment, may be elected at any shareholders’ meeting.

A special shareholders’ meeting may be held at any time, including concurrently with our annual general shareholders’ meeting. At shareholders’ meetings, among others according to our bylaws and without prejudice to other matters under their authority, our shareholders may make decisions concerning several matters, including: (1) amendment of our bylaws; (2) election and dismissal of the members of our board of directors; (3) determination of the aggregate compensation of the members of the board of directors, our officers, and the fiscal council, if the necessary number of shareholders require its establishment; (4) approval of management accounts and financial statements; (5) approval of the allocation of our profits and the payment of dividends, based on a proposal submitted by our management; (6) election of the liquidator and election of the members of the fiscal council that should operate during the liquidation proceedings; (7) delisting from the Level 2 segment of the BM&FBOVESPA; (8) suspension of the rights of a shareholder who has violated Brazilian corporate law or our bylaws; (9) approval of our merger, consolidation or spin-off; (10) approval of our dissolution and liquidation, and approval of the reports prepared by the liquidators; and (11) election of an appraisal company to determine our economic value in the case of a cancellation of our registration as a public company or the cancellation of our Level 2 segment status.

Quorum for our Shareholders’ General Meetings

As a general rule, Brazilian corporate law sets forth that a quorum for purposes of a shareholders’ meeting consists of shareholders representing no less than 25% of a company’s issued and outstanding voting capital stock on the first meeting which is called and, if that quorum is not reached, any number of our voting capital stock on the second meeting called. A quorum for purposes of amending our bylaws consists of shareholders representing at least two-thirds of our issued and outstanding capital stock on the first call meeting and any percentage on the second call meeting.

A quorum smaller than the quorum established by Brazilian corporate law may be authorized by the CVM for a public company with widely traded shares that has had less than half of the holders of its voting shares in attendance at its last three shareholders’ meetings.

As a general rule, the affirmative vote of shareholders representing at least a majority of our issued and outstanding common shares present at a shareholders’ meeting in person, or represented by a proxy, is required to approve any proposed action, with abstentions not being taken into account. However, the affirmative vote of shareholders representing at least 50% of our issued and outstanding voting capital is required, among other things, for: (1) reducing the mandatory dividend for distribution to our shareholders; (2) changing our corporate objectives; (3) approving our consolidation or merger with another company; (4) approving the spin-off of a portion of our assets or liabilities; (5) approving our participation in a group of companies (as defined in the Brazilian corporate law); (6) suspending our liquidation; and (7) approving our dissolution.

Notice of our Shareholders’ General Meetings

Brazilian corporate law requires that all shareholders’ meetings be called by means of at least three publications in the official newspaper of the State of São Paulo (the Diário Oficial do Estado do São Paulo), and in another widely circulated newspaper. Additionally, we are required to publish such notice in a widely circulated newspaper in São Paulo, where the BM&FBOVESPA is located. Our notices are currently published in the Diário Oficial do Estado do São Paulo, the official newspaper of the state of São Paulo, as well as in the newspaper Valor Econômico. The first notice must be published no later than 15 days before the date of the meeting, and the second, no later than eight days before the date of the meeting. However, in certain circumstances, at the request of any shareholder and after hearing us, the CVM may require that the shareholders’ meeting to be postpone to be realized within 30 days of the first notice. In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of the special shareholders’ meeting so that the requesting shareholder may become familiar with and analyze the proposals to be voted upon at the meeting. Such notice must contain the agenda for the meeting and, in the case of an amendment to our bylaws, a summary of the proposed amendment.

Location of our Shareholders’ General Meetings

Our shareholders’ meetings are held at our headquarters at Rua Amador Bueno, No. 474, in the city of São Paulo, state of São Paulo, Brazil. Brazilian corporate law allows our shareholders to hold meetings outside our headquarters in an event of force majeure, provided that the meetings are held in the city of São Paulo and the relevant notice contains a clear and accurate indication of the place where the shareholders’ meeting should take place.

Who May Call our Shareholders’ General Meetings

According to the Brazilian corporate law, our board of directors may call a shareholders’ general meeting. Shareholders’ general meetings may also be called by:

•	any shareholder, if our board of directors fail to call a shareholders’ general meeting within 60 days after the date they were required to do so under applicable laws and our bylaws;

•	shareholders holding at least 5% of our share capital if our board of directors fail to call a meeting within eight days after receipt of a request to call the meeting by those shareholders, and such request must indicate the proposed agenda;

•	shareholders holding at least 5% of our common shares or shareholders holding at least 5% of our preferred shares if our board of directors fail to call a meeting within eight days after receipt of a request to call the meeting to convene a fiscal council; and

•	our fiscal council, if one is in place, if our board of directors delays calling an annual shareholders’ meeting for more than one month. The fiscal council may also call a special general shareholders’ meeting any time if it believes that there are significant or urgent matters to be addressed.

Conditions for Admission at our Shareholders’ General Meetings

Shareholders present at shareholders’ meetings must provide evidence of his or her status as shareholders and his or her ownership of shares that have voting rights as established on the Brazilian corporate law. Our shareholders may be represented at a shareholders’ meeting by a proxy appointed less than a year before the meeting, which proxy must be a shareholder, a corporate officer, a lawyer or, in the case of a publicly traded company, such as us, a financial institution. An investment fund shareholder must be represented by its investment fund officer.

Board of Directors

Our bylaws require that our board of directors consist of a minimum of five directors and a maximum of twelve, one of them denominated chairman, another vice-chairman and the other members denominated directors. The exact number of directors is set by a vote of a majority of our shares. According to Level 2 Regulation, at least 20% of the members of our board of directors should be independent. Brazilian corporate law allows cumulative voting at the request of at least 10% of our voting capital stock.

The Brazilian corporate law permits cumulative voting upon the request of shareholders of at least 10% of our voting capital. Should this occur, each share will be granted as many votes as there are seats on the board, and each shareholder will have the option to cast his or her votes for one of more candidates. Under CVM Instruction No. 282, dated June 26, 1998, the minimum percentage required for a shareholder to request adoption of cumulative vote procedure in public companies may be reduced based on the amount of the outstanding capital stock reflected in its bylaws, varying from 5% to 10%.

If there is no request for cumulative voting, under applicable law, the shareholders, individually or jointly, of at least 15% of our common shares, or the shareholders, individually or jointly, of at least 10% of our preferred shares or shares with restricted voting rights, or still the shareholders of common and preferred shares which jointly represent at least 10% of our total capital stock, have the right to indicate, in a separate election, one member of the board of directors and the respective substitute.

In addition, under Brazilian corporate law, each member of our board of directors must hold at least one share issued by us.

Transactions of Interest to Our Directors

Brazilian corporate law prohibits a director from: (1) performing any act consisting of a concession by using corporate assets to our detriment, as well as borrowing funds or obtaining any loan with, or borrowing any corporate assets from us, or using the benefits from our assets, services or credits, according to his own and personal interests, or benefit any company through which he has any interest, without prior written authorization of our shareholders or board of directors; (2) by virtue of his or her position, receiving any type of direct or indirect personal advantage from third parties without authorization in the bylaws or from a shareholders’ meeting; and (3) taking part in any corporate transaction in which he or she has an interest that conflicts with our interest or in the decisions made by other directors on the matter.

Withdrawal Rights

Shareholders who dissent or abstain from voting on certain actions taken during a shareholders’ general meeting have the right under the Brazilian corporate law to withdraw from our company and to receive the value of their shares.

According to the Brazilian corporate law, shareholder withdrawal rights may be exercised in the following circumstances, among others:

•	a modification in preferences, privileges or a condition of redemption or amortization conferred upon our preferred shares or creation of a new, more favored class of preferred shares (in which case, only the shareholders adversely affected by such modification or creation will have withdrawal rights);

•	a spin-off (cisão) of our company (in the specific circumstances described below);

•	a reduction in the percentage of our mandatory dividends;

•	a change in our corporate purpose;

•	an acquisition of a controlling stake in our company if the acquisition price is outside of the limits established by the Brazilian corporate law;

•	a merger (fusão) of our company with another company if we are not the surviving entity or our consolidation (incorporação) with another company; or

•	an approval of our participation in a group of companies (as defined in the Brazilian corporate law).

The Brazilian corporate law further provides that any resolution regarding a spin-off will entitle shareholders to withdraw if the spin-off:

•	causes a change in our corporate purpose, except if the equity is spun-off to a company whose primary activities are consistent with our corporate purposes;

•	reduces our mandatory dividends; or

•	causes us to join a group of companies (as defined in the Brazilian corporate law).

In cases where (1) our company merges with another company in circumstances in which we are not the surviving company, or (2) we are consolidated with another company, or (3) we participate in a group of companies (as defined in the Brazilian corporate law), our shareholders will not be entitled to withdraw from our company if their respective shares are (1) liquid, defined as part of the BM&FBOVESPA index or some other traded stock exchange index (as defined by the CVM) and (2) widely held, such that the controlling shareholder or companies it controls hold less than 50% of our shares.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ general meeting. We are entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of those rights if the redemption of shares of dissenting or non-voting shareholders would jeopardize our financial stability.

If shareholders exercise withdrawal rights, they are entitled to receive net book value for the shares, based on the last balance sheet approved by the shareholders. If the resolution giving rise to the rights is made later than 60 days after the date of the last approved balance sheet, the shareholder may demand that his or her shares be valued according to a new balance sheet dated no less than 60 days before the resolution date. In this case, we must immediately pay 80% of the equity value of the shares according to the most recent balance sheet approved by our shareholders, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ general meeting.

Redemption of Shares

According to the Brazilian corporate law, we may redeem our shares by a decision taken in a special shareholders’ general meeting by shareholders representing at least 50% of the affected shares by the redemption. The share redemption may be paid with our profit, profit reserves or capital reserves. If the share redemption is not applicable to all shares, the redemption will be made by lottery. If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify on a pro rata basis, the shares to be redeemed.

Registration of Shares

With reference to the rights relating to our units as described above, our shares are held in book-entry form by us and we act as the custodian agent for our shares. Transfer of our shares will be carried out by means of book entry by us, debiting the share account of the seller and crediting the share account of the buyer, with the presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Preemptive Rights

Except as provided below, our shareholders have a general preemptive right to participate in any issuance of new shares and warrants, in proportion to their respective shareholding at such time, but the conversion of warrants into shares, the granting of options to purchase shares and the issuance of shares as a result of its exercise, are not subject to preemptive rights. In addition, the Brazilian corporate law allows for companies’ bylaws to give the board of directors the power to exclude preemptive rights or reduce the exercise period of such rights with respect to the issuance of new shares, debentures convertible into shares (though technically not applicable to us, as we are not permitted to issue debentures under Brazilian banking regulations) and subscription warrants up to the limit of the authorized share capital if the distribution of those shares is effected through a stock exchange, through a public offering or through an exchange of shares in a tender offer the purpose of which is to acquire control of another company. Shareholders are allowed to exercise the preemptive rights for a period of at least 30 days following the publication of notice of the issuance of shares and warrants, and the right may be transferred or disposed of for consideration. This offering should be carried out with the exclusion of our shareholders’ preemptive rights.

Purchases of Our Own Shares by Us

Our bylaws entitle our board of directors to approve the acquisition of our own shares. The decision to acquire our shares and maintain the acquired shares in treasury or to cancel them may not, among other things: (1) result in the reduction of our share capital; (2) require the use of resources greater than our retained earnings or reserves recorded in our most recent financial statements, except the legal reserve (as defined in the applicable regulation); (3) create, directly or indirectly, any artificial demand, supply or share price condition, or use any unfair practice, as a result of any action or omission; (4) be used for the acquisition of unpaid stock or shares held by our controlling shareholders; or (5) be conducted during the course of a public offering to purchase our shares. We may not keep in treasury more than 10% of our outstanding shares, excluding the shares held by our controlling shareholders, but including the shares held by subsidiaries.

Any acquisition of our shares must be made on a stock exchange, except where the shares are registered for negotiation only in the over-the-counter market, and cannot be made in a private transaction or at a price higher than the market price unless prior approval is received from the CVM (and except to perform stock options previously granted to our officers by us). We may also purchase our shares for the purpose of going private. Additionally, we may acquire or issue put or call options related to our shares.

Restriction on Certain Transactions by us, our Controlling Shareholders, Directors, Executive Officers and Members of our Fiscal Council

Under the CVM rules and regulations, we, our controlling shareholders, directors, executive officers and members of our fiscal council, when it is active, and members of any other technical or advisory committees or bodies performing technical or advisory functions, created under by our bylaws (who are considered insiders under Brazilian securities regulations), must abstain from trading in our securities, including derivatives based on our securities, in the following circumstances:

•	before the public disclosure of any material act or fact with respect to our business;

•	persons that are no longer members of our management team are prohibited from trading in our securities before the disclosure of material information regarding us that occurred during their term of office. This prohibition is extended for (1) a period of six months as from the date on which such persons quit their positions, or (2) up to the date of disclosure to the public of such material information unless the trading in our securities may interfere in the conditions of the business in detriment to us or our shareholders;

•	during the period preceding an established plan to merge with another company, consolidate, spin-off part or all of our assets or reorganize;

•	during the 15-day period before the disclosure of our quarterly report, or “ITR” and annual financial statements, the “IAN” and “DPF”; and

•	with respect to our directors and executive officers, in the event of acquisition or sale of our shares by us or the acquisition or sale of our shares by any of our controlled or affiliated companies or any other company under our common control.

Pursuant to lock-up agreements restricting the sale of our shares, we, our directors and officers and our controlling shareholder have agreed that, subject to certain exceptions, we and they should not issue, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, for a period of 180 days following the date of the announcement of the commencement of the offering, without the prior written consent of lead underwriter, any shares or any securities convertible into or exchangeable or exercisable for shares issued by us.

Restrictions on Certain Transactions Outside our Corporate Purposes

The Brazilian corporate law determines that we are expressly prohibited from carrying out any transactions that are not related to our corporate purposes, including pledges, sureties, endorsement or any guarantee not related to our corporate purposes or not in compliance with our bylaws, except for those already in effect.

Going Private Process

We may become a private company if we or our controlling shareholders conduct a public offering for the acquisition of all of our free float shares, pursuant to the provisions of Brazilian corporate law and the rules and regulations issued by the CVM. The minimum offering price must be at least equal the fair value of our shares, as appraised by a specialized company by adopting any recognized and accepted calculation method or another criterion defined by the CVM.

The appraisal report should be prepared by a specialized and experienced appraiser that is independent from the Bank, its management team and controlling shareholders. The appraiser will be chosen by the affirmative vote of the majority of members present at the meeting, in which each preferred or common share will be entitled to one vote. The offeror will bear costs relating to the preparation of the valuation report. The shareholders’ meeting for this purpose taking place upon first call will require presence of shareholders representing at least 20% of the total shares outstanding and, if this quorum is not met, the further shareholders’ meetings called may take place irrespective of a specific minimum quorum.

Delisting from Level 2 Segment of Corporate Governance of the BM&FBOVESPA

We may at any time request the delisting of our shares from the Level 2 segment of the BM&FBOVESPA, pursuant to a resolution obtained at a shareholders’ meeting by shareholders holding the majority of the capital stock and provided that the BM&FBOVESPA receives 30 days’ prior written notice. Delisting from the Level 2 segment of the BM&FBOVESPA does not imply the cancellation of trading of our shares on the BM&FBOVESPA.

According to our bylaws, if our shareholders at a general shareholders’ meeting deliberate: (1) our delisting from the Level 2 segment of the BM&FBOVESPA in order for our shares to be traded outside the Level 2 segment of the BM&FBOVESPA; or (2) a corporate reorganization where the surviving company is not admitted to trade its shares on the Level 2 segment of the BM&FBOVESPA, our controlling shareholders will have to conduct a public tender offer for the shares of all our other shareholders at a minimum price that shall correspond to the economic value of the shares, as appraised by a valuation report prepared in accordance with the information in “— Going Private Process”. The BM&FBOVESPA has to be notified of the public tender offer, and the information has to be immediately disclosed to the market after approval by the shareholders at a general shareholders’ meeting of the delisting from the Level 2 segment of the BM&FBOVESPA or corporate reorganization.

The controlling shareholders will not be required to conduct the public tender offer in case the differentiated corporate governance practices of the Level 2 segment of the BM&FBOVESPA are discontinued, but we enter into a participation agreement on the Novo Mercado, special listing segment of the BM&FBOVESPA, or in case the surviving company resulting from the corporate reorganization is already registered on this segment of the BM&FBOVESPA.

Sale of a Controlling Stake in Our Company

According to our bylaws, in case of transfer of share control, either through a single or successive transactions, the same terms and conditions of purchase must be extended by the acquirer in an offer to purchase all of our shares, subject to the conditions and periods set forth under the applicable law and the regulations of Level 2 of the BM&FBOVESPA, so as to assure equal treatment among all of our shareholders. For such purposes, a statement informing the price and further conditions of such sale must be submitted to the BM&FBOVESPA.

The same offer will also be required (1) when there is a significant assignment of rights to purchase our shares, which may result in the change of our control, and (2) if our selling shareholders sell their control to third party, in which case, the selling shareholder must declare and provide evidence to the BM&FBOVESPA of the value received in return.

Under our bylaws, the selling shareholders may not transfer ownership of their shares if the purchaser fails to execute the Statement of Consent of Controlling Shareholders, which must be immediately submitted to the BM&FBOVESPA.

Disclosure Requirements

As a publicly-held company, we should be subject to the reporting requirements established by Brazilian corporate law and the CVM. Furthermore, once we are listed on the Level 2 segment of the BM&FBOVESPA, we should also follow the disclosure requirements set forth in the Level 2 segment of the BM&FBOVESPA regulation.

Periodical and Occasional Publication of Information

Pursuant to the Brazilian securities regulation and CVM Instruction 358, we must provide certain information to the CVM and the BM&FBOVESPA on a periodic basis, including annual information, quarterly information and the quarterly management reports and reports of independent auditors. Brazilian securities regulations also require public companies to file with the CVM all shareholders’ agreements and notices and minutes of the shareholders’ meetings.

In addition to the disclosure requirements imposed by Brazilian corporate law and the CVM, we must also observe the following disclosure models:

•	we must, no later than four months after the end of each fiscal year, (1) release financial statements or consolidated financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, or International Financing Report Accounting Standards, or IFRS, in reais or U.S. dollars, which must be disclosed in their entirety, in the English language, together with (a) the management report, (b) the explanatory notes which shall include the net income and shareholders’ equity calculated at the end of such fiscal year, prepared in accordance with Brazilian GAAP, as well as management’s proposal for allocation of net income, and (c) the independent auditors’ report; or (2) disclose, in the English language, the full financial statements, management report and explanatory notes, prepared in accordance with Brazilian corporate law, accompanied by (a) an additional explanatory note regarding the conciliation of the year-end results and shareholders’ equity calculated in accordance with Brazilian corporate law and U.S. GAAP or IFRS, as the case may be, which shall include the main differences between the accounting principles used, and (b) the independent auditors’ report; and

•	after the disclosure of information as established above, by no later than 15 days following the term established by Brazilian law for disclosure of our quarterly information, we must: (1) disclose our full quarterly information translated into the English language; or (2) disclose our financial statements or consolidated financial statements in accordance with U.S. GAAP or IFRS, accompanied by the independent auditors’ review report.

According to the rules of the Level 2 segment of the BM&FBOVESPA, we must observe the following disclosure requirements:

•	no later than six months following the listing of our shares on the Level 2 segment of the BM&FBOVESPA, we must disclose our financial statements and consolidated financial statements to be prepared at the end of each quarter (except for the last quarter of each year) and at the end of each year, including a statement of our cash flow, which must indicate, at least, the changes in our cash and cash equivalents, divided into operational, finance and investment cash flow for the relevant quarter or year;

•	we must send to the BM&FBOVESPA and disclose information regarding every agreement entered into between us and our controlled and associated companies, our controlling shareholders, directors and officers, and subsidiaries and affiliates of our controlling shareholder and directors and officers, as well as other companies in the same group as those persons or entities, in one instrument or successive documents that have the same or different purposes, which amounts to, or is greater than, R$200,000.00 or 1% of our net equity, whichever is greater, for any one-year period.

Disclosure of Quarterly Information

In addition to the information required pursuant to applicable legislation and regulation, a company with shares listed on the Level 2 segment of the BM&FBOVESPA, such as us, must disclose the following information: (1) a consolidated balance sheet, a consolidated statement of results and the accompanying letter to shareholders; (2) any direct or indirect ownership interest exceeding 5% of shares of each class, looking through to any ultimate individual beneficial owner; (3) the number and characteristics of the securities held directly or indirectly by the controlling shareholders and members of the board of directors, officers and fiscal council, if active; (4) changes in the number of securities held by the controlling shareholders and members of the board of directors, officers and fiscal council, if active, within the immediately preceding 12 months; (5) a cash flow statement in the explanatory notes; (6) the number of free float shares and their respective percentage in relation to the total number of shares issued; and (7) notification that a binding arbitral clause is in place.

The information relating to the second, third, fourth, sixth and seventh items above must also be included in the chart “Additional Information Deemed Relevant by the Company” of the ITR, and the information relating to the third, fourth and seventh items above must be included in the chart “Additional Information Deemed Relevant for a Better Understanding of the Company” of the IAN.

Disclosure of Trading by Our Controlling Shareholder, Directors, Officers or Members of the Fiscal Council

Our management, controlling shareholders and members of our fiscal council, if active, or of any technical or advisory committee are required to disclose to us, to the CVM and to the BM&FBOVESPA the number, type and manner of acquisition of securities issued by us, our subsidiaries and our controlling companies that are held by them or by persons closely related to them and any changes in their respective ownership positions. The information regarding the acquisition of such securities (such as name of person acquiring the shares, number and characteristics of the securities, form, price and date of acquisition) must be provided by us within ten days following the end of the month in which they were traded.

According to CVM Instruction No. 358, if any direct or indirect controlling shareholders, or shareholders entitled to elect our directors and fiscal council members either individually or in a group of persons or entities sharing similar interests, should directly or indirectly increase or reduce their interest in our capital stock by more than 5%, such persons or entities must disclose to us, the CVM and the BM&FBOVESPA the following information: (1) name and qualification of the person acquiring the shares containing, if it were the case, a declaration by the acquiring party that they did not intend to alter the structure of the company’s administration or the composition of its control; (2) reason for the participation and aimed quantity of shares; (3) number of shares, subscription warrants, rights of subscription of shares and call options, by class and type, directly or indirectly held by the acquirer or any person related to him; and (4) information regarding any agreement providing for the exercise of voting rights or the purchase and sale of the securities. Our investor relations officer is responsible for sending this information to the CVM and to the BM&FBOVESPA within ten days as of the end of the month in which such transactions took place.

Disclosure of Material Developments

According to Law No. 6,385 of December 7, 1976, and subsequent amendments, and CVM Instruction No. 358 of January 3, 2002, and subsequent amendments, we must disclose any material development related to our business to the CVM and to the BM&FBOVESPA and must publish a notice of the material development. Disclosure requirements include provisions that: (1) establish the concept of a material fact, which includes decisions made by the controlling shareholders, resolutions of the general shareholders’ meeting or of the management team of publicly held companies, or any other facts of a political administrative, technical, business or financial and economic nature that are related to the company’s business and that may significantly influence (a) the price of its publicly traded securities; (b) the decision of investors to buy, sell or keep such securities; and (c) the decision of investors to exercise any of such securities’ underlying rights; (2) specify examples of facts that are considered to be material, which include, among others, the execution of shareholders’ agreements providing for the transfer of control, the entry or withdrawal of shareholders that maintain any managing, financial, technological or administrative function with or contribution to the company, and any corporate restructuring undertaken among related companies; (3) require the investor relations officer, the controlling shareholders, other officers, directors, members of the fiscal council and of any technical or advisory committees to disclose material facts to the CVM; (4) require simultaneous disclosure of material facts to all markets in which the corporation’s securities are admitted for trading; (5) require the acquirer of a controlling stake in a corporation to publish material facts, including its intentions as to whether or not to de-list the corporation’s shares, within one year; (6) establish rules regarding disclosure requirements in the acquisition and disposal of a material stockholding stake; and (7) restrict the use of insider information.

Under special circumstances, we may request confidential treatment of certain material developments from the CVM, when our management believes that public disclosure could result in adverse consequences to us.

Trading on the BM&FBOVESPA

Our shares are traded on the BM&FBOVESPA, a publicly-held company. Trading on the BM&FBOVESPA is limited to member brokerage firms and a limited number of authorized nonmembers. The CVM and the BM&FBOVESPA have discretionary authority to suspend trading in shares of a particular issuer under certain circumstances. Trading in securities listed on the BM&FBOVESPA, may be effected in transactions in the unorganized over-the-counter market in certain circumstances.

Transactions carried out on the BM&FBOVESPA are settled in three business days after the trade date. The delivery of and payment for shares are made through the facilities of an independent clearing house of the BM&FBOVESPA, handling the multilateral settlement of both financial obligations and transactions involving securities. According to the Regulations of the BM&FBOVESPA, financial settlement is carried out through the System of Transfer of Funds of the Central Bank and the transactions involving the sale and purchase of shares are settled through the BM&FBOVESPA custody system. All deliveries against final payment are irrevocable.

Arbitration

According to our bylaws, we, our shareholders, our directors and officers, and the members of our fiscal council commit to submit to arbitration any and all disputes or controversies which may arise amongst ourselves relating to, or originating from, the application, validity, effectiveness, interpretation, violations and effects of violations of the provisions of Brazilian corporate law, our bylaws, the rules and regulations of the CMN, the Central Bank and the CVM, as well as other rules and regulations applicable to the Brazilian capital markets in addition to the listing regulations of the Level 2 segment of the BM&FBOVESPA, our listing agreement for adhesion to the Level 2 segment of the BM&FBOVESPA, and those of the Arbitration Regulation of the Market Arbitration Chamber.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary will issue the ADSs that you will be entitled to receive in the international offering. Upon approval of our capital increase, each ADS will represent an ownership interest in one unit, each unit representing 55 common shares and 50 preferred shares (see “Description of Capital Stock — Description of the Subscription Receipts”), which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. See “Description of Capital Stock — Description of the Subscription Receipts”. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary that have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you that reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive that will reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY, 10004.

You may hold ADSs either directly, or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Brazilian law governs shareholder rights. Because the depositary or its nominee will be the holder of record for the units represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the units, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR that contains the terms of your ADSs. You can read a copy of the deposit agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will I receive dividends and other distributions on the units underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on units or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (1) appropriate adjustments for taxes withheld, (2) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (3) deduction of the depositary’s expenses in (a) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (b) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (c) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (d) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution. If we shall have advised the depositary pursuant to the provisions of the deposit agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the depositary shall become aware of any other governmental approval or license required therefor, the depositary may, in its discretion, apply for such approval or license, if any, as our Investor Relations Office may reasonably instruct in writing or as the depositary may deem desirable including, without limitation, registration with the Central Bank.

Units.  In the case of a distribution in units, the depositary will issue additional ADRs to evidence the number of ADSs representing such units. Only whole ADSs will be issued. Any units that would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

Rights to receive additional units.  In the case of a distribution of rights to subscribe for additional units or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments, in the discretion of the depositary, representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (1) distribute such securities or property in any manner it deems equitable and practicable or (2) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may, after consultation with us, if practicable, choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then-current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, units or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit units or evidence of rights to receive units with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such units.

Units deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such units have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited units (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the units and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited units. The deposited units and any such additional items are referred to as “deposited securities”.

Upon each deposit of units, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary that will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying units at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of units in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

Whenever the depositary shall receive notice of our fixing of a record date for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, units, rights, or other distribution), or whenever for any reason the depositary causes a change in the number of Units that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Units or other deposited securities, or whenever the depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the depositary may fix a record date for the determination of the holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses provided for the ADR as well as for the determination of the holders who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders shall be so entitled or obligated.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the units that underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the units that underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying units or other deposited securities, to vote or to have its agents vote the units or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. If the depositary timely receives voting instructions from a registered holder of ADRs, which fail to specify the manner in which the depositary is to vote the deposited securities represented by such holder’s ADSs, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to vote in favor of the items set forth in such voting instructions. Deposited securities represented by ADSs for which no timely voting instructions are received by the depositary from the holder shall not be voted. Additionally, the depositary shall, if so requested by us in writing, represent all deposited securities (whether or not voting instructions have been received in respect of such deposited securities from holders) for the sole purpose of establishing quorum at a meeting of shareholders; provided, however that the depositary shall not represent or present for quorum purposes any deposited securities for which voting instructions were not received unless and until the depositary has been provided with an opinion from our counsel in form and substance acceptable to the depositary.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will I be able to view your reports?

The depositary will make available for inspection by ADR holders, at the offices of the depositary and the custodian, the deposit agreement, the provisions of or governing deposited securities, and any written communications from us that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our units, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of units, issuances in respect of unit distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement or whose ADRs are cancelled or reduced for any other reason, up to $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a unit distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing units or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of U.S.$1.50 per ADR for transfers of certificated or direct registration ADRs;

•	a fee of U.S.$0.05 or less per ADS for any cash distribution made pursuant to the deposit agreement;

•	a fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our units or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities (treating all such securities as if they were units) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. The amount of reimbursement available to us is not based upon the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing units or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions, or (2) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (a) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, (b) any distributions not made to holders of ADRs or (c) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1) amend the form of ADR;

(2) distribute additional or amended ADRs;

(3) distribute cash, securities or other property it has received in connection with such actions;

(4) sell any securities or property received and distribute the proceeds as cash; or

(5) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADR by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (1) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (2) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (1) to deliver deposited securities to ADR holders who surrender their ADRs, and (2) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (1) any stock transfer or other tax or other governmental charge, (2) any stock transfer or registration fees in effect for the registration of transfers of units or other deposited securities upon any applicable register and (3) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (1) the identity of any signatory and genuineness of any signature and (2) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing units and terms of the deposit agreement and the ADRs, as it may deem necessary or proper;

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement and any regulations which the depositary is informed of in writing by us which are deemed desirable by us, the depositary or its custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or the CVM.

The issuance of ADRs, the acceptance of deposits of units, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of units may be suspended, generally or in particular instances, when the ADR register or any register for units is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal units may only be limited under the following circumstances: (1) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of units in connection with voting at a shareholders’ meeting, or the payment of dividends, (2) the payment of fees, taxes, and similar charges, and (3) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of units.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, Federative Republic of Brazil or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting units for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The depositary may rely upon instructions from us or its Brazilian counsel with respect to any approval or license of the Brazilian government or any agency thereof required for any currency conversion, transfer or distribution.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. In no event shall we, the depositary nor any of our or its respective agents be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary may own and deal in any class of our securities or ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other units and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions. We may from time to time request holders or beneficial owners of an interest in ADRs to provide information as to the capacity in which such holders own or owned ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters. By holding an ADR or an interest in ADSs, each holder agrees to provide any information requested. The depositary has agreed to comply with reasonable written instructions received from time to time from us requesting that it forward any such requests to the registered holders of ADRs and to forward to us any responses to such requests received by it.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of our company or matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when requested by us.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend units or ADSs; provided, however, that the depositary may issue ADSs prior to the receipt of units (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of units to close out a pre-release (which ADSs will promptly be canceled by the depositary upon receipt by the depositary). Each such pre-release will be subject to a written agreement whereby the person or entity to whom ADSs are to be delivered (a) represents that at the time of the pre-release such applicant or its customer owns the units that are to be delivered by such applicant under such pre-release, (b) agrees to indicate the depositary as owner of such units in its records and to hold such units in trust for the depositary until such units are delivered to the depositary or its custodian under the deposit agreement, (c) unconditionally guarantees to deliver to the depositary or its custodian, as applicable, such units, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to pre-released ADSs outstanding), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided as described above, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant). The depositary has no obligation to engage in pre-release with any party.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

DIVIDENDS AND DIVIDEND POLICY

Dividend Policy

We currently intend to recommend to our shareholders a policy to distribute 50% of our yearly adjusted net income (as defined below) as dividends and/or interest attributable to shareholders’ equity. Our future dividend policy and the amount of future dividends or interest attributable to shareholders’ equity we decide to recommend to our shareholders for approval will depend on a number of factors, including, but not limited to, our cash flow, financial condition (including capital position), investment plans, prospects, legal requirements, economic climate and such other factors as we may deem relevant at the time. The amount of future dividends or interest attributable to shareholders’ equity we may pay is subject to Brazilian corporate law and will be determined by our shareholders at general shareholders’ meetings as described below.

Amounts Available for Distribution

At each annual general shareholders’ meeting, our board of directors is required to advise on how to allocate our net income for the preceding year. The allocation is subject to approval by our shareholders. Brazilian corporate law defines “net income” for any fiscal year as the results in a given year after the deduction of accrued losses, the provisions for income and social contribution taxes for that year, accumulated losses from prior years, and any amounts allocated to profit-sharing payments to the employees and management. We refer to this amount as “adjusted net income”.

Our bylaws provide that an amount equal to at least 25% of our adjusted net income, after deducting allocations to the legal and contingency reserves, should be available for distribution as dividend or interest attributable to shareholders’ equity in any given year. This amount represents the mandatory dividend. Our calculation of net income and allocations to reserves for any year, as well as the amount available for distribution, are determined on the basis of our consolidated financial statements prepared in accordance with Brazilian GAAP. Our adjusted net income calculated in accordance with Brazilian GAAP may differ from the net income calculated in accordance with IFRS, principally as a result of the amortization of the goodwill derived from the acquisition of Banco Real in 2008. See “Operating and Financial Review and Prospects — Critical Accounting Policies — Impairment”.

Brazilian corporate law allows, however, our shareholders to suspend dividends distribution if our board of directors reports to our annual shareholders’ meeting that the distribution would not be advisable given our financial condition. Our Fiscal Council, if active, should review any suspension of the mandatory dividend. In addition, our management should submit a report to the CVM setting out the reasons for the suspension. Net income not distributed by virtue of a suspension is allocated to a separate reserve and, if not absorbed by subsequent losses, is required to be distributed as dividend as soon as our financial condition permits such payment.

Reserve Accounts

Companies incorporated under Brazilian law usually maintain two main reserve accounts: profit reserve account and capital reserve account.

Profit reserves

Reserve accounts are comprised of the legal reserve, bylaws reserve, unrealized profit reserve, retained profit reserve and contingency reserve.

•	Legal Reserve. We are required to maintain a legal reserve to which we must allocate 5% of our net profits for each fiscal year until the aggregate amount of the reserve equals 20% of our capital stock. However, we are not required to make any allocations to our legal reserve in a year in which the legal reserve, when added to our other established capital reserves, exceeds 30% of our capital stock. Any net loss may be offset with the amounts allocated to the legal reserve. The amounts allocated to such reserve must be approved by our shareholders in a shareholders’ meeting, and may be used only to increase our capital stock or to offset losses. Therefore, they are not available for the payment of dividends.

•	Bylaws Reserve. Pursuant to Brazilian corporate law, we are permitted to provide for the allocation of part of our net income to discretionary reserve accounts that may be established in accordance with our bylaws, which must also indicate the purpose, allotment criteria and maximum amount of the reserve. An allocation of our net income to discretionary reserve accounts may not be made if it serves to prevent distribution of the mandatory distributable amount. Our bylaws currently establish that after the deduction of the amount allocated to the legal reserve and mandatory dividends, we may allocate the balance of our adjusted net income to a reserve for equalization of dividends, which is limited to 50% of our capital stock.

•	Unrealized Profit Reserve. Pursuant to Brazilian corporate law, the amount by which the mandatory dividend exceeds the “realized” net profits in a given year may be allocated to an unrealized profit reserve account. Brazilian corporate law defines “realized” net profits as the amount by which our net profits exceeds the sum of (1) our net positive results, if any, from the equity method of accounting; and (2) the profits, gains or income that will be received by our company after the end of the next fiscal year. Profits recorded in the unrealized profit reserve, if realized and not absorbed by losses in subsequent years, must be added to the next mandatory dividend distributed after the recognition. Currently, we do not have an unrealized profit reserve.

•	Retained Profit Reserve. Pursuant to Brazilian corporate law, a portion of our net income may be reserved for investment projects in an amount based on a capital expenditure budget approved by our shareholders. If such budget covers more than one fiscal year, it must be reviewed annually at the shareholders’ general meeting. The allocation of this reserve cannot jeopardize the payment of the mandatory dividends. Currently, we do not have a retained profit reserve.

•	Contingency Reserve. Under Brazilian corporate law, a percentage of our net income may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years. Management must indicate the cause of the anticipated loss and justify an allocation to the contingency reserve. Any amount so allocated in a prior year either must be reversed in the year in which the loss had been anticipated, if the loss does not occur as projected, or charged off in the event that the anticipated loss occurs. Allocations to the contingency reserve are subject to the approval of our shareholders at a shareholders’ general meeting. Currently, we do not have a contingency reserve.

Capital Reserves

According to Article 182 of Brazilian corporate law, the capital reserve is comprised of: (1) interest paid in the subscription of shares; and (2) sale of participation certificates (not applicable to us) and subscription bonds. The capital reserve can be used to only: (1) amortize losses greater than accumulated income and revenue reserves; (2) call, reimburse or redeem our own shares; (3) redeem shares of beneficiaries (not applicable to us); (4) incorporation to capital stock; or (5) pay dividends to preferred shareholders under limited circumstances. Currently, we do not have a capital reserve.

Payment of Dividends and Interest Attributable to Shareholders’ Equity

Dividends

We are required by Brazilian corporate law and our bylaws to hold an annual general shareholders’ meeting by no later than the fourth month after each fiscal year, at which time, among other things, the allocation of the results of operations in any year and the distribution of an annual dividend are reviewed. The payment of annual dividends is based on our consolidated audited financial statements prepared for the immediately preceding fiscal year.

Any holder of record of shares at the time a dividend is declared is entitled to receive dividends. Under Brazilian corporate law, dividends are generally required to be paid within 60 days following the date on which the dividend is declared, unless the shareholders’ resolution established another payment date, which, in any event, must occur prior to the end of the fiscal year in which such dividend was declared. Based on

Brazilian corporate law, unclaimed dividends do not bear interest, are not monetarily adjusted and revert to us three years after dividends were declared.

Our board of directors may declare interim dividends or interest attributable to shareholders’ equity based on income verified in semi-annual financial statements. The board of directors may also declare dividends based on financial statements prepared for shorter periods, provided that the total dividends paid in each six-month period do not exceed the capital reserves amount required by Brazilian corporate law. The board of directors may also pay interim dividends or interest attributable to shareholders’ equity out of retained earnings or income reserves recorded in the last annual balance sheet. Any payment of interim dividends or interest on shareholders’ equity may be set off against the amount of mandatory dividends relating to the net income earned in the year in which the interim dividends were paid.

In general, shareholders who are not residents of Brazil must register their equity investment with the Central Bank to receive dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside Brazil. The units underlying the ADSs are held in Brazil by us, acting as the custodian, as agent for the depositary, that is the registered owner on the records of the registrar for our units. We are also acting as the registrar. The depositary registers the units underlying the ADSs with the Central Bank and, therefore, is able to receive dividends, sales proceeds or other amounts with respect to registered units remitted outside Brazil.

Payments of cash dividends and distributions, if any, are made in reais to the custodian on behalf of the depositary, which then converts such proceeds into U.S. dollars and causes such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs. In the event that the custodian is unable to convert immediately the Brazilian currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by depreciation of the Brazilian currency that occur before the dividends are converted. Under the current Brazilian corporate law, dividends paid to persons who are not Brazilian residents, including holders of ADSs, will not be subject to Brazilian withholding tax, except for dividends declared based on profits generated prior to December 31, 1995, which will be subject to Brazilian withholding income tax at varying tax rates. See “Taxation — Brazilian Tax Considerations”.

Holders of ADSs have the benefit of the electronic registration obtained from the Central Bank, which permits the depositary and the custodian to convert dividends and other distributions or sales proceeds with respect to the units represented by ADSs into foreign currency and remit the proceeds outside Brazil. In the event the holder exchanges the ADSs for units, the holder will be entitled to continue to rely on the depositary’s electronic registration for five business days after the exchange. Thereafter, in order to convert foreign currency and remit outside Brazil the sales proceeds or distributions with respect to the units, the holder must obtain a new electronic registration in its own name that will permit the conversion and remittance of such payments through the commercial rate exchange market.

If the holder is not a duly qualified investor and does not obtain an electronic registration of foreign capital, a special authorization from the Central Bank must be obtained in order to remit from Brazil any payments with respect to the units through the commercial rate exchange market. Without this special authorization, the holder may currently remit payments with respect to the units through the floating rate exchange market, although no assurance can be given that the floating rate exchange market will be accessible for these purposes in the future.

Under current Brazilian legislation, the federal government may impose temporary restrictions of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments.

Interest Attributable to Shareholders’ Equity

Under the Brazilian tax legislation effective January 1, 1996, Brazilian companies are permitted to pay “interest” to holders of equity securities and treat such payments as an expense for Brazilian income tax purposes and, from 1998, for social contribution purposes. The purpose of the tax law change is to encourage the use of equity investment, as opposed to debt, to finance corporate activities. Payment of such interest may be made at the discretion of our board of directors, subject to the approval of the shareholders at a shareholders’ general meeting. The amount of any such notional “interest” payment to holders of equity securities is generally limited in respect of any particular year to the greater of:

•	50% of our net income (after the deduction of any allowances for social contribution taxes on net profits but before taking into account allowances for income tax and the interest attributable to shareholders’ equity) for the period in respect of which the payment is made; and

•	50% of our accumulated profits.

The rate applied in calculating interest attributable to shareholders’ equity cannot exceed the pro rata die variation of the Long Term Interest Rate (Taxa de Juros de Longo Prazo), or TJLP.

For accounting purposes, although the interest should be reflected in the statement of income for tax deduction, the charge is reversed before the calculation of the net income in the statutory financial statements and deducted from the shareholders’ equity in the same way as the dividend. Any payment of interest with respect of the common shares is subject to income tax at the rate of 15%, with the rate increasing to 25% for individuals or entities residing in a tax haven (i.e., a country where there is no income tax or where income tax is below 20% or where local legislation imposes restrictions on disclosure regarding the shareholder composition or investment ownership).

The amount distributed to shareholders as interest attributable to shareholders’ equity, net of any withholding tax, may be included as part of the minimum mandatory dividend. In accordance with applicable law, we are required to pay to shareholders an amount sufficient to ensure that the net amount they receive in respect of interest attributable to shareholders’ equity, after payment of the applicable withholding tax, plus the amount of declared dividends, is at least equivalent to the amount of the minimum mandatory dividend. A shareholder has a three-year period from the date of the interest payment to claim interest attributable to shareholders’ equity, after which the aggregate amount of any unclaimed interest reverts to us.

If we pay interest attributable to shareholders’ equity in any year, and the payment is not recorded as part of the mandatory distribution, the payment of the income tax will be the responsibility of our shareholders.

History of Payment of Dividends and Interest Attributable to Shareholders’ Equity

In 2009, we have declared interest on shareholders’ equity of R$625 million. Such amount has not been paid as of the date of this prospectus.

The table below shows the amounts paid to our shareholders in the periods indicated.

	Year Ended December 31,
	2008	2007	2006		2005		2004
	(In millions of R$)

Dividends	973	1,737	823		2,606		1,739
Interest attributable to shareholders’ equity	480	528	178		358		—
Total	1,453	2,265	1,001		2,963		1,739
Dividends and interest on capital per 1,000 shares (reais)
Common shares	4.26	16.30	(*	)	(*	)	(*	)
Preferred shares	4.69	17.93	(*	)	(*	)	(*	)

(*)	Prior to August 31, 2006, the Santander Group held interests, directly and indirectly, in four separate entities through which it conducted its banking operations in Brazil: Banco Santander Brasil, S.A., Banco Santander Meridional S.A., Banco Santander S.A. and Banco do Estado de São Paulo S.A. — Banespa. The dividends and interests attributable to shareholder’s equity paid in the period indicated from 2004 to 2006 are referred to the three different interests held directly by the Santander Group: Banco Santander Brasil S.A., Banco Santander Meridional S.A. and Banco Santander S.A.

Even if we generate income in future fiscal years, dividends and/or interest attributable to shareholders’ equity may not be paid if our board of directors recommends at a shareholders’ meeting that we not distribute dividends in view of our financial situation.

However, this does not imply that dividends cannot be paid to shareholders in the following fiscal year.

TAXATION

The following summary contains a description of certain Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of units or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common units or ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. Holders (as defined below) of units or ADSs. Prospective holders of units or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of units or ADSs in their particular circumstances.

Brazilian Tax Considerations

The following discussion summarizes the main Brazilian tax consequences of the acquisition, ownership and disposition of units or ADSs by a holder that is not domiciled in Brazil for purposes of Brazilian taxation, or “Non-Resident Holder”. This discussion is based on Brazilian law as currently in effect, which is subject to change, possibly with retroactive effect, and to differing interpretations. Any change in such law may change the consequences described below.

The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Brazil and other countries. The discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil.

The description below is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, exchange, ownership and disposition of our units or ADSs. Prospective purchasers are advised to consult their own tax advisors with respect to an investment in our units or ADSs in light of their particular investment circumstances.

Income Tax

Dividends

Dividends paid by a Brazilian company, such as ourselves, including stock dividends and other dividends paid to a Non-Resident Holder are currently not subject to withholding income tax in Brazil, to the extent that such amounts are related to profits generated as of January 1, 1996. Dividends relating to profits generated prior to January 1, 1996 may be subject to Brazilian withholding tax at varying rates, depending on the year the profits were generated.

Interest Attributable to Shareholders’ Equity

Law No. 9,249, dated December 26, 1995, as amended, allows a Brazilian corporation, such as ourselves, to make distributions to shareholders of interest on net equity and treat those payments as a deductible expense for purposes of calculating Brazilian corporate income tax and, as from 1997, social contribution on net profits, as far as the limits described below are observed. These distributions may be paid in cash. For tax purposes this interest is limited to the daily pro rata variation of the TJLP, as determined by the Central Bank from time to time, and the amount of the deduction may not exceed the greater of:

•	50.0% of the net income (after the deduction of any allowances for social contribution taxes on net profit but before taking into account allowances for income tax and the interest attributable to shareholders’ equity) for the period in respect of which the payment is made; and

•	50.0% of our accumulated profits.

Payment of interest on shareholders’ equity to a Non-Resident Holder is subject to withholding income tax at the rate of 15.0%, or 25.0% for individuals or entities residing in a “Tax Haven” (i.e., a country where there is no income tax or where income tax is below 20% or where local legislation imposes restrictions on disclosure regarding the shareholder composition or investment ownership). These payments may be included, at their net value, as part of any mandatory dividend. To the extent payment of interest on shareholders’ equity is so included, the corporation is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable Brazilian withholding income tax, plus the amount of declared dividends is at least equal to the mandatory dividend. If we pay interest attributable to shareholders’ equity in any year, and the payment is not recorded as part of the mandatory distribution, no additional amounts would be required to be paid by the Company.

On June 24, 2008, Law 11,727 was enacted bringing the concept of “privileged tax regime”. Under this new law, a “privileged tax regime” is considered to apply to a jurisdiction that meets any of the following requirements: (1) does not tax income or taxes income at a maximum rate lower than 20%; (2) grants tax advantages to a non-resident entity or individual (a) without requiring substantial economic activity in the jurisdiction of such non-resident entity or individual or (b) to the extent such non-resident entity or individual does not conduct substantial economic activity in the jurisdiction of such non-resident entity or individual; (3) does not tax income generated abroad, or imposes tax on income generated abroad at a maximum rate lower than 20%, or (4) restricts the ownership disclosure of assets and ownership rights or restricts disclosure about the execution of economic transactions.

Although the interpretation of the current Brazilian tax legislation could lead to the conclusion that the above mentioned concept of “privileged tax regime” should apply only for the purposes of Brazilian transfer pricing rules, it is unclear whether such concept would also apply to investments carried out in the Brazilian financial and capital markets for purposes of this law. There is no judicial guidance as to the application of Law No. 11,727 of June 24, 2008 and, accordingly, we are unable to predict whether the Brazilian Internal Revenue Service or the Brazilian courts may decide that the “privileged tax regime” concept shall be applicable to deem a Non-Resident Holder as a Tax Haven resident when carrying out investments in the brazilian financial and capital markets. In the event that the “privileged tax regime” concept is interpreted to be applicable to transactions carried out in the Brazilian financial and capital markets, this tax law would accordingly result in the imposition of taxation to a Non-Resident Holder that meets the privileged tax regime requirements in the same way applicable to a Tax Haven resident.

Distributions of interest on shareholder’s equity to Non-Resident holders may be converted into U.S. dollars and remitted outside Brazil, subject to applicable exchange controls, to the extent that the investment is registered with the Central Bank of Brazil.

Capital Gains

According to Law 10,833/03, the gains recognized on a disposition of assets located in Brazil, such as our units, by a Non-Resident holder, are subject to withholding income tax in Brazil. This rule is applicable regardless of whether the disposition is conducted in Brazil or abroad and/or if the disposition is made or not to an individual or entity resident or domiciled in Brazil.

As a general rule, capital gains realized as a result of a disposition transaction are the positive difference between the amount realized on the disposition of the units and the respective acquisition cost.

Under Brazilian law, income tax on such gains can vary depending on the domicile of the Non-Resident Holder, the type of registration of the investment by the Non-Resident Holder with the Central Bank and how the disposition is carried out, as described below.

Capital gains realized by Non-Resident Holder on the disposition of units sold on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market):

•	are subject to the withholding income tax at a zero percent rate, when realized by a Non-Resident Holder that (1) has registered its investment in Brazil before the Central Bank under the rules of the Brazilian Monetary Counsel (“Registered Holder”) and (2) is not a Tax Haven resident; and

•	are subject to income tax at a rate of 15% with respect to gains realized by a Non-Resident Holder that is not a Registered Holder (including a Non-Resident Holder who qualifies under Law 4,131/62) and gains earned by Tax Haven residents that are Registered Holders. In this case, a withholding income tax of 0.005% shall be applicable and withheld by the intermediary institution (i.e., a broker) that receives the order directly from the Non-Resident Holder, which and can be later offset against any income tax due on the capital gain and which will be withheld by the Non-Resident Holder’s tax representative in Brazil.

Any other gains realized on the disposition of units that are not carried out on the Brazilian stock exchange:

•	are subject to income tax at a rate of 15% when realized by any Non-Resident Holder that is not a Tax Haven resident, no matter if a Registered Holder or not; and

•	are subject to income tax at a rate of 25% when realized by a Tax Haven resident, no matter if a Registered Holder or not.

In the cases above, if the gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and withheld by the intermediary institution (i.e., a broker) that receives the order directly from the Non-Resident Holder, which and can be later offset against any income tax due on the capital gain and which will be withheld by the Non-Resident Holder’s tax representative in Brazil. The Non-Resident Holder will not need to file a Brazilian tax return with the Brazilian tax authorities.

Any exercise of preemptive rights relating to units or ADSs will not be subject to Brazilian withholding income tax. Gains realized by a Non-Resident holder on the disposition of preemptive rights will be subject to Brazilian income tax according to the same rules applicable to disposition of units or ADSs.

In the case of a redemption of securities or a capital reduction by a Brazilian corporation, such as ourselves, the positive difference between the amount received by the Non- Resident Holder and the acquisition cost of the securities redeemed is treated as capital gain derived from the sale or exchange of shares not carried out on a Brazilian stock exchange market and is therefore subject to income tax at the rate of 15%, or 25%, as the case may be.

There can be no assurance that the current favorable tax treatment of Registered Holders will continue in the future.

Sale of ADSs

Pursuant to Section 26 of Law No. 10,833, the sale of property located in Brazil by a Non-Resident Holder whether either to a Brazilian resident or to another Non-Resident Holder is subject to Brazilian withholding income tax. Our understanding is that ADSs do not qualify as property located in Brazil and, thus, should not be subject to the Brazilian withholding tax. Insofar as the regulatory norm referred to in Section 26 is recent and generic and has not been tested through the administrative or judicial courts, we are unable to assure the final outcome of such discussion.

Gains on the exchange of ADSs for units

Non-Resident Holders may exchange ADSs for the underlying units, sell the units on a Brazilian stock exchange and remit abroad the proceeds of the sale within five business days from the date of exchange (in reliance on the depositary’s electronic registration), with no tax consequences.

Upon receipt of the underlying units in exchange for ADSs, Non-Resident Holders may also elect to register with the Central Bank the U.S. dollar value of such units as a foreign portfolio investment under Resolution No. 2689/00, which will entitle them to the tax treatment referred above.

Alternatively, the Non-Resident Holder is also entitled to register with the Central Bank the U.S. dollar value of such units as a foreign direct investment under Law 4,131/62, in which case the respective sale would be subject to the tax treatment applicable to transactions carried out of by a Non-Resident Holder that is not a Registered Holder.

Gains on the exchange of units for ADSs

The deposit of units in exchange for the ADSs by a Non-Resident Holder may be subject to Brazilian withholding income tax on capital gains if the acquisition cost of the units is lower than:

•	the average price per units on the Brazilian stock exchange on which the greatest number of such units were sold on the day of deposit; or

•	if no units were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of units were sold during the 15 preceding trading sessions.

The difference between the amount previously registered, or the acquisition cost, as the case may be, and the average price of the units, calculated as set forth above, is considered a capital gain subject to income tax at a rate of 15%, or 25% for Tax Haven residents. Although there is no clear regulatory guidance, such taxation should not apply in the case of Non-Resident Holders registered under Resolution No. 2,689/00, other than Tax Haven residents, which are currently not subject to income tax in such a transaction.

If a foreign direct investor under Law No. 4,131/62 wishes to deposit its units into the ADR program in exchange for ADS, such holder will be required to present to the custodian evidence, if applicable, of payment of the income tax assessed on capital gains at the rate of 15.0%, except for a Tax Haven resident which, in this case, is subject to the income tax at a rate of 25.0%.

Tax on Foreign Exchange and Financial Transactions

Foreign Exchange Transactions

Brazilian law imposes a Tax on Foreign Exchange Transactions, or “IOF/Exchange Tax”, due on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Currently, for most exchange transactions, the rate of IOF/Exchange is 0.38%.

However, on the inflow of resources into Brazil for investments carried out by Non-Resident Holders in the Brazilian financial and capital markets under regulations issued by the CMN, IOF/Exchange is assessed at a rate of zero percent. The outflow of funds related to investments carried out by Non-Resident Holders in the Brazilian financial and capital markets, as well as the remittance of dividends and interest on shareholders’ equity, are subject to IOF/Exchange at a zero percent rate. Although not clearly regulated, the conversion of reais into dollars for payment of dividends to holders of ADSs should also benefit from the above mentioned zero percent IOF/Exchange rate.

In any case, the Brazilian government may increase the rate at any time, up to 25.0%. However, any increase in rates may only apply to future transactions.

Tax on Transactions involving Bonds and Securities

Brazilian law imposes a Tax on Transactions Involving Bonds and Securities, or “IOF/Bonds Tax”, on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bond Tax applicable to transactions involving shares, or units comprised of shares, is currently zero, although the Brazilian government may increase such rate at any time, up to 1.5% per day, but only in respect to future transactions.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of shares, or units comprised of shares, by individuals or entities not domiciled in Brazil except for gift and inheritance taxes imposed by some Brazilian states on gifts or bequests by these individuals or entities to individuals or entities domiciled or residing within such states. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of shares, or units comprised of shares,.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of ADSs or units, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire such securities. This summary applies only to U.S. Holders (as defined below) that hold ADSs or units as capital assets for tax purposes and does not address special classes of holders, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities that use a mark-to-market method of tax accounting;

•	persons holding ADSs or units as part of a hedge, “straddle,” conversion transaction or integrated transaction;

•	holders whose “functional currency” is not the U.S. dollar;

•	holders liable for the alternative minimum tax;

•	tax exempt entities, including “individual retirement accounts” and “Roth IRAs”;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	holders that own or are deemed to own ten percent or more of our voting shares;

•	persons holding ADSs or units in connection with a trade or business outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds units or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding units or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the units or ADSs.

The summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein — possibly with retroactive effect. In addition, the summary is based in part on representations of the depositary and assumes that each obligation provided for in or otherwise contemplated by the deposit agreement or any other related document will be performed in accordance with its terms. U.S. Holders are urged to consult their own tax advisers as to the U.S. federal income tax consequences of the acquisition, ownership and disposition of ADSs or units in their particular circumstances.

As used herein, a “U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of ADSs or units that is:

(1) an individual that is a citizen or resident of the United States;

(2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States any state thereof or the District of Columbia; or

(3) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

(4) a trust if (a) a court within the United States is able to exercise primary supervision for the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has validly elected under applicable Treasury regulations to be treated as a U.S. person.

In general, for U.S. federal income tax purposes, U.S. Holders of ADSs will be treated as the owners of the underlying units represented by those ADSs. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying units represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before delivery of shares to the depositary, or “pre-release”, or intermediaries in the chain of ownership between U.S. holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of Brazilian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by these parties or intermediaries.

Subscription Receipts

A U.S. Holder will not recognize gain or loss upon the receipt of common and preferred shares upon conversion of the subscription rights. The holding period of a U.S. Holder in the shares received (and in the portion of any ADSs that represent such shares) will begin at the time the shares are received.

In the event that the subscription receipts are canceled and (1) the amounts paid for the receipts are distributed to a U.S. Holder, and (2) the U.S. Holder receives fractional shares of preferred and common stock, as described above under “Risks Relating to Our Units and ADSs”, the tax treatment of the receipt of such cash and fractional shares is unclear because of the absence of any authority directly addressing such a transaction. A U.S. Holder may be treated as receiving ordinary income in an amount equal to the value of the fractional shares received, or may be treated as receiving such fractional shares on a delayed delivery basis in a nontaxable transaction, in which case the portion of such holder’s tax basis in the ADSs or units that is not attributable to the subscriptions receipts would be allocated between such fractional shares and the shares previously held as part of such ADS or unit. In addition, a U.S. Holder may be treated as recognizing capital gain or loss (which would be short-term capital gain or loss) equal to the difference, if any, between (a) the cash received in respect of the subscription receipts (plus, if the fractional shares are not treated as giving rise to ordinary income or as otherwise received as part of a nontaxable transaction, the fair market value of such fractional shares) and (b) the portion of such holder’s tax basis in the ADSs or units attributable to such subscription receipts. The holding period of any such fractional shares received (and in the portion of any ADSs that represent such shares) will begin at the time such fractional shares are received. U.S. Holders should consult their own tax advisors concerning the U.S. federal income tax treatment of the receipt of fractional shares and cash in the event that the subscription receipts are canceled.

Taxation of Distributions

Subject to the discussion of the passive foreign investment company rules below, to the extent paid out of our current or accumulated earnings and profits (as determined in accordance with U.S. federal income tax principles), distributions, including the amount of any Brazilian withholding tax, made with respect to ADSs or units will be includible in the income of a U.S. Holder as foreign-source ordinary dividend income. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. These dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs, the depositary’s) receipt of the dividend, and will not be eligible for the “dividends received deduction” generally allowed to corporations receiving dividends from domestic corporations under the Code. The amount of the distribution will equal the U.S. dollar value of the reais received, calculated by reference to the exchange rate in effect on the date that distribution is received (which, for U.S. Holders of ADSs, will be the date that distribution is received by the depositary), whether or not the depositary or U.S. Holder in fact converts any reais received into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Any gains or losses resulting from the conversion of reais into U.S. dollars will be treated as ordinary income or loss, as the case may be, of the U.S. Holder and will be U.S.-source.

Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, under current law, dividends paid with respect to our ADSs to certain non-corporate U.S. Holders will be taxable at favorable rates, up to a maximum of 15%, in taxable years beginning before January 1, 2011. It is unclear whether these favorable rates will apply to dividends paid with respect to common shares underlying units. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these favorable rates in their particular circumstances.

Sale or Other Disposition of ADSs or Units

Subject to the discussion of the passive foreign investment company rules below, gain or loss realized by a U.S. Holder on the sale or exchange of ADSs or units will be subject to U.S. federal income tax as capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the ADSs or units and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will be long-term capital gain or loss to the extent that the U.S. Holder’s holding period with respect to the shares underlying the ADSs or units exceeds one year. Gain or loss, if any, will be U.S.-source for foreign tax credit purposes. The deductibility of capital losses is subject to limitations. Long-term capital gain of a non-corporate U.S. holder is generally taxed at a preferential rate.

Foreign Tax Credits

Subject to certain generally applicable limitations that may vary depending upon your circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, a U.S. Holder will be entitled to a credit against its U.S. federal income tax liability for Brazilian income taxes withheld from dividends on ADSs or units. The limitation on foreign taxes eligible for credit is calculated separately with regard to specific classes of income. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such otherwise creditable Brazilian income taxes in computing taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

If the Brazilian government were to increase the rate of Brazilian IOF Tax above the current zero percent rate in connection with purchases or sales of units or ADSs or the conversion of reais into dollars in connection with the payment of dividends to holders of ADSs (as discussed above under “— Brazilian Tax Considerations”), the IOF Tax may not be treated as a creditable foreign tax for U.S. federal income tax purposes. Additionally, any Brazilian taxes imposed upon the exchange of units for ADSs may not be treated as a creditable foreign tax for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers as to whether those taxes would be deductible for U.S. federal income tax purposes.

A U.S. Holder must satisfy minimum holding period requirements in order to be eligible to claim a foreign tax credit for foreign taxes withheld on dividends. The rules governing foreign tax credits are complex and, therefore, U.S. Holders are urged to consult their own tax advisers to determine whether they are subject to any special rules that limit their ability to make effective use of foreign tax credits. If a Brazilian tax is withheld on the sale or other disposition of ADSs or units, a U.S. Holder’s amount realized will include the gross amount of proceeds of the sale or disposition before the deduction of the Brazilian tax. See “— Brazilian Tax Considerations” for a description of when a disposition may be subject to taxation by Brazil. U.S. Holders should consult their tax advisers as to whether these Brazilian taxes may be creditable against the holder’s U.S. federal income tax on foreign-source income from other sources or are otherwise deductible.

Passive Foreign Investment Company Rules

Based on proposed Treasury regulations, which are proposed to be effective for taxable years beginning after December 31, 1994, and on management estimates, we do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, because the proposed Treasury regulations may not be finalized in their current form, because the application of the proposed regulations is not entirely clear and because the composition of our income and assets will vary over time, there can be no assurance that we will not be a PFIC for any taxable year. The determination of whether we are a PFIC, however, is made annually and is based upon the composition of our income and assets (including, among others, entities in which we hold at least a 25% interest), and the nature of our activities.

If we are a PFIC for any taxable year during which a U.S. Holder held our ADSs or units, any gain recognized by a U.S. Holder on a sale or other disposition of ADSs or units would be allocated ratably over the U.S. Holder’s holding period for the ADSs or units. The amounts allocated to the taxable year of the sale or other exchange and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to all other taxable years would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to those taxable years. Further, any distribution in respect of ADSs or units in excess of 125 percent of the average of the annual distributions on ADSs or units received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation as described above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ADSs or units. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

In addition, if we are a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the 15% dividend rate discussed above with respect to certain dividends paid to non-corporate holders would not apply.

Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (1) the U.S. Holder is a corporation or other exempt recipient or (2) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an international underwriting agreement dated          , 2009, we are offering units and ADSs (representing the units), described in this prospectus through the international underwriters named below. The offering of the ADSs is being underwritten by the international underwriters. Santander Investment Securities Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as the representatives of the international underwriters. We have agreed to sell to the international underwriters the respective number of ADSs described below. The offering of the units is being underwritten by the Brazilian underwriters according to a Brazilian underwriting agreement among us and the Brazilian underwriters named in this prospectus.

Number of
ADSs

Santander Investment Securities Inc.
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Barclays Capital Inc.
Banco Bradesco BBI S.A.(1)
Calyon Securities (USA) Inc.
Deutsche Bank Securities Inc.
Total

(1) Bradesco Securities, Inc. is a U.S.-registered broker-dealer, and is acting as placement agent on behalf of Banco Bradesco BBI, S.A. in connection with the sale of ADSs and the placement of units in the United States.

The underwriting agreement provides that the international underwriters are obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the over allotment option described below. The underwriting agreement also provides that if an international underwriter defaults, the purchase commitments of non defaulting international underwriters may be increased or the offering may be terminated. We have entered into an underwriting agreement with the Brazilian underwriters providing for the concurrent offering of units in Brazil. The Brazilian underwriters are acting as joint bookrunners for the Brazilian offering. The international and Brazilian offerings are conditioned on the closing of each other.

Pursuant to the international underwriting agreement, the international underwriters are acting as placement agents on behalf of the Brazilian underwriters with respect to the units in the United States and other countries outside Brazil. The units purchased by any investor outside Brazil will be underwritten by the Brazilian underwriters and these investors must comply with requirements established by the CMN and CVM. The Brazilian underwriting agreement provides that, if any of the units covered by such agreement are not placed, the Brazilian underwriters are obligated severally and not jointly to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, the Brazilian underwriters have agreed to place units in Brazil.

All sales of the units, including units in the form of ADSs, in the United States will be made by the international underwriters, either directly or through their U.S. broker dealer affiliates or such other registered dealers as may be designated by the international underwriters.

We have granted the international underwriters a 30 day option to purchase on a pro rata basis up to           additional ADSs, within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over allotments, if any in connection with the international offering. We have also granted the Brazilian underwriters the right to purchase up to an additional          units within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over allotments, if any, in connection with the Brazilian offering. The aggregate over-allotment option for the international and Brazilian offerings is 75,000,000 units, including in the form of ADSs.

The underwriters propose to offer the units and the ADSs initially at the public offering price on the cover page of this prospectus less a selling concession of R$      per unit or U.S.$      per ADS, respectively. The underwriting discounts and commissions in connection with the offering of ADSs are
U.S.$      . The underwriting discounts and commissions in connection with the offering of ADSs represent     % of the aggregate gross proceeds of the ADSs offered. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers. In addition, the underwriting discounts and commissions in connection with the offering of the units and the ADSs may be subject to applicable Brazilian withholding taxes that will be borne by Santander Brasil.

We will reserve up to 15% of the units in the global offering for our employees, directors and officers (no more than 10% of the units of the global offering) and for our customers in Brazil (no more than 5% of the units of the global offering) at the public offering price for the Brazilian offering. In addition, we will offer our employees (but not our directors or officers) a limited credit line with special repayment terms to facilitate their purchase of the units, subject to certain conditions. The maximum aggregate extension of credit by us under this credit line would be each employee’s monthly salary, plus financial transaction tax, or IOF. The principal of the loan would be paid in 60 installments and would be subject to interest at a rate of 1% per annum. The loan would have to be paid in full immediately if the employee resigns or is terminated or disposes of his or her shares. Employees who purchase units in this special allocation may not transfer or dispose of their units for a period of 60 days from the day after the pricing date of the offering. The number of units available for sale to the general public in the retail portion of the Brazilian offering will be reduced by the number of reserved units that are purchased. Any reserved units not so purchased will be offered to the public in Brazil in the Brazilian offering at the public offering price for the Brazilian offering.

Pricing of the Offering

Prior to this offering, there has been no public market for our units. The initial public offering prices of our units will be determined by negotiations among us and the underwriters upon the conclusion of the book — building of the offering. Among the factors to be considered in determining the initial public offering prices will be our industry in general, our revenues, earnings and certain of our other financial operating information in recent periods, and the price — earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

The following table summarizes the total underwriting discount and commission and estimated expenses to be paid to the international underwriters in connection with the international offering:

	Per ADS		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts and Commissions paid by us	U.S.$	U.S.$	U.S.$	U.S.$
Expenses payable by us	U.S.$	U.S.$	U.S.$	U.S.$

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the ADSs offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

We have, subject to certain exceptions, agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our share capital, including in the form of ADSs, or securities convertible into or exchangeable or exercisable for any shares of our share capital, including in the form of ADSs, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our share capital, including in the form of ADSs, whether any of these transactions are to be settled by delivery of our share capital, including in the form of ADSs, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or to enter into any transaction, swap, hedge or other arrangement, without the prior written consent of the representatives of the underwriters for a period of 180 days following the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the ‘lock up’ period, we announce that we will release earnings results during the 16 day period beginning on the last day of the “lock up” period, then in either case the expiration of the “lock up” will be extended until the expiration of the 18 day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriters waive, in writing, such an extension.

Our officers and directors and our controlling shareholder have, subject to certain customary exceptions, agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our share capital, including in the form of ADSs, or securities convertible into or exchangeable or exercisable for any shares of our share capital, including in the form of ADSs, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our share capital, including in the form of ADSs, whether any of these transactions are to be settled by delivery of our share capital, including in the form of ADSs, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives of the underwriters for a period of 180 days following the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock up” period, we announce that we will release earnings results during the 16 day period beginning on the last day of the “lock up” period, then in either case the expiration of the “lock up” will be extended until the expiration of the 18 day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives of the underwriters waive, in writing, such an extension.

We have agreed to indemnify the underwriters against certain liabilities, or contribute to payments that the underwriters may be required to make in that respect.

Our ADSs have been authorized for listing, subject to notice of official issuance, on the NYSE under the symbol “BSBR”. We have applied to list the units on the São Paulo Stock Exchange under the symbol “SANB11”.

In connection with the listing of the ADSs on the NYSE, the international underwriters will undertake to sell round lots of           or more to a minimum of           beneficial owners.

In addition, in order to meet the requirements for listing the ADSs on the NYSE, the international underwriters have confirmed that, prior to trading as of the original listing date, (1) the ADSs will have a minimum price of at least $4.00 per ADS at the time of listing; (2) the ADSs will be held by at least 400 U.S. stockholders of 100 ADSs or more; (3) at least 1,100,00 publicly held ADSs will be outstanding in the United States; (4) the aggregate market value of the publicly held ADSs in the United States will be at least $60 million; and (5) the global market capitalization of the Company will be at least $500 million.

In connection with the international offering, the international underwriters may engage in stabilizing transactions, over allotment transactions, syndicate covering transactions and penalty bids.

In connection with the Brazilian offering, the Brazilian underwriters may engage in stabilizing transactions, over allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the units, including units in the form of ADSs, in the open market so long as the stabilizing bids do not exceed a specified maximum.

•	Over allotment involves sales by the underwriters of units, including units in the form of ADSs, in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over allotted by the underwriters is not greater than the number of shares that they may purchase in the over allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over allotment option. The underwriters may close out any covered short position by either exercising their over allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the units, including units in the form of ADS, in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over allotment option. If the underwriters sell more units than could be covered by the over allotment option, a naked short position, the position can only be closed out by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the units, including units in the form of ADSs, or preventing or retarding a decline in the market price of each. As a result the price of units, including units in the form of ADSs, may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or the São Paulo Stock Exchange and, if commenced, may be discontinued at any time.

The underwriters and/or their affiliates may enter into derivative transactions with clients, at their request, in connection with our units and/or ADSs. The underwriters and/or their affiliates may purchase some of our units and/or ADSs offered hereby to hedge their risk exposure in connection with such transactions. Such transactions may have an effect on demand, price or other terms of the offering.

A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of units, including units in the form of ADSs, to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

Because the ADSs are being offered by Banco Santander (Brasil) S.A., whose affiliate, Santander Investment Securities Inc. is a member of FINRA and an underwriter in this offering, and because affiliates of Banco Bradesco S.A. may own more than 10% of our subordinated debt, FINRA may view the participation of Santander Investment Securities Inc. as an underwriter in this offering, and the participation of Bradesco Securities, Inc. as a selling agent in this offering as the public distribution of securities issued by a company with which Santander Investment Securities Inc. and Bradesco Securities, Inc. have a conflict of interest and/or an affiliation, as those terms are defined in NASD Rule 2720, as administered by FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of NASD Rule 2720. Pursuant to that rule, the initial public offering price of the shares can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD Conduct Rule 2720(b)(15), which has participated in the preparation of the prospectus and performed its usual standard of due diligence with respect to that prospectus. Credit Suisse Securities (USA) LLC has agreed to act as qualified independent underwriter for the offering and to perform a due diligence investigation and review and participate in the preparation of the prospectus. We have agreed to indemnify Credit Suisse Securities (USA) LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Intersyndicate Agreement

The international underwriters and the Brazilian underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international underwriters and the Brazilian underwriters may sell shares to each other for purposes of resale at the offering price, less an amount not greater than the selling concession.

The units are expected to be settled in Brazil and paid for in reais through the facilities of the BM&FBOVESPA. The ADSs are expected to be settled paid for in U.S dollars through the facilities of DTC. We expect that delivery of the units, including units in the form of ADSs, will be made against payment therefor on or about October 13, 2009, which will be the fifth business day following the date of pricing hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6 1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the units, including units in the form of ADSs, on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the units initially will settle in T+5 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The Brazilian underwriters, the international underwriters and/or their respective affiliates have provided, currently provide or may provide in the future various investment banking, commercial banking, financial advisory and/or similar services to us on a regular basis, and maintain normal business relationships with us in their capacity as credit institutions or as lenders under credit facilities, for which they have received and may continue to receive customary fees and commissions. All investment, consulting and financial transactions with the Brazilian underwriters, the international underwriters agents and/or their respective affiliates are conducted on an arm’s length basis.

Notice to Canadian Residents

Resale Restrictions

The distribution of the units, including units in the form of ADSs, in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of units, including units in the form of ADSs, are made. Any resale of the units, including units in the form of ADSs, in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the units, including units in the form of ADSs.

Representations of Purchasers

By purchasing units, including units in the form of ADSs, in Canada, and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the units, including units in the form of ADSs, without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the units, including units in the form of ADSs, to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase units, including units in the form of ADSs, offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the units, including units in the form of ADSs, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the units, including units in the form of ADSs. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the units, including units in the form of ADSs. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the units, including units in the form of ADSs, were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the units, including units in the form of ADSs, as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the units, including units in the form of ADSs, should consult their own legal and tax advisors with respect to the tax consequences of an investment in the units, including units in the form of ADSs, in their particular circumstances and about the eligibility of the units, including units in the form of ADSs, for investment by the purchaser under relevant Canadian legislation.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer has been or will be made of the units, including units in the form of ADSs, to the public in that Relevant Member State prior to the publication of a prospectus in relation to the units, including units in the form of ADSs, that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the units, including units in the form of ADSs, to the public in that Relevant Member State at any time:

•	to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balanced sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of units, including units in the form of ADSs, shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer to the public” in relation to the units, including units in the form of ADSs, in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to the securities, as the expression may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

France

No prospectus (including any amendment, supplement or replacement thereto) prepared in connection with the offering of the units or ADSs has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no units or ADSs have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the prospectus or any other offering material relating to the units or ADSs have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to (i) persons licensed to provide the investment service of portfolio management for the account of third parties, (ii) qualified investors (investisseurs qualifiés) and/or (iii) a restricted circle of investors (cercle restreint d’investisseurs), in the last two cases provided they are investing for their own account, all as defined in Articles L. 411-2II, D. 411-1, D. 411-2, D. 411-4, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The direct or indirect distribution to the public in France of any so acquired units or ADSs may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Germany

The units and ADSs offered by this prospectus have not been and will not be publicly offered within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz). No prospectus pursuant to the

German Securities Prospectus Act, the German Sales Prospectus Act or the German Investment Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other governmental or regulatory authority in Germany. This prospectus does not constitute an offer to the public in Germany and it does not serve for public distribution of the units or ADSs in Germany. Neither this prospectus, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances which do not constitute a public offer within the meaning of the German Securities Prospectus Act, the German Sales Prospectus Act and the German Investment Act.

Italy

No prospectus has or will be registered in the Republic of Italy with the Italian Stock Exchange Commission (Commissione Nazionale per le Societá di Borsa) (“Consob”) pursuant to the Prospectus Directive and Italian laws and regulations on financial products. Accordingly, the units or ADSs may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the units or ADSs may not be distributed in the Republic of Italy, except to (a) qualified investors (investori qualificati) (the “Qualified Investors”) pursuant to Article 100 of Legislative Decree no. 58 dated February 24, 1998, as amended (the “Financial Act”), as defined in Article 34-ter of Consob Regulation no. 11971 dated May 14. 1999, as amended (“Regulation no. 11971”); or (b) in circumstances where there is an exemption from the rules governing an offer to the public of financial products pursuant to Article 94 et seq. of the Financial Act, and to Regulation no. 11971. Any offer, sale or delivery of the units or ADSs in the Republic of Italy must be (a) made by an investment firm, a bank or financial intermediary authorized to engage in such activities in Italy, in compliance with the Financial Act and with Legislative Decree no. 385 dated September 1, 1993, as amended and Consob Regulation no. 16190 dated October 29, 2007, as amended, and any other applicable law and regulation; and (b) in compliance with any applicable Italian laws and regulations and any other condition or limitation that may be imposed by Consob, the Bank of Italy (Banca d’Italia) and any other relevant Italian authorities.

The Netherlands

The units or ADSs may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of units and ADSs is publicly announced that the offer is exclusively made to such individuals or legal entities.

Spain

No prospectus has or will be approved and registered in Spain with the Spanish National Stock Exchange Commission (Comisión Nacional del Mercado de Valores) (“CNMV”) or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to Spain pursuant to the Prospectus Directive and Spanish laws and regulations on financial products. Accordingly, the units or ADSs may not be offered, sold or delivered to the public in Spain, and copies of this prospectus or any other document relating to the units or ADSs may not be distributed in Spain, except in the circumstance where there is an exemption from the rules governing an offer to the public of financial products pursuant to article 30 bis of Act 24/1988, July 28th, on Securities Market.

Switzerland

The units and ADSs may not and will not be publicly offered, distributed or re-distributed in or from Switzerland and neither this prospectus nor any other solicitation for investments in the units or ADSs may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 652a and 1156 of the Swiss Code of Obligations. This prospectus may not be copied, reproduced, distributed or passed on to others without the prior written consent of the international underwriters. This prospectus is not a prospectus within the meaning of Articles 652a and 1156 of the Swiss Code of Obligations or a listing prospectus according to the Listing Rules of the SIX Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our units or ADSs on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules.

Hong Kong

The units and ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the units or ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to units or ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

China

The units and ADSs may not be offered or sold directly or indirectly to the public in the People’s Republic of China (“China”) and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the units or ADSs, may be supplied to the public in China or used in connection with any offer for the subscription or sale of units or ADSs to the public in China. The units or ADSs may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of units or ADSs may not be circulated or distributed, nor may units or ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where units or ADSs are subscribed or purchased under Section 275 of the SFA, by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the units or ADSs pursuant to an offer made under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Japan

The units and ADSs have not been and will not be registered under the Financial Instruments and Exchange Law, as amended (the “FIEL”). Each international underwriter has represented and agreed that the units or ADSs which it purchases will be purchased by it as principal and that, in connection with the offering, it will not, directly or indirectly, offer or sell any units or ADSs in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for re-offer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

No prospectus, disclosure document, offering material or advertisement in relation to the units or ADSs has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of units or ADSs within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus or any other prospectus, disclosure document, offering material or advertisement relating to the units or ADSs in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990, its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, as amended, have been given in relation to the marketing, of and sale of the units or ADSs in Kuwait, these may not be offered for sale, sold nor may any marketing or solicitation or inducement to buy any units or ADSs may be made in Kuwait. Neither this prospectus, any related document, nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Qatar

This offering of units and ADSs does not constitute a public offer of units or ADSs in the State of Qatar under Law No. 5 of 2002 (the “Commercial Companies Law”). The units or ADSs are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such units or ADSs, or have sufficient knowledge of the risks involved in an investment in such units or ADSs or are benefiting from preferential terms under a directed share program for directors, officers and employees. No transaction will be concluded in the jurisdiction of the State of Qatar.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The units and ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus does not constitute a public offer of the units or ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This statement relates to an “exempt offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The units or ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the units or ADSs offered should conduct their own due diligence on the units or ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. For the avoidance of doubt, the units or ADSs are not interests in a “fund” or “collective investment scheme” within the meaning of either the Collective Investment Law (DIFC Law No. l of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a “Saudi Investor”) who acquires units or ADSs pursuant to the offering should note that the offer of units or ADSs is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the “KSA Regulations”). The units or ADSs may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (“SR”) 1 million or an equivalent amount. The offer of the units or ADSs is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the “transferor”) who has acquired units or ADSs pursuant to this exempt offer may not offer or sell units or ADSs to any person (referred to as a “transferee”) unless the price to be paid by the transferee for such units or ADSs equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the units or ADSs being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the units or ADSs to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the units or ADSs if he/she sells his entire holding of the units or ADSs to one transferee.

Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

Addresses of Underwriters

The addresses of the international underwriters are as follows:

Santander Investment Securities Inc. 45 East 53rd Street New York, NY 10022 USA	Credit Suisse Securities (USA) LLC 11 Madison Avenue, New York, NY 10010 USA
Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park, New York, NY 10036 USA	UBS Securities LLC 299 Park Avenue New York, NY 10171 USA

EXPENSES OF THE OFFERINGS

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
(In U.S.$)

U.S. Securities and Exchange Commission registration fee	418,835
NYSE listing fee	250,000
FINRA filing fee	75,500
Brazilian filing and listing fees, including ANBID, BM&FBOVESPA and CVM fees	45,914
Printing and engraving expenses	1,108,095
Legal fees and expenses	2,437,808
Accounting fees and expenses	4,432,379
Miscellaneous costs	554,047

Total	9,322,577

All amounts in the table are estimated except the U.S. Securities and Exchange Commission registration fee, the NYSE listing fee, the FINRA filing fee and the Brazilian filing and listing fees.

LEGAL MATTERS

The validity of the units and certain other matters of Brazilian law will be passed upon for us by Pinheiro Neto Advogados, São Paulo, Brazil, and for the Brazilian underwriters by Machado, Meyer, Sendacz e Opice Advogados, São Paulo, Brazil. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for the international underwriters by Shearman & Sterling LLP, São Paulo, Brazil.

EXPERTS

The consolidated financial statements of Santander Brasil at and for the years ended December 31, 2008 and 2007 included elsewhere in this prospectus, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report appearing therein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Banco Real at and for the year ended December 31, 2007 and for the period from January 1 to August 29, 2008 included elsewhere in this prospectus, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report included therein (which report expresses a qualified opinion on the financial statements relating to the omission of the combined balance sheet as of August 29, 2008 and includes an explanatory paragraph relating to the fact that such combined financial statements of Banco Real have been prepared to comply with the requirements of Rule 3-05 of Regulation S-X of the United States Securities Exchange Commission as it relates to the registration statement of Santander Brasil). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The address of Deloitte Touche Tohmatsu Auditores Independentes is Rua Alexandre Dumas, 1981 — São Paulo, São Paulo, Brazil.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

In addition, under the regulations of Level 2 of the BM&FBOVESPA, any corporate disputes must be submitted to arbitration conducted in accordance with the rules of the Market Arbitration Chamber of BM&FBOVESPA. See “Description of Capital Stock — Arbitration”.

We have been advised by Pinheiro Neto Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•	is issued by a court of competent jurisdiction after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

•	is not subject to appeal;

•	is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Tribunal de Justiça. Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send the depositary a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to the common shareholders. The depositary has agreed to mail to all common shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the depositary and will make available to all common shareholders such notices and all such other reports and communications received by the depositary.

We also file financial statements and other periodic reports with the CVM located at Rua Sete de Setembro, 111, Rio de Janeiro, Rio de Janeiro 20159-900, Brazil. The CVM maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the CVM. The address of that website is www.cvm.gov.br. We also file financial statements and other periodic information with BM&FBOVESPA. The address of the BM&FBOVESPA website is www.bovespa.com.br.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements of Banco Santander (Brasil) S.A.
Condensed Consolidated Balance Sheets at June 30, 2009 and December 31, 2008	F-2
Unaudited Condensed Consolidated Income Statements for the Six Month Periods Ended June 30, 2009 and 2008	F-3
Unaudited Condensed Consolidated Statements of Recognized Income and Expense for the Six Month Periods Ended June 30, 2009 and 2008	F-4
Unaudited Condensed Consolidated Statements of Changes in Equity for the Six Month Periods Ended June 30, 2009 and 2008	F-5
Unaudited Condensed Consolidated Cash Flow Statements for the Six Month Periods Ended June 30, 2009 and 2008	F-7
Notes to the Unaudited Condensed Consolidated Financial Statements of Banco Santander (Brasil) S.A. for the Six Month Periods Ended June 30, 2009 and 2008 and December 31, 2008 (audited)	F-8
Audited Consolidated Financial Statements of Banco Santander (Brasil) S.A. as of and for the Years Ended December 31, 2008 and 2007
Report of Independent Registered Public Accounting Firm	F-35
Consolidated Balance Sheets at December 31, 2008 and 2007	F-36
Consolidated Income Statements for the Years Ended December 31, 2008 and 2007	F-37
Consolidated Statements of Recognized Income and Expense for the Years Ended December 31, 2008 and 2007	F-38
Consolidated Statement of Changes in Total Equity for the Years Ended December 31, 2008 and 2007	F-39
Consolidated Cash Flow Statements for the Years Ended December 31, 2008 and 2007	F-40
Notes to the Audited Consolidated Financial Statements of Banco Santander (Brasil) S A.	F-41
Combined Financial Statements of Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. at December 31, 2007 (audited) and for the Period from January 1 to August 29, 2008 (audited) and 2007 (unaudited) and for the Year Ended December 31, 2007 (audited)

Report of Independent Registered Public Accounting Firm	F-175
Combined Balance Sheet at December 31, 2007 (audited)	F-176
Combined Income Statements for the Periods from January 1 to August 29, 2008 (audited) and 2007 (unaudited) and for the Year Ended December 31, 2007 (audited)	F-177
Combined Statements of Recognized Income and Expense for the Periods from January 1 to August 29, 2008 (audited) and 2007 (unaudited) and for the Year Ended December 31, 2007 (audited)	F-178
Combined Statements of Changes in Total Equity for the Periods from January 1 to August 29, 2008 (audited) and 2007 (unaudited) and for the Year Ended December 31, 2007 (audited)	F-179
Combined Cash Flow Statements for the Periods from January 1 to August 29, 2008 (audited) and 2007 (unaudited) and for the Year Ended December 31, 2007 (audited)	F-180
Notes to the Combined Financial Statements of Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. at December 31, 2007 (audited) and for the Period from January 1 to August 29, 2008 (audited) and 2007 (unaudited) and for the Year Ended December 31, 2007 (audited)
F-181

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AT JUNE 30, 2009 AND DECEMBER 31, 2008

		June 30,	December 31,
	Note	2009	2008
		(Thousands of Brazilian Reais)

ASSETS
CASH AND BALANCES WITH THE BRAZILIAN CENTRAL BANK		24,813,053	23,700,500
FINANCIAL ASSETS HELD FOR TRADING	5	15,809,079	19,986,000
OTHER FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	5	6,068,239	5,574,961
AVAILABLE-FOR-SALE FINANCIAL ASSETS	5	30,593,113	30,735,681
LOANS AND RECEIVABLES	5	161,644,510	162,725,106
HEDGING DERIVATIVES		178,416	106,321
NON-CURRENT ASSETS HELD FOR SALE	6	57,933	112,824
INVESTMENTS IN ASSOCIATES	7	501,582	633,595
TANGIBLE ASSETS	8	3,599,749	3,829,074
INTANGIBLE ASSETS:	9	30,589,533	30,995,287
Goodwill		27,263,159	27,488,426
Other intangible assets		3,326,374	3,506,861
TAX ASSETS:		13,386,053	12,919,894
Current		1,149,016	1,150,737
Deferred		12,237,037	11,769,157
OTHER ASSETS		1,636,520	2,870,604

TOTAL ASSETS		288,877,780	294,189,847

LIABILITIES AND EQUITY
FINANCIAL LIABILITIES HELD FOR TRADING	10	4,886,950	11,209,600
OTHER FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	10	362,541	307,376
FINANCIAL LIABILITIES AT AMORTIZED COST	10	207,644,524	213,973,314
HEDGING DERIVATIVES		63,451	264,771
PROVISIONS	11	10,202,870	8,915,245
TAX LIABILITIES:		7,351,670	6,156,101
Current		3,810,079	3,025,207
Deferred		3,541,591	3,130,894
OTHER LIABILITIES		6,559,528	3,526,962

TOTAL LIABILITIES		237,071,534	244,353,369

EQUITY
SHAREHOLDERS’ EQUITY:		51,135,477	49,317,582
Share Capital	12	47,152,201	47,152,201
Reserves		2,165,381	1,240,031
Treasury shares	12	(1,948)	—
Profit for the period attributable to the parent		2,444,843	2,378,395
Less: Dividends and remuneration	4	(625,000)	(1,453,045)
VALUATION ADJUSTMENTS:		665,416	513,617
Available-for-sale financial assets		1,045,031	795,412
Cash flow hedges		(379,615)	(281,795)
MINORITY INTERESTS		5,353	5,279

TOTAL EQUITY		51,806,246	49,836,478

TOTAL LIABILITIES AND EQUITY		288,877,780	294,189,847

The accompanying Notes and Appendix I are an integral part of these unaudited condensed consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008

	Note	June 30,
		2009	2008
		(Thousands of Brazilian Reais, except for per share data)

INTEREST AND SIMILAR INCOME		19,770,876	6,715,377
INTEREST EXPENSE AND SIMILAR CHARGES		(9,109,829)	(3,383,593)
INTEREST INCOME/(CHARGES)	13	10,661,047	3,331,784
INCOME FROM EQUITY INSTRUMENTS	13	14,762	16,276
INCOME FROM COMPANIES ACCOUNTED FOR BY THE EQUITY METHOD	7	257,140	2,322
FEE AND COMMISSION INCOME	13	3,462,886	1,881,195
FEE AND COMMISSION EXPENSE	13	(446,776)	(164,017)
GAINS/LOSSES ON FINANCIAL ASSETS AND LIABILITIES (net)	13	2,734,579	686,259
EXCHANGE DIFFERENCES (net)	13	(1,037,028)	(145,261)
OTHER OPERATING INCOME (EXPENSES)	13	(163,480)	(35,180)
TOTAL INCOME		15,483,130	5,573,378
ADMINISTRATIVE EXPENSES		(5,379,709)	(2,234,410)
Personnel expenses	13	(2,712,242)	(1,156,018
Other general expenses	13	(2,667,467)	(1,078,392
DEPRECIATION AND AMORTIZATION	13	(494,821)	(310,075)
PROVISIONS (net)	13	(1,958,599)	(521,760)
IMPAIRMENT LOSSES ON FINANCIAL ASSETS (net)	13	(4,830,855)	(1,496,399)
Loans and receivables	5-b	(4,826,488)	(1,498,556)
Other financial instruments at fair value through profit or loss		(4,367)	2,157
IMPAIRMENT LOSSES ON OTHER ASSETS (net)	13	(68,371)	(8,950)
GAINS/(LOSSES) ON DISPOSAL OF ASSETS NOT CLASSIFIED AS NON-CURRENT ASSETS HELD FOR SALE	7-b	1,144,444	31,739
GAINS/(LOSSES) ON NON-CURRENT ASSETS HELD FOR SALE NOT CLASSIFIED AS DISCONTINUED OPERATIONS	1-f	(55,659)	(23,512)
OPERATING PROFIT BEFORE TAX		3,839,560	1,010,011
INCOME TAXES		(1,394,415)	(302,566)
PROFIT FOR THE PERIOD		2,445,145	707,445
Profit attributable to the parent		2,444,843	707,443
Profit attributable to minority interests		302	2
EARNINGS PER SHARE (Brazilian reais)
Basic and diluted earnings per 1,000 share (reais)
Common shares		7.17	5.07
Preferred shares		7.89	5.58
Weighted average shares outstanding (in thousands) — Basic and diluted
Common shares		174,292,416	71,315,968
Preferred shares		151,465,867	61,969,586

The accompanying Notes and Appendix I are an integral part of these unaudited condensed consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
OF RECOGNISED INCOME AND EXPENSE
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008

	June 30,
	2009	2008
	(Thousands of Brazilian Reais)

CONSOLIDATED PROFIT FOR THE PERIOD	2,445,145	707,445
OTHER RECOGNISED INCOME AND EXPENSE	151,799	(681,534)
Available-for-sale financial assets:	482,308	(1,046,199)
Revaluation gains/losses	897,768	(718,221)
Amounts transferred to income statement	(415,460)	(327,978)
Cash flow hedges:	(199,869)	—
Revaluation gains/losses	(199,869)	—
Income tax	(130,640)	364,665

TOTAL RECOGNISED INCOME AND EXPENSE	2,596,944	25,911

Attributable to the parent	2,596,642	25,909
Attributable to minority interests	302	2

The accompanying Notes and Appendix I are an integral part of these unaudited condensed consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008

	Equity Attributable to the Parent
	Shareholders’ Equity
			Profit
			Attributed		Total
	Share		to the	Dividends and	Shareholders’	Valuation		Minority	Total
	Capital	Reserves	Parent	Remuneration	Equity	Adjustments	Total	Interests	Equity
	(Thousands of Brazilian Reais)

Balances at December 31, 2007	8,331,448	701,800	1,902,999	(2,264,768)	8,671,479	1,537,044	10,208,523	57	10,208,580
Total recognised income and expense	—	—	707,443	—	707,443	(681,534)	25,909	2	25,911
Other Changes in Equity
Appropriation of profit for the period	—	1,902,999	(1,902,999)	—	—	—	—	—	—
Dividends/Remuneration	—	(2,264,768)	—	2,264,768	—	—	—	—	—
Capital increase	800,000	—	—	—	800,000	—	800,000	—	800,000
Other	(15,168)	—	—	—	(15,168)	—	(15,168)	—	(15,168)

Balances at June 30, 2008	9,116,280	340,031	707,443	—	10,163,754	855,510	11,019,264	59	11,019,323

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY — (Continued)

	Equity Attributable to the Parent
	Shareholders’ Equity
				Profit
				Attributed		Total
	Share		Treasury	to the	Dividends and	Shareholders’	Valuation		Minority	Total
	Capital	Reserves	Shares	Parent	Remuneration	Equity	Adjustments	Total	Interests	Equity
	(Thousands of Brazilian Reais)

Balances at December 31, 2008	47,152,201	1,240,031	—	2,378,395	(1,453,045)	49,317,582	513,617	49,831,199	5,279	49,836,478
Total recognised income and expense	—	—	—	2,444,843	—	2,444,843	151,799	2,596,642	302	2,596,944
Other Changes in Equity
Appropriation of profit for the period	—	2,378,395	—	(2,378,395)	—	—	—	—	—	—
Dividends/Remuneration	—	(1,453,045)	—	—	828,045	(625,000)	—	(625,000)	—	(625,000)
Acquisition of own shares	—	—	(1,948)	—	—	(1,948)	—	(1,948)	—	(1,948)
Other	—	—	—	—	—	—	—	—	(228)	(228)

Balances at June 30, 2009	47,152,201	2,165,381	(1,948)	2,444,843	(625,000)	51,135,477	665,416	51,800,893	5,353	51,806,246

The accompanying Notes and Appendix I are an integral part of these unaudited condensed consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008

	June 30,
	2009	2008
	(Thousands of Brazilian Reais)

1. CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated profit for the period	2,445,145	707,445
Adjustments to profit for the period	5,780,258	2,147,009
Depreciation of tangible assets	233,344	112,683
Amortization of intangible assets	261,477	197,392
Impairment losses on other assets (net)	41,896	5,224
Impairment losses on loans and receivables and provisions (net)	6,785,087	2,111,963
Gains/losses on disposal of tangible assets and investments	(1,144,444)	(31,739)
Share of results of entities accounted for using the equity method	(257,140)	(2,322)
Taxes	(139,962)	(246,192)

	8,225,403	2,854,454

Net (increase)/decrease in operating assets:	(2,084,337)	(11,050,916)
Brazilian central bank compulsory deposits	(3,236,848)	(706,951)
Financial assets held for trading	3,677,746	(350,905)
Other financial assets at fair value through profit or loss	(952,709)	(4,783,758)
Available-for-sale financial assets	624,601	(2,061,325)
Loans and receivables	(3,682,497)	(2,969,453)
Other assets	1,485,370	(178,524)
Net increase/decrease in operating liabilities:	(9,118,669)	3,900,207
Financial liabilities held for trading	(6,322,650)	698,226
Other financial liabilities at fair value through profit or loss	55,165	(249,929)
Financial liabilities at amortized cost	(5,736,278)	5,026,806
Other liabilities	2,885,094	(1,574,896)

Total net cash flows from operating activities(1)	(2,977,603)	(4,296,255)

2. CASH FLOWS FROM INVESTING ACTIVITIES
Investments	(802,434)	(439,084)
Subsidiaries, jointly controlled entities and associates	(95,899)	—
Tangible assets	(329,123)	(192,910)
Intangible assets	(377,412)	(246,174)
Divestments	2,351,096	197,407
Subsidiaries, jointly controlled entities and associates	2,074,835	—
Tangible assets	276,261	197,407
Total net cash flows from investing activities(2)	1,548,662	(241,677)

3. CASH FLOWS FROM FINANCING ACTIVITIES
Capital increase	—	784,832
Acquisition of own shares	(1,948)	—
Issuance of subordinated liabilities	1,507,000	550,000
Issuance of other long-term liabilities	7,591,975	3,241,601
Dividends paid	(1,388,428)	(1,434,956)
Redemption of other long-term liabilities	(8,403,725)	(1,270,158)
Increase/Decrease in minority interests	(228)	—

Total net cash flows from financing activities(3)	(695,354)	1,871,319

NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS(1+2+3)	(2,124,295)	(2,666,613)
Cash and cash equivalents at beginning of period	16,750,870	16,286,137

Cash and cash equivalents at end of period	14,626,575	13,619,524

Non-cash transactions:
Loans transferred to foreclosed assets	45,389	25,398
Dividends and interest on capital declared but not paid	599,210	—
Supplemental information:
Interest received	18,177,857	6,713,687
Interest paid	8,628,940	3,410,039
Taxes paid	705,141	299,679

The accompanying Notes and Appendix I are an integral part of these unaudited condensed consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008
(Thousands of Brazilian Reais)

Banco Santander (Brasil) S.A.

Notes to the unaudited condensed consolidated interim financial statements for the six-month periods ended June 30, 2009

1.	Introduction, basis of presentation of the condensed consolidated interim financial statements and other information

a)	Introduction

Banco Santander (Brasil) S.A. (the “Bank” or “Santander” or “Banco Santander”), indirectly controlled by Banco Santander, S A., with headquarters in Spain (Banco Santander Spain), is the lead institution of the financial and non-financial group with the Central Bank of Brazil, established as a corporation, with main offices at Rua Amador Bueno, 474, Santo Amaro, São Paulo, and operates as a multiple service bank, conducting operations such as commercial banking, foreign exchange, investment, credit and financing and mortgage loan, leasing portfolios and, through related entities, insurance, pension plan, capitalization, leasing, asset management, and securities and insurance brokerage operations. Transactions are conducted within the context of a group of financial institutions that operate on an integrated basis in the financial markets.

As discussed in Note 2, Banco ABN AMRO Real S.A. (Banco Real) and ABN AMRO Brasil Dois Participações S A. (“AAB Dois Par”) and their respective subsidiaries were consolidated by the Bank in August 2008, in a capital increase approved in the Extraordinary Stockholders’ Meeting held on August 29, 2008.

b)	Basis of presentation of the condensed consolidated interim financial statements

These condensed consolidated interim financial statements were prepared and are presented in accordance with IAS 34, Interim Financial Reporting, from International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (“IASB”), and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

In accordance with IAS 34, the interim financial information is intended only to provide an update on the content of the latest consolidated financial statements authorized for issue, focusing on new activities, events and circumstances arising during the six-month period, rather than duplicating information reported in the previous consolidated financial statements authorized for issue. Consequently, these interim financial statements do not include all the information required of complete consolidated financial statements prepared in accordance with IFRS as adopted by the IASB and, accordingly, in order to properly comprehend the information included in these interim financial statements, these should be read together with the Bank’s consolidated financial statements for the year ended December 31, 2008.

The accounting policies and methods used in preparing these condensed consolidated interim financial statements are the same as those applied in the consolidated financial statements for 2008, taking into account those standards and interpretations effective subsequent as described in the consolidated financial statements for the year ended December 31, 2008 which did not have a material effect on these condensed consolidated financial statements.

c)	Estimates made

The unaudited condensed consolidated results and the determination of unaudited consolidated equity are sensitive to the accounting policies, measurement basis and estimates used by the directors of the Bank in preparing the consolidated financial statements.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

In the unaudited condensed consolidated financial statements estimates were occasionally made by the senior executives of the Bank and of the consolidated entities in order to quantify certain assets, liabilities, income, expenses and commitments reported herein.

These estimates relate basically to the following:

•	Fair value measurement of certain financial instruments

The fair value of a financial instrument is the value at which it could be bought or sold in a current transaction between knowledgeable, willing parties on an arm’s length basis. If a quoted price in an active market is available for an instrument, the fair value is calculated based on that price.

If there is no market price available for a financial instrument, its fair value is estimated on the basis of the price established in recent transactions involving the same or similar instruments and, in the absence thereof, on the basis of valuation techniques, using valuation techniques commonly used by the financial markets as follows:

•	The present value method for valuing financial instruments permitting static hedging (principally, forwards and swaps) and loans and advances. Expected future cash flows are discounted using the interest rate curves of the applicable currencies. The interest rate curves are generally observable market data.

•	The Black-Scholes model for valuing financial instruments requiring dynamic hedging (principally structured options and other structured instruments). Certain observable market inputs are used in the Black-Scholes model to generate variables such as the bid-offer spread, exchange rates, volatility, correlation between indexes and market liquidity, as appropriate.

•	Each of the present value method and Black-Scholes models is used for valuing financial instruments exposed to interest rate risk, such as interest rate futures, caps and floors.

•	We use dynamic models similar to those used in the measurement of interest rate risk for measuring credit risk of linear instruments (such as bonds and fixed-income derivatives).

•	The allowance for loan losses

We cover losses inherent in debt instruments not measured at fair value taking into account the historical experience of impairment and other circumstances known at the time of assessment. For these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods that have not yet been allocated to specific transactions.

We use the concept of incurred loss to quantify the cost of the credit, using statistical models that consider the following three factors: “exposure at default”, “probability of default” and “loss given default”.

•	The impairment losses on certain assets other than loans (including goodwill and other intangible assets)

Certain assets, including goodwill, other intangible assets and equity method investments are subject to impairment review. We record impairment charges when we believe there is objective evidence of impairment, or that the cost of the assets may not be recoverable. Assessment of what constitutes impairment is a matter of significant judgment.

•	The assumptions used in the actuarial calculation of the post-employment benefit liabilities and commitments and other obligations

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

The Bank provides pension plans in the form of both defined contribution plans and defined benefit plans, in accordance with IAS 19.

The actuarial valuation is dependent upon a series of assumptions; the principal are as follows:

•	assumed interest rates;

•	mortality tables;

•	annual social security pension revision rate;

•	price inflation;

•	annual salary growth rate, and

•	the method used to calculate vested commitments to current employees.

•	The recognition and measurement of deferred tax items

Deferred tax assets are only recognized for temporary differences to the extent that it is considered probable that the consolidated entities will have sufficient future taxable profits against which the deferred tax assets can be utilized. Other deferred tax assets (tax loss and tax credit carryforwards) are only recognized if it is considered probable that the consolidated entities will have sufficient future taxable profits against which they can be utilized.

In accordance with the current regulation, the expected realization of the Consolidated Companies’ tax credits is based on the projection of future income and a technical studies.

These estimates are based on current expectations and estimates on projections of future events and trends, which may affect the consolidated financial statements. The principal assumptions that may affect these estimates, in addition to those previously mentioned above, relate to the following factors:

•	Changes in deposit amounts, customer basis and defaults by borrowers

•	Changes in interest rates

•	Changes in inflation rates

•	Government regulation and tax matters

•	Adverse legal or regulatory disputes or proceedings

•	Credit, market and other risks of lending and investment activities

•	Changes in market values of Brazilian securities, particularly Brazilian government securities

•	Changes in regional, national and international business and economic conditions

All of these estimates are further discussed on the December 31, 2008 and 2007 consolidated financial statements. In the six-month period ended June 30, 2009 there were no significant changes in the estimates made at 2008 year-end other than those indicated in these interim financial statements.

d)	Contingent assets and liabilities

Note 2-p to the Bank’s consolidated financial statements for the year ended December 31, 2008 includes information on the contingent assets and liabilities at that date. There were no significant changes in the Bank’s contingent assets and liabilities between December 31, 2008 and the date of preparation of these interim financial statements.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

e)	Comparative information

The information for 2008 contained in these consolidated interim financial statements is presented solely for the purposes of comparison with the information relating to the six-month period ended June 30, 2009.

As a result of the contribution of Banco Real described in Note 3, the consolidated financial information is presented compared with the data of a previous period which does not include the results of Banco Real.

f)	Seasonality of the Bank’s transactions

Given the activities in which the Bank’s companies engage, their transactions are not cyclical or seasonal in nature. Accordingly, no specific disclosures are provided in these explanatory notes to the condensed consolidated interim financial statements for the six-month period ended June 30, 2009.

g)	Materiality

In determining the disclosures to be made in relation to the various items in the financial statements or other matters, the Bank, in accordance with IAS 34, took into account their materiality with respect to the interim financial statements.

h)	Condensed consolidated cash flow statements

The following terms are used in the condensed consolidated cash flow statements with the meanings specified:

1. Operating activities: the principal revenue-producing activities of credit institutions and other activities that are not investing or financing activities.

2. Investing activities: the acquisition and disposal of long-term assets and other investments not included in cash and cash equivalents.

3. Financing activities: activities that result in changes in the size and composition of the equity and liabilities that are not operating activities.

In preparing the condensed consolidated cash flow statements, short-term highly liquid investments that are subject to an insignificant risk of changes in value were classified as “cash and cash equivalents”. Accordingly, the Bank classifies as cash and cash equivalents the balances recognized under “Cash and Balances with the Brazilian Central Bank” in the condensed consolidated balance sheet, except for Central Bank compulsory deposits which are considered as restricted cash.

2.	Basis of consolidation

Appendix I include relevant information on the Bank companies that were consolidated. Similar information regarding companies accounted for under the equity method by the Bank is provided on Note 7.

Also, Note 3 below includes a description of the most significant transaction carried out in 2008, namely the contribution of Banco ABN AMRO Real, S.A. and ABN AMRO Dois Participações, S.A. into the Bank.

In addiction the following legal merger transaction took place in the first half of 2009:

On April 14, 2009, the executive committees of Banco Real and Sudameris Distribuidora de Títulos e Valores Mobiliários S.A. (Sudameris DTVM) approved and decided to submit to the approval of their respective stockholders the “Merger Agreement of Sudameris Distribuidora de Títulos e Valores Mobiliários S. A. by Banco ABN AMRO Real S. A.”.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

On the same date, the executive committees of Banco Santander and Banco Real approved and decided to submit to the approval of the Board of Directors of Santander and its respective stockholders the corporate restructuring proposal as set out by the “Merger Agreement of Banco ABN AMRO Real S.A. by Banco Santander S.A.” (the “Agreement”).

The merger of Sudameris DTVM by Banco Real and the subsequent merger of Banco Real by Banco Santander (the “mergers”) constitute fundamental stages for the consolidation of the Santander’s investments in Brazil and the resulting strengthening of its operational and organizational structure, as well as the integration of their operations.

The merger of Banco Real by Banco Santander will allow the conclusion of the operational, administrative and technological integration plan that has been implemented since the control of Banco Real was acquired by Banco Santander Spain, in July 2008, and the corporate restructuring related to the merger of all shares of Banco Real into Banco Santander in August 2008.

The merger of Banco Real will also allow (i) the integration of the banking businesses and activities in a single financial institution for all commercial, financial and legal purposes; (ii) the decrease in administrative costs, and (iii) the streamlining of the corporate structure of the Santander in Brazil.

The Mergers were carried out through the transfer of the book net assets of the Incorporated Companies to the equity of the Bank, based on the audited balance sheets as of March 31, 2009. Changes in equity occurring between the date of said balance sheets and the completion of the Mergers (date of the Extraordinary Shareholders’ Meetings that approve the Mergers) were recognized and recorded directly by the acquirers.

As the mergers involve wholly-owned subsidiaries, it was not be necessary, as a result of these transactions, to (i) determine a share exchange ratio; (ii) define withdrawal rights; (iii) increase the capital of Banco Santander and Banco Real, and (iv) change the voting, dividend or any other equity or corporate rights to which the stock issues by Banco Santander is currently entitled.

3.	Contribution of Banco Real

On July 24, 2008, Banco Santander Spain acquired the majority control of ABN AMRO Real Group in Brazil. On August 29, 2008, as further discussed on Note 26 of the Consolidated Financial Statements for the year ended December 31, 2008, an Extraordinary Stockholders’ Meeting approved an increase in Banco Santander’s total capital, related to the merger of shares of Banco Real and AAB Dois Par held by Banco Santander Spain. Additionally, the Bank, in a share exchange transaction, exchanged all of the remaining shares of Banco Real and AAB Dois Par held by minority holders for shares of the Bank. As a result of the contribution: (a) Banco Real and AAB Dois Par were converted into wholly-owned subsidiaries of Banco Santander, according to article 252 of Law No. 6404/76; (b) Banco Santander’s capital was increased based on the fair value of the shares of Banco Real and AAB Dois Par from R$9,131,448 thousand to R$47,152,201 thousand and an additional R$900,000 thousand of reserves, and (c) shares were issued by Banco Santander and delivered to the respective stockholders of Banco Real and AAB Dois Par.

This operation simplifies the equity structure of the companies of the Santander in Brazil and enabled the stockholders of Banco Real to become stockholders of a publicly traded company and have access to the current dividend policy of the Bank. This new structure also allows for a reduction of administrative costs, especially those related to legal and regulatory requirements.

The contribution of Real to the Bank was approved by the Brazilian Central Bank (“Bacen”) in January, 2009.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

The following purchase price allocation, accounted for in accordance with IFRS 3, “Business Combinations,” reflects the purchase accounting adjustments determined on the date that Santander Spain acquired control of Banco Real since on that date Banco Real came under common control with the Bank. This allocation was presented on a provisional basis on December 31, 2008 Financial Statements, as further explained below:

	Thousands of Reais
	Book Value	Fair Value(1)	Adjustment

Net assets acquired
Assets	132,301,795	130,930,255	(1,371,540)
Of which
Cash and balances with central banks	12,147,982	12,147,982	—
Debt instruments	21,758,968	21,728,385	(30,583)
Loans and advances to customers	69,669,710	68,039,392	(1,630,318)
Tangible assets	1,072,896	1,344,375	271,479
Liabilities	(119,436,124)	(120,826,655)	(1,390,531)
Of which
Deposits from credit institutions	(20,946,768)	(20,932,165)	14,603
Customer deposits	(75,372,552)	(75,419,151)	(46,599)
Subordinated liabilities	(3,440,670)	(3,491,143)	(50,473)
Other financial liabilities	(5,974,858)	(5,852,833)	122,025
Provisions(4)	(3,536,049)	(4,968,623)	(1,432,574)

Net assets acquired	12,865,671	10,103,600	(2,762,071)
Intangible assets(2)		1,229,716

Fair value of the assets		11,333,316

Total consideration(3)		38,946,426
Satisfied by
Shares		38,920,753
Cash		25,673

Goodwill		27,613,110

(1)	The fair values of the assets and liabilities acquired were determined based on an evaluation performed on August 29, 2008 (the acquisition date). Such assets and liabilities were measured based on appraisals for the tangible assets, consideration of advice provided by legal counsel for contingent liabilities (in Provisions), and discounted cash flow analysis for all other assets and liabilities, taking in consideration the expected future economic benefits of the intangible assets.

(2)	Amount relates to customer list with an estimated useful life of 10 years.

(3)	Total consideration is based on amounts paid by the Santander Group for the acquisition of Banco Real.

(4)	Includes R$124,684 thousand adjustment accounted in the six months ended June 30, 2009, respective to a revision in the fair value of provisions, as permitted under IFRS3.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

As allowed by IFRS 3, if the initial accounting for a business combination can be determined only provisionally by the end of the period in which the combination is effected because either the fair values to be assigned to the acquiree’s identifiable assets, liabilities or contingent liabilities or the cost of the combination, the acquirer shall account for the combination using those provisional values. The acquirer shall recognize any adjustments to those provisional values as a result of completing the initial accounting within twelve months of the date of the business combination. Note 9 provides additional information regarding the goodwill generated from this transaction.

4.	Dividends

The dividends declared by the Bank during the first six months of 2009 was as follows:

	June 30, 2009
		Reais per	Amount
		Thousands	(Thousands of
	Thousands of	Shares	Reais)
	Reais	Common	Preferred

Interest on capital based on interim net income	340,000	0.9974	1.0972
Interest on capital based on interim net income	285,000	0.8361	0.9197

Total	625,000

In the first half of 2008 dividends weren’t declared.

5.	Financial assets

a)	Breakdown and detail

The breakdown, by nature and category for measurement purposes, of the Bank’s financial assets, other than the balances relating to “Cash and Balances with the Brazilian Central Bank” and “Hedging Derivatives”, at June 30, 2009 and December 31, 2008 is as follows:

	Thousands of Reais
	June 30, 2009
		Other
		Financial
		Assets at
		Fair Value	Available-
	Financial	through	for-Sale
	Assets Held	Profit or	Financial	Loans and
	for Trading	Loss	Assets	Receivables

Loans and advances to credit institutions	—	4,627,103	—	31,992,604
Loans and advances to customers	—	1,150,399	—	129,651,906
Of which
Loans and advances to customers, gross	—	1,150,399	—	138,811,395
Impairment losses	—	—	—	(9,159,489)
Debt instruments	9,682,828	290,737	29,057,482	—
Equity instruments	316,574	—	1,535,631	—
Trading derivatives	5,809,677	—	—	—

Total	15,809,079	6,068,239	30,593,113	161,644,510

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
	December 31, 2008
		Other
		Financial
		Assets at
		Fair Value	Available-
	Financial	through	for-Sale
	Assets Held	Profit or	Financial	Loans and
	for Trading	Loss	Assets	Receivables

Loans and advances to credit institutions	—	4,046,898	—	29,691,635
Loans and advances to customers	—	1,434,789	—	133,033,471
Of which
Loans and advances to customers, gross	—	1,434,789	—	141,214,627
Impairment losses	—	—	—	(8,181,156)
Debt instruments	10,011,999	93,274	29,491,191	—
Equity instruments	678,993	—	1,244,490	—
Trading derivatives	9,295,008	—	—	—

Total	19,986,000	5,574,961	30,735,681	162,725,106

b)	Valuation adjustments for impairment of financial assets

b.1)	Available-for-sale financial assets

As indicated in Note 2 to the consolidated financial statements for the year ended December 31, 2008, as a general rule, changes in the carrying amounts of financial assets and liabilities are recognized with a balancing entry in the consolidated income statement. Notwithstanding the foregoing, in the case of available-for-sale financial assets the changes in value are recognized temporarily in consolidated equity under “Valuation Adjustments — Available-for-Sale Financial Assets”.

Items charged or credited to “Valuation Adjustments — Available-for-Sale Financial Assets” remain in the Bank’s consolidated equity until the related assets are derecognized, whereupon they are charged to the consolidated income statement. When there is objective evidence at the date of measurement of these instruments that the aforementioned differences are due to permanent impairment, they are no longer recognized in equity under “Valuation Adjustments — Available-for-Sale Financial Assets” and are reclassified, for the cumulative amount at that date, to the consolidated income statement.

At June 30, 2009 the Bank had analyzed the changes in fair value of the various assets comprising this portfolio and concluded that, at that date, there were no significant differences whose origin at that date could be considered to arise from permanent impairment. Accordingly, most of the changes in value of these assets are presented under “Valuation Adjustments — Available-for-Sale Financial Assets”. The changes in the balance of valuation adjustments in the interim period are recognized in the unaudited condensed consolidated statement of comprehensive income.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

b.2)	Loans and receivables

The changes in the balance of the allowances for impairment losses on the assets included under “Loans and Receivables” in the first half of 2009 and 2008 were as follows:

	Thousands of Reais
	June 30,
	2009	2008

Balance at beginning of the period	8,181,156	2,249,432
Impairment losses charged to income for the period	5,144,009	1,590,203
Write-off of impaired balances against recorded impairment allowance	(4,165,676)	(1,388,514)
Balance at end of the period	9,159,489	2,451,121

Recoveries of loans previously charged off	317,521	91,647

Considering the amounts of “Recoveries of loans previously charged off” and those recognized under “Impairment Losses Charged to Income” in the table above, the impairment losses recognized in income statements on “Loans and Receivables” amounted to R$4,826,488 thousand and R$1,498,556 thousand in the first half of 2009 and 2008, respectively.

  c)  Impaired assets

The detail of the changes in the balance of the financial assets classified as loans and receivables considered to be impaired due to credit risk in the first six months of 2009 and 2008 is as follows:

	Thousands of Reais
	June 30,
	2009	2008

Balance at beginning of the period	7,730,464	2,092,787
Net additions	5,866,027	1,464,678
Written-off assets	(4,165,676)	(1,388,514)
Exchange differences and other	—	—

Balance at end of the period	9,430,815	2,168,951

6.	Non-current assets held for sale

At June 30, 2009 and December 31, 2008, the total amounts of non-current assets held for sale are related to foreclosed assets.

Tangibles assets received in payment and in lieu of those that were disabled, whether intended for sale up to one year through the completion of auctions.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

7.	Investments in Associates

a)	Breakdown

The breakdown, by company, of the balance of “Investments in Associates” is as follows:

			Thousands of Reais
	Participation%		Investments		Results of Investments
	June 30,	December 31,	June 30,	December 31,	June 30,	June 30,
	2009	2008	2009	2008	2009	2008

Norchem Holding e Negócios S.A.	21.75%	21.75%	21,314	21,186	128	817
Norchem Participações e Consultoria S.A.	50.00%	50.00%	27,344	27,621	(277)	1,363
Companhia de Crédito, Financiamento e Investimento Renault do Brasil	39.64%	39.59%	95,363	82,087	6,549	—
Companhia de Arrendamento Mercantil Renault do Brasil	39.88%	39.88%	185,623	179,072	10,586	—
Celta Holding S.A.	26.00%	25.99%	65,886	61,468	4,541	—
ABN AMRO Brasil Dois Participações S.A.	—	—	—	—	126,442	—
Real Tókio Marine Vida e Previdência S.A.(1)	—	49.99%	—	86,980	8,766	—
Diamond Finance Promotora de Vendas(2)	—	25.50%	—	787	106	—
Fonet Brasil S.A.(2)	—	50.99%	—	7,644	(1,324)	—
Companhia Brasileira de Meios de Pagamentos — Visanet	9.20%	14.87%	48,197	104,409	96,732	—
Cibrasec — Companhia Brasileira de Securitização	13.64%	13.64%	10,466	9,933	797	(70)
Tecban — Tecnologia Bancária S.A.	20.68%	20.68%	32,290	32,044	246	212
Companhia Brasileira de Soluções e Serviços — CBSS	15.32%	15.32%	15,099	20,364	3,848	—

Total			501,582	633,595	257,140	2,322

(1)	Investment sold in 2009 to Santander Seguros

(2)	Investment sold in 2009

b)	Changes

The changes in the balance of this item during the first half of 2009 were as follows:

Thousands of
Reais

Balance at December 31, 2008	633,595
Purchases and capital increases	95,899
Changes in the scope of consolidation	251,735
Effect of equity accounting	257,140
Sale of investments and capital decreases(1)	(587,139)
Exchange differences and other changes	3,569
Dividends paid	(153,217)

Balance at 30 June 2009	501,582

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

(1)	In June 2009, the Bank made a partial disposal of investment of VisaNet, accounting a net gain of R$1,096 million recorded in Gains/losses on disposal of assets not classified as non-current asset held for sale

c)	Impairment losses

No impairment was accounted with respect to investments in associates in the first six months of 2009 and 2008.

8.	Tangible assets

a)	Changes in the period

In the first six months of 2009 and 2008 tangible asset items were acquired for R$329,123 thousand and R$192,910 thousand, respectively. Also, in the first six months of 2009 and 2008 tangible asset items were disposed of with carrying amounts of R$269,562 thousand and R$165,668 thousand, respectively, giving rise to net gains on disposal of R$6,699 thousand and R$31,739 thousand, respectively.

b)	Impairment losses

There were no significant impairment losses on tangible assets in the first six months of 2009 and 2008.

  c)  Tangible asset purchase commitments

At June 30, 2009 and 2008, the Bank did not have any significant commitments to purchase tangible asset items.

9.	Intangible assets

a)	Goodwill

All of the Bank’s goodwill relates to the contribution of Banco Real and AAB Dois Par to the Bank, as discussed in Note 3. The allocation of such goodwill is expected to be completed by the end of the first annual period beginning after the date that the Bank acquired control of these entities.

Goodwill is tested for impairment annually. It is also analysed at the end of each reporting period when there is any indication that it may be impaired. For the current period, due to the recent incorporation of the before mentioned subsidiaries into the group and the results of the related market value calculation and purchase price allocation valuation recently performed, the Bank did not detect, and therefore, did not recognized any impairment losses.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

The changes of goodwill in the first half of 2009 were as follows:

Thousands of
Reais

December 31, 2008 Adjusted	27,613,110
Adjustments
ABN AMRO Brasil Dois Par sale	(321,841)
Cia. Brasileira de Meios de Pagamento
— Visanet — Investments Sale	(28,110)

June 30, 2009	27,263,159

b)	Other intangible assets

There were no significant impairment losses with respect to intangible assets in the first half of 2009.

10.	Financial liabilities

a)	Breakdown and detail

The breakdown, by nature and category for measurement purposes, of the Bank’s financial liabilities, other than “Hedging Derivatives”, at June 30, 2009 and December 31, 2008 is as follows:

	Thousands of Reais
	June 30, 2009			December 31, 2008
		Other			Other
		Financial			Financial
		Liabilities at			Liabilities at
	Financial	Fair Value	Financial	Financial	Fair Value	Financial
	Liabilities	through	Liabilities at	Liabilities	through	Liabilities at
	Held for	Profit or	Amortized	Held for	Profit or	Amortized
	Trading	Loss	Cost	Trading	Loss	Cost

Deposits from the Brazilian central bank	—	—	870,130	—	—	184,583
Deposits from credit institutions	—	362,541	21,793,253	—	307,376	26,325,636
Customer deposits	—	—	154,922,160	—	—	155,494,839
Marketable debt securities	—	—	11,298,677	—	—	12,085,655
Trading derivatives	4,861,623	—	—	11,197,268	—	—
Subordinated liabilities	—	—	10,996,056	—	—	9,197,429
Short positions	25,327	—	—	12,332	—	—
Other financial liabilities	—	—	7,764,248	—	—	10,685,172

Total	4,886,950	362,541	207,644,524	11,209,600	307,376	213,973,314

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

b)	Information on issues, repurchases or redemption of Marketable debt instruments

Following is the detail, at June 30, 2009 and 2008, of the outstanding balance of Marketable debt instruments which at these dates had been issued by the Bank. Also included is the detail of the changes in the related balance during the first six months of 2009 and 2008:

	Thousands of Reais
	June 30,
	2009	2008

Balance at beginning of the period	12,085,655	2,805,417
Issues	7,591,975	3,241,601
Repurchases or Redemptions	(8,403,725)	(1,270,158)
Interest	595,631	190,127
Exchange Rate and Other Adjustments	(570,859)	(128,667)

Balance at end of the period	11,298,677	4,838,320

At June 30, 2009 no issues were convertible into Bank shares, nor had any privileges or rights been granted that may, in certain circumstances, make them convertible into shares.

c)	Other issues guaranteed by the Bank

At June 30, 2009 and 2008, there were no debt instruments issued by associates or non-Bank third parties that had been guaranteed by the Bank or any other Bank entity.

11.	Provisions

a)	Breakdown

The breakdown of the balance of “Provisions” is as follows:

	Thousands of Reais
	June 30,	December 31,
	2009	2008

Provisions for pensions and similar obligations	1,076,432	1,078,916
Provisions for commitments and other provisions(1)	9,126,438	7,836,329

Provisions	10,202,870	8,915,245

(1)	Includes mainly provisions for taxes and others legal, civil and labor contingencies

b)	Provisions for commitments and other provisions

Banco Santander S.A. and its subsidiaries are parties to judicial and administrative proceedings involving tax, civil and labor matters arising in the normal course of their business.

Provisions were recognized based on the nature, complexity and history of the lawsuits, and the opinion of the in-house and outside legal counsel. Santander’s policy is to accrue the full amount of lawsuits whose likelihood of unfavorable outcome is probable.

Legal obligations — tax and social security were fully recognized in the financial statements.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

Management understands that the recognized reserves are sufficient to cover probable losses on the lawsuits.

i.	Legal obligations and tax and social security contingencies

Refer to judicial and administrative proceedings involving tax and social security obligations based on the legal counsel’s opinion as probable losses, as described below:

•	PIS and Cofins — R$2,878,220 (December 31, 2008 — R$2,210,489): lawsuit filed by several companies of the conglomerate against the provisions of article 3, paragraph 1 of Law No. 9718/98, pursuant to which PIS and COFINS must be levied on all revenues of legal entities. Prior to said provisions, already overruled by several recent decisions by the Federal Supreme Court, PIS and Cofins were levied only on revenues from services and sale of goods.

•	Deductibility of CSLL from IRPJ (corporate income tax) — R$544,231 (December 31, 2008 — R$549,739): seeks deduction of CSLL expense from income tax calculation.

•	CSLL — equal tax treatment — R$500,342 (December 31, 2008 — R$502,948) — lawsuit filed by several companies of the group challenging the application of an increased CSLL rate (18%) for financial institutions as compared to the rate for non-financial companies (8%).

•	Increase in CSLL tax rate — R$296,236 (December 31, 2008 — R$131,761) — September 2008, the Bank filed for an injunction to avoid the increase in the CSLL tax rate established by Executive Act 413/2008, converted into Law 11727/2008. Financial institutions were subject to a CSLL tax rate of 9%, however the new legislation established a 15% tax rate.

•	IRPJ — Recognition in the same period — R$392,629 (December 31, 2008 — R$381,044) — lawsuit claiming that, for IRPJ calculation purposes, depreciation expenses be recognized in the same period as revenues from lease payments are recognized.

•	ISS (service tax) — Financial Institutions — R$431,044 (December 31, 2008 — R$279,554) — refers to administrative and judicial proceedings with several municipalities that require the payment of ISS on several revenues from operations that usually do not qualify as service provision.

•	INSS (social security contribution) — R$198,860 (December 31, 2008 — R$163,896) — refers to administrative and judicial proceedings seeking collection of social security contribution and salary premium for education on amounts that normally are not of a salary nature.

•	Allowance for doubtful accounts — R$209,198 (December 31, 2008 — R$205,714) — collection of IRPJ and CSLL levied on the allowance for doubtful accounts, arising from the deduction, considered undue by tax authorities, in calendar 1995, alleging that the tax criteria in effect at the time were not complied with.

•	Allowance for loan losses — R$92,196 (December 31, 2008 — R$90,466) — intended to annul the assessment notices issued by the Federal Revenue Service alleging that the companies incorrectly deducted from the IRPJ and CSLL bases losses on lending operations, as these deductions did not meet the terms and conditions set forth by prevailing legislation.

ii.	Labor contingencies

These are lawsuits brought by labor unions and former employees claiming labor rights they understand are due, especially payment for overtime and other labor rights, including retirement benefit lawsuits.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

For labor claims considered to be similar and usual, the reserve is recorded based on the history of payments made. Other labor claims are controlled individually and the reserves are recognized based on previous court decisions and the stage of each lawsuit.

iii.	Civil contingencies

Refer to lawsuits for indemnity and review of lending agreements.

Lawsuits for indemnity seek indemnity for property damage and/or pain and suffering, relating to the consumer relationship, principaly with undue protest, return of checks, inclusion of debtors’ information into the credit restriction master file, elimination of inflation effects in escrow deposit accounts and other matters.

Lawsuits for review refer to challenges of lending agreement clauses by customers.

There are also lawsuits filed by minority stockholders of the former Banco Noroeste against corporate acts in 1998 and 1999. Although there are unfavorable decisions from the lower court, based on legal counsels’ evaluation, management believes that the Bank has good chances to overturn such decisions through the appeals filed with the São Paulo State Court of Justice.

For civil lawsuits considered to be similar and usual, the reserve is recorded based on the history of payments made, based on the legal counsel’s evaluation of success and classification. Other lawsuits are controlled individually and the reserves are recognized based on the status of each lawsuits, law and previous court decisions.

iv.	Other lawsuits under the responsibility of former controlling stockholders

Refer to tax, labor and civil lawsuits in the amounts of R$456,986, R$64,774 and R$45,959 (December 31, 2008 — R$459,291, R$137,861 and R$57,386), respectively, recorded under “Other payables — tax and social security” and “Other payables — other” which are the responsibility of the former controlling stockholders of the acquired entities. The lawsuits have guarantees under the agreements signed at the time of the acquisitions in the amount of R$567,719 (December 31, 2008 — R$654,538), recorded under “Other receivables — other”. These lawsuits have no effects on the balance sheet.

v.	Contingent liabilities classified as possible loss risk

Refer to judicial and administrative proceedings involving tax, civil and labor matters assessed by the legal counsel as possible loss, which were not accounted for. The main lawsuits are:

•	CPMF (tax on banking transactions) on Customer Operations — in May 2003, the Federal Revenue Service issued an Infraction Notice against Santander Distribuidora de Títulos e Valores Mobiliários Ltda. (Santander DTVM) and another Infraction Notice against the former Banco Santander Brasil S.A., both in the amount of R$290 million. The notices refer to the collection of a CPMF tax credit on transactions conducted by Santander DTVM in the management of its customers’ funds and clearance services provided by the Bank to Santander DTVM, according to the agreement between these two companies, in 2000, 2001 and the first two months of 2002. Both companies consider that the tax treatment adopted was adequate since said transactions were subject to CPMF at zero rate. The Board of Tax Appeals judged the administrative proceedings, annulling the infraction notice of Santander DTVM and confirming the infraction notice of the Bank. In both cases, an administrative appeal can be filed with the Higher Board of Tax Appeals (CSRF). The updated amount of each proceeding is approximately R$548 million.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

•	IRPJ and CSLL on Reimbursement arising from Contractual Guarantees — in December 2007, the Federal Revenue Service issued an Infraction Notice in the amount of R$320 million against Banco Santander S.A. The notice refers to the collection of IRPJ and CSLL for tax year 2002 on amounts reimbursed by the former controlling stockholder of Banco Santander S.A. for payments made by the Bank that were the responsibility of the controlling stockholder. The Federal Revenue Service understood that the amount deposited in favor of Santander S.A. is not a reimbursement but a taxable income. The Bank has filed an administrative defense and the decision was unfavorable. The updated amount of each proceeding is approximately R$367 million.

•	Addition to the Price on the Purchase of Shares of Banco do Estado de São Paulo S.A. — an ordinary action claiming the inexistence of legal relationship before the National Treasury in relation to item 3.1 of the Banespa’s Share Purchase and Sale Agreement. Such item provided for the payment of an addition to the minimum price should Banespa be released from the tax contingency recognized at the time of the privatization upon the setting of the minimum price. The updated amount involved is approximately R$329 million. After an unfavorable lower court decision, on April 23, 2008, the 1st Region Federal Court accepted the appeal filed by the Bank and declared undue the collection. The action is awaiting trial of the appeal brought by the government.

•	Deductibility of Expenses on Allowance for Doubtful Receivables — Administrative collection by the Federal Revenue Service in view of the deduction from the IRPJ and CSLL basis of losses on lending operations performed in 1998 and 2000. The Bank is awaiting judgment and understands that the collection is undue since the expenses met the deductibility conditions of Law 9430/1996 as they referred to definitive losses. The updated amount involved is approximately R$236 million.

•	CSLL — Unconstitutionality — Noncompliance with the amnesty established by Law 9779/1999 — claims that entities that joined the amnesty failed to comply with the requirements of such Law, alleging that such entities were not supported by an injunction for all periods paid (1989 to 1999). The judicial and administrative proceedings are awaiting judgment. The updated amount involved is approximately R$162 million.

•	CSLL — equal tax treatment — Lawsuit regarding the difference in social contribution tax rate applied to financial institutions and equivalent entities in the first half of 1996, as such tax rate was higher than the rates applied to other legal entities, which is contrary to the precedence and non-retroactivity constitutional principle. There is a lawsuit awaiting judgment and other appeals pending decisions. The adjusted amount involved is approximately R$160 million.

•	CSLL — final and unappealable decision — seeks ensuring the right not to recognize the tax credit formalized by the Federal Revenue Service, regarding alleged irregularities in the payment of CSLL, as the Entity obtained a final and unappealable decision canceling the payment of CSLL under Laws 7689/1988 and 7787/1989. The appeals filed with the Regional Federal Court are awaiting decision. The updated amount involved is approximately R$147 million.

•	Semiannual Bonus or Profit Sharing — labor lawsuit relating to the payment of a semiannual bonus or, successively, profit sharing to retired employees from the former Banco do Estado de São Paulo S.A. — Banespa, hired by May 22, 1975. This lawsuit was filed by Banespa’s Retirees Association and was judged by the Superior Labor Court and the Bank has filed an appeal. The involved amount is not disclosed due to the current stage of the lawsuit and the possibility of affecting its progress.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

12.	Equity

a)	Issued capital

Authorized capital is represented by 325,758,283 thousand registered shares without par value, being 174,292,416 thousands of ordinary shares and 151,465,867 thousands of preferred shares.

b)	Treasury shares

The Bank has 25,395 million shares of its own issue, purchased by the amount of R$1,948. On June 30, 2009, the market value of treasury shares is R$3,555.

13.	Segment reporting

The Bank has identified the following business segments as its operating segments:

•	Commercial Banking,

•	Global Wholesale Banking,

•	Asset Management and Brokerage.

The Commercial Banking segment encompasses the entire commercial banking business (except for the Corporate Banking business managed globally using the Global Relationship Model). The Asset Management and Brokerage segment includes the contribution to the Bank arising from the design and management of the investment fund, pension and insurance businesses of the various units. The Global Wholesale Banking segment reflects the returns on the Global Corporate Banking business, those on Investment Banking and Markets worldwide, including all the globally managed treasury departments and the equities business.

The unaudited condensed income statements and other significant data are as follows:

	Thousands of Reais
	June 30, 2009				June 30, 2008
		Global	Asset			Global	Asset
	Commercial	Wholesale	Management		Commercial	Wholesale	Management
	Banking	Banking	and Brokerage	Total	Banking	Banking	and Brokerage	Total

NET INTEREST INCOME	9,750,843	893,684	16,520	10,661,047	2,892,653	434,816	4,315	3,331,784
Income from equity instruments	14,762	—	—	14,762	16,276	—	—	16,276
Income from companies accounted for by the equity method	257,140	—	—	257,140	2,322	—	—	2,322
Net fee and commission income	2,441,188	390,378	184,544	3,016,110	1,481,006	151,895	84,277	1,717,178
Gains/losses on financial assets and liabilities	1,127,931	566,491	3,129	1,697,551	133,495	401,566	5,937	540,998
Other operating income/(expenses)	(169,327)	(16,374)	22,221	(163,480)	(26,457)	(8,029)	(694)	(35,180)
TOTAL INCOME	13,422,537	1,834,179	226,414	15,483,130	4,499,295	980,248	93,835	5,573,378
Personnel expenses	(2,484,585)	(202,841)	(24,816)	(2,712,242)	(997,656)	(141,997)	(16,365)	(1,156,018)
Other administrative expenses	(2,562,913)	(95,598)	(8,956)	(2,667,467)	(1,021,760)	(48,937)	(7,695)	(1,078,392)
Depreciation and amortization	(475,872)	(18,753)	(196)	(494,821)	(296,077)	(11,828)	(2,170)	(310,075)
Provisions (net)	(1,948,756)	7,450	(17,293)	(1,958,599)	(470,002)	(47,626)	(4,132)	(521,760)
Net impairment losses on financial assets	(4,832,412)	1,557	—	(4,830,855)	(1,496,622)	223	—	(1,496,399)
Net impairment losses on non-financial assets	(68,371)	—	—	(68,371)	(8,950)	—	—	(8,950)
Other non-financial gains/(losses)	1,088,785	—	—	1,088,785	8,227	—	—	8,227
PROFIT/(LOSS) BEFORE TAX	2,138,413	1,525,994	175,153	3,839,560	216,455	730,083	63,473	1,010,011

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
Other Aggregates:	June 30, 2009				December 31, 2008

Total assets	240,261,353	48,616,427	—	288,877,780	243,957,824	50,232,023	—	294,189,847
Loans and advances to customers	103,245,267	27,557,038	—	130,802,305	106,317,159	28,151,101	—	134,468,260
Customer deposits	119,586,558	35,335,602	—	154,922,160	117,516,868	37,977,971	—	155,494,839

There have been no differences from the last annual financial statements in the basis of segmentation or in the basis of measurement of segment profit or loss.

Additionally, the Bank does not have any customers that individually accounted for 10% or greater of our interest and similar income for June 30, 2009 and 2008.

14.	Related party transactions

The parties related to the Bank are deemed to include, in addition to its subsidiaries, associates and jointly controlled entities, the Bank’s key management personnel and the entities over which the key management personnel may exercise significant influence or control.

Following is a detail of the transactions performed by the Bank with its related parties in the first six months of 2009 and 2008:

a)	Management compensation

  i)  Short-term benefits

Board of Directors’ and Executive Board’s compensation:

	Thousands of Reais
	June 30,	June 30,
	2009	2008

Fixed compensation	16,648	8,599
Variable compensation	65,611	28,989
Other	3,051	1,270

Total	85,310	38,858

ii)	Contract termination

Employment contracts have an undefined period. The termination of the employment relationship for non-fulfillment of obligations or voluntarily does not entitle executives to any financial compensation. In the case of termination of contracts by the Bank, the executives whose contracts provide for payment of additional aggregate amount as compensation, will have up to R$7,013 thousand, which considers the sum of termination executives.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

iii)	Other information

Lending operations

In conformity with prevailing regulations, financial institutions cannot grant loans or advances to:

a) any individuals or legal entities that control the institution or any entity under joint control with the institution, or any officer, member of the board of directors, member of the supervisory board, or member of the immediate family of such individuals;

b) any entity controlled by the institution; or

c) any entity in which the Bank holds, directly or indirectly, 10% or more of the capital.

Accordingly, loans or advances are not granted to any subsidiaries, executive officers, members of the board of directors or their families.

Ownership Interest

The table below shows the direct interest (common shares and preferred shares) as of June 30, 2009 exceeding five percent of total shares outstanding.

	June 30, 2009
	Common		Common		Preferred		Preferred		Total		Total
	Shares		Shares (%)		Shares		Shares (%)		Shares		Shares (%)
Stockholders	(Thousands)				(Thousands)				(Thousands)

Grupo Empresarial Santander, S.L.(1)	72,504,460		41.60		61,391,761		40.53		133,896,221		41.10
Sterrebeeck B.V.(1)	99,048,158		56.83		86,076,128		56.83		185,124,286		56.83
Members of the Board of Directors	(*	)	(*	)	(*	)	(*	)	(*	)	(*	)
Members of the Executive Board	(*	)	(*	)	(*	)	(*	)	(*	)	(*	)
Other	2,726,211		1.57		3,986,170		2.64		6,712,381		2.07

Total	174,278,829		100.00		151,454,059		100.00		325,732,888		100.00

(*)	None of the members of the Board of Directors and the Executive Board holds 10% or more of any class of shares

(1)	Companies of the Santander Spain Group

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

The table below shows the direct interest (common shares and preferred shares) as of December 31, 2008 exceeding five percent of total shares.

	December 31, 2008
	Common		Common		Preferred		Preferred		Total		Total
	Shares		Shares (%)		Shares		Shares (%)		Shares		Shares (%)
Stockholders’	(Thousands)				(Thousands)				(Thousands)

Grupo Empresarial Santander, S.L.(1)	72,504,460		41.60		61,391,761		40.53		133,896,221		41.10
Sterrebeeck B.V.(1)	99,048,194		56.83		86,076,161		56.83		185,124,355		56.83
Members of the Board of Directors	(*	)	(*	)	(*	)	(*	)	(*	)	(*	)
Members of the Executive Board	(*	)	(*	)	(*	)	(*	)	(*	)	(*	)
Other	2,739,762		1.57		3,997,945		2.64		6,737,707		2.07

Total	174,292,416		100.00		151,465,867		100.00		325,758,283		100.00

(*)	None of the members of the Board of Directors and the Executive Board holds 10% or more of any class of shares

(1)	Companies of the Santander Spain Group

b)	Related-Party Transactions

Transactions among the entities of Santander are carried out under usual market rates and terms, comparable to those applied in transactions with unrelated parties.

The principal transactions and balances are as follows:

	Thousands of Reais
	June 30, 2009		December 31, 2008
	Joint-		Joint-
	Controlled	Related-	Controlled	Related-
	Companies	Party	Companies	Party

Assets
Cash and balances with the Brazilian Central Bank	—	651,114	—	714,127
Loans and advances to credit institutions	397,913	1,361,391	455,844	10,587,034
Trading derivatives	—	825,374	—	1,501,689
Trading Account	—	5,800	—	18,865
Other Assets	—	284,615	111	125,237

Liabilities
Customer deposits	(195,024)	(220,422)	(85,198)	(120,400)
Deposits from credit institutions	(17,631)	(6,557,115)	(39,229)	(5,471,056)
Trading derivatives	—	(900,360)	—	(1,667,390)
Other Liabilities — Dividends and Bonuses Payable	(1,829)	(784,543)	—	(1,352,252)
Other Payables — Other	—	(39,542)	(7,925)	(40,534)

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
	June 30, 2009		June 30, 2008
	Joint-		Joint-
	Controlled	Related-	Controlled	Related-
	Companies	Party	Companies	Party

Income	—	—	—	—
Interest and similar income	25,271	209,514	—	19,818
Interest expense and similar charges	(13,066)	(543,674)	—	(27,360)
Gains/losses on financial assets and liabilities	—	81,541	—	110,481
Other income expenses	19,840	(130,922)	—	193,807

15.	Stock Option Plans

The main assumptions used as of June 30, 2009 have not changed significantly from those indicated in the consolidated financial statements for December 31, 2008 and 2007.

16.	Other disclosures

a)	Notional amounts and market values of trading and hedging derivatives

The breakdown of the notional and/or contractual amounts and the market values of the trading and hedging derivatives held by the Bank is as follows:

	Thousands of Reais
	June 30, 2009		December 31, 2008
	Notional	Market	Notional	Market
	Amount	Value	Amount	Value

Trading derivatives:
Interest rate risk and other
Interest rate swaps	45,539,118	10,954,173	55,901,265	15,868,331
Options — purchase and sales	179,420,982	38,182	154,139,645	(175,456)
Forward and futures contracts	44,384,128	—	43,271,519	7,788
Foreign currency risk
Currency swaps(1)	47,932,126	(10,077,292)	56,333,178	(17,867,750)
Options — purchase and sales	34,459,408	(552,415)	58,473,829	(1,559,102)
Forward and futures contracts	20,650,313	585,406	48,517,742	1,823,929
	372,386,075	948,054	416,637,178	(1,902,260)

Hedging derivatives:
Interest rate risk
Futures contracts(2)	14,674,276	—	18,055,336	—
Interest rate swaps	1,279,770	114,965	1,701,594	(158,450)
	15,954,046	114,965	19,756,930	(158,450)

Total	388,340,121	1,063,019	436,394,108	(2,060,710)

(1)	Includes credit derivatives, which the Bank uses to reduce or eliminate its exposure to specific risks arising from the purchase or sale of assets associated with the credit portfolio management In 2008, the volume of credit derivatives with total return rate — credit risk received corresponds to R$580,917

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

(December 31, 2008 — R$697,606) thousands of cost and R$579,686 (December 31, 2008 — R$696,162) thousands of fair value, and the credit risk volume transferred corresponds to R$54,139 (December 31, 2008 — R$94,852) thousands of cost and R$51,623 (December 31, 2008 — R$99 785) thousands of fair value During the period there were no credit events related to events provided for in the contracts Required base capital used amounted to R$6,000 (December 31, 2008 — R$3,805 ) thousands

(2)	The mark-to-market effect of these cash flow hedges, with maturity that varies from July 1, 2009 to January 2, 2012, is recorded directly in equity, and at June 30, 2009 corresponded to a debit of R$410,498 (December 31, 2008 — R$85,917), net of taxes The fair value of Certificate of Deposits designated as a hedged item was R$14,917,686 (December 31, 2008 — R$18,308,306) No ineffective portion of such hedges, which would require recording in income, was identified during the period Futures-DI transactions designated as hedge instrument have daily adjustments and are recorded in assets or liabilities and settle in cash daily

b)	Off-balance-sheet funds under management

The detail of off-balance-sheet funds managed by the Bank is as follows:

	Thousands of Reais
	June 30,	December 31,
	2009	2008

Investment funds	78,938,589	76,777,598
Assets under management	6,564,459	3,624,448

Total	85,503,048	80,402,046

c)	Third-party securities held in custody

At June 30, 2009 and December 31, 2008, the Bank held in custody debt securities and equity instruments totaling R$188,190,566 thousands and R$80,454,575 thousands, respectively, entrusted to it by third parties.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

17.	Supplemental information — Reconciliation of shareholders’ equity and net income of the Bank (Not required under IFRS):

Following the Brazilian Securities Commission (CVM) Instruction 457/7 dated on July 13, 2007, we present a reconciliation of shareholders’ equity and net income attributed to the parent between Brazilian GAAP and IFRS, for each of the periods presented, below:

	Thousands of Reais
		June 30,	June 30,	December 31,
	Note	2009	2008	2008

Shareholders’ equity attributed to the parent under Brazilian GAAP		49,382,354	10,611,804	48,756,557
IFRS adjustments, net of taxes:
Pension discount rate	e	(173,295)	(182,859)	(179,343)
Classification of financial instruments at fair value through profit or loss	f	65,793	(7,002)	43,675
Redesignation of financial instruments to available-for-sale	a	581,571	797,585	552,854
Impairment on loans and receivables	b	(231,738)	(366,767)	(234,300)
Accounting under equity method	c	—	10,846	(5,970)
Deferral of financial fees, commissions and inherent costs under effective interest rate method	g	189,126	163,360	174,116
Reversal of goodwill amortization	h	1,419,686	—	376,766
Mark to market of foreign currency forward	i	(30,186)	—	(11,069)
Impairment of other financial assets	j	31,452	—	32,200
Impairment losses on tangible assets	d	11,484	(11,177)	1,542
Impairment on other non-financial assets	j	10,595	—	—
Purchase price adjustments — amortization	k	534,843	—	315,992
Other		9,208	3,474	8,179
Shareholders’ equity attributed to the parent under IFRS		51,800,893	11,019 264	49,831,199
Minority interest under IFRS		5,353	59	5,279
Shareholders’ equity (including minority interest) under IFRS		51,806,246	11,019,323	49,836,478

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
		June 30,	June 30,
	Note	2009	2008

Net income attributed to the parent under Brazilian GAAP		1,006,023	833,488
IFRS adjustments, net of taxes:
Pension discount rate	e	6,113	3,451
Classification of financial instruments at fair value through profit or loss	f	39,548	(8,588)
Redesignation of financial instruments to available-for-sale	a	101,752	33,582
Accounting under equity method	c	—	142
Deferral of financial fees, commissions and inherent costs under effective interest rate method	g	15,058	(50,508)
Reversal of goodwill amortization	h	1,042,920	—
Impairment on loans and receivables	b	2,241	(104,747)
Mark to market of foreign currency forward	i	(19,168)	—
Impairment of other financial assets	j	—	—
Impairment on tangible assets	d	7,170	623
Impairment on other non-financial assets	j	13,315	—
Purchase price adjustment — amortization	k	218,856	—
Other		11,015	—
Net income attributed to the parent under IFRS		2,444,843	707,443
Minority interest under IFRS		302	2
Net income (including minority interest) under IFRS		2,445,145	707,445

a)	Redesignation of financial instruments to available-for-sale:

Under BR GAAP, the Bank accounts for certain investments in debt securities at amortized cost and equity instruments at cost. Under IFRS, the Bank has classified these investments as available-for-sale, measuring them at fair value with the changes recognized in other comprehensive income, under the scope of IAS 39 “Financial Instruments: Recognition and Measurement”.

b)	Impairment on loans and receivables:

Under IFRS, based on the guidance provided by IAS 39 “Financial Instruments: Recognition and Measurement”, the Bank estimates the allowance for loan losses based on historical experience of impairment and other circumstances known at the time of assessment, as further discussed in Note 2.g. Such criteria differs in certain aspects, to the criteria adopted under BR GAAP, which uses certain regulatory limits defined by the Brazilian Central Bank for purposes of allowance for loan losses calculation.

c)	Accounting under equity method:

Under Brazilian GAAP, investments in certain associates are accounted for at cost, as they do not meet the criteria, under these accounting principles, to be accounted for using the equity method. Such criteria include total ownership of at least 10% and the relevance of the investment in the associate in relation to the investor’s total equity. Under IFRS, in accordance with IAS 28 “Investments in Associates”, an investment in an associate which the investor has significant influence, even if less than 20% of ownership, is accounted for using the equity method of accounting. In accordance to Resolution CMN No. 3.619, BR GAAP has been amended to converge with the guidance provided by IAS 28.

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

d)	Impairment losses on tangible assets:

Under BR GAAP, impairment losses on certain tangible assets relating to the Bank’s branches were recognized during the year ended December 31, 2008 as a result of the adoption of CPC 01, “Reduction in the Recoverable Value of Assets.” CPC 01 changed the methodology used in BR GAAP to converge to IFRS (IAS No. 36, “Impairment of Assets.”). Prior to the issuance of CPC 01, the Bank grouped together certain branch assets when evaluating for recoverability. Under IFRS, the Bank evaluates these assets for impairment at the level of each individual branch, in which for the Bank represents a cash generating unit in accordance with IAS 36 “Impairment of Assets”.

e)	Pension discount rate:

Under BR GAAP, the discount rate used for benefit obligations reflects the nominal interest rate. Under IFRS, in accordance with IAS 19 “Employee Benefits”, the rate used to discount post-employment benefit obligations was determined by reference to market yields at the end of the reporting period on high quality bonds.

f)	Classification of financial instruments at fair value through profit or loss:

Under BR GAAP, all loans and receivables and deposits are accounted for at amortized cost. Under IFRS, the Bank designated certain loans and receivables and deposits as “fair value thought profit or loss” , in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”. The Bank has selected such classification basis as it eliminates an accounting mismatch in the recognition of income and expenses.

g)	Deferral of financial fees, commissions and inherent costs under effective interest rate method:

Under IFRS, in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”, financial fees, commissions and inherent costs that are integral part of effective interest rate of financial instruments measured at amortized cost are recognized in profit or loss over the term of the corresponding contracts. Under BR GAAP, these fees and expenses are directly recognized in the profit or loss when received or paid.

h)	Reversal of goodwill amortization:

Under BR GAAP, goodwill is amortized systematically over a period of up to 10 years. Under IFRS, in accordance with IAS 38 “Intangible Assets”, goodwill is not amortized, but instead, is tested for impairment, at least annually, and whenever there is an indication that the goodwill may be impaired; by comparing its recoverable amount with its carrying amount.

i)	Mark to Market of Foreign Currency Forward:

Under IFRS, in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”, foreign currency forward contracts are derivatives that are recorded at fair value. Under BR GAAP, these contracts are recorded at amortized cost.

j)	Impairment of other assets:

Under IFRS, the Bank estimated the impact of accounting for allowance other assets, which is different, in certain aspects, to the criteria adopted under BR GAAP.

k)	Purchase Price Adjustments — Amortization

As part of the purchase price allocation, following the requirements of IFRS 3, the Bank has revalued its assets and liabilities to fair value, including identifiable intangible assets with finite lives. Under BR

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continued)
(Thousands of Brazilian Reais)

GAAP, in a business combination, the assets and liabilities are not remeasured to their related fair values. Therefore, this adjustment relates to the following items:

• The amortization related to the step up in the value of assets in the loan portfolio in relation to its book value: As the value of the loans were adjusted to fair value, this causes an adjustment to the yield curve of the related loans in comparison to its nominal value, which is offset pro-rata with this adjustment.

• The amortization of the identified intangible assets with finite lives over their estimated useful lives (over 10 years).

18.	Subsequent events

Merger of Santander Seguros S.A. and Santander Brasil Asset Management Distribuidora de Títulos e Valores Mobiliários S.A. into Banco Santander.

On July 28, 2009, the executive committees of Banco Santander, Santander Seguros S.A. (“Santander Seguros”), and Santander Brasil Asset Management Distribuidora de Títulos e Valores Mobiliários S.A. (“Santander Brasil Asset”) approved and submitted for approval to the Board of Directors and respective stockholders, the merger of Santander Seguros and Santander Brasil Asset into Banco Santander pursuant to a merger agreement (the “Merger Agreement”). The Merger Agreement establishes the reasons and conditions for the corporate restructuring consisting of the merger of all the shares of Santander Seguros and Santander Brasil Asset into Banco Santander. As a result of the merger, Santander Seguros and Santander Brasil Asset will become wholly-owned subsidiaries of Banco Santander. The merger was approved at the Extraordinary Stockholders’ Meetings of the related companies on August 14, 2009.

The merger resulted in the (i) increase of the capital stock of Banco Santander in the amount of R$2,471,413 thousand; and (ii) issuance of 14,410,886 shares, consisting of 7,710,343 voting shares and 6,700,543 preferred shares, all nominative, in book-entry form and without par-value. The shares issued in connection with the merger have the same rights as the existing voting shares and preferred shares of Banco Santander. Banco Santander will account for the merger as from the date the merger was completed based on the historical carrying amounts of the assets and liabilities of Santander Seguros and Santander Brasil Asset.

The merger is still subject to approval by the Central Bank of Brazil (BACEN) and the Private Insurance Authority (Susep).

BANCO SANTANDER (BRASIL) S.A.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2009 AND 2008 — (Continuation)

APPENDIX I — SUBSIDIARIES OF BANCO SANTANDER (BRASIL) S.A.

				Thousands of Reais
				As of and for the Six-Month Period Ended June 30, 2009
Direct and Indirect Controlled by		Participation %		Stockholders’	Net Income
Banco Santander (Brasil) S.A.	Activity	Direct	Indirect	Equity	(Losses)
		(Thousands of Brazilian Reais)

Santander Brasil Arrendamento Mercantil S.A.	Leasing	99.99%	99.99%	535,549	9,758
Santander S.A. Corretora de Câmbio e Títulos	Broker	99.99%	100.00%	210,997	17,265
Santander Brasil S.A. Corretora de Títulos e Valores Mobiliários	Broker	99.99%	100.00%	932	(84)
Santander Asset Management Distribuidora de
Títulos e Valores Mobiliários Ltda.	Asset manager	99.99%	100.00%	123,316	19,451
Santander Investimentos em Participações S.A.	Holding	99.99%	100.00%	979,758	355,444
Santander Administradora de Consórcios Ltda	Buying club	99.99%	100.00%	3,672	36
ABN AMRO Administradora de Cartões de Crédito Ltda.	Credit Card	100.00%	100.00%	279,162	13,534
Banco de Pernambuco S.A. — BANDEPE	Bank	100.00%	100.00%	3,803,909	134,978
ABN AMRO Arrendamento Mercantil S.A.	Leasing	99.99%	99.99%	610,545	23,268
Real Leasing S.A. Arrendamento Mercantil	Leasing	76.40%	99.99%	9,959,569	392,335
Aymoré Crédito, Financiamento e Investimento S.A.	Financial Companies	100.00%	100.00%	629,825	6,883
ABN AMRO Administradora de Consórcio Ltda.	Buying club	100.00%	100.00%	72,572	18,121
Real Corretora de Seguros S.A.	Broker	100.00%	100.00%	47,499	30,397
Real Microcrédito Assessoria Financeira S.A.	Microcredit	100.00%	100.00%	9,063	2,501
Santander Advisory Services S.A.(1)	Other Activities	100.00%	100.00%	1,325	70
Companhia Real Distribuidora de Títulos e Valores Mobiliários	Dealer	100.00%	100.00%	75,707	(385)
Real Argentina S.A.	Other Activities	98.99%	98.99%	164	(33)
REB Empreendimentos e Administradora de Bens S.A.	Holding	100.00%	100.00%	23,787	23,287
Webmotors S.A.	Other Activities	100.00%	100.00%	36,790	7,659
Banco Comercial e de Investimento Sudameris S.A.	Bank	99.80%	99.80%	2,047,283	95,156
ABN AMRO Real Corretora de Câmbio e Valores
Mobiliários	Broker	—	100.00%	42,220	2,320
Controlled by Companhia Real Distribuidora de
Títulos e Valores Mobiliários
ABN AMRO Securities (Brasil) Corretora de Valores Mobiliários S.A.	Broker	—	100.00%	64,703	1,901
Controlled by ABN AMRO Administradora de
Cartões de Crédito Ltda.
Real CHP S.A.	Holding	—	92.78%	3,346	1,944
Controlled by Santander Investimentos em
Participações S.A.
Santander S.A. Serviços Técnicos, Administrativos e de Corretagem de Seguros	Insurance Broker	—	99.99%	69,413	14,162
Agropecuária Tapirapé S.A.	Other Activities	—	99.07%	6,623	182
Brazil Foreign Diversified Payment Rights Finance Company	Securitisation	—	(a )	—	—

(a)	Company over which effective control is exercised.

(1)	current denomination of ABN AMRO Advisory Services S.A.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders of
Banco Santander (Brasil) S.A.
Sao Paulo — SP — Brazil

We have audited the consolidated balance sheets of Banco Santander (Brasil) S.A. and its subsidiaries (“Bank”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, all expressed in Brazilian reais. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standard Board.

/s/  Deloitte Touche Tohmatsu

July 20, 2009

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2008 AND 2007

	Note	2008	2007
		(Thousands of Brazilian Reais)

ASSETS
CASH AND BALANCES WITH THE BRAZILIAN CENTRAL BANK	4	23,700,500	22,276,941
FINANCIAL ASSETS HELD FOR TRADING:		19,986,000	12,292,501
Debt instruments	6	10,011,999	8,535,261
Equity instruments	7	678,993	340,267
Trading derivatives	8	9,295,008	3,416,973
OTHER FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS:		5,574,961	1,647,806
Loans and advances to credit institutions	5	4,046,898	1,452,467
Loans and advances to customers	9	1,434,789	—
Debt instruments	6	93,274	195,339
AVAILABLE-FOR-SALE FINANCIAL
ASSETS:		30,735,681	9,303,457
Debt instruments	6	29,491,191	6,684,760
Equity instruments	7	1,244,490	2,618,697
LOANS AND RECEIVABLES:		162,725,106	55,034,260
Loans and advances to credit institutions	5	29,691,635	5,831,178
Loans and advances to customers	9	133,033,471	49,203,082
HEDGING DERIVATIVES		106,321	—
NON-CURRENT ASSETS HELD FOR SALE	10	112,824	32,000
INVESTMENTS IN ASSOCIATES	11	633,595	54,565
TANGIBLE ASSETS	12	3,829,074	1,110,970
INTANGIBLE ASSETS:		30,995,287	1,799,182
Goodwill	13	27,488,426	—
Other intangible assets	14	3,506,861	1,799,182
TAX ASSETS:		12,919,894	4,223,203
Current		1,150,737	149,998
Deferred	23	11,769,157	4,073,205
OTHER ASSETS	15	2,870,604	544,348

TOTAL ASSETS		294,189,847	108,319,233

LIABILITIES AND EQUITY
FINANCIAL LIABILITIES HELD FOR TRADING:		11,209,600	4,650,305
Trading derivatives	8	11,197,268	4,564,131
Short positions	8	12,332	86,174
OTHER FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS:		307,376	690,285
Deposits from credit institutions	16	307,376	627,105
Customer deposits	17	—	63,180
FINANCIAL LIABILITIES AT AMORTISED COST:		213,273,314	84,780,913
Deposits from the Brazilian central bank	16	184,583	—
Deposits from credit institutions	16	26,325,636	18,217,012
Customer deposits	17	155,494,839	55,147,278
Marketable debt securities	18	12,085,655	2,805,417
Subordinated liabilities	19	9,197,429	4,210,224
Other financial liabilities	20	10,685,172	4,400,982
HEDGING DERIVATIVES		264,771	—
PROVISIONS	21	8,915,245	4,816,321
TAX LIABILITIES:		6,156,101	1,718,841
Current		3,025,207	266,201
Deferred	23	3,130,894	1,452,640
OTHER LIABILITIES	22	3,526,962	1,453,988

TOTAL LIABILITIES		244,353,369	98,110,653

EQUITY
SHAREHOLDERS’ EQUITY:	26	49,317,582	8,671,479
Issued capital		47,152,201	8,331,448
Reserves		1,240,031	701,800
Profit for the year attributable to the Parent		2,378,395	1,902,999
Less: Dividends and remuneration		(1,453,045)	(2,264,768)
VALUATION ADJUSTMENTS:		513,617	1,537,044
Available-for-sale financial assets	25	795,412	1,537,044
Cash flow hedges	25	(281,795)	—
MINORITY INTERESTS	24	5,279	57

TOTAL EQUITY		49,836,478	10,208,580

TOTAL LIABILITIES AND EQUITY		294,189,847	108,319,233

The accompanying Notes and Appendix I are an integral part of these consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

		(Debit) Credit
	Note	2008	2007
		(Thousands of Brazilian Reais, except for per share data)

Interest and similar income	29	23,767,814	13,197,368
Interest expense and similar charges	30	(12,329,845)	(7,002,082)
INTEREST INCOME/(CHARGES)		11,437,969	6,195,286
Income from equity instruments	31	36,972	36,387
Income from companies accounted for by the equity method	11	112,330	5,884
Fee and commission income	32	4,809,014	3,363,518
Fee and commission expense	33	(555,311)	(265,546)
Gains/losses on financial assets and liabilities (net)	34	(1,286,113)	1,516,664
Held for trading		(1,214,846)	254,128
Other financial instruments at fair value through profit or loss		39,956	24,873
Financial instruments not measured at fair value through profit or loss		320,307	1,236,856
Other		(431,530)	807
Exchange differences (net)	35	1,475,779	381,587
Other operating income (expense)	36	(59,817)	132,924
TOTAL INCOME		15,970,823	11,366,704
Administrative expenses		(7,184,937)	(4,460,217)
Personnel expenses	37	(3,548,162)	(2,384,267)
Other general expenses	38	(3,636,775)	(2,075,950)
Depreciation and amortization	12 & 14	(846,005)	(579,746)
Provisions (net)	21	(1,230,317)	(1,196,412)
Impairment losses on financial assets (net)		(4,099,284)	(2,159,437)
Loans and receivables	9	(4,102,645)	(2,179,843)
Other financial instruments not measured at fair value through profit or loss		3,361	20,406
Impairment losses on other assets (net)		(77,277)	(298,082)
Other intangible assets	14	(52,002)	(227,533)
Other assets		(25,275)	(70,549)
Gains on disposal of assets not classified as non-current assets held for sale	39	6,611	861
Gains on non-current assets held for sale not classified as discontinued operations	40	9,219	13,470
OPERATING PROFIT BEFORE TAX		2,548,833	2,687,141
Income taxes	23	(170,207)	(784,142)
CONSOLIDATED PROFIT FOR THE YEAR		2,378,626	1,902,999
Profit attributable to the Parent		2,378,395	1,902,999
Profit attributable to minority interests	24	231	—
EARNINGS PER SHARE (Brazilian reais)
Basic and diluted earnings per 1,000 share (reais)
Common shares		11.59	14.02
Preferred shares		12.75	15.43
Weighted average shares outstanding (in thousands) — Basic and diluted
Common shares		104,926,194	69,383,705
Preferred shares		91,168,064	60,285,449

The accompanying Notes and Appendix I are an integral part of these consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

CONSOLIDATED STATEMENTS OF RECOGNISED INCOME AND EXPENSE

	Year Ended December 31,
	2008	2007
	(Thousands of Brazilian Reais)

CONSOLIDATED PROFIT FOR THE YEAR	2,378,626	1,902,999
OTHER RECOGNIZED INCOME AND EXPENSE	(1,023,427)	(46,824)
Available-for-sale financial assets	(1,099,982)	(58,787)
Revaluation gains/losses	(779,675)	1,178,069
Amounts transferred to income statement	(320,307)	(1,236,856)
Cash flow hedges	(447,792)	—
Revaluation gains/losses	(447,792)	—
Income taxes	524,347	11,963

TOTAL RECOGNIZED INCOME AND EXPENSE	1,355,199	1,856,175

Attributable to the Parent	1,354,968	1,856,175
Attributable to minority interests	231	—

TOTAL	1,355,199	1,856,175

The accompanying Notes and Appendix I are an integral part of these consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY

	Equity Attributable to the Parent
	Shareholders’ Equity
			Profit		Total
	Share		Attributed to	Dividends and	Shareholders’	Valuation		Minority
	Capital	Reserves	the Parent	Remuneration	Equity	Adjustments	Total	Interests	Equity
	(Thousands of Brazilian Reais)

Balances at January 1, 2007	6,831,448	1,263,450	—	(559,033)	7,535,865	1,583,868	9,119,733	57	9,119,790
Total recognized income and expense	—	—	1,902,999	—	1,902,999	(46,824)	1,856,175	—	1,856,175
Other Changes in Equity
Appropriation of profit for the year	—	—	—	—	—	—	—	—	—
Dividends/Remuneration	—	(559,033)	—	(1,705,735)	(2,264,768)	—	(2,264,768)	—	(2,264,768)
Capital increase	1,500,000	—	—	—	1,500,000	—	1,500,000	—	1,500,000
Other	—	(2,617)	—	—	(2,617)	—	(2,617)	—	(2,617)

Balances at December 31, 2007	8,331,448	701,800	1,902,999	(2,264,768)	8,671,479	1,537,044	10,208,523	57	10,208,580

Total recognized income and expense	—	—	2,378,395	—	2,378,395	(1,023,427)	1,354,968	231	1,355,199
Other Changes in Equity
Appropriation of profit for the year	—	1,902,999	(1,902,999)	—	—	—	—	—	—
Dividends/Remuneration	—	(2,264,768)	—	811,723	(1,453,045)	—	(1,453,045)	—	(1,453,045)
Capital increase	38,820,753	900,000	—	—	39,720,753	—	39,720,753	—	39,720,753
Other	—	—	—	—	—	—	—	4,991	4,991

Balances at December 31, 2008	47,152,201	1,240,031	2,378,395	(1,453,045)	49,317,582	513,617	49,831,199	5,279	49,836,478

The accompanying Notes and Appendix I are an integral part of these consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED CASH FLOW STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
	(Thousands of Brazilian Reais)

1. CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated profit for the year	2,378,626	1,902,999
Adjustments to profit	5,108,513	4,211,636
Depreciation of tangible assets	301,731	237,695
Amortization of intangible assets	544,274	342,051
Impairment losses on other assets (net)	52,002	227,533
Impairment losses on loans and receivables and provisions (net)	5,332,962	3,376,255
Gains (net) on disposal of tangible assets and investments	(6,611)	(861)
Share of results of entities accounted for using the equity method	(112,330)	(5,884)
Taxes	(1,003,515)	34,847
	7,487,139	6,114,635

Net increase/decrease in operating assets:	(38,972,480)	3,472,971

Brazilian central bank compulsory deposits	(958,826)	(1,257,825)
Financial assets held for trading	(1,450,457)	10,700,999
Other financial assets at fair value through profit or loss	(3,927,155)	(1,647,806)
Available-for-sale financial assets	(3,979,372)	9,527,782
Loans and receivables	(27,988,641)	(14,078,839)
Other assets	(668,029)	228,660
Net increase/decrease in operating liabilities:	18,275,075	5,856,990
Financial liabilities held for trading	5,394,798	2,332,780
Other financial liabilities at fair value through profit or loss	(382,909)	690,285
Financial liabilities at amortized cost	15,048,503	6,760,404
Other liabilities	(1,785,317)	(3,926,479)

Total net cash flows from operating activities(1)	(13,210,266)	15,444,596

2. CASH FLOWS FROM INVESTING ACTIVITIES
Investments	(2,791,665)	(1,570,030)
Tangible assets	(2,103,308)	(326,858)
Intangible assets	(688,357)	(1,243,172)
Net cash received on acquisition of subsidiary	12,147,982	—
Divestments	600,613	59,902
Tangible assets	600,613	59,902

Total net cash flows from investing activities(2)	9,956,930	(1,510,128)

3. CASH FLOWS FROM FINANCING ACTIVITIES
Capital increase	800,000	607,043
Issuance of subordinated liabilities	651,000	—
Issuance of other long-term liabilities	12,148,373	2,370,030
Dividends paid	(1,502,647)	(900,010)
Redemption of subordinated liabilities	—	—
Redemption of other long-term liabilities	(8,378,657)	(1,918,130)
Increase/Decrease in minority interests	—	—

Total net cash flows from financing activities(3)	3,718,069	158,933

NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS(1+2+3)	464,733	14,093,401
Cash and cash equivalents at beginning of year	16,286,137	2,192,736

Cash and cash equivalents at end of year	16,750,870	16,286,137

Non-cash transactions:
Loans transferred to foreclosed assets	166,579	73,348
Shares issued in connection with acquisition of Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A.	38,920,753	—
Dividends and interest on capital declared but not paid	1,413,748	1,463,350
Supplemental information:
Interest received	22,468,869	12,926,559
Interest paid	11,952,981	7,108,238
Taxes paid	918,677	392,791

The accompanying Notes and Appendix I are an integral part of these consolidated financial statements

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(Thousands of Brazilian Reais)

BANCO SANTANDER (BRASIL) S.A.

Notes to the consolidated financial statements
for the year ended December 31, 2008 and 2007

1.	Introduction, basis of presentation of the consolidated financial statements and other information

a)	Introduction

Banco Santander (Brasil) S.A. (the “Bank” or “Santander”), indirectly controlled by Banco Santander, S.A., with headquarters in Spain (Banco Santander Spain), is the lead institution of the financial and non-financial conglomerate with the Brazilian Central Bank, established as a corporation, with main offices at Rua Amador Bueno, 474, Santo Amaro, São Paulo, and operates as a multipleservice bank, conducting operations such as commercial, foreign exchange, investment, credit and financing and mortgage loan, leasing portfolios and, through related entities, insurance, pension plan, capitalization, leasing, asset management, and securities and insurance brokerage operations. Transactions are conducted within the context of a conglomerate of financial institutions that operate on an integrated basis in the financial markets.

The Bank was formed as the result of the reorganization of the Brazilian banking interests of the Santander Group in 2006. Prior to August 31, 2006, the Santander Group held interests, directly and indirectly, in four separate entities through which it conducted its banking operations in Brazil: Banco Santander Brasil, S.A., Banco Santander Meridional S.A., Banco Santander S.A. and Banco do Estado de São Paulo S.A. — Banespa. On August 4, 2006, Banco Santander Meridional S.A. was renamed Banco Santander Banespa S.A. and on August 31, 2006, the Santander Group reorganized its banking operations in Brazil pursuant to which Banco Santander Brasil, S.A., Banco Santander S.A. and Banco do Estado de São Paulo S.A. — Banespa were contributed to the newly-denominated Banco Santander Banespa S.A., which was subsequently renamed Banco Santander (Brasil) S.A. (the “2006 Corporate Reorganization”).

As discussed in Note 3, Banco ABN AMRO Real S A. (Banco Real) and ABN AMRO Brasil Dois Participações S.A. (“AAB Dois Par”) and their respective subsidiaries were consolidated by the Bank in August 2008, in a capital increase approved in the Extraordinary Stockholders’ Meeting held on August 29, 2008, resulting in the third-largest private financial conglomerate (based on total assets) in Brazil.

b)	Basis of presentation of the consolidated financial statements

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

The consolidated financial statements for the year ended December 31, 2008 and 2007 are the first to be prepared in accordance with IFRS, with a date of first implementation of January 1, 2007 (opening balance sheet). The statutory financial statements have been prepared locally in Brazil in accordance with accounting practices established by Brazilian Corporate Law and standards established by the National Monetary Council (CMN), the Brazilian Central Bank (BACEN) and the Brazilian Securities Commission (CVM), the National Council of Private Insurance (CNSP) and the Superintendency of Private Insurance (SUSEP). Hereafter it shall be referred to as “Brazilian GAAP”.

Note 45 to the consolidated financial statements contains the reconciliation of the consolidated balance sheet balances at the beginning and end of the year ended December 31, 2007 and 2008 and the related results — in order to reflect the related balances for the mentioned periods under IFRS.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The Notes to the consolidated financial statements contain supplementary information to that presented in the consolidated balance sheet, consolidated income statement, consolidated statement of changes in equity and consolidated cash flow statement. The Notes provide, in a clear, relevant, reliable and comparable manner, narrative descriptions and breakdowns of these financial statements.

All accounting policies and measurement bases with a material effect on the consolidated financial statements were applied in their preparation.

  Adoption of new standards and interpretations

The following standards and interpretations came into force and were adopted by the Bank in 2008:

•	IFRIC 11 IFRS 2 — Group and Treasury Share Transactions: in accordance with this interpretation, when an entity receives services as consideration for rights to its own equity instruments, the transaction should be accounted for as equity-settled, regardless of how the equity instruments needed are obtained. Where a subsidiary grants rights to equity instruments of its parent to its employees, the subsidiary accounts for the transaction as a cash-settled share-based payment transaction.

•	IFRIC 14 IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction: this interpretation provides guidance on determining the amount of any post employment benefit surplus that could be recognized as an asset on the balance sheet, how a minimum funding requirement affects that measurement, and when a minimum funding requirement can create an onerous obligation that should be recognized as a liability in addition to that otherwise recognized under IAS 19.

•	IFRIC 12 — Service Concession Arrangements: this interpretation addresses the accounting by private sector operators involved in the provision of public sector infrastructure assets and services. The adoption of this interpretation did not have effects on the consolidated financial statements.

•	Amendments to IAS 39 and IFRS 7: the approved amendments permit the reclassification of certain financial assets — debt and equity instruments that meet certain conditions — from financial assets held for trading to available for sale financial assets and held-to-maturity investments. They do not permit the reclassification of financial liabilities, derivatives and financial assets recognized initially as at fair value through profit or loss or the reclassification of instruments from other portfolios to the held-for-trading portfolio. In 2008 and 2007 the Bank did not perform any reclassifications of this kind.

•	IFRS 8 Operating Segments: this standard replaces IAS 14 and requires the amount reported for each segment item to be the measure used internally and reported to the chief operating decision maker for the purposes of allocating resources to that segment and assessing its performance.

With the exception of IFRS 8, whose impact is provided at Note 42, the other standards and interpretations that came into force and were adopted by the Bank in 2008, further described above, did not have a material impact on the financial statements.

  Standards and interpretations effective subsequent to December 31, 2008

The Bank has not yet adopted the following new or revised IFRS or Interpretations, which have been issued but their effective date is subsequent to the date of these financial statements:

•	Revision of IAS 23 Borrowing Costs: the amendments to IAS 23 eliminate the option to recognize all borrowing costs immediately as an expense. To the extent that borrowing costs relate to the acquisition,

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

construction or production of a qualifying asset, the revised Standard requires that they be capitalized as part of the cost of that asset.

•	Revision of IAS 1 Presentation of Financial Statements: introduces certain changes in the presentation of financial statements, including changes to the titles of individual financial statements, since balance sheet is now referred to as a statement of financial position. The statement of changes in equity will only include changes in equity arising from transactions with owners acting in their capacity as owners. As regards “non-owner” changes (e.g. transactions with third parties or income and expenses recognized directly in equity), entities are no longer permitted to present items of other comprehensive income separately in the statements of changes in equity. Such non-owner movements must be presented in a statement of comprehensive income and the total carried to the statement of changes in equity. All items of income and expense (including those recognized outside of profit or loss) must be presented either in a single statement of comprehensive income with subtotals or in two separate statements (a separate income statement and a statement of comprehensive income). IAS 1 also introduces new reporting requirements when the entity applies a change in accounting policy retrospectively, makes a restatement or reclassifies items in previously issued statements.

•	Amendment to IFRS 2 — Share-based Payment: the objective of the amendment is basically to clarify the definition of vesting conditions and the accounting treatment of cancellations by the counterparty to a share-based arrangement.

•	Amendments to IAS 32 and IAS 1 — Puttable Financial Instruments and Obligations Arising on Liquidation: the amendments address the classification of puttable financial instruments and obligations arising only on liquidation, with the object of providing a “short-term, limited scope amendment” designed to avoid outcomes arising under the general principles of IAS 32 that were counter-intuitive. Following the revisions, puttable financial instruments are presented as equity provided that they meet certain criteria including that of being the most subordinated class, and provided that they evidence a residual interest in the net assets of the entity.

•	Amendments to IFRS 1 and IAS 27, Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate: this amendment refers to separate financial statements and, therefore, is not applicable to consolidated financial statements.

•	IFRIC 13 Customer Loyalty Programmes: this interpretation addresses the accounting by entities that provide their customers with incentives to buy goods or services by providing awards as part of a sales transaction, such as credit card reward schemes.

•	Revision of IFRS 3 Business Combinations and Amendment to IAS 27 Consolidated and Separate Financial Statements: introduce significant changes in several matters relating to accounting for business combinations, and only applied prospectively. These changes include most notably the following: acquisition costs must be expensed, rather than recognized as an increase in the cost of the business combination; in step acquisitions the acquirer must remeasure at fair value the investment held prior to the date that control is obtained; and there is an option to measure at fair value the minority interests of the acquiree, as opposed to the single current treatment of measuring them as the proportionate share of the fair value of the net assets acquired.

•	Amendments to IAS 39, Eligible Hedged Items: this amendment establishes that inflation may only be designated as a hedged item if it is a contractually specified portion of the cash flows to be hedged. Only the intrinsic value and not the time value of a purchased option may be used as a hedging instrument.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	IFRIC 15 Agreements for the Construction of Real Estate: this interpretation clarifies the accounting of revenue and expenses associated by entities that undertake the construction of real estate directly or through subcontractors.

•	IFRIC 16 Hedges of a Net Investment in a Foreign Operation: this interpretation clarifies the following matters: firstly, the exposure to foreign exchange differences between the functional currency of the foreign operation and the presentation currency of the parent cannot be designated as a hedged risk, and only the foreign currency exposure arising between the functional currency of the parent and that of its foreign operation qualifies for hedge accounting; secondly, the hedging instrument used to hedge the net investment may be held by any entity within the group, not necessarily by the parent of the foreign operation; and, lastly, it addresses how an entity should determine the amounts to be reclassified from equity to profit or loss for both the hedging instrument and the hedged item on disposal of the foreign operation.

•	IFRIC 17 Distributions of Non-cash Assets to Owners: this interpretation addresses the accounting treatment when an entity distributes assets other than cash as dividends to its shareholders, although its scope does not include distributions of assets within a group or between jointly controlled entities. The interpretation requires an entity to measure the dividend payable at the fair value of the assets to be distributed and to recognize any difference with respect to the carrying amount of the asset in profit or loss.

•	IFRIC 18 Transfers of Assets from Customers: this interpretation clarifies the requirements of IFRSs for agreements in which an entity receives from a customer an item of property, plant, and equipment that the entity must then use either to connect the customer to a network or to provide the customer with ongoing access to a supply of goods or services (such as a supply of electricity, gas or water). The basic principle of IFRIC 18 is that when the item of property, plant and equipment transferred from a customer meets the definition of an asset under the IASB Framework from the perspective of the recipient, the recipient must recognise the asset in its financial statements. If the customer continues to control the transferred item, the asset definition would not be met even if ownership of the asset is transferred to the utility or other recipient entity.

The Bank does not expect the adoption of the above-mentioned standards and interpretations to have a material effect on the consolidated financial statements taken as a whole.

c)	Estimates made

The consolidated results and the determination of consolidated equity are sensitive to the accounting policies, measurement basis and estimates used by the directors of the Bank in preparing the consolidated financial statements.

In the consolidated financial statements estimates were occasionally made by the senior executives of the Bank and of the consolidated entities in order to quantify certain assets, liabilities, income, expenses and commitments reported herein.

These estimates relate basically to the following:

•	Fair value measurement of certain financial instruments

The fair value of a financial instrument is the value at which it could be bought or sold in a current transaction between knowledgeable, willing parties on an arm’s length basis. If a quoted price in an active market is available for an instrument, the fair value is calculated based on that price.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

If there is no market price available for a financial instrument, its fair value is estimated on the basis of the price established in recent transactions involving the same or similar instruments and, in the absence thereof, on the basis of valuation techniques, using valuation techniques commonly used by the financial markets as follows:

•	The present value method for valuing financial instruments permitting static hedging (principally, forwards and swaps) and loans and advances. Expected future cash flows are discounted using the interest rate curves of the applicable currencies. The interest rate curves are generally observable market data.

•	The Black-Scholes model for valuing financial instruments requiring dynamic hedging (principally structured options and other structured instruments). Certain observable market inputs are used in the Black-Scholes model to generate variables such as the bid-offer spread, exchange rates, volatility, correlation between indexes and market liquidity, as appropriate.

•	Each of the present value method and Black-Scholes models is used for valuing financial instruments exposed to interest rate risk, such as interest rate futures, caps and floors.

•	We use dynamic models similar to those used in the measurement of interest rate risk for measuring credit risk of linear instruments (such as bonds and fixed-income derivatives

The methodology used for fair value measurements of certain financial instruments is further described in Note 2.d.

•	The allowance for loan losses

We cover losses inherent in debt instruments not measured at fair value taking into account the historical experience of impairment and other circumstances known at the time of assessment. For these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods that have not yet been allocated to specific transactions.

We use the concept of incurred loss to quantify the cost of the credit, using statistical models that consider the following three factors: “exposure at default”, “probability of default” and “loss given default”, as further discussed in Note 2.g.

•	The impairment losses on certain assets other than loans (including goodwill and other intangible assets)

Certain assets, including goodwill, other intangible assets and equity method investments are subject to impairment review. We record impairment charges when we believe there is objective evidence of impairment, or that the cost of the assets may not be recoverable. Assessment of what constitutes impairment is a matter of significant judgment.

•	Tangible assets are further discussed in Note 2.k,

•	Intangible assets are further discussed in Note 2.m

•	Other assets are further discussed in Note 2.n

•	The assumptions used in the actuarial calculation of the post-employment benefit liabilities and commitments and other obligations;

The Bank provides pension plans in the form of both defined contribution plans and defined benefit plans, in accordance with IAS 19.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The actuarial valuation is dependent upon a series of assumptions; the principal ones being:

•	assumed interest rates;

•	mortality tables;

•	annual social security pension revision rate;

•	price inflation;

•	annual salary growth rate, and

•	the method used to calculate vested commitments to current employees.

Post-employment benefits are further discussed in Note 2.t.

•	The recognition and measurement of deferred tax items.

As discussed in Note 2.w, deferred tax assets are only recognized for temporary differences to the extent that it is considered probable that the combined entities will have sufficient future taxable profits against which the deferred tax assets can be utilized. Other deferred tax assets (tax loss and tax credit carryforwards) are only recognized if it is considered probable that the combined entities will have sufficient future taxable profits against which they can be utilized.

In accordance with the current regulation, the expected realization of the Combined Companies’ tax credits, as shown in Note 23, is based on the projection of future income and a technical studies.

These estimates are based on current expectations and estimates on projections of future events and trends, which may affect the consolidated financial statements. The principal assumptions that may affect these estimates, in addition to those previously mentioned above, relate to the following factors:

•	Changes in deposit amounts, customer basis and defaults by borrowers

•	Changes in interest rates

•	Changes in inflation rates

•	Government regulation and tax matters,

•	Adverse legal or regulatory disputes or proceedings,

•	Credit, market and other risks of lending and investment activities,

•	Changes in market values of Brazilian securities, particularly Brazilian government securities,

•	Changes in regional, national and international business and economic conditions

d)	Capital management

New rules for the calculation of the Bank’s capital adequacy ratio according to the method established by the Basel II Agreement were introduced in July 2008, using a new methodology, analysis and credit risk and management and operational procedures. Among the alterations of note: (a) Credit Risk — the weighting of determined assets, including consumer credit, which is now allocated less capital, the mitigation of risk using guarantees and the inclusion of capital commitments for credit; (b) market risks — the introduction of defined capital requirements for exposure subject to variations in foreign currency coupon rates, price indices and interest rates; commodity prices and shares classified in the trading portfolio; interest rates not classified in the trading portfolio; and (c) Operational — specific capital requirement (see Note 27).

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Santander’s Basel II Capital Adequacy Ratio is calculated based on Brazilian GAAP figures as required by the Brazilian Central Bank.

2.	Accounting policies and measurement bases

The accounting policies and measurement bases applied in preparing the consolidated financial statements were as follows:

a)	Foreign currency transactions

The functional currency used for the operations is the Real. The assets and liabilities that are monetary items and are converted by exchange rates at the end of the period, the non-monetary items are measured at historical foreign exchange rates at the date of such transactions and the income statement balances are converted by the average exchange rates for the period.

The exchange differences arising on the translation of foreign currency balances to the functional currency are generally recognized at their net amount under “Exchange differences” in the consolidated income statement, except for exchange differences arising on financial instruments at fair value through profit or loss, which are recognized in the consolidated income statement without distinguishing them from other changes in fair value, and for exchange differences arising on non-monetary items measured at fair value through equity, which are recognized under “Valuation adjustments — Exchange differences”.

b)	Basis of consolidation

i.	Subsidiaries

“Subsidiaries” are defined as entities over which the Bank has the capacity to exercise control; this capacity is, in general but not exclusively, presumed to exist when the Parent owns directly or indirectly half or more of the voting power of the investee or, even if this percentage is lower or zero, when, as in the case of agreements with shareholders of the investee, the Bank is granted control. Control is the power to govern the financial and operating policies of an entity, as stipulated by the law, the Bylaws or agreement, so as to obtain benefits from its activities.

The financial statements of the subsidiaries are fully consolidated with those of the Bank. Accordingly, all balances and transactions between consolidated entities are eliminated on consolidation.

On acquisition of a subsidiary, its assets, liabilities and contingent liabilities are recognized at fair value at the date of acquisition. Any positive differences between the acquisition cost and the fair values of the identifiable net assets acquired are recognized as goodwill (see Note 13). Negative differences are charged to income on the date of acquisition.

Additionally, the share of third parties of the Bank’s equity is presented under “Minority interests” in the consolidated balance sheet (see Note 24). Their share of the profit for the year is presented under “Profit attributable to minority interests” in the consolidated income statement.

The results of subsidiaries acquired during the year are included in the consolidated income statement from the date of acquisition to year-end. Similarly, the results of subsidiaries disposed of during the year are included in the consolidated income statement from the beginning of the year to the date of disposal.

The Appendix I contains significant information on these entities.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

ii.	Interests in joint ventures (jointly controlled entities) and associates

“Joint ventures” are deemed to be ventures that are not subsidiaries but which are jointly controlled by two or more unrelated entities. This is evidenced by contractual arrangements whereby two or more entities (“venturers”) acquire interests in entities (jointly controlled entities) or undertake operations or hold assets so that strategic financial and operating decisions affecting the joint venture require the unanimous consent of the venturers.

Associates are entities over which the Bank is in a position to exercise significant influence, but not control or joint control.

In the consolidated financial statements, investments in joint ventures and associates are accounted for using the equity method, i.e. at the Bank’s share of net assets of the investee, after taking into account the dividends received therefrom and other equity eliminations. In the case of transactions with a joint venture or associate, the related profits or losses are eliminated to the extent of the Bank’s investment in the joint venture or associate.

  iii.  Special purpose entities

When the Bank incorporates special purpose entities, or holds ownership interests therein, to enable its customers to access certain investments, or for the transfer of risks or other purposes, it determines, using internal criteria and procedures, and taking into consideration the applicable legislation, whether control (as defined above) exists and, therefore, whether these entities should be consolidated. These criteria and procedures take into account, inter alia, the risks and rewards retained by the Bank and, accordingly, all relevant matters are taken into consideration, including any guarantees granted or any losses associated with the collection of the related assets retained by the Bank. These entities include the securitization special purpose vehicles, which are fully consolidated in the case of the SPVs over which, based on the aforementioned analysis, it is considered that the Bank continues to exercise control.

iv.	Business combinations, acquisitions and disposals

A business combination is the bringing together of two or more separate entities or economic units into one single entity or group of entities and is accounted for in accordance with IFRS 3, “Business Combinations”.

Business combinations are performed whereby the Bank obtains control over an entity are recognized for accounting purposes as follows:

•	The Bank measures the cost of the business combination, defined as the fair value of the assets given, the liabilities incurred and the equity instruments issued, if any.

•	The fair values of the assets, liabilities and contingent liabilities of the acquired entity or business, including any intangible assets which might not have been recognized by the acquiree, are estimated and recognized in the consolidated balance sheet.

•	Any positive difference between the net fair value of the assets, liabilities and contingent liabilities of the acquiree and the cost of the business combination is recognized as Goodwill based on future economic benefits.

In 2008, the Bank was part to a corporate restructuring considered as a Business Combination, as further described in Note 3. In 2007 the Bank was not a part of any significant business combination, acquisition or disposal with third parties.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

c)	Definitions and classification of financial instruments

i.	Definitions

A “financial instrument” is any contract that gives rise to a financial asset of one entity and, simultaneously, to a financial liability or equity instrument of another entity.

An “equity instrument” is any agreement that evidences a residual interest in the assets of the issuing entity after deducting all of its liabilities.

A “financial derivative” is a financial instrument whose value changes in response to the change in an observable market variable (such as an interest rate, foreign exchange rate, financial instrument price, market index or credit rating), whose initial investment is very small compared with other financial instruments with a similar response to changes in market factors, and which is generally settled at a future date.

“Hybrid financial instruments” are contracts that simultaneously include a non-derivative host contract together with a derivative, known as an embedded derivative, that is not separately transferable and has the effect that some of the cash flows of the hybrid contract vary in a way similar to a stand-alone derivative.

The following transactions are not treated for accounting purposes as financial instruments:

•	Investments in subsidiaries, jointly controlled entities and associates (see Note 11).

•	Rights and obligations under employee benefit plans (see Note 21).

ii.	Classification of financial assets for measurement purposes

Financial assets are initially classified into the various categories used for management and measurement purposes, unless they have to be presented as “Non-current assets held for sale” or they relate to “Cash and balances with the Brazilian Central Bank”, “Hedging derivatives” and “Investments”, which are reported separately.

Financial assets are included for measurement purposes in one of the following categories:

•	Financial assets held for trading (at fair value through profit or loss): this category includes the financial assets acquired for the purpose of generating a profit in the near term from fluctuations in their prices and financial derivatives that are not designated as hedging instruments.

•	Other financial assets at fair value through profit or loss: this category includes hybrid financial assets not held for trading that are measured entirely at fair value and financial assets not held for trading that are included in this category in order to obtain more relevant information, either because this eliminates or significantly reduces recognition or measurement inconsistencies (“accounting mismatches”) that would arise from measuring assets or liabilities or recognizing the gains or losses on them on different bases, or because a group of financial assets or financial assets and liabilities is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy, and information about the group is provided on that basis to the Bank’s key management personnel.

Financial instruments included in this category (and “Other financial liabilities at fair value through profit or loss”) are permanently subject to an integrated and consistent system of measuring, managing and controlling risks and returns that enables all the financial instruments involved to be monitored and identified and allows the effective reduction of risk to be checked. Financial assets may only be included in this category on the date they are acquired or originated.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	Available-for-sale financial assets: this category includes debt instruments not classified as “Held-to-maturity investments”, “Loans and receivables” or “Financial assets at fair value through profit or loss”, and equity instruments issued by entities other than subsidiaries, associates and jointly controlled entities, provided that such instruments have not been classified as “Financial assets held for trading” or as “Other financial assets at fair value through profit or loss”.

•	Loans and receivables: this category includes financing granted to third parties, based on their nature, irrespective of the type of borrower and the form of financing, including finance lease transactions in which the consolidated entities act as lessors.

The consolidated entities generally intend to hold the loans and credits granted by them until their final maturity and, therefore, they are presented in the consolidated balance sheet at their amortized cost (which includes the required adjustments to reflect estimated impairment losses).

•	Held-to-maturity investments: this category includes debt instruments traded in an active market, with fixed maturity and with fixed or determinable payments, for which the Bank has both the intention and proven ability to hold to maturity.

  iii.  Classification of financial assets for presentation purposes

Financial assets are classified by nature into the following items in the consolidated balance sheet:

•	Cash and balances with the Brazilian Central Bank: cash balances and balances receivable on demand relating to deposits with the Brazilian Central Bank.

•	Loans and advances: includes the debit balances of loans granted by the Bank, other than those represented by securities, as well as finance lease receivables and other debit balances of a financial nature in favor of the Bank, such as checks drawn on credit institutions, balances receivable from clearing houses and settlement agencies for transactions on the stock exchange and organized markets, bonds given in cash, capital calls, fees and commissions receivable for financial guarantees and debit balances arising from transactions not originated in banking transactions and services, such as the collection of rentals and similar items:

•	Loans and advances to credit institutions: credit of any nature in the name of credit institutions.

•	Loans and advances to customers: includes the debit balances of all the remaining credit and loans granted by the Bank, other than those represented by securities, including money market operations through central counterparties.

•	Debt instruments: bonds and other securities that represent a debt for their issuer, that generate an interest return, and that are in the form of certificates or book entries.

•	Other equity instruments: financial instruments issued by other entities, such as shares, which have the nature of equity instruments for the issuer, unless they are investments in subsidiaries, jointly controlled entities or associates. Investment fund units are included in this item.

•	Trading derivatives: includes the fair value in favor of the Bank of derivatives which do not form part of hedge accounting.

•	Hedging derivatives: includes the fair value in favor of the Bank of derivatives designated as hedging instruments in hedge accounting.

•	Investments: includes the investments in the share capital of associates.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

iv.	Classification of financial liabilities for measurement purposes

Financial liabilities are classified for measurement purposes into one of the following categories:

•	Financial liabilities held for trading (at fair value through profit or loss): this category includes the financial liabilities issued for the purpose of generating a profit in the near term from fluctuations in their prices, financial derivatives not considered to qualify for hedge accounting and financial liabilities arising from the outright sale of financial assets purchased under resale agreements or borrowed (“short positions”).

•	Other financial liabilities at fair value through profit or loss: financial liabilities are included in this category when more relevant information is obtained, either because this eliminates or significantly reduces recognition or measurement inconsistencies (“accounting mismatches”) that would arise from measuring assets or liabilities or recognizing the gains or losses on them on different bases, or because a group of financial liabilities or financial assets and liabilities is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy, and information about the group is provided on that basis to the Bank’s key management personnel.

•	Financial liabilities at amortized cost: financial liabilities, irrespective of their instrumentation and maturity, not included in any of the above-mentioned categories which arise from the funding-taking activities carried on by financial institutions.

v.	Classification of financial liabilities for presentation purposes

Financial liabilities are classified by nature into the following items in the consolidated balance sheet:

•	Deposits from the Brazilian Central Bank: deposits of any nature received from the Brazilian Central Bank.

•	Deposits from credit institutions: deposits of any nature, including credit and money market operations received in the name of credit institutions.

•	Customer deposits: includes all repayable balances received in cash by the Bank, other than those represented by marketable securities, money market operations through central counterparties, subordinated liabilities and deposits from the Brazilian Central Bank and credit institutions.

•	Marketable debt securities: includes the amount of bonds and other debt represented by marketable securities, other than subordinated liabilities.

•	Trading derivatives: includes the fair value, with a negative balance for the Bank, of derivatives which do not form part of hedge accounting.

•	Short positions: includes the amount of financial liabilities arising from the outright sale of financial assets purchased under reverse repurchase agreements or borrowed.

•	Subordinated liabilities: amount of financing received which, for the purposes of payment priority, ranks behind ordinary debt. This category also includes the financial instruments issued by the Bank which, although equity for legal purposes, do not meet the requirements for classification as equity.

•	Other financial liabilities: includes the amount of payment obligations having the nature of financial liabilities not included in other items, and liabilities under financial guarantee contracts, unless they have been classified as doubtful.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	Hedging derivatives: includes the fair value of the Bank’s liability in respect of derivatives designated as hedging instruments in hedge accounting.

d)	Measurement of financial assets and liabilities and recognition of fair value changes

In general, financial assets and liabilities are initially recognized at fair value which, in the absence of evidence to the contrary, is deemed to be the transaction price. Financial instruments not measured at fair value through profit or loss are, adjusted by the transaction costs. Financial assets and liabilities are subsequently measured at each period-end as follows:

i.	Measurement of financial assets

Financial assets are measured at fair value, without deducting any transaction costs that may be incurred on their disposal, except for loans and receivables, held-to-maturity investments, equity instruments whose fair value cannot be determined in a sufficiently objective manner and financial derivatives that have those equity instruments as their underlying and are settled by delivery of those instruments.

The “fair value” of a financial instrument on a given date is taken to be the amount for which it could be bought or sold on that date by two knowledgeable, willing parties in an arm’s length transaction acting prudently. The most objective and common reference for the fair value of a financial instrument is the price that would be paid for it on an active, transparent and deep market (“quoted price” or “market price”).

If there is no market price for a given financial instrument, its fair value is estimated on the basis of valuation techniques commonly used by the international financial community, taking into account the specific features of the instrument to be measured and, particularly, the various types of risk associated with it.

All derivatives are recognized in the balance sheet at fair value from the trade date. If the fair value is positive, they are recognized as an asset and if the fair value is negative, they are recognized as a liability. The fair value on the trade date is deemed, in the absence of evidence to the contrary, to be the transaction price. The changes in the fair value of derivatives from the trade date are recognized in “Gains/losses on financial assets and liabilities” in the consolidated income statement. Specifically, the fair value of standard financial derivatives included in the portfolios of financial assets or liabilities held for trading is deemed to be their daily quoted price and if, for exceptional reasons, the quoted price cannot be determined on a given date, these financial derivatives are measured using methods similar to those used to measure over the counter “OTC” derivatives.

The fair value of OTC derivatives is taken to be the sum of the future cash flows arising from the instrument, discounted to present value at the date of measurement (“present value” or “theoretical close”) using valuation techniques commonly used by the financial markets: “net present value” (NPV), option pricing models and other methods.

“Loans and receivables” and “Held-to-maturity investments” are measured at amortized cost using the effective interest method. “Amortized cost” is understood to be the acquisition cost of a financial asset or liability plus or minus, as appropriate, the principal repayments and the cumulative amortization (taken to the income statement) of the difference between the initial cost and the maturity amount. In the case of financial assets, amortized cost furthermore includes any reductions for impairment or uncollectibility. In the case of loans and receivables hedged in fair value hedges, the changes in the fair value of these assets related to the risk or risks being hedged are recognized.

The “effective interest rate” is the discount rate that exactly matches the initial amount of a financial instrument to all its estimated cash flows of all kinds over its remaining life. For fixed rate financial

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

instruments, the effective interest rate coincides with the contractual interest rate established on the acquisition date plus, where applicable, the fees and transaction costs that, because of their nature, form part of their financial return. In the case of floating rate financial instruments, the effective interest rate coincides with the rate of return prevailing in all connections until the next benchmark interest reset date.

Equity instruments whose fair value cannot be determined in a sufficiently objective manner and financial derivatives that have those instruments as their underlying and are settled by delivery of those instruments are measured at acquisition cost adjusted, where appropriate, by any related impairment loss.

The amounts at which the financial assets are recognized represent, in all material respects, the Bank’s maximum exposure to credit risk at each reporting date. Also, the Bank has received collateral and other credit enhancements to mitigate its exposure to credit risk, which consist mainly of mortgage guarantees, cash collateral, equity instruments and personal security, assets leased out under leasing and renting agreements, assets acquired under repurchase agreements, securities loans and derivatives.

ii.	Measurement of financial liabilities

In general, financial liabilities are measured at amortized cost, as defined above, except for those included under “Financial liabilities held for trading” and “Other financial liabilities at fair value through profit or loss” and financial liabilities designated as hedged items (or hedging instruments) in fair value hedges, which are measured at fair value.

  iii.  Valuation techniques

The following table shows a summary of the fair values, at 2008 and 2007 year-end, of the financial assets and liabilities indicated below, classified on the basis of the various measurement methods used by the Bank to determine their fair value:

	Thousands of Reais
	2008			2007
	Published Price			Published Price
	Quotations in	Internal		Quotations in	Internal
	Active Markets	Models	Total	Active Markets	Models	Total

Financial assets held for trading	959,609	19,026,391	19,986,000	546,243	11,746,258	12,292,501
Other financial assets at fair value through profit or loss	—	5,574,961	5,574,961	—	1,647,806	1,647,806
Available-for-sale financial assets	1,145,483	29,590,198	30,735,681	1,301,186	8,002,271	9,303,457
Hedging derivatives (assets)	—	106,321	106,321	—	—	—
Financial liabilities held for trading	45,781	11,163,819	11,209,600	96,584	4,553,721	4,650,305
Other financial liabilities at fair value through profit or loss	—	307,376	307,376	—	690,285	690,285
Hedging derivatives (liabilities)	—	264,771	264,771	—	—	—

Financial instruments at fair value, determined on the basis of public price quotations in active markets (Level 1), include government debt securities, private-sector debt securities, securitized assets, shares, short positions and fixed-income securities issued.

In cases where price quotations cannot be observed, management makes its best estimate of the price that the market would set using its own internal models. In most cases, these models use data based on observable market parameters as significant inputs (Level 2). In order to make these estimates, various techniques are employed, including the extrapolation of observable market data and extrapolation techniques. The best evidence of the fair value of a financial instrument on initial recognition is the transaction price, unless the

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

fair value of the instrument can be obtained from other market transactions performed with the same or similar instruments or can be measured by using a valuation technique in which the variables used include only observable market data, mainly interest rates.

The main techniques used at December 31, 2008 by the Bank’s internal models to determine the fair value of the financial instruments detailed in the foregoing table are as follows:

•	In the valuation of financial instruments permitting static hedging (basically forwards and swaps) and in the valuation of loans and advances to customers, the “present value” method is used. Estimated future cash flows are discounted using the interest rate curves of the related currencies. The interest rate curves are generally observable market data.

•	In the valuation of financial instruments requiring dynamic hedging (basically structured options and other structured instruments), the Black-Scholes model is normally used. Where appropriate, observable market inputs are used to obtain factors such as the bid-offer spread, exchange rates, volatility, correlation between indexes and market liquidity.

•	In the valuation of certain financial instruments exposed to interest rate risk, such as interest rate futures, caps and floors, the present value method (futures) and the Black-Scholes model (plain vanilla options) are used. The main inputs used in these models are basically observable market data, including the related interest rate curves, volatilities, correlations and exchange rates.

•	In the case of linear instruments (e.g. credit risk and fixed-income derivatives), credit risk is measured using dynamic models similar to those used in the measurement of interest rate risk. In the case of non-linear instruments, if the portfolio is exposed to credit risk (e.g. credit derivatives), the joint probability of default is determined using the Standard Gaussian Copula model. The main inputs used to determine the underlying cost of credit of credit derivatives are quoted credit risk premiums and the correlation between the quoted credit derivatives of various issuers.

The fair value of the financial instruments arising from the aforementioned internal models takes into account, inter alia, the contract terms and observable market data, which include interest rates, credit risk, exchange rates, the quoted market price of raw materials and shares, volatility and prepayments. The valuation models are not significantly subjective, since these methodologies can be adjusted and gauged, as appropriate, through the internal calculation of fair value and the subsequent comparison with the related actively traded price.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Set forth below are the financial instruments at fair value whose measurement was based on internal models (Level 2) at December 31, 2008:

	Thousands of Reais
	Fair Values
	Calculated Using
	Internal Models	Valuation Techniques	Main Assumptions

ASSETS:
Financial assets held for trading	19,026,391
Debt and equity interests	9,731,383	Present Value Method	Observable market data (interest and discount rates)
Trading derivatives	9,295,008
Swaps	5,344,367	Present Value Method	Observable market data, liquidity (interest and exchange rates)
Exchange rate options	1,898,276	Black-Scholes Model	Observable market data, liquidity (exchange rates)
Interest rate options	362,544	Black-Scholes Model	Observable market data, liquidity, correlation (interest rates)
Exchange rate futures	1,689,821	Present Value Method	Observable market data, liquidity (exchange rates)
Hedging derivatives	106,321
Swaps	106,321	Present Value Method	Observable market data (interest rates)
Other financial assets at fair value
Through profit or loss	5,574,961
Loans and advances to credit institutions	4,046,898	Present Value Method	Observable market data (interest and discount rates)
Loans and advances to customers	1,434,789	Present Value Method	Observable market data (interest and discount rates)
Debt and equity interests	93,274	Present Value Method	Observable market data (interest and discount rates)
Available-for-sale financial assets	29,590,198
Debt and equity interests	29,590,198	Present Value Method	Observable market data (interest and discount rates)
LIABILITIES:
Financial liabilities held for trading	11,163,819
Trading derivatives	11,163,819
Swaps	7,689,532	Present Value Method	Observable market data, liquidity (interest and exchange rates)
Exchange rate options	2,610,758	Black-Scholes Model	Observable market data, liquidity (exchange rates)
Interest rate options	490,530	Black-Scholes Model	Observable market data, liquidity, correlation (interest rates)
Interest rate and investment futures	372,999	Present Value Method	Observable market data (interest rates)
Hedging derivatives	264,771
Swaps	264,771	Present Value Method	Observable market data (interest and exchange rates)
Other financial liabilities at fair value through profit or loss	307,376	Present Value Method	Observable market data (interest and discount rates)

TOTAL	66,033,837

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The use of observable market data assumes that the markets in which the Bank operates are functioning efficiently and, therefore, that these data are representative. The main assumptions used in the measurement of the financial instruments included in the foregoing table that were valued by means of internal models employing unobservable market data are as follows:

•	Correlation: the assumptions relating to the correlation between the value of quoted and unquoted assets are based on historical correlations between the impact of adverse changes in market variables and the corresponding valuation of the associated unquoted assets. The measurement of the assets will vary depending on whether a more or less conservative scenario is selected.

•	Dividends: the estimates of the dividends used as inputs in the internal models are based on the expected dividend payments of the issuers. Since the dividend expectations can change or vary depending on the source of the price (normally historical data or market consensus for the measurement of options) and the companies’ dividend policies can vary, the valuation is adjusted to the best estimate of the reasonable dividend level expected in more or less conservative scenarios.

•	Liquidity: the assumptions include estimates in response to market liquidity. For example, they take market liquidity into consideration when very long-term estimates of exchange rates or interest rates are used, or when the instrument is part of a new or developing market where, due to the absence of market prices that reflect a reasonable price for these products, the standard valuation methods and the estimates available might give rise to less precise results in the measurement of these instruments at that time.

iv.	Recognition of fair value changes

As a general rule, changes in the carrying amount of financial assets and liabilities are recognized in the consolidated income statement, distinguishing between those arising from the accrual of interest and similar items -which are recognized under “Interest and similar income” or “Interest expense and similar charges”, as appropriate- and those arising for other reasons, which are recognized at their net amount under “Gains/losses on financial assets and liabilities”.

Adjustments due to changes in fair value arising from Available-for-sale financial assets are recognized temporarily in equity under “Valuation adjustments — Available-for-sale financial assets”. Items charged or credited to this account remain in the Bank’s consolidated equity until the related assets are derecognized, whereupon they are charged to the consolidated income statement.

v.	Hedging transactions

The consolidated entities use financial derivatives for the following purposes: i) to facilitate these instruments to customers who request them in the management of their market and credit risks; ii) to use these derivatives in the management of the risks of the Bank entities’ own positions and assets and liabilities (“hedging derivatives”); and iii) to obtain gains from changes in the prices of these derivatives (“trading derivatives”).

Financial derivatives that do not qualify for hedge accounting are treated for accounting purposes as trading derivatives.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

A derivative qualifies for hedge accounting if all the following conditions are met:

1. The derivative hedges one of the following three types of exposure:

a. Changes in the fair value of assets and liabilities due to fluctuations, among others, in the interest rate and/or exchange rate to which the position or balance to be hedged is subject (“fair value hedge”);

b. Changes in the estimated cash flows arising from financial assets and liabilities, commitments and highly probable forecast transactions (“cash flow hedge”);

c. The net investment in a foreign operation (“hedge of a net investment in a foreign operation”).

2. It is effective in offsetting exposure inherent in the hedged item or position throughout the expected term of the hedge, which means that:

a. At the date of arrangement the hedge is expected, under normal conditions, to be highly effective (“prospective effectiveness”).

b. There is sufficient evidence that the hedge was actually effective during the whole life of the hedged item or position (“retrospective effectiveness”).

3. There must be adequate documentation evidencing the specific designation of the financial derivative to hedge certain balances or transactions and how this effective hedge was expected to be achieved and measured, provided that this is consistent with the Bank’s management of own risks.

The changes in value of financial instruments qualifying for hedge accounting are recognized as follows:

a. In fair value hedges, the gains or losses arising on both the hedging instruments and the hedged items (attributable to the type of risk being hedged) are recognized directly in the consolidated income statement.

b. In cash flow hedges, the effective portion of the change in value of the hedging instrument is recognized temporarily in equity under “Valuation adjustments — Cash flow hedges” until the forecast transactions occur, when it is recognized in the consolidated income statement, unless, if the forecast transactions result in the recognition of non-financial assets or liabilities, it is included in the cost of the non-financial asset or liability. The ineffective portion of the change in value of hedging derivatives is recognized directly in the consolidated income statement.

c. The ineffective portion of the gains and losses on the hedging instruments of cash flow hedges and hedges of a net investment in a foreign operation are recognized directly under “Gains/losses on financial assets and liabilities” in the consolidated income statement.

If a derivative designated as a hedge no longer meets the requirements described above due to expiration, ineffectiveness or for any other reason, the derivative is classified as a trading derivative.

When fair value hedge accounting is discontinued, the adjustments previously recognized on the hedged item are transferred to profit or loss at the effective interest rate re-calculated at the date of hedge discontinuation. The adjustments must be fully amortized at maturity.

When cash flow hedges are discontinued, any cumulative gain or loss on the hedging instrument recognized in equity under “Valuation adjustments” (from the period when the hedge was effective) remains recognized in equity until the forecast transaction occurs at which time it is recognized in profit or loss, unless

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

the transaction is no longer expected to occur, in which case any cumulative gain or loss is recognized immediately in profit or loss.

e)	Derecognition of financial assets and liabilities

The accounting treatment of transfers of financial assets depends on the extent to which the risks and rewards associated with the transferred assets are transferred to third parties:

1. If the Bank transfers substantially all the risks and rewards to third parties -unconditional sale of financial assets, sale of financial assets under an agreement to repurchase them at their fair value at the date of repurchase, sale of financial assets with a purchased call option or written put option that is deeply out of the money, securitization of assets in which the transferor does not retain a subordinated debt or grant any credit enhancement to the new holders, and other similar cases-, the transferred financial asset is derecognized and any rights or obligations retained or created in the transfer are recognized simultaneously.

2. If the Bank retains substantially all the risks and rewards associated with the transferred financial asset -sale of financial assets under an agreement to repurchase them at a fixed price or at the sale price plus interest, a securities lending agreement in which the borrower undertakes to return the same or similar assets, and other similar cases-, the transferred financial asset is not derecognized and continues to be measured by the same criteria as those used before the transfer. However, the following items are recognized:

a. An associated financial liability, for an amount equal to the consideration received; this liability is subsequently measured at amortized cost.

b. The income from the transferred financial asset not derecognized and any expense incurred on the new financial liability.

3. If the Bank neither transfers nor retains substantially all the risks and rewards associated with the transferred financial asset-sale of financial assets with a purchased call option or written put option that is not deeply in or out of the money, securitization of assets in which the transferor retains a subordinated debt or other type of credit enhancement for a portion of the transferred asset, and other similar cases-, the following distinction is made:

a. If the transferor does not retain control of the transferred financial asset, the asset is derecognized and any rights or obligations retained or created in the transfer are recognized.

b. If the transferor retains control, it continues to recognize the transferred financial asset for an amount equal to its exposure to changes in value and recognizes a financial liability associated with the transferred financial asset. The net carrying amount of the transferred asset and the associated liability is the amortized cost of the rights and obligations retained, if the transferred asset is measured at amortized cost, or the fair value of the rights and obligations retained, if the transferred asset is measured at fair value.

Accordingly, financial assets are only derecognized when the rights on the cash flows they generate have been extinguished or when substantially all the inherent risks and rewards have been transferred to third parties. Similarly, financial liabilities are only derecognized when the obligations they generate have been extinguished or when they are acquired, with the intention either to cancel them or to resell them.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

f)	Regular way purchases of financial assets

Regular way purchases of financial assets are recognized on trade date. The assets are derecognized when the rights to receive cash flows have expired or the Bank has transferred substantially all the risks and rewards of ownership.

g)	Impairment of financial assets

i.	Definition

A financial asset is considered to be impaired -and therefore its carrying amount is adjusted to reflect the effect of impairment- when there is objective evidence that events have occurred which:

•	In the case of debt instruments (loans and debt securities), give rise to an adverse impact on the future cash flows that were estimated at the transaction date.

•	In the case of equity instruments, mean that their carrying amount cannot be fully recovered.

As a general rule, the carrying amount of impaired financial instruments is adjusted with a charge to the consolidated income statement for the period in which the impairment becomes evident, and the reversal, if any, of previously recognized impairment losses is recognized in the consolidated income statement for the period in which the impairment is reversed or reduced.

Balances are deemed to be impaired, and the interest accrual is suspended, when there are reasonable doubts as to their full recovery and/or the collection of the related interest for the amounts and on the dates initially agreed upon, after taking into account the guarantees received by the consolidated entities to secure (fully or partially) collection of the related balances. Collections relating to impaired loans and advances are used to recognize the accrued interest and the remainder, if any, to reduce the principal amount outstanding. The amount of the financial assets that would be deemed to be impaired had the conditions thereof not been renegotiated is not material with respect to the Bank’s financial statements taken as a whole.

When the recovery of any recognized amount is considered unlikely, the amount is written off, without prejudice to any actions that the consolidated entities may initiate to seek collection until their contractual rights are extinguished.

ii.	Debt instruments carried at amortized cost

The amount of an impairment loss incurred on a debt instrument measured at amortized cost is equal to the difference between its carrying amount and the present value of its estimated future cash flows, and is presented as a reduction of the balance of the asset adjusted.

In estimating the future cash flows of debt instruments the following factors are taken into account:

•	All the amounts that are expected to be obtained over the remaining life of the instrument; including, where appropriate, those which may result from the collateral provided for the instrument (less the costs for obtaining and subsequently selling the collateral). The impairment loss takes into account the likelihood of collecting accrued interest receivable.

•	The various types of risk to which each instrument is subject, and

•	The circumstances in which collections will foreseeably be made.

These cash flows are subsequently discounted using the instrument’s effective interest rate (if its contractual rate is fixed) or the effective contractual rate at the discount date (if it is variable).

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Specifically in regards to impairment losses resulting from materialization of the insolvency risk of the obligors (credit risk), a debt instrument is impaired due to insolvency when there is evidence of a deterioration of the obligor’s ability to pay, either because it is in arrears or for other reasons.

The Bank has certain policies, methods and procedures for covering its credit risk arising both from insolvency allocable to counterparties.

These policies, methods and procedures are applied in the granting, examination and documentation of debt instruments, and contingent liabilities and commitments, the identification of their impairment and the calculation of the amounts necessary to cover the related credit risk.

With respect to the allowance for loss arising from credit risk, the Bank makes the following distinction:

a. Specific allowance:

The Bank uses a proxy for specific allowance, as further explained below. These rules are used to calculate the minimum allowance requirements. We then evaluate the need for further provision, as considered necessary, following the requirements of IAS 39, based on our historical experience of impairment and other circumstances known at the time of assessment.

We classify our credit transactions according to their level of risk and the number of days such transaction is past due. Such credit classifications are determined in accordance with:

•	The conditions of the debtor and any guarantor, such as their economic and financial situation, level of indebtedness, capacity for generating profits, cash flow, administration, corporate governance and quality of internal controls, payments history, the sector in which they are active, contingencies and credit limits; and

•	The characteristics of the transaction, such as its nature and purpose, type, sufficiency and level of liquidity of collateral and the total amount of the credit.

Our rating and risk management systems may be reviewed by both the Central Bank and the Santander Group’s internal auditors. Our management has not had any disputes with the Central Bank or the Santander Group regarding our risk management operations.

b. Allowance for incurred losses not specifically identified:

The Bank covers its losses inherent in debt instruments not measured at fair value through profit or loss and in contingent liabilities taking into account the historical experience of impairment and other circumstances known at the time of assessment. For these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods that have not yet been allocated to specific transactions.

The Bank uses the concept of incurred loss to quantify the cost of the credit risk and include it in the calculation of the risk-adjusted return of its transactions.

Incurred loss is the expected cost of the credit risk of a transaction, that will manifest itself within a one year (business cycle) lead time from the balance sheet date considering the characteristics of the counterparty and the guarantees and collateral associated with the transaction.

The loss is calculated by using statistical models that consider the following three factors: “exposure at default”, “probability of default” and “loss given default”.

•	Exposure at default (EAD) is the amount of risk exposure at the date of default by the counterparty.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

In accordance with IFRS, the exposure at default used for this calculation is the current exposure, as reported in the balance sheet.

•	Probability of default (PD) is the probability of the counterparty failing to meet its principal and/or interest payment obligations. The probability of default is associated with the rating/scoring of each counterparty/transaction.

PD is measured using a time horizon of one year; i.e. it quantifies the probability of the counterparty defaulting in the coming year. The definition of default used includes past-dues by 90 days or more and cases in which there is no default but there are doubts as to the solvency of the counterparty (subjective doubtful assets).

•	Loss given default (LGD) is the loss arising in the event of default.

LGD calculation is based on the observation of the recoveries of defaulted loans, taking into account the guarantees/collateral associated with the transaction, the income and expenses associated with the recovery process, and also the timing thereof and the indirect costs arising from the recovery process.

This parameter does not considered downturn adjustments.

Our methodology for determining the loans allowance for incurred losses not specifically identified intends to identify the amount of incurred losses as of the balance sheet date of loans that have not yet been identified as impaired, but that we estimate based on our past history and specific facts that will manifest within a one year lead time period from the balance sheet date. The above demonstrates those loans were having problems as of the balance sheet date. That is, what we call inherent losses in the context of our internal models in which loan loss allowances are calculated.

The approach described above is used as a general rule. However, in certain cases, as a result of its particular characteristics, this approach is not applied and alternative approaches are used:

1. Low default portfolios

In certain portfolios (credit institutions or large corporations) the number of defaults observed is very small or zero. In these cases, the Bank opted to use the data contained in the credit derivative spreads to estimate the incurred loss discounted by the market and break it down into PD and LGD.

2. Top-down units

In the exceptional cases in which the Bank does not have sufficient data to construct a sufficiently robust credit risk measurement model, the incurred loss on the loan portfolios is estimated based on a top-down approximation in which the historically observed average cost of the loan portfolios is used as the best estimate of the incurred loss. As the credit models are developed and bottom-up measurements are obtained, the top-down measurements used for these units are gradually replaced.

  iii.  Debt or equity instruments classified as available for sale

The amount of the impairment losses on these instruments is the positive difference between their acquisition cost (net of any principal repayment or amortization in the case of debt instruments) and their fair value, less any impairment loss previously recognized in the consolidated income statement.

When there is objective evidence at the date of measurement of these instruments that the aforementioned differences are due to permanent impairment, they are no longer recognized in equity under “Valuation adjustments — Available-for-sale financial assets” and are reclassified, for the cumulative amount at that date, to the consolidated income statement.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

If all or part of the impairment losses are subsequently reversed, the reversed amount is recognized, in the case of debt instruments, in the consolidated income statement for the year in which the reversal occurred (or in equity “Valuation adjustments — Available-for-sale financial assets” in the case of equity instruments).

iv.	Equity instruments measured at cost

The impairment loss on equity instruments measured at cost is the difference between the carrying amount and the present value of the expected future cash flows discounted at the market rate of return for similar securities.

Impairment losses are recognized in the consolidated income statement for the period in which they arise as a direct reduction of the cost of the instrument. These losses can only be reversed subsequently if the related assets are sold.

h)	Repurchase agreements and reverse repurchase agreements

Purchases (sales) of financial assets under a non-optional resale (repurchase) agreement at a fixed price (“repos”) are recognized in the consolidated balance sheet as financing granted (received), based on the nature of the debtor (creditor), under “Balances with the Brazilian Central Bank”, “Loans and advances to credit institutions” or “Loans and advances to customers” (“Deposits from the Brazilian Central Bank”, “Deposits from credit institutions” or “Customer deposits”).

Differences between the purchase and sale prices are recognized as interest over the contract term.

i)	Non-current assets held for sale

“Non-current assets held for sale” includes the carrying amount of individual items or disposal groups or items forming part of a business unit earmarked for disposal (“Discontinued operations”), whose sale in their present condition is highly probable and is expected to occur within one year from the reporting date. Therefore, the carrying amount of these items -which can be of a financial nature or otherwise-will foreseeably be recovered through the proceeds from their disposal. Specifically, property or other non-current assets received by the consolidated entities as total or partial settlement of their debtors’ payment obligations to them are deemed to be non-current assets held for sale.

Non-current assets held for sale are generally measured at the lower of fair value less costs to sell and their carrying amount at the date of classification in this category. Non-current assets held for sale are not depreciated as long as they remain in this category.

Impairment losses on an asset or disposal group arising from a reduction in its carrying amount to its fair value (less costs to sell) are recognized under “Gains/ (losses) on non-current assets held for sale not classified as discontinued operations” in the consolidated income statement. The gains on a non-current asset held for sale resulting from subsequent increases in fair value (less costs to sell) increase its carrying amount and are recognized in the consolidated income statement up to an amount equal to the impairment losses previously recognized.

j)	Residual maturity periods and average interest rates

The analysis of the maturities of the balances of certain items in the consolidated balance sheets and the average interest rates at 2008 and 2007 year-end is provided in Note 41.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

k)	Tangible assets

“Tangible assets” includes the amount of buildings, land, furniture, vehicles, computer hardware and other fixtures owned by the consolidated entities, including tangible assets received by the Bank in full or partial satisfaction of financial assets representing receivables from third parties which are intended to be held for continuing use and tangible assets acquired under finance leases- are presented at acquisition cost, less the related accumulated depreciation and any impairment losses (net carrying amount higher than recoverable amount).

Depreciation is calculated, using the straight-line method, on the basis of the acquisition cost of the assets less their residual value. The land on which the buildings and other structures stand has an indefinite life and, therefore, is not depreciated.

The tangible asset depreciation charge is recognized in the consolidated income statement and is calculated basically using the following depreciation rates (based on the average years of estimated useful life of the various assets):

Annual Rate

Buildings for own use	4%
Furniture	10%
Fixtures	10%
Office and IT equipment	20%
Leasehold improvements	10% or up to contractual maturity

The consolidated entities assess at the reporting date whether there is any indication that an asset may be impaired (i.e. its carrying amount exceeds its recoverable amount). If this is the case, the carrying amount of the asset is reduced to its recoverable amount and future depreciation charges are adjusted in proportion to the revised carrying amount and to the new remaining useful life (if the useful life has to be re-estimated).

Similarly, if there is an indication of a recovery in the value of a tangible asset, the consolidated entities recognize the reversal of the impairment loss recognized in prior periods and adjust the future depreciation charges accordingly. In no circumstances may the reversal of an impairment loss on an asset raise its carrying amount above that which it would have if no impairment losses had been recognized in prior years.

The estimated useful lives of the items of property, plant and equipment for own use are reviewed at least at the end of the reporting period with a view to detecting significant changes therein. If changes are detected, the useful lives of the assets are adjusted by correcting the depreciation charge to be recognized in the consolidated income statement in future years on the basis of the new useful lives.

Upkeep and maintenance expenses relating to property, plant and equipment for own use are recognized as an expense in the period in which they are incurred.

l)	Accounting for leases

i.	Finance leases

Finance leases are leases that transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee.

When the consolidated entities act as the lessors of an asset, the sum of the present value of the lease payments receivable from the lessee plus the guaranteed residual value -which is generally the exercise price

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

of the purchase option of the lessee at the end of the lease term- is recognized as lending to third parties and is therefore included under “Loans and receivables” in the consolidated balance sheet.

ii.	Operating leases

In operating leases, ownership of the leased asset and substantially all the risks and rewards incidental thereto remain with the lessor.

When the consolidated entities act as the lessors, they present the acquisition cost of the leased assets under “Tangible assets” (see Note 12). The depreciation policy for these assets is consistent with that for similar items of property, plant and equipment for own use and income from operating leases is recognized on a straight-line basis under “Other operating income” in the consolidated income statement.

When the consolidated entities act as the lessees, the lease expenses, including any incentives granted by the lessor, are charged on a straight-line basis to “Other general administrative expenses” in their consolidated income statements.

  m)  Intangible assets

Intangible assets are identifiable non-monetary assets (separable from other assets) without physical substance which arise as a result of a legal transaction or which are developed internally by the consolidated entities. Only assets whose cost can be estimated reliably and from which the consolidated entities consider it probable that future economic benefits will be generated are recognized.

Intangible assets are recognized initially at acquisition or production cost and are subsequently measured at cost less any accumulated amortization and any accumulated impairment losses.

i.	Goodwill

An investment in an associate is accounted for using the equity method from the date on which it becomes an associate. On acquisition of the investment any difference between the cost of the investment and the investor’s share of the net fair value of the associate’s identifiable assets, liabilities and contingent liabilities is accounted for in accordance with IFRS 3, Business Combinations. Therefore:

•	goodwill relating to an associate is included in the carrying amount of the investment. However, amortisation of that goodwill is not permitted and is therefore not included in the determination of the investor’s share of the associate’s profits or losses.

•	any excess of the investor’s share of the net fair value of the associate’s identifiable assets, liabilities and contingent liabilities over the cost of the investment is excluded from the carrying amount of the investment and is instead included as income in the determination of the investor’s share of the associate’s profit or loss in the period in which the investment is acquired.

Goodwill — which is only recognized when it has been acquired for consideration — represents, therefore, a payment made by the acquirer in anticipation of future economic benefits from assets of the acquired entity that are not capable of being individually identified and separately recognized.

At the end of each reporting period goodwill is reviewed for impairment (i.e. a reduction in its recoverable amount to below its carrying amount) and any impairment is written down with a charge to “Impairment losses on other assets (net) — Goodwill and other intangible assets” in the consolidated income statement.

An impairment loss recognized for goodwill is not reversed in a subsequent period.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

ii.	Other intangible assets

“Other intangible assets” includes the amount of identifiable intangible assets (such as purchased customer lists and computer software).

Other intangible assets can have an indefinite useful life -when, based on an analysis of all the relevant factors, it is concluded that there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the consolidated entities- or a finite useful life, in all other cases.

Intangible assets with indefinite useful lives are not amortized, but rather at the end of each reporting period the consolidated entities review the remaining useful lives of the assets in order to determine whether they continue to be indefinite and, if this is not the case, to take the appropriate steps.

Intangible assets with finite useful lives are amortized over those useful lives using methods similar to those used to depreciate tangible assets.

The intangible asset amortization charge is recognized under “Depreciation and amortization” in the consolidated income statement.

In both cases the consolidated entities recognize any impairment loss on the carrying amount of these assets with a charge to “Impairment losses on goodwill and other intangible assets” in the consolidated income statement. The criteria used to recognize the impairment losses on these assets and, where applicable, the reversal of impairment losses recognized in prior years are similar to those used for tangible assets (see Note 2-k).

  Internally developed computer software

Internally developed computer software is recognized as an intangible asset if, among other requisites (basically the Bank’s ability to use or sell it), it can be identified and its ability to generate future economic benefits can be demonstrated.

Expenditure on research activities is recognized as an expense in the year in which it is incurred and cannot be subsequently capitalized.

n)	Other assets

This item includes the balance of all prepayments and accrued income (excluding accrued interest), the net amount of the difference between pension plan obligations and the value of the plan assets with a balance in the entity’s favor, when this net amount is to be reported in the consolidated balance sheet, and the amount of any other assets not included in other items.

o)	Other liabilities

“Other liabilities” includes the balance of all accrued expenses and deferred income, excluding accrued interest, and the amount of any other liabilities not included in other categories.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

p)	Provisions and contingent assets and liabilities

The directors of the consolidated entities, in preparing their respective financial statements, made a distinction between:

•	Provisions: credit balances covering present obligations at the balance sheet date arising from past events which could give rise to a loss for the consolidated entities, which is considered to be likely to occur and certain as to its nature but uncertain as to its amount and/or timing.

•	Contingent liabilities: possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more future events not wholly within the control of the consolidated entities. They include the present obligations of the consolidated entities when it is not probable that an outflow of resources embodying economic benefits will be required to settle them.

•	Contingent assets: possible assets that arise from past events and whose existence is conditional on, and will be confirmed only by, the occurrence or non-occurrence of events beyond the control of the Bank. Contingent assets are not recognized in the consolidated balance sheet or in the consolidated income statement, but rather are disclosed in the notes, provided that it is probable that these assets will give rise to an increase in resources embodying economic benefits.

The Bank’s consolidated financial statements include all the material provisions with respect to which it is considered that it is more likely than not that the obligation will have to be settled. In accordance with accounting standards, contingent liabilities must not be recognized in the consolidated financial statements, but must rather be disclosed in the notes.

Provisions, which are quantified on the basis of the best information available on the consequences of the event giving rise to them and are reviewed and adjusted at the end of each year, are used to cater for the specific obligations for which they were originally recognized. Provisions are fully or partially reversed when such obligations cease to exist or are reduced.

Provisions are classified according to the obligations covered as follows:

•	Provisions for pensions and similar obligations: includes the amount of all the provisions made to cover post-employment benefits, including obligations to early retirees and similar obligations.

•	Provisions for contingent liabilities, commitments and provisions for taxes and other legal contingencies and other provisions: include the amount of the provisions recognized to cover tax and legal contingencies and labor and civil litigation and the other provisions recognized by the consolidated entities.

q)	Equity-instrument-based employee remuneration

Equity instruments delivered to employees in consideration for their services, if the instruments are delivered once the specific period of service has ended, are recognized as an expense for services (with the corresponding increase in equity) as the services are rendered by employees during the service period. At the grant date the services received (and the related increase in equity) are measured at the fair value of the equity instruments granted. If the equity instruments granted are vested immediately, the Bank recognizes in full, at the grant date, the expense for the services received.

When the requirements stipulated in the remuneration agreement include external market conditions (such as equity instruments reaching a certain quoted price), the amount ultimately to be recognized in equity will depend on the other conditions being met by the employees (normally length of service requirements),

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

irrespective of whether the market conditions are satisfied. If the conditions of the agreement are met but the external market conditions are not satisfied, the amounts previously recognized in equity are not reversed, even if the employees do not exercise their right to receive the equity instruments.

r)	Recognition of income and expenses

The most significant criteria used by the Bank to recognize its income and expenses are summarized as follows:

i.	Interest income, interest expenses and similar items

Interest income, interest expenses and similar items are generally recognized on an accrual basis using the effective interest method. Dividends received from other companies are recognized as income when the consolidated entities’ right to receive them arises.

However, the recognition of accrued interest in the consolidated income statement is suspended for debt instruments individually classified as impaired and for the instruments for which impairment losses have been assessed collectively because they have payments more than two months past due. This interest is recognized as income, when collected, as a reversal of the related impairment losses.

ii.	Commissions, fees and similar items

Fee and commission income and expenses are recognized in the consolidated income statement using criteria that vary according to their nature. The main criteria are as follows:

•	Fee and commission income and expenses relating to financial assets and financial liabilities measured at fair value through profit or loss are recognized when paid.

•	Those arising from transactions or services that are performed over a period of time are recognized over the life of these transactions or services.

•	Those relating to services provided in a single act are recognized when the single act is carried out.

  iii.  Non-finance income and expenses

These are recognized for accounting purposes on an accrual basis.

  iv.  Deferred collections and payments

These are recognized for accounting purposes at the amount resulting from discounting the expected cash flows at market rates.

  v.  Loan arrangement fees

Loan arrangement fees, mainly loan origination and application fees, are accrued and recognized in income over the term of the loan. In the case of loan origination fees, the portion relating to the associated direct costs incurred in the loan arrangement is recognized immediately in the consolidated income statement.

s)	Financial guarantees

“Financial guarantees” are defined as contracts whereby an entity undertakes to make specific payments for a third party if the latter does not do so, irrespective of the various legal forms they may have, such as guarantees, irrevocable documentary credits issued or confirmed by the entity, etc.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The Bank initially recognizes the financial guarantees provided on the liability side of the consolidated balance sheet at fair value, which is generally the present value of the fees, commissions and similar interest receivable from these contracts over the term thereof, and simultaneously the Bank recognizes, on the asset side of the consolidated balance sheet, the amount of the fees, commissions and interest received at the start of the transactions and the amounts receivable at the present value of the fees, commissions and interest receivable.

Financial guarantees, regardless of the guarantor, instrumentation or other circumstances, are reviewed periodically so as to determine the credit risk to which they are exposed and, if appropriate, to consider whether a provision is required. The credit risk is determined by application of criteria similar to those established for quantifying impairment losses on debt instruments measured at amortized cost.

The provisions made for these transactions are recognized under “Provisions — Provisions for contingent liabilities and commitments” in the consolidated balance sheet (see Note 21).

If a specific provision is required for financial guarantees, the related unearned commissions recognized under “Financial liabilities at amortized cost — Other financial liabilities” in the consolidated balance sheet are reclassified to the appropriate provision.

t)	Assets under management and investment and pension funds managed by the Bank

Assets owned by third parties and managed by the consolidated entities are not presented on the face of the consolidated balance sheet. Management fees are included in “Fee and commission income” in the consolidated income statement. Note 41-b contains information on the third-party assets managed by the Bank.

The investment funds and pension funds managed by the consolidated entities are not presented on the face of the Bank’s consolidated balance sheet since the related assets are owned by third parties. The fees and commissions earned in the year for the services rendered by the Bank entities to these funds (asset management and custody services) are recognized under “Fee and commission income” in the consolidated income statement.

u)	Post-employment benefits

The bank has undertaken to supplement the public social security system benefits accruing to certain employees, and to their beneficiary right holders, for retirement, permanent disability or death, the benefits and indemnity payments payable, the contributions to employee welfare systems for early retirees and the post-employment welfare benefits.

The Bank’s post-employment obligations to its employees are deemed to be “defined contribution plans” when the Bank makes pre-determined contributions (recognized in “Personnel expenses” in the consolidated income statement) to a separate entity and will have no legal or effective obligation to make further contributions if the separate entity cannot pay the employee benefits relating to the service rendered in the current and prior periods. Post-employment obligations that do not meet the aforementioned conditions are classified as “defined benefit plans” (see Note 21).

  Defined contribution plans

The contributions made in this connection in each year are recognized under “Personnel expenses” in the consolidated income statement. The amounts not yet contributed at each year-end are recognized, at their present value, under “Provisions — Provisions for pensions and similar obligations” on the liability side of the consolidated balance sheet.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

  Defined benefit plans

The Bank recognizes under “Provisions — Provisions for pensions and similar obligations” on the liability side of the consolidated balance sheet (or under “Other assets” on the asset side, as appropriate) the present value of its defined benefit post-employment obligations, net of the fair value of the plan assets and of the net unrecognized cumulative actuarial gains and/or losses disclosed in the valuation of these obligations, which are deferred using a corridor approach, and net of the past service cost, which is deferred over time, as explained below.

“Plan assets” are defined as those that will be directly used to settle obligations and that meet the following conditions:

•	They are not owned by the consolidated entities, but by a legally separate third party that is not a party related to the Bank.

•	They can only be used to pay or finance post-employment benefits and cannot be returned to the consolidated entities unless the assets remaining in the plan are sufficient to meet all obligations of the plan and of the entity relating to current or former employee benefits, or to reimburse employee benefits already paid by the Bank.

“Actuarial gains and losses” are defined as those arising from differences between the previous actuarial assumptions and what has actually occurred and from the effects of changes in actuarial assumptions. The Bank uses, on a plan-by-plan basis, the corridor method and recognizes in the consolidated income statement the amount resulting from dividing by five the net amount of the cumulative actuarial gains and/or losses not recognized at the beginning of each year which exceeds 10% of the present value of the obligations or 10% of the fair value of the plan assets at the beginning of the year, whichever amount is higher.

The “past service cost” -which arises from changes to current post-employment benefits or from the introduction of new benefits- is recognized on a straight-line basis in the consolidated income statement over the period from the time the new commitments arise to the date on which the employee has an irrevocable right to receive the new benefits.

Post-employment benefits are recognized in the consolidated income statement as follows:

•	Current service cost -defined as the increase in the present value of the obligations resulting from employee service in the current period-, under “Personnel expenses”.

•	Interest cost -defined as the increase during the year in the present value of the obligations as a result of the passage of time-, under “Interest expense and similar charges”. When obligations are presented on the liability side of the consolidated balance sheet, net of the plan assets, the cost of the liabilities recognized in the income statement relates exclusively to the obligations recognized as liabilities.

•	The expected return on plan assets and the gains or losses on the value of the plan assets under “Interest and similar income”.

•	The actuarial gains and losses calculated using the corridor approach and the unrecognized past service cost, under “Provisions (net)” in the consolidated income statement.

v)	Other long-term employee benefits

“Other long-term employee benefits”, defined as obligations to early retirees -taken to be those who have ceased to render services at the entity but who, without being legally retired, continue to have economic rights vis-à-vis the entity until they acquire the legal status of retiree-, long-service bonuses, obligations for death of

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

spouse or disability before retirement that depend on the employee’s length of service at the entity and other similar items, are treated for accounting purposes, where applicable, as established above for defined benefit post-employment plans, except that all past service costs and actuarial gains and losses are recognized immediately (see Note 21).

w)	Termination benefits

Termination benefits are recognized when there is a detailed formal plan identifying the basic changes to be made, provided that implementation of the plan has begun, its main features have been publicly announced or objective facts concerning its implementation have been disclosed.

x)	Income taxes

Income tax is calculated at the rate of 15% plus a 10% surtax; social contribution tax is calculated at the rate of 15% (9% in 2007 and the period from January 1st to April 30, 2008) for financial institutions, and for non-financial companies the social contribution tax rate is 9%, after adjustments determined by tax legislation.

In accordance with the current regulation, the expected realization of the Bank’s tax credits, as shown in Note 23, is based on the projection of future income and a technical study.

The expense for corporation income tax is recognized in the consolidated income statement, except when it results from a transaction recognized directly in equity, in which case the tax effect is also recognized in equity.

The current income tax expense is calculated as the sum of the current tax resulting from application of the appropriate tax rate to the taxable profit for the year (net of any deductions allowable for tax purposes), and of the changes in deferred tax assets and liabilities recognized in the consolidated income statement.

Deferred tax assets and liabilities include temporary differences, which are identified as the amounts expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities and their related tax bases, and tax loss and tax credit carryforwards. These amounts are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled.

“Tax assets” includes the amount of all tax assets, which are broken down into “current” -amounts of tax to be recovered within the next twelve months- and “deferred” -amounts of tax to be recovered in future years, including those arising from unused tax losses or tax credits.

“Tax liabilities” includes the amount of all tax liabilities (except provisions for taxes), which are broken down into “current” -the amount payable in respect of the income tax on the taxable profit for the year and other taxes in the next twelve months- and “deferred” -the amount of income tax payable in future years.

Deferred tax liabilities are recognized in respect of taxable temporary differences associated with investments in subsidiaries, associates or joint ventures, except when the Bank is able to control the timing of the reversal of the temporary difference and, in addition, it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are only recognized for temporary differences to the extent that it is considered probable that the consolidated entities will have sufficient future taxable profits against which the deferred tax assets can be utilized, and the deferred tax assets do not arise from the initial recognition (except in a business combination) of other assets and liabilities in a transaction that affects neither taxable profit or accounting profit. Other deferred tax assets (tax loss and tax credit carryforwards) are only recognized if it is considered

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

probable that the consolidated entities will have sufficient future taxable profits against which they can be utilized.

Income and expenses recognized directly in equity are accounted for as temporary differences.

The deferred tax assets and liabilities recognized are reassessed at each balance sheet date in order to ascertain whether they still exist, and the appropriate adjustments are made on the basis of the findings of the analyses performed. PIS and COFINS taxes have been computed at a combined rate of 4.65% on certain gross revenues and expenses. Financial institutions may deduct financial expenses in determining the PIS/COFINS tax basis. PIS and COFINS are considered a profit-base component (net basis of certain revenues and expenses), therefore and accordingly to IAS 12 it is recorded as income taxes.

y)	Consolidated cash flow statements

The following terms are used in the consolidated cash flow statements with the meanings specified:

•	Cash flows: inflows and outflows of cash and cash equivalents, which are short-term, highly liquid investments that are subject to an insignificant risk of changes in value.

•	Operating activities: the principal revenue-producing activities of credit institutions and other activities that are not investing or financing activities.

•	Investing activities: the acquisition and disposal of long-term assets and other investments not included in cash and cash equivalents.

•	Financing activities: activities that result in changes in the size and composition of the equity and liabilities that are not operating activities.

In preparing the consolidated cash flow statement, short-term highly liquid investments that are subject to an insignificant risk of changes in value were classified as “Cash and cash equivalents”. Accordingly, the Bank classifies as cash and cash equivalents the balances recognized under “Cash and balances with the Brazilian Central Bank” in the consolidated balance sheet.

z)	Consolidated statement of changes in equity

The consolidated statement of changes in equity presented in these consolidated financial statements shows the total changes in consolidated equity in the year. This information is in turn presented in two statements: the consolidated statement of recognized income and expense and the consolidated statement of changes in total equity. The main characteristics of the information contained in the two parts of the statement are explained below:

  Consolidated statement of recognized income and expense

This part of the consolidated statement of changes in equity presents the income and expenses generated by the Bank as a result of its business activity in the year, and a distinction is made between the income and expenses recognized in the consolidated income statement for the year and the other income and expenses recognized directly in consolidated equity.

Accordingly, this statement presents:

a) Consolidated profit for the year.

b) The net amount of the income and expenses recognized temporarily in consolidated equity under “Valuation Adjustments”.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

c) The net amount of the income and expenses recognized definitively in consolidated equity.

d) The income tax incurred by the items indicated in b) and c) above, except for the valuation adjustments arising from investments in associates or jointly controlled entities accounted for using the equity method, which are presented net.

e) Total consolidated recognized income and expense, calculated as the sum of the items in a) to d) above, presenting separately the amount attributable to the Parent and the amount relating to minority interests.

The amount of the income and expenses relating to entities accounted for using the equity method recognized directly in equity is presented in this statement, irrespective of its nature, under “Entities accounted for using the equity method”.

Statement of changes in total equity

This part of the statement of changes in equity presents all the changes in equity, including those arising from changes in accounting policies and from the correction of errors. Accordingly, this statement presents a reconciliation of the carrying amount at the beginning and end of the year of all the consolidated equity items, and any changes are grouped together on the basis of their nature into the following items:

a) Adjustments due to changes in accounting policy and adjustments made to correct errors: include the changes in consolidated equity arising as a result of the retrospective restatement of the balances in the consolidated financial statements due to changes in accounting policy or to the correction of errors.

b) Income and expense recognized in the year: includes, in aggregate form, the total of the aforementioned items recognized in the consolidated statement of recognized income and expense.

c) Other changes in equity: includes the remaining items recognized in equity, distribution of profit, transactions involving own equity instruments, transfers between equity items and any other increases or decreases in consolidated equity.

3.  Contribution of Banco Real

On July 24, 2008, Banco Santander Spain acquired the majority control of ABN AMRO Real Group in Brazil. On August 29, 2008, as further discussed on Note 26, an Extraordinary Stockholders’ Meeting approved an increase in Banco Santander’s total capital, related to the merger of shares of Banco Real and AAB Dois Par held by Banco Santander Spain. Additionally, the Bank, in a share exchange transaction, exchanged all of the remaining shares of Banco Real and AAB Dois Par held by minority holders for shares of the Bank. As a result of the contribution: (a) Banco Real and AAB Dois Par were converted into wholly-owned subsidiaries of Banco Santander, according to article 252 of Law No. 6404/76; (b) Banco Santander’s capital was increased based on the fair value of the shares of Banco Real and AAB Dois Par from R$9,131,448 thousand to R$47,152,201 thousand and an additional R$900.000 thousand of reserves, and (c) shares were issued by Banco Santander and delivered to the respective stockholders of Banco Real and AAB Dois Par.

This operation simplifies the equity structure of the companies of the Santander in Brazil and enabled the stockholders of Banco Real to become stockholders of a publicly traded company and have access to the current dividend policy of the Bank. This new structure also allows for a reduction of administrative costs, especially those related to legal and regulatory requirements.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The contribution of Real to the Bank was approved by the Brazilian Central Bank (“Bacen”) in January, 2009.

The following purchase price allocation, accounted for in accordance with IFRS 3, “Business Combinations,” reflects the purchase accounting adjustments determined on the date that Santander Spain acquired control of Banco Real since on that date Banco Real came under common control with the Bank. This allocation is being presented on a provisional basis, as further explained below:

As allowed by IFRS 3, if the initial accounting for a business combination can be determined only provisionally by the end of the period in which the combination is effected because either the fair values to be assigned to the acquiree’s identifiable assets, liabilities or contingent liabilities or the cost of the combination can be determined only provisionally, the acquirer shall account for the combination using those provisional values. The acquirer shall recognize any adjustments to those provisional values as a result of completing the initial accounting within twelve months of the date of the business combination. Note 13 provides additional information regarding the goodwill generated from this transaction.

The incorporation of Banco Real and AAB Dois Par into the Bank resulted in an increase in the Bank’s market share and distribution capacity and diversified the Bank’s portfolio, resulting in a stronger capital and liquidity position.

If the acquisition had been completed on January 1, 2008, the Bank’s net interest income for the year ended December 31, 2008 would have been R$19,292 million (unaudited) and profit would have been R$3,219 million (unaudited).

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
	Book Value	Fair Value(3)	Adjustment

Net assets acquired
Assets	132,301,795	130,930,255	(1,371,540)
Of which
Cash and balances with central banks	12,147,982	12,147,982	—
Debt instruments	21,758,968	21,728,385	(30,583)
Loans and advances to customers	69,669,710	68,039,392	(1,630,318)
Tangible assets	1,072,896	1,344,375	271,479
Liabilities	(119,436,124)	(120,701,971)	(1,265,847)
Of which
Deposits from credit institutions	(20,946,768)	(20,932,165)	14,603
Customer deposits	(75,372,552)	(75,419,151)	(46,599)
Subordinated liabilities	(3,440,670)	(3,491,143)	(50,473)
Other financial liabilities	(5,974,858)	(5,852,833)	122,025
Provisions	(3,536,049)	(4,843,939)	(1,307,890)

Net assets acquired	12,865,671	10,228,284	(2,637,387)
Intangible assets(1)		1,229,716

Fair value of the assets		11,458,000
Total consideration(2)		38,946,426
Satisfied by
Shares		38,920,753
Cash		25,673

Goodwill		27,488,426

(1)	Amount relates to customer list with an estimated useful life of 10 years

(2)	Total consideration is based on amounts paid by the Santander Group for the acquisition of Banco Real

(3)	The fair values of the assets and liabilities acquired were determined based on an evaluation performed on August 29, 2008 (the acquisition date) Such assets and liabilities were measured based on appraisals for the tangible assets, consideration of advice provided by legal counsel for contingent liabilities (in Provisions), and discounted cash flow analysis for all other assets and liabilities, taking in consideration the expected future economic benefits of the intangible assets

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

4.	Cash and balances with the Brazilian Central Bank

	Thousands of Reais
	2008	2007

Cash and cash equivalents of which	16,750,870	16,286,137
Cash	3,218,899	1,455,533
Money market investments(1)	13,531,971	14,830,604
Central bank compulsory deposits(2)	6,949,630	5,990,804

	23,700,500	22,276,941

(1)	Federal funds sold and securities purchased under agreements to resell, which are short-term and present insignificant risk of changes in value

(2)	Central bank compulsory deposits relate to a minimum balance financial institutions are required to maintain with the Brazilian Central Bank based on a percentage of deposits received from third parties

5.	Loans and advances to credit institutions

The breakdown, by classification, type and currency, of the balances of “Loans and advances to credit institutions” in the consolidated balance sheets is as follows:

	Thousands of Reais
	2008	2007

Classification:
Other financial assets at fair value through profit or loss	4,046,898	1,452,467
Loans and receivables	29,691,635	5,831,178

	33,738,533	7,283,645

Type:
Time deposits	10,702,723	1,860,654
Reverse repurchase agreements	4,582,903	738,871
Other accounts(1)	18,452,907	4,684,120

	33,738,533	7,283,645

Currency:
Brazilian Real	22,661,621	5,694,850
US dollar	10,764,513	1,558,667
Euro	228,710	1,858
Pound sterling	13,252	5,113
Other currencies	70,861	23,157
Impairment losses	(424)	—

	33,738,533	7,283,645

(1)	includes, primarily, foreign currency investments and escrow deposits.

Note 41-d contains a detail of the residual maturity periods of loans and receivables and of the related average interest rates.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

6.	Debt instruments

The breakdown, by classification, type and currency, of the balances of “Debt instruments” is as follows:

	Thousands of Reais
	2008	2007

Classification:
Financial assets held for trading	10,011,999	8,535,261
Other financial assets at fair value through profit or loss	93,274	195,339
Available-for-sale financial assets	29,491,191	6,684,760

	39,596,464	15,415,360

Type:
Brazilian government securities	37,492,944	14,338,140
Other debt securities	2,132,409	1,091,602
Impairment losses	(28,889)	(14,382)

	39,596,464	15,415,360

Currency:
Brazilian Real	38,965,760	15,319,552
US dollar	659,593	110,190
Impairment losses	(28,889)	(14,382)

	39,596,464	15,415,360

At December 31, 2008, debt securities totaling R$3,916,554 thousand had been assigned to repurchase agreements, R$17,970,817 thousand to compulsory deposits in Central Bank, R$7,953,041 thousand to guarantee BM&FBovespa derivative transactions and R$1,370,738 thousand to escrow deposits and other guarantee.

Note 41-d contains a detail of the residual maturity periods of available-for-sale financial assets and of loans and receivables and of the related average interest rates.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

7.	Other equity instruments

a)	Breakdown

The breakdown, by classification and type, of the balances of “Other equity instruments” is as follows:

	Thousands of Reais
	2008	2007

Classification:
Financial assets held for trading	678,993	340,267
Available-for-sale financial assets	1,244,490	2,618,697

	1,923,483	2,958,964

Type:
Shares of Brazilian companies	1,200,305	2,870,319
Shares of foreign companies	127,700	4,789
Investment fund units and shares	595,478	83,856

	1,923,483	2,958,964

b)	Changes

The changes in the balance of “Other equity instruments — Available-for-sale financial assets” were as follows:

	Thousands of Reais
	2008	2007

Balance at beginning of year	2,618,697	3,046,774
Changes in the scope of consolidation (Note 3)	79,770	—
Net additions/disposals	(284,934)	(384,695)
Of which
Companhia Energética De Sao Paulo — CESP	(373,670)	(156,503)
Fundos De Investimento Em Direitos Creditórios — FIDC	(85,246)	(202,403)
Wtorre Empreendimentos Imobiliários S.A.	299,091	—
Valuation adjustments	(1,169,043)	(43,382)

Balance at end of year	1,244,490	2,618,697

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

8.	Trading derivatives (assets and liabilities) and Short positions

a)	Trading derivatives

The detail, by type of inherent risk, of the fair value of the trading derivatives arranged by the Bank is as follows (see Note 41-a):

	Thousands of Reais
	2008		2007
	Debit	Credit	Debit	Credit
	Balance	Balance	Balance	Balance

Interest rate risk	5,145,948	8,197,517	2,706,053	2,497,246
Foreign currency risk	4,111,758	2,973,718	158,057	1,960,491
Price risk	36,449	26,368	552,800	105,773
Other risks	853	(335)	63	621

	9,295,008	11,197,268	3,416,973	4,564,131

b)	Short positions

All of the banks short positions for 2008 and 2007 related to Equity instruments from borrowed securities.

9.	Loans and advances to customers

a)	Breakdown

The breakdown, by classification, of the balances of “Loans and advances to customers” in the consolidated balance sheets is as follows:

	Thousands of Reais
	2008	2007

Other financial assets at fair value through profit or loss	1,434,789	—
Loans and receivables	133,033,471	49,203,082
Of which
Loans and receivables at amortized cost	141,214,627	51,452,514
Impairment losses	(8,181,156)	(2,249,432)

Loans and advances to customers, net	134,468,260	49,203,082

Loans and advances to customers, gross	142,649,416	51,452,514

Note 41-d contains a detail of the residual maturity periods of loans and receivables and of the related average interest rates.

There are no loans and advances to customers for material amounts without fixed maturity dates.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

b)	Detail

Following is a detail, by loan type and status, borrower sector and interest rate formula, of the loans and advances to customers, which reflect the Bank’s exposure to credit risk in its core business, gross of impairment losses:

	Thousands of Reais
	2008	2007

Loan type and status:
Commercial credit	629,177	348,673
Secured loans	29,518,688	15,419,099
Reverse repurchase agreements	5,111	6,360,562
Other term loans	83,328,780	24,722,067
Finance leases	11,836,050	392,327
Others	9,601,146	2,116,999
Impaired assets	7,730,464	2,092,787

	142,649,416	51,452,514

Loan type of customer:
Commercial, financial and industrial	76,406,755	32,879,191
Real estate-construction	2,469,227	301,163
Real estate-mortgage	4,472,602	1,692,174
Installment loans to individuals	46,856,869	16,177,780
Lease financing	12,443,963	402,206

	142,649,416	51,452,514

Borrower sector:
Public sector — Brazil	159,891	45,630
Households	4,467,550	1,692,174
Private person	55,696,919	16,694,486
Manufacturing	32,980,048	10,949,547
Services	27,626,311	14,906,037
Other sectors	21,718,697	7,164,640

	142,649,416	51,452,514

Interest rate formula:
Fixed interest rate	79,074,052	37,851,727
Floating rate	63,575,364	13,600,787

	142,649,416	51,452,514

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

c)	Impairment losses

The changes in the allowances for the impairment losses on the balances of “Loans and receivables — Loans and advances to customers” were as follows:

	Thousands of Reais
	2008	2007

Balance at beginning of year	2,249,432	2,170,380
Impairment losses charged to income for the year	4,533,301	2,473,689
Of which
Commercial, financial and industrial	1,451,583	260,532
Real estate-mortgage	25,939	6,175
Installment loans to individuals	2,951,494	2,179,544
Lease finance	104,285	27,438
Inclusion of entities in the Bank in the year (Note 3)	4,717,191	—
Of which
Commercial, financial and industrial	1,987,596	—
Real estate-mortgage	48,301	—
Installment loans to individuals	2,609,890	—
Lease finance	71,404	—
Write-off of impaired balances against recorded impairment allowance	(3,318,768)	(2,394,637)
Of which
Commercial, financial and industrial	(738,611)	(309,529)
Real estate-mortgage	(13,279)	(7,175)
Installment loans to individuals	(2,513,112)	(2,027,492)
Lease finance	(53,766)	(50,441)

Balance at end of year	8,181,156	2,249,432

Previously written-off assets recovered in 2008 and 2007 amounted to R$430,656 thousand and R$293,846 thousand, respectively. Taking into account these amounts and those recognized in “Impairment losses charged to income for the year” in the foregoing table, impairment losses on “Loans and receivables” amounted to R$4,102,645 thousand in 2008 and R$2,179,843 thousand in 2007.

d)	Impaired assets

The detail of the changes in the balance of the financial assets classified as “Loans and receivables — loans and advances to customers” and considered to be impaired due to credit risk is as follows:

	Thousands of Reais
	2008	2007

Balance at beginning of year	2,092,787	2,009,508
Net additions	5,035,515	2,477,916
Written-off assets	(3,318,768)	(2,394,637)
Increase in scope of consolidation (Note 3)	3,920,930	—

Balance at end of year	7,730,464	2,092,787

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

This amount, after deducting the related allowances, represents the Bank’s best estimate of the fair value of the impaired assets.

Following is a detail of the financial assets classified as loans and receivables and considered to be impaired due to credit risk at December 31, 2008, classified by age of the oldest past-due amount:

	Thousands of Reais
	With no Past-Due
	Balances or Less	With Balances Past Due by
	than 3 Months	3 to 6	6 to 12	12 to 18	18 to 24	More than 24
	Past Due	Months	Months	Months	Months	Months	Total

Total December 31, 2008	2,214,111	2,259,350	3,048,197	182,799	8,515	17,492	7,730,464

Total December 31, 2007	615,509	675,782	705,215	65,077	14,615	16,589	2,092,787

10.	Non-current assets held for sale

At December 31, 2008 and December 31, 2007, the total amount of non-current assets held for sale related to foreclosed assets.

Tangibles assets received in payment and in lieu of those that were disabled, whether intended for sale up to one year through the completion of auctions.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

11.	Investments in associates

a)	Breakdown

The breakdown, by company, of the balance of “Investments in associates” (see Note 2-b) is as follows:

			Thousands of Reais
	Participation %		Investments		Results of Investments
	2008	2007	2008	2007	2008	2007

Norchem Holding e Negócios S.A.	21.75%	21.75%	21,186	19,287	1,899	2,950
Norchem Participações e Consultoria S.A.	50.00%	50.00%	27,621	24,575	3,046	3,916
Companhia de Crédito, Financiamento e Investimento Renault do Brasil	39.59%	—	82,087	—	2,639	—
Companhia de Arrendamento Mercantil Renault do Brasil	39.88%	—	179,072	—	4,548	—
Celta Holding S.A.	25.99%	—	61,468	—	30,676	—
Real Tókio Marine Vida e Previdência S.A.	49.99%	—	86,980	—	14,338	—
Diamond Finance Promotora de Vendas	25.50%	—	787	—	564	—
Fonet Brasil S.A.(3)	50.99%	—	7,644	—	(539)	—
Companhia Brasileira de Meios de Pagamentos — Visanet(2)	14.87%	—	104,409	—	50,726	—
Cibrasec — Companhia Brasileira de Securitização(2)	13.64%	—	9,933	10,339	(49)	(785)
Tecban — Tecnologia Bancária S.A.	20.68%	—	32,044	364	271	(197)
Companhia Brasileira de Soluções e Serviços — CBSS(2)	15.32%	—	20,364	—	3,892	—
Interchange Serviços S.A.(1)	—	—	—	—	319	—

Total			633,595	54,565	112,330	5,884

(1)	Changes in the scope of consolidation (Note 3) and subsequently sold during 2008

(2)	Although the participations were less than 20%, the bank presumed significant influence on such participations, which was evidenced due to the bank’s representation on the board of directors of investees, participation in policy-making process, including participation in decisions about dividends and material transactions between the bank and the investees

(3)	Although the Bank possesses a minimum of 50% on each of these companies, they are not consolidated, as the Bank does not have control of such entities, either through veto rights or other shareholders’ agreement items

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

b)	Changes

The changes in the balance of this item were as follows:

	Thousands of Reais
	2008	2007

Balance at beginning of year	54,565	48,681
Changes in the scope of consolidation (Note 3)	517,143	—
Disposals and capital reductions	(3,098)	—
Effect of equity accounting	112,330	5,884
Dividends paid	(46,384)	—
Other	(961)	—

Balance at end of year	633,595	54,565

c)	Impairment losses

No impairment was accounted with respect to investments in associates in 2008 or 2007.

d)	Other disclosures

Following is a summary of the financial information on the associates (obtained from the information available at the reporting date). Note that none of the associates had a fiscal year different from the Bank.

	Thousands of Reais
	2008	2007

Total assets	16,354,230	362,260
Total liabilities	14,099,847	226,244
Total revenues	5,883,440	25,169

Total profit	1,613,115	21,396

12.	Tangible assets

Tangible assets of the Bank relate to property, plant and equipment for own use. The Bank does not have tangible assets held as investment property nor leased out under operating leases. The Bank is also not a part of any capital lease contracts as of and during fiscal years ended December 31, 2008 and 2007.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The detail, by class of asset, of the tangible assets in the consolidated balance sheets is as follows:

	Thousands of Reais
		Accumulated	Impairment	Net
	Cost	Depreciation	Losses	Balance

Land and buildings	312,660	(178,720)	(92,427)	41,513
IT equipment and fixtures	881,677	(613,900)	—	267,777
Furniture and vehicles	1,345,194	(543,514)	—	801,680
Construction in progress and other items	—	—	—	—

Balances at December 31, 2007	2,539,531	(1,336,134)	(92,427)	1,110,970

Land and buildings	1,961,109	(184,664)	(90,619)	1,685,826
IT equipment and fixtures	1,129,380	(624,970)	—	504,410
Furniture and vehicles	2,275,198	(662,038)	—	1,613,160
Construction in progress and other items	25,678	—	—	25,678

Balances at December 31, 2008	5,391,365	(1,471,672)	(90,619)	3,829,074

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Changes

The changes in “Tangible assets” in the consolidated balance sheets were as follows:

	Thousands of Reais
	2008	2007

Cost:
Balances at beginning of the year	2,539,531	2,285,502
Additions/Reductions (net) due to change in the scope of consolidation (note 3)	1,344,375	—
Additions/Disposals (net)	1,509,306	267,816
Transfers and other changes	(1,918)	(13,746)
Exchange differences (net)	71	(41)

Balances at end of the year	5,391,365	2,539,531

Accumulated depreciation:
Balances at beginning of the year	(1,336,134)	(1,202,870)
Disposals	149,204	95,912
Transfers and other changes	17,041	8,495
Charge for the year	(301,731)	(237,695)
Exchange differences and other items	(52)	24

Balances at end of the year	(1,471,672)	(1,336,134)

Impairment losses:
Balances at beginning of the year	(92,427)	(23,735)
Impairment charge for the year	(28,129)	(70,876)
Transfers and other changes	29,937	2,184

Balances at end of the year	(90,619)	(92,427)

Tangible assets, net:	3,829,074	1,110,970

The depreciation expenses has been included in the line item “Depreciation and Amortisation” in the income statement.

13.	Intangible assets — Goodwill

All of the Bank’s goodwill relates to the contribution of Banco Real and AAB Dois Par to the Bank, as discussed in Note 3. The allocation of such goodwill is expected to be completed by the end of the first annual period beginning after the date that the Bank acquired control of these entities.

Goodwill is tested for impairment annually. For the current year, due to the recent incorporation of the before mentioned subsidiaries into the group and the results of the related market value calculation and purchase price allocation valuation recently performed, the Bank did not detect, and therefore, did not recognized any impairment losses.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

14.	Intangible assets — Other intangible assets

The breakdown of the balance of “Other intangible assets” is as follows:

	Estimated	Thousands of Reais
	Useful Life	2008	2007

With finite useful life:
IT developments	3 years	1,122,446	1,074,710
Customer relationship	(1)	3,701,604	1,670,125
Other assets	up to 5 years	11,594	9,856
Accumulated amortization		(1,177,222)	(765,574)
Impairment losses		(151,561)	(189,935)

		3,506,861	1,799,182

(1)	Includes Banco Real retail, middle market clients and core deposits customer relationship and exclusivity contracts for provision of banking services (accrued payments related to the commercial partnership contracts with the private and public sectors to secure exclusivity for banking services of payroll credit processing and payroll loans, maintenance of collection portfolio, supplier payment services and other banking services) Banco Real’s customer relationship is amortized in 10 years and exclusivity contracts for provision of banking services are amortized over the term of the respective agreements.

The changes in “Other intangible assets” were as follows:

	Thousands of Reais
	2008	2007

Balance at beginning of year	1,799,182	1,136,083
Change in the scope of consolidation (Note 3)	1,610,007	—
Additions/Disposals (net)	688,357	1,243,172
Amortization	(544,274)	(342,051)
Impairment losses	(52,002)	(227,533)
Exchange differences and other changes (net)	5,591	(10,489)

Balance at end of year	3,506,861	1,799,182

The amortization expenses has been included in the line item “Depreciation and Amortization” in the income statement.

15.	Other assets

The breakdown of the balance of “Other assets” is as follows:

	Thousands of Reais
	2008	2007

Transactions in transit	3,873	987
Prepayments and accrued income	1,186,188	164,955
Other receivables	1,680,543	378,406

	2,870,604	544,348

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

16.	Deposits from the Brazilian Central Bank and Deposits from credit institutions

The breakdown, by classification, counterparty, type and currency, of the balances of these items is as follows:

	Thousands of Reais
	2008	2007

Classification:
Other financial liabilities at fair value through profit or loss	307,376	627,105
Financial liabilities at amortized cost	26,510,219	18,217,012
Of which
Deposits from the Brazilian Central Bank	184,583	—
Deposits from credit institutions	26,325,636	18,217,012

	26,817,595	18,844,117

Type:
Demand deposits	65,585	60,983
Time deposits	26,720,554	11,949,139
Repurchase agreements	31,456	6,833,995

	26,817,595	18,844,117

Currency:
Reais	9,711,892	10,765,039
Euro	979,026	186,937
US dollar	12,957,208	5,335,890
Other currencies	3,169,469	2,556,251

	26,817,595	18,844,117

Note 41-d contains a detail of the residual maturity periods of financial liabilities at amortized cost and of the related average interest rates.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

17.	Customer deposits

The breakdown, by classification, geographical area and type, of the balance of “Customer deposits” is as follows:

	Thousands of Reais
	2008	2007

Classification:
Other financial liabilities at fair value through profit or loss	—	63,180
Financial liabilities at amortized cost	155,494,839	55,147,278

	155,494,839	55,210,458

Type:
Demand deposits
Current accounts	15,297,660	6,587,725
Savings accounts	20,642,679	6,288,137
Other demand deposits	—	25,736
Time deposits
Fixed-term deposits	52,464,992	1,364,674
Discount deposits	36,415,030	24,663,342
Repurchase agreements	30,674,478	16,280,844

	155,494,839	55,210,458

Note 41-d contains a detail of the residual maturity periods of financial liabilities at amortized cost and of the related average interest rates.

18.	Marketable debt securities

The breakdown, by classification and type, of the balance of “Marketable debt securities” is as follows:

	Thousands of Reais
	2008	2007

Classification:
Financial liabilities at amortized cost	12,085,655	2,805,417

	12,085,655	2,805,417

Type:
Bonds outstanding	5,342,334	2,132,919
Notes and other securities	6,743,321	672,498

Total	12,085,655	2,805,417

Of which
Securitization notes (MT100)(1)	1,816,289	644,160
Agribusiness credit notes — LCA	2,016,367	244,855
Real estate credit notes — LCI	4,496,764	427,643

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

(1)	It includes the series 2004-1 in the amount of US$277 million (2007- US$360 million), with charges equivalent to 55% p a, payable semiannually until September 2011, the series 2008-1 in the amount of US$190 million, with charges equivalent to 62% p a , payable semiannually, with the principal payable in 10 installments between September 2010 to September 2015 and the series 2008-2 in the amount of US$300 million, with charges equivalent to Libor (6 months) + 0 80 p a , payable semiannually, with the principal payable in 10 installments between March 2010 to September 2014 related to Payable for sale of right to receipt of future flow of payment orders receivable from foreign correspondent banks

At December 31, 2008 and 2007, none of these issues was convertible into Bank shares or granted privileges or rights which, in certain circumstances, make them convertible into shares.

Note 41-d contains a detail of the residual maturity periods of financial liabilities at amortized cost and of the related average interest rates in each year.

The breakdown, by currency of issue, of the balance of this account is as follows:

			Average Interest
			Rate (%)
	Thousands of Reais		December 31,
Currency of Issue	2008	2007	2008

Reais	9,630,331	1,967,146	10.19%
US dollar	2,455,324	838,271	4.23%

Balance at end of year	12,085,655	2,805,417	8.98%

The changes in “Marketable debt securities” were as follows:

	Thousands of Reais
	2008	2007

Balance at beginning of year	2,805,417	2,297,987
Acquired companies	4,077,492	—
Issues	12,148,373	2,370,030
Foreign exchange	356,261	(204,734)
Redemption	(8,378,657)	(1,918,130)
Interest	548,834	276,493
Other	527,935	(16,229)

Balance at end of year	12,085,655	2,805,417

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

19.	Subordinated liabilities

The detail of the balance of “Subordinated liabilities” is as follows:

						Thousands of Reais
						2008	2007
	Issuance	Maturity	Amount		Interest Rate	Total	Total

Perpetual Bonds(1)	September-05	Indefinite	US$	500 million	8.70%	1,163,487	878,389
Floating Rate Notes	November-99	November-09	US$	170 million	Libor + 4.50%	94,704	—
Floating Rate Notes	November-99	November-09	US$	30 million	Libor + 4.50%	16,687	—
Subordinated Certificates of Deposit(2)	June-06	July-16	R$	1,500 million	105.00% CDI	2,050,292	1,813,986
Subordinated Certificates of Deposit(2)	April-08	April-13	R$	555 million	100.00% CDI + 1.00%	612,183	—
Subordinated Certificates of Deposit(2)	July-07	July-14	R$	885 million	104.50% CDI	1,046,778	—
Subordinated Certificates of Deposit(2)	April-08	April-13	R$	600 million	100.00% CDI + 1.25%	659,220	—
Subordinated Certificates of Deposit(2)	November-08	November-14	R$	100 million	120.50% CDI	102,184	—
Subordinated Certificates of Deposit(2)	October-06	September-16	R$	850 million	104.50% CDI	1,111,313	983,802
Subordinated Certificates of Deposit(2)	July-06 to October-06	July-16	R$	447 million	104.50% CDI	603,266	534,047
Subordinated Certificates of Deposit(2)	January-07	January-13	R$	300 million	104.00% CDI	378,974	—
Subordinated Certificates of Deposit(2)	August-07	August-13	R$	300 million	100.00% CDI + 0.43%	353,546	—
Subordinated Certificates of Deposit(2)	January-07	January-14	R$	250 million	104.50% CDI	316,086	—
Subordinated Certificates of Deposit(2)	May-08 to June-08	May-13 to May-18	R$	283 million	CDI(3)	305,087	—
Subordinated Certificates of Deposit(2)	May-08 to June-08	May-13 to May-18	R$	268 million	IPCA(4)	288,447	—
Subordinated Certificates of Deposit(2)	February-08	February-13	R$	85 million	IPCA + 7.88%	95,175	—

Total						9,197,429	4,210,224

(1)	Perpetual bonds issued by the Grand Cayman branch with quarterly interest payments These bonds do not have a maturity date or mandatory redemption, although they may, at the discretion of the Bank and with prior authorization by the Brazilian Central Bank, be redeemed in full in December 2010 or on any subsequent interest payment date

(2)	Subordinated certificates of deposits issued by the Bank with yield paid at the end of the term together with the principal

(3)	Indexed to 109% and 112% of the CDI or CDI plus interest of 116% p a to 1 53% p a

(4)	Indexed to the IPCA (extended consumer price index) plus interest of 8 28% p a to 8 65% p a

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The detail, by currency of issue, of the balance of “Subordinated liabilities” is as follows:

			December 31,
	Thousands of Reais		2008
			Average Interest
Currency of Issue	2008	2007	Rate (%)

Reais	7,922,551	3,331,835	14.90%
US dollar	1,274,878	878,389	8.64%

Balance at end of year	9,197,429	4,210,224	13.77%

Note 41-d contains a detail of the residual maturity periods of subordinated liabilities at each year-end and of the related average interest rates in each year.

20.	Other financial liabilities

The breakdown of the balances of these items is as follows:

	Thousands of Reais
	2008	2007

Credit card obligations	4,898,336	1,565,454
Unsettled financial transactions	3,107,531	755,746
Dividends payable	1,449,922	1,470,150
Tax collection accounts — Tax payables	838,893	221,331
Other financial liabilities	390,490	388,301

	10,685,172	4,400,982

Note 41-d contains a detail of the residual maturity periods of other financial assets and liabilities at each year-end.

21.	Provisions

a)	Breakdown

The breakdown of the balance of “Provisions” is as follows:

	Thousands of Reais
	2008	2007

Provisions for pensions and similar obligations	1,078,916	777,639
Provisions for commitments and other provisions(1)	7,836,329	4,038,682

Provisions	8,915,245	4,816,321

(1)	Includes mainly provisions for taxes and others legal, civil and labor contingencies

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

b)	Changes

The changes in “Provisions” were as follows:

	Thousands of Reais
	2008			2007
		Provisions for			Provisions for
		Commitments			Commitments
		and Other			and Other
	Pensions	Provisions(1)	Total	Pensions	Provisions(1)	Total

Balances at beginning of year	777,639	4,038,682	4,816,321	4,393,317	3,826,371	8,219,688
Net inclusion of entities in the Bank	273,423	4,570,516	4,843,939	—	—	—
Additions charged to income:
Interest expense and similar charges (Note 30)	91,437	—	91,437	112,619	—	112,619
Personnel Expenses (Note 37)	45,060	—	45,060	38,477	—	38,477
Additions to provisions	18,359	1,211,958	1,230,317	16,731	1,179,681	1,196,412
Payments to pensioners and early retirees with a charge to internal provisions	(33,054)	—	(33,054)	(28,787)	—	(28,787)
Payments to external funds(2)	(93,948)	—	(93,948)	(3,754,718)	—	(3,754,718)
Amount used	—	(2,142,761)	(2,142,761)	—	(861,323)	(861,323)
Transfers, exchange differences and other changes	—	157,934	157,934	—	(106,047)	(106,047)

Balances at end of year	1,078,916	7,836,329	8,915,245	777,639	4,038,682	4,816,321

(1)	Includes, primarily, legal obligations, tax and social security, labor and civil contingencies

(2)	According to the Employee Basic Rules and Union Agreement (ACT 2004/2006), the Bank had labor obligations related to the retirement and pension benefits applicable to the employees hired until May 22, 1975 On January 12, 2007, the payment of these benefits was assumed by Banesprev (independent private pension entity) under a new pension fund plan (Plano V), specially created for this purpose, according to regulator approval (Portaria SPC 879, 2007), as a consequence, the Bank transfer to Banesprev assets equivalent to R$3,598,816 thousand (cash R$120,000 thousand and securities R$3,478,816 thousand) and assumed an obligation with Banesprev of R$336,661 thousand with have been paid in 250 months

c)	Provisions for pensions and similar obligations

i.	Supplemental Pension Plan

The Bank and its subsidiaries sponsor private pension entities and plans for the purpose of providing retirement and pension benefits that supplement those provided by government, as defined in the basic regulations of each plan.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

• Banesprev — Fundo Banespa de Seguridade Social (Banesprev)

•	Plan I: Defined benefit plan fully defrayed by the Bank, covers employees hired on or after May 22, 1975, and those hired by May 22, 1975 who are also entitled to death benefits.

•	Plan II: Defined benefit plan effective July 27, 1994, when the new text of the Statutes and Basic Regulations of Plan II came into effect, Plan I participants who opted for the new plan began contributing 44.94% of the funding rate established by the actuary for each period.

•	Plan V: Defined benefit plan fully defrayed by the Bank, covers employees hired on or after May 22, 1975.

•	Supplemental Pension Plan: Defined benefit plan created in view of the privatization of Banespa and is managed by Banesprev. This Plan, effective January 1, 2000, is provided only to employees hired until May 22, 1975.

•	Plan III: Defined contribution covering employees hired on or after May 22, 1975, previously enrolled in Plans I and II. In this plan, contributions are made by both the sponsor and participants.

•	Plan IV: Denined contibution covering employees hired on or after November 27, 2000, in which the sponsor contributes only to risk benefits and administrative costs.

• Sanprev — Santander Associação de Previdência (Sanprev)

•	Plan I: Defined benefit plan established on September 27, 1979 as a defined benefit plan for employees of plan sponsors, and has been in the process of discontinuance since July 1, 1996.

•	Plan II: provides a risk coverage, temporary supplemental pension, disability retirement, lump-sum death benefit, supplemental sick pay and birth grant, for employees of plan sponsors and is funded exclusively by the sponsors through monthly contributions corresponding to 1.16% of the total payroll, structured as a defined benefit plan. Monthly contributions are apportioned as follows: 0.28% for risk benefits and 0.88% for the administrative program.

•	Plan III: provides period-certain annuity and monthly life annuity for employees of contributing sponsors and is structured as a defined contribution plan, whereby contributions are freely made by participants starting at 2% of the contribution salary.

• Holandaprevi:

Defined benefit plan, started in 1999, funded mainly by Banco Real and managed by Holandaprevi Sociedade de Previdência Privada.

• Previban:

Defined benefit plan, managed by Previban — Previdência Privada Paraiban, sponsored by Banco Real, whose participants are the former employees of Banco da Paraíba S.A. — Paraiban. This plan is closed to new entrants and is in process of withdrawal of sponsoring.

• Bandeprev:

Defined benefit plan, sponsored by Banco de Pernambuco S.A. — BANDEPE and Banco Real, managed by Bandeprev — Bandepe Previdência Social. The plans are divided into basic plan and special plan, with different eligibility requirements, contributions and benefits by subgroups of participants. Both plans are

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

closed to new entrants. As a result of the spin-off of Banco de Pernambuco S.A. — Bandepe’s operations and subsequent merger into Banco Real, the employees of Bandepe were transferred to Banco Real on May 1, 2006.

• Fasass:

Three plans managed by Fundação América do Sul de Assistência e Seguridade Social, sponsored by Banco Comercial e de Investimento Sudameris S.A., with the following features:

•	Defined benefit supplementary pension plan, in the process of discontinuance since July 1, 1998;

•	Benefit plan II, a defined benefit plan created on July 1, 1998, including death and disability coverage, closed to new entrants since July 8, 1999;

•	Benefit plan II, a defined benefit plan created on July 1, 1998, closed to new entrants since July 8, 1999. The plan is in process of withdrawal of sponsoring.

• Other:

Banco Santander S.A. is the sponsor of pension plans for associated employees, structured as defined benefit plans.

ii.	Actuarial Techniques

The amount of the defined benefit obligations was determined by independent actuaries using the following actuarial techniques:

• Valuation method:

Projected unit credit method, which sees each year of service as giving rise to an additional unit of benefit entitlement and measures each unit separately.

• Nominal discount rate for actuarial obligation:

Banesprev — Plan V and Other Plans — 11.07% (2007, 11.06%)

Banesprev — Supplementary pension plan — 14.9% (2007, 14.7%).

Banesprev — Other plans — 12.1% (2007, 14.6%. except for Plan IV 13.6%).

Sanprev plans — 12.5% (2007, 10.4%).

Bandeprev, Fasass, Holandaprevi and Previban — 10.3%.

• Expected rate of return on plan assets:

Banesprev — Plan V and Other Plans — 16.5% (2007, 16.7%).

Banesprev — Supplementary pension plan — 14.9% (2007, 14.7%).

Banesprev — Other Plans — 12.9%. except for Plan IV — 12.5% (2007, 14.6%. except for Plano IV — 13.6%)

Sanprev Plans — 10.6% (2007, 10.4%).

Bandeprev — 12.1%. Fasass — 13.8% and Holandaprevi and Previban — 11.8%.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

• Estimated long-term inflation rate and estimated salary and benefit increase rate:

Banesprev and Sanprev — All plans — 4.0% (2007, 4.2%).

Bandeprev, Fasass, Holandaprevi and Previban — 4.0%.

Bandeprev and Holandaprevi — salary growth of 1.0% and Fasass and Previban - null growth as they do not have active participants

• General mortality biometric table:

Banesprev, Sanprev, other plans - AT-2000.

Holandaprevi and Bandeprev — AT-2000 segregated by gender.

Previban and Fasass — UP-94 segregated by gender.

• Disability biometric table and disability mortality table:

Banesprev and Sanprev — Mercer Disability table. Not applicable to the other plans.

Bandeprev, Fasass, Holandaprevi and Previban — Mercer Disability and Disability mortality table: IAPB57.

• Expected Turnover table:

Banesprev — Plan V (0.1/Length of service +1) up to 50 years of age.

Banesprev — Supplementary pension plan and other plans — 0%.

Banesprev - Other plans — 2.0% and Plans Sanprev — null.

Holandaprevi segregated by age according to the rates below, by minimum wage (MW) cohorts: up to 10 MWs — 10% to 7%; from 10 MWs up to 20 MWs — 9% to 6%; and above 20 MWs — 8% to 5%.

Bandeprev follows the cohorts: up to 10 MWs =0.45/(length of service+1); from 10 MWs to 20 MWs=0.30/(length of service +1); and above 20 MWs=0.15/(length of service +1).

Fasass and Previban is null, as they do not have active participants.

• Probability of retirement: 100% upon first eligibility.

iii.	Health and Dental Care Plan

• Cabesp — Caixa Beneficente dos Funcionários do Banco do Estado de São Paulo S.A

The Bank contributes to Cabesp, an entity that covers health and dental care expenses of employees hired until Banespa privatization in 2000.

• Holandaprevi’s retirees

Holandaprevi’s retirees’ health care plan is a lifetime benefit and receives a subsidy of 30% of the basic plan cost from the sponsor, payable only to beneficiaries entitled to the benefits through December 31, 2002. Costing is made directly by the sponsor.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

• Former employees of Banco Real S A. (retiree by circulares)

The health care plan of the former employees of Banco Real is a lifetime benefit and receives a subsidy of 90% of the basic plan cost from the sponsor.

• Bandeprev’s retirees

The health care plan of Bandeprev’s pension plan beneficiaries is a lifetime benefit, for which the Bank is responsible for defraying 50% of the benefits of employees retired before the date the sponsor Banco de Pernambuco S.A. — Bandepe was privatized and 30% of the benefits of employees retired after privatization.

• Officer with lifetime benefits (lifetime officers)

Lifetime health care benefit granted to former officers of Banco Sudameris Brasil S.A. who held an officer position at Banco Sudameris Brasil S.A. for a period of ten years or more (closed group). With the merger of Banco Sudameris Brasil S.A , Banco Real became responsible for ensuring the benefit.

• Plasas — Fasass’ Supplementary Health Plan (Plasas)

Voluntary health plan, created on July 1, 1989, supplementary to the health care plan and only for cases of hospitalization.

It includes a reserve made up by participants’ and Fasass’ contributions, which are suspended since August 1999. The Plan is closed to new entrants since July 1999.

• Life insurance for Banco Real’s retirees (Life Insurance)

Life insurance policy for former employees of Banco Real. Upon the death of the beneficiary, his/her dependent receives a lump-sum death benefit and, upon the death of the beneficiary’s spouse, the beneficiary receives 50% of such amount. Banco Real subsidizes 45% of the total premium (closed group).

• Free clinic

The health care plan “free clinic” is a lifetime plan offered to the retirees who have contributed to Fundação Sudameris for at least 25 years and is funded by the users. The plan is offered only for hospitalization in wards.

During 2008, the Bank recognized an expense of R$33,166 thousand (2007, R$3,919 thousand) related to contributions to pension funds (Note 37).

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The funding status of the defined benefit obligations in 2008 and 2007 is as follows:

	Thousands of Reais
	Post-Employment Plans		Other Similar Obligations
	2008	2007	2008	2007

Present value of the obligations:
To current employees	954,321	798,056	26,806	—
Vested obligations to retired employees	11,676,568	9,205,628	2,684,670	2,786,207
To early retirees	—	—	44	181
	12,630,889	10,003,684	2,711,520	2,786,388
Less:
Fair value of plan assets	12,390,745	10,117,296	2,897,569	2,782,114
Unrecognized actuarial (gains)/losses	(180,135)	(576,868)	(223,100)	148,346
Unrecognized assets	(378,950)	(314,201)	(242,636)	(144,254)
Unrecognized past service cost	—	—	—	—

Provisions — Provisions for pensions	799,229	777,457	279,687	182

In January 2007 Banco do Estado de Sao Paulo, S.A.- Banespa (which merged with Banco Santander Banespa, S.A. on August 31, 2006) externalized a portion of the pension obligations to employees for which it still recognized an internal provision and for this purpose arranged an external plan or fund managed by Banesprev. As a result of this externalization, the related assets and liabilities were transferred to Banesprev, and “Provisions — Provisions for Pensions and Similar Obligations” at December 31, 2007 included the present value of the aforementioned obligations, net of the fair value of the related plan assets and the net unrecognized cumulative actuarial gains and/or losses.

The amounts recognized in the consolidated income statement in relation to the aforementioned defined benefit obligations are as follows:

	Thousands of Reais
	Post-Employment Plans		Other Similar Obligations
	2008	2007	2008	2007

Current service cost	21,284	24,745	23,776	13,732
Interest cost	1,362,586	1,195,156	311,758	269,275
Expected return on plan assets	(1,278,663)	(1,082,537)	(304,244)	(269,275)
Extraordinary charges:
Actuarial (gains)/losses recognized in the year	16,726	8,305	—	—
Past service cost	—	—	—	—
Early retirement cost	—	—	1,633	8,426

Total	121,933	145,669	32,923	22,158

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The changes in the present value of the accrued defined benefit obligations were as follows:

	Thousands of Reais
	Post-Employment Plans		Other Similar Obligations
	2008	2007	2008	2007

Present value of the obligations at beginning of year	10,003,684	8,732,563	2,786,388	2,047,784
Net inclusion of entities in the Bank	1,372,869	—	291,755	—
Current service cost	21,284	24,745	23,776	13,732
Interest cost	1,362,586	1,195,156	311,758	269,275
Early retirement cost	—	—	1,633	8,426
Benefits paid	(922,771)	(843,702)	(157,266)	(157,685)
Past service cost	—	—	—	—
Actuarial (gains)/losses	931,691	989,648	(539,867)	651,450
Other	(138,454)	(94,726)	(6,657)	(46,594)

Present value of the obligations at end of year	12,630,889	10,003,684	2,711,520	2,786,388

The net inclusion of entities in the Bank mainly relates to Banco Real.

The changes in the fair value of the plan assets were as follows:

	Thousands of Reais
			Other Similar
	Post-Employment Plans		Obligations
	2008	2007	2008	2007

Fair value of plan assets at beginning of year	10,117,296	3,745,220	2,782,114	2,430,500
Net inclusion of entities in the Bank	1,574,595	—	93,401	—
Expected return on plan assets	1,278,663	1,082,537	304,244	269,275
Actuarial gains/(losses)	230,194	1,373,486	(169,057)	169,143
Contributions	83,055	4,730,968	41,487	42,860
Of which
By the Bank(1)	67,513	4,712,879	36,021	36,184
By plan participants	15,542	18,089	5,466	6,676
Benefits paid	(893,058)	(814,915)	(153,225)	(129,664)
Exchange differences and other items	—	—	(1,395)	—

Fair value of plan assets at end of year	12,390,745	10,117,296	2,897,569	2,782,114

(1)	2007, includes the initial transfer and the monthly amounts paid to Banesprev for Plan V

The net inclusion of entities in the Bank relates mainly to Banco Real.

In 2009 the Bank expects to make contributions to fund these obligations for amounts similar to those made in 2008.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The main categories of plan assets as a percentage of total plan assets are as follows:

	2008	2007

Equity instruments	5.47%	8.66%
Debt instruments	92.85%	89.33%
Properties	0.10%	0.01%
Other	1.58%	2.00%

The expected return on plan assets was determined on the basis of the market expectations for returns over the duration of the related obligations.

The following table shows the estimated benefits payable at December 31, 2008 for the next ten years:

Thousands
of Reais

2009	1,134,451
2010	1,181,847
2011	1,231,979
2012	1,285,181
2013	1,339,371
2014 to 2018	7,488,601

13,661,430

d)	Provisions for commitments and other provisions

Banco Santander S.A. and its subsidiaries are parties to judicial and administrative proceedings involving tax, civil and labor matters arising in the normal course of their business.

Provisions were recognized based on the nature, complexity and history of the lawsuits, and the opinion of the in-house and outside legal counsel. Santander’s policy is to accrue the full amount of lawsuits whose likelihood of unfavorable outcome is probable.

Legal obligations — tax and social security were fully recognized in the financial statements.

Management understands that the recognized reserves are sufficient to cover probable losses on the lawsuits.

i.	Legal obligations and tax and social security contingencies

Refer to judicial and administrative proceedings involving tax and social security obligations based on the legal counsel’s opinion as probable losses, as described below:

•	PIS and Cofins — R$2,210,489 (2007- R$210,883): lawsuit filed by several companies of the conglomerate against the provisions of article 3, paragraph 1 of Law No. 9718/98, pursuant to which PIS and COFINS must be levied on all revenues of legal entities. Prior to said provisions, already overruled by several recent decisions by the Federal Supreme Court, PIS and Cofins were levied only on revenues from services and sale of goods.

•	Deductibility of CSLL from IRPJ (corporate income tax) — R$549,739 (2007- R$392,786): seeks deduction of CSLL expense from income tax calculation.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	CSLL — equal tax treatment — R$502,948 — lawsuit filed by several companies of the group challenging the application of an increased CSLL rate (18%) for financial institutions as compared to the rate for non-financial companies (8%).

•	Increase in CSLL tax rate — R$136,853 — September 2008, the Bank filed for an injunction to avoid the increase in the CSLL tax rate established by Executive Act 413/2008, converted into Law 11727/2008. Financial institutions were subject to a CSLL tax rate of 9%, however the new legislation established a 15% tax rate.

•	IRPJ — Recognition in the same period — R$381,044 — lawsuit claiming that, for IRPJ calculation purposes, depreciation expenses be recognized in the same period as revenues from lease payments are recognized.

•	ISS (service tax) — Financial Institutions — refers to administrative and judicial proceedings with several municipalities that require the payment of ISS on several revenues from operations that usually do not qualify as service provision. The updated amount involved is R$279,554 (2007 — R$87,994).

•	INSS (social security contribution) — refers to administrative and judicial proceedings seeking collection of social security contribution and salary premium for education on amounts that normally are not of a salary nature. The updated amount involved is R$159,752 (2007 — R$120,498).

•	Allowance for doubtful accounts — R$205,714 — collection of IRPJ and CSLL levied on the allowance for doubtful accounts, arising from the deduction, considered undue by tax authorities, in calendar 1995, alleging that the tax criteria in effect at the time were not complied with.

•	Allowance for loan losses — R$90,466 — Consolidated: intended to annul the assessment notices issued by the Federal Revenue Service alleging that the companies incorrectly deducted from the IRPJ and CSLL bases losses on lending operations, as these deductions did not meet the terms and conditions set forth by prevailing legislation.

ii.	Labor contingencies

These are lawsuits brought by labor unions and former employees claiming labor rights they understand are due, especially payment for overtime and other labor rights, including retirement benefit lawsuits.

For labor claims considered to be similar and usual, the reserve is recorded based on the history of payments made. Other labor claims are controlled individually and the reserves are recognized based on previous court decisions and the stage of each lawsuit.

iii.	Civil contingencies

Refer to lawsuits for indemnity and review of lending agreements.

Lawsuits for indemnity seek indemnity for property damage and/or pain and suffering, relating to the consumer relationship, principaly with undue protest, return of checks, inclusion of debtors’ information into the credit restriction master file, elimination of inflation effects in escrow deposit accounts and other matters.

Lawsuits for review refer to challenges of lending agreement clauses by customers.

There are also lawsuits filed by minority stockholders of the former Banco Noroeste against corporate acts in 1998 and 1999. Although there are unfavorable decisions from the lower court, based on legal counsels’ evaluation, management believes that the Bank has good chances to overturn such decisions through the appeals filed with the São Paulo State Court of Justice.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

For civil lawsuits considered to be similar and usual, the reserve is recorded based on the history of payments made, based on the legal counsel’s evaluation of success and classification. Other lawsuits are controlled individually and the reserves are recognized based on the status of each lawsuits, law and previous court decisions.

iv.	Other lawsuits under the responsibility of former controlling stockholders

Refer to tax, labor and civil lawsuits in the amounts of R$459,291, R$137,861 and R$57,386 (2007 — R$609,613, R$177,791 and R$92,834), respectively, recorded under “Other payables — tax and social security” and “Other payables — other” which are the responsibility of the former controlling stockholders of the acquired entities. The lawsuits have guarantees under the agreements signed at the time of the acquisitions in the amount of R$654,538 (2007 — R$880,238), recorded under “Other receivables — other”. These lawsuits have no effects on the balance sheet.

v.	Contingent liabilities classified as possible loss risk

Refer to judicial and administrative proceedings involving tax, civil and labor matters assessed by the legal counsel as possible loss, which were not accounted for. The main lawsuits are:

•	CPMF (tax on banking transactions) on Customer Operations — in May 2003, the Federal Revenue Service issued an Infraction Notice against Santander Distribuidora de Títulos e Valores Mobiliários Ltda. (Santander DTVM) and another Infraction Notice against the former Banco Santander Brasil S.A., both in the amount of R$290 million. The notices refer to the collection of a CPMF tax credit on transactions conducted by Santander DTVM in the management of its customers’ funds and clearance services provided by the Bank to Santander DTVM, according to the agreement between these two companies, in 2000, 2001 and the first two months of 2002. Both companies consider that the tax treatment adopted was adequate since said transactions were subject to CPMF at zero rate. The Board of Tax Appeals judged the administrative proceedings, annulling the infraction notice of Santander DTVM and confirming the infraction notice of the Bank. In both cases, an administrative appeal can be filed with the Higher Board of Tax Appeals (CSRF). The updated amount of each proceeding is approximately R$530 million.

•	IRPJ and CSLL on Reimbursement arising from Contractual Guarantees — in December 2007, the Federal Revenue Service issued an Infraction Notice in the amount of R$320 million against Banco Santander S.A. The notice refers to the collection of IRPJ and CSLL for tax year 2002 on amounts reimbursed by the former controlling stockholder of Banco Santander S.A. for payments made by the Bank that were the responsibility of the controlling stockholder. The Federal Revenue Service understood that the amount deposited in favor of Santander S.A. is not a reimbursement but a taxable income. The Bank has filed an administrative defense and the decision was unfavorable. The updated amount of each proceeding is approximately R$350 million.

•	Addition to the Price on the Purchase of Shares of Banco do Estado de São Paulo S.A. — ordinary action claiming the inexistence of legal relationship before the National Treasury in relation to item 3.1 of the Banespa’s Share Purchase and Sale Agreement. Such item provided for the payment of an addition to the minimum price should Banespa be released from the tax contingency recognized at the time of the privatization upon the setting of the minimum price. The updated amount involved is approximately R$299 million. After an unfavorable lower court decision, on April 23, 2008, the 1st Region Federal Court accepted the appeal filed by the Bank and declared undue the collection. The action is awaiting trial of the appeal brought by the government.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	Deductibility of Expenses on Allowance for Doubtful Receivables — Administrative collection by the Federal Revenue Service in view of the deduction from the IRPJ and CSLL basis of losses on lending operations performed in 1998 and 2000. The Bank is awaiting judgment and understands that the collection is undue since the expenses met the deductibility conditions of Law 9430/1996 as they referred to definitive losses. The updated amount involved is approximately R$211 million.

•	CSLL — Unconstitutionality — Noncompliance with the amnesty established by Law 9779/1999 — claims that entities that joined the amnesty failed to comply with the requirements of such Law, alleging that such entities were not supported by an injunction for all periods paid (1989 to 1999). The judicial and administrative proceedings are awaiting judgment. The updated amount involved is approximately R$159 million.

•	CSLL — equal tax treatment — Lawsuit regarding the difference in social contribution tax rate applied to financial institutions and equivalent entities in the first half of 1996, as such tax rate was higher than the rates applied to other legal entities, which is contrary to the precedence and non-retroactivity constitutional principle. There is a lawsuit awaiting judgment and other appeals pending decisions. The adjusted amount involved is approximately R$152 million.

•	CSLL — final and unappealable decision — seeks ensuring the right not to recognize the tax credit formalized by the Federal Revenue Service, regarding alleged irregularities in the payment of CSLL, as the Entity obtained a final and unappealable decision canceling the payment of CSLL under Laws 7689/1988 and 7787/1989. The appeals filed with the Regional Federal Court are awaiting decision. The updated amount involved is approximately R$150 million.

•	Semiannual Bonus or Profit Sharing — labor lawsuit relating to the payment of a semiannual bonus or, successively, profit sharing to retired employees from the former Banco do Estado de São Paulo S.A. — Banespa, hired by May 22, 1975. This lawsuit was filed by Banespa’s Retirees Association and was judged by the Superior Labor Court and the Bank has filed an appeal. The involved amount is not disclosed due to the current stage of the lawsuit and the possibility of affecting its progress.

At the end of each of the last three years, the Bank had recorded provisions that reasonably cover any contingencies that might arise from the aforementioned tax and legal litigation.

22.	Other liabilities

The breakdown of the balance of “Other Liabilities” is as follows:

	Thousands of Reais
	2008	2007

Accrued expenses and deferred income	2,026,316	956,742
Transactions in transit	336,265	109,813
Other	1,164,381	387,433

	3,526,962	1,453,988

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

23.	Tax matters

a)	Income and Social Contribution Taxes

The total charge for the year can be reconciled to accounting profit as follows:

	Thousands of Reais
	2008	2007

Income before taxes, net of profit sharing	2,548,833	2,687,141
Interest on capital(1)	(480,000)	(527,600)
Unrealized profits	(1,335)	—

Income before taxes	2,067,498	2,159,541

Total income and social contribution tax at the rates of 25% and 15%, respectively(*)	(826,999)	(734,244)
PIS and COFINS (net of income and social contribution taxes)(2)	(492,554)	(389,984)
Equity in subsidiaries	44,932	2,001
Reserve for maintenance of integrity of stockholders’ equity(3)	375,542	303,178
Nondeductible expenses and provisions	(74,441)	63,150
Exchange variation — foreign branches(4)	681,453	(28,899)
Effect of income and social contribution taxes on prior year’s temporary differences	125,311	26,664
Effects of change in tax rate and result in subsidiaries at the rate of 9%	(9,221)	—
Other adjustments	5,770	(26,008)

Income and social contribution taxes	(170,207)	(784,142)

Of which:
Current tax	(1,173,722)	(749,295)
Deferred taxes	1,003,515	(34,847)
Taxes paid in the year	(918,677)	(392,791)

(*)	25% and 9% for 2007

(1)	Amount distributed to shareholders as interest attributable to shareholders’ equity. For accounting purposes, although the interest should be reflected in the statement of income for tax deduction, the charge is reversed before the calculation of the net income in the statutory financial statements and deducted from the shareholders’ equity since is considered as dividend.

(2)	PIS and COFINS are considered a profit-base component (net basis of certain revenues and expenses), therefore and accordingly to IAS 12 it is recorded as income taxes.

(3)	Reserve for maintenance of integrity of stockholders’ equity — corresponds to a special deduction that arose in the 2006 Corporate Reorganization and equalization reserve (see Notes 1 and 21).

(4)	Relates to the net gain arising from the economic hedge of the Bank’s position in Cayman, which is a non-autonomous subsidiary, offset by a loss recorded on “Gain/Losses on Financial Assets and Liabilites (Net)” See Note 34

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

b)	Effective tax rate calculation

The effective tax rate is as follows:

	Thousands of Reais
	2008	2007

Profit Before Taxes	2,548,833	2,687,141
Income tax	170,207	784,142
Effective tax rate(1)	6.68%	29.18%

(1)	In 2008, the effective tax rate would have been 25,0%, excluding the tax effect of the exchange variation over foreign branches and the related net loss arising from the economic hedge, accounted in the Gains/losses on financial assets and liabilities (Note 34)

c)	Tax recognized in equity

In addition to the income tax recognized in the consolidated income statement, the Bank recognized the following amounts in consolidated equity:

	Thousands of Reais
	2008	2007

Tax credited to equity:	463,203	821,554
Measurement of available-for-sale fixed-income securities	463,203	821,554
Tax charged to equity:	(165,996)	—
Measurement of cash flow hedges	(165,996)	—

Total	297,207	821,554

d)	Deferred taxes

The detail of the balances of “Tax assets — Deferred” and “Tax liabilities — Deferred” is as follows:

	Thousands of Reais
	2008	2007

Tax assets	11,769,157	4,073,205
Of which
Tax loss carryforwards	1,377,470	446,337
Temporary differences(1)	10,391,687	3,626,868
Tax liabilities	3,130,894	1,452,640
Of which
Excess depreciation of leased assets	1,156,283	716,125
Adjustment to fair value of trading securities and derivatives	1,372,552	462,463

(1)	Temporary differences relate mainly to impairment losses on loans and receivables and contingent liabilities

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The changes in the balances of “Tax Assets — Deferred” and “Tax Liabilities — Deferred” in the last two years were as follows:

	Thousands of Reais
			Charge/
			Credit to
			Asset and
	Balances at	(Charge)/	Liability	Acquisitions	Balances at
	December 31,	Credit to	Revaluation	for the	December 31,
	2007	Income	Reserve	Year (Net)	2008

Deferred tax assets	4,073,205	2,224,953	45,185	5,425,814	11,769,157
Deferred tax liabilities	1,452,640	1,221,438	(491,031)	947,847	3,130,894

Total	2,620,565	1,003,515	536,216	4,477,967	8,638,263

	Thousands of Reais
			Charge/
			Credit to
			Asset and
	Balances at	(Charge)/	Liability	Acquisitions	Balances at
	December 31,	Credit to	Revaluation	for the	December 31,
	2006	Income	Reserve	Year (Net)	2007

Deferred tax assets	3,815,620	197,821	59,764	—	4,073,205
Deferred tax liabilities	1,185,191	232,668	34,781	—	1,452,640

Total	2,630,429	(34,847)	24,983	—	2,620,565

24.	Minority interests

“Minority interests” include the net amount of the equity of subsidiaries attributable to equity instruments that do not belong, directly or indirectly, to the Bank, including the portion attributed to them of profit for the year.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

a)	Breakdown

The detail, by company, of the balance of “Equity — Minority interests” is as follows:

	Thousands of Reais
	2008	2007

Agropecuária Tapirapé S.A.	60	57
Banco ABN AMRO Real S.A.	80	—
Banco Comercial e de Investimento Sudameris S.A.	3,977	—
Real Leasing S.A. Arrendamento Mercantil	819	—
Real CHP S.A.	334	—
Other companies	9	—

	5,279	57

Profit for the year attributed to minority interests	231	—

Of which
Banco Comercial e de Investimento Sudameris S.A.	206	—
Real Leasing S.A. Arrendamento Mercantil	19	—
Other companies	6	—

b)	Changes

The changes in the balance of “Minority interests” are summarized as follows:

	Thousands of Reais
	2008	2007

Balance at beginning of year	57	57
(Net) inclusion of companies and changes in scope of consolidation	4,991	—
Profit for the year attributed to minority interests	231	—

Balance at end of year	5,279	57

25.	Valuation adjustments

The balances of “Valuation adjustments” include the amounts, net of the related tax effect, of the adjustments to assets and liabilities recognized temporarily in equity through the statement of changes in equity (recognized income and expense) until they are extinguished or realized, when they are recognized definitively as shareholders’ equity through the consolidated income statement. The amounts arising from subsidiaries and jointly controlled entities are presented, on a line by line basis, in the appropriate items according to their nature.

It should be noted that the statement of recognized income and expense includes the changes to “Valuation adjustments” as follows:

•	Revaluation gains/losses: includes the amount of the income, net of the expenses incurred in the year, recognized directly in equity. The amounts recognized in equity in the year remain under this item, even if in the same year they are transferred to the income statement or to the initial carrying amount of the assets or liabilities or are reclassified to another line item.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	Amounts transferred to income statement: includes the amount of the revaluation gains and losses previously recognized in equity, even in the same year, which are recognized in the income statement.

•	Amounts transferred to the initial carrying amount of hedged items: includes the amount of the revaluation gains and losses previously recognized in equity, even in the same year, which are recognized in the initial carrying amount of assets or liabilities as a result of cash flow hedges.

•	Other reclassifications: includes the amount of the transfers made in the year between the various valuation adjustment items.

The amounts of these items are recognized gross, including the amount of the valuation adjustments relating to minority interests, and the corresponding tax effect is presented under a separate item, except in the case of entities accounted for using the equity method, the amounts for which are presented net of the tax effect.

a)	Available-for-sale financial assets

This item includes the net amount of unrealized changes in the fair value of assets classified as available-for-sale financial assets.

The changes in the balance at December 31, 2008 with respect to the previous year relate mainly to the reduction arising from the loss of unrealized gains that were recognized in equity at 2007 year-end.

b)	Cash flow hedges

This item includes the gains or losses attributable to hedging instruments that qualify as effective hedges. These amounts will remain under this heading until they are recognized in the consolidated income statement in the periods in which the hedged items affect it (see Note 41).

Accordingly, amounts representing valuation losses will be offset in the future by gains generated by the hedged instruments.

26.	Shareholders’ equity

a)	Capital

Authorized capital is represented by 325,758,283 thousand registered shares without par value, being 174,292,416 thousands of ordinary shares and 151,465,867 thousands of preferred shares. The fully paid-up capital is composed as presented below:

	2008			2007
Thousands of Shares:	Common	Preferred	Total	Common	Preferred	Total

Brazilian residents	2,734,410	3,993,767	6,728,177	498,688	2,048,621	2,547,309
Foreign residents	171,558,003	147,472,100	319,030,103	70,537,235	59,683,935	130,221,170

Total shares	174,292,413	151,465,867	325,758,280	71,035,923	61,732,556	132,768,479

Total in thousands of reais	25,228,125	21,924,076	47,152,201	4,457,625	3,873,823	8,331,448

The Extraordinary Stockholders’ Meeting held on August 29, 2008 approved the increase in Banco Santander’s total capital by R$38,920,753, of which R$38,020,753 were allocated to Capital and R$900,000 to Capital Reserves, through the issuance of 189,300,327,000 shares, of which 101,282,490,000 are common

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

shares and 88,017,837,000 are preferred shared, without par value, related to the merger of shares of Banco Real and AAB Dois Par.

At the meeting held on June 4, 2008, the Board of Directors approved a capital increase of 3,689,477 thousand shares (1,974,003 thousand common shares and 1,715,474 thousand preferred shares), in the amount of R$800,000, ratified by the Extraordinary Stockholders’ Meeting on July 25, 2008.

At the meeting held on April 25, 2007, the Board of Directors approved a capital increase of 9,612,358 thousand shares (5,142,958 thousand common shares and 4,469,400 thousand preferred shares), in the amount of R$1,500,000, which was approved at the Extraordinary Stockholders’ Meeting on June 25, 2007.

b)	Dividends and Interest on Capital

In accordance with the Bank’s bylaws, stockholders are entitled to a minimum dividend equivalent to 25% of net income for the year, adjusted according to legislation. Preferred shares are nonvoting and nonconvertible, but have the same rights and advantages granted to common shares, in addition to priority in the payment of dividends 10% higher than those paid on common shares, and in the capital reimbursement, without premium, in the event of liquidation of the Bank.

Dividend payments have been prepared and will continue to be prepared in accordance with Brazilian Corporate Law.

Before the annual shareholders meeting, the Board of Directors may determine the payment of interim dividends out of earnings based on (i) semiannual balance sheets or earning reserves; or (ii) balance sheets issued on shorter periods, in which case the distribution of dividends shall not exceed the amount of capital reserves. These interim payments are offset against the annual mandatory dividend.

	2008
	Thousands of	Reais per Thousand Shares
	Reais	Common	Preferred

Dividends based on interim net income for the year ended
December 31, 2008	752,807	2.2084	2.4293
Dividends based on interim net income for the year ended
December 31, 2008	217,193	0.6372	0.7009
Dividends based on reserves	3,045	0.0089	0.0098
Interest on capital(1) based on net income for the year ended December 31, 2008	480,000	1.4081	1.5489

Total proposed dividends	1,453,045

(1)	Common — R$1 1969 and Preferred — R$1 3166, net of tax

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

	2007
	Thousands of	Reais per Thousand Shares
	Reais	Common	Preferred

Dividends based on interim net income for the year ended
December 31, 2007	647,050	4.657	5.1227
Dividends based on interim net income for the year ended
December 31, 2007	327,628	2.358	2.5938
Dividends based on interim net income for the year ended
December 31, 2007	240,728	1.7326	1.9058
Dividends based on reserves	521,762	3.7553	4.1308
Interest on capital(1) based on interim net income for the year ended December 31, 2007	264,600	1.9044	2.0948
Interest on capital(2) based on interim net income for the year ended December 31, 2007	263,000	1.8929	2.0822

Total	2,264,768

(1)	Common — R$1 6187 and Preferred — R$1 7806, net of tax

(2)	Common — R$1 6089 and Preferred — R$1 7698, net of tax

27.	Operational Ratios

Financial institutions are required to maintain regulatory capital consistent with their activities, higher to the minimum of 11% of required capital. In July 2008 new regulatory capital measurement rules, under the Basel II Standardized Approach, went into effect, including a new methodology for credit risks and operational risks measurement, analysis and management. This ratio must be calculated on a consolidated basis, as shown below:

Thousands of
Reais
2008

Adjusted Tier I Regulatory Capital	23,033,013
Tier II Regulatory Capital	8,504,338
Adjusted Regulatory Capital	31,537,351
Required Regulatory Capital	23,527,735
Adjusted Portion of Credit Risk	22,324,423
Market Risk Portions	916,186
Operational Risk Portion	287,126

Basel II Ratio(*)	14.70%

(*)	Calculated in accordance with the requirements of the Brazilian Central Bank and disregards the effect of goodwill

The financial institutions must maintain investments in permanent assets consistent with their capital. Funds invested in permanent assets, determined on a consolidated basis, are limited to 50% of capital adjusted

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

pursuant to prevailing regulation. Due to the recording of goodwill on the merger of the shares of Banco Real and AA Dois Par, Santander exceeded the limit for investment in permanent assets. The effect, arising exclusively from the mentioned corporate restructuring, does not represent any adverse impact on the financial position of Santander. As required by prevailing regulation, a regularization plan was prepared so that said limit is met, which was approved by the regulatory agency (Bacen).

28.	Guarantees

The Bank provides a variety of guarantees to its customers to improve their credit standing and allow them to compete. The following table summarizes at December 31, 2008 and 2007 all of the guarantees.

As required, the “maximum potential amount of future payments” represents the notional amounts that could be lost if there were a total default by the guaranteed parties, without consideration of possible recoveries from collateral held or pledged, or recoveries under recourse provisions. There is no relationship between these amounts and probable losses on these guarantees. In fact, maximum potential amount of future payments significantly exceeds inherent losses.

	Thousands of Reais
Maximum Potential Amount of Future Payments	2008	2007

Contingent liabilities:
Guarantees and other sureties
Financial guarantees	20,804,663	11,704,554
Performance guarantees	745,792	170,556
Financial standby letters of credit	3,019,320	2,634,605
Other	195,239	325,985
Other contingent exposures	640,296	463,529
Documentary Credits	640,296	463,529

Total Contingent Liabilities	25,405,310	15,299,229

Commitments:
Loan commitments drawable by third parties	59,708,201	18,089,928

Other commitments	9,614,810	3,645,860
Securities placement commitments	9,614,810	3,645,860

Total Commitments	69,323,011	21,735,788

Total	94,728,321	37,035,017

Financial guarantees are provided to our clients in obligations with third parties. We have the right to seek reimbursement from our clients for any amount we shall have to pay under such guarantee. Additionally, we may hold cash or other highly liquid collateral for these obligations. These agreements are subject to the same credit evaluation performed on the execution of loans.

We expect many of these guarantees to expire without the need to advance any cash. Therefore, in the ordinary course of business, we expect that these transactions will have virtually no impact on our liquidity.

Performance guarantees are issued to guarantee customers obligations such as to make contractually specified investments, to supply specified products, commodities, or maintenance or warranty services to a third party, completion of projects in accordance with contract terms, etc. Financial standby letters of credit

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

include guarantees of payment of loans, credit facilities, promissory notes and trade acceptances. The Bank always requires collateral to grant this kind of financial guarantees. In Documentary Credits, the Bank acts as a payment mediator between trading companies located in different countries (import-export transactions). Under a documentary credit transaction, the parties involved deal with the documents rather than the commodities to which the documents may relate. Usually the traded commodities are used as collateral to the transaction and the Bank may provide some credit facilities. Loan commitments drawable by third parties include mostly credit card lines and commercial commitments. Credit card lines are unconditionally cancelable by the issuer. Commercial commitments are mostly 1 year facilities subject to information requirements to be provided by our customers.

The risk criteria followed to issue all kinds of guarantees, financial standby letters of credit, documentary credits and any risks of signature are in general the same as those used for other products of credit risk, and therefore subject to the same admission and tracking standards. The guarantees granted on behalf of our customers are subject to the same credit quality review process as any other risk product. On a regular basis, at least once a year, the solvency of the mentioned customers is checked as well as the probability of those guarantees to be executed. In case that any doubt on the customer’s solvency may arise we create allowances with charge to net income, by the amount of the inherent losses even if there is no claim to us.

Additionally, the liability recognized as deferred revenue for the premium received for providing the above guarantees, which is being amortized into income over the life of the related guarantees is R$58,520 thousands (2007, R$38,312).

29.	Interest and similar income

“Interest and similar income” in the consolidated income statement comprises the interest accruing in the year on all financial assets with an implicit or explicit return, calculated by applying the effective interest method, irrespective of measurement at fair value; and the rectifications of income as a result of hedge accounting. Interest is recognized gross, without deducting any tax withheld at source.

The breakdown of the main interest and similar income items earned in 2008 and 2007 is as follows:

	Thousands of Reais
Net Balance	2008	2007

Balances with the Brazilian Central Bank	2,270,494	1,893,765
Loans and advances to credit institutions	1,818,645	701,693
Debt instruments	3,327,287	2,165,840
Loans and advances to customers	16,296,436	8,047,359
Other interest	54,952	388,711

Net gains	23,767,814	13,197,368

30.	Interest expense and similar charges

“Interest expense and similar charges” in the consolidated income statement includes the interest accruing in the year on all financial liabilities with an implicit or explicit return, including remuneration in kind, calculated by applying the effective interest method, irrespective of measurement at fair value; the rectifications of cost as a result of hedge accounting; and the interest cost attributable to pension funds.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The breakdown of the main items of interest expense and similar charges accrued in 2008 and 2007 is as follows:

	Thousands of Reais
	2008	2007

Deposits from the Brazilian Central Bank	467	—
Deposits from credit institutions	1,630,639	1,362,276
Customer deposits	9,145,873	4,709,093
Marketable debt securities and subordinated liabilities
Marketable debt securities (Note 18)	548,834	276,493
Subordinated liabilities	690,014	451,828
Pensions (Note 21)	91,437	112,619
Other interest	222,581	89,773

Total	12,329,845	7,002,082

31.	Income from equity instruments

“Income from equity instruments” includes the dividends and payments on equity instruments out of profits generated by investees after the acquisition of the equity interest.

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	2008	2007

Equity instruments classified as:
Financial assets held for trading	7,627	16,089
Of which
Petroquimica Uniao S.A.	2,654	5,256
Available-for-sale financial assets	29,345	20,298
Of which
Bovespa Holding S.A	11,760	—
SERASA S.A.	3,721	8,273

	36,972	36,387

32.	Fee and commission income

“Fee and commission income” comprises the amount of all fees and commissions accruing in favor of the Bank in the year, except those that form an integral part of the effective interest rate on financial instruments.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	2008	2007

Collection and payment services:
Bills	218,979	127,514
Demand accounts	449,385	424,829
Cards	601,782	332,086
Checks and other	983,773	742,852
Orders	134,713	82,328

	2,388,632	1,709,609

Marketing of non-banking financial products:
Investment funds	700,233	620,278
Insurance	643,810	428,216
Capitalization	102,185	17,902

	1,446,228	1,066,396

Securities services:
Securities underwriting and placement	110,653	90,691
Securities trading	147,307	139,751
Administration and custody	64,232	22,580
Asset management	2,968	3,191

	325,160	256,213

Other:
Foreign exchange	100,129	70,484
Financial guarantees	146,625	73,800
Other fees and commissions	402,240	187,016

	648,994	331,300

	4,809,014	3,363,518

33.	Fee and commission expense

“Fee and commission expense” shows the amount of all fees and commissions paid or payable by the Bank in the year, except those that form an integral part of the effective interest rate on financial instruments.

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	2008	2007

Fees and commissions assigned to third parties	351,471	129,617
Of which Credit cards	243,946	52,643
Other fees and commissions	203,840	135,929

	555,311	265,546

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

34.	Gains/losses on financial assets and liabilities

“Gains/losses on financial assets and liabilities” includes the amount of the valuation adjustments of financial instruments, except those attributable to interest accrued as a result of application of the effective interest method and to allowances, and the gains or losses obtained from the sale and purchase thereof.

a)	Breakdown

The breakdown of the balance of this item, by type of instrument, is as follows:

	Thousands of Reais
	2008	2007

Held for trading(1)	(1,214,846)	254,128
Other financial instruments at fair value through profit or loss(2)	39,956	24,873
Financial instruments not measured at fair value through profit or loss	320,307	1,236,856
Of which
Available-for-sale financial assets
Debt instruments	(15,476)	672,863
Equity instruments	260,855	547,343
Hedging derivatives and other	(431,530)	807

	(1,286,113)	1,516,664

(1)	In 2008, includes the net loss arising from the economic hedge of the Bank’s position in Cayman, which is a non-autonomous subsidiary See Note 23 for the income tax impact of such hedge

(2)	Includes the net gain arising from transactions involving debt securities, equity instruments and derivatives included in this portfolio, since the Bank manages its risk in these instruments on a global basis

b)	Financial assets and liabilities at fair value through profit or loss

The detail of the amount of the asset balances is as follows:

	Thousands of Reais
	2008	2007

Loans and advances to credit institutions	4,046,898	1,452,467
Loans and advances to customers	1,434,789	—
Debt instruments	10,105,273	8,730,600
Other equity instruments	678,993	340,267
Derivatives	9,295,008	3,416,973

	25,560,961	13,940,307

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The detail of the amount of the liability balances is as follows:

	Thousands of Reais
	2008	2007

Deposits from credit institutions	307,376	627,105
Customer deposits	—	63,180
Trading derivatives	11,197,268	4,564,131
Short positions	12,332	86,174

	11,516,976	5,340,590

35.	Exchange differences

“Exchange differences” shows basically the gains or losses on currency dealings, the differences that arise on translations of monetary items in foreign currencies to the functional currency, and those disclosed on non-monetary assets in foreign currency at the time of their disposal.

36.	Other operating income and other operating expenses

These items in the consolidated income statement include:

	Thousands of Reais
	2008	2007

Other operating income and (expenses)
Other operating income	379,102	631,188
Other operating expense	(333,831)	(448,610)
Contributions to fund guarantee of credit	(105,088)	(49,654)

	(59,817)	132,924

37.	Personnel expenses

a)	Breakdown

The breakdown of “Personnel expenses” is as follows:

	Thousands of Reais
	2008	2007

Wages and salaries	2,253,313	1,483,211
Social security costs	569,136	354,220
Additions to provisions for defined benefit pension plans (Note 21)	45,060	38,477
Contributions to defined contribution pension funds (Note 21)	33,166	3,919
Share-based payment costs(1)	19,647	87,603
Benefits	423,218	294,158
Other personnel expenses	204,622	122,679

	3,548,162	2,384,267

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

(1)	In 2007, the amount includes R$77,292 thousands related to the distribution of 100 shares to each employee that is a part of Grupo Santander (Spain), as part of the celebration of its 150 years, as approved in the Stockholders’ Meeting in June 2007

b)	Share-based payments

i.	The Bank

In recent years, Banco Santander, S.A. has set up remuneration programs tied to the performance of the stock market price of the its shares, based on the achievement of certain targets indicated below. These remuneration programs are also applicable to certain employees of its subsidiaries.

As contractually agreed with Banco Santander, S.A., Banco Santander (Brasil) S A., similar to other subsidiaries of the group, is required to cash settle the amounts of the liabilities derived from such employee benefits on a periodic basis.

The following share-based payment arrangements were in existence during the current and comparative periods:

		Euros
					Date of
					Commencement	Date of Expiry
	Number of	Exercise		Employee	of Exercise	of Exercise
	Shares	Price	Year Granted	Group	Period	Period

Plans outstanding at 1 January 2007	6,032,700	9.09		Managers	15/01/2008	15/01/2009
Options granted (Plan I09)	834,332	—	2007	Managers	23/06/2007	31/07/2009
Options granted (Plan I10)	1,243,355	—	2007	Managers	23/06/2007	31/07/2010
Options cancelled, net (Plan I06)	(113,700)	9.09		Managers	15/01/2008	15/01/2009

Plans outstanding at 31 December 2007	7,996,687

Options exercised (Plan I06)	(4,657,550)	9.09	—	Managers
Options granted (Plan I10)	—	—	2008	Managers
Options granted (Plan I11)	2,311,231	—	2008	Managers

Plans outstanding at 31 December 2008	5,650,368

Of which
Plan I06	1,261,450	9.09	2006	Managers	15/01/2008	15/01/2009
Plan I09	834,332	—	2007	Managers	23/06/2007	31/07/2009
Plan I10	1,243,355	—	2007	Managers	23/06/2007	31/07/2010
Plan I11	2,311,231	—	2008	Managers	21/06/2008	31/07/2011

The total cost of share-based payments is calculated at the inception date and accrued in a pro-rata basis. The changes in fair value between the grant date and the settlement date are hedged by the parent company. In 2008, pro rata expenses of R$19,647 (2007, R$10,311) were recorded related to the initial costs on the related grant dates for each of the above-mentioned cycles.

Plan I06

In 2004, Santander created a long-term incentive plan for its executives (I06), linked to the attainment of two goals related to the controlling stockholder’s shares: appreciation of share price and growth of earnings

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

per share. The conditions to receive the income were met and the variable compensation was paid from January 15, 2008 to January 15, 2009, at the price of €9.09 per stock option. The executives who had not exercised plan I-06 options by December 31, 2008 can no longer exercise this right from December 13, 2008 to January 15, 2009 since the quotation of Santander Bank’s was below the base price established in the contract (€9.09).

Long-term incentive policy

The meeting of the Board of Directors’ of Santander Spain, held on March 26, 2008, approved the long-term incentive policy intended for the executives of Banco Santander Spain and the Santander Group companies (except Banesto). This policy provides for compensation tied to the performance of the stock of Santander Spain, as established in the Annual Stockholders’ Meeting.

Santander executives in Brazil already participate in the Stock Plan Tied to Goals: multiyear plan paid in shares of Banco Santander Spain. This plan’s beneficiaries are the Executive Officers and other members of Top Management, as well as any other group of executives appointed by the Executive Board or the Executive Committee.

The plans shaping the aforementioned incentive policy are as follows: (i) Performance Share Plan; and (ii) Selective Delivery Share Plan. The characteristics of the plans are set forth below.

Were it necessary or advisable for legal, regulatory or other similar reasons, the delivery mechanisms described below may be adapted in specific cases without altering the maximum number of shares linked to the plan or the essential conditions to which the delivery thereof is subject. These adaptations may involve replacing the delivery of shares with the delivery of cash amounts of an equal value.

(i)	Performance share plan

This multiannual incentive plan is payable in shares of the Bank. The beneficiaries of the plan are the executive directors and other members of senior management, together with any other Bank executives determined by the board of directors or, when delegated by it, the executive committee.

This plan will involve successive three-year cycles of share deliveries to the beneficiaries, so that each year one cycle will begin and, from 2009 onwards, another cycle will also end. The aim is to establish an adequate sequence between the end of the incentive program linked to the previous Plan I06 and the successive cycles of this plan. Thus, the first two cycles commenced in July 2007, the first cycle having a duration of two years (PI09) and the second cycle having a standard three-year term (PI10). In June 2008 the third cycle of the performance share plan (PI11), to run for three years, was approved.

For each cycle a maximum number of shares is established for each beneficiary who remains in the Bank’s employ for the duration of the plan. The targets, which, if met, will determine the number of shares to be delivered, are defined by comparing the Bank’s performance with that of a benchmark group of financial institutions and are linked to two parameters, namely Total Shareholder Return (TSR) and growth in Earnings per Share (EPS).

The ultimate number of shares to be delivered will be determined in each of the cycles by the degree of achievement of the targets on the third anniversary of commencement of each cycle (with the exception of the first cycle, for which the second anniversary will be considered), and the shares will be delivered within a maximum period of seven months from the end of the cycle.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

At the end of each cycle, the TSR and the EPS growth will be calculated for Santander and each of the benchmark entities and the results will be ranked from first to last. Each of the two criteria (TSR and EPS growth) will be weighted at 50% in the calculation of the percentage of shares to be delivered, based on the following scale and in accordance with Santander’s relative position among the group of benchmark financial institutions:

	Percentage of	Santander’s Place in	Percentage of
Santander’s Place in	Maximum Shares to Be	the EPS Growth	Maximum Shares to be
the TSR Ranking	Delivered	Ranking	Delivered

1st to 6th	50%	1st to 6th	50%
7th	43%	7th	43%
8th	36%	8th	36%
9th	29%	9th	29%
10th	22%	10th	22%
11th	15%	11th	15%
12thand below	0%	12th and below	0%

Any benchmark group entity that is acquired by another company, whose shares cease trading or that ceases to exist will be excluded from the benchmark group. In an event of this or any similar nature, the comparison with the benchmark group will be performed in such a way that, for each of the measures considered (TSR and EPS growth) the maximum percentage of shares will be delivered if Santander ranks within the first quartile (including the 25th percentile) of the benchmark group; no shares will be delivered if Santander ranks below the median (50th percentile); 30% of the maximum amount of shares will be delivered if Santander is placed at the median (50th percentile). The linear interpolation method will be used for calculating the corresponding percentage for positions between the median and the first quartile (25th percentile) (neither included).

(ii) Selective delivery share plan

This plan envisages the selective delivery of shares in special circumstances relating to the hiring or retention of employees. All employees and executives, except for the Bank’s executive directors, are eligible for this plan, provided that they have completed a minimum of three to four years of service at the Bank. Each participant will be entitled to receive the shares upon completion of the minimum period of service.

ii.	Fair value

The fair value of each option granted by the Bank is calculated at the grant date. In order to value Plan I06 two valuation reports were performed by two multinational investment banks. These banks used the Black-Scholes equity option pricing model considering the following parameters: the expected life of the options, interest rates, volatility, exercise price, market price and dividends of the Bank shares and the shares of comparable banks. The fair value of the options granted was determined by management based on the average value resulting from the two valuations.

With the exception of the share option plans which include terms relating to market conditions, the transfer terms included in the vesting conditions are not taken into account to estimate fair value. The transfer terms that are not based on market conditions are taken into account by adjusting the number of shares or share options included in the measurement of the service cost of the employee so that, ultimately the amount recognized in the consolidated income statement is based on the number of shares or share options transferred. When the transfer terms are related to market conditions, the charge for the services received is recognized

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

regardless of whether the market conditions for the transfer are met, although the non-market transfer terms must be satisfied. The share price volatility is based on the implicit volatility scale for the Bank’s shares at the exercise prices and the duration corresponding to most of the sensitivities.

The fair value of the Performance Share Plans was calculated as follows:

•	It was assumed that the beneficiaries will not leave the Bank’s employ during the term of each plan.

•	The fair value of the 50% linked to the Bank’s relative TSR position was calculated, on the grant date, on the basis of the report provided by external valuators whose assessment was carried out using a Monte Carlo valuation model, performing 10,000 simulations to determine the TSR of each of the companies in the Benchmark Group, taking into account the variables set forth below. The results (each of which represents the delivery of a number of shares) are classified in decreasing order by calculating the weighted average and discounting the amount at the risk-free interest rate.

	PI09	PI10	PI11

Expected volatility(*)	16.25%	15.67%	19.31%
Annual dividend yield based on last few years	3.23%	3.24%	3.47%
Risk-free interest rate (Treasury Bond yield — zero coupon) over the period of the plan	4.473%	4.497%	4.835%

(*)	calculated on the basis of historical volatility over the corresponding period (two or three years)

The application of the simulation model results in percentage values of 42.7% for PI09, 42.3% for PI10 and 44.9% for PI11, which are applied to 50% of the value of the options granted, in order to determine the cost per books of the TSR-based portion of the incentive. Since this valuation refers to a market condition, it cannot be adjusted after the grant date.

In view of the high correlation between TSR and EPS, it was considered feasible to extrapolate that, in a high percentage of cases, the TSR value is also valid for EPS. Therefore, it was initially determined that the fair value of the portion of the plans linked to the Bank’s relative EPS position, i.e. of the remaining 50% of the options granted, was the same as that of the 50% corresponding to the TSR. Since this valuation refers to a non-market condition, it is reviewed and adjusted on a yearly basis.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

38.	Other general administrative expenses

a)	Breakdown

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	2008	2007

Property, fixtures and supplies	552,538	363,463
Other administrative expenses	841,948	509,650
Technology and systems	636,739	197,445
Advertising	404,052	274,908
Communications	457,675	251,397
Technical reports	293,122	173,404
Per diems and travel expenses	114,150	73,505
Taxes other than income tax	55,365	66,891
Surveillance and cash courier services	275,423	160,559
Insurance premiums	5,763	4,728

	3,636,775	2,075,950

b)	Other information

The balance of “Technical reports” includes the fees paid by the consolidated companies (detailed in the accompanying Appendix I) to their respective auditors, the detail being as follows:

	Thousands of Reais
	2008	2007

Audit of the annual financial statements of the companies audited by Deloitte (constant scope of consolidation)	6,109	3,759
Audit of the annual financial statements of the companies audited by Deloitte (additions to scope of consolidation)	172	—
Services provided by audit firms other than Deloitte: R$3.0 million (2007: R$3.5 million).

39.	Gains/ (losses) on disposal of assets not classified as non-current assets held for sale

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	2008	2007

Gains	19,701	12,759
On disposal of tangible assets	13,162	12,759
On disposal of investments	6,539	—
Losses	(13,090)	(11,898)
On disposal of tangible assets	(13,090)	(11,898)

	6,611	861

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

40.	Gains/ (losses) on non-current assets held for sale not classified as discontinued operations

The breakdown of the net balance of this item is as follows:

	Thousands of Reais
Net Balance	2008	2007

Gains
On disposal of tangible assets	49,859	—

Losses
On impairment of tangible assets	(40,640)	13,470

Net gains	9,219	13,470

41.	Other disclosures

a)	Notional amounts and market values of trading and hedging derivatives

The breakdown of the notional and/or contractual amounts and the market values of the trading and hedging derivatives held by the Bank is as follows:

	Thousands of Reais
	2008		2007
	Notional	Market	Notional	Market
	Amount	Value	Amount	Value

Trading derivatives:
Interest rate risk and other —
Interest rate swaps	55,901,265	15,868,331	43,381,285	8,574,099
Options — purchase and sales	154,139,645	(175,456)	154,863,541	(192,619)
Forward and futures contracts	43,271,519	7,788	17,315,277	534,658
Foreign currency risk —
Currency swaps(1)	56,333,178	(17,867,750)	13,036,530	(8,258,183)
Options — purchase and sales	58,473,829	(1,559,102)	75,083,905	(1,690,998)
Forward and futures contracts	48,517,742	1,823,929	18,779,698	(114,115)

	416,637,178	(1,902,260)	322,460,236	(1,147,158)

Hedging derivatives:
Interest rate risk —
Futures contracts(2)	18,055,336	—	—	—
Interest rate swaps	1,701,594	(158,450)	—	—
	19,756,930	(158,450)	—	—

Total	436,394,108	(2,060,710)	322,460,236	(1,147,158)

(1)	Includes credit derivatives, which the Bank uses to reduce or eliminate its exposure to specific risks arising from the purchase or sale of assets associated with the credit portfolio management In 2008, the volume of credit derivatives with total return rate — credit risk received corresponds to R$697,606 thousands of cost and R$696,162 thousands of fair value, and the credit risk volume transferred corresponds to R$94,852 thousands of cost and R$99 785 thousands of fair value During the period there

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

were no credit events related to events provided for in the contracts Required base capital used amounted to R$3,805 thousands

(2)	The mark-to-market effect of these cash flow hedges, with maturity that varies from January 2, 2009 to January 2, 2012, is recorded directly in equity, and at December 31, 2008 corresponded to a debit of R$85,917, net of taxes The fair value of Certificate of Deposits designated as a hedged item was R$18,308,306 at December 31, 2008 No ineffective portion of such hedges, which would require recording in income, was identified during the period Futures-DI transactions designated as hedge instrument have daily adjustments and are recorded in assets or liabilities and settle in cash daily

The breakdown of the notional and/or contractual amounts of trading derivative by maturity is as follows:

	Thousands of Reais
	2008				2007
		From 3 to 12
	Up to 3 Months	Months	Over 12 Months	Total	Total

Swap	30,683,247	24,952,103	56,599,093	112,234,443	56,417,815
Options	143,684,039	34,764,025	34,165,410	212,613,474	229,947,446
Forward and futures contracts	41,150,841	17,508,341	33,130,079	91,789,261	36,094,975

	215,518,127	77,224,469	123,894,582	416,637,178	322,460,236

The notional and/or contractual amounts of the contracts entered into do not reflect the actual risk assumed by the Bank, since the net position in these financial instruments is the result of offsetting and/or combining them. This net position is used by the Bank basically to hedge the interest rate, underlying asset price or foreign currency risk; the results on these financial instruments are recognized under “Gains/losses on financial assets and liabilities (net)” in the consolidated income statements and increase or offset, as appropriate, the gains or losses on the investments hedged.

Additionally, in order to interpret correctly the results on the “Securities and Commodities Derivatives” shown in the foregoing table, it should be considered that these items relate mostly to securities options for which a premium has been received which offsets their negative market value. Also, this market value is offset by positive market values generated by symmetrical positions in the Bank’s held-for-trading portfolio.

The Bank manages the credit risk exposure of these contracts through netting arrangements with its main counterparties and by receiving assets as collateral for its risk positions.

The detail of the cumulative credit risk exposure, by financial derivative, is as follows:

	Thousands of Reais
	2008	2007

Securities derivatives	95,670	870,955
Currency derivatives	163,324,749	106,900,133
Interest rate derivatives	272,973,689	214,689,148

Total	436,394,108	322,460,236

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

b)	Off-balance-sheet funds under management

The detail of off-balance-sheet funds managed by the Bank is as follows:

	Thousands of Reais
	2008	2007

Investment funds	76,777,598	55,911,429
Assets under management	3,624,448	2,380,294

	80,402,046	58,291,723

c)	Third-party securities held in custody

At December 31, 2008, the Bank held in custody debt securities and equity instruments totaling R$80,454,575 thousand entrusted to it by third parties.

d)	Residual maturity periods and average interest rates

The breakdown, by maturity, of the balances of certain items in the consolidated balance sheets is as follows:

	December 31, 2008
	Thousands of Reais
								Average
	On	Up to	3 to	1 to	3 to	After 5		Interest
	Demand	3 Months	12 Months	3 Years	5 Years	Years	Total	Rate

Assets:
Cash and balances with the Brazilian Central Bank	10,180,498	11,570,645	1,949,357	—	—	—	23,700,500	9.7%
Debt instruments	—	5,067,650	4,254,433	14,092,854	10,826,959	5,354,568	39,596,464	14.9%
Equity instruments	1,923,483	—	—	—	—	—	1,923,483	—
Loans and receivables:
Loans and advances to credit institutions	2,341,914	16,054,833	6,009,372	3,023,897	212,747	6,095,770	33,738,533	9.9%
Loans and advances to customer, gross	8,050,623	37,176,761	41,720,532	32,897,225	15,903,692	6,900,583	142,649,416	25.4%

	22,496,518	69,869,889	53,933,694	50,013,976	26,943,398	18,350,921	241,608,396	19.8%

Liabilities:
Deposits from the Brazilian Central Bank	—	—	184,583	—	—	—	184,583	6.2%
Deposits from credit institutions	1,188,957	3,652,291	12,815,453	5,639,095	2,387,885	641,955	26,325,636	8.5%
Customer deposits	36,374,095	38,129,028	25,625,227	35,907,327	18,618,151	841,011	155,494,839	12.4%
Marketable debt securities	—	3,948,416	3,796,188	2,346,840	1,273,523	720,688	12,085,655	9.0%
Subordinated liabilities	—	6,431	103,865	—	2,407,277	6,679,856	9,197,429	13.8%
Other financial liabilities	1,997,660	4,376,111	4,338,811	(45,998)	18,588	—	10,685,172	—
	39,560,712	50,112,277	46,864,127	43,847,264	24,705,424	8,883,510	213,973,314	11.2%

Difference (assets less liabilities)	(17,064,194)	19,757,612	7,069,567	6,166,712	2,237,974	9,467,411	27,635,082

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

	December 31, 2007
	Thousands of Reais
								Average
	On	Up to	3 to	1 to	3 to	After 5		Interest
	Demand	3 Months	12 Months	3 Years	5 Years	Years	Total	Rate

Assets:
Cash and balances with the Brazilian Central Bank	7,446,337	14,830,604	—	—	—	—	22,276,941	12.2%
Debt instruments	—	1,505,323	2,117,279	3,797,605	3,054,335	4,940,818	15,415,360	16.3%
Equity instruments	2,958,964	—	—	—	—	—	2,958,964	—
Loans and receivables:
Loans and advances to credit institutions	288,356	2,137,002	1,437,462	631,592	165,905	2,623,328	7,283,645	9.7%
Loans and advances to customer, gross	528,605	14,237,487	14,381,151	14,726,057	5,381,749	2,197,465	51,452,514	21.1%

	11,222,262	32,710,416	17,935,892	19,155,254	8,601,989	9,761,611	99,387,424	16.9%

Liabilities:
Deposits from credit institutions	75,170	10,999,016	4,362,706	2,144,205	876,959	386,061	18,844,117	7.5%
Customer deposits	13,230,450	19,846,528	8,759,480	11,179,907	2,194,093	—	55,210,458	10.3%
Marketable debt securities	—	604,122	901,583	1,075,381	11,723	212,608	2,805,417	10.1%
Subordinated liabilities	—	2,140	—	—	—	4,208,084	4,210,224	10.6%
Other financial liabilities	494,248	2,002,444	1,904,290	—	—	—	4,400,982	—

	13,799,868	33,454,250	15,928,059	14,399,493	3,082,775	4,806,753	85,471,198	9.2%

Difference (assets less liabilities)	(2,577,606)	(743,834)	2,007,833	4,755,761	5,519,214	4,954,858	13,916,226

e)	Equivalent reais value of assets and liabilities

The detail of the main foreign currency balances in the consolidated balance sheet, based on the nature of the related items, is as follows:

	Equivalent Value in Thousands of Reais
	2008		2007
	Assets	Liabilities	Assets	Liabilities

Cash and balances with the Brazilian Central Bank	1,870,340	—	162,760	—
Financial assets/liabilities held for trading	401,283	1,901,874	23,905	955,598
Available-for-sale financial assets	115,480	—	—	—
Loans and receivables	13,568,903	—	3,346,422	—
Financial liabilities at amortized cost	—	31,464,106	—	10,052,594

	15,956,006	33,365,980	3,533,087	11,008,192

f)	Fair value of financial assets and liabilities not measured at fair value

The financial assets owned by the Bank are measured at fair value in the accompanying consolidated balance sheet, except for loans and receivables and equity instruments whose market value cannot be estimated reliably.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Similarly, the Bank’s financial liabilities -except for financial liabilities held for trading and those measured at fair value — are measured at amortized cost in the consolidated balance sheet.

i)	Financial assets measured at other than fair value

Following is a comparison of the carrying amounts of the Bank’s financial assets measured at other than fair value and their respective fair values at year-end:

	Thousands of Reais
	2008		2007
	Carrying		Carrying
Assets	Amount	Fair Value	Amount	Fair Value

Loans and receivables:
Loans and advances to credit institutions (Note 5)	29,691,635	30,374,956	5,831,178	5,830,370
Loans and advances to customers (Note 9)	133,033,471	127,044,873	49,203,082	48,993,464

	162,725,106	157,419,829	55,034,260	54,823,834

ii)	Financial liabilities measured at other than fair value

Following is a comparison of the carrying amounts of the Bank’s financial liabilities measured at other than fair value and their respective fair values at year-end:

	Thousands of Reais
	2008		2007
	Carrying		Carrying
Liabilities	Amount	Fair Value	Amount	Fair Value

Financial liabilities at amortized cost:
Deposits from the Brazilian Central Bank (Note 16)	184,583	184,583	—	—
Deposits from credit institutions (Note 16)	26,325,636	26,187,014	18,217,012	18,177,132
Customer deposits (Note 17)(*)	155,494,839	155,173,062	55,147,278	55,119,026
Marketable debt securities (Note 18)	12,085,655	12,009,351	2,805,417	2,806,198
Subordinated liabilities (Note 19)	9,197,429	9,161,607	4,210,224	4,208,067
Other financial liabilities (Note 20)	10,685,172	10,832,240	4,400,982	2,542,530

	213,973,314	213,547,857	84,780,913	82,852,953

(*)	For these purposes, the fair value of customer demand deposits, which are included within customer deposits, are taken to be the same as their carrying amount

42.	Operating segments

The Bank has early adopted IFRS 8 for the fiscal year ending December 31, 2008. In accordance with such standard, an operating segment is a component of an entity:

(a) that engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity),

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

(b) whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and

(c) for which discrete financial information is available.

Following such guidance, the Bank has identified the following business segments as its operating segments:

•	Commercial Banking,

•	Global Wholesale Banking,

•	Asset Management and Brokerage.

The Commercial Banking segment encompasses the entire commercial banking business (except for the CorporateBanking business managed globally using the Global Relationship Model). The Asset Management and Insurance segment includes the contribution to the Bank arising from the design and management of the investment fund, pension and insurance businesses of the various units. The Global Wholesale Banking segment reflects the returns on the Global Corporate Banking business, those on Investment Banking and Markets worldwide, including all the globally managed treasury departments and the equities business.

The condensed income statements and other significant data are as follows:

	Thousands of Reais
	2008				2007
		Global	Asset			Global	Asset
	Commercial	Wholesale	Management		Commercial	Wholesale	Management
	Banking	Banking	and Brokerage	Total	Banking	Banking	and Brokerage	Total

NET INTEREST INCOME	10,191,650	1,213,502	32,817	11,437,969	5,491,818	693,259	10,209	6,195,286
Income from equity instruments	36,972	—	—	36,972	36,387	—	—	36,387
Share of results of entities accounted for
using the equity method	112,330	—	—	112,330	5,884	—	—	5,884
Net fee and commission income	3,602,255	449,289	202,159	4,253,703	2,694,428	253,022	150,522	3,097,972
Gains/losses on financial assets and
liabilities	(358,011)	540,636	7,041	189,666	944,229	950,485	3,537	1,898,251
Other operating income/(expenses)	(21,570)	(37,782)	(465)	(59,817)	143,362	(10,412)	(26)	132,924
TOTAL INCOME	13,563,626	2,165,645	241,552	15,970,823	9,316,108	1,886,354	164,242	11,366,704
Personnel expenses	(3,104,942)	(403,671)	(39,549)	(3,548,162)	(2,071,426)	(277,737)	(35,104)	(2,384,267)
Other administrative expenses	(3,485,160)	(129,640)	(21,975)	(3,636,775)	(1,963,009)	(95,500)	(17,441)	(2,075,950)
Depreciation and amortization of tangible and intangible assets	(797,536)	(44,065)	(4,404)	(846,005)	(528,960)	(43,027)	(7,759)	(579,746)
Provisions (net)	(1,160,918)	(38,638)	(30,761)	(1,230,317)	(1,192,553)	7,654	(11,513)	(1,196,412)
Net impairment losses on financial assets	(4,076,108)	(23,176)	—	(4,099,284)	(2,164,523)	5,075	11	(2,159,437)
Net impairment losses on non-financial assets	(77,267)	—	(10)	(77,277)	(298,085)	—	3	(298,082)
Other non-financial gains/(losses)	15,830	—	—	15,830	14,331	—	—	14,331
PROFIT/(LOSS) BEFORE TAX	877,525	1,526,455	144,853	2,548,833	1,111,883	1,482,819	92,439	2,687,141
Other aggregates:
Total assets	243,957,824	50,232,023	—	294,189,847	85,783,918	22,535,315	—	108,319,233
Loans and advances to customers	106,317,159	28,151,101	—	134,468,260	38,513,016	10,690,066	—	49,203,082
Customer deposits	117,516,868	37,977,971	—	155,494,839	46,720,925	8,489,533	—	55,210,458

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Additionally, the Bank does not have any customers that individually accounted for 10% or greater of our interest and similar income for 2008 and 2007.

43.	Related party transactions

The parties related to the Bank are deemed to include, in addition to its subsidiaries, associates and jointly controlled entities, the Bank’s key management personnel and the entities over which the key management personnel may exercise significant influence or control.

Following is a detail of the ordinary business transactions performed by the Bank with its related parties:

a)	Management compensation

i)	Short-term benefits

Board of Directors’ and Executive Board’s compensation:

	Thousands of Reais
	2008	2007

Fixed compensation	16,017	9,321
Variable compensation	55,421	56,160
Other	4,335	3,462

Total	75,773	68,943

ii)	Contract termination

Employment contracts have an undefined period. The termination of the employment relationship for non-fulfilment of obligations or voluntarily does not entitle executives to any financial compensation. In the case of termination of contracts by the Bank, executives will be entitled to receive R$2,219 as compensation.

iii) Other information

Lending operations

In conformity with prevailing regulations, financial institutions cannot grant loans or advances to:

a) any individuals or legal entities that control the institution or any entity under joint control with the institution, or any officer, member of the board of directors, member of the supervisory board, or member of the immediate family of such individuals;

b) any entity controled by the institution; or

c) any entity in which the Bank holds, directly or indirectly, 10% or more of the capital.

Accordingly, loans or advances are not granted to any subsidiaries, executive officers, members of the board of directors or their families.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Ownership Interest

The table below shows the direct interest (common shares and preferred shares) as of December 31, 2008 exceeding five percent of total shares.

	2008
	Common		Common		Preferred		Preferred		Total		Total
Stockholders’	Shares		Shares (%)		Shares		Shares (%)		Shares		Shares (%)

Grupo Empresarial Santander, S.L.(1)	72,504,460		41.60		61,391,761		40.53		133,896,221		41.10
Sterrebeeck B.V.(1)	99,048,194		56.83		86,076,161		56.83		185,124,355		56.83
Members of the Board of Directors	(*	)	(*	)	(*	)	(*	)	(*	)	(*	)
Members of the Executive Board	(*	)	(*	)	(*	)	(*	)	(*	)	(*	)
Other	2,739,762		1.57		3,997,945		2.64		6,737,707		2.07

Total	174,292,416		100.00		151,465,867		100.00		325,758,283		100.00

(*)	None of the members of the Board of Directors and the Executive Board holds 1 0% or more of any class of shares

(1)	Companies of the Santander Spain Group

The table below shows the direct interest (common shares and preferred shares) as of December 31, 2007 exceeding five percent of total shares.

	2007
	Common		Common		Preferred		Preferred		Total		Total
Stockholders’	Shares		Shares (%)		Shares		Shares(%)		Shares		Shares (%)

Grupo Empresarial Santander, S.L.(1)	70,531,883		99.29		59,679,756		96.67		130,211,639		98.07
Sterrebeeck B.V.(1)	—		—		—		—		—		—
Members of the Board of Directors	(*	)	(*	)	(*	)	(*	)	(*	)	(*	)
Members of the Executive Board	(*	)	(*	)	(*	)	(*	)	(*	)	(*	)
Other	504,040		0.71		2,052,800		3.33		2,556,840		1.93

Total	71,035,923		100.00		61,732,556		100.00		132,768,479		100.00

(*)	None of the members of the Board of Directors and the Executive Board holds 1 0% or more of any class of shares

(1)	Companies of the Santander Spain Group

b)	Related-Party Transactions

Transactions among the entities of Santander are carried out under usual market rates and terms, comparable to those applied in transactions with unrelated parties.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The principal transactions and balances are as follows:

	Thousands of Reais
	2008		2007
	Joint-Controlled		Joint-Controlled
	Companies	Related-Party	Companies	Related-Party

Assets
Cash and balances with the Brazilian Central Bank	—	714,127	—	36,509
Loans and advances to credit institutions	455,844	10,587,034	—	1,585,601
Trading derivatives	—	1,501,689	—	175,573
Trading Account	—	18,865	—	2,535
Other Assets	111	125,237	—	43,894
Liabilities
Customer deposits	(85,198)	(120,400)	—	(58,947)
Deposits from credit institutions	(39,229)	(5,471,056)	—	(1,323,936)
Trading derivatives	—	(1,667,390)	—	(123,441)
Other Liabilities — Dividends and Bonuses Payable	—	(1,352,252)	—	(1,411,683)
Other Payables — Other	(7,925)	(40,534)	—	(5,154)
Income
Interest and similar income	6,167	33,348	—	57,273
Interest expense and similar charges	(8,153)	(563,271)	—	(62,828)
Gains/losses on financial assets and liabilities	—	(675,087)	—	149,703
Other income expenses	—	(175,929)	—	14,323

44.	Risk management

Risk management at the Santander Brazil follow that same principles that are set at the Group level:

•	Independence of the risk function with respect to the business. The head of the Bank’s Risk Division, reports directly to the executive committee and the board. The local risk unit keeps its independence with a direct report to the Corporate risk Unit.

•	Commitment to supporting the business by contributing, without undermining the preceding principle, to the achievement of commercial objectives whilst safeguarding risk quality. To this end, the organizational structure responsible for implementing risk policies is adapted to the commercial structure so as to encourage cooperation between business and risk managers.

•	Collective decisions (even at branch level), which ensure that different opinions are taken into account and avoid situations in which decisions are taken individually.

•	Well-established tradition of using internal rating and scoring tools, return on risk-adjusted capital (RORAC), value-at-risk (VaR), economic capital, extreme scenario analyses, etc.

•	Global approach, achieved by addressing on an integrated basis all the risk factors in all the business units and geographical locations, and using the concept of economic capital as a consistent measure of the risk assumed and as the basis for assessing the management performed.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	Desire to continue to target a medium-low risk profile, emphasizing its low volatility and its predictability, by:

•	seeking to achieve a high degree of risk diversification, thus limiting risk concentration on particular customers, groups, sectors, products or geographical locations;

•	maintaining a low level of complexity in Markets operations;

•	paying ongoing attention to risk monitoring in order to prevent potential portfolio impairment sufficiently in advance.

At Santander Brazil, the risk management and control process has been structured using as reference the framework defined at corporate level and described according to the following phases:

•	Adaptation of corporate risk management frameworks and policies that reflect Santander’s risk management principles.

The Santander Brazil has been adopting a series of risk policies and procedures that constitute its regulatory framework, which, taking the form of circulars, frameworks (formerly the Risk Management Policy Manuals) and operating rules, regulates the risk activities and processes.

Within this regulatory framework, the Corporate Risk Management Framework, approved by Senior Management (Risks), regulates the principles and standards governing the general modus operandi of the Santander Brazil’s risk activities, based on the corporate organizational and a management models.

The organizational model comprises the management map, the risk function and governance, and the regulatory framework itself. The management model contains the basic pillars for risk management, the channels for the planning and setting of targets, the budgeting and risk limit setting process, the control of operations, the framework for risk reporting to senior management and the technological reference model for risk management.

One of the main characteristics of this Corporate Risk Management Framework is that it leads to the regulation, through a series of more specific corporate frameworks, of the functions reporting to the Risk Unit.

•	Identification of risks, through the constant review and monitoring of exposures, the assessment of new products and businesses and the specific analysis of singular transactions;

•	Measurement of risks using extensively tested methods and models;

•	Preparation and distribution of a complete set of reports that are reviewed daily by the heads at all levels of Santander management;

Implementation of a risk control system which checks, on a daily basis, the degree to which Santander Brazil’s risk profile matches the risk policies approved and the risk limits set. The most noteworthy corporate tools and technics (above mentioned) already in use in Santander Bank are in different stages of maturity regarding the level of implementation and use in Santander Brazil. For wholesale segment, these technics are quite in line with the corporate level development. For local segments, internal ratings and scorings based models, VaR and market risk scenario analysis and stress testing have been already embbebed in risk management routine while Expected loss, Economic Capital and RORAC have been recently started.

•	Internal ratings- and scorings-based models which, by assessing the various qualitative and quantitative risk components by customer and transaction, make it possible to estimate, firstly, the probability of default and, subsequently, the expected loss, based on LGD estimates.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	Economic capital, as a homogeneous measure of the risk assumed and a basis for the measurement of the management performed.

•	RORAC, which is used both as a transaction pricing tool (bottom-up approach) and in the analysis of portfolios and units (top-down approach).

•	VaR, which is used for controlling market risk and setting the market risk limits for the various trading portfolios.

•	Scenario analysis and stress testing to supplement market and credit risk analyses in order to assess the impact of alternative scenarios, even on provisions and capital.

Santander Brazil intends to use the internal Models for the calculation of regulatory capital and for this has agreed a timetable with the home supervisor. This plan is currently under revision due to the Banco Real’s acquirement. Notwithstanding, the Santander Brazil has defined a Basel2 governance structure and has assigned for this purpose, all the human and technology resources necessary to meet the stringent requirements established by the Bank of Spain, the supervisory authority responsible for the validation of these internal models. It is also important to mention that this Basel2 governance structure is also responsible to incorporate the local regulator requirements and assures the compliance with these requirements.

I.	CORPORATE GOVERNANCE OF THE RISK FUNCTION

The risk committee framework for Santander Brazil is set based on corporate risk standards. The executive risk committees have their level of approvals delegated by the the risk committee at Santander Bank, an executive body that adopts decisions within the scope of the powers delegated by the board, is presided over by the third deputy chairman of the Santander Bank and also comprises a further four directors of the Bank. The Executive committees are responsible for ensuring that the local risk policies are implemented and ensures that the Santander Brazil’s activities are consistent with its risk tolerance level for the main risk exposures approved by Santander Bank. Those exposures are systematically reviewed and presented to these committees that also decide upon any transactions that exceed the powers delegated to lower-ranking bodies. The executive risk committee is also responsible for advicing the Group Risk Committee about the proposals that exceeed its level of approval.

The executive risk committees take place on weekly basis evidencing the importance that the Santander Brazil attaches to the proper management of its risks.

The responsibilities assigned to the executive risk committee are essentially as follows:

•	To ensure to the Senior Management of the Bank, that the local policies are implemented and followed in accordance with the corporate standards including:

•	The various types of risk (financial, operational, technological, legal and reputational, inter alia) facing the Bank;

•	The information and internal control systems to be used to control and manage these risks;

•	The level of risk deemed acceptable by the Bank;

•	The measures envisaged to mitigate the impact of the identified risks in the event that they materialize.

•	To conduct systematic reviews of the Bank’s exposure to its main customers, economic activity sectors, geographical areas and types of risk.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	To authorize the local management tools and risk models and ascertain the result of their internal validation.

•	To ensure that the Santander Brazil’s actions are consistent with the level of risk tolerance previously approved at group level.

•	To be informed of, assess and follow any remarks and recommendations that may be periodically made by the supervisory authorities in discharging their function.

•	To resolve transactions outside the powers delegated to lower-ranking bodies and the overall limits for pre-classified risk categories in favor of economic groups or in relation to exposure by type of risk.

The executive risk committee has delegated certain of its powers to risk committees which are structured by, business line, type and segment of risk. The risk function at the Santander Brasil is performed through an Executive Risk Unit, which is independent from the business areas from both a hierarchical and a functional standpoint. This Executive Risk Unit directly reports to the CEO of the Santander Brazil and to the Head of Risk of Santander Bank.

•	In Santander Brazil the Executive Risk Unit has divided into two blocks:

•	A control and methodology structure, which adapts the risk policies, methodologies and control systems and consists of several units organized by type of risk (solvency, market risks and methodology).

•	A business structure, centered on the performance and management integration of the risk function in the Santander Brazil’s retail, corporate and wholesale businesses.

Santander Brazil follows the same risk policy of Santander’s Bank that is oriented towards maintaining a predictable medium-low risk profile, as regards both credit and market risks. Following is an analysis of the Bank’s main types of risk: credit, market, operational and reputational risks.

II.	CREDIT RISK

II.1	Introduction to the treatment of credit risk

Credit risk is the possibility of loss stemming from the total or partial failure of our customers or counterparties to meet their financial obligations to the Bank.

The specialization of the Bank’s risk function is based on the type of customer and, accordingly, a distinction is made between individualized customers and standardized customers in the risk management process:

•	Individualized customers are defined as those to which a risk analyst has been assigned, basically because of the risk assumed. This category includes wholesale banking customers, financial institutions and certain enterprises belonging to retail banking. Risk management is performed through an analysis supplemented by decision-making support tools based on internal risk assessment models.

•	Standardized customers are those which have not been expressly assigned a risk analyst. This category generally includes individuals, individual entrepreneurs, and retail banking enterprises not classified as individualized customers. Management of these risks is based on internal risk assessment and automatic decision-making models, supplemented subsidiarily, when the model is not comprehensive enough or is not sufficiently accurate, by teams of analysts specializing in this type of risk.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

II.2	Main aggregates and variations

The profile of the credit risk assumed by the Bank is characterized by a diversified geographical distribution and the prevalence of retail banking operations.

a.	Map of credit risk — 2008

The following table shows the map of credit risk, expressed in nominal amounts (with the exception of exposure in derivatives and repos, which is expressed in credit risk equivalent), to which the Bank was exposed at December 31 2008 (in thousands of Reais).

SANTANDER BANK — GROSS CREDIT RISK EXPOSURE AS OF DECEMBER 31, 2008
Private
Customer		Sovereign	Fixed-	Credit	Drawable	Derivatives
Draw	Drawable by	Fixed-Income	Income	Institution	by Credit	and			Change/
-Downs	Customers	(Excl. Trad.)	(Excl. Trad.)	Drawdowns	Institutions	Repos (CRE)	Total	%	Dec-07

168,595,675	66,066,011	28,155,752	2,619,668	34,124,294	—	9,942,309	309,503,709	9.4%	116.8%

Data at 31/12/08

CRE (Credit Risk Equivalent: net replacement value plus maximum potential value Includes credit risk mitigants)

Balances drawn down by customers exclude repos

Balances with credit institutions (excluding repos and trading portfolio) include R$20,481,599 thousand of deposits at the Brazilian Central Bank

2008 was characterized by a slowdown in lending growth, reflecting the lower demand for credit. The nominal credit risk exposure increased by 18.35% year-on-year (considering Banco Real growth in 2008), particularly as a result of the rise in credit institution and customer drawdowns.

b.	Variations in main aggregates in 2008

The changes in non-performing loans and the cost of credit reflect the impact of the across-the-board deterioration of the economic environment, mitigated by prudent risk management, which enabled the Bank to hold these data at adequate levels. As a result, the Bank maintained a significant NPL coverage ratio and a high level of allowance for incurred losses not specifically identified.

The non-performing loans ratio increased by 147 basis points in the year to stand at 4.48% in December 2008. The NPL coverage ratio was 105.8%, as compared with a coverage ratio of 107.5% at 2007 year-end.

						Specific Credit Loss
Credit Risk Exposure to		Non-Performing		Impairment		Provisions, Net of		Cost of Credit(1)
Customers (*)		Loans Ratio (%)		Coverage Ratio (%)		RAWO(**)		(% of Risk)
2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
(Thousands of Reais)						(Thousands of Reais)

172,425,538	66,650,457	4.48	3.14	105.8	107.5	8,181,156	2,249,432	4.45	4.02

Data prepared on the basis of management criteria Memorandum item Spain for 2008, on basis of controller’s unit accounting criteria

(*)	Includes gross loans and advances to customers, guarantees and documentary credits

(**)	RAWO = Recoveries of Assets Written Off

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

c.	Distribution of credit risk

The Bank is well diversified within segments and products and concentrates its activities on its core markets. Retail business represents 54% and non-retail 46% of total credit assets.

II.3	Measures and measurement tools

a.	Rating tools

Santander has used proprietary internal rating models to measure the credit quality of a given customer or transaction. Each rating relates to a certain probability of default or non-payment, determined on the basis of the Entity’s historical experience, with the exception of certain portfolios classified as “low default portfolios”. More than 50 internal rating models are used in the Bank’s loan approval and risk monitoring process.

Global rating tools are applied to the sovereign risk, financial institutions and global wholesale banking segments. Management of these segments is centralized at Bank level, for both rating calculation and risk monitoring purposes. These tools assign a rating to each customer, which is obtained from a quantitative or automatic module, based on balance sheet ratios or macroeconomic variables, supplemented by the analyst’s judgment.

For the corporate and individualized institutions segments, the Parent of the Santander Bank has defined a single methodology for the construction of a rating system in each country, based on the same modules as the above-mentioned ratings: a quantitative or automatic module (analyzing the credit performance of a sample of customers and the correlation with their financial statements), a qualitative or analyst judgment module, and final reviews.

Ratings assigned to customers are reviewed periodically to include any new financial information available and the experience in the banking relationship. The frequency of the reviews is increased in the case of customers that reach certain levels in the automatic warning systems and of customers classified as requiring special monitoring. The rating tools themselves are also reviewed in order to progressively fine-tune the ratings they provide.

For standardized customers, both legal entities and individuals, the Bank has scoring tools that automatically assign a score to the proposed transactions.

These loan approval systems are supplemented by performance rating models. These tools provide enhanced predictability of the risk assumed and are used for preventive and marketing activities.

b.	Credit risk parameters

The estimates of the risk parameters (PD, LGD and EAD) should be based on internal experience, i.e. on default observations and on the experience in defaulted loan recoveries.

For portfolios with scant internal default experience, such as banks, sovereign risk or global wholesale banking, the parameters are estimated globally. These portfolios are known as “low default portfolios”.

For all other portfolios, parameter estimates are based on the Bank’s internal experience. In the case of SMEs, the balance sheet information is used not only to assign the rating, but also to obtain factors which explain the probability of default. In retail portfolios, the PD is calculated by observing the cases of new arrears in relation to the scoring assigned to the related transactions.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

LGD calculation is based on the observation of the recoveries of defaulted loans, taking into account not only the income and expenses associated with the recovery process, but also the timing thereof and the indirect costs arising from the recovery process.

EAD is estimated by comparing the use of committed facilities at the time of default and their use under normal (performing) circumstances, so as to identify the actual use of the facilities at the time of default.

The estimated parameters are then assigned to performing, i.e. non-defaulted, loans. The assignment is different for low-default portfolios and for other portfolios. In the case of low-default portfolios, which are also global management portfolios, parameters are assigned in the same way in all the Bank units.

By contrast, the retail portfolios have specific scoring systems in each of the Bank’s units, which require the performance of separate estimates and the assignation of parameters in a particular manner in each case.

c.	Master rating scale

In order to achieve equivalent internal ratings in the different models available — corporate, sovereign risk, financial institutions and other segments — and to make them comparable with the external ratings of rating agencies, the Bank has a so-called master rating scale.

The equivalence is established through the probability of default associated with each rating. Internally calibrated PDs are compared against the default rates associated with the external ratings, which are published periodically by rating agencies.

	Probability of	Equivalence with:
Internal Rating	Default	Standard & Poor’s	Moody’s

9.3	0.017%	AAA	Aaa
9.2	0.018%	AA+	Aa1
9.0	0.022%	AA	Aa2
8.5	0.035%	AA−	Aa3
8.0	0.06%	A+	A1
7.5	0.09%	A	A2
7.0	0.14%	A−	A3
6.5	0.23%	BBB+	Baa1
6.0	0.36%	BBB	Baa2
5.5	0.57%	BBB−	Baa3
5.0	0.92%	BB+	Ba1
4.5	1.46%	BB	Ba2
4.0	2.33%	BB/BB−	Ba2/Ba3
3.5	3.71%	BB-/B+	Ba3/B1
3.0	5 92%	B+/B	B1/B2
2.5	9.44%	B	B2
2.0	15.05%	B−	B3
1.5	24.00%	CCC	Caa1
1.0	38.26%	CC/C	Caa1/Caa2

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

d.	Distribution of EAD and associated EL

The table below details the distribution, by segment, of the credit risk exposure in terms of EAD. Approximately 60% of total risk exposure to customers (excluding sovereign and counterparty risk and other Assets) relates to the SME and individuals financing segments, which reflects the commercial orientation of the Santander Bank’s business and risks. The expected loss arising from customer exposure is 4.91% of the Bank’s total credit risk exposure, and, accordingly, the profile of the credit risk assumed can be classified as medium-low.

	Segmentation of Credit Risk Exposure
	EAD
	(Millions of Reais)%		Average PD (%)	Average LGD	EL

Public sector	812	0.6	8.80	74.60	53
Corporate	49,635	37.3	2.30	36.57	418
SMEs	20,955	15.7	6.53	65.76	899
Mortgage loans to individuals	4,400	3.3	3.67	40.00	65
Consumer loans to individuals	48,081	36.1	7.66	51.88	1,910
Credit cards — individuals	6,444	4.8	3.20	68.30	141
Other assets	2,889	2.2	—	—	22

Total	133,216	100.0	5.02	52.15	3,485

Data at December 2008

Excluding doubtful assets/non-performing loans

II.4.	Observed loss: measures of cost of credit

To supplement the use of the advanced models described above (see related data in the “Economic Capital” section), other habitual measures are used to facilitate prudent and effective management of credit risk based on observed loss.

The cost of credit risk at the Bank is measured using different approaches: variation in non-performing loans in the recovery process (ending doubtful assets — beginning doubtful assets + assets written off — recovery of assets written off), net credit loss provisions (provisions to specific allowances — recovery of assets written off); and net assets written off (assets written off — recovery of assets written off).

II.5	Credit risk cycle

The risk management process consists of identifying, measuring, analyzing, controlling, negotiating and deciding on, as appropriate, the risks incurred in the Bank’s operations. The parties involved in this process are the risk taking areas, senior management and the risk function.

The process begins at senior management level, through the board of directors and the risk committee, which establishes the risk policies and procedures, and the limits and delegations of powers, and approves and supervises the scope of action of the risk function.

The risk cycle comprises three different phases: pre-sale, sale and post-sale:

•	Pre-sale: this phase includes the risk planning and target setting processes, determination of the Bank’s risk appetite, approval of new products, risk analysis and credit rating process, and limit setting.

•	Sale: this is the decision-making phase for both pre-classified and specific transactions.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	Post-sale: this phase comprises the risk monitoring, measurement and control processes and the recovery process.

a.	Risk limit planning and setting

Risk limit setting is a dynamic process that identifies the Bank’s risk appetite by assessing business proposals and the attitude to risk.

This process is defined in the global risk limit plan, an agreed-upon comprehensive document for the integrated management of the balance sheet and the inherent risks, which establishes risk appetite on the basis of the various factors involved.

The risk limits are founded on two basic structures: customers/segments and products.

For individualized risks, customers represent the most basic level, and individual limits are established (pre-classification) when certain features, generally of relative importance, concur.

For large corporate groups a pre-classification model, based on an economic capital measurement and monitoring system, is used. As regards the corporate segment, a simplified pre-classification model is applied for customers meeting certain requirements (thorough knowledge, rating, etc.).

In the case of standardized risks, the risk limits are planned and set using the credit management programs (PGC, using the Spanish acronym), a document agreed upon by the business areas and the risk units and approved by the risk committee or its delegated committees, which contains the expected results of transactions in terms of risk and return, as well as the limits applicable to the activity and the related risk management.

b.	Risk analysis and credit rating process

Risk analysis is a pre-requisite for the approval of loans to customers by the Bank. This analysis consists of examining the counterparty’s ability to meet its contractual obligations to the Bank, which involves analyzing the customer’s credit quality, its risk transactions, its solvency and the return to be obtained in view of the risk assumed.

The risk analysis is conducted with a pre-established frequency or every time a new customer or transaction arises, depending on the segment involved. Additionally, the credit rating is examined and reviewed whenever a warning system is triggered or an event affecting the counterparty/transaction occurs.

c.	Transaction decision-making

The purpose of the transaction decision-making process is to analyze transactions and adopt resolutions thereon, taking into account the risk appetite and any transaction elements that are important in achieving a balance between risk and return.

Since 1993 the Bank has been using, among others, the RORAC (return on risk-adjusted capital) methodology for the risk analysis and pricing in the decision-making process on transactions and deals.

d.	Risk monitoring and control

In addition to the tasks performed by the Internal Audit Division, the Risk Unit has a specific risk monitoring function for adequate credit quality control, which consists of local and global teams to which specific resources and persons in charge have been assigned.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

This monitoring function is based on an ongoing process of permanent observation to enable early detection of any incidents that might arise in the evolution of the risk, the transactions, the customers and their environment, and the adoption of mitigating actions. The risk monitoring function is specialized by customer segment.

For this purpose a system called “special surveillance firms” (FEVE, using the Spanish acronym) has been designed that distinguishes four categories based on the degree of concern raised by the circumstances observed (extinguish, secure, reduce and monitor). The inclusion of a company in the FEVE system does not mean that there has been a default, but rather that it is deemed advisable to adopt a specific policy for this company, to place a person in charge and to set the policy implementation period. Customers classified as FEVE are revised at least every six months, or every three months for those classified in the most severe categories. A company is classified as FEVE as a result of the monitoring process itself, a review performed by Internal Audit, a decision made by the sales manager responsible for that company or the triggering of the automatic warning system.

Assigned ratings are reviewed at least annually, but should any weakness be detected, or depending on the rating itself, more frequent reviews are performed.

For exposures to standardized customers, the key indicators are monitored in order to detect any variance in the performance of the loan portfolio with respect to the forecasts contained in the credit management programs.

Risk control function

Supplementing the management process, the risk control function obtains a global view of the Bank’s loan portfolio, through the various phases of the risk cycle, with a level of detail sufficient to permit the assessment of the current situation of the exposure and any changes therein.

Any changes in the Bank’s risk exposure are controlled on an ongoing and systematic basis against budgets, limits and benchmarks, and the impacts of these changes in certain future situations, both of an exogenous nature and those arising from strategic decisions, are assessed in order to establish measures that place the profile and amount of the loan portfolio within the parameters set by the Bank.

The risk control function is performed by assessing risks from various complementary perspectives, the main pillars being control by geographical location, business area, management model, product and process, thus facilitating the detection of specific areas warranting action and for which decisions have to be taken.

II.6	Credit risk from other standpoints

Certain areas and/or specific views of credit risk deserve specialist attention, complementary to global risk management.

a.	Concentration risk

Concentration risk is an essential factor in the area of credit risk management. The Bank constantly monitors the degree of concentration of its credit risk portfolios, by geographical area/country, economic sector, product and customer group.

The risk committee establishes the risk policies and reviews the exposure limits required to ensure adequate management of credit risk portfolio concentration.

From the sectorial standpoint, the distribution of the corporate portfolio is adequately diversified.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The Bank’s Risk Division works closely with the Finance Division in the active management of credit portfolios, which includes reducing the concentration of exposures through several techniques, such as the arrangement of credit derivatives for hedging purposes or the performance of securitization transactions, in order to optimize the risk/return ratio of the total portfolio.

b.	Credit risk from financial market operations

This heading includes the credit risk arising in treasury operations with customers, mainly credit institutions. These operations are performed both via money market financing products with different financial institutions and via derivative instruments arranged for the purpose of serving our customers.

Risk control is performed using an integrated, real-time system that enables the Bank to know at any time the unused exposure limit with respect to any counterparty, any product and maturity and at any Bank unit.

Credit risk is measured at its current market value and its potential value (exposure value considering the future variation in the underlying market factors). Therefore, the credit risk equivalent (CRE) is defined as the sum of net replacement value plus the maximum potential value of the contracts in the future.

c.	Environmental risk

The environmental risk analysis of credit transactions is one of the main features of the Strategic Corporate Social Responsibility Plan. The analysis is founded on two major cornerstones:

•	The Equator Principles: an initiative of the International Finance Corporation of the World Bank. These principles constitute an international standard for the analysis of the social and environmental implications of project finance transactions. Banco Santander adheres to these principles and its management incorporates the analysis and assessment of the social and environmental risks of projects financed in developing countries.

•	The VIDA tool: implemented since 2004, the main aim of this tool is to assess the environmental risk of both current and potential customer companies, using a system that classifies each of the companies into one of seven categories, depending on the degree of environmental risk incurred.

It is currently under implementation the environmental and social risk management system for Santander’s operations in Brazil that had previously been in place at Banco Real. Under this system, borrowers are screened for environmental and social problems, such as contaminated land, deforestation, slave labor and other major environmental and social issues for which there are potential penalties. In 2008, Banco Real screened approximately 5,000 corporate clients for these types of risks. A specialized team of biologists and geologists monitors the customers’ environmental practices, and a team of financial analysts studies the likelihood of damages that unfavorable environmental conditions may cause to our customers’ financial condition and collateral, among other effects. This monitoring activity also aims to preserve our reputation in the market.

The goal is to expand these screening practices to include Santander clients in the middle and large corporation segments. As part of this process, we will train our credit and commercial areas.

III.	MARKET RISK

III.1	Activities subject to market risk

The measurement, control and monitoring of the market risk area comprises all operations in which net worth risk is assumed. This risk arises from changes in the risk factors — interest rate, exchange rate, equities,

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

commodity prices and the volatility thereof — and from the solvency and liquidity risk of the various products and markets in which the Bank operates.

The activities are segmented by risk type as follows:

1. Trading:  this item includes financial services for customers, trading operations and positioning mainly in fixed-income, equity and foreign currency products.

2. Balance sheet management:  interest rate risk and liquidity risk arising as a result of the maturity and repricing gaps of all assets and liabilities. This item also includes the active management of the credit risk inherent in the Bank’s balance sheet.

3. Structural risks:

a. Structural foreign currency risk/hedges of results:  foreign currency risk arising from the currency in which investments in consolidable and non-consolidable companies are made (structural exchange rate). This item also includes the positions taken to hedge the foreign currency risk on future results generated in currencies other than the Real (hedges of results).

b. Structural equities risk:  this item includes equity investments in non-consolidated financial and non-financial companies that give rise to equities risk.

The Treasury area is responsible for managing the positions taken in the trading activity.

The Financial Management area is responsible for managing the balance sheet management risk and structural risks centrally through the application of uniform methodologies adapted to the situation of each market in which the Bank operates. Thus, in the convertible currencies area, Financial Management directly manages the Parent’s risks and coordinates the management of the other units operating in these currencies. Decisions affecting the management of these risks are taken through the ALCO committees in the respective countries and, ultimately, by the Parent’s markets committee.

The aim pursued by Financial Management is to ensure the stability and recurring nature of both the net interest margin of the commercial activity and the Bank’s economic value, whilst maintaining adequate liquidity and solvency levels.

Each of these activities is measured and analyzed using different tools in order to reflect their risk profiles as accurately as possible.

III.2	Methodologies

Trading

The Bank calculates trading market risk capital requirement using a standard model provided by Brazilian Central Bank.

The standard methodology applied to trading activities by the Santander Bank in 2008 was value at risk (VaR), which measures the maximum expected loss with a given confidence level and time horizon. This methodology was based on a standard historical simulation with a 99% confidence level and a one-day time horizon. Statistical adjustments were made to enable the swift and efficient incorporation of the most recent events that condition the level of risk assumed. Specifically, the Bank uses a time window of two years or 520 daily data obtained retrospectively from the reference date of the VaR calculation. Two figures are calculated each day, one by applying an exponential decline factor which gives a lesser weighting to more distant observations in time, and another with uniform weightings for all observations. The VaR reported is the higher of these two figures.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

VaR is not the only measure. It is used because it is easy to calculate and because it provides a good reference of the level of risk incurred by the Bank. However, other measures are simultaneously being implemented to enable the Bank to exercise greater risk control in all the markets in which it operates.

One of these measures is scenario analysis, which consists of defining behavior scenarios for various financial variables and determining the impact on results of applying them to the Bank’s activities. These scenarios can replicate past events (such as crises) or, conversely, determine plausible scenarios that are unrelated to past events. A minimum of three types of scenarios are defined (plausible, severe and extreme) which, together with VaR, make it possible to obtain a much more complete spectrum of the risk profile.

The positions are monitored daily through an exhaustive control of changes in the portfolios, the aim being to detect possible incidents and correct them immediately. The daily preparation of an income statement is an excellent risk indicator, insofar as it allows us to observe and detect the impact of changes in financial variables on the portfolios.

Lastly, due to their atypical nature, derivatives and credit management activities are controlled by assessing specific measures on a daily basis. In the case of derivatives, these measures are sensitivities to fluctuations in the price of the underlying (delta and gamma), in volatility (vega) and in time (theta). For credit management activities, the measures controlled include sensitivity to spread, jump-to-default and position concentrations by rating level.

With respect to the credit risk inherent in the trading portfolios, and in keeping with the recommendations made by the Basel Committee of Banking Supervision, an additional measure has been introduced, the Incremental Default Risk (IDR), in order to cover the default risk which is not properly captured in the VaR, through the variation of the related credit spreads. The instruments affected are basically fixed-income bonds, issued by the public and the private sector, derivatives on bonds (forwards, options, etc.) and credit derivatives (credit default swaps, asset-backed securities, etc.). The method used to calculate the IDR, which in essence is similar to that applied to the credit risk on non-trading positions, is based on direct measurements on the loss distribution tails at the appropriate percentile (99 9%). The saddle point method, which provides estimates of total risk and the contributions of each counterparty thereto, is used. At the same time, the calculations are supplemented and calibrated using Monte Carlo simulations.

Balance-sheet management

Interest rate risk

The Bank analyses the sensitivity of the net interest margin and market value of equity to changes in interest rates. This sensitivity arises from maturity and interest rate repricing gaps in the various balance sheet items.

On the basis of the balance-sheet interest rate position, and considering the market situation and outlook, the necessary financial measures are adopted to align this position with that desired by the Bank. These measures can range from the taking of positions on markets to the definition of the interest rate features of commercial products.

The measures used by the Bank to control interest rate risk in these activities are the interest rate gap, the sensitivity of net interest margin and market value of equity to changes in interest rates, the duration of capital, value at risk (VaR) and scenario analysis.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

a)	Interest rate gap of assets and liabilities

The interest rate gap analysis focuses on the mismatches between the interest reset periods of on-balance-sheet assets and liabilities and of off-balance-sheet items. This analysis facilitates a basic snapshot of the balance sheet structure and enables concentrations of interest rate risk in the various maturities to be detected. Additionally, it is a useful tool for estimating the possible impact of potential changes in interest rates on the entity’s net interest margin and market value of equity.

The flows of all the on- and off-balance-sheet aggregates must be broken down and placed at the point of repricing or maturity. The duration and sensitivity of aggregates that do not have a contractual maturity date are analyzed and estimated using an internal model.

b)	Net interest margin (NIM) sensitivity

The sensitivity of the net interest margin measures the change in the expected accruals for a specific period (12 months) given a shift in the interest rate curve.

The sensitivity of the net interest margin is calculated by simulating the margin both for a scenario of changes in the interest rate curve and for the current scenario, the sensitivity being the difference between the two margins so calculated.

c)	Market value of equity (MVE) sensitivity

The sensitivity of the market value of equity is a complementary measure to the sensitivity of the net interest margin.

This sensitivity measures the interest rate risk implicit in the market value of equity based on the effect of changes in interest rates on the present values of financial assets and liabilities.

d)	Value at risk (VaR)

The value at risk for balance sheet aggregates and investment portfolios is calculated by applying the same standard as that used for trading: historical simulation with a confidence interval of 99% and a one-day time horizon. Statistical adjustments were made to enable the swift and efficient incorporation of the most recent events that condition the level of risk assumed.

Liquidity risk

Liquidity risk is associated with the Bank’s ability to finance its commitments at reasonable market prices and to carry out its business plans with stable sources of funding. The Bank permanently monitors maximum gap profiles.

The measures used to control liquidity risk in balance sheet management are the liquidity gap, liquidity ratios, stress scenarios and contingency plans.

a)	Liquidity gap

The liquidity gap determines the inflow and outflow of funds for assets, liabilities and off-balance sheet accounts at a given time horizon, making it possible to analyze mismatches between the Bank’s expected inflow and outflow of funds.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

A liquidity gap may be prepared and analyzed as divided into local currency liquidity gap and foreign currency liquidity gap, under which cash and cash equivalents, inflows and outflows and strategies are segregated into local and foreign currency, respectively.

The Bank prepares three types of Liquidity Gap analyses:

1. Contractual liquidity gap:  the Contractual Liquidity Gap determines the contractual maturity flows of the Group’s major products on a consolidated basis, and any existing mismatches. It also informs the available liquidity in one day and the consumption of or increase in liquidity in the period.

2. Operational liquidity gap:  daily cash monitoring and management considering the market situation, maturities and renewal of assets and liabilities, liquidity requirement and specific events.

3. Projected liquidity gap:  based on the Contractual Liquidity Gap, new maturity flows are projected considering the Group’s budget plan.

b)	Liquidity ratios

In addition to the Liquidity Gap analysis, a Structure Liquidity model is also prepared to assess the structure profile of the sources and uses of the Group’s funds, which includes Liquidity Ratio studies:

The key Liquidity Ratios analyzed are as follows:

•	Deposits/Lending operations — measures the Institution’s ability to finance lending operations with more stable and lower-cost funding.

•	Stable Liabilities/Permanent Assets — measures the ration between Capital + Other Stable Liabilities and Investments + Other Permanent Assets.

•	Market Funding/Total Assets — measures the percentage of the Group’s assets financed with less stable and higher-cost funding.

•	Short-term market funding/Market Funding — measures the percentage of probable liquidity loss (less than 90 days) on total less stable funding.

•	Net Assets/Short-term Market Funding — measures the commitment ratio of highly-liquid assets and probable liquidity loss(less than 90 days).

c)	Scenario analysis/Contingency plan

Liquidity management requires an analysis of financial scenarios where possible liquidity issues are evaluated. For this, crisis scenarios are built and then studied. The model used for this analysis is the Liquidity Stress Test.

The Liquidity Stress Test assesses the institution’s financial structure and ability to resist and respond to the most extreme situations.

The purpose of the Liquidity Stress Test is to simulate adverse market conditions, making it possible assess impacts on the institution’s liquidity and payment ability, so as to take preventive actions or avoid positions that may adversely affect liquidity in worst-case scenarios.

Scenarios are determined based on an analysis of the market commitment during prior crises and future estimates. Four scenarios with different intensity levels are prepared.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Based on an analysis of the stress models, the Minimum Liquidity concept was determined, which is the minimum liquidity required to support the liquidity losses of up to 90% for 90 days in all crisis scenarios simulated.

Based on the results obtained through the Liquidity Stress Test, the Bank prepares its Liquidity Contingency Plan, which is a formal combination of preventive and corrective actions to be taken in liquidity crisis scenarios.

The Liquidity Contingency Plan is primarily intended to the following:

•	Crisis identification — the preparation of a Liquidity Contingency Plan requires the determination in advance of a measurable parameter determining the institution’s liquidity condition and structure. This parameter is the Liquidity Minimum Limit determined by the Liquidity Stress Test. When this limit is exceeded, there is a liquidity crisis environment, and thus, the Contingency Plan is used.

•	Internal Communication — after the crisis is identified, it is necessary to establish clear communication channels to mitigate the problems raised. People held accountable for taking these contingency actions should be notified of the extent of the contingency and measures to be taken.

•	Corrective actions — Actions intended to actually generate the funds required to solve or mitigate the effects of crisis, as follows:

•	Assess the type and severity of the crisis;

•	Identify the most impacted segment;

•	Put in practice the measures planned to generate funds, considering the required amount and cost of the additional resource, either financial or image cost.

ALCO reviews and approves stress models, Minimum Liquidity and Contingency Plan on a semi-annual basis.

If adverse market conditions occur, ALCO may review and approve new models, Minimum Liquidity and Contingency Plan on a need basis.

Structural foreign currency risk/Hedges of results/Structural equities risk

These activities are monitored by measuring positions, VaR and results.

Complementary measures

Calibration and test measures

Back-testing consists of performing a comparative analysis between VaR estimates and daily “clean” results (profit or loss on the portfolios at the end of the preceding day valued at following-day prices). The aim of these tests is to verify and provide a measure of the accuracy of the models used to calculate VaR.

Back-testing analyses performed at the Santander Bank comply, at the very least, with the BIS recommendations regarding the verification of the internal systems used to measure and manage financial risks. Additionally, the Santander Bank also conducts hypothesis tests: excess tests, normality tests, Spearman’s rank correlation, average excess measures, etc.

The assessment models are regularly calibrated and tested by a specialized unit.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

III.3	Control system

Limit setting

The limit setting process is performed together with the budgeting activity and is the tool used to establish the assets and liabilities available to each business activity. Limit setting is a dynamic process that responds to the level of risk considered acceptable by senior management.

Objectives of the limits structure

The limits structure requires a process to be performed that pursues, inter alia, the following objectives:

1. To identify and delimit, in an efficient and comprehensive manner, the main types of financial risk incurred, so that they are consistent with business management and the defined strategy.

2. To quantify and communicate to the business areas the risk levels and profile deemed acceptable by senior management so as to avoid undesired risks.

3. To give flexibility to the business areas for the efficient and timely assumption of financial risks, depending on market changes, and for the implementation of the business strategies, provided that the acceptable levels of risk are not exceeded.

4. To allow business makers to assume risks which, although prudent, are sufficient to obtain the budgeted results.

5. To delimit the range of products and underlyings with which each Treasury unit can operate, taking into account features such as assessment model and systems, liquidity of the instruments involved, etc.

III.4	Risks and results in 2008

Trading

The average VaR of the Bank’s trading portfolio in 2008, at R$62.7 million1 and R$34.08 million for 2007. The VaR figures regarding Banco Real as of August 08 and August 07 was R$5.9 million and R$4.5 million respectively. The dynamic management of this profile enables the Bank to change its strategy in order to capitalize on the opportunities offered by an environment of uncertainty.

A.	Balance sheet management[2]

A1.	Interest rate risk

Convertible currencies

At 2008 year-end, the sensitivity of the net interest margin at one year to parallel increases of 100 basis points applied to Santander Brazil (Santander plus Real) portfolios was concentrated on the BRL interest rate curve was negative by R$65.6 million, and dollar interest rate curve was positive by R$8.6 million.

1 Includes Banco Real, it’s figure was added to Santander Bank’s VaR disregarding the diversification effect
2 Includes the balance sheet total, except for the financial assets and liabilities held for trading

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Also at 2008 year-end, the sensitivity market value of equity to parallel increases of 100 basis points applied to the Bank in the BRL interest rate curve was negative by R$708.9 million. With respect to the dollar curve, the sensitivity was negative by R$27.46 million.

2008 was characterized by a conservative stance with respect to exposure to interest rates, reflecting the uncertainty prevailing in the financial markets, which was particularly accentuated in the second half of the year by inclusion the Bank Real.

Quantitative risk analysis

The interest rate risk in balance sheet management portfolios, measured in terms of sensitivity of the net interest margin (NIM) at one year to a parallel increase of 100 b.p. in the interest rate curve, of the Bank Santander remained at low levels throughout 2008, fluctuating within a narrow band and reaching a high of R$53.22 million in May. Measured in terms of value sensitivity, it fluctuated between R$280.5 million and R$376.7 million, showing a very stable trend throughout the year, except for the last quarter, when the increase observed was due mainly to the inclusion of Banco Real.

At 2008 year-end, the risk consumption, measured in terms of an increase in 100 b.p. sensitivity of the MVE with Santander and Bank Real was negative R$709.6 million (December 2007 was negative R$294.7 million), while the net interest margin risk at one year, measured in terms of an increase in 100 b.p. sensitivity of this margin, was negative R$66 million (December 2007 was negative R$39.6 million).

December 2008

Net interest margin sensitivity	(66,20)
Market value of equity sensitivity	(709,44)
Balance sheet management risk(*)	(352,80)

(*)	measured in terms of VaR

A2.	Structural liquidity management

Structural liquidity management seeks to finance the Bank’s recurring business with optimal maturity and cost conditions, avoiding the need to assume undesired liquidity risks.

The main features of the structural liquidity management in 2008 were as follows:

•	Ample structural liquidity position. Since Santander is basically a commercial bank, customer deposits constitute the main source of liquidity in its financing structure. These deposits, combined with capital and other similar instruments, enable the Bank to cover most of its liquidity requirements and, as a result, the financing raised in wholesale markets is moderate with respect to the size of its balance sheet.

In Brazil, the legal reserve requirement takes a considerable part of the funding.

•	Obtainment of liquidity through diversification in instruments. Additionally, subordinated and senior debts have an overall long maturity, not requiring liquidity to currently cover such exposures.

•	The local balance sheet should be self-funded. Given the current market environment, this principle has been extended to individual business lines.

•	Based on stress test results, a minimum liquidity buffer is maintained.

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CONSOLIDATED FINANCIAL STATEMENTS
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(Thousands of Brazilian Reais)

•	Santander reliance in international funding is not considerable (5.35% of the total balance sheet as of March 31, 2009).

•	The aim is that hard currency related activities be funded with third parties hard currency funding.

•	Though, given that potential disruptions in this market, Santander Brazil has mechanisms to use the local liquidity in order to support hard currency activities.

•	High capacity to obtain on-balance-sheet liquidity. Government bond positions are held for liquidity management purposes.

•	The Bank performs control and management functions, which involves planning its funding requirements, structuring the sources of financing to achieve optimum diversification in terms of maturities and instruments, and defining contingency plans.

In practice, the liquidity management performed by the Bank consists of the following:

•	Each year, a liquidity plan is prepared on the basis of the financing needs arising from the budgets of each business. Based on these liquidity requirements and taking into account certain prudential limits on the obtainment of short-term market financing, the Bank establishes an issue and securitization plan for the year.

•	Throughout the year the Bank periodically monitors the actual changes in financing requirements and updates this plan accordingly.

•	Control and analysis of liquidity risk. The primary objective is to guarantee that the Bank has sufficient liquidity to meet its short- and long-term financing requirements in normal market situations. To this end, the Bank employs certain balance-sheet control measures, such as the liquidity gap and liquidity ratios.

Simultaneously, various scenario (or stress-scenario) analyses are conducted which consider the additional requirements that could arise if certain extreme but plausible events occur. The aim pursued is to cover a broad spectrum of situations that are more or less likely to affect the Bank, thus enabling it to prepare the related contingency plans.

IV.	OPERATIONAL AND TECHNOLOGY RISKS AND BUSINESS CONTINUITY MANAGEMENT

Adopt, maintain, and disseminate the culture, policies and infrastructure necessary for the appropriate management and control of Operational and Technology risks is one of the competitive drivers of Santander Brazil, always focusing on the effectiveness of the Internal Control system and the prevention, mitigation and reduction of events and losses from Operational and Technology risks.

This concern is reflected in the Mission Statement guiding the Operational and Technology Risk Superintendency:

“To be the area responsible for implementing and disseminating the culture, policies and infrastructure necessary to ensure the involvement and commitment of all employees for the appropriate management and control of Operational and Technology Risks and Business Continuity for the effectiveness of the Internal Control System, contributing to the attainment of the objectives of Santander Brazil and its stakeholders.”

The processes developed and adopted are intended to position and maintain Santander Brazil among the financial institutions recognized as the entities with the best practices for the management of Operational Risks and their operations, thus contributing to attaining the strategic objectives and continuously improving the entity’s reputation and its soundness and reliability in the local and international markets.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Besides being a competitive driver, the elected management and control model is also a strategic factor for the Bank, as in addition to ensuring its daily use by managers, it also ensures alignment with guidance from the Santander Spain Group, the New Basel Accord — BIS II, Brazilian Central Bank, Brazilian Securities and Exchange Commission and Brazilian Private Insurance Authority requirements, and the Sarbanes-Oxley Act provisions.

Thus, Santander Brazil, aligned with the rulings of these supervisory and regulatory bodies, considers as operational risk events those events arising from weaknesses or deficiencies in internal processes and systems or caused by employees, or those arising from exposure to outside events, which may or may not cause financial losses, affect business continuity, or have an adverse effect on stakeholders.

To meet this challenge, Santander Brazil has the following organizational structure, which is part of Bank’s Corporate Governance structure:

•	Executive Operational Risks Committee

An independent committee, with decision-making autonomy. This committee is responsible for setting the strategies and guidelines on operational, technology and business continuity risk control and management of Santander Brazil;

•	Operational Risk Vice President

Heads a department consisting of the following superintendencies: Information Security, Special Events, Intelligence and Fraud Prevention, and Operational, Technology and Business Continuity Risks. The Operational Risk Vice President’s responsibilities include the commitment to disseminate the culture, define the methodologies, standards, policies, tools, training and procedures applicable to and required for the effective and efficient management and control of operational risks;

•	Information Security Superintendency (SSI)

Responsible for defining and implementing the actions necessary to protect the Bank’s information, aligned with Information Security policies, standards and procedures, statutes, regulations and best global practices;

•	Special Events Superintendency (SOE)

Responsible for acting in the prevention, detection and investigation of internal and external fraud, misconduct and rule infraction events, guide manages on procedures, create specific procedures to identify atypical events and recommend solutions and propose improvements in internal controls, as well as interacting with other areas in the preparation of preventive warnings to the branch network and central office areas, alerting on focused fraud issues to avoid losses for the Bank;

•	Intelligence and Fraud Prevention Superintendency (NIPF)

Responsible for preventing, analyzing and controlling fraud in electronic channels (Internet, Call Center and ATMs), reducing losses and increasing actual and client and the general public perceived safety in these channels and the through monitoring and responsive action, trend and new attack identification, and the design and implementation of an anti-fraud strategy in these channels, by proposing and facilitating the development of fraud prevention and suppression actions;

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

•	Operational and Technology Risks Superintendency (SROT)

Responsible for implementing the best practices in Operational and Technology risk management and also in Business Continuity management, assisting managers in the compliance of the strategic objectives, the decision-making process of the Santander Brazil and their daily activities, in the adjustment to and compliance with existing requirements, and preserving reputation, soundness and reliability of the Bank;

The Operational and Technology risk model combines two approaches: Centralized and Decentralized.

•	Centralized approach

This approach is one of pillars of the model and defines that “the control” of the Operational and Technology risks is the responsibility of the SROT, encompassing the activities intended to identify, assess, capture, monitor, control, analyze, consolidate, add, mitigate and model the potential material risks and the risk events and losses from operational and technology risks, covering all the areas, processes and nonfinancial entities part of Santander Brazil by disseminating the operational and technology risk culture, policies, methodologies and management tools.

•	Decentralized approach

This approach is the other pillar of the model and defines that “the management” of the Operational and Technology risks is the responsibility of the area and process managers, with the assistance of the Operational Risks Representatives of the SROT, who use the policies, methodologies and tools defined by the SROT. The area and process managers must, therefore, ensure the identification of and report to the SROT timely information on risk events so that a corrective and preventive action can be taken, registered in the operational risk events and losses history database, so that the situation can be, in due time, shown to Santander Brazil’s Top Management.

SROT Activities

Santander Brazil works for the convergence and consistent integration of best practices in the control and management of Operational risks. To do so and as complement of the approaches above, the Qualitative and Quantitative focuses and technology risk and business continuity management and control are adopted.

Focuses: Qualitative and Quantitative

The qualitative focus involves the identification and prevention of potential operational risks and defines the risk profile of each area and process. It is based on the strengthening of the internal control environment. It is responsible for providing the methodologies, tools and systems, such as the risk and internal control matrix, the self-assessment quizzes, and the qualitative operational key risk indicators (KRIs), to assist managers in identifying and assessing risks and controls to define the risk profile of each organization area, process, product and or service, and coordinating, together with the managers in charge, implementing the action plans established for improving the internal control system and the risk profile.

The main related methodological tools are as follows:

•	Operational and Technology Risk Matrix

Customized tool, used to document and create the database of potential risks, procedures and controls activities identified in the activities, products and products. The workshop and self-assessment

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

methodologies are used together with the application of the self-assessment quizzes on operational risk and internal control.

•	Summarized Operational and Technology Risk Matrix for New Products

Tool developed to document potential risks and existing internal controls before new banking products and services are launched.

•	Quality Assurance Activities

Permit assessing, validating and verifying the effectiveness of internal control existing and documented in the Operational and Technology Risk Matrices, and verifying compliance with the decision of the New Products Committee.

•	Self-assessment Quizzes (Generic and Specific)

Tool adopted to identify managers’ perception of the environment where they work from an operational risk standpoint, allowing the creation of a standardized criticality table. It allows determining the internal control level of coverage and the priority treatment of critical items, and interacts with the Internal Database, helping to validate and conduct backtests.

•	Monitoring of the Action Plans for Material Weakness and Events

Institutional process developed and deployed by the SROT, which allows, through a timely capture of materialized material weaknesses and events, identifying the correct and preventive actions that will minimize the impacts on stakeholders and also maintain the updating cycle of the Operational and Technology Risk Matrices.

•	Monitoring of Regulatory Agencies

Process developed by the SROT to identify and treat the registrations and requests made by regulatory agencies for a proper and timely compliance with statutory deadlines and requirements.

•	Monitoring of Existing Financial Restrictions on Santander Brazil

Process developed by the SROT to identify any existing restriction against the Bank and its timely treatment by identifying the causes, on which the applicable actions plans will be based.

The quantitative focus is related to the qualitative focus, helping to detect, correct and prevent operational risks, as well as providing resources for analysis and decision-making purposes, whether strategic or operational. It is also responsible for implementing policies, standards, procedures and tools to maintain the risk event capture flow and operational key risk indicators (KRIs) for the entire Santander Brazil, consolidating them in a single database to allow the analyses and aggregation of risks, identifying the main causes for the operational risks and coordinating, together with the managers responsible for effectively implementing action plans to mitigate and reduce risks and operating losses.

The use of both the qualitative focus and the timely capture of the operational risk events and losses due to operational risks, as well as the identification of the causes and their corresponding impacts, allows adopting backtesting techniques during the follow-up of the implementation of corrective and preventive action plans of events captured.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The main tools used are:

•	Internal History of Loss Events Due to Operational Risks

This database contributes to decision-making on the priorities in the action plans to prevent and mitigate operational risks and losses from operational risks. One of its functions will permit sustaining the advanced measurement approach to calculate the Economic and Regulatory Capital requirement by building the frequency and severity distributions of losses from operational risks and the consequent calculation of Operational VaR.

•	Preparation and Follow-up of Losses from Operational Risks Forecasts and Limits

Process that ensures the commitment of the main areas to the losses from operational risks forecasts and limits for each financial year, with the periodic follow-up and analysis of the observed fluctuations, anticipating SROT’s recommended action plans to correct deviations, when necessary.

•	Identification and Follow-up of Action Plans to Mitigate and Correct Operational Risk Events

Control and follow-up action, performed by the SROT, in implementing the action plans identified in material operational risk events.

•	Database of Operational Risk Events Captured from External Public Sources

Tool used in the culture dissemination process to include external events captured during the scenario analysis, assessment of event probability (frequency and severity) to supplement the economic and regulatory capital measurement modeling.

•	Analysis and Treatment of Material Weaknesses and Events

Institutional process developed and implemented by the SROT for the timely capture of materialized material weaknesses and events, aimed at corrective decision-making and the appropriate preventive treatment to minimize impacts on stakeholders.

•	Operational Key Risk Indicators

Toolbox developed by the SROT for the Bank, which allows identifying trends and deviations on a relative basis, subsidiary to absolute bases, considering internal and external volumetry variables, and thus build a set of operational key risk indicators customized to Santander Brazil needs.

The merger of these focuses fosters synergy and optimization, through convergence in operational and technology risk and business continuity management, with a direct impact on the measurement of the economic and regulatory capital.

Technology Risk Management and Control

The area is responsible for assisting managers in identifying and assessing the technology risks and related internal control, specific to Technology-related processes and activities. It is incumbent upon this area to define the methodologies, tools and systems for the corporate management of technology risks and coordinate, with individuals in charge, the actions required to prevent and mitigate technology risk events.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Business Continuity Risk Management and Control

The area responsible for coordinating the maintenance and updating of the Business Continuity Management process and strategic group-wide dissemination of such process, promoting the identification of process-related risks and impacts using tools such as risk matrix and internal control, self-assessment quizzes and the operational key risk indicators (KRIs).

The area also coordinates the preparation of Business Continuity Plans (BCPs) of the different areas of the Organization, testing, activation of the BCPs together with the managers, when necessary, and training of the Crisis Response Group (CRG) and the other areas’ focal points of for the local management of their plans, and proposes business continuity strategies for the Santander Brazil’s Plan.

Scope and Sustainability

The scope of the Operational and Technology Risks management and control, and the business continuity management of Santander Brazil goes beyond the simple identification of regulatory capital allocation and calculation, as it works together with the Bank’s strategy, providing the tools for the sustainable growth of the Bank and the economic and social environment where the Bank operates.

By working in an ethical and professional manner, the control of operational and technology risks results in major achievements for the Bank, ensuring its continuity and development, including:

•	Compliance with existing regulations: Brazilian Central Bank (BACEN), Brazilian Securities and Exchange Commission (CVM), Private Insurance Authority (SUSEP), BIS-II, and SOX;

•	Compliance with and certification under the Sarbanes-Oxley Act;

•	Improvement of operational efficiency and activity and process productivity, and optimization of Economic and Regulatory Capital allocation;

•	Reputation strengthening and enhancement of the Risk to Return ratio for stakeholders;

•	Timely compliance with requirements from regulators;

•	Maintenance and preservation of the quality and reliability of products, services offered, and related parties;

•	Timely corrections of vulnerabilities identified in processes;

•	Quality assurance assessments for newly developed products;

•	Follow-up, through a monitoring board panel, of the timely compliance with regulators’ requirements;

•	Cultural Change and dissemination of accountability;

•	Compliance with Brazilian Central Bank and Bank of Spain requirements.

This sound and effective structure permits the Bank to be ready for continuous enhancement of existing methodologies and the deepening of the dissemination of an accountability culture regarding risks management and potential loss events.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

A Distinguishing Factor

The Operational Risk Vice President maintains its professionals up-to-date on and trained for the changes identified in the environment where they operate, and also provides training for the other Bank professionals through courses on the intranet and specific reports.

The SROT is integrated with the other Bank areas and elects representatives for the most import divisions, including Technology.

Its main actions include:

•	Annual Operational and Technology Risk Prevention and Control Week;

•	Create and maintain the New Employee Integration Program — “One Voice”, consisting of lectures and instructor classes on each one’s responsibility and how people must act in operational risk management;

•	Training on the procedures necessary to assess the Internal Control Environment and the importance of and the requirements for complying with the Sarbanes-Oxley Act;

•	Create, disclose and maintain Instruction Manuals, allowing the group-wide dissemination to ensure everyone’s compliance;

•	Coordinate the annual losses from operational risks forecast preparation process and mitigation an accountability action plans;

•	Develop Key Risk Indicators to extract absolute and relative analyses based on volumetry and benchmarks;

•	Issue summaries and highlights of significant cases involving Operational Risks, captured from external public sources that strengthen the importance of the operational risk control and management process.

This set of actions leverages the consistent attainment by the Santander Brazil of its strategic and operational objectives, in a controlled and known environment as regards exposure to assumed risks, maintaining a risk profile considered low.

National Monetary Council (CMN) Resolution 3380/06 — BACEN

The Operational Risk Vice President has standards, methodologies and an internal model, based on best market practices to identify, assess, monitor, manage and control operational risks, thus anticipating the provisions of CMN Resolution 3380 of June 29, 2006 — BACEN, in compliance with this Resolution’s requirements.

The Top Management and the Head Office are committed to this issue and assess, approve, recognize, and support any necessary structure, policies, methodologies, tools, standards and procedures to promote the appropriate group-wide management and control of operational risks.

The main results obtained, including the creation and roll-out of the Executive Operational Risks Committee, are already available in our 2006 and 2007 annual and social reports, and the consolidated financial statements for the year ended December 31, 2008.

Regulatory Capital Portion — Santander Brazil

The Santander Brazil, consisting of the banks Real and Santander, adopts, from December 31, 2008, the Alternative Standardized Approach to calculate the Operational Risk Capital Charge — Popr.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Regulatory Capital charge structure by Business Line of the Santander Brazil

Linha de Negócio — Grupo		Consumo

LN1	Corporate Finance	4%
LN2	Negociação e Vendas	40%
LN3	Banco de Varejo	16%
LN4	Banco Comercial	22%
LN5	Pagamento e Liquidação	6%
LN6	Serviço de Agência	4%
LN7	Administração de Ativos	8%
LN8	Corretagem e Varejo	1%

Forward-Looking Outlook

With the structure, methodologies and model developed and adopted, a strengthening of Santander Brazil is expected, both locally and international, and the consolidation of this strategy so that the Bank is recognized as a cutting-edge organization in terms of risk operational, technology risks and business continuity management and control process, proven by the implementation of an efficient and effective internal control and risk exposure environment.

V.	REPUTATIONAL RISK

1.	Reputational Risk

Santander (Brazil) believes that the fundamental precept of its long-term business sustainability and shareholder value creation requires proper conduct of the business activities in accordance with Santander Corporate Values.

Compliance risk has been defined as the risk of legal or regulatory sanctions, material financial loss, or reputational harm Santander (Brazil) may suffer as a result of its failure to comply with relevant laws, regulations, principles and rules, standards and codes of conduct applicable to its activities, in letter and in spirit.

Santander (Brazil) defines reputational risk as a risk arising from negative public opinion, irrespective of whether this opinion is based on facts or merely on public perception.

Such risk can result from either:

•	Actions and behaviour of the organisation or its staff like products sold, services provided or interactions with stakeholders, which constitutes direct risk.

•	Actions and behaviour of external parties, which constitutes indirect risk.

2.	Overview

Santander (Brazil) is therefore committed to contribute positively to Sustainable Development, ensuring long-term business success while contributing towards economic and social development, a healthy environment and a stable society.

Effective risk management is a prerequisite for the continued success of any bank.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

A key component of risk management is to ensure that the bank’s reputation is preserved and enhanced through selecting to engage responsibly in the right business, with the right clients.

A sound reputation represents a bank’s social license to operate, which, whilst not a formal banking license, is a license given by our stakeholders and upon which long-term growth and ultimately the sustainability of our business depends.

In recognition of this, we have developed several reputational risk policies to identify, assess and manage the non-financial issues present within our business engagements. These policies and standards are referred to as Reputational Risk Management policies.

This pursuit of excellence requires that Santander (Brazil) is accountable for its actions, is open about them and that Santander’s Board Members and employees are therefore ultimately responsible for the bank’s reputation.

The Compliance Department is responsible for assisting the bank to identify, measure and mitigate a significant part of the compliance risk but not in its entirety. Other key stakeholders in the process include the Managing Board, Senior Management, Finance Department, Human Resources, Risk Department and Legal.

The main activities of compliance functions are concentrated on specific elements of financial services legislation and its associated rules, regulations, codes of conduct and market standards. These are predominately “conduct of business” requirements and do not include capital management issues (i.e. capital adequacy, accounting standards and Sarbanes-Oxley) which are the responsibility of Finance Department, Operational Risk and Audit.

3.	High-level principles

The two high-level principles of Compliance Department within Santander (Brazil) are:

•	The compliance function will be independent of, and act in partnership with the business

•	The compliance function will take a risk based approach to compliance risk

4.	The high-level principles are supported by principles of good compliance:

•	The compliance function will be effective and efficient in its use of Santander’s resources

•	The compliance function will ensure appropriate measures of risk control based on understanding of Santander’s strategy and business.

•	The compliance function will endeavour, where it can, to take a proactive approach to compliance risk, understanding that monitoring, education and communication will often achieve more than reactive remedies

5.	Function and tasks of Compliance

a. To identify, measure and assess compliance risks

•	To proactively identify, measure and assess the impact of compliance risk generated internally: by our businesses, structures, products and employees; and externally: by actual or proposed changes to laws and rules as well as to the regulatory environment and by assessing changes laws, rules and in interpretation by regulators of existing regulations and standards.

•	To participate in the industry dialogue concerning emerging regulations and provide Santander’s views.

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•	To benchmark against competitors/peer group.

•	To advise the bank on the appropriate authorisations and licenses for its businesses.

b.  To assist in managing and mitigating Compliance Risk

•	To develop appropriate and proportionate compliance specific written policies, standards and procedures to facilitate compliance with relevant external laws and regulations which reflect the bank’s compliance risk appetite where necessary.

•	To review the policies, standards and procedures of the businesses and other support functions to ensure they are consistent with our compliance obligations.

•	To provide expert compliance advice and input on specific businesses, issues or transactions.

c.  To educate and train our employees on compliance matters

•	To provide a comprehensive training programme on compliance-related matters to compliance staff and our business partners

•	To measure the effectiveness of the training programme and report this to management

d.  To monitor key compliance activities and report appropriately to management

•	To develop and implement effective compliance-monitoring programs.

•	To provide management reports to senior management, Managing Board and committees on compliance activities, issues and performance indicators.

•	To provide compliance reporting to our regulators where required.

•	To follow-up on monitoring output, and ensure appropriate corrective action is taken.

•	To escalate appropriately issues that, in the judgment of the function have not been adequately dealt with.

e.  To co-ordinate and assist in the management of our relationship with our regulators

•	To engage in professional relevant dialogue with our regulators

•	To monitor communication with regulators

•	To assist Executives Board with relationship regulatory issues

•	To monitor regulatory trends

•	To proactively advise on proposed regulatory contact

•	To co-ordinate and advise on regulatory investigations

f.  To provide an annual Compliance Programme

•	To create and agree with our business partners on an annual programme of compliance activities designed to meet the bank’s compliance obligations.

•	To agree with senior management and the business that sufficient resources are available to Compliance in order to carry out its responsibilities effectively.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

6.	Organisation and independence of Compliance

The compliance function within the bank is the independent oversight on behalf of senior management of those core processes and related policies and procedures that seek to ensure the bank is in conformity with industry-specific laws and regulations in letter and spirit, thereby helping to maintain the bank’s reputation.

7.	Santander (Brazil) Product Executive Committee

The Santander Brazil Product Executive Committee is responsible for validate new products or services and improvements, whose risks have not been previous and completely mitigated in previous instances.

On the basis of the documentation received, the Santander (Brazil) Product Executive Committee, after checking that all requirements for the approval of the new product or service have been met and considering the risk, either approves, rejects or sets conditions for the proposed new product or service.

The Compliance-Products Review & Approval Management (GRAP) area is responsible for assuring the viability of the products approval process, considering that any product or service in the Santander (Brazil) can be launched or commercialized before its general characteristics, risks, legal viability, and procedures (such as, operational, technological, among others), must be analyzed previously and recommended for all the functional areas, as well as approved for the competent level instance.

Before a new product or service is launched, the areas with any independent experts required to correctly evaluate the risks incurred (such as, for example, Money Laundering Prevention), conduct an exhaustive analysis of all the matters involved and express their opinion as to whether the product or service should be marketed. Furthermore, it must be submitted to the Product Operational Forum for operational validation by all the involved areas.

After positive recommendation of the Product Operational Forum, the products/services must be submitted the Product Committee (GB&M/Retail), Product Executive Committee, President of the Bank and/or New Product Global Committee — CGNP (Spain), as level of involved characteristics the risks approval level.

•	Instances/Approval levels

•	1st level — Products Operational Forum — composed by the operational and support areas analysts;

•	2nd level — Product Committees and Financial Instruments Committees — composed by Directors, Superintendents and the Functional Areas Managers;

•	3rd level — Product Executive Committee — composed by Santander Brazil Executives

•	4th level — President of the Bank — specifically for products or services that represent high reputational risk;

•	5th level — New Products Global Committee (CNGP)- composed by Santander Executives, with headquarters in Spain.

The products and services approval contemplates the standardized procedures for all new product or service approval or relevant improvement in the Santander Brazil. However, are not included in the products or services approval process: credit policies, significative prices improvement, promotions, campaigns and aspects to the product/ service brand.

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CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

VI.	COMPLIANCE WITH THE NEW REGULATORY FRAMEWORK

The Santander Bank has assumed from the outset a firm commitment to the principles underlying the “Revised Framework of International Convergence of Capital Measurement and Capital Standards” (Basel II). This framework allows entities to make internal estimates of the capital they are required to hold in order to safeguard their solvency against events caused by various types of risk. As a result of this commitment, the Santander Bank has devoted all the human and material resources required to ensure the success of the Basel II implementation plan. For this purpose, a Basel II team was created in the past, consisting of qualified professionals from the Bank’s different areas: mainly Risks, Technology and Operations, the Controller’s Unit, Financial Management, Internal Audit — to verify the whole process, as the last layer of control at the entity-, and Business — particularly as regards the integration of the internal models into management. Additionally, specific work teams have been set up to guarantee the proper management of the most complex aspects of the implementation.

Supplementing the efforts of the Basel II operating team, Santander Bank senior management has displayed total involvement from the very beginning. Thus, the progress of the project and the implications of the implementation of the New Capital Accord for the Santander Bank have been reported to the management committee and to the board of directors on a regular basis.

In the specific case of credit risk, the implementation of Basel II entails the recognition, for regulatory capital purposes, of the internal models that have been used for management purposes.

The Bank intends to apply, over the next few years, the advanced internal ratings-based (AIRB) approach under Basel II for substantially all its banks, until the percentage of net exposure of the loan portfolio covered by this approach is close to 100%.

Given the medium-low risk profile characterizing Santander’s business activities, since it focuses primarily on commercial banking (corporations, SMEs and individuals), the authorization granted by the Bank of Spain gave rise to significant capital savings under the so-called Pillar 1, which establishes the capital requirements to cover credit, market and operational risks. Similarly, the significant diversification of the Bank’s risk and business profiles will enable it to offset the additional capital requirements arising from the Internal Capital Adequacy Assessment Process (presented under Pillar 2), which takes into account the impact of risks not addressed under Pillar 1 and the benefits arising from the diversification among risks, businesses and geographical locations.

In addition to the supervisory validation and approval process, the Santander Bank continued in 2008 with the project for the progressive implementation of the technology platforms and methodological developments required for the roll-out of the AIRB approaches for regulatory capital calculation purposes. Therefore, the Bank expects to apply advanced approaches for the calculation of regulatory capital requirements at its business units in Brazil in 2013, after the required approval from the supervisory authorities has been obtained.

As regards the other risks explicitly addressed under Pillar 1 of Basel II, the Santander Bank was authorized to use its internal model for market risk with respect to the Treasury area’s trading activities in Brazil, although it intends to extend this approval to the other units. As far as operational risk is concerned, the Bank decided to use the standardized approach for regulatory capital calculation purposes, since it considers that the use of AMA approaches for this risk is somewhat premature.

Pillar 2 is another significant line of action under the Basel II Corporate Framework. In addition to reviewing and strengthening the methodology supporting the economic capital model, the technology was brought into line with the platform supporting Pillar 1, so that all the information on credit risk will come

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from this source when Brazil implement internal models under Pillar 1. In 2008 the Santander Bank’s economic capital model was submitted to a thorough review by an international team of CEBS supervisors led by the Bank of Spain, in addition to the internal review conducted at the end of 2008 by the Bank’s internal validation and internal audit teams.

Internal validation of risk models

Internal validation is a pre-requisite for the supervisory validation process. A specialized unit of the Entity, with sufficient independence, obtains a technical opinion on the adequacy of the internal models for the intended internal or regulatory purposes, and concludes on their usefulness and effectiveness. This unit must also assess whether the risk management and control procedures are adequate for the Entity’s risk strategy and profile.

In addition to complying with the regulatory requirement, the internal validation function provides an essential support to the risk committee and the local risk committees in the performance of their duties to authorize the use of the models (for management and regulatory purposes) and in their regular reviews, since senior management must ensure that the Entity has appropriate procedures and systems in place for the monitoring and control of credit risk.

Internal model validation at the Santander Bank encompasses credit risk models, market risk models, option pricing models and the economic capital model. The scope of the validation includes not only the more theoretical or methodological aspects, but also the technology systems and the quality of the data they provide, on which their effective operation relies, and, in general, all the relevant aspects of advanced risk management (controls, reporting, uses, involvement of senior management, etc.). Therefore, the aim of internal validation is to review quantitative, qualitative, technological and corporate governance-related aspects.

The internal validation function is located, at corporate level, within the Integrated Risk Control and Internal Risk Validation area (CIVIR) and reports directly to head office (the third deputy chairman of the Bank and to the chairman of the risk committee) in Madrid. This function is performed at a global and corporate level in order to ensure uniformity of application. The need to validate models implemented at thirteen different units subject to nine different local supervisors, combining efficiency and effectiveness, made it advisable to create three corporate validation centers located in Madrid, London and Sao Paulo. This facilitates the application of a corporate methodology that is supported by a set of tools developed internally by the Santander Bank which provide a robust corporate framework for application at all the Bank’s units and which automate certain verifications to ensure efficient reviews.

It should be noted that the Santander Bank’s corporate internal validation framework is fully consistent with the internal validation criteria for advanced approaches issued by the Bank of Spain. Accordingly, the Bank maintains the segregation of functions between internal validation and internal audit, which, in its role as the last layer of control at the Bank, is responsible for reviewing the methodology, tools and work performed by internal validation and for giving its opinion on the degree of effective independence.

VII.	ECONOMIC CAPITAL

Main objectives

The emergence of economic capital models across the financial world was aimed at addressing a fundamental problem of regulatory capital. Risk Sensitiveness. The latter is mandatory and has been defined by regulators in a one-size-fits-all manner for comparison purposes.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

By contrast, economic capital models are primarily designed to yield risk sensitive estimations with two objectives in mind: managing risk more accurately and allocating the cost of maintaining regulatory capital among different units within the organisation.

Taking into consideration the importance of developing risk sensitive capital models, Santander Brazil has been making all the efforts to build a robust economic capital model and integrate it fully in the management of the business.

The main objectives of Santander’s Economic capital framework are:

1 — Consolidate Pillar II and other risks impinging business activities into a single quantitative model, as well as fine tune capital estimations by establishing correlations between the different risks;

2 — Quantify and monitor variations on different types of risk;

3 — Distribute capital consumption for the main portfolios and manage its return on capital efficiency (RoRAC);

4 — Estimate the Economic Value Added for each business unit in order to assess performance targets and improve the shareholder’s return. The Economic profit must surpass the group’s Cost of Capital;

5 — Compliance with the home and host regulators in the process of the supervisory review of Pillar II.

The Model

When calculating economic capital the Bank must decide the levels of losses it wants to cover. This is defined by the level of confidence with which it wants to ensure the continuation of its business. Santander’s adopted confidence level is at 99.97% which is considerably above the 99.90% required by Basel II. This basically means that Santander assumes a probability of default of 0.03%, three times lower than the 0.1% proposed by Basel II.

As a result of its prudent economic capital model, Santander meets the criteria for receiving a global AA rating.

Brazil’s Risk profile

The risk profile of Brazil is distributed by the following types of risks:

Economic
Risks	Capital

Credit	73.6%
Business	8.5%
Operational	7.5%
ALM	6.4%
Market	4.0%

100.0%

The Credit activity, which in March 2009 required 73.5% of Brazil’s economic capital, continued to be the main source of risk. This was followed by Business and Operational Risk. The former has very conservative Beta factors applied to General Business Expenses and the latter uses as its basis the

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Standardised approach. As such, it applies Beta factors to the Gross Income and it is considered rather conservative for a country with high spreads.

Risks	December 2007	June 2007	December 2008	June 2008

Credit	73.3%	74.0%	73.7%	73.1%
Business	9.3%	9.4%	10.3%	8.5%
Operational	8.4%	8.5%	7.0%	7.5%
ALM	7.2%	6.5%	7 2%	6.7%
Market	1.8%	1.6%	1.8%	4.2%

	100.0%	100.0%	100.0%	100.0%

	9.5	10.6	9.6	9.2

(*)	The Economic Capital model did not include Banco Real in the estimations of Dec 07 and Jun 08. In order to include both banks a proxy was used for the estimations

(**)	A forecast has been used for Jun 09

Brazil’s RoRAC (risk adjusted return) was 23.5%.

Santander Brazil periodically assesses the level and evolution of the creation of value (EVA) of its main business units. The EVA is the profit generated above the cost of capital employed, and is calculated using the following formula:

EVA=RoRAC — Cost of Capital

RoRAC=Economic Profit/Economic Capital

The economic profit is obtained by making some necessary adjustments to the Net profit. The cost of capital, which is the minimum remuneration required by the shareholders, can be calculated by adding to the risk free return (German Bond), the premium that shareholders require to invest in Santander Brazil. This premium will essentially depend on the degree of the volatility in the price of our shares in relation to the market’s performance. The cost of capital calculated for 2009 is 10.53%. It is important to mention that this cost is the Global cost. The cost of capital for Brazil is higher, mainly because the risk free return.

Santander also conducts capital planning based on stress test scenarios with the purpose of obtaining future projections of economic and regulatory capital. Results forecasts for the Bank are incorporated into the various scenarios in a coherent way, including their strategic objectives (organic growth, M&A, pay-out ratio, debt issues, etc). Possible capital management strategies are identified to enable the Bank’s solvency and return on capital to be optimised.

Despite the economic capital estimations yield conservative numbers, Santander presented is in a very comfortable position. The bank has 18% more capital than the economic capital requirement. As for the regulatory capital the bank has 33% more capital.

Rorac

Santander has been using RoRAC since 1993, with the following purposes:

1 — To analyse and set a minimum price for operations (admissions) and clients (monitoring);

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

2 — To estimate the capital consumption of each client, economic groups, portfolio or business segments in order to optimize the allocation of economic capital thus maximising the bank’s efficiency;

3— To calculate the level of provisions that correspond to average expected losses.

For assessing each transaction the economic capital takes into consideration some variables in order to calculate the Expected and Unexpected losses.

Amongst these variables it is taken into consideration:

1 — Counterparty rating;

2 — Maturity;

3 — Guarantees;

4 — Type of financing;

The return on capital is determined by the cost of capital. In order to create value for the shareholders the minimum return that a transaction must yield must be higher than Santander’s cost of capital. A transaction which does not cover the cost of capital is not approved.

VIII. TRADING BOOK SENSITIVITY ANALYSIS

From a local regulatory point of view, Banco Santander’s trading risk management is focused on portfolios and risk factors pursuant to BACEN’s regulations and good international practices.

As in the management of market risk exposure, financial instruments are segregated into trading and banking portfolios according to the best market practices and the transaction classification and capital management criteria of the Basel II New Standardized Approach of BACEN. The trading portfolio consists of all transactions with financial instruments and products, including derivatives, held for trading, and the banking portfolio consists of core business transactions arising from the different Bank business lines and their possible hedges. Accordingly, based on the nature of the Bank’s activities, the sensitivity analysis was fully applied to the trading portfolio, as this portfolio represents the exposures that may have impacts on the Bank’s income.

The table below summarizes the stress values generated by the Bank’s corporate systems, related to the trading portfolio, for each one of the portfolio scenarios as of the dates specified on each table and does not necessarily reflect the current position, in view of the market dynamics and the Bank’s activities.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Santander Group Brazil Trading Book Sensitivity

in thousands of BRL

Dec. 2007
Risk Factor	Scenario 1	Scenario 2	Scenario 3

IR USD	(12.794)	(42.669)	(128.073)
IR Other Currency	2.745	27.454	137.272
Fixed Rate (BRL)	(4.969)	(49.691)	(248.455)
Cash Equity & Equity Index	11.867	29.669	59.337
Inflation	(7.129)	(71.289)	(356.445)
Other	(1.553)	(15.535)	(77.674)

TOTAL	(11.832)	(122.060)	(614.039)

Dec. 2008
Risk Factor	Scenario 1	Scenario 2	Scenario 3

IR USD	(1,092)	14,279	96,598
IR Other Currency	(1,198)	(11,981)	(59,903)
Fixed Rate (BRL)	(3,354)	(33,536)	(167,681)
Cash Equity & Equity Index	3,812	9,529	19,058
Inflation	(1,809)	(18,086)	(90,431)
Other	(3,609)	(36,091)	(180,455)

TOTAL	(7,250)	(75,886)	(382,814)

Note: 2007 sensitivity does not include Banco Real figures

Scenarios 2 and 3 above consider the deterioration situations established in CVM Instruction 475, of December 17, 2008, considered as of low probability. According to the strategy defined by Management, if signs of deterioration are detected, actions are taken to minimize possible negative impacts.

Scenario 1:  usually reported in our daily reports and corresponds to an upward shock of 10 basis points on the local and foreign currencies coupon curves, plus a shock of 10% on the currency rates (upwards) and stock market (downwards) spot prices, and an upward shock of ten basis points on the volatility surface of currencies used to price options.

Scenario 2:  corresponds to an upward shock of 100 basis points on the local and foreign currency coupon curves, plus a shock of 25% on the currency rates (upwards) and stock market (downwards) spot prices, and an upward shock of 100 base points on the volatility surface of currencies used to price options.

Scenario 3:  corresponds to an upward shock of 500 basis points on the local and foreign currency coupon curves, plus a shock of 50% on the currency rates (upwards) and stock market (downwards) spot prices, and an upward shock of 500 basis points on the volatility surface of currencies used to price options.

IR USD:  all products with price changes tied to changes in the US currency and the US dollar interest rate.

IR Other Currency:  all products with price changes tied to changes in any currency other than the US dollar and the US dollar interest rate.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

Fixed rate (BRL) - in Brazilian reais:  all products with price changes tied to changes in interest rate in Brazilian reais.

Equities and indices:  stock market indices, shares and options tied to share indices or the shares themselves.

Inflation:  all products with price changes tied to changes in inflation coupons and inflation indices.

Other:  any other product that does not fit in the classifications above.

45.	Transition to International Financial Reporting Standards

The Bank’s accounting policies were changed on January 1, 2007 to comply with IFRS. The transition to IFRS is accounted for in accordance with IFRS 1, “First-time Adoption of International Financial Reporting Standards,” with January 1, 2007 as the date of transition. The changes in accounting policies as a consequence of the transition to IFRS and the reconciliation of the effects of the transition to IFRS are presented below. The Bank prepared its opening balance sheet at January 1, 2007, by applying the accounting policies and rules and the measurement bases described in Note 2, with the exception of the following exemption, as permitted by IFRS 1 and described below:

•	Business combinations:

The Bank elected not to apply IFRS 3 retrospectively to business combinations that occurred prior to January 1, 2007, the date of transition. By electing not to apply IFRS 3 retrospectively, we have:

•	Recognized all of the related assets and liabilities at the date of transition that were acquired or assumed in a past business combination, except for those that would not qualify as an assets or liability under IFRS;

•	Used the carrying amount under Brazilian GAAP of assets acquired and liabilities assumed in those business combinations based on their deemed cost under IFRS at that date.

•	Used the carrying amount of goodwill in the opening IFRS statement of financial position based on its carrying amount under previous GAAP at the date of transition to IFRS, without any adjustments for previous amortization or any other items.

•	Measured non-controlling interests and deferred tax following the measurement of other assets and liabilities. Therefore, the above adjustments to recognised assets and liabilities affect non-controlling interests and deferred tax.

•	Fair value or revaluation as deemed cost:

The Bank elected to use the carrying amount under Brazilian GAAP as its deemed cost for tangible assets.

•	Designation of previously recognized financial instruments:

The Bank elected to designate certain investments in debt securities as “available for sale” and certain loans receivables and deposits as “fair value through profit or loss” on the date of transition.

•	Share-based payment transactions:

The Bank elected to apply IFRS 2 to the liabilities arising from share-based payment transactions that were settled before the date of transition to IFRS.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The transition to IFRS resulted in the following changes in accounting policies:

a) Redesignation of financial instruments to available-for-sale:

Under BR GAAP, the Bank accounts for certain investments in debt securities at amortized cost and equity instruments at cost. Under IFRS, the Bank has classified these investments as available-for-sale, measuring them at fair value with the changes recognized in other comprehensive income, under the scope of IAS 39 “Financial Instruments: Recognition and Measurement”.

b) Impairment on loans and receivables:

Under IFRS, based on the guidance provided by IAS 39 “Financial Instruments: Recognition and Measurement”, the Bank estimates the allowance for loan losses based on historical experience of impairment and other circumstances known at the time of assessment, as further discussed in Note 2.g. Such criteria differs in certain aspects, to the criteria adopted under BR GAAP, which uses certain regulatory limits defined by the Brazilian Central Bank for purposes of allowance for loan losses calculation.

c) Accounting under equity method:

Under Brazilian GAAP, investments in certain associates are accounted for at cost, as they do not meet the criteria, under these accounting principles, to be accounted for using the equity method. Such criteria include total ownership of at least 10% and the relevance of the investment in the associate in relation to the investor’s total equity. Under IFRS, in accordance with IAS 28 “Investments in Associates”, an investment in an associate which the investor has significant influence, even if less than 20% of ownership, is accounted for using the equity method of accounting. In accordance to Resolution CMN No. 3.619, BR GAAP has been amended to converge with the guidance provided by IAS 28, effective December, 2008.

d) Impairment losses on tangible assets:

Under BR GAAP, impairment losses on certain tangible assets relating to the Bank’s branches were recognized during the year ended December 31, 2008 as a result of the adoption of CPC 01, “Reduction in the Recoverable Value of Assets.” CPC 01 changed the methodology used in BR GAAP to converge to IFRS (IAS No. 36, “Impairment of Assets.”).

Prior to the issuance of CPC 01, the Bank grouped together certain branch assets when evaluating for recoverability. Under IFRS, the Bank evaluates these assets for impairment at the level of each individual branch, in which for the Bank represents a cash generating unit in accordance with IAS 36 “Impairment of Assets”. This difference only impacted the Bank’s balance sheet at January 1, 2007 and for the year ended December 31, 2007, since the accounting policies converged during 2008.

e) Pension discount rate:

Under BR GAAP, the discount rate used for benefit obligations reflects the nominal interest rate. Under IFRS, in accordance with IAS 19 “Employee Benefits”, the rate used to discount post-employment benefit obligations was determined by reference to market yields at the end of the reporting period on high quality bonds.

f) Income taxes:

Deferred income taxes were recorded on the differences between BR GAAP and IFRS where applicable. Additionally, under BR GAAP, the Bank classifies PIS and COFINS taxes as operating

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

expenses. Under IFRS, as described in Note 2.x, PIS and COFINS are considered a profit-base component (net basis of certain revenues and expenses), therefore and accordingly to IAS 12 it is recorded as income taxes.

g) Classification of financial instruments at fair value through profit or loss:

Under BR GAAP, all loans and receivables and deposits are accounted for at amortized cost. Under IFRS, the Bank designated certain loans and receivables and deposits as “fair value thought profit or loss” , in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”. The Bank has selected such classification basis as it eliminates an accounting mismatch in the recognition of income and expenses.

h) Deferral of financial fees, commissions and inherent costs under effective interest rate method:

Under IFRS, in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”, financial fees, commissions and inherent costs that are integral part of effective interest rate of financial instruments measured at amortized cost are recognized in profit or loss over the term of the corresponding contracts. Under BR GAAP, these fees and expenses are directly recognized in the profit or loss when received or paid.

i) Reversal of goodwill amortization:

Under BR GAAP, goodwill is amortized systematically over a period of up to 10 years. Under IFRS, in accordance with IAS 38 “Intangible Assets”, goodwill is not amortized, but instead, is tested for impairment, at least annually, and whenever there is an indication that the goodwill may be impaired; by comparing its recoverable amount with its carrying amount.

j) Mark to Market of Foreign Currency Forward:

Under IFRS, in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”, foreign currency forward contracts are derivatives that are recorded at fair value. Under BR GAAP, these contracts are recorded at amortized cost.

k) Impairment of other financial assets:

Under IFRS, the Bank estimated the impact of accounting for allowance for financial assets, which is different, in certain aspects, to the criteria adopted under BR GAAP.

l) Purchase Price Adjustments — Amortization

As part of the purchase price allocation, following the requirements of IFRS 3, the Bank has revalued its assets and liabilities to fair value, including identifiable intangible assets with finite lives. Under BR GAAP, in a business combination, the assets and liabilities are not remeasured to their related fair values. Therefore, this adjustment relates to the following items:

•	The amortization related to the step up in the value of assets in the loan portfolio in relation to its book value: As the value of the loans were adjusted to fair value, this causes an adjustment to the yield curve of the related loans in comparison to its nominal value, which is offset pro-rata with this adjustment.

•	The amortization of the identified intangible assets with finite lives over their estimated useful lives (over 10 years).

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

a)	Consolidated balance sheet: reconciliation at January 1, 2007 — Assets, liabilities and equity

		Thousands of Reais
			Effects of
		Closing Balance	Transition to	IFRS Opening
	Note	Under BRGAAP	IFRS	Balance

Cash and balances with the Brazilian Central Bank		6,925,715	—	6,925,715
Financial assets held for trading		22,993,500	—	22,993,500
Available-for-sale financial assets	a	16,748,178	2,144,465	18,892,643
Loans and receivables	b, h	43,352,560	(143,948)	43,208,612
Non-current assets held for sale		32,000	—	32,000
Investments	c	36,997	11,685	48,682
Tangible assets	d	1,082,429	(21,357)	1,061,072
Intangible assets		1,136,083	—	1,136,083
Tax assets	f	4,067,159	145,741	4,212,900
Current		397,280	—	397,280
Deferred	f	3,669,879	145,741	3,815,620
Other assets		509,465	—	509,465

TOTAL ASSETS		96,884,086	2,136,586	99,020,672

Financial liabilities held for trading		2,317,525	—	2,317,525
Financial liabilities at amortised cost		77,096,849	—	77,096,849
Provisions	e	7,968,284	263,346	8,231,630
Tax liabilities	f	536,436	792,118	1,265,554
Current		80,363	—	80,363
Deferred	f	456,073	792,118	1,185,191
Other liabilities		989,324	—	989,324

TOTAL LIABILITIES		89,908,418	992,464	89,900,882

Shareholders’ equity		7,844,144	(308,240)	7,535,904
Minority interests		57	—	57
Valuation adjustments	a	131,467	1,452,362	1,583,829
TOTAL EQUITY		7,975,668	1,144,122	9,119,790

TOTAL LIABILITIES AND EQUITY		96,884,086	2,136,586	99,020,672

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
		As of January 1,
	Note	2007

Shareholders’ equity attributed to the Bank under Brazilian GAAP		7,975,668
IFRS adjustments, net of taxes:
Pension discount rate	e	(173,808)
Redesignation of financial instruments to available-for-sale	a	1,405,072
Impairment on loans and receivables	b	(236,940)
Accounting under equity method	c	11,685
Deferral of financial fees, commissions and inherent costs under effective interest rate method	h	141,934
Impairment losses on tangible assets	d	(14,096)
Other		10,218
Shareholders’ equity attributed to the Bank under IFRS		9,119,733

Minority interest under IFRS		57

Shareholders’ equity (including minority interest) under IFRS		9,119,790

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

b)	Consolidated balance sheet: reconciliation at December 31, 2007 — Assets, liabilities and equity

		Thousands of Reais
			Effects of
		Closing Balance	Transition to	IFRS Closing
	Note	Under BRGAAP	IFRS	Balance

Cash and balances with the Brazilian Central Bank		22,276,565	376	22,276,941
Financial assets held for trading		12,292,501	—	12,292,501
Other financial assets at fair value through profit or loss	g	—	1,647,806	1,647,806
Available-for-sale financial assets	a	7,735,987	1,567,470	9,303,457
Loans and receivables	b, h	56,556,786	(1,522,526)	55,034,260
Non-current assets held for sale		32,000	—	32,000
Investments in associates	c	43,862	10,703	54,565
Tangible assets	d	1,128,849	(17,879)	1,110,970
Intangible assets		1,799,182	—	1,799,182
Tax assets	f	3,986,146	237,057	4,223,203
Current		149,998	—	149,998
Deferred	f	3,836,148	237,057	4,073,205
Other assets		544,348	—	544,348

TOTAL ASSETS		106,396,226	1,923,007	108,319,233

Financial liabilities held for trading		4,650,305	—	4,650,305
Other financial liabilities at fair value through profit or loss	g	—	690,285	690,285
Financial liabilities at amortised cost	g	85,485,210	(704,297)	84,780,913
Provisions	e	4,534,033	282,288	4,816,321
Tax liabilities	f	1,008,040	710,801	1,718,841
Current		266,201	—	266,201
Deferred	f	741,839	710,801	1,452,640
Other liabilities		1,453,988	—	1,453,988

TOTAL LIABILITIES		97,131,576	979,077	98,110,653

Shareholders’ equity		8,922,155	(250,676)	8,671,479
Minority interests		57	—	57
Valuation adjustments	a	342,438	1,194,606	1,537,044

TOTAL EQUITY		9,264,650	943,930	10,208,580

TOTAL LIABILITIES AND EQUITY		106,396,226	1,923,007	108,319,233

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

c)	Consolidated income statement for 2007

		Thousands of Reais
			Effects of
		Closing Balance	Transition to	IFRS Closing
	Note	Under BRGAAP	IFRS	Balance

Net interest income	h	6,014,004	181,282	6,195,286

Income from equity instruments		36,387	—	36,387
Share of results of entities accounted for using the equity method		6,865	(981)	5,884
Fee and commission income		3,363,518	—	3,363,518
Fee and commission expense		(265,546)	—	(265,546)
Gains/losses on financial assets and liabilities (net)	g	1,475,140	41,524	1,516,664
Exchange differences (net)		381,587	—	381,587
Other operating income (expenses)	h	225,859	(92,935)	132,924

Gross income		11,237,814	128,890	11,366,704

Administrative expenses	h	(4,472,142)	11,925	(4,460,217)
Depreciation and amortisation:		(581,841)	2,095	(579,746)
Provisions (net)	e	(1,177,192)	(19,220)	(1,196,412)
Impairment losses on financial assets (net)	b	(2,121,437)	(38,000)	(2,159,437)
Impairment losses on other assets (net)		(299,693)	1,611	(298,082)
Gains/losses on disposal of assets not classified as non-current assets held for sale		861	—	861
Gains/losses on disposal of non-current assets held for sale		13,470	—	13,470

Profit before tax		2,599,840	87,301	2,687,141

Income tax	f	(754,444)	(29,698)	(784,142)

Consolidated profit for the year		1,845,396	57,603	1,902,999

Profit attributed to minority interests		—	—	—

Profit attributed to the Bank		1,845,396	57,603	1,902,999

For the reconciliation of shareholders’ equity and net income attributed to the Bank between Brazilian GAAP and IFRS see note 46.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

46.	Supplementary information — Reconciliation of shareholders equity and net income of the Bank (Not required under IFRS for the year ended December 31, 2008).

Following the Brazilian Securities Commission (CVM) Instruction 457/7 from 13/07/07, we present a reconciliation of shareholders’ equity and net income attributed to the parent between Brazilian GAAP and IFRS, for each of the periods presented, below:

		Thousands of Reais
	Note	2007	2008

Shareholders’ equity attributed to the parent under Brazilian GAAP		48,756,557	9,264,593
IFRS adjustments, net of taxes:
Pension discount rate	45.e	(179,343)	(186,309)
Classification of financial instruments at fair value through profit or loss	45.g	43,675	9,660
Redesignation of financial instruments to available-for-sale	45.a	552,854	1,168,967
Impairment on loans and receivables	45.b	(234,300)	(262,020)
Accounting under equity method	45.c	(5,970)	10,927
Deferral of financial fees, commissions and inherent costs under effective interest rate method	45.h	174,116	213,832
Reversal of goodwill amortization	45.i	376,766	—
Mark to market of foreign currency forward	45.j	(11,069)	—
Impairment of other financial assets	45.k	32,200	—
Impairment losses on tangible assets	45.d	1,542	(11,790)
Purchase price adjustments — amortization	45.l	315,992	—
Other		8,179	663

Shareholders’ equity attributed to the parent under IFRS		49,831,199	10,208,523

Minority interest under IFRS		5,279	57

Shareholders’ equity (including minority interest) under IFRS		49,836,478	10,208,580

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

		Thousands of Reais
	Note	2008	2007

Net income attributed to the parent under Brazilian GAAP		1,580,614	1,845,396
IFRS adjustments, net of taxes:
Pension discount rate	45.e	6,966	12,501
Classification of financial instruments at fair value through profit or loss	45.g	34,015	9,660
Redesignation of financial instruments to available-for-sale	45.a	49,260	(11,220)
Accounting under equity method	45.c	(16,897)	(758)
Deferral of financial fees, commissions and inherent costs under effective interest rate method	45.h	(39,716)	71,898
Reversal of goodwill amortization	45.i	376,766	—
Impairment on loans and receivables	45.b	27,720	(25,080)
Mark to market of foreign currency forward	45.j	(11,069)	—
Impairment of other financial assets	45.k	32,200	—
Impairment on tangible assets	45.d	13,332	2,310
Purchase price adjustment — amortization	45.l	315,992	—
Other		8,981	(1,708)

Net income attributed to the parent under IFRS		2,378,164	1,902,999

Minority interest under IFRS		231	—

Net income (including minority interest) under IFRS		2,378,395	1,902,999

47.	Subsequent Events

Legal Merger

On April 14, 2009, the executive committees of Banco Real and Sudameris Distribuidora de Títulos e Valores Mobiliários S.A. (Sudameris DTVM) approved and decided to submit to the approval of their respective stockholders the “Merger Agreement of Sudameris Distribuidora de Títulos e Valores Mobiliários S.A. by Banco ABN AMRO Real S. A.”.

On the same date, the executive committees of Banco Santander and Banco Real approved and decided to submit to the approval of the Board of Directors of Santander and its respective stockholders the corporate restructuring proposal as set out by the “Merger Agreement of Banco ABN AMRO Real S.A. by Banco Santander S.A.” (the “Agreement”).

The merger of Sudameris DTVM by Banco Real and the subsequent merger of Banco Real by Banco Santander (the “mergers”) constitute fundamental stages for the consolidation of the Santander’s investments in Brazil and the resulting strengthening of its operational and organizational structure, as well as the integration of their operations.

The merger of Banco Real by Banco Santander will allow the conclusion of the operational, administrative and technologic integration plan that has been implemented since the control of Banco Real was acquired, in July 2008, and the corporate restructuring related to the merger of all shares of Banco Real into Banco Santander in August 2008.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

The merger of Banco Real will also allow (i) the integration of the banking businesses and activities in a single financial institution for all commercial, financial and legal purposes; (ii) the decrease in administrative costs, and (iii) the streamlining of the corporate structure of the Santander in Brazil.

The Mergers will be carried out through the transfer of the book net assets of the Aquired Companies to the equity of the Acquirers, based on the audited balance sheets as of March 31, 2009. Changes in equity occurring between the date of said balance sheets and the completion of the Mergers (date of the Extraordinary Shareholders’ Meetings that approve the Mergers) will be recognized and recorded directly by the acquirers.

As the mergers involve wholly-owned subsidiaries, it will not be necessary, as a result of these transactions, to (i) determine a share exchange ratio; (ii) define withdrawal rights; (iii) increase the capital of Banco Santander and Banco Real, and (iv) change the voting, dividend or any other equity or corporate rights to which the stock issues by Banco Santander is currently entitled.

Real Tokio Marine

As set forth in the Shareholders Agreement of Real Tokio Marine Vida e Previdência S A (“RTMVP”), as a result of Banco Real shareholding control being assumed by Santander, AAB Dois Par exercised its right to acquire the remaining interest in RTMVP, which such right being transferred to Banco Santander on January 21, 2009. At the Board of Directors’ meeting held on March 19, 2009, the sale of the following investments to Santander Seguros S A. was authorized: the 50% interest acquired in Real Tokio Marine Vida e Previdência S.A. and the 100% interest in ABN AMRO Brasil Dois Participações S.A., for the total amount of R$1,495 million, generating a net gain of R$45 million which was recorded in nonoperating income. At RTMVP’s Extraordinary Shareholders’ Meeting held in March 2009, the change of the company’s name to Real Seguros Vida e Previdência S.A. was approved.

Investments

According to the public offering announced on June 25, 2009, the Bank sold a portion of its ownership interest in Companhia Brasileira de Meios de Pagamento — Visanet. The public offering was concluded on July 3, 2009 with the sale of the supplementary and additional shares offered by the owners.

The Bank’s sale was equivalent to 7.67% of the total ordinary shares issued by Visanet. The total impact of the public offering corresponds to a net gain of approximately R$1.3 million.

BANCO SANTANDER (BRASIL) S.A.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 — (Continued)
(Thousands of Brazilian Reais)

APPENDIX I — SUBSIDIARIES OF BANCO SANTANDER (BRASIL) S.A.

				As of and for the Year
				Ended December 31, 2008
		Participation%		Stockholders’	Net Income
Direct and Indirect controlled by Banco Santander (Brasil) S.A.	Activity	Direct	Indirect	Equity	(Losses)

Banco ABN AMRO Real S.A.	Bank	100.00%	100.00%	11,857,754	869,747
ABN AMRO Administradora de Cartões de Crédito Ltda.	Credit Card	98.46%	100.00%	968,146	42,395
Santander Investimentos em Participações S.A.	Holding	97.62%	100.00%	967,656	159,418
Santander Brasil Arrendamento Mercantil S.A.	Leasing	99.99%	99.99%	525,885	45,784
ABN AMRO Brasil Dois Participações S.A.	Holding	100.00%	100.00%	338,715	204,059
Santander S.A. Corretora de Câmbio e Títulos	Broker	99.99%	100.00%	193,731	41,200
Santander Asset Management Distribuidora de Títulos e Valores Mobiliários Ltda.	Asset manager	99.99%	100.00%	103,865	40,113
Santander Administradora de Consórcios Ltda.	Buying club	99.99%	100.00%	3,637	166
Santander Brasil S.A. Corretora de Títulos e Valores Mobiliários	Broker	99.99%	100.00%	1,016	8,588
Controlled by Banco ABN AMRO Real S.A.
Real Leasing S.A. Arrendamento Mercantil	Leasing	—	99.99%	9,567,234	599,414
Banco de Pernambuco S.A. — BANDEPE	Bank	—	100.00%	3,669,198	238,695
Sudameris Distribuidora de Títulos e Valores Mobiliários S.A.	Dealer	—	100.00%	2,136,056	187,772
Banco Comercial e de Investimento Sudameris S.A.	Bank	—	99.80%	2,011,478	186,083
Aymoré Crédito, Financiamento e Investimento S.A.	Financial Companies	—	100.00%	622,942	(108,091)
ABN AMRO Arrendamento Mercantil S.A.	Leasing	—	99.99%	587,277	27,779
Real Corretora de Seguros S.A.	Broker	—	100.00%	77,102	59,729
Companhia Real Distribuidora de Títulos e Valores Mobiliários	Dealer	—	100.00%	76,142	430
ABN AMRO Securities (Brasil) Corretora de Valores Mobiliários S.A.	Broker	—	100.00%	62,852	(1,015)
ABN AMRO Administradora de Consórcio Ltda.	Buying club	—	100.00%	54,451	30,803
ABN AMRO Real Corretora de Câmbio e Valores Mobiliários	Broker	—	100.00%	47,132	47,132
Webmotors S.A.	Other Activities	—	100.00%	38,831	16,003
REB Empreendimentos e Administradora de Bens S.A.	Holding	—	100.00%	36,873	23,932
Real Microcrédito S.A.	Microcredit	—	100.00%	6,563	2,853
ABN AMRO Advisory Services S.A.	Other Activities	—	100.00%	1,710	466
Real Argentina S.A.	Other Activities	—	98.99%	259	(132)
Controlled by ABN AMRO Brasil Dois Participações S.A.
Real Capitalização S.A.	Capitalization	—	100.00%	90,374	70,394
Controlled by ABN AMRO Administradora de Cartões de Crédito Ltda.
Credicenter Empreen dimentos e Promoções Ltda.	Other Activities	—	100.00%	305,316	31,192
Cruzeiro Factoring Sociedade de Fomento Comercial Ltda.	Factoring	—	100.00%	124,516	8,509
ABN AMRO Brasil Participações e Investimentos S.A.	Holding	—	99.99%	15,814	(656)
Real CHP S.A.	Holding	—	92.78%	4,618	4,289
Controlled by Santander Investimentos em Participações S.A.
Santander S.A. Serviços Técnicos, Administrativos e de Corretagem de Seguros	Insurance Broker	—	99.99%	55,251	29,271
Agropecuária Tapirapé S.A.	Other Activities	—	99.07%	6,442	427
Brazil Foreign Diversified Payment Rights Finance Company	Securitization	—	(a )	—	—

(a)	Company over which effective control is exercised

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Banco ABN Amro Real S.A. and ABN Amro Brasil Dois Participações S.A.
Sao Paulo — SP — Brazil

We have audited the combined balance sheet of Banco ABN Amro Real S.A. and ABN Amro Brasil Dois Participações S.A. (together, the “Bank”) as of December 31, 2007, and the combined statements of income, changes in equity, and cash flows for the year then ended and for the period from January 1 to August 29, 2008, all expressed in Brazilian reais. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America, Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The combined financial statements do not include the combined balance sheet at August 29, 2008; therefore, the combined financial statements relating to the period from January 1 to August 29, 2008 do not constitute a complete set of financial statements under the requirements of International Financial Reporting Standards as issued by the International Accounting Standards Board.

In our opinion, except for the omission of the combined balance sheet at August 29, 2008, as described in the preceding paragraph, such combined financial statements present fairly, in all material respects, the combined financial position of the Bank at December 31, 2007, and the combined results of its operations and its cash flows for the year then ended and for the period from January 1 to August 29, 2008, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The combined financial statements of the Bank have been prepared to comply with the requirements of Rule 3-05 of Regulation S-X of the United States Securities Exchange Commission as it relates to the registration statement of Banco Santander (Brasil) S.A.

/s/  Deloitte Touche Tohmatsu

July 20, 2009

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED BALANCE SHEET AT DECEMBER 31, 2007 (AUDITED)

	Note	2007
	(Thousands of Brazilian Reais)

ASSETS
CASH AND BALANCES WITH BRAZILIAN	4	10,948,839
CENTRAL BANK
FINANCIAL ASSETS HELD FOR TRADING		3,396,133
Debt instruments	6	811,105
Equity instruments	7	276,555
Trading derivatives	8	2,308,473
OTHER FINANCIAL ASSETS AT FAIR VALUE
THROUGH PROFIT OR LOSS		146,636
Debt instruments	6	146,636
AVAILABLE FOR SALE FINANCIAL ASSETS		12,779,024
Debt instruments	6	12,745,782
Equity instruments	7	33,242
LOANS AND RECEIVABLES		77,309,697
Loans and advances to credit institutions	5	12,786,701
Loans and advances to customers	9	64,522,996
HEDGING DERIVATIVES	41	650,959
NON — CURRENT ASSETS HELD FOR SALE	10	39,445
INVESTMENTS IN ASSOCIATES	11	333,302
TANGIBLE ASSETS	12	1,050,997
INTANGIBLE ASSETS		1,206,954
Goodwill	13	581, 736
Other intangible assets	14	625,218
TAX ASSETS		3,980,202
Current		399,196
Deferred	23	3,581,006
OTHER ASSETS	15	985,196

TOTAL ASSETS		112,827,384

LIABILITIES AND EQUITY
FINANCIAL LIABILITIES HELD FOR TRADING		1,725,441
Trading derivatives	8	1,725,441
FINANCIAL LIABILITIES AT AMORTIZED COST		90,672,087
Deposits from credit institutions	16	26,347,431
Customer deposits	17	55,365,410
Marketable debt securities	18	3,001,419
Subordinated liabilities	19	1,999,200
Other financial liabilities	20	3,958,627
HEDGING DERIVATIVES	41	5,210
PROVISIONS	21	3,443,277
TAX LIABILITIES		2,128,635
Current		1,777,384
Deferred	23	351,251
OTHER LIABILITIES	22	1,694,667
TOTAL LIABILITIES		99,669,317
EQUITY
SHAREHOLDERS’ EQUITY	26	13,093,328
Issued capital		9,321,445
Reserves		1,541,519
Profit for the year attributable to the Parent		2,432,279
Less Dividends and remunaration		(201,915)
VALUATION ADJUSTMENTS		59,337
Available for sale financial assets	25	42,496
Cash flow hedges	25	16,841
MINORITY INTERESTS	24	5,402

TOTAL EQUITY		13,158,067

TOTAL LIABILITIES AND EQUITY		112,827,384

The accompanying Notes and Appendix I are an integral part of these combined financial statements

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED INCOME STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED) AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED)

	(Debit)/Credit
		For the Period January 1st to August 29,		For the Year Ended
		2008	2007	2007
	Note	(Audited)	(Unaudited)	(Audited)
	(Thousands of Brazilian Reais, except for per share data)

Interest and similar income	29	14,007,275	12,075,268	19,070,079
Interest expense and similar charges	30	(6,552,666)	(5,210,714)	(7,800,333)
INTEREST INCOME/(CHARGES)		7,454,609	6,864,554	11,269,746
Income from equity instruments	31	2,464	13,292	18,449
Income from companies accounted for by the equity method	11	193,239	136,718	182,608
Fee and commission income	32	2,039,795	1,634,942	2,524,909
Fee and commission expense	33	(427,667)	(479,410)	(762,207)
Gain/losses on financial assets and liabilities (net)	34	798,084	869,798	1,744,429
Held for trading		520,851	169,523	292,182
Other financial instruments at fair value through profit or loss		(17,488)	(14,738)	24,271
Financial instruments not measured at fair value through profit or loss		69,892	503,820	1,054,123
Other		224,829	211,193	373,853
Exchange differences (net)	35	(215,556)	(153,297)	(178,831)
Other operating income (expenses)	36	(17,078)	(145,790)	(286,799)
TOTAL INCOME		9,827,890	8,740,807	14,512,304
Administrative expenses		(4,346,786)	(3,759,526)	(6,227,064)
Personnel expenses	37	(2,125,968)	(1,902,738)	(3,185,141)
Other general expenses	38	(2,220,818)	(1,856,788)	(3,041,923)
Depreciation and amortization	12 & 14	(288,036)	(210,981)	(339,268)
Provisions (net)	21	(472,139)	(302,866)	(928,311)
Impairment losses on financial assets (net)		(2,469,696)	(1,837,858)	(2,897,639)
Loans and receivables	9	(2,470,175)	(1,838,130)	(2,877,906)
Other financial instruments not measured at fair value through profit or loss	7	479	272	(19,733)
Impairment losses on other assets (net)		(8,117)	(36,122)	(32,796)
Other assets		(8,117)	(36,122)	(32,796)
Gain/(losses) on disposal of assets not classified as non — current assets held for sale	39	25,681	19,664	28,412
Gain/(losses) on non — current assets held for sale	40	12,806	36,221	38,169
OPERATING PROFIT/(LOSS) BEFORE TAXES		2,281,603	2,649,339	4,153,807
Income taxes	23	(906,943)	(1,114,847)	(1,720,357)
PROFIT FOR THE YEAR/PERIOD		1,374,660	1,534,492	2,433,450
Profit attributable to the Parent		1,374,271	1,534,027	2,432,279
Profit attributable to minority interests	24	389	465	1,171

The accompanying Notes and Appendix I are an integral part of these combined financial statements

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED STATEMENTS OF CHANGES IN EQUITY
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED) AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED)
COMBINED STATEMENTS OF RECOGNIZED INCOME AND EXPENSE

	For the Period January 1st		For the Year
	to August 29,		Ended
	2008	2007	2007
	(Audited)	(Unaudited)	(Audited)
	(Thousands of Brazilian Reais)

COMBINED PROFIT FOR THE YEAR/PERIOD	1,374,660	1,534,492	2,433,450
OTHER RECOGNIZED INCOME (EXPENSE)	(18,996)	(103,860)	(87,230)
Available — for — sale financial assets	(269,118)	(184,079)	(305,570)
Cash flow hedges	240,336	26,715	173,403
Income tax	9,786	53,504	44,937

TOTAL RECOGNIZED INCOME AND EXPENSE	1,355,664	1,430,632	2,346,220

Attributable to the Parent	1,355,275	1,430,167	2,345,049
Attributable to minority interests	389	465	1,171

TOTAL	1,355,664	1,430,632	2,346,220

The accompanying Notes and Appendix I are an integral part of these combined financial statements

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED STATEMENTS OF CHANGES IN EQUITY
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED) AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
COMBINED STATEMENT OF CHANGES IN TOTAL EQUITY

	Shareholders’ Equity
			Profit		Total
	Share		Attributed	Dividends and	Shareholders’	Valuation		Minority	Total
	Capital	Reserves	to the Parent	Remuneration	Equity	Adjustments	Total	Interests	Equity
	(Thousands of Brazilian Reais)

Balances at January 1, 2007	7,790,934	2,517,593	—	—	10,308,527	146,567	10,455,094	4,554	10,459,648
Total recognized income and expense	—	—	1,534,027	—	1,534,027	(103,860)	1,430,167	465	1,430,632
Dividends/Remuneration	—	(1,200,063)	—	—	(1,200,063)	—	(1,200,063)	—	(1,200,063)
Capital increase	963,827	(609,102)	—	—	354,725	—	354,725	—	354,725
Capital reductions	(3,243,729)	—	—	—	(3,243,729)	—	(3,243,729)	(339)	(3,244,068)
Corporate restructuring	2,134,053	2,433	—	—	2,136,486	—	2,136,486	—	2,136,486
Other	1,564,409	921,621	—	—	2,486,030	—	2,486,030	—	2,486,030
Balances at August 29, 2007	9,209,494	1,632,482	1,534,027	—	12,376,003	42,707	12,418,710	4,680	12,423,390

Balances at January 1, 2007	7,790,934	2,517,593	—	—	10,308,527	146,567	10,455,094	4,554	10,459,648

Total recognized income and expense	—	—	2,432,279	—	2,432,279	(87,230)	2,345,049	1,171	2,346,220
Dividends/Remuneration	—	(1,335,031)	—	(201,915)	(1,536,946)	—	(1,536,946)	—	(1,536,946)
Capital increase	1,075,778	(609,102)	—	—	466,676	—	466,676	—	466,676
Capital reductions	(3,243,729)	—	—	—	(3,243,729)	—	(3,243,729)	(339)	(3,244,068)
Corporate restructuring	2,134,053	2,433	—	—	2,136,486	—	2,136,486	—	2,136,486
Other	1,564,409	965,626	—	—	2,530,035	—	2,530,035	16	2,530,051
Balances at December 31, 2007	9,321,445	1,541,519	2,432,279	(201,915)	13,093,328	59,337	13,152,665	5,402	13,158,067

Total recognized income and expense	—	—	1,374,271	—	1,374,271	(18,996)	1,355,275	389	1,355,664
Appropriation of profit for the year	—	2,432,279	(2,432,279)	—	—	—	—	—	—
Dividends/Remuneration	—	(640,851)	—	(598,085)	(1,238,936)	—	(1,238,936)	—	(1,238,936)
Capital increase	2,876,760	(2,708,794)	—	—	167,966	—	167,966	—	167,966
Transfers	—	—	—	—	—	—	—	(870)	(870)
Other	28,140	(24,574)	—	—	3,566	—	3,566	(5)	3,561

Balances at August 29, 2008	12,226,345	599,579	1,374,271	(800,000)	13,400,195	40,341	13,440,536	4,916	13,445,452

The accompanying Notes and Appendix I are an integral part of these combined financial statements

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED CASH FLOW STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED) AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED)

			For the Year
	For the Period of January 1st to August 29		Ended
	2008	2007	2007
	(Audited)	(Unaudited)	(Audited)
	(Thousands of Brazilian Reais)

1. CASH FLOWS FROM OPERATING ACTIVITIES
Combined profit for the year/period	1,374,660	1,534,492	2,433,450
Adjustments to profit	1,867,850	1,690,533	3,016,821
Depreciation of tangible assets	140,381	119,628	184,768
Amortization of intangible assets	147,655	91,353	154,500
Provisions for Loans and Receivables and Provisions (net)	2,941,835	2,140,724	3,825,950
Share of results of entities accounted for using the equity method	(193,239)	(136,718)	(182,608)
Taxes	(1,168,782)	(524,454)	(965,789)

	3,242,510	3,225,025	5,450,271

Net increase/decrease in operating assets:	(21,931,430)	(10,978,928)	(13,017,282)
Brazilian Central Bank compulsory deposits	(1,393,191)	(848,044)	(1,193,979)
Financial assets held for trading	(2,846,430)	882,023	1,859,105
Other financial assets at fair value through profit or loss	146,636	122,089	124,089
Available — for — sale financial assets	(5,904,388)	426,140	2,631,355
Loans and receivables	(11,145,377)	(13,710,353)	(18,785,443)
Other assets	(788,680)	2,149,217	2,347,591
Net increase/decrease in operating liabilities:	17,844,327	9,913,553	9,304,796
Financial liabilities held for trading	(560,944)	102,723	271,448
Financial liabilities at amortized cost	17,080,342	8,419,936	8,008,843
Other liabilities	1,324,929	1,390,894	1,024,505

Total net cash flows from operating activities(1)	(844,593)	2,159,650	1,737,785

2. CASH FLOWS FROM INVESTING ACTIVITIES
Investments	(521,740)	(661,141)	(496,668)
Tangible assets	(215,822)	(440,855)	(241,982)
Intangible assets	(305,918)	(220,286)	(254,686)
Divestments	112,715	290,859	62,557
Tangible assets	112,715	290,859	62,557

Total net cash flows from investing activities(2)	(409,025)	(370,282)	(434,111)

3. CASH FLOWS FROM FINANCING ACTIVITIES
Capital increase	167,966	(2,889,004)	(2,777,053)
Issuance of subordinated liabilities	1,366,579	1,855,446	1,855,446
Issuance of other long — term liabilities	105,516	218,124	644,646
Dividends paid	(543,759)	(1,124,559)	(1,190,496)
Redemption of other long — term liabilities	(62,119)	—	—
Increase/Decrease in minority interests	(485)	126	848

Total net cash flows from financing activities(3)	1,033,698	(1,939,867)	(1,466,609)

NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS (1+2+3)	(219,920)	(150,499)	(162,935)
Cash and cash equivalents at beginning of year	1,781,775	1,322,397	1,322,396

Cash and cash equivalents at end of year	1,561,855	1,171,898	1,159,461

Non — cash transactions:
Non — cash Transactions:
Loans transferred to foreclosed assets	27,764	43,881	78,148
Dividends and interest on capital declared but not paid	800,000	—	(201,915)
Corporate Restructuring (note 26)	—	2,136,486	2,136,486
Capital stock elimination (note 26)	—	2,491,079	2,535,100
Supplemental information:
Interest received	14,373,302	12,285,307	18,726,585
Interest paid	(6,301,118)	(5,562,943)	(8,261,686)
Taxes paid	(1,392,650)	(919,678)	(1,520,656)

The accompanying Notes and Appendix I are an integral part of these combined financial statements

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED)
(Thousands of Brazilian Reais)

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

Notes to the combined financial statements for the period January 1st to August 29, 2008 (audited) and 2007 (unaudited) and for the year ended December 31, 2007 (audited)

1.  Introduction, basis of presentation of the combined financial statements and other information

a)	Introduction

“Banco ABN AMRO Real S.A. and ABN AMRO Companies in Brazil” operate locally, mainly through Banco ABN AMRO Real S.A., an entity organized as a multiple bank. Banco ABN AMRO Real S.A, is the lead institution of the financial and non-financial groups with the Brazilian Central Bank, established as a corporation, with main offices at Av. Paulista, 1374, Sao Paulo and operates as a multiple service bank, conducting operations such as commercial foreign exchange, investment, credit and financing and mortgage loan, leasing portfolios and, through related entities, insurance, pension plan, capitalization, leasing, asset management, and securities and insurance brokerage operations. Transactions are conducted within the context of a group of financial institutions that operate on an integrated basis in the financial markets.

After the corporate restructuring (incorporation of shares), further described in Note 3, Banco ABN AMRO Real S.A. (Banco Real) and ABN AMRO Brasil Dois Participações S.A. (“AAB Dois Par”) and their respective subsidiaries were integrated into Santander financial and non-financial conglomerate, as of August 29, 2008.

b)	Basis of presentation of the combined financial statements

These financial statements have been prepared exclusively in order to comply with U.S. Code of Federal Regulations — Title 17 — Commodity and Securities Exchanges — Chapter II — Part. 210.3-05 Financial statements of businesses acquired or to be acquired (“Rule 3-05 of U.S. Regulation S-X”) as it relates to the registration statement of Banco Santander (Brasil) S.A.

In this respect, Rule 3-05 of U.S. Regulation S-X requires the preparation and filing with the U.S. Securities and Exchange Commission (“SEC”) of the financial statements of acquired business (Banco Real and AAB Dois Par) on a combined basis since both entities have been under common control for all periods presented.

Under International Financial Reporting Standards (‘IFRS’), as issued by the International Accounting Standards Board (“IASB”), and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”), financial statements are prepared for an ‘entity’. The term ‘entity’ for the preparation of these financial statements, as defined in paragraph 5 of IFRS framework indicates that: “A reporting entity is an entity for which there are users who rely on the financial statements as their major source of financial information about the entity”. Therefore, due to the existence of common directors and management and since both Banco Real and AA Dois Par were operating as a single unit, both combined entities/operations have been considered as a reporting entity for the preparation of these combined financial statements. In this respect, each of Banco Real and AAB Dois Par financial information prepared in accordance with IFRS as issued by the IASB was considered and the combination considered all the appropriate elimination process consistent with full consolidation method.

Furthermore, during 2007 Banco ABN AMRO Real S.A. merged the entities ABN AMRO Brasil Participações Financeiras S.A. and BRI-PAR Dois Participações S.A., ratified by the Central Bank of Brazil on

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

April 9, 2008. As these entities are a part of the acquired businesses further mentioned in Note 3, their financial position and results of operations are also combined as part of these financial statements.

In addition, since these financial statements are prepared exclusively in order to comply with Rule 3-05 of U.S. Regulation S-X they do not include a balance sheet and related footnote as of August 29, 2008, which is a requirement in order to be considered a complete set of financial statements under IAS 1.

Therefore, except for the lack of information as indicated above, the combined financial statements have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as issued by the International Accounting Standards Board (“IASB”), and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

The combined financial statements For the period January 1st to August 29, 2008 and 2007 and for the year ended December 31, 2007 are the first to be prepared in accordance with IFRS, with transition date to IFRS as of January 1, 2007 (opening balance sheet). Previous individual financial statements of Banco Real and AAB Dois have been prepared locally in Brazil in accordance with accounting practices established by Brazilian Corporate Law and standards established by the National Monetary Council (CMN), the Brazilian Central Bank (BACEN) and the Brazilian Securities Commission (CVM), the National Council of Private Insurance (CNSP) and the Superintendency of Private Insurance (SUSEP). Hereafter it shall be referred to as “Brazilian GAAP” or “BR GAAP”.

Note 44 to the combined financial statements contains the reconciliation of the combined balance sheet balances at the transition date to IFRS as of January 1, 2007 and the year ended December 31, 2007 and related combined results for that year in BR GAAP to the corresponding balances for 2007 determined in accordance with IFRS.

The Notes to the combined financial statements contain supplementary information to that presented in the combined balance sheet, income statements, statements of changes in equity and cash flow statements. The Notes provide, in a clear, relevant and reliable manner, narrative descriptions and breakdowns of these combined financial statements.

All accounting policies and measurement basis with a material effect on the combined financial statements were applied in their preparation.

Adoption of new standards and interpretations

•	IFRIC 14 IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction: this interpretation provides guidance on determining the amount of any post employment benefit surplus that could be recognized as an asset on the balance sheet, how a minimum funding requirement affects that measurement, and when a minimum funding requirement can create an onerous obligation that should be recognized as a liability in addition to that otherwise recognized under IAS 19.

•	IFRIC 12 — Service Concession Arrangements: this interpretation addresses the accounting by private sector operators involved in the provision of public sector infrastructure assets and services. The adoption of this interpretation did not have effects on the combined financial statements.

•	Amendments to IAS 39 and IFRS 7: the approved amendments permit the reclassification of certain financial assets — debt and equity instruments that meet certain conditions — from financial assets held for trading to available for sale financial assets and held-to-maturity investments. They do not permit

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

the reclassification of financial liabilities, derivatives and financial assets recognized initially as at fair value through profit or loss or the reclassification of instruments from other portfolios to the held-for-trading portfolio. In 2008 and 2007 the Combined Companies did not perform any reclassifications of this kind.

•	IFRS 8 Operating Segments: this standard replaces IAS 14 and requires the amount reported for each segment item to be the measure used internally and reported to the chief operating decision maker for the purposes of allocating resources to that segment and assessing its performance.

The standards and interpretations that came into force and were adopted by the Combined Companies in 2008, further described above, did not have a material impact on the financial statements.

Standards and interpretations effective subsequent to August 29, 2008

The Combined Companies have not yet adopted the following new or revised IFRS or Interpretations, which have been issued but their effective date is subsequent to the date of these financial statements:

•	Revision of IAS 23 Borrowing Costs: the amendments to IAS 23 eliminate the option to recognize all borrowing costs immediately as an expense. To the extent that borrowing costs relate to the acquisition, construction or production of a qualifying asset, the revised Standard requires that they be capitalized as part of the cost of that asset.

•	Revision of IAS 1 Presentation of Financial Statements: introduces certain changes in the presentation of financial statements, including changes to the titles of individual financial statements, since balance sheet is now referred to as a statement of financial position. The statement of changes in equity will only include changes in equity arising from transactions with owners acting in their capacity as owners. As regards “non-owner” changes (e.g. transactions with third parties or income and expenses recognized directly in equity), entities are no longer permitted to present items of other comprehensive income separately in the statements of changes in equity. Such non-owner movements must be presented in a statement of comprehensive income and the total carried to the statement of changes in equity. All items of income and expense (including those recognized outside of profit or loss) must be presented either in a single statement of comprehensive income with subtotals or in two separate statements (a separate income statement and a statement of comprehensive income). IAS 1 also introduces new reporting requirements when the entity applies a change in accounting policy retrospectively, makes a restatement or reclassifies items in previously issued statements.

•	Amendment to IFRS 2 — Share-based Payment: the objective of the amendment is basically to clarify the definition of vesting conditions and the accounting treatment of cancellations by the counterparty to a share-based arrangement.

•	Amendments to IAS 32 and IAS 1 — Puttable Financial Instruments and Obligations Arising on Liquidation: the amendments address the classification of puttable financial instruments and obligations arising only on liquidation, with the object of providing a “short-term, limited scope amendment” designed to avoid outcomes arising under the general principles of IAS 32 that were counter-intuitive. Following the revisions, puttable financial instruments are presented as equity provided that they meet certain criteria including that of being the most subordinated class, and provided that they evidence a residual interest in the net assets of the entity.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	Amendments to IFRS 1 and IAS 27, Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate: this amendment refers to separate financial statements of a subsidiary and, therefore, is not applicable to consolidated financial statements. Furthermore this amendment is applicable to financial statements for annual periods beginning after 1 July 2009.

•	IFRIC 13 Customer Loyalty Programmes: this interpretation addresses the accounting by entities that provide their customers with incentives to buy goods or services by providing awards as part of a sales transaction, such as credit card reward schemes.

•	Revision of IFRS 3 Business Combinations and Amendment to IAS 27 Consolidated and Separate Financial Statements: introduce significant changes in several matters relating to accounting for business combinations, and only applied prospectively. These changes include most notably the following: acquisition costs must be expensed, rather than recognized as an increase in the cost of the business combination; in step acquisitions the acquirer must remeasure at fair value the investment held prior to the date that control is obtained; and there is an option to measure at fair value the minority interests of the acquiree, as opposed to the single current treatment of measuring them as the proportionate share of the fair value of the net assets acquired.

•	Amendments to IAS 39, Eligible Hedged Items: this amendment establishes that inflation may only be designated as a hedged item if it is a contractually specified portion of the cash flows to be hedged. Only the intrinsic value and not the time value of a purchased option may be used as a hedging instrument.

•	IFRIC 15 Agreements for the Construction of Real Estate: this interpretation clarifies the accounting of revenue and expenses associated by entities that undertake the construction of real estate directly or through subcontractors.

•	IFRIC 16 Hedges of a Net Investment in a Foreign Operation: this interpretation clarifies the following matters: firstly, the exposure to foreign exchange differences between the functional currency of the foreign operation and the presentation currency of the parent cannot be designated as a hedged risk, and only the foreign currency exposure arising between the functional currency of the parent and that of its foreign operation qualifies for hedge accounting; secondly, the hedging instrument used to hedge the net investment may be held by any entity within the group, not necessarily by the parent of the foreign operation; and, lastly, it addresses how an entity should determine the amounts to be reclassified from equity to profit or loss for both the hedging instrument and the hedged item on disposal of the foreign operation.

•	IFRIC 17 Distributions of Non-cash Assets to Owners: this interpretation addresses the accounting treatment when an entity distributes assets other than cash as dividends to its shareholders, although its scope does not include distributions of assets within a group or between jointly controlled entities. The interpretation requires an entity to measure the dividend payable at the fair value of the assets to be distributed and to recognize any difference with respect to the carrying amount of the asset in profit or loss.

•	IFRIC 18 Transfers of Assets from Customers: this interpretation clarifies the requirements of IFRS for agreements in which an entity receives from a customer an item of property, plant, and equipment that the entity must then use either to connect the customer to a network or to provide the customer with ongoing access to a supply of goods or services (such as a supply of electricity, gas or water). The basic principle of IFRIC 18 is that when the item of property, plant and equipment transferred from a

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

customer meets the definition of an asset under the IASB Framework from the perspective of the recipient, the recipient must recognise the asset in its financial statements. If the customer continues to control the transferred item, the asset definition would not be met even if ownership of the asset is transferred to the utility or other recipient entity.

The Combined Companies do not expect the adoption of the above-mentioned standards and interpretations to have a material effect on the combined financial statements taken as a whole.

c)	Estimates made

The determination of equity and results are sensitive to the accounting policies, measurement basis and estimates used by the directors of the Combined Companies in preparing the combined financial statements. In the combined financial statements estimates were occasionally made by the senior executives of the Combined Companies in order to quantify certain assets, liabilities, income, expenses and commitments reported herein.

These estimates relate basically to the following:

•	Fair value measurement of certain financial instruments

The fair value of a financial instrument is the value at which it could be bought or sold in a current transaction between knowledgeable, willing parties on an arm’s length basis. If a quoted price in an active market is available for an instrument, the fair value is calculated based on that price.

If there is no market price available for a financial instrument, its fair value is estimated on the basis of the price established in recent transactions involving the same or similar instruments and, in the absence thereof, on the basis of valuation techniques, using valuation techniques commonly used by the financial markets as follows:

•	The present value method for valuing financial instruments permitting static hedging (principally, forwards and swaps) and loans and advances. Expected future cash flows are discounted using the interest rate curves of the applicable currencies. The interest rate curves are generally observable market data.

•	The Black-Scholes model for valuing financial instruments requiring dynamic hedging (principally structured options and other structured instruments). Certain observable market inputs are used in the Black-Scholes model to generate variables such as the bid-offer spread, exchange rates, volatility, correlation between indexes and market liquidity, as appropriate.

•	Each of the present value method and Black-Scholes models is used for valuing financial instruments exposed to interest rate risk, such as interest rate futures, caps and floors.

•	We use dynamic models similar to those used in the measurement of interest rate risk for measuring credit risk of linear instruments (such as bonds and fixed-income derivatives

The methodology used for fair value measurements of certain financial instruments is further described in Note 2.d.

•	The allowance for loan losses

We cover losses inherent in debt instruments not measured at fair value taking into account the historical experience of impairment and other circumstances known at the time of assessment. For

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods that have not yet been allocated to specific transactions.

We use the concept of incurred loss to quantify the cost of the credit, using statistical models that consider the following three factors: “exposure at default”, “probability of default” and “loss given default”, as further discussed in Note 2.g.

•	The impairment losses on certain assets other than loans (including goodwill and other intangible assets)

Certain assets, including goodwill, other intangible assets and equity method investments are subject to impairment review. We record impairment charges when we believe there is objective evidence of impairment, or that the cost of the assets may not be recoverable. Assessment of what constitutes impairment is a matter of significant judgment.

•	Tangible assets are further discussed in Note 2.k,

•	Intangible assets are further discussed in Note 2.m

•	Other assets are further discussed in Note 2.n

•	The assumptions used in the actuarial calculation of the post-employment benefit liabilities and commitments and other obligations;

The Bank provides pension plans in the form of both defined contribution plans and defined benefit plans, in accordance with IAS 19.

The actuarial valuation is dependent upon a series of assumptions; the principal ones being:

•	assumed interest rates;

•	mortality tables;

•	annual social security pension revision rate;

•	price inflation;

•	annual salary growth rate, and

•	the method used to calculate vested commitments to current employees.

Post-employment benefits are further discussed in Note 2.t.

•	The recognition and measurement of deferred tax items.

As discussed in Note 2.w, deferred tax assets are only recognized for temporary differences to the extent that it is considered probable that the combined entities will have sufficient future taxable profits against which the deferred tax assets can be utilized. Other deferred tax assets (tax loss and tax credit carryforwards) are only recognized if it is considered probable that the combined entities will have sufficient future taxable profits against which they can be utilized.

In accordance with the current regulation, the expected realization of the Combined Companies’ tax credits, as shown in Note 23, is based on the projection of future income and a technical studies.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

These estimates are based on current expectations and estimates on projections of future events and trends, which may affect the combined financial statements. The principal assumptions that may affect these estimates, in addition to those previously mentioned above, relate to the following factors:

•	Changes in deposit amounts, customer basis and defaults by borrowers

•	Changes in interest rates,

•	Changes in inflation rates,

•	Government regulation and tax matters,

•	Adverse legal or regulatory disputes or proceedings,

•	Credit, market and other risks of lending and investment activities,

•	Changes in market values of Brazilian securities, particularly Brazilian government securities,

•	Changes in regional, national and international business and economic conditions.

d)	Capital management

Brazilian financial institutions must comply with guidelines similar to those of the Basel Accord on risk-based capital adequacy. The requirements imposed by the Brazilian Central Bank differ from the Basel Accord in a few aspects. Among other differences, the Brazilian Central Bank:

•	imposes a minimum capital requirement of 11% in lieu of the 8% minimum capital requirement of the Basel Accord;

•	requires an additional amount of capital with respect to off-balance sheet interest rate and foreign currency swap operations; and

•	assigns different risk weighting to certain assets and credit conversion amounts, including a risk weighting of 300% on deferred tax assets relating to income and social contribution taxes.

Under CMN Resolution No. 2,099, as amended, financial institutions under common control (determined by the Brazilian Central Bank on a case-by-case basis in accordance with Brazilian law) may elect to have their capital adequacy ratios regulated and reported on a combined/consolidated basis. Banco Real has reported to the Brazilian Central Bank its capital adequacy ratio on a combined/consolidated basis.

2.  Accounting policies and measurement bases

The accounting policies and measurement bases applied in preparing the combined financial statements were as follows:

a)	Foreign currency transactions

The functional currency used for the operations is the Brazilian Real. The assets and liabilities that are monetary items are converted by exchange rates at the end of the period, the non-monetary items are measured at historical foreign exchange rates at the date of such transactions and the income statement balances are converted by the average exchange rates for the period.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The exchange differences arising on the translation of foreign currency balances to the functional currency are generally recognized at their net amount under “Exchange differences” in the income statement, except for exchange differences arising on financial instruments at fair value through profit or loss, which are recognized in the combined income statement without distinguishing them from other changes in fair value, and for exchange differences arising on non-monetary items measured at fair value through equity, which are recognized under “Valuation adjustments — Exchange differences”.

b)	Basis of consolidation

i.	Subsidiaries

“Subsidiaries” are defined as entities over which the Combined Companies have the capacity to exercise control; this capacity is, in general but not exclusively, presumed to exist when the Parent owns directly or indirectly half or more of the voting power of the investee or, even if this percentage is lower or zero, when, as in the case of agreements with shareholders of the investee, the Combined Companies is granted control. Control is the power to govern the financial and operating policies of an entity, as stipulated by the law, the Bylaws or agreement, so as to obtain benefits from its activities.

The financial statements of the subsidiaries are fully consolidated with those of the Combined Companies. Accordingly, all balances and transactions between combined entities are eliminated on consolidation.

On acquisition of a subsidiary, its assets, liabilities and legal obligations are recognized at fair value at the date of acquisition. Any positive differences between the acquisition cost and the fair values of the identifiable net assets acquired are recognized as goodwill (see Note 13). Negative differences are charged to income on the date of acquisition.

Additionally, the share of third parties of the Combined Companies’ equity is presented under “Minority interests” in the combined balance sheet (see Note 24). Their share of the profit for the year is presented under “Profit attributable to minority interests” in the combined income statement.

The results of subsidiaries acquired during the year are included in the combined income statement from the date of acquisition to year-end. Similarly, the results of subsidiaries disposed of during the year are included in the combined income statement from the beginning of the year to the date of disposal.

The Appendix I contains significant information on these entities.

ii.	Interests in associates

Associates are entities over which the Combined Companies are in a position to exercise significant influence, but not control or joint control.

In the combined financial statements, investments in joint ventures and associates are accounted for using the equity method, i.e. at the Combined Companies’ share of net assets of the investee, after taking into account the dividends received therefrom and other equity eliminations. In the case of transactions with a joint venture or associate, the related profits or losses are eliminated to the extent of the Combined Companies’ investment in the joint venture or associate.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

iii. Business, combinations, acquisitions and disposals

In 2008 and 2007 the Combined Companies were not a part of any significant business combination, acquisition or disposal with third parties. It was, however, part to a corporate restructuring of companies under common control, based on a non-monetary capital increase, as further described in Note 3.

c)	Definitions and classification of financial instruments

i.	Definitions

A “financial instrument” is any contract that gives rise to a financial asset of one entity and, simultaneously, to a financial liability or equity instrument of another entity.

An “equity instrument” is any agreement that evidences a residual interest in the assets of the issuing entity after deducting all of its liabilities.

A “financial derivative” is a financial instrument whose value changes in response to the change in an observable market variable (such as an interest rate, foreign exchange rate, financial instrument price, market index or credit rating), whose initial investment is very small compared with other financial instruments with a similar response to changes in market factors, and which is generally settled at a future date.

“Hybrid financial instruments” are contracts that simultaneously include a non-derivative host contract together with a derivative, known as an embedded derivative, that is not separately transferable and has the effect that some of the cash flows of the hybrid contract vary in a way similar to a stand-alone derivative.

The following transactions are not treated for accounting purposes as financial instruments:

•	Investments in subsidiaries, jointly controlled entities and associates (see Note 11).

•	Rights and obligations under employee benefit plans (see Note 21).

ii.	Classification of financial assets for measurement purposes

Financial assets are initially classified into the various categories used for management and measurement purposes, unless they have to be presented as “Non-current assets held for sale” or they relate to “Cash and balances with Brazilian Central Bank”, “Hedging derivatives” and “Investments”, which are reported separately.

Financial assets are included for measurement purposes in one of the following categories:

•	Financial assets held for trading (at fair value through profit or loss): this category includes the financial assets acquired for the purpose of generating a profit in the near term from fluctuations in their prices and financial derivatives that are not designated as hedging instruments.

•	Other financial assets at fair value through profit or loss: this category includes hybrid financial assets not held for trading that are measured entirely at fair value and financial assets not held for trading that are included in this category in order to obtain more relevant information, either because this eliminates or significantly reduces recognition or measurement inconsistencies (“accounting mismatches”) that would arise from measuring assets or liabilities or recognizing the gains or losses on them on different basis, or because a group of financial assets or financial assets and liabilities is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

management or investment strategy, and information about the group is provided on that basis to the Combined Companies’ key management personnel.

Financial instruments included in this category (and “Other financial liabilities at fair value through profit or loss”) are permanently subject to an integrated and consistent system of measuring, managing and controlling risks and returns that enables all the financial instruments involved to be monitored and identified and allows the effective reduction of risk to be checked. Financial assets may only be included in this category on the date they are acquired or originated.

•	Available-for-sale financial assets: this category includes debt instruments not classified as “Held-to-maturity investments”, “Loans and receivables” or “Financial assets at fair value through profit or loss”, and equity instruments issued by entities other than subsidiaries, associates and jointly controlled entities, provided that such instruments have not been classified as “Financial assets held for trading” or as “Other financial assets at fair value through profit or loss”.

•	Loans and receivables: this category includes financing granted to third parties, based on their nature, irrespective of the type of borrower and the form of financing, including finance lease transactions in which the combined entities act as lessors.

The combined Companies generally intend to hold the loans and credits granted by them until their final maturity and, therefore, they are presented in the combined balance sheet at their amortized cost (which includes the required adjustments to reflect estimated impairment losses).

•	Held-to-maturity investments: this category includes debt instruments traded in an active market, with fixed maturity and with fixed or determinable payments, for which the Combined Companies have both the intention and proven ability to hold to maturity.

iii. Classification of financial assets for presentation purposes

Financial assets are classified by nature into the following items in the combined balance sheet:

•	Cash and balances with Brazil Central Bank: cash balances and balances receivable on demand relating to deposits with the Brazilian Central Bank.

•	Loans and receivables: includes the debit balances of loans granted by the Combined Companies, other than those represented by securities, as well as finance lease receivables and other debit balances of a financial nature in favor of the Combined Companies, such as checks drawn on credit institutions, balances receivable from clearing houses and settlement agencies for transactions on the stock exchange and organized markets, bonds given in cash, capital calls, fees and commissions receivable for financial guarantees and debit balances arising from transactions not originated in banking transactions and services, such as the collection of rentals and similar items:

•	Loans and advances to credit institutions: credit of any nature in the name of credit institutions.

•	Loans and advances to customers: includes the debit balances of all the remaining credit and loans granted by the Combined Companies, other than those represented by securities, including money market operations through central counterparties.

•	Debt instruments: bonds and other securities that represent a debt for their issuer, that generate an interest return, and that are in the form of certificates or book entries.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	Other equity instruments: financial instruments issued by other entities, such as shares, which have the nature of equity instruments for the issuer, unless they are investments in subsidiaries, jointly controlled entities or associates. Investment fund units are included in this item.

•	Trading derivatives: includes the fair value in favor of the Combined Companies of derivatives which do not form part of hedge accounting.

•	Hedging derivatives: includes the fair value in favor of the Combined Companies of derivatives designated as hedging instruments in hedge accounting.

•	Investments: includes the investments in the share capital of associates. iv. Classification of financial liabilities for measurement purposes

Financial liabilities are classified for measurement purposes into one of the following categories:

•	Financial liabilities held for trading (at fair value through profit or loss): this category includes the financial liabilities issued for the purpose of generating a profit in the near term from fluctuations in their prices, financial derivatives not considered to qualify for hedge accounting and financial liabilities arising from the outright sale of financial assets purchased under resale agreements or borrowed (“short positions”).

•	Other financial liabilities at fair value through profit or loss: financial liabilities are included in this category when more relevant information is obtained, either because this eliminates or significantly reduces recognition or measurement inconsistencies (“accounting mismatches”) that would arise from measuring assets or liabilities or recognizing the gains or losses on them on different bases, or because a group of financial liabilities or financial assets and liabilities is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy, and information about the group is provided on that basis to the Combined Companies’ key management personnel.

•	Financial liabilities at amortized cost: financial liabilities, irrespective of their instrumentation and maturity, not included in any of the above-mentioned categories which arise from the funding-taking activities carried on by credit institutions.

v.	Classification of financial liabilities for presentation purposes

Financial liabilities are classified by nature into the following items in the combined balance sheet:

•	Deposits from Brazilian Central Bank: deposits of any nature received from the Brazilian Central Bank.

•	Deposits from credit institutions: deposits of any nature, including credit and money market operations received in the name of credit institutions.

•	Customer deposits: includes all repayable balances received in cash by the Combined Companies, other than those represented by marketable securities, money market operations through central counterparties, subordinated liabilities and deposits from central banks and credit institutions.

•	Marketable debt securities: includes the amount of bonds and other debt represented by marketable securities, other than subordinated liabilities.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	Trading derivatives: includes the fair value, with a negative balance for the Combined Companies, of derivatives which do not form part of hedge accounting.

•	Short positions: includes the amount of financial liabilities arising from the outright sale of financial assets purchased under reverse repurchase agreements or borrowed.

•	Subordinated liabilities: amount of financing received which, for the purposes of payment priority, ranks behind ordinary debt. This category also includes the financial instruments issued by the Combined Companies which, although equity for legal purposes, do not meet the requirements for classification as equity.

•	Other financial liabilities: includes the amount of payment obligations having the nature of financial liabilities not included in other items, and liabilities under financial guarantee contracts, unless they have been classified as doubtful.

•	Hedging derivatives: includes the fair value of the Combined Companies’ liability in respect of derivatives designated as hedging instruments in hedge accounting.

d)	Measurement of financial assets and liabilities and recognition of fair value changes

In general, financial assets and liabilities are initially recognized at fair value which, in the absence of evidence to the contrary, is deemed to be the transaction price. Financial instruments not measured at fair value through profit or loss are, adjusted by the transaction costs. Financial assets and liabilities are subsequently measured at each period-end as follows:

i.	Measurement of financial assets

Financial assets are measured at fair value, without deducting any transaction costs that may be incurred on their disposal, except for loans and receivables, held-to-maturity investments, equity instruments whose fair value cannot be determined in a sufficiently objective manner and financial derivatives that have those equity instruments as their underlying and are settled by delivery of those instruments.

The “fair value” of a financial instrument on a given date is taken to be the amount for which it could be bought or sold on that date by two knowledgeable, willing parties in an arm’s length transaction acting prudently. The most objective and common reference for the fair value of a financial instrument is the price that would be paid for it on an active, transparent and deep market (“quoted price” or “market price”).

If there is no market price for a given financial instrument, its fair value is estimated on the basis of valuation techniques commonly used by the international financial community, taking into account the specific features of the instrument to be measured and, particularly, the various types of risk associated with it.

All derivatives are recognized in the balance sheet at fair value from the trade date. If the fair value is positive, they are recognized as an asset and if the fair value is negative, they are recognized as a liability. The fair value on the trade date is deemed, in the absence of evidence to the contrary, to be the transaction price. The changes in the fair value of derivatives from the trade date are recognized in “Gains/losses on financial assets and liabilities” in the combined income statement. Specifically, the fair value of standard financial derivatives included in the portfolios of financial assets or liabilities held for trading is deemed to be their daily quoted price and if, for exceptional reasons, the quoted price cannot be determined on a given date, these financial derivatives are measured using methods similar to those used to measure over the counter (OTC) derivatives.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The fair value of OTC derivatives is taken to be the sum of the future cash flows arising from the instrument, discounted to present value at the date of measurement (“present value” or “theoretical close”) using valuation techniques commonly used by the financial markets: “net present value” (NPV), option pricing models and other methods.

“Loans and receivables” and “Held-to-maturity investments” are measured at amortized cost using the effective interest method. “Amortized cost” is understood to be the acquisition cost of a financial asset or liability plus or minus, as appropriate, the principal repayments and the cumulative amortization (taken to the income statement) of the difference between the initial cost and the maturity amount. In the case of financial assets, amortized cost furthermore includes any reductions for impairment or uncollectibility. In the case of loans and receivables hedged in fair value hedges, the changes in the fair value of these assets related to the risk or risks being hedged are recognized.

The “effective interest rate” is the discount rate that exactly matches the initial amount of a financial instrument to all its estimated cash flows of all kinds over its remaining life. For fixed rate financial instruments, the effective interest rate coincides with the contractual interest rate established on the acquisition date plus, where applicable, the fees and transaction costs that, because of their nature, form part of their financial return. In the case of floating rate financial instruments, the effective interest rate coincides with the rate of return prevailing in all connections until the next benchmark interest reset date.

Equity instruments whose fair value cannot be determined in a sufficiently objective manner and financial derivatives that have those instruments as their underlying and are settled by delivery of those instruments are measured at acquisition cost adjusted, where appropriate, by any related impairment loss.

The amounts at which the financial assets are recognized represent, in all material respects, the Combined Companies’ maximum exposure to credit risk at each reporting date. Also, the Combined Companies have received collateral and other credit enhancements to mitigate its exposure to credit risk, which consist mainly of mortgage guarantees, cash collateral, equity instruments and personal security, assets leased out under leasing and renting agreements, assets acquired under repurchase agreements, securities loans and derivatives.

ii.	Measurement of financial liabilities

In general, financial liabilities are measured at amortized cost, as defined above, except for those included under “Financial liabilities held for trading” and “Other financial liabilities at fair value through profit or loss” and financial liabilities designated as hedged items (or hedging instruments) in fair value hedges, which are measured at fair value.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

iii. Valuation techniques

The following table shows a summary of the fair values, at 2007 year-end, of the financial assets and liabilities indicated below, classified on the basis of the various measurement methods used by the Combined Companies to determine their fair value:

	Thousands of Reais
	2007
	Published Price
	Quotations in
	Active Markets	Internal Models	Total

Financial assets held for trading	276,555	3,119,578	3,396,133
Other financial assets at fair value through profit or loss	—	146,636	146,636
Available-for-sale financial assets	33,242	12,745,782	12,779,024
Hedging derivatives (assets)	—	650,959	650,959
Financial liabilities held for trading	—	1,725,441	1,725,441
Hedging derivatives (liabilities)	—	5,210	5,210

Financial instruments at fair value, determined on the basis of public price quotations in active markets (Level 1), include government debt securities, private-sector debt securities, securitized assets, shares, short positions and fixed-income securities issued.

In cases where price quotations cannot be observed, management makes its best estimate of the price that the market would set using its own internal models. These models use data based on observable market parameters as significant inputs (Level 2). In order to make these estimates, various techniques are employed, including the extrapolation of observable market data and extrapolation techniques. The best evidence of the fair value of a financial instrument on initial recognition is the transaction price, unless the fair value of the instrument can be obtained from other market transactions performed with the same or similar instruments or can be measured by using a valuation technique in which the variables used include only observable market data, mainly interest rates.

The main techniques used at December 31, 2007 by the Combined Companies’ internal models to determine the fair value of the financial instruments detailed in the foregoing table are as follows:

•	In the valuation of financial instruments permitting static hedging (basically forwards and swaps) and in the valuation of loans and advances to customers, the “present value” method is used. Estimated future cash flows are discounted using the interest rate curves of the related currencies. The interest rate curves are generally observable market data.

•	In the valuation of financial instruments requiring dynamic hedging (basically structured options and other structured instruments), the Black-Scholes model is normally used. Where appropriate, observable market inputs are used to obtain factors such as the bid-offer spread, exchange rates, volatility, correlation between indexes and market liquidity.

•	In the valuation of certain financial instruments exposed to interest rate risk, such as interest rate futures, caps and floors, the present value method (futures) and the Black-Scholes model (plain vanilla options) are used. The main inputs used in these models are basically observable market data, including the related interest rate curves, volatilities, correlations and exchange rates.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	In the case of linear instruments (e.g. credit risk and fixed-income derivatives), credit risk is measured using dynamic models similar to those used in the measurement of interest rate risk. In the case of non-linear instruments, if the portfolio is exposed to credit risk (e.g. credit derivatives), the joint probability of default is determined using the Standard Gaussian Copula model. The main inputs used to determine the underlying cost of credit of credit derivatives are quoted credit risk premiums and the correlation between the quoted credit derivatives of various issuers.

The fair value of the financial instruments arising from the aforementioned internal models takes into account, inter alia, the contract terms and observable market data, which include interest rates, credit risk, exchange rates, the quoted market price of raw materials and shares, volatility and prepayments. The valuation models are not significantly subjective, since these methodologies can be adjusted and gauged, as appropriate, through the internal calculation of fair value and the subsequent comparison with the related actively traded price.

Set forth below are the financial instruments at fair value whose measurement was based on internal models (Levels 2) at December 31, 2007:

	Thousands of Reais
	Fair Values
	Calculated
	Using
	Internal
	Models	Valuation Techniques	Main Assumptions

ASSETS:
Financial assets held for trading	3,119,578
Debt and equity interests	811,105	Present Value Method	Observable market data
Trading derivatives	2,308,473
Swaps	1,962,814	Present Value Method	Observable market data, yield curves and credit of the counterparty
Exchange rate options	300,521	Black-Scholes Model	Observable market data, yield curves and credit of the counterparty
Exchange rate futures	45,138	Present Value Method	Observable market data, yield curves and credit of the counterparty
Hedging derivatives	650,959
Swaps	650,959	Present Value Method	Observable market data
Other financial assets at fair value through profit or loss	146,636
Debt and equity interests	146,636	Present Value Method	Observable market data
Available-for-sale financial assets	12,745,782
Debt and equity interests	12,745,782	Present Value Method	Observable market data

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
	Fair Values
	Calculated
	Using
	Internal
	Models	Valuation Techniques	Main Assumptions

LIABILITIES:
Financial liabilities held for trading	1,725,441
Trading derivatives	1,725,441
Swaps	741,754	Present Value Method	Observable market data
Exchange rate options	879,613	Black-Scholes Model	Observable market data, volatility
Interest rate and investment futures	104,074	Present Value Method	Observable market data
Hedging derivatives	5,210
Swaps	5,210	Present Value Method	Observable market data

TOTAL	14,932,304

The use of observable market data assumes that the markets in which the Combined Companies operate are functioning efficiently and, therefore, that these data are representative.

iv.	Recognition of fair value changes

As a general rule, changes in the carrying amount of financial assets and liabilities are recognized in the combined income statement, distinguishing between those arising from the accrual of interest and similar items -which are recognized under “Interest and similar income” or “Interest expense and similar charges”, as appropriate- and those arising for other reasons, which are recognized at their net amount under “Gains/losses on financial assets and liabilities”.

Adjustments due to changes in fair value arising from Available-for-sale financial assets are recognized temporarily in equity under “Valuation adjustments — Available-for-sale financial assets”. Items charged or credited to this account remain in the Combined Companies’ equity until the related assets are derecognized, whereupon they are charged to the combined income statement.

v.	Hedging transactions

The combined entities use financial derivatives for the following purposes: i) to facilitate these instruments to customers who request them in the management of their market and credit risks; ii) to use these derivatives in the management of the risks of the Combined Companies entities’ own positions and assets and liabilities (“hedging derivatives”); and iii) to obtain gains from changes in the prices of these derivatives (“trading derivatives”).

Financial derivatives that do not qualify for hedge accounting are treated for accounting purposes as trading derivatives.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

A derivative qualifies for hedge accounting if all the following conditions are met:

1. The derivative hedges one of the following three types of exposure:

a. Changes in the fair value of assets and liabilities due to fluctuations, among others, in the interest rate and/or exchange rate to which the position or balance to be hedged is subject (“fair value hedge”);

b. Changes in the estimated cash flows arising from financial assets and liabilities, commitments and highly probable forecast transactions (“cash flow hedge”);

c. The net investment in a foreign operation (“hedge of a net investment in a foreign operation”).

2. It is effective in offsetting exposure inherent in the hedged item or position throughout the expected term of the hedge, which means that:

a. At the date of arrangement the hedge is expected, under normal conditions, to be highly effective (“prospective effectiveness”).

b. There is sufficient evidence that the hedge was actually effective during the whole life of the hedged item or position (“retrospective effectiveness”).

3. There must be adequate documentation evidencing the specific designation of the financial derivative to hedge certain balances or transactions and how this effective hedge was expected to be achieved and measured, provided that this is consistent with the Combined Companies’ management of own risks.

The changes in value of financial instruments qualifying for hedge accounting are recognized as follows:

a. In fair value hedges, the gains or losses arising on both the hedging instruments and the hedged items (attributable to the type of risk being hedged) are recognized directly in the combined income statement.

b. In cash flow hedges, the effective portion of the change in value of the hedging instrument is recognized temporarily in equity under “Valuation adjustments — Cash flow hedges” until the forecast transactions occur, when it is recognized in the combined income statement, unless, if the forecast transactions result in the recognition of non-financial assets or liabilities, it is included in the cost of the non-financial asset or liability. The ineffective portion of the change in value of hedging derivatives is recognized directly in the combined income statement.

c. The ineffective portion of the gains and losses on the hedging instruments of cash flow hedges and hedges of a net investment in a foreign operation are recognized directly under “Gains/losses on financial assets and liabilities” in the combined income statement.

If a derivative designated as a hedge no longer meets the requirements described above due to expiration, ineffectiveness or for any other reason, the derivative is classified as a trading derivative.

When fair value hedge accounting is discontinued, the adjustments previously recognized on the hedged item are transferred to profit or loss at the effective interest rate re-calculated at the date of hedge discontinuation. The adjustments must be fully amortized at maturity.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

When cash flow hedges are discontinued, any cumulative gain or loss on the hedging instrument recognized in equity under “Valuation adjustments” (from the period when the hedge was effective) remains recognized in equity until the forecast transaction occurs at which time it is recognized in profit or loss, unless the transaction is no longer expected to occur, in which case any cumulative gain or loss is recognized immediately in profit or loss.

e)	Derecognition of financial assets and liabilities

The accounting treatment of transfers of financial assets depends on the extent to which the risks and rewards associated with the transferred assets are transferred to third parties:

1. If the Combined Companies transfer substantially all the risks and rewards to third parties -unconditional sale of financial assets, sale of financial assets under an agreement to repurchase them at their fair value at the date of repurchase, sale of financial assets with a purchased call option or written put option that is deeply out of the money, securitization of assets in which the transferor does not retain a subordinated debt or grant any credit enhancement to the new holders, and other similar cases-, the transferred financial asset is derecognized and any rights or obligations retained or created in the transfer are recognized simultaneously.

2. If the Combined Companies retain substantially all the risks and rewards associated with the transferred financial asset -sale of financial assets under an agreement to repurchase them at a fixed price or at the sale price plus interest, a securities lending agreement in which the borrower undertakes to return the same or similar assets, and other similar cases-, the transferred financial asset is not derecognized and continues to be measured by the same criteria as those used before the transfer. However, the following items are recognized:

a. An associated financial liability, for an amount equal to the consideration received; this liability is subsequently measured at amortized cost.

b. The income from the transferred financial asset not derecognized and any expense incurred on the new financial liability.

3. If the Combined Companies neither transfer nor retain substantially all the risks and rewards associated with the transferred financial asset — sale of financial assets with a purchased call option or written put option that is not deeply in or out of the money, securitization of assets in which the transferor retains a subordinated debt or other type of credit enhancement for a portion of the transferred asset, and other similar cases-, the following distinction is made:

a. If the transferor does not retain control of the transferred financial asset, the asset is derecognized and any rights or obligations retained or created in the transfer are recognized.

b. If the transferor retains control, it continues to recognize the transferred financial asset for an amount equal to its exposure to changes in value and recognizes a financial liability associated with the transferred financial asset. The net carrying amount of the transferred asset and the associated liability is the amortized cost of the rights and obligations retained, if the transferred asset is measured at amortized cost, or the fair value of the rights and obligations retained, if the transferred asset is measured at fair value.

Accordingly, financial assets are only derecognized when the rights on the cash flows they generate have been extinguished or when substantially all the inherent risks and rewards have been transferred to third

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

parties. Similarly, financial liabilities are only derecognized when the obligations they generate have been extinguished or when they are acquired, with the intention either to cancel them or to resell them.

f)	Regular way purchases of financial assets

Regular way purchases of financial assets are recognized on trade date. The assets are derecognized when the rights to receive cash flows have expired or the Bank has transferred substantially all the risks and rewards of ownership.

g)	Impairment of financial assets

i.	Definition

A financial asset is considered to be impaired — and therefore its carrying amount is adjusted to reflect the effect of impairment- when there is objective evidence that events have occurred which:

•	In the case of debt instruments (loans and debt securities), give rise to an adverse impact on the future cash flows that were estimated at the transaction date.

•	In the case of equity instruments, mean that their carrying amount cannot be fully recovered.

As a general rule, the carrying amount of impaired financial instruments is adjusted with a charge to the combined income statement for the period in which the impairment becomes evident, and the reversal, if any, of previously recognized impairment losses is recognized in the combined income statement for the period in which the impairment is reversed or reduced.

Balances are deemed to be impaired, and the interest accrual is suspended, when there are reasonable doubts as to their full recovery and/or the collection of the related interest for the amounts and on the dates initially agreed upon, after taking into account the guarantees received by the combined entities to secure (fully or partially) collection of the related balances. Collections relating to impaired loans and advances are used to recognize the accrued interest and the remainder, if any, to reduce the principal amount outstanding.

When the recovery of any recognized amount is considered unlikely, the amount is written off, without prejudice to any actions that the combined entities may initiate to seek collection until their contractual rights are extinguished.

ii.	Debt instruments carried at amortized cost

The amount of an impairment loss incurred on a debt instrument measured at amortized cost is equal to the difference between its carrying amount and the present value of its estimated future cash flows, and is presented as a reduction of the balance of the asset adjusted.

In estimating the future cash flows of debt instruments the following factors are taken into account:

•	All the amounts that are expected to be obtained over the remaining life of the instrument; including, where appropriate, those which may result from the collateral provided for the instrument (less the costs for obtaining and subsequently selling the collateral). The impairment loss takes into account the likelihood of collecting accrued interest receivable.

•	The various types of risk to which each instrument is subject, and

•	The circumstances in which collections will foreseeably be made.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

These cash flows are subsequently discounted using the instrument’s effective interest rate (if its contractual rate is fixed) or the effective contractual rate at the discount date (if it is variable).

Specifically in regards to impairment losses resulting from materialization of the insolvency risk of the obligors (credit risk), a debt instrument is impaired due to insolvency when there is evidence of a deterioration of the obligor’s ability to pay, either because it is in arrears or for other reasons.

The Combined Companies have certain policies, methods and procedures for covering its credit risk arising both from insolvency allocable to counterparties.

These policies, methods and procedures are applied in the granting, examination and documentation of debt instruments, and contingent liabilities and commitments, the identification of their impairment and the calculation of the amounts necessary to cover the related credit risk.

With respect to the allowance for loss arising from credit risk, the Combined Companies make the following distinction:

a. Specific allowance:

The Combined Companies use a proxy for specific allowance, as further explained below. These rules are used to calculate the minimum allowance requirements. We then evaluate the need for further provision, as considered necessary, following the requirements of IAS 39, based on our historical experience of impairment and other circumstances known at the time of assessment.

We classify our credit transactions according to their level of risk and the number of days such transaction is past due. Such credit classifications are determined in accordance with:

•	The conditions of the debtor and any guarantor, such as their economic and financial situation, level of indebtedness, capacity for generating profits, cash flow, administration, corporate governance and quality of internal controls, payments history, the sector in which they are active, contingencies and credit limits; and

•	The characteristics of the transaction, such as its nature and purpose, type, sufficiency and level of liquidity of collateral and the total amount of the credit.

Our rating and risk management systems may be reviewed by both the Brazilian Central Bank and the Santander Group’s internal auditors. Our management has not had any disputes with the Brazilian Central Bank or the Santander Group regarding our risk management operations.

b. Allowance for incurred losses not specifically identified:

The Combined Companies cover its losses inherent in debt instruments not measured at fair value through profit or loss and in contingent liabilities taking into account the historical experience of impairment and other circumstances known at the time of assessment. For these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods that have not yet been allocated to specific transactions.

The Combined Companies use the concept of incurred loss to quantify the cost of the credit risk and include it in the calculation of the risk-adjusted return of its transactions.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Incurred loss is the expected cost of the credit risk of a transaction, that will manifest itself within a one year (business cycle) lead time from the balance sheet date considering the characteristics of the counterparty and the guarantees and collateral associated with the transaction.

The loss is calculated by using statistical models that consider the following three factors: “exposure at default”, “probability of default” and “loss given default”.

•	Exposure at default (EAD) is the amount of risk exposure at the date of default by the counterparty.

•	In accordance with IFRS, the exposure at default used for this calculation is the current exposure, as reported in the balance sheet.

•	Probability of default (PD) is the probability of the counterparty failing to meet its principal and/or interest payment obligations. The probability of default is associated with the rating/scoring of each counterparty/transaction.

PD is measured using a time horizon of one year; i.e. it quantifies the probability of the counterparty defaulting in the coming year. The definition of default used includes past-dues by 90 days or more and cases in which there is no default but there are doubts as to the solvency of the counterparty (subjective doubtful assets).

•	Loss given default (LGD) is the loss arising in the event of default.

LGD calculation is based on the observation of the recoveries of defaulted loans, taking into account the guarantees/collateral associated with the transaction, the income and expenses associated with the recovery process, and also the timing thereof and the indirect costs arising from the recovery process.

This parameter does not considered downturn adjustments.

Our methodology for determining the loans allowance for incurred losses not specifically identified intends to identify the amount of incurred losses as of the balance sheet date of loans that have not yet been identified as impaired, but that we estimate based on our past history and specific facts that will manifest within a one year lead time period from the balance sheet date. The above demonstrates those loans were having problems as of the balance sheet date. That is, what we call inherent losses in the context of our internal models in which loan loss allowances are calculated.

The approach described above is used as a general rule. However, in certain cases, as a result of its particular characteristics, this approach is not applied and alternative approaches are used:

1. Low default portfolios

In certain portfolios (credit institutions or large corporations) the number of defaults observed is very small or zero. In these cases, the Combined Companies opt to use the data contained in the credit derivative spreads to estimate the incurred loss discounted by the market and break it down into PD and LGD.

2. Top-down units

In the exceptional cases in which the Combined Companies do not have sufficient data to construct a sufficiently robust credit risk measurement model, the incurred loss on the loan portfolios is estimated based on a top-down approximation in which the historically observed average cost of the loan portfolios

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

is used as the best estimate of the incurred loss. As the credit models are developed and bottom-up measurements are obtained, the top-down measurements used for these units are gradually replaced.

iii.  Debt or equity instruments classified as available for sale

The amount of the impairment losses on these instruments is the positive difference between their acquisition cost (net of any principal repayment or amortization in the case of debt instruments) and their fair value, less any impairment loss previously recognized in the combined income statement.

When there is objective evidence at the date of measurement of these instruments that the aforementioned differences are due to permanent impairment, they are no longer recognized in equity under “Valuation adjustments — Available-for-sale financial assets” and are reclassified, for the cumulative amount at that date, to the combined income statement.

If all or part of the impairment losses are subsequently reversed, the reversed amount is recognized, in the case of debt instruments, in the combined income statement for the year in which the reversal occurred (or in equity “Valuation adjustments — Available-for-sale financial assets” in the case of equity instruments).

iv.	Equity instruments measured at cost

The impairment loss on equity instruments measured at cost is the difference between the carrying amount and the present value of the expected future cash flows discounted at the market rate of return for similar securities.

Impairment losses are recognized in the combined income statement for the period in which they arise as a direct reduction of the cost of the instrument. These losses can only be reversed subsequently if the related assets are sold.

h)	Repurchase agreements and reverse repurchase agreements

Purchases (sales) of financial assets under a non-optional resale (repurchase) agreement at a fixed price (“repos”) are recognized in the combined balance sheet as financing granted (received), based on the nature of the debtor (creditor), under “Balances with the Brazilian Central Bank”, “Loans and advances to credit institutions” or “Loans and advances to customers” (“Deposits from credit institutions” or “Customer deposits”).

Differences between the purchase and sale prices are recognized as interest over the contract term.

i)	Non-current assets held for sale

“Non-current assets held for sale” includes the carrying amount of individual items or disposal groups or items forming part of a business unit earmarked for disposal (“Discontinued operations”), whose sale in their present condition is highly probable and is expected to occur within one year from the reporting date. Therefore, the carrying amount of these items -which can be of a financial nature or otherwise-will foreseeably be recovered through the proceeds from their disposal. Specifically, property or other non-current assets received by the combined entities as total or partial settlement of their debtors’ payment obligations to them are deemed to be non-current assets held for sale.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Non-current assets held for sale are generally measured at the lower of fair value less costs to sell and their carrying amount at the date of classification in this category. Non-current assets held for sale are not depreciated as long as they remain in this category.

Impairment losses on an asset or disposal group arising from a reduction in its carrying amount to its fair value (less costs to sell) are recognized under “Gains/ (losses) on non-current assets held for sale not classified as discontinued operations” in the combined income statement. The gains on a non-current asset held for sale resulting from subsequent increases in fair value (less costs to sell) increase its carrying amount and are recognized in the combined income statement up to an amount equal to the impairment losses previously recognized.

j)	Residual maturity periods and average interest rates

The analysis of the maturities of the balances of certain items in the combined balance sheets and the average interest rates at 2008 and 2007 year-end is provided in Note 41.

k)	Tangible assets

“Tangible assets” includes the amount of buildings, land, furniture, vehicles, computer hardware and other fixtures owned by the Combined Companies including tangible assets received by the combined entities in full or partial satisfaction of financial assets representing receivables from third parties which are intended to be held for continuing use and tangible assets acquired under finance leases- are presented at acquisition cost, less the related accumulated depreciation and any impairment losses (net carrying amount higher than recoverable amount).

Depreciation is calculated, using the straight-line method, on the basis of the acquisition cost of the assets. The land on which the buildings and other structures stand has an indefinite life and, therefore, is not depreciated.

The tangible asset depreciation charge is recognized in the combined income statement and is calculated basically using the following depreciation rates (based on the average years of estimated useful life of the various assets):

Annual Rate

Buildings for own use	4%
Furniture	10%
Fixtures	10%
Office and IT equipment	20%
Leasehold improvements	10% or up to contractual maturity

The combined entities assess at the reporting date whether there is any indication that an asset may be impaired (i.e. its carrying amount exceeds its recoverable amount). If this is the case, the carrying amount of the asset is reduced to its recoverable amount and future depreciation charges are adjusted in proportion to the revised carrying amount and to the new remaining useful life (if the useful life has to be re-estimated).

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Similarly, if there is an indication of a recovery in the value of a tangible asset, the combined entities recognize the reversal of the impairment loss recognized in prior periods and adjust the future depreciation charges accordingly. In no circumstances may the reversal of an impairment loss on an asset raise its carrying amount above that which it would have if no impairment losses had been recognized in prior years.

The estimated useful lives of the items of property, plant and equipment for own use are reviewed at least at the end of the reporting period with a view to detecting significant changes therein. If changes are detected, the useful lives of the assets are adjusted by correcting the depreciation charge to be recognized in the combined income statement in future years on the basis of the new useful lives.

Upkeep and maintenance expenses relating to property, plant and equipment for own use are recognized as an expense in the period in which they are incurred.

l)	Accounting for leases

i.	Finance leases

Finance leases are leases that transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee.

When the combined entities act as the lessors of an asset, the sum of the present value of the lease payments receivable from the lessee plus the guaranteed residual value -which is generally the exercise price of the purchase option of the lessee at the end of the lease term- is recognized as lending to third parties and is therefore included under “Loans and receivables” in the combined balance sheet.

ii.	Operating leases

In operating leases, ownership of the leased asset and substantially all the risks and rewards incidental thereto remain with the lessor.

When the combined entities act as the lessors, they present the acquisition cost of the leased assets under “Tangible assets” (see Note 12). The depreciation policy for these assets is consistent with that for similar items of property, plant and equipment for own use and income from operating leases is recognized on a straight-line basis under “Other operating income” in the combined income statement.

When the combined entities act as the lessees, the lease expenses, including any incentives granted by the lessor, are charged on a straight-line basis to “Other general administrative expenses” in their combined income statements.

m)	Intangible assets

Intangible assets are identifiable non-monetary assets (separable from other assets) without physical substance which arise as a result of a legal transaction or which are developed internally by the combined entities. Only assets whose cost can be estimated reliably and from which the combined entities consider it probable that future economic benefits will be generated are recognized.

Intangible assets are recognized initially at acquisition or production cost and are subsequently measured at cost less any accumulated amortization and any accumulated impairment losses.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

i.	Goodwill

An investment in an associate is accounted for using the equity method from the date on which it becomes an associate. On acquisition of the investment any difference between the cost of the investment and the investor’s share of the net fair value of the associate’s identifiable assets, liabilities and contingent liabilities is accounted for in accordance with IFRS 3, Business Combinations. Therefore:

(a) goodwill relating to an associate is included in the carrying amount of the investment. However, amortisation of that goodwill is not permitted and is therefore not included in the determination of the investor’s share of the associate’s profits or losses.

(b) any excess of the investor’s share of the net fair value of the associate’s identifiable assets, liabilities and contingent liabilities over the cost of the investment is excluded from the carrying amount of the investment and is instead included as income in the determination of the investor’s share of the associate’s profit or loss in the period in which the investment is acquired.

Goodwill — which is only recognized when it has been acquired for consideration- represents, therefore, a payment made by the acquirer in anticipation of future economic benefits from assets of the acquired entity that are not capable of being individually identified and separately recognized.

At the end of each reporting period goodwill is assessed whether there is any indication that an asset may be impaired (i.e. a reduction in its recoverable amount to below its carrying amount) and any impairment is written down with a charge to “Impairment losses on other assets (net) — Goodwill and other intangible assets” in the combined income statement.

An impairment loss recognized for goodwill is not reversed in a subsequent period.

ii.	Other intangible assets

“Other intangible assets” includes the amount of identifiable intangible assets (such as purchased customer lists and computer software).

Other intangible assets can have an indefinite useful life -when, based on an analysis of all the relevant factors, it is concluded that there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the combined entities — or a finite useful life, in all other cases.

Intangible assets with indefinite useful lives are not amortized, but rather at the end of each reporting period the combined entities review the remaining useful lives of the assets in order to determine whether they continue to be indefinite and, if this is not the case, to take the appropriate steps.

Intangible assets with finite useful lives are amortized over those useful lives using methods similar to those used to depreciate tangible assets.

The intangible asset amortization charge is recognized under “Depreciation and amortization” in the combined income statement.

In both cases the combined entities recognize any impairment loss on the carrying amount of these assets with a charge to “Impairment losses on goodwill and other intangible assets” in the combined income statement. The criteria used to recognize the impairment losses on these assets and, where applicable, the reversal of impairment losses recognized in prior years are similar to those used for tangible assets (see Note 2-k).

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Internally developed computer software

Internally developed computer software is recognized as an intangible asset if, among other requisites (basically the Combined Companies’ ability to use or sell it), it can be identified and its ability to generate future economic benefits can be demonstrated.

Expenditure on research activities is recognized as an expense in the year in which it is incurred and cannot be subsequently capitalized.

n)	Other assets

This item includes the balance of all prepayments and accrued income (excluding accrued interest), the net amount of the difference between pension plan obligations and the value of the plan assets with a balance in the entity’s favor, when this net amount is to be reported in the combined balance sheet, and the amount of any other assets not included in other items.

o)	Other liabilities

“Other liabilities” includes the balance of all accrued expenses and deferred income, excluding accrued interest, and the amount of any other liabilities not included in other categories.

p)	Provisions and contingent assets and liabilities

The directors of the combined entities, in preparing their respective financial statements, made a distinction between:

•	Provisions: credit balances covering present obligations at the balance sheet date arising from past events which could give rise to a loss for the combined entities, which is considered to be likely to occur and certain as to its nature but uncertain as to its amount and/or timing.

•	Contingent liabilities: possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more future events not wholly within the control of the combined entities. They include the present obligations of the combined entities when it is not probable that an outflow of resources embodying economic benefits will be required to settle them.

•	Contingent assets: possible assets that arise from past events and whose existence is conditional on, and will be confirmed only by, the occurrence or non-occurrence of events beyond the control of the Combined Companies. Contingent assets are not recognized in the combined balance sheet or in the combined income statement, but rather are disclosed in the notes, provided that it is probable that these assets will give rise to an increase in resources embodying economic benefits.

The Combined Companies’ financial statements include all the material provisions with respect to which it is considered that it is more likely than not that the obligation will have to be settled. In accordance with accounting standards, contingent liabilities must not be recognized in the combined financial statements, but must rather be disclosed in the notes.

Provisions, which are quantified on the basis of the best information available on the consequences of the event giving rise to them and are reviewed and adjusted at the end of each year, are used to cater for the

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

specific obligations for which they were originally recognized. Provisions are fully or partially reversed when such obligations cease to exist or are reduced.

Provisions are classified according to the obligations covered as follows:

•	Provisions for pensions and similar obligations: includes the amount of all the provisions made to cover post-employment benefits, including obligations to early retirees and similar obligations.

•	Provisions for legal obligations, commitments, provisions for taxes and other legal contingencies, and other provisions: include the amount of the provisions recognized to cover tax and legal contingencies and labor and civil litigation and the other provisions recognized by the combined entities.

q)	Recognition of income and expenses

The most significant criteria used by the Combined Companies to recognize its income and expenses are summarized as follows:

i.	Interest income, interest expenses and similar items

Interest income, interest expenses and similar items are generally recognized on an accrual basis using the effective interest method. Dividends received from other companies are recognized as income when the combined entities’ right to receive them arises.

However, the recognition of accrued interest in the combined income statement is suspended for debt instruments individually classified as impaired and for the instruments for which impairment losses have been assessed collectively because they have payments more than two months past due. This interest is recognized as income, when collected, as a reversal of the related impairment losses.

ii.	Commissions, fees and similar items

Fee and commission income and expenses are recognized in the combined income statement using criteria that vary according to their nature. The main criteria are as follows:

•	Fee and commission income and expenses relating to financial assets and financial liabilities measured at fair value through profit or loss are recognized when paid.

•	Those arising from transactions or services that are performed over a period of time are recognized over the life of these transactions or services.

•	Those relating to services provided in a single act are recognized when the single act is carried out.

iii.  Non-finance income and expenses

These are recognized for accounting purposes on an accrual basis.

iv.	Deferred collections and payments

These are recognized for accounting purposes at the amount resulting from discounting the expected cash flows at market rates.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

v.	Loan arrangement fees

Loan arrangement fees, mainly loan origination and application fees, are accrued and recognized in income over the term of the loan. In the case of loan origination fees, the portion relating to the associated direct costs incurred in the loan arrangement is recognized immediately in the combined income statement.

r)	Financial guarantees

“Financial guarantees” are defined as contracts whereby an entity undertakes to make specific payments for a third party if the latter does not do so, irrespective of the various legal forms they may have, such as guarantees, irrevocable documentary credits issued or confirmed by the entity, etc.

The Combined Companies initially recognize the financial guarantees provided on the liability side of the combined balance sheet at fair value, which is generally the present value of the fees, commissions and similar interest receivable from these contracts over the term thereof, and simultaneously the Combined Companies recognize, on the asset side of the combined balance sheet, the amount of the fees, commissions and interest received at the start of the transactions and the amounts receivable at the present value of the fees, commissions and interest receivable.

Financial guarantees, regardless of the guarantor, instrumentation or other circumstances, are reviewed periodically so as to determine the credit risk to which they are exposed and, if appropriate, to consider whether a provision is required. The credit risk is determined by application of criteria similar to those established for quantifying impairment losses on debt instruments measured at amortized cost.

If a specific provision is required for financial guarantees, the related unearned commissions recognized under “Financial liabilities at amortized cost — Other financial liabilities” in the combined balance sheet are reclassified to the appropriate provision.

s)	Assets under management and investment and pension funds managed by the Combined Companies

Assets owned by third parties and managed by the combined entities are not presented on the face of the combined balance sheet. Management fees are included in “Fee and commission income” in the combined income statement. Note 41-b contains information on the third-party assets managed by the Combined Companies.

The investment funds and pension funds managed by the combined entities are not presented on the face of the Combined Companies’ balance sheet since the related assets are owned by third parties. The fees and commissions earned in the year for the services rendered by the Combined Companies entities to these funds (asset management and custody services) are recognized under “Fee and commission income” in the combined income statement.

t)	Post-employment benefits

The Combined Companies have undertaken to supplement the public social security system benefits accruing to certain employees, and to their beneficiary right holders, for retirement, permanent disability or death, the benefits and indemnity payments payable, the contributions to employee welfare systems for early retirees and the post-employment welfare benefits.

The Combined Companies’ post-employment obligations to its employees are deemed to be “defined contribution plans” when the Combined Companies makes pre-determined contributions (recognized in

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

“Personnel expenses” in the combined income statement) to a separate entity and will have no legal or effective obligation to make further contributions if the separate entity cannot pay the employee benefits relating to the service rendered in the current and prior periods. Post-employment obligations that do not meet the aforementioned conditions are classified as “defined benefit plans” (see Note 21).

Defined contribution plans

The contributions made in this connection in each year are recognized under “Personnel expenses” in the combined income statement. The amounts not yet contributed at each year-end are recognized, at their present value, under “Provisions — Provisions for pensions and similar obligations” on the liability side of the combined balance sheet.

Defined benefit plans

The Combined Companies recognize under “Provisions — Provisions for pensions and similar obligations” on the liability side of the combined balance sheet (or under “Other assets” on the asset side, as appropriate) the present value of its defined benefit post-employment obligations, net of the fair value of the plan assets and of the net unrecognized cumulative actuarial gains and/or losses disclosed in the valuation of these obligations, which are deferred using a corridor approach, and net of the past service cost, which is deferred over time, as explained below.

“Plan assets” are defined as those that will be directly used to settle obligations and that meet the following conditions:

•	They are not owned by the combined entities, but by a legally separate third party that is not a party related to the Combined Companies.

•	They can only be used to pay or finance post-employment benefits and cannot be returned to the combined entities unless the assets remaining in the plan are sufficient to meet all obligations of the plan and of the entity relating to current or former employee benefits, or to reimburse employee benefits already paid by the Combined Companies.

“Actuarial gains and losses” are defined as those arising from differences between the previous actuarial assumptions and what has actually occurred and from the effects of changes in actuarial assumptions. The Combined Companies use, on a plan-by-plan basis, the corridor method and recognizes in the combined income statement using the expected remaining useful life of the remaining employees.

The “past service cost” -which arises from changes to current post-employment benefits or from the introduction of new benefits- is recognized on a straight-line basis in the combined income statement over the period from the time the new commitments arise to the date on which the employee has an irrevocable right to receive the new benefits.

Post-employment benefits are recognized in the combined income statement as follows:

•	Current service cost — defined as the increase in the present value of the obligations resulting from employee service in the current period, under “Personnel expenses”.

•	Interest cost — defined as the increase during the year in the present value of the obligations as a result of the passage of time-, under “Interest expense and similar charges”. When obligations are presented

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

on the liability side of the combined balance sheet, net of the plan assets, the cost of the liabilities recognized in the income statement relates exclusively to the obligations recognized as liabilities.

•	The expected return on plan assets and the gains or losses on the value of the plan assets under “Interest and similar income”.

•	The actuarial gains and losses calculated using the corridor approach and the unrecognized past service cost, under “Provisions (net)” in the combined income statement.

u)	Other long-term employee benefits

“Other long-term employee benefits”, defined as obligations to early retirees -taken to be those who have ceased to render services at the entity but who, without being legally retired, continue to have economic rights vis-à-vis the entity until they acquire the legal status of retiree-, long-service bonuses, obligations for death of spouse or disability before retirement that depend on the employee’s length of service at the entity and other similar items, are treated for accounting purposes, where applicable, as established above for defined benefit post-employment plans, except that all past service costs and actuarial gains and losses are recognized immediately (see Note 21).

v)	Termination benefits

Termination benefits are recognized when there is a detailed formal plan identifying the basic changes to be made, provided that implementation of the plan has begun, its main features have been publicly announced or objective facts concerning its implementation have been disclosed.

w)	Income taxes

Income tax is calculated at the rate of 15% plus a 10% surtax; social contribution tax is calculated at the rate of 15% (9% in 2007 and the period from January 1st to April 30, 2008) for financial institutions, and for non-financial companies the social contribution tax rate is 9%, after adjustments determined by tax legislation.

In accordance with the current regulation, the expected realization of the Combined Companies’ tax credits, as shown in Note 23, is based on the projection of future income and a technical study.

The expense for corporation income tax is recognized in the combined income statement, except when it results from a transaction recognized directly in equity, in which case the tax effect is also recognized in equity.

The current income tax expense is calculated as the sum of the current tax resulting from application of the appropriate tax rate to the taxable profit for the year (net of any deductions allowable for tax purposes), and of the changes in deferred tax assets and liabilities recognized in the combined income statement.

Deferred tax assets and liabilities include temporary differences, which are identified as the amounts expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities and their related tax bases, and tax loss and tax credit carryforwards. These amounts are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled.

“Tax assets” includes the amount of all tax assets, which are broken down into “current” -amounts of tax to be recovered within the next twelve months- and “deferred” -amounts of tax to be recovered in future years, including those arising from unused tax losses or tax credits.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

“Tax liabilities” includes the amount of all tax liabilities (except provisions for taxes), which are broken down into “current” -the amount payable in respect of the income tax on the taxable profit for the year and other taxes in the next twelve months- and “deferred” -the amount of income tax payable in future years.

Deferred tax liabilities are recognized in respect of taxable temporary differences associated with investments in subsidiaries, associates or joint ventures, except when the Combined Companies are able to control the timing of the reversal of the temporary difference and, in addition, it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are only recognized for temporary differences to the extent that it is considered probable that the combined entities will have sufficient future taxable profits against which the deferred tax assets can be utilized, and the deferred tax assets do not arise from the initial recognition (except in a business combination) of other assets and liabilities in a transaction that affects neither taxable profit or accounting profit. Other deferred tax assets (tax loss and tax credit carryforwards) are only recognized if it is considered probable that the combined entities will have sufficient future taxable profits against which they can be utilized.

Income and expenses recognized directly in equity are accounted for as temporary differences.

The deferred tax assets and liabilities recognized are reassessed at each balance sheet date in order to ascertain whether they still exist, and the appropriate adjustments are made on the basis of the findings of the analyses performed.

PIS and COFINS taxes have been computed at a combined rate of 4.65% on certain gross revenues and expenses. Financial institutions may deduct financial expenses in determining the PIS/COFINS tax basis. PIS and COFINS are considered a profit-base component (net basis of certain revenues and expenses), therefore and accordingly to IAS 12 it is recorded as income taxes.

x)	Combined cash flow statements

The following terms are used in the combined cash flow statements with the meanings specified:

•	Cash flows: inflows and outflows of cash and cash equivalents, which are short-term (with a maturity of less than 90 days of date of acquisition), highly liquid investments that are subject to an insignificant risk of changes in value.

•	Operating activities: the principal revenue-producing activities of credit institutions and other activities that are not investing or financing activities.

•	Investing activities: the acquisition and disposal of long-term assets and other investments not included in cash and cash equivalents.

•	Financing activities: activities that result in changes in the size and composition of the equity and liabilities that are not operating activities.

In preparing the combined cash flow statement, short-term highly liquid investments that are subject to an insignificant risk of changes in value were classified as “Cash and cash equivalents”. Accordingly, the Combined Companies classify as cash and cash equivalents the balances recognized under “Cash and balances with the Brazilian Central Bank” in the combined balance sheet.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

y)	Combined statement of changes in equity

The combined statement of changes in equity presented in these combined financial statements shows the total changes in combined equity in the year. This information is in turn presented in two statements: the combined statement of recognized income and expense and the combined statement of changes in equity. The main characteristics of the information contained in the two parts of the statement are explained below:

Combined statement of recognized income and expense

This part of the combined statement of changes in equity presents the income and expenses generated by the Combined Companies as a result of its business activity in the year, and a distinction is made between the income and expenses recognized in the combined income statement for the year and the other income and expenses recognized directly in combined equity.

Accordingly, this statement presents:

a) Combined profit for the year.

b) The net amount of the income and expenses recognized temporarily in combined equity under “Valuation Adjustments”.

c) The net amount of the income and expenses recognized definitively in combined equity.

d) The income tax incurred by the items indicated in b) and c) above.

e) Total combined recognized income and expense, calculated as the sum of the items in a) to d) above, presenting separately the amount attributable to the Parent and the amount relating to minority interests.

The amount of the income and expenses relating to entities accounted for using the equity method recognized directly in equity is presented in this statement, irrespective of its nature, under “Entities accounted for using the equity method”.

Statement of changes in equity

This part of the statement of changes in equity presents all the changes in equity, including those arising from changes in accounting policies and from the correction of errors. Accordingly, this statement presents a reconciliation of the carrying amount at the beginning and end of the year of all the combined equity items, and any changes are grouped together on the basis of their nature into the following items:

a) Adjustments due to changes in accounting policy and adjustments made to correct errors: include the changes in combined equity arising as a result of the retrospective restatement of the balances in the combined financial statements due to changes in accounting policy or to the correction of errors.

b) Income and expense recognized in the year: includes, in aggregate form, the total of the aforementioned items recognized in the combined statement of recognized income and expense.

c) Other changes in equity: includes the remaining items recognized in equity, distribution of profit, transactions involving own equity instruments, transfers between equity items and any other increases or decreases in combined equity.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

3.  Change of control

On July 24, 2008, Banco Santander Spain acquired the majority control of ABN AMRO Real Group in Brazil. On August 29, 2008, as further discussed on Note 26, an Extraordinary Stockholders’ Meeting approved an increase in Banco Santander’s total capital, related to the merger of shares of Banco Real and AAB Dois Par held by Banco Santander Spain. Additionally, the Bank, in a share exchange transaction, exchanged all of the remaining shares of Banco Real and AAB Dois Par held by minority holders for shares of the Bank. As a result of the contribution: (a) Banco Real and AAB Dois Par were converted into wholly-owned subsidiaries of Banco Santander, according to article 252 of Law No. 6404/76; (b) Banco Santander’s capital was increased based on the fair value of the shares of Banco Real and AAB Dois Par from R$9,131,448 thousand to R$47,152,201 thousand and an additional R$900,000 thousand of reserves, and (c) shares were issued by Banco Santander and delivered to the respective stockholders of Banco Real and AAB Dois Par.

This operation simplifies the equity structure of the companies of the Santander Group in Brazil and enabled the stockholders of Banco Real to become stockholders of a publicly traded company and have access to the current dividend policy of the Bank. This new structure also allows for a reduction of administrative costs, especially those related to legal and regulatory requirements.

The contribution of Real to the Bank was approved by the Brazilian Central Bank (“Bacen”) in January, 2009.

4.  Cash and balances with the Brazilian Central Bank

Thousands of
Reais
2007

Cash	1,781,775
Brazilian Central bank compulsory deposits*	9,167,064

Cash and balances with the Brazilian Central Bank	10,948,839

(*)	Brazilian Central Bank compulsory deposits relate to a minimum balance financial institutions are required to maintain with the Brazilian Central Bank based on a percentage of deposits received from third parties.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

5.	Loans and advances to credit institutions

The breakdown, by classification, type and currency, of the balances of “Loans and advances to credit institutions” in the combined balance sheet is as follows:

Thousands of
Reais
2007

Classification:
Loans and receivables	12,786,701

12,786,701

Type:
Time deposits	3,392,562
Reverse repurchase agreements	6,128,942
Other accounts(1)	3,265,197
12,786,701

Currency:
Brazilian Real	11,442,063
US dollar	1,245,738
Other currencies	98,900

12,786,701

(1)	includes, primarily, foreign currency investments and escrow deposits.

Note 41d contains a detail of the residual maturity periods of loans and receivables and of the related average interest rates.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

6.	Debt instruments

The breakdown, by classification, type and currency, of the balances of “Debt instruments” is as follows:

Thousands of
Reais
2007

Classification:
Financial assets held for trading	811,105
Other financial assets at fair value through profit or loss	146,636
Available-for-sale financial assets	12,745,782

13,703,523

Type:
Brazilian government debt securities	13,000,035
Other debt securities	717,205
Impairment losses	(13,717)

13,703,523

Currency:
Brazilian Real	8,792,225
US dollar	4,911,298

13,703,523

At December 31, 2007, debt securities totaling R$67,803 thousands had been assigned to repurchase agreements, R$6,340,389 thousands to compulsory deposits in Brazilian Central Bank, R$5,300,566 thousands to guarantee BM&F Bovespa derivative transactions and R$1,994,765 thousands to escrow deposits and other guarantee.

Note 41d contains a detail of the residual maturity periods of available-for-sale financial assets and of loans and receivables and of the related average interest rates.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

7.	Other equity instruments

a)  Breakdown

The breakdown, by classification and type, of the balances of “Other equity instruments” is as follows:

Thousands of
Reais
2007

Classification:
Financial assets held for trading	276,555
Available-for-sale financial assets	33,242

309,797

Type:
Shares of Brazilian companies	31,109
Shares of foreign companies	66
Investment fund units and shares	278,622

309,797

b)  Changes

The changes in the balance of “Other equity instruments — Available-for-sale financial assets”, Gross of allowances for impairment losses, were as follows:

Thousands of
Reais
2007

Balance at beginning of year	311,434
Net additions/(disposals)	(291,117)
Other	(10,107)
Valuation adjustments	23,032

Balance at end of year	33,242

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

8.  Trading derivatives (assets and liabilities)

Trading derivatives

The detail, by type of inherent risk, of the fair value of the trading derivatives arranged by the Combined Companies is as follows (see Note 41a):

	Thousands of Reais
	2007
	Debit	Credit
	Balance	Balance

Interest rate risk	1,960,408	738,246
Foreign currency risk	348,065	987,195

	2,308,473	1,725,441

9.	Loans and advances to customers

a)  Breakdown

The breakdown, by classification, of the balances of “Loans and advances to customers” in the combined balance sheets is as follows:

Thousands of
Reais
2007

Loans and receivables	64,522,996
Of which
Loans and receivables at amortized cost	67,630,346
Impairment losses	(3,107,350)

Loans and advances to customers, Net	64,522,996

Loans and advances to customers, Gross	67,630,346

Note 41d contains a detail of the residual maturity periods of loans and receivables and of the related average interest rates.

There are no loans and advances to customers of material amounts without fixed maturity dates.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

b)  Detail

Following is a detail, by loan type and status, borrower sector and interest rate formula, of the loans and advances to customers, which reflects the Combined Companies’ exposure to credit risk in its core business, gross of impairment losses:

Thousands of
Reais
2007

Loan type and status:
Commercial credit	180,804
Secured loans	18,217,401
Other term loans	38,566,356
Finance leases	5,356,504
Receivable on demand	2,109,467
Impaired assets	3,199,814

67,630,346

Borrower sector:
Public sector — Brazil	131,311
Households	2,901,226
Private person	27,596,119
Manufacturing	12,777,866
Services	11,874,563
Other sectors	12,349,261

67,630,346

Interest rate formula:
Fixed interest rate	49,387,424
Floating rate	18,242,922

67,630,346

c)  Impairment losses

The changes in the allowances for the impairment losses on the balances of “Loans and receivables — Loans and advances to customers” and “Loans and receivables — Loans and advances to credit institutions” (see Note 5) were as follows:

Thousands of
Reais
2007

Balance at beginning of year	2,531,386
Impairment losses charged to income for the year (Net of recoveries)	2,877,906
Write-off of impaired balances against recorded impairment allowance	(2,301,942)

Balance at end of year	3,107,350

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

For the period January 1st to August 29, 2008 and 2007, Impairment losses charged to income for the year amounted to R$2,470,175 thousands and R$1,838,130 thousand, respectively. Previously written-off assets recovered in 2007 amounted to R$665,142 thousands. Taking into account these amounts and those recognized in “Impairment losses charged to income for the year” in the foregoing table, impairment losses on “Loans and receivables” amounted to R$3,543,048 thousands in 2007.

d)  Impaired assets

The detail of the changes in the balance of the financial assets classified as “Loans and receivables — loans and advances to customers” and considered to be impaired due to credit risk is as follows:

Thousands of
Reais
2007

Balance at beginning of year	2,501,763
Net additions	2,999,993
Written-off assets	(2,301,942)

Balance at end of year	3,199,814

This amount, after deducting the related allowances, represents the Combined Companies’ best estimate of the fair value of the impaired assets.

Following is a detail of the financial assets classified as loans and receivables and considered to be impaired due to credit risk at December 31, 2007, classified by age of the oldest past-due amount:

Thousands of Reais
	With No Past-Due	With Balances Past Due by
	Balances or Less Than	3 to 6	6 to 12	12 to 18	18 to 24	More Than
	3 Months Past Due	Months	Months	Months	Months	24 Months	Total

December 31, 2007	966,472	917,850	1,288,332	22,368	1,281	3,511	3,199,814

10.	Non-current assets held for sale

At December 31, 2007, the total amount of Non-current assets held for sale related to foreclosed assets.

Tangibles assets received in payment and in lieu of those loans that were disabled, which are intended to be sold within one year through the completion of auctions.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

11.	Investments in associates

a)  Breakdown

The breakdown, by company, of the balance of “Investments in associates” (see Note 2-b) is as follows:

	Thousands of Reais
	Participation %	Investments	Results of Investments
	2007	2007	29/08/2008	29/08/2007	31/12/2007

Cia. Brasileira de Securitização — CIBRASEC(1)	4.55%	5,185	—	213	—
Tecnologia Bancária — TECBAN(1)	8.96%	15,649	(919)	(613)	(927)
Cia. Brasileira de Soluções de Serviços CBSS(1)	15.32%	11,962	6,951	3,525	5,476
Celta Holdings S.A.	26.00%	32,033	(1,233)	(1,054)	(2,154)
Diamond Finance Promotora de Vendas S.A.	25.50%	518	—	319	687
Interchange Serviços S.A.	25.00%	14,119	1,375	1,205	2,102
Cia. Brasileira de Meios de Pagamento — VISANET(1)	14.38%	86,566	149,597	82,388	126,883
Marlim Participações S.A.(1)	14.56%	7,089	792	(2,105)	(1,761)
Real Tokio Marine Vida e Previdência S.A.(2)	49.99%	86,910	33,736	33,640	39,588
Cia. De Arrendamento Mercantil Renault do Brasil	39.77%	3,910	(92)	361	455
Cia. de Crédito, Financiamento e Investimento Renault	39.55%	69,146	7,290	9,618	11,055
Other	—	215	(4,258)	9,221	1,204

		333,302	193,239	136,718	182,608

(1)	Although the participations were less than 20%, the Bank presumed significant influence on such participations, which was evidenced due to the Bank’s representation on the board of directors of investees, participation in policy-making process, including participation in decisions about dividends and material transactions between the bank and the investees

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

b)  Changes

The changes in the balance of this item were as follows:

Thousands of
Reais
2007

Balance at beginning of year	311,051
Acquisitions and capital increases	2,244
Disposals and capital reductions	(12,741)
Effect of equity accounting	182,608
Dividends Received	(162,498)
Other changes	12,638

Balance at end of year	333,302

c)  Impairment losses

No impairment was accounted with respect to investments in associates in 2008 or 2007.

d)  Other disclosures

Following is a summary of the financial information on the associates (obtained from the information available at the reporting date). Note that none of the associates had a fiscal year different from the Bank.:

Thousands of
Reais
2007

Total assets	11,260,059
Total liabilities	9,621,303
Total profit	1,016,883
Total Revenue	4,341,661

12.	Tangible assets

Tangible assets of the Combined Companies relate to property, plant and equipment for own use. The Combined Companies do not have tangible assets held as investment property nor leased out under operating leases. Additionally, the Combined Companies are not a part of any capital lease contracts during the period January 1st to August 29, 2008 and 2007, and during the fiscal year ended December 31, 2007.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The detail, by class of asset, of the tangible assets in the combined balance sheet is as follows:

	Thousands of Reais
		Accumulated	Impairment	Net
	Cost	Depreciation	Losses	Balance

Land and buildings	484,032	(198,324)	(19,006)	266,702
IT equipment and fixtures	594,818	(435,986)	—	158,832
Furniture and vehicles	1,096,126	(562,024)	—	534,102
Construction in progress and other items	91,361	—		91,361

Balances at December 31, 2007	2,266,337	(1,196,334)	(19,006)	1,050,997

Changes

The changes in “Tangible assets” in the combined balance sheet were as follows:

Thousands of
Reais
2007

Cost:
Balance at beginning of the year	2,017,870
Additions/Disposals (net)	241,983
Transfers and other changes	8,259
Exchange differences and other items (net)	(1,775)

Balance at end of the year	2,266,337

Accumulated depreciation:
Balance at beginning of the year	(1,067,639)
Disposals	57,028
Transfers and other changes	(1,313)
Charge for the year	(184,768)
Exchange differences and other items	358

Balance at end of the year	(1,196,334)

Thousands of
Reais
2007

Impairment losses:
Balance at beginning of the year	(18,092)
Impairment charge for the year	(914)

Balance at end of the year	(19,006)

Tangible assets, net:	1,050,997

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

For the period January 1st to August 29, 2008 and 2007, depreciation expense was R$140,381 thousands and R$119,628 thousand, respectively. The depreciation expense has been included in the line item “Depreciation and amortization” in the income statement.

13.	Intangible assets — Goodwill

The breakdown of “Goodwill”, based on the companies giving rise thereto is as follows:

Thousands of
Reais
2007

Banco Real	203,379
Sudameris Group	368,445
Other	9,912

Balance at end of year(1)	581,736

(1)	Refers to goodwill on acquisition of investments, represented by companies subsequently merged, based on expected future earnings

The changes in “Goodwill” were as follows:

Thousands of
Reais
2007

Balance at beginning of year	583,925
Other	(2,189)

Balance at end of year	581,736

At the end of each reporting period it is assessed whether there is any indication that an asset may be impaired. If any such indication exists, the Bank estimates the recoverable amount of the asset. Irrespective of whether there is any indication of impairment, impairment testing is performed annually and comprises a comparison of the carrying amount of the cash-generating unit with its recoverable amount.

Based on the foregoing, and in accordance with the estimates, projections and measurements available to the Combined Companies’ directors up to August 29, 2008 and for the year 2007, the Combined Companies did not recognize impairment losses.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

14.	Intangible assets — Other intangible assets

The breakdown of the balance of “Other intangible assets” is as follows:

		Thousands of
	Estimated	Reais
	Useful Life	2007

With finite useful life:
IT developments	3 years	624,635
Customer relationship	(1)	261,832
Other assets		164,601
Impairment losses		(425,850)

		625,218

(1)	Includes Banco Real retail, middle market clients and core deposits customer relationship and exclusivity contracts for providing banking services (accrued payments related to the commercial partnership contracts with the private and public sectors to assure exclusivity for banking services of payroll credit processing and payroll loans, maintenance of collection portfolio, supplier payment services and other banking services) Banco Real customer relationship is amortized in 10 years and exclusivity contracts for provision of banking services over the term of the respective agreements

The changes in “Other intangible assets” were as follows:

Thousands of
Reais
2007

Balance at beginning of year	532,007
Additions/Disposals (net)	254,686
Amortization	(154,500)
Exchange differences and other changes (net)	(6,975)

Balance at end of year	625,218

Amortization expense, which has been included in the line item “Depreciation and Amortization” in the income statement, was R$147,655 thousands and R$91,353 thousands For the period January 1st to August 29, 2008 and 2007, respectively.

No impairment losses were recognized for the period January 1st to August 29, 2008 and 2007 and for the fiscal year ended December 31, 2007.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

15.	Other assets

The breakdown of the balance of “Other assets” is as follows:

Thousands of
Reais
2007

Prepayments and accrued income	178,840
Tax incentives	151,038
Other receivables	655,318

985,196

16.	Deposits from credit institutions

The breakdown, by classification, counterparty, type and currency, of the balances of these items is as follows:

Thousands of
Reais
2007

Classification:
Financial liabilities at amortized cost	26,347,431
Type:
Demand deposits	59,028
Time deposits	11,603,436
Repurchase agreements	14,683,149
Other	1,818

26,347,431

Currency:
Reais	21,560,436
US dollar	3,051,794
Other currencies	1,735,201

26,347,431

Note 41d contains a detail of the residual maturity periods of financial liabilities at amortized cost and of the related average interest rates.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

17.	Customer deposits

The breakdown, by classification, geographical area and type, of the balance of “Customer deposits” is as follows:

Thousands of
Reais
2007

Classification:
Financial liabilities at amortized cost	55,365,410

55,365,410

Geographical area:
Brasil	55,136,119
United States and Puerto Rico	229,291

55,365,410

Type:
Demand deposits —
Current accounts	9,469,767
Savings accounts	10,671,509
Fixed-term deposits	33,134,165
Discount deposits	44,743
Repurchase agreements	2,045,226

55,365,410

Note 41d contains a detail of the residual maturity periods of financial liabilities at amortized cost and of the related average interest rates.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

18.	Marketable debt securities

The breakdown, by classification and type, of the balance of “Marketable debt securities” is as follows:

Thousands of
Reais
2007

Classification:
Financial liabilities at amortized cost	3,001,419

3,001,419

Type:
Bonds and debentures outstanding	1,932,926
Notes and other securities	1,068,493
Of which
Real estate credit notes — LCI	650,075

Total	3,001,419

At December 31, 2007, none of these issues was convertible into Combined Companies shares or granted privileges or rights which, in certain circumstances, make them convertible into shares.

Note 41d contains a detail of the residual maturity periods of financial liabilities at amortized cost and of the related average interest rates in each year.

The breakdown, by currency of issue, of the balance of this account is as follows:

	Thousands of
	Reais	Annual Interest
Currency of Issue	2007	Rate(%)

Brazilian Real	1,963,145	16.20%
US dollar	1,038,274	3.00%

Balance at end of year	3,001,419

The changes in “Marketable debt securities” were as follows:

Thousands of
Reais
2007

Balance at beginning of year	2,825,696
Bond issues	2,753,840
Exchange differences	(285,045)
Redemption	(2,734,533)
Interest	441,461

Balance at end of year	3,001,419

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

For the period January 1st to August 29, 2008 and 2007, Interest income was R$224,622 thousands and R$250,111 thousands, respectively. The interest income has been included in the line item “Interest expense and similar charges” in the income statement.

19.	Subordinated liabilities

a)  Breakdown

The detail of the balance of “Subordinated liabilities” is as follows:

						Thousands of
						Reais
						2007
	Issuance	Maturity	Amount		Interest Rate	Total

Floating Rate Notes	November-99	November-09	US$	170 million	Libor + 4.5%	122,205
Floating Rate Notes	November-99	November-09	US$	30 million	Libor + 4.5%	21,549
Subordinated Certificates of Deposit(1)	January-07	January-13	R$	50 million	104.0% CDI	56,019
Subordinated Certificates of Deposit(1)	January-07	January-13	R$	250 million	104.0% CDI	279,668
Subordinated Certificates of Deposit(1)	January-07	January-14	R$	250 million	104.5% CDI	279,818
Subordinated Certificates of Deposit(1)	July-07	July-14	R$	616 million	104.5% CDI	645,206
Subordinated Certificates of Deposit(1)	July-07	July-14	R$	269 million	104.5% CDI	281,466
Subordinated Certificates of Deposit(1)	August-07	August-13	R$	300 million	100.0% CDI + 0.43% a.a.	313,269

Total						1,999,200

(1)	Subordinated certificates of deposits issued by the Bank with yield paid at the end of the term together with the prinicipal

The detail, by currency of issue, of the balance of “Subordinated liabilities” is as follows:

	Thousands
	of Reais	Average Interest
Currency of Issue	2007	Rate (%)

Reais	1,855,446	11.61%
US dollar	143,754	9.22%

Balance at end of year	1,999,200	11.44%

Note 41d contains a detail of the residual maturity periods of subordinated liabilities at each year/period-end and of the related average interest rates in each year.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

20.	Other financial liabilities

The breakdown of the balances of these items is as follows:

Thousands
of Reais
2007

Clearing houses	1,153
Tax payables	294,288
Unsettled financial transactions	1,342,281
Credit card obligations	2,071,860
Other financial liabilities	249,045

Total	3,958,627

Note 41d contains a detail of the residual maturity periods of other financial assets and liabilities at each year/period-end.

21.	Provisions

a)  Breakdown

The breakdown of the balance of “Provisions” is as follows:

Thousands
of Reais
2007

Provisions for pensions and similar obligations	259,084
Provisions for commitments and other provisions	3,184,193

Provisions	3,443,277

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

b)  Changes

The changes in “Provisions” were as follows:

	Thousands of Reais
	2007
		Provisions for
		Legal Obligations
		and
	Pensions	Commitments	Total

Balances at beginning of year	165,487	2,764,383	2,929,870
Net inclusion of entities in the Bank	—	9,813	9,813
Additions charged to income:
Interest expense and similar charges (Note 30)	17,589	—	17,589
Personnel Expenses (Note 37)	682	—	682
Additions to provisions	81,671	846,640	928,311
Payments to external funds	(6,345)	(232,213)	(238,558)
Transfers, exchange differences and other changes	—	(204,430)	(204,430)

Balances at end of year	259,084	3,184,193	3,443,277

For the period January 1st to August 29, 2008 and 2007, additions to provisions amounted to R$472,139 thousands and R$302,866 thousands, respectively. The addition to provision has been included in the line item “Provisions (net)” in the income statement.

c)  Provisions for pensions and similar obligations

i.  Supplemental Pension Plan

The Combined Companies and its subsidiaries sponsor private pension entities and plans for the purpose of providing retirement and pension benefits that supplement those provided by government, as defined in the basic regulations of each plan.

•	Holandaprevi:

Defined benefit plan, started in 1999, funded mainly by Banco Real and managed by Holandaprevi Sociedade de Previdência Privada.

•	Previban:

Defined benefit plan, managed by Previban — Previdência Privada Paraiban, sponsored by Banco Real, whose participants are the former employees of Banco da Paraíba S.A. — Paraiban. This plan is closed to new entrants and is in process of withdrawal of sponsoring.

•	Bandeprev:

Defined benefit plan, sponsored by Banco de Pernambuco S.A. — BANDEPE and Banco Real, managed by Bandeprev — Bandepe Previdência Social. The plans are divided into basic plan and special plan, with different eligibility requirements, contributions and benefits by subgroups of participants. Both plans are closed to new entrants. As a result of the spin-off of Banco de Pernambuco S.A. — Bandepe’s operations and

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

subsequent merger into Banco Real, the employees of Bandepe were transferred to Banco Real on May 1, 2006.

•	FASASS:

Three plans administered by Fundação América do Sul de Assistência e Seguridade Social, sponsored by Banco Comercial e de Investimento Sudameris S.A , having the following characteristics:

•	Supplementary retirement pension plan structured in the form of defined benefits, which has been in the process of being cancelled since July 1, 1998;

•	Benefit Plan II, established in the form of defined benefits on July 1, 1998 offering death and disability coverage. The plan has not accepted new members since July 8, 1999;

•	Benefit Plan III, established in the form of defined benefits on July 1, 1998. The plan has not accepted new members since July 8, 1999.

This plan is closed to new entrants and is in process of withdrawal of sponsoring.

ii.  Actuarial Techniques

The amount of the defined benefit obligations was determined by independent actuaries using the following actuarial techniques:

•	Valuation method:

Projected unit credit method, which sees each year of service as giving rise to an additional unit of benefit entitlement and measures each unit separately.

•	Nominal discount rate for actuarial obligation:

•	Bandeprev, Holandaprevi, Previban and FASASS — 10.3%.

•	Expected rate of return on plan assets:

•	Bandeprev — 12.1%, FASASS 13%, Holandaprevi and Previban — 11.8%.

•	Estimated long-term inflation rate and estimated salary and benefit increase rate:

•	Bandeprev, Holandaprevi and Previban salary growth of 4.0% and inflation of 5%.

•	Previban, FASASS — null growth as they do not have active participants

•	General mortality biometric table:

Holandaprevi and Bandeprev — AT-2000 segregated by gender.

Previban — UP-94 segregated by gender.

•	Disability biometric table and disability mortality table:

Bandeprev, Holandaprevi and Previban — Mercer Disability and Disability mortality table: IAPB57.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	Expected Turnover table:

Holandaprevi segregated by age according to the rates below, by minimum wage (MW) cohorts: up to 10 MWs — 10% to 7%; from 10 MWs up to 20 MWs — 9% to 6%; and above 20 MWs — 8% to 5%.

Bandeprev follows the cohorts: up to 10 MWs =0.45/(length of service+1); from 10 MWs to 20 MWs=0 30/(length of service +1); and above 20 MWs=0.15/ (length of service +1).

Previban is null, as it does not have active participants.

•	Probability of retirement: 100% upon first eligibility.

iii.  Health and Dental Care Plan

•	Holandaprevi’s retirees

Holandaprevi’s retirees’ health care plan is a lifetime benefit and receives a subsidy of 30% of the basic plan cost from the sponsor, payable only to beneficiaries entitled to the benefits through December 31, 2002. Costing is made directly by the sponsor.

•	Former employees of Banco Real S.A. (retiree by Circulares)

The health care plan of the former employees of Banco Real is a lifetime benefit and receives a subsidy of 90% of the basic plan cost from the sponsor.

•	Bandeprev’s retirees

The health care plan of Bandeprev’s pension plan beneficiaries is a lifetime benefit, for which the Combined Companies are responsible for defraying 50% of the benefits of employees retired before the date the sponsor Banco de Pernambuco S A. — Bandepe was privatized and 30% of the benefits of employees retired after privatization.

•	Officer with lifetime benefits

Lifetime health care benefit granted to former officers of Banco Sudameris Brasil S.A. who held an officer position at Banco Sudameris Brasil S.A. for a period of ten years or more (closed group). With the merger of Banco Sudameris Brasil S.A., Banco Real became responsible for ensuring the benefit.

•	Life insurance for Banco Real’s retirees

Life insurance policy for former employees of Banco Real. Upon the death of the beneficiary, his/her dependent receives a lump-sum death benefit and, upon the death of the beneficiary’s spouse, the beneficiary receives 50% of such amount. Banco Real subsidizes 45% of the total premium (closed group).

•	Free clinic

The health care plan “free clinic” is a lifetime plan offered to the retirees who have contributed to Fundação Sudameris for at least 25 years and is funded by the users. The plan is offered only for hospitalization in wards.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	Employees retired through FASASS

Until September 2004, FASASS retirees were members of Plano de Assistência Médica do Patrocinador (Sponsor’s Health Care Plan) and supported its full individual cost, the indirect benefit of which being obtained through cost dilution among the plan’s working population (larger and younger).

After October 2004, the benefit was extinguished with the segregation between FASASS working and retired employees.

•	PLASAS — FASASS Supplementary Pension Plan

Health care plan created on July 1, 1989 allowing optional participation. This plan supplements the medical assistance plan offering only hospital stay. PLASAS has a reserve comprising contributions made by the participants and by FASASS, which has been interrupted since August 1999. The plan has not accepted new participants since July 1999.

The funding status of the defined benefit obligations in 2007 is as follows:

	Thousands of Reais
	2007
	Post-Employment	Other Similar
	Plans	Obligations

Present value of the obligations:
To current employees	98,047	26,792
Vested obligations to retired employees	1,263,806	251,890
	1,361,853	278,682
Less:
Fair value of plan assets	1,565,739	92,111
Unrecognized actuarial (gains)/losses	(106,251)	(3,544)
Unrecognized assets	(98,210)	(68,394)
Unrecognized past service cost	—	—

Provisions — Provisions for pensions	575	258,509

The amounts recognized in the combined income statements in relation to the aforementioned defined benefit obligations are as follows:

	Thousands of Reais
	Post-Employment Plans			Other Similar Obligations
	29/08/08	29/08/07	31/12/07	29/08/08	29/08/07	31/12/07

Current service cost	35	140	209	73	315	473
Interest cost	111,578	98,447	147,670	29,713	18,695	28,041
Expected return on plan assets	(111,549)	(98,447)	(147,670)	(8,804)	(7,072)	(10,452)
Extraordinary charges —
Actuarial (gains)/losses recognized in the year	19	9	15	—	—	—
Past service cost	—	—	—	—	—	—
Other	—	—	—	1	7,585	81,657

Total	83	149	224	20,983	19,523	99,719

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The changes in the present value of the accrued defined benefit obligations were as follows:

	Thousands of Reais
	2007
	Post-Employment	Other Similar
	Plans	Obligations

Present value of the obligations at beginning of the year	1,248,879	164,712
Current service cost	209	473
Interest cost	147,670	28,041
Effect of curtailment/settlement	4,041	—
Benefits paid	(69,328)	(6,125)
Past service cost	—	—
Actuarial (gains)/losses	77,479	11,884
Other	(47,097)	79,697

Present value of the obligations at end of year	1,361,853	278,682

The changes in the fair value of the plan assets were as follows:

	Thousands of Reais
	2007
	Post-Employment	Other Similar
	Plans	Obligations

Fair value of plan assets at beginning of year	1,419,518	74,661
Expected return on plan assets	147,670	10,452
Actuarial gains/(losses)	72,322	(793)
Contributions	277	—
Benefits paid	(74,048)	(249)
Exchange differences and other items	—	8,040

Fair value of plan assets at end of year	1,565,739	92,111

The combined companies made contributions to the defined contribution pension funds from January 1, 2008 to August 29, 2008 in the amount of R$62,775 thousands. Starting on August 29, such contributions are expected to be made by the parent company, and the amounts to be funded are expected to be similar to those made in 2007. The main categories of plan assets as a percentage of total plan assets are as follows:

2007

Debt instruments	85.7%
Equity instruments	12.7%
Properties	1.0%
Other	0.6%

The expected return on plan assets was determined on the basis of the market expectations for returns over the duration of the related obligations.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The following table shows the estimated benefits payable at December 31, 2007 for the next ten years:

Thousands of
Reais

2008	108,059
2009	110,803
2010	114,227
2011	117,951
2012	121,613
2013 to 2017	665,456

Total	1,238,109

d)  Provisions for commitments and other provisions

The Combined Companies are party to judicial and administrative proceedings involving tax, civil and labor matters arising in the normal course of its business.

Reserves were recognized based on the nature, complexity and history of the lawsuits, and the opinion of the in-house and outside legal counsel. The Combined Companies’ policy is to accrue the full amount of lawsuits whose likelihood of unfavorable outcome is probable.

Legal obligations — tax and social security were fully recognized in the financial statements, independently of evaluation the status of the lawsuit and probability of success.

Management understands that the recognized reserves are sufficient to cover probable losses on the lawsuits.

i.  Legal obligations and other contingencies- Tax and social security

Provisions for tax and social security suits are represented by legal and administrative processes regarding federal, municipal and state taxes, comprising legal obligations.

Legal proceeding filed on August 24, 2000 by ABN AMRO Arrendamento Mercantil S.A. requesting the deductibility for income tax purposes of the depreciation and amortization expense in the same period as that in which the lease income is recognized. The entity received a favorable judgment on April 16, 2008 which was appealed against by the Brazilian tax authorities. A decision has yet to be handed down by the Federal Regional Court.

Real Leasing S.A. Arrendamento Mercantil and Banco Real S.A. have filed various administrative and legal claims in connection with the deductibility of the provision for doubtful debts for 1995.

Banco Real S.A. and other Group companies in Brazil are involved in several administrative and legal proceedings against various municipalities that demand payment of the service tax on certain items of income from transactions not classified as provisions of services.

CSLL — equal tax treatment — R$317,905 thousands — Lawsuit regarding the difference in social contribution tax rate levied for financial institutions and equivalent entities in 1994 to 1998, as such tax rate was higher than the rates levied for other legal entities, breaching the equal tax treatment constitutional principle. The lawsuits are at appeal stage at the Regional and Superior Courts.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

PIS and Cofins (taxes on revenue) — Law No. 9,718/98 — R$1,322,630 thousands — Lawsuits seeking to ensure the right to pay PIS and Cofins based on the total revenue, i e., revenue from services provided, overruling the provision of article 3, paragraph 1, of Law No. 9,718/98. The lawsuits are awaiting decision at the Regional Federal Court.

ii.  Labor contingencies

These basically comprise suits filed by former employees claiming overtime and by former employees of outsourced companies claiming acknowledgement of employment relationship and payment of the related severance pay. The contingency amounts are accrued for according to the Provision and Contingency Policy, approved by the Bank’s Executive Committee, as follows:

(i) individual analysis — the potential loss amounts regarding individually significant claims are analyzed separately, considering the current process phase, the position courts on the matter at issue and the opinion of internal and external legal counsel. The amount considered as probable risk of loss with a reliable estimate is fully provided.

(ii) provision in the amount of the judicial deposit balance made for the suit for labor claims with judicial deposits, a provision is set up based on the deposit balance. The amount provided corresponds to the percentage of judicial deposits translated into payment of the suits dismissed in the past twenty-four months. Such percentage is reviewed every six months.

(iii) collective provision — for the remaining suits, the provision is made based on the average history of losses referring to suits dismissed in the past twelve months. The average history of losses is reviewed every six months.

iii.  Civil contingencies

These namely include civil suits referring to pain and suffering and asset damage, among others with sentences to condemn. The contingency amounts are provided according to the Provision and Contingency Policy approved by the Bank’s Executive Committee, as follows:

(i) individual analysis — the potential loss amounts regarding individually significant claims are analyzed separately, considering the current process phase, the position of courts on the matter at issue and the opinion of internal and external legal counsel. The amount considered as probable risk of loss with a reliable estimate is fully provided.

(ii) provision in the amount of the judicial deposit balance made for the suit — for civil claims with judicial deposits, a provision is set up based on the deposit balance. The amount provided corresponds to the percentage of judicial deposits translated into payment of the suits dismissed in the past eighteen months. Such percentage is reviewed every twelve months.

(iii) collective provision — for the remaining suits, the provision is made based on the average history of losses referring to suits dismissed in the past eighteen months. The average history of losses is reviewed every six months.

iv.  Other lawsuits under the responsibility of former controlling stockholders

Under the agreement entered into when the control of Banco Sudameris Brasil S.A. and subsidiaries was acquired, through a Share Purchase and Sale Agreement dated June 13, 2003, Banca Intesa S.p.A., as seller

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

and pursuant to previously established parameters, agreed to indemnify the buyer (Banco ABN AMRO Real S.A., successor by merger of ABN AMRO Brasil Participações Financeiras S.A.) for all losses, damages or costs arising from civil, tax and labor lawsuits and administrative proceedings, whose triggering events have occurred before the acquisition of the stockholding control by Banco ABN AMRO Real S.A. As of December 31, 2007, the balance of indemnities receivable is R$357,303 thousands.

v.  Contingent liabilities classified as possible loss risk

Refer to judicial and administrative proceedings involving tax and social security obligations, as described below:

•	Provisional Contribution Tax on Financial Transactions (CPMF): This claims the levy of CPMF at zero rate on operations described in Revenue Ordinances, under article 8, item III, Law No. 9311/96, for commercial lease companies. The updated amount involved is approximately R$201,210 thousands.

•	Social Contribution Tax (CSLL) — Unconstitutionality — Ineligibility to amnesty under Law No. 9779/99: This challenges the fact that the entities that enjoyed the amnesty benefit granted by this Law failed to fully comply with its requirements under the allegation that there was no legal measure covering all the periods in which the payments were made (1989 to 1999). The updated amount involved is approximately R$152,385 thousands.

•	CSLL — Tax rate parity in prior periods: Claim relating to the different CSLL rate charged to financial and similar institutions in the first half of 1996, considering that such rate was more than those applicable to legal entities in general, opposing the principle of precedence and limited retrospection. The updated amount involved is approximately R$148,609 thousands.

•	CSLL — res judicata: This refers to an injunction ensuring the right not to recognize formal tax credits relating to supposedly irregular payments of CSLL, considering that the Bank has received a final unappealable decision relieving it of the obligation to pay CSLL, pursuant to Laws No. 7689/88 and No. 7787/89. The updated amount involved is approximately R$146,176 thousands.

•	Social Integration Program (PIS): Ineligibility to such tax amnesty under Law No. 9779/99 — This challenges the fact that the companies that enjoyed the amnesty benefit granted by this Law failed to fully comply with its requirements, such as: (i) nonpayment of the tax debt in full; and (ii) absence of litigation covering the periods relating to the enforcement of Constitutional Amendments 10/96 and 17/97. The updated amount involved is approximately R$101,717 thousands.

•	Service Tax (ISS): This aims at ensuring the right to not recognize the tax credit formalized by the city of São Paulo, relating to the levy of ISS on services rendered by leasing companies, under the allegation that the place of the tax payment was incorrect. The updated amount involved is approximately R$97,917 thousands.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

22.	Other liabilities

The breakdown of the balance of “Other Liabilities” is as follows:

Thousands of
Reais
2007

Transactions in transit	185,665
Accrued expenses and deferred income	948,447
Other payables	183,785
Accrued CAPEX	131,242
Other	245,528

1,694,667

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

23.	Tax matters

a)  Income and Social Contribution Taxes

The total charge for the year can be reconciled to accounting profit as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Income before taxes, net of profit sharing	2,281,603	2,649,339	4,153,807
Interest on capital(1)	(373,000)	(290,760)	(627,639)
Unrealized profits	—	—	—

Income before taxes	1,908,603	2,358,579	3,526,168
Total income and social contribution tax at the rates of 25% and 15%, respectively(*)	(763,441)	(801,917)	(1,198,897)
PIS and COFINS (net of income and social contribution taxes)(2)	(316,450)	(343,947)	(574,097)
Equity in subsidiaries	77,296	46,484	62,087
Reserve for maintenance of integrity of stockholders’ equity(3)	92,418	22,632	72,878
Nondeductible expenses and provisions	44,161	33,645	80,029
Exchange variation — foreign branches(4)	(110,652)	(112,373)	(233,404)
Effect of income and social contribution taxes on prior year’s temporary differences	510	11,222	15,879
Effects of change in tax rate and result in subsidiaries at the rate of 9%	117,627	—	—
Other adjustments	(48.412)	29,407	55,168

Income and social contribution taxes	(906,943)	(1,114,847)	(1,720,357)

Of which
Current tax	(2,075,725)	(1,639,301)	(2,686,146)
Deferred taxes	1,168,782	524,454	965,789
Taxes paid in the year	(1,392,650)	(919,678)	(1,520,656)

(*)	25% and 9% for 2007

(1)	Amount distributed to shareholders as interest attributable to shareholders’ equity. For accounting purposes, although the interest should be reflected in the statement of income for tax deduction, the charge is reversed before the calculation of the net income in the statutory financial statements and deducted from the shareholders’ equity since it is considered as dividend.

(2)	PIS and COFINS are considered a profit-base component (net basis of certain revenues and expenses), therefore and accordingly to IAS 12 it is recorded as income taxes.

(3)	Reserve for maintenance of integrity of stockholders’ equity — corresponds to a special deduction that arose in the 2007 Corporate Reorganization and equalization reserve (see Notes 3 and 26).

(4)	Relates to non deductible exchange losses from foreign branches See Note 34

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

b)  Effective tax rate calculation

The effective tax rate is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Profit Before Tax	2,281,603	2,649,339	4,153,807

Income tax	906,943	1,114,847	1,720,357

Effective tax rate(1)	39.8%	42.1%	41.4%

(1)	At August 29, 2008, and, 2007 and for the year ended December 31, 2007, the effective tax rate would have been 37.2%, 37.4% and 35.1% respectively, excluding the tax effect of the economic hedge over foreign branches (Note 34)

c)  Tax recognized in equity

In addition to the income tax recognized in the combined income statement, the Combined Companies recognized the following amounts in the combined equity:

Thousands of
Reais
31/12/2007

Tax charged to equity:	(14,123)
Measurement of available-for-sale fixed-income securities	(4,203)
Measurement of cash flow hedges	(9,920)

Tax credited to equity:	6,496
Measurement of available-for-sale fixed-income securities	6,496
Total	(7,627)

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

d)  Deferred taxes

The detail of the balances of “Tax assets — Deferred” and “Tax liabilities — Deferred” is as follows:

Thousands of
Reais
31/12/2007

Tax assets	3,581,006
Tax loss carryforwards	108,806
Temporary differences	3,472,200
Of which
Provision for doubtful debt	1,103,400
Credit operations losses	750,304
Provision for contingencies	763,183
Tax liabilities
Of Which	351,251
Excess depreciation of leased asset	322,726
Adjustments to fair value of trading securities and derivatives	2,139

The changes in the balances of “Tax Assets — Deferred” and “Tax Liabilities — Deferred” for 2007 were as follows:

	Thousands of Reais
			Charge/
			Credit to
			Asset and
	Balances at	(Charge)/	Liability	Balances at
	January 1,	Credit to	Revaluation	December 31,
	2007	Income	Reserve	2007

Deferred tax assets	2,572,504	1,060,569	(52,067)	3,581,006
Deferred tax liabilities	353,475	94,780	(97,004)	351,251

Net position	2,219,029	965,789	44,937	3,229,755

24.	Minority interests

“Minority interests” include the net amount of the equity of subsidiaries attributable to equity instruments that do not belong, directly or indirectly, to the Combined Companies, including the portion attributed to them of profit for the year.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

a)  Breakdown

The detail, by Group company, of the balance of “Equity — Minority interests” is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Banco Comercial e de Investimento Sudameris S.A.	3,825	3,618	4,212
Real Leasing S.A. Arrendamento Mercantil	795	747	767
Real CHP S.A.	297	315	423

	4,917	4,680	5,402

Profit for the year attributed to minority interests	389	465	1,171

Of which
Banco Comercial e de Investimento Sudameris S.A.	162	214	803
Real Leasing S.A. Arrendamento Mercantil	31	26	47
Real CHP S.A.	196	225	321

b)  Changes

The changes in the balance of “Minority interests” are summarized as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Balance at beginning of year	5,402	4,554	4,554
Change in proportion of ownership interest	(870)	(339)	(339)
Exchange differences and other items	(4)	—	16
Profit for the year attributable to minority interests	389	465	1,171

Balance at end of year	4,917	4,680	5,402

25.	Valuation adjustments

The balances of “Valuation adjustments” include the amounts, net of the related tax effect, of the adjustments to assets and liabilities recognized temporarily in equity through the statement of changes in equity (recognized income and expense) until they are extinguished or realized, when they are recognized definitively as shareholders’ equity through the combined income statement. The amounts arising from subsidiaries and jointly controlled entities are presented, on a line by line basis, in the appropriate items according to their nature.

It should be noted that the statement of recognized income and expense includes the changes to “Valuation adjustments” as follows:

•	Revaluation gains/ (losses): includes the amount of the income, net of the expenses incurred in the year, recognized directly in equity. The amounts recognized in equity in the year remain under this item, even if in the same year they are transferred to the income statement or to the initial carrying amount of the assets or liabilities or are reclassified to another line item.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	Amounts transferred to income statement: includes the amount of the revaluation gains and losses previously recognized in equity, even in the same year, which are recognized in the income statement.

•	Amounts transferred to the initial carrying amount of hedged items: includes the amount of the revaluation gains and losses previously recognized in equity, even in the same year, which are recognized in the initial carrying amount of assets or liabilities as a result of cash flow hedges.

•	Other reclassifications: includes the amount of the transfers made in the year between the various valuation adjustment items.

The amounts of these items are recognized gross, including the amount of the valuation adjustments relating to minority interests, and the corresponding tax effect is presented under a separate item, except in the case of entities accounted for using the equity method, the amounts for which are presented net of the tax effect.

a)  Available-for-sale financial assets

This item includes the net amount of unrealized changes in the fair value of assets classified as available-for-sale financial assets.

The changes in the balance at December 31, 2007 with respect to the previous year relate mainly to the reduction arising from the loss of unrealized gains that was recognized in equity in 2007.

b)  Cash flow hedges

This item includes the gains or losses attributable to hedging instruments that qualify as effective hedges. These amounts will remain under this heading until they are recognized in the combined income statement in the periods in which the hedged items affect it (see Note 41).

Accordingly, amounts representing valuation losses will be offset in the future by gains generated by the hedged instruments.

26.	Shareholders’ equity

Capital and reserves

Authorized capital is represented by 2,796,572 registered common shares without par value. The fully paid-up capital is composed as presented below:

	Shares in Thousand
	29/08/2008			29/08/2007			31/12/2007
	Common			Common			Common
		AAB Dois			AAB Dois			AAB Dois
	Real	Par	Total	Real	Par	Total	Real	Par	Total

Brazilian residents	3,158,765	865,376	4,024,141	46,807	—	46,807	47,131	—	47,131
Foreign residents	—	—	—	1,865,762	865,376	2,731,138	1,884,065	865,376	2,749,441

Total	3,158,765	865,376	4,024,141	1,912,569	865,376	2,777,945	1,931,196	865,376	2,796,572

As further commented in Nota 1-b, these financial statements relate to the financial statements of certain combined companies. As such, the shareholders’ equity presented is combined, considering the eliminations necessary for transactions and investments between the companies in the Combined Companies. As further

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

commented in item (7) below, on August 29, 2007, Banco ABN AMRO Real S A. merged the entities ABN AMRO Brasil Participações Financeiras S.A. and BRI-PAR Dois Participações S A., both which had ownership participation in Banco Real. Therefore, for the preparation of these financial statements, the shareholders’ equity of these companies are also considered, eliminating the portion related to their ownership participation in Banco Real.

The breakdown of the movements of Share Capital and Reserves provided in the Combined Statements of Changes in Total Equity is provided below:

							ABN AMRO Brasil Participações
	ABN AMRO Real S.A.			Bri-Par Dois Participações			Financeiras S.A.			ABN AMRO Brasil Participações S.A.			Total
	Share			Share			Share			Share			Share
	Capital	Reserves	Ref.	Capital	Reserves	Ref.	Capital	Reserves	Ref.	Capital	Reserves	Ref.	Capital	Reserves

Jan — Aug 2007
Capital increase	99,125	—	8	255,600	—	9	609,102	(609,102)	10	—	—		963,827	(609,102)
Capital reductions		—		—	—		(3,243,729)	—	12	—	—		(3,243,729)	—
Corporate restructuring	653,804	—	7	—	—		1,480,249	2,433	11	—	—		2,134,053	2,433
Other(1)		—		—	—					—	—		1,564,409	926,670
Jan — Dec 2007
Capital increase	211,076	—	6, 8	255,600	—	9	609,102	(609,102)	10	—	—		1,075,778	(609,102)
Capital reductions		—		—	—		(3,243,729)	—	12	—	—		(3,243,729)	—
Corporate restructuring	653,804	—	7	—	—		1,480,249	2,433	11	—	—		2,134,053	2,433
Other(1)													1,564,409	926,670
Jan — Aug 2008
Capital increase	2,517,966	(2,350,000)	2, 5	—	—		—	—		358,794	(358,794)	13	2,876,760	(2,708,794)
Transfers	—	—		—	—		—	—		—	—		—	—
Other	28,140	(24,574)	3, 4	—	—		—	—		—	—		28,140	(24,574)

(1)	As further commented below, at an Extraordinary Stockholders’ Meeting held on August 29, 2007, Banco ABN AMRO Real S A merged the entities ABN AMRO Brasil Participações Financeiras S A and BRI-PAR Dois Participações S A , with the issuance of 48,902,142 new common shares without par value in the amount of R$653,804, ratified by the Central Bank of Brazil on April 9, 2008 Such entities had an ownership participation in Banco Real of 32 8% and 22 0% respectively at January 1, 2007 and 0 1% and 22 5% respectively at June 30, 2007 (effective date of merger) Therefore, this amount relates to the changes in the elimination amount due to changes in the percentage ownership held as well as from the incorporation of the assets and liabilities in the capital increase

ABN AMRO Real S.A.

1. At the Extraordinary Stockholders’ Meeting held on July 25, 2008, the stockholders of Banco Real approved, by unanimity and without restrictions, the cancellation of 680,998 common shares issued by Banco Real held in treasury, in the amount of R$4,916 thousands, without reducing capital.

2. The Extraordinary Stockholders’ Meeting held on April 24, 2008 approved a capital increase, without the issuance of shares (all of which against reserves), with net income for 2007, in the amount of R$2,350,000 thousands, ratified by the Central Bank of Brazil on September 9, 2008.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

3. The Extraordinary Stockholders’ Meeting held on March 27, 2008 approved the merger of the shares of Aymoré Crédito, Financiamento e Investimento S.A. into Banco ABN AMRO Real S.A., and, as a result of the merger of shares, a capital increase was approved, through the issuance of 1,202,979,741 common shares without par value in the amount of R$38,796 thousands, ratified by the Central Bank of Brazil on August 28, 2008.

4. The Extraordinary Stockholders’ Meeting held on February 29, 2008 approved the reduction of Banco ABN AMRO Real S.A.’s capital with the cancellation of 2,439,636 common shares without par value, of which R$9,697 thousands of capital and R$959 thousands of capital increase, due to the partial spin-off of Banco ABN AMRO Real S.A. approved at the Extraordinary Stockholders’ Meeting held on February 29, 2008, ratified by the Central Bank of Brazil on August 28, 2008.

5. The Extraordinary Stockholders’ Meeting held on January 28, 2008 approved a capital increase through the issuance of 27,054,441 common shares without par value in the amount of R$167,966 thousands, ratified by the Central Bank of Brazil on August 28, 2008.

6. The Extraordinary Stockholders’ Meeting held on December 12, 2007 approved a capital increase through the issuance of 18,626,655 common shares without par value in the amount of R$111,951 thousands, ratified by the Central Bank of Brazil on May 5, 2008.

7. As approved at an Extraordinary Stockholders’ Meeting held on August 29, 2007, Banco ABN AMRO Real S.A. merged the entities ABN AMRO Brasil Participações Financeiras S.A. and BRI-PAR Dois Participações S.A., with the issuance of 48,902,142 new common shares without par value in the amount of R$653,804 thousands, ratified by the Central Bank of Brazil on April 9, 2008.

8. The Extraordinary Stockholders’ Meetings held on April 26, 2007 approved a capital increase through the issuance of 17,757,685 common shares without par value in the amount of R$99,125 thousands, ratified by the Central Bank of Brazil on July 20, 2007.

Bri-Par Dois Participações

9. The Extraordinary Stockholders’ Meeting held on February 16, 2007 approved a capital increase in the amount of R$255,600 raising it from R$1,934,719 thousands to R$2,190,319 thousands, through the issuance of 23,494,375 common shares without par value.

ABN AMRO Brasil Participações Financeiras S.A.

10. The Extraordinary Stockholders’ Meeting held on April 24, 2007 approved a capital increase in the amount of R$609,102 thousands, through the issuance of 609,102,406 common shares with a par value of R$1.00 (one Real) each, all of which through reserves.

11. On April 25, 2007, due to the incorporation of Mandaguari Participações Ltda., the Extraordinary Stockholders’ Meeting held on this day approved a capital increase in the amount of R$1,480,249 thousands, through the issuance of 1,480,249,428 common shares with a par value of R$1.00 (one Real) each, subscribed and integrated by ABN AMRO N.V.

12. The Extraordinary Stockholders’ Meeting held on June 18, 2007 approved a capital reduction of ABN AMRO Brasil Participações Financeiras S A in the amount R$3,243,729 thousands, through the cancelation of 3,243,729,108 common shares with a par value of R$1.00 (one Real) each, of which 3,243,727,320 shares belonging to ABN AMRO Bank N.V., and 1,788 shares belonging to TEBEMA B.V.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

ABN AMRO Brasil Dois Participações S.A.

13. The Extraordinary Stockholders’ Meeting held on April 24, 2008 approved a capital increase in the amount of R$358,794 thousands, without the issuance of new shares, through reserves.

b)  Dividends and Interest on Capital

In accordance with the Combined Companies’ bylaws, stockholders are entitled to a minimum dividend equivalent to 25% of net income for the year, adjusted according to legislation. In 2007, the meetings of the Executive Board and Board of Directors approved the following payments:

Interest on capital are amounts distributed to shareholders, that are calculated similar to an interest attributable to shareholders’ equity. For accounting purposes, although such dividend is treated as a tax expense, it is deducted from the shareholders’ equity since is considered as dividend. Interest on capital, calculated for 2007, in the amount of R$627,646 thousands attributed to mandatory minimum dividends for 2008. Pursuant to Law No. 9,249/95, interest on capital reduced income tax expense resulting in a tax benefit of R$213,400 thousands.

Additionally, the Combined Companies proposed dividends related to net income for years prior to 2007, of R$909,300 thousands.

The meetings of the Executive Board and Board of Directors, up to August 29, 2008, approved the following payments:

Interest on capital are amounts distributed to shareholders, that are calculated similar to an interest attributable to shareholders’ equity. For accounting purposes, although such dividend is treated as a tax expense, it is deducted from the shareholders’ equity since is considered as dividend. Interest on capital, calculated for 2007, in the amount of R$373,000 thousands attributed to mandatory minimum dividends for 2008. Pursuant to Law No. 9,249/95, interest on capital reduced income tax expense resulting in a tax benefit of R$126,820 thousands.

The Combined Companies proposed dividends related to net income for both prior years and net income projected for 2008 for R$865,936 thousands.

27.	Operational Ratios

Financial institutions are required to maintain regulatory capital consistent with their activities, higher to the minimum of 11% of required capital. In July 2008 new regulatory capital measurement rules, under the Basel II Standardized Approach, went into effect, including a new methodology for credit risks and

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

operational risks measurement, analysis and management. This ratio must be calculated on a consolidated basis, as shown below:

Thousands of
Reais
2007

Adjusted Tier I Regulatory Capital	12,137,565
Tier II Regulatory Capital	1,813,853
Adjusted Regulatory Capital	13,951,418
Required Regulatory Capital	11,402,950
Adjusted Portion of Credit Risk	10,335,088
Market Risk Portions	523,806
Operational Risk Portion	544,056

Basel II Ratio	13.46%

28.	Guarantees

The Combined Companies provide a variety of guarantees to their customers to improve their credit standing and allow them to compete. The following table summarizes at December 31, 2007 all of the guarantees.

As required, the “maximum potential amount of future payments” represents the notional amounts that could be lost if there were a total default by the guaranteed parties, without consideration of possible recoveries from collateral held or pledged, or recoveries under recourse provisions. There is no relationship between these amounts and probable losses on these guarantees. In fact, maximum potential amount of future payments significantly exceeds inherent losses.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Thousands of
Reais
Maximum Potential Amount of Future Payments	2007

Contingent liabilities:
Guarantees and other sureties	6,720,886
Financial guarantees	6,024,229
Performance guarantees	28,014
Financial standby letters of credit	648,214
Other	20,429
Other contingent exposures	263,023
Documentary Credits	263,023

Total Contingent Liabilities	6,983,909

Commitments:
Loan commitments drawable by third parties	19,442,869
Other commitments	2,213,678
Securities placement commitments	2,213,678

Total Commitments	21,656,547

Total Commitments and Contingent Liabilities	28,640,456

Financial guarantees are provided to clients in obligations with third parties. The Combined Companies have the right to seek reimbursement from clients for any amount they shall have to pay under such guarantee. Additionally, they may hold cash or other highly liquid collateral for these obligations. These agreements are subject to the same credit evaluation performed on the execution of loans.

The Combined Companies expect many of these guarantees to expire without the need to advance any cash. Therefore, in the ordinary course of business, they expect that these transactions will have virtually no impact on their liquidity.

Performance guarantees are issued to guarantee customers obligations such as to make contractually specified investments, to supply specified products, commodities, or maintenance or warranty services to a third party, completion of projects in accordance with contract terms, etc. Financial standby letters of credit include guarantees of payment of loans, credit facilities, promissory notes and trade acceptances. The Combined Companies always requires collateral to grant this kind of financial guarantees. In Documentary Credits, the Combined Companies act as a payment mediator between trading companies located in different countries (import-export transactions). Under a documentary credit transaction, the parties involved deal with the documents rather than the commodities to which the documents may relate. Usually the traded commodities are used as collateral to the transaction and the Combined Companies may provide some credit facilities. Loan commitments drawable by third parties include mostly credit card lines and commercial commitments. Credit card lines are unconditionally cancelable by the issuer. Commercial commitments are mostly 1 year facilities subject to information requirements to be provided by the Combined Companies’ customers.

The risk criteria followed to issue all kinds of guarantees, financial standby letters of credit, documentary credits and any risks of signature are in general the same as those used for other products of credit risk, and

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

therefore subject to the same admission and tracking standards. The guarantees granted on behalf of customers are subject to the same credit quality review process as any other risk product. On a regular basis, at least once a year, the solvency of the mentioned customers is checked as well as the probability of those guarantees to be executed. In case that any doubt on the customer’s solvency may arise the Combined Companies create allowances with charge to net income, by the amount of the inherent losses even if there is no claim to us.

Additionally, the liability recognized as deferred revenue for the premium received for providing the above guarantees, which is being amortized into income over the life of the related guarantees, is R$5,245 thousands.

29.	Interest and similar income

“Interest and similar income” in the combined income statement comprises the interest accruing in the year on all financial assets with an implicit or explicit return, calculated by applying the effective interest method, irrespective of measurement at fair value; and the rectifications of income as a result of hedge accounting. Interest is recognized gross, without deducting any tax withheld at source.

The breakdown of the main interest and similar income items earned in the period January 1st to August 29, 2008 and 2007 and for the year ended December 31, 2007 is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Balances with the Brazilian Central Banks	468,179	416,341	613,657
Loans and advances to credit institutions	1,176,439	967,766	1,314,187
Debt instruments	1,556,411	1,412,195	2,171,319
Loans and advances to customers	10,656,903	9,242,529	14,040,390
Other interest	149,343	36,437	930,526

Total	14,007,275	12,075,268	19,070,079

30.	Interest expense and similar charges

“Interest expense and similar charges” in the combined income statement includes the interest accruing in the year on all financial liabilities with an implicit or explicit return, including remuneration in kind, calculated by applying the effective interest method, irrespective of measurement at fair value; the rectifications of cost as a result of hedge accounting; and the interest cost attributable to pension funds.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The breakdown of the main items of interest expense and similar charges accrued in the period January 1st to August 29, 2008 and 2007 and for the year ended December 31, 2007 is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Deposits from central banks	—	—	—
Deposits from credit institutions	773,678	617,068	812,226
Customer deposits	5,021,659	4,108,980	6,063,932
Marketable debt securities and subordinated liabilities
Marketable debt securities (Note 18)	224,622	250,111	441,461
Subordinated liabilities	209,466	55,495	120,446
Pension funds (Note 21b)	20,938	11,623	17,589
Other interest	302,303	167,437	344,679

Total	6,552,666	5,210,714	7,800,333

31.	Income from equity instruments

“Income from equity instruments” includes the dividends and payments on equity instruments out of profits generated by investees after the acquisition of the equity interest.

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Equity instruments classified as:
Financial assets held for trading	149	170	439
Available-for-sale financial assets	2,315	13,122	18,010
Of which
Dividends of Serasa	995	6,555	6,555
Dividends of Gerdau	331	3,195	3,195
Dividends of Usiminas	—	403	403
Dividends of fundo SCUDER	—	225	5,043

	2,464	13,292	18,449

32.	Fee and commission income

“Fee and commission income” comprises the amount of all fees and commissions accruing in favor of the Combined Companies in the year, except those that form an integral part of the effective interest rate on financial instruments.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Collection and payment services:
Bills	137,585	128,782	196,493
Demand accounts	458,931	75,035	134,152
Cards	283,406	211,428	336,600
Checks and other	83,511	162,622	245,706
Others	194,122	113,607	175,356

	1,157,555	691,474	1,088,307

Marketing of non-banking financial products:
Investment funds	147,350	146,632	226,149
Insurance	132,008	110,190	175,229
Capitalization	70	169	212

	279,428	256,991	401,590

Securities services:
Securities underwriting and placement	9,526	55,490	69,641
Securities trading	23,501	21,031	33,171
Administration and custody	49,843	38,369	60,170
Asset management	661	598	913

	83,531	115,488	163,895

Other:
Foreign Exchange	17,552	18,845	26,222
Financial guarantees	96,315	111,329	159,302

Other fees and commissions	405,414	440,815	685,593

	519,281	570,989	871,117

	2,039,795	1,634,942	2,524,909

33.	Fee and commission expense

“Fee and commission expense” shows the amount of all fees and commissions paid or payable by the Combined Companies in the year, except those that form an integral part of the effective interest rate on financial instruments.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Fees and commissions assigned to third parties	130,673	94,031	184,479
Of which			—
— Credit cards	87,413	51,703	120,791
Other fees and commissions	296,994	385,379	577,728
Of which:
— Collection services	87,349	81,011	127,199

	427,667	479,410	762,207

34.	Gains/losses on financial assets and liabilities

“Gains/losses on financial assets and liabilities” includes the amount of the valuation adjustments of financial instruments, except those attributable to interest accrued as a result of application of the effective interest method and to allowances, and the gains or losses obtained from the sale and purchase thereof.

a)  Breakdown

The breakdown of the balance of this item, by type of instrument, is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Held for trading(1)	520,851	169,523	292,182
Other financial instruments at fair value through profit or loss(2)	(17,488)	(14,738)	24,271
Financial instruments not measured at fair value through profit or loss	69,892	503,820	1,054,123
Of which Available-for-sale financial assets
Debt instruments	(3,953)	378,062	374,991
Equity instruments	73,845	125,758	679,132
Other	224,829	211,193	373,853

	798,084	869,798	1,744,429

(1)	In 2007, includes the net gain arising from the economic hedge of the Bank’s position in Cayman, which is a non-autonomous subsidiary See Note 23 for the income tax impact of such hedge

(2)	Includes the net gain or loss arising from transactions involving debt securities, equity instruments and derivatives included in this portfolio, since the Bank manages its risk in these instruments on a global basis

b)  Financial assets and liabilities at fair value through profit or loss

The company only has financial assets at fair value through profit or loss in the amount of R$146,636 thousands related to debt instruments.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

35.	Exchange differences

“Exchange differences” shows basically the gains or losses on currency dealings, the differences that arise on translations of monetary items in foreign currencies to the functional currency, and those disclosed on non-monetary assets in foreign currency at the time of their disposal.

36.	Other operating income and other operating expenses

These items in the combined income statement include:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Other operating income and (expenses)
Other operating income	231,591	37,264	71,734
Of which
Indemnities — Legal obligations	114,925	—	10,262
Other operating expenses	(248,669)	(183,054)	(358,533)
Of which
Contributions to Government Severance Indemnity Fund for Employees (FGTS)	(61,519)	(53,466)	(81,098)

	(17,078)	(145,790)	(286,799)

37.	Personnel expenses

The breakdown of “Personnel expenses” is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Wages and salaries	1,318,266	1,175,865	2,011,240
Social security costs	374,907	343,425	565,403
Additions to provisions for defined benefit pension plans (Note 21)	108	455	682
Contributions to defined contribution pension funds (Note 21)	62,775	53,569	81,671
Other staff costs	369,912	329,424	526,145

	2,125,968	1,902,738	3,185,141

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

38.	Other general administrative expenses

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Property, fixtures and supplies	332,684	308,884	474,558
Other administrative expenses	458,109	185,173	346,501
Technology and systems	388,309	363,593	555,821
Advertising, promotions and publicity	207,327	202,837	402,406
Communications	344,836	271,350	436,762
Technical reports	70,336	77,122	124,908
Per diems and travel expenses	151,929	145,632	239,896
Taxes other than income tax	50,437	110,290	158,959
Surveillance and cash courier services	215,397	190,463	299,916
Insurance premiums	1,454	1,444	2,196

	2,220,818	1,856,788	3,041,923

39.	Gains/(losses) on disposal of assets not classified as non-current assets held for sale

The breakdown of the balance of this item is as follows:

	Thousands of Reais
	29/08/2008	29/08/2007	31/12/2007

Gains	26,031	19,932	29,152
On disposal of tangible assets	2,895	12,680	25,090
On disposal of investments	23,136	7,252	4,062
Losses
On disposal of tangible assets	(350)	(268)	(740)

	25,681	19,664	28,412

40.	Gains/(losses) on non-current assets held for sale not classified as discontinued operations

The breakdown of the balance of this item is as follows:

	Thousands of Reais
Net Balance	29/08/2008	29/08/2007	31/12/2007

Gains	13,979	40,040	56,888
On disposal of tangible assets	13,979	40,040	56,888
Losses	(1,173)	(3,819)	(18,719)
On impairment of tangible assets	4,799	9,426	12,112
On disposal of tangible assets	(5,972)	(13,245)	(30,831)

Net gains	12,806	36,221	38,169

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

41.	Other disclosures

a)  Notional amounts and market values of trading and hedging derivatives

The breakdown of the notional and/or contractual amounts and the market values of the trading and hedging derivatives held by the Combined Companies are as follows:

	Thousands of Reais
	2007
	Notional Amount	Market Value

Trading derivatives:
Interest rate risk —
Interest rate swaps	48,483,643	1,229,840
Options and futures	22,435,640	—
Foreign currency risk —
Foreign currency purchases and sales	18,806,071	(58,936)
Foreign currency options	41,143,467	(587,872)
Currency swaps	4,920,069
	135,788,890	583,032

Hedging derivatives:
Interest rate risk —
Interest rate swaps	2,404,636	645,749
	2,404,636	645,749

Total	138,193,526	1,228,781

Additionally, the Bank has cash flow hedges — Futures operations — DI with notional value of R$14,938,193. The mark-to-market effect of these cash flow hedges, with maturity that varies from April 1, 2008 to January 4, 2010, is recorded directly in equity, and at December 31, 2007 corresponded to a debit of R$50,448 thousand, net of taxes. The effectiveness determined for the Market Risk and Cash Flow Risk Hedge portfolio as of December 31, 2007 is compliant with the Central Bank’s requirements and no ineffective portion to be recorded in the period was identified. Futures-DI transactions designated as hedge instrument have daily adjustments and are recorded in assets or liabilities and settle in cash daily.

The breakdown of the notional and/or contractual amounts of trading derivative and hedging derivatives by maturity is as follows:

	Thousands of Reais
	2007
		From 3 to
	Up to 3 Months	12 Months	Over 12 Months	Total

Swap	17,741,819	12,164,431	20,982,029	50,888,279

Option	39,882,211	817,082	444,174	41,143,467

Forward and futures contracts	19,112,554	10,961,132	16,088,094	46,161,780

	76,736,584	23,942,645	37,514,297	138,193,526

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The notional and/or contractual amounts of the contracts entered into do not reflect the actual risk assumed by the Combined Companies, since the net position in these financial instruments is the result of offsetting and/or combining them. This net position is used by the Combined Companies basically to hedge the interest rate, underlying asset price or foreign currency risk; the results on these financial instruments are recognized under “Gains/losses on financial assets and liabilities (net)” in the combined income statements and increase or offset, as appropriate, the gains or losses on the investments hedged.

Additionally, in order to interpret correctly the results on the “Securities and Commodities Derivatives” shown in the foregoing table, it should be considered that these items relate mostly to securities options for which a premium has been received which offsets their negative market value. Also, this market value is offset by positive market values generated by symmetrical positions in the Combined Companies’ held-for-trading portfolio.

The Combined Companies manage the credit risk exposure of these contracts through netting arrangements with their main counterparties and by receiving assets as collateral for their risk positions.

The detail of the cumulative credit risk exposure, by financial derivative, is as follows:

Thousands of
Reais
31/12/2007

Securities derivatives	64,361
Currency derivatives	64,869,607
Interest rate derivatives	73,259,558

Total	138,193,526

b)  Off-balance-sheet funds under management

At December 31, 2007, the amount relating to off-balance-sheet funds managed by the Combined Companies amounted to R$39,107,823 thousands and related to Investment funds.

c)  Third-party securities held in custody

At December 31, 2007, the Combined Companies held in custody debt securities and equity instruments totaling R$18,029,368 thousands entrusted to it by third parties.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

d)  Residual maturity periods and Average interest rates

The breakdown, by maturity, of the balances of certain items in the combined balance sheet is as follows:

	December 31, 2007
	Thousands of
	Reais
									Average
	On	Within 1	1 to	3 to	1 to	3 to	After 5		Interest
	Demand	Month	3 Months	12 Months	3 Years	5 Years	Years	Total	Rate

Assets:
Cash and balances with the Brazilian
Central Banks	10,948,839	—	—	—	—	—	—	10,948,839	—
Available-for-sale financial assets-	—	1,474,195	—	2,164,234	8,400,353	314,483	392,517	12,745,782	11%
Loans and receivables:
Loans and advances to credit institutions	1,285,494	300,203	306,668	3,866,728	4,097,683	590,842	2,339,083	12,786,701	7%
Loans and advances to customers	10,193	4,269,073	15,927,749	21,038,313	18,259,035	3,750,355	1,268,278	64,522,996	22%
	12,244,526	6,043,471	16,234,417	27,069,275	30,757,071	4,655,680	3,999,878	101,004,318

Liabilities:
Financial liabilities at amortized cost:
Deposits from credit institutions	83,728	10,921,669	4,511,016	4,115,342	5,308,234	1,119,902	287,540	26,347,431	11%
Customer deposits	19,688,527	57	5,169,512	7,040,500	12,184,198	10,874,869	407,747	55,365,410	10%
Marketable debt securities	—	71,776	221,339	662,640	1,142,344	206,719	696,601	3,001,419	7%
Subordinated liabilities	—	—	—	72,902	70,852	1,855,446	—	1,999,200	11%
Other financial liabilities	1,343,433	2,366,147	49,480	199,567	—	—	—	3,958,627

	21,115,688	13,359,649	9,951,347	12,090,951	18,705,628	14,056,936	1,391,888	90,672,087

Difference (assets less liabilities)	(8,871,162)	(7,316,178)	6,283,070	14,978,324	12,051,443	(9,401,256)	2,607,990	10,332,231

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

e)  Equivalent reais value of assets and liabilities

The detail of the main foreign currency balances in the combined balance sheet, based on the nature of the related items, is as follows:

	Equivalent Value in
	Thousands of
	Reais
	31/12/2007
	Assets	Liabilities

Cash and balances with Brazilian Central Bank	—	—
Financial assets/liabilities held for trading	348,065	987,195
Available-for-sale financial assets	4,911,298	—
Loans and receivables	1,344,638	—
Financial liabilities at amortized cost	—	1,411,319

	6,604,001	2,398,514

f)  Fair value of financial assets and liabilities not measured at fair value

The financial assets owned by the Combined Companies are measured at fair value in the accompanying combined balance sheet, except for loans and receivables and equity instruments whose market value cannot be estimated reliably.

Similarly, the Combined Companies’ financial liabilities — except for financial liabilities held for trading and those measured at fair value — are measured at amortized cost in the combined balance sheet.

i)  Financial assets measured at other than fair value

Following is a comparison of the carrying amounts of the Combined Companies’ financial assets measured at other than fair value and their respective fair values at year-end:

	Thousands of
	Reais
	31/12/2007
	Carrying
Assets	Amount	Fair Value

Loans and receivables:
Loans and advances to credit institutions	12,786,701	12,785,627
Loans and advances to customers (Note 9)	64,522,996	64,083,540

	77,309,697	76,869,167

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

ii)  Financial liabilities measured at other than fair value

Following is a comparison of the carrying amounts of the Combined Companies’ financial liabilities measured at other than fair value and their respective fair values at year-end:

	Thousands of
	Reais
	31/12/2007
	Carrying
Liabilities	Amount	Fair Value

Financial liabilities at amortized cost:
Deposits from credit institutions (Note 16)	26,347,431	26,280,275
Customer deposits (Note 17)(*)	55,365,410	55,365,410
Marketable debt securities (Note 18)	3,001,419	2,924,025
Subordinated liabilities (Note 19)	1,999,200	1,998,122
Other financial liabilities (Note 20)	3,958,627	3,958,627

	90,672,087	90,526,459

(*)	For these purposes, the fair value of customer demand deposits is taken to be the same as their carrying amount

42.	Related party transactions

The parties related to the Combined Companies are deemed to include, in addition to its subsidiaries, associates and jointly controlled entities, the Combined Companies’ key management personnel and the entities over which the key management personnel may exercise significant influence or control.

Following is a detail of the ordinary business transactions performed by the Combined Companies with its related parties:

a)  Management compensation

i)  Short-term benefits

Board of Directors’ and Executive Board’s compensation:

Thousands of
Reais
2007

Fixed compensation	18,722
Variable compensation	64,250
Other	3,653

Total	86,625

ii)  Contract termination

Employment contracts have an undefined period. The termination of the employment relationship for non-fulfilment of obligations or voluntarily does not entitle executives to any financial compensation.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

iii)  Other information

Lending operations

In conformity with prevailing regulations, financial institutions cannot grant loans or advances to:

a) any individuals or legal entities that control the institution or any entity under joint control with the institution, or any officer, member of the board of directors, member of the supervisory board, or member of the immediate family of such individuals;

b) any entity controled by the institution; or

c) any entity in which the Combined Companies hold, directly or indirectly, 10% or more of the capital.

Accordingly, loans or advances are not granted to any subsidiaries, executive officers, members of the board of directors or their families.

Ownership Interest

The table below shows the direct interest as of December 31, 2007 of total shares.

	2007
	Common Shares		Common Shares (%)
	Real	AAB Dois Par	Real	AAB Dois Par

ABN AMRO BANK NV(1)	1,884,064	865,376	97.56%	100.00%
Others	47,132	—	2.44%	0.00%
Total	1,931,196	865,376	100.00%	100.00%

(1)	On July 24, 2008, Banco Santander Spain took indirect share control of the companies of the ABN AMRO Real Group in Brazil, after meeting all conditions for this transfer of control, with the approval of De Nederlandsche Bank (the Central Bank of the Netherlands) and the Brazilian Central Bank (Note 3)

b)  Related-Party Transactions

The balances resulting from consolidated and/or combined intercompany transactions were eliminated, whereas balances of operations performed with ABN AMRO group companies abroad, including exchange operations, in the net amount of R$4,003,671 at December 31, 2007 were not eliminated from the Combined Financial Statements. Transactions with related parties are carried out under usual market conditions as regards agreed payment conditions and interest rates.

The balances of intercompany operations involving companies in Brazil not included in the combined financial statements are not presented herein, considering that they are not significant in the context of the Conglomerate.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Transactions among the entities of Santander are carried out under usual market rates and terms, comparable to those applied in transactions with unrelated parties.

Thousands of Reais
Assets	31/12/2007	Liabilities	31/12/2007

Cash	449,662	Borrowings and Onlendings	4,339,277
ABN AA USA Branches — United States	230,188	ABN AA USA Branches — United States	141.899
ABN AA Japan Branches — Japan	16,360	ABN AA Japan Branches — Japan	2.071.742
ABN Regio NL — Netherlands	203,114	ABN Regio NL — Netherlands	2 125.636
Interbank Investments	179,755	Foreign Exchange Portfolio — Liabilities	20,127,214
ABN AMRO Europe — REGIO NL	91,231	ABN AA USA Branches — United States	2 229.387
ABN AMRO North America — AA USA branches	88,524	ABN AA UK Branches — United Kingdom	17.881.821
Securities and Derivatives	50,816	ABN Regio NL — Netherlands	16.006
ABN AA USA Branches — United States	50,816	Dividends and Bonuses Payable	215,288
Foreign Exchange Portfolio — Assets	19,997,875	ABN AMRO Europe — Regio NL	215.288
ABN AA USA Branches — United States	2,247,152
ABN AA UK Branches — United Kingdom	17,734,445
ABN Regio NL — Netherlands	16,278

Total assets	20,678,108	Total Liabilities	24,681,779

43.	Risk management

A new Senior Risk Committee (Comite de Riiesgos Santander Brasil) was created and implemented, having as members Senior Risk Managers of Banco Real and Santander Bank. The Committee meets twice a week and its main objective is to set risk apetite for all risk types, monitor risk decisions and portfolios exposures in order to ensure alignment with these limits and Santander Bank’s Risk Philisophy. Notwithstanding the risk philosophy/policies, reporting, processes and local governance structure was kept in order to maintain business as usual with minimal or no impact for Banco Real clients.

Risk philosophy at the Banco Real, permits the establishment and execution of Bank wide criteria for the acceptance, monitoring, control and management of risk. Its purpose is the creation of shareholder value by ensuring:

Risk Awareness

•	Risks are identified, understood, and measured at all levels in the organisation.

Defined Risk Appetite

•	Risk accepted by the institution is within the tolerance level set by the Comite de Riesgos Santander Brasil in accordance with the Santander’s Strategy, existing capital constraints, sustainable earnings and maintenance of desired credit rating for the Bank.

Clarity and Transparency

•	Risk decisions are clear, explicit, and consistent with strategic business objectives.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Risk-Reward Alignment

•	One of our core competencies is to take and manage risks. Our risk decisions should be based upon the appropriate risk-reward balance.

Compliance

•	Decisions that may legally and morally commit the Bank must be in compliance with internal approval procedures, the regulations of the countries the Bank and its subsidiaries operate in, and reflect ethical values prescribed by the sustainable business policies.

•	The guiding principles outlined in the Risk Charter serve as a practical interpretation of the concepts described in the Risk Philosophy. These principles apply to the Bank, and cover all risk types, including but not limited to: credit, market, operational, liquidity, legal, documentation, reputation and business.

Independence and oversight:

•	Risk management maintains its independence from commercial functions and it is charged with the responsibility for ensuring that adequate reporting, monitoring and compliance policies and procedures are in place. The head of the Bank’s Risk Division, Mr. Matías Rodríguez Inciarte, as third deputy chairman and in his capacity as chairman of the risk committee, reports directly to the executive committee and the board. The local risk unit keeps its independence with a direct report to the Corporate risk Unit.

Responsibility and Ownership

•	Commitment to supporting the business by contributing, without undermining the preceding principle, to the achievement of commercial objectives whilst safeguarding risk quality. Promote risk awareness and ensure that risk decisions are taken in accordance with established delegated authorities. Clients are selected in accordance with KYC principles managed within approved limits. Collective decisions (even at branch level), which ensure that different opinions are taken into account and avoid situations in which decisions are taken individually.

Centralisation and Aggregation

•	Global approach, achieved by addressing on an integrated basis all the risk factors in all the business units and geographical locations. Risk exposures are aggregated at high level in order to measure the interaction and impact of various risks, and to provide disclosure to regulators, shareholders, rating agencies and other stakeholders. Economic capital approach is a consistent measure of the risk assumed and as the basis for assessing the management performed.

•	Well-established tradition of using internal rating and scoring tools, return on risk-adjusted capital (RORAC) value-at-risk (VaR), economic capital, extreme scenario analyses etc.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

I.1  Brazil Risk Management (Brazil RM)

Below the organizational chart of Brazil Risk Management, and the mandates and its main functions

I.1 1  Credit Risk Management

Non-retail Credit Risk Management (Empresas)

Empresas Credit Risk Management is organized into the following groups: (i) Credit Analysis, (ii) Advisory & Policies and Credit Administration & Risk Control and (iii) Empresas FR&R, which is a shared function.

(i) Credit Analysis for the Client, Industry, Regional, Middle Market Teams and Retail.

The main objectives of the credit analysis group are summarized as follows:

•	Elaboration of credit proposals and presentation to the respective credit committees;

•	Responsibility for the quality of the credit proposals, ensuring adequate usage of all credit tools (MRA, LPT, RAPID, etc) and consistent internal ratings (UCRs) for the proposed clients/counterparties;

•	Interaction with front office and Santander’s Risk management teams;

•	Responsibility for the quality of the credit portfolio, including the maintenance of low backlog levels as per the approved credit policies;

•	Elaboration of Industry Sector Analysis (Industry Champion). The Industry Champion coordinates portfolio strategy issues and defines minimum underwriting standards, whenever deemed necessary.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

(ii) Advisory and Policies

Specific responsibilities of these departments include:

• Consolidate and interact in the elaboration of the Quarterly Close Monitoring Report;

•	Active participation in Credit Risk Committees;

•	Provide support to commercial areas whenever necessary when structuring deals;

•	Develop and activate strategies to manage risk exposures down as appropriate;

•	Initiate and/or analyze credit related policies for Empresas in order to harmonize policies and to ensure the high level of transparency and consolidation of risk information within the bank;

•	Communicate and disseminate new credit related policies to Companies Risk Management and Client BUs;

•	Maintenance of the Risk Charter;

•	Coordinate the preparation of financial spreads in accordance with Banco Real’s standards;

•	Credit analysis and decision tools valuation with portfolio view and interaction with other departments to evaluate and define the processes of Credit and Collection, including the First Loss Project;

•	Specification of all credit and collection policies and procedures to support Value Chain projects;

•	Other projects including financial spreading outsourcing, outsourced credit rating for pre approved credit campaigns;

•	Provides product analysis/support under a credit risk perspective.

Retail Credit Risk Management

The Retail Risk Management (RRM) is mainly organized into the following teams: (i) Mortgage Analysis; (ii) Policies ; (iii) Business Strategy, (iv) Collections and (v) Portfolio Management.

•	The responsibilities of RRM related to Program Lending include:

•	Credit initiation, approval of transactions and account maintenance;

•	Monitor and optimize retail credit quality strategies;

•	Basel II;

•	Project/Policies/Reporting/Documentation

•	Development of Product Programs;

•	Responsibility for automatic limit campaigns for increasing, reducing, cancelling or even creating new product lines;

•	Responsibility for the stress testing exercises;

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	Credit Monitoring & Remedial Management: Maintain continuous and efficient monitoring of customers, optimize conditions for restructuring and remedial risk management in the businesses segments (Retail and Company Monitoring) up to R$2,250,000 thousands;

•	Early/Late Collection through Call Center and external agencies up to R$50 thousands and Legal Collection;

•	Collection MIS and optimized collection strategy.

•	Provide managerial information for the whole credit cycle;

•	Active management of overall portfolio (retail and non-retail);

•	Mitigation of event risk by reducing single names and industry concentration;

•	Responsible to perform regular Portfolio Overviews and Stress Tests;

•	Basel II project;

•	Economic Capital monitoring;

•	Improvement of the risk-adjusted return of a retained credit portfolio

Consumer Finance Credit Risk (Aymoré)

Aymoré Risk Management is mainly organized into the following areas: (i) Policies, Scoring and Business Strategy; (ii) Collections, (iii) MIS.

The responsibilities related to Consumer Program Lending include:

•	Credit initiation, approval of transactions and account maintenance;

•	Setting the risk parameters in co-operation with the business, e.g. product management regarding the Product Programs (e.g. max. percentages/overrides, score cards, default rates, provisioning/write offs, risk premium);

•	Development of the policy on risk strategies regarding application and monitoring processes, as well as Credit and Behavioural Scoring;

•	Participation in projects regarding development of credit applications and monitoring processes;

•	Approval of changes in the risk policy and strategy;

•	In cooperation with Business lines, development of sales marketing campaign of product programs;

•	Analysis of program lending portfolios;

•	Collection process;

•	Setting the formats for the portfolio management information. MIS responsibility regarding the development in the credit portfolio includes infection, loss recognition, provisioning and write offs.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

I.1 2  Operational Risk Management

ORM area focuses on implementing Operational Risk tools in Brazil comprising all business ORM activities except for Asset Management, in accordance with the corporate policies. Main objectives, definitions and responsibilities are adapted, when necessary to be in alignment with local regulation.

ORM is strongly engaged on spreading operational risk management culture in the organization and in improving pro-active operational risk management attitude, as well as meeting external requirements (e.g. Brazilian Central Bank).

I.1 3  Market Risk Management

Market Risk monitors on a daily basis market risk exposures and limits. Reports exposure to local users and respective committees. Market Risk is also responsible for regular review of local trading limits at least once a year.

I.1.4  Reporting

The following reports are periodically reported to Executive Committees

BU Portfolio Review:  This paper is prepared on a six-monthly basis and provides an overview of developments in the portfolio, the economic and business environment, changes in risk management structures within the region as well as application of country limits and industry limits for Banco Real.

Provisions Update:  This paper is prepared on a quarterly basis and provides an overview of impaired assets and provision trends,

BU Risk Charter:  This document is reviewed at least annually, with any amendments or additions to be submitted to approval.

I.1 5  Risk Appetite Framework

Any breach of limits must be tempestively reported by Brazil Risk Management to Executive Committee.

I.1.6  Models and Tools

Brazilian Corporate Rating Model, Large Corporate Rating Model, Bankscore and / or other approved rating methodologies are used as the basis for internal Uniform Counterparty Ratings.

The main rating tools currently in place are as follows:

GRACE (Generic Rating ABN AMRO Counterparty Engine) is a web-based counterparty ratings platform that supports the calculation of UCRs. MRA/MFA Wholesale infrastructure was replaced by GRACE. All counterparties with annual turnover higher than USD 5 millions are subject to GRACE system and its Models.

A rating Policy was developed to assign UCRs to counterparts with annual turnover below USD 5 mln. This policy is compliant with Basel II rules, it was already approved and it is currently implemented in Brazilian System (LC System).

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Approved frameworks are applied as the basis for the classification of facilities to Loss Given Default (LGD) classes. Also Usage Given Default (UGD) percentages, relevant for determining Exposure at Default (EAD), are determined and validated for the various markets and facility types.

The business together with Brazil Risk Management proposes the UCR ratings. All UCR ratings must be approved by the relevant credit authority and confirmed at each review process. The appropriate credit authority may change the assigned UCR at any time during the lifetime of the credit facilities. The approved UCR could also be subject to changes advised by the local regulators and by the credit risk inspections reviews.

II.	CREDIT RISK

II.1  Introduction to the treatment of credit risk

Credit risk is the possibility of loss stemming from the total or partial failure of our customers or counterparties to meet their financial obligations to the Bank.

The specialization of the Bank’s risk function is based on the type of customer and, accordingly, a distinction is made between individualized customers and standardized customers in the risk management process:

•	Individualized customers are defined as those to which a risk analyst has been assigned, basically because of the risk assumed. This category includes wholesale banking customers, financial institutions and certain enterprises belonging to retail banking. Risk management is performed through expert analysis supplemented by decision-making support tools based on internal risk assessment models.

•	Standardized customers are those which have not been expressly assigned a risk analyst. This category generally includes individuals, individual entrepreneurs, and retail banking enterprises not classified as individualized customers. Management of these risks is based on internal risk assessment and automatic decision-making models, supplemented subsidiarily, when the model is not comprehensive enough or is not sufficiently accurate, by teams of analysts specializing in this type of risk.

II.2  Measures and measurement tools

a.  Rating tools

Banco Real has used proprietary internal rating models to measure the credit quality of a given customer or transaction. Each rating relates to a certain probability of default or non-payment, determined on the basis of the Entity’s historical experience, with the exception of certain portfolios classified as “low default portfolios”. Several internal rating models are used in the Bank’s loan approval and risk monitoring process.

Global rating tools are applied to the sovereign risk, financial institutions and global wholesale banking segments. Management of these segments is centralized at Bank level, for both rating calculation and risk monitoring purposes. These tools assign a rating to each customer, which is obtained from a quantitative or automatic module, based on balance sheet ratios or macroeconomic variables, supplemented by the analyst’s expert judgment.

For the corporate and individualized institutions segments, a single methodology has been defined for the construction of a rating system based on the same modules as the above-mentioned ratings: a quantitative or

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

automatic module (analyzing the credit performance of a sample of customers and the correlation with their financial statements), a qualitative or analyst judgment module, and final reviews.

Ratings assigned to customers are reviewed periodically to include any new financial information available and the experience in the banking relationship. The frequency of the reviews is increased in the case of customers that reach certain levels in the automatic warning systems and of customers classified as requiring special monitoring. The rating tools themselves are also reviewed in order to progressively fine-tune the ratings they provide.

For standardized customers, both legal entities and individuals, the Bank has scoring tools that automatically assign a score to the proposed transactions.

These loan approval systems are supplemented by performance rating models. These tools provide enhanced predictability of the risk assumed and are used for preventive and marketing activities.

b.  Credit risk parameters

The estimates of the risk parameters (PD, LGD and EAD) are based on internal experience, i.e. on default observations and on the experience in defaulted loan recoveries.

For portfolios with scant internal default experience, such as banks, sovereign risk or global wholesale banking, the parameters are estimated globally. These portfolios are known as “low default portfolios”.

For all other portfolios, parameter estimates are based on the Bank’s internal experience. In the case of SMEs, the balance sheet information is used not only to assign the rating, but also to obtain factors which explain the probability of default. In retail portfolios, the PD is calculated by observing the cases of new arrears in relation to the scoring assigned to the related transactions.

LGD calculation is based on the observation of the recoveries of defaulted loans, taking into account not only the income and expenses associated with the recovery process, but also the timing thereof and the indirect costs arising from the recovery process.

EAD is estimated by comparing the use of committed facilities at the time of default and their use under normal (performing) circumstances, so as to identify the actual use of the facilities at the time of default.

The estimated parameters are then assigned to performing, i.e. non-defaulted, loans. The assignment is different for low-default portfolios and for other portfolios. In the case of low-default portfolios, which are also global management portfolios, parameters are assigned in the same way in all the Bank units.

By contrast, the retail portfolios have specific scoring systems in each of the Bank’s units, which require the performance of separate estimates and the assignation of parameters in a particular manner in each case.

c.  Master rating scale

In order to achieve equivalent internal ratings in the different models available — corporate, sovereign risk, financial institutions and other segments— and to make them comparable with the external ratings of rating agencies, the Bank has a so-called master rating scale.

The equivalence is established through the probability of default associated with each rating. Internally calibrated PDs are compared against the default rates associated with the external ratings, which are published periodically by rating agencies.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

		Equivalence with:
Internal	Probability of	Standard &
Rating	Default	Poor’s	Moody’s

9.3	0.017%	AAA	Aaa
9.2	0.018%	AA+	Aa1
9.0	0.022%	AA	Aa2
8.5	0.035%	AA−	Aa3
8.0	0.06%	A+	A1
7.5	0.09%	A	A2
7.0	0.14%	A−	A3
6.5	0.23%	BBB+	Baa1
6.0	0.36%	BBB	Baa2
5.5	0.57%	BBB−	Baa3
5.0	0.92%	BB+	Ba1
4.5	1.46%	BB	Ba2
4.0	2.33%	BB/BB−	Ba2/Ba3
3.5	3.71%	BB−/B+	Ba3/B1
3.0	5.92%	B+/B	B1/B2
2.5	9.44%	B	B2
2.0	15.05%	B−	B3
1.5	24.00%	CCC	Caa1
1.0	38.26%	CC/C	Caa1/Caa2

II.3  Observed loss: measures of cost of credit

To supplement the use of the advanced models described above (see related data in the “Economic Capital” section), other habitual measures are used to facilitate prudent and effective management of credit risk based on observed loss.

The cost of credit risk at the Bank is measured using different approaches: variation in non-performing loans in the recovery process (ending doubtful assets − beginning doubtful assets + assets written off − recovery of assets written off), net credit loss provisions (provisions to specific allowances − recovery of assets written off); and net assets written off (assets written off − recovery of assets written off).

II.4  Credit risk cycle

The risk management process consists of identifying, measuring, analyzing, controlling, negotiating and deciding on, as appropriate, the risks incurred in the Bank’s operations. The parties involved in this process are the risk taking areas, senior management and the risk function.

The process begins at senior management level, through the board of directors and the risk committee, which establishes the risk policies and procedures, and the limits and delegations of powers, and approves and supervises the scope of action of the risk function.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The risk cycle comprises three different phases: pre-sale, sale and post-sale:

•	Pre-sale: this phase includes the risk planning and target setting processes, determination of the Bank’s risk appetite, approval of new products, risk analysis and credit rating process, and limit setting.

•	Sale: this is the decision-making phase for both pre-classified and specific transactions.

•	Post-sale: this phase comprises the risk monitoring, measurement and control processes and the recovery process.

a.  Risk limit planning and setting

Risk limit setting is a dynamic process that identifies the Bank’s risk appetite by assessing business proposals and the attitude to risk.

This process is defined in the global risk limit plan, an agreed-upon comprehensive document for the integrated management of the balance sheet and the inherent risks, which establishes risk appetite on the basis of the various factors involved.

The risk limits are founded on two basic structures: customers/segments and products.

For individualized risks, customers represent the most basic level, and individual limits are established (pre-classification) when certain features, generally of relative importance, concur.

For large corporate groups a pre-classification model, based on an economic capital measurement and monitoring system, is used. As regards the corporate segment, a simplified pre-classification model is applied for customers meeting certain requirements (thorough knowledge, rating, etc.).

In the case of standardized risks, the risk limits are planned and set using the credit management programs (PGC, using the Spanish acronym), a document agreed upon by the business areas and the risk units and approved by the risk committee or its delegated committees, which contains the expected results of transactions in terms of risk and return, as well as the limits applicable to the activity and the related risk management.

b.  Risk analysis and credit rating process

Risk analysis is a pre-requisite for the approval of loans to customers by the Bank. This analysis consists of examining the counterparty’s ability to meet its contractual obligations to the Bank, which involves analyzing the customer’s credit quality, its risk transactions, its solvency and the return to be obtained in view of the risk assumed.

The risk analysis is conducted with a pre-established frequency or every time a new customer or transaction arises, depending on the segment involved. Additionally, the credit rating is examined and reviewed whenever a warning system is triggered or an event affecting the counterparty/transaction occurs.

c.  Transaction decision-making

The purpose of the transaction decision-making process is to analyze transactions and adopt resolutions thereon, taking into account the risk appetite and any transaction elements that are important in achieving a balance between risk and return.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Since 1993 the Bank has been using, among others, the RORAC (return on risk-adjusted capital) methodology for the risk analysis and pricing in the decision-making process on transactions and deals.

d.  Risk monitoring and control

In addition to the tasks performed by the Internal Audit Division, the Risk Unit has a specific risk monitoring function for adequate credit quality control, which consists of local and global teams to which specific resources and persons in charge have been assigned.

This monitoring function is based on an ongoing process of permanent observation to enable early detection of any incidents that might arise in the evolution of the risk, the transactions, the customers and their environment, and the adoption of mitigating actions. The risk monitoring function is specialized by customer segment.

For this purpose a system called “special surveillance firms” (SSF) has been designed that distinguishes four categories based on the degree of concern raised by the circumstances observed (extinguish, secure, reduce and monitor). The inclusion of a company in the SSF system does not mean that there has been a default, but rather that it is deemed advisable to adopt a specific policy for this company, to place a person in charge and to set the policy implementation period. Customers classified as SSF are revised at least every six months, or every three months for those classified in the most severe categories. A company is classified as SSF as a result of the monitoring process itself, a review performed by Internal Audit, a decision made by the sales manager responsible for that company or the triggering of the automatic warning system.

Assigned ratings are reviewed at least annually, but should any weakness be detected, or depending on the rating itself, more frequent reviews are performed.

For exposures to standardized customers, the key indicators are monitored in order to detect any variance in the performance of the loan portfolio with respect to the forecasts contained in the credit management programs.

Risk control function

Supplementing the management process, the risk control function obtains a global view of the Bank’s loan portfolio, through the various phases of the risk cycle, with a level of detail sufficient to permit the assessment of the current situation of the exposure and any changes therein.

Any changes in the Bank’s risk exposure are controlled on an ongoing and systematic basis against budgets, limits and benchmarks, and the impacts of these changes in certain future situations, both of an exogenous nature and those arising from strategic decisions, are assessed in order to establish measures that place the profile and amount of the loan portfolio within the parameters set by the Bank.

The risk control function is performed by assessing risks from various complementary perspectives, the main pillars being control by geographical location, business area, management model, product and process, thus facilitating the detection of specific areas warranting action and for which decisions have to be taken.

II.5  Credit risk from other standpoints

Certain areas and/or specific views of credit risk deserve specialist attention, complementary to global risk management.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

a.  Concentration risk

Concentration risk is an essential factor in the area of credit risk management. The Bank constantly monitors the degree of concentration of its credit risk portfolios, by geographical area/country, economic sector, product and customer group.

The risk committee establishes the risk policies and reviews the exposure limits required to ensure adequate management of credit risk portfolio concentration.

From the sectorial standpoint, the distribution of the corporate portfolio is adequately diversified.

Risk and Finance areas work closely in the active management of credit portfolios, which includes reducing the concentration of exposures through several techniques, such as the arrangement of credit derivatives for hedging purposes or the performance of securitization transactions, in order to optimize the risk/return ratio of the total portfolio.

b.  Credit risk from financial market operations

This heading includes the credit risk arising in treasury operations with customers, mainly credit institutions. These operations are performed both via money market financing products with different financial institutions and via derivative instruments arranged for the purpose of serving our customers.

Risk control is performed using an integrated, real-time system that enables the Bank to know at any time the unused exposure limit with respect to any counterparty, any product and maturity and at any Bank unit.

Credit risk is measured at its current market value and its potential value (exposure value considering the future variation in the underlying market factors). Therefore, the credit risk equivalent (CRE) is defined as the sum of net replacement value plus the maximum potential value of the contracts in the future.

c.  Sovereign risk

As a general rule, sovereign risk is the risk assumed in transactions with the central bank (including the regulatory cash reserve requirement), the issuer risk of the Treasury or Republic (government debt securities) and the risk arising from transactions with public entities with the following features: their funds are obtained only from fiscal income; they are legally recognized as entities directly included in the government sector; and their activities are of a non-commercial nature.

On August 29, 2007, the sovereign risk in Brazil (with Brazil’s Central Bank, including cash deposits) of Banco Real was R$24 3 billion. At December 31st, 2007 it was R$21.3 billion. On August 29th, 2008 it was R$31.8 billion, where increase from previous numbers is mostly arising from increase in volume of Government Bonds with compulsory usage

The sovereign risk exposure arose mainly from obligations to make certain deposits at the related central banks and from the fixed-income portfolios held as part of the structural interest rate risk management structure. These exposures are taken in local currency and are financed out of local customer deposits, also denominated in local currency. The number as of August 2008 incorporates Grupo Santander methodology, being important to notice that the main methodology difference is the treatment of reverse repos and that adjustments concerning this feature did not produce material changes.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The exposure of Banco Real in other countries sovereign risk in December 2007 was R$886.7 million (R$1.1 billion in Aug 2007), this position matured before the end of 2007. The complete position was in Republic of Austria.

III.  MARKET RISK

III.1  Activities subject to market risk

The measurement, control and monitoring of the market risk area comprises all operations in which net worth risk is assumed. This risk arises from changes in the risk factors — interest rate, exchange rate, equities, commodity prices and the volatility thereof— and from the solvency and liquidity risk of the various products and markets in which the Bank operates.

The activities are segmented by risk type as follows:

1. Trading:  this item includes financial services for customers, trading operations and positioning mainly in fixed-income, equity and foreign currency products.

2. Balance sheet management:  interest rate risk and liquidity risk arising as a result of the maturity and repricing gaps of all assets and liabilities. This item also includes the active management of the credit risk inherent in the Bank’s balance sheet.

III.2  Methodologies

Trading

The Bank calculates trading market risk capital requirement using a standard model provided by Brazilian Central Bank.

The standard methodology applied to trading activities by Banco Real in 2007/2008 was value at risk (VaR), which measures the maximum expected loss with a given confidence level and time horizon. This methodology was based on a standard historical simulation with a 99% confidence level and a one-day time horizon. Statistical adjustments were made to enable the swift and efficient incorporation of the most recent events that condition the level of risk assumed. Specifically, the Bank uses a time window of 400 daily data obtained retrospectively from the reference date of the VaR calculation giving a lesser weighting to more distant observations in time.

VaR is not the only measure. It is used because it provides a good reference of the level of risk incurred by the Bank. However, other measures are simultaneously being implemented to enable the Bank to exercise greater risk control in all the markets in which it operates.

One of these measures is scenario analysis, which consists of defining behavior scenarios for various financial variables and determining the impact on results of applying them to the Bank’s activities. These scenarios can replicate past events (such as crises) or, conversely, determine plausible scenarios that are unrelated to past events. Together with VaR, they make it possible to obtain a much more complete spectrum of the risk profile.

Lastly, due to their atypical nature, derivatives are controlled by assessing specific measures on a daily basis. In the case of derivatives, these measures are sensitivities to fluctuations in the price of the underlying (delta and gamma), in volatility (vega) and in time (theta).

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Balance-sheet management

The Asset and Liability Management area is responsible for managing the balance sheet interest rate risk. The aim pursued by Asset and Liability Management is to ensure the stability and recurring nature of both the net interest margin of the commercial activity and the Bank’s economic value, whilst maintaining adequate liquidity and solvency levels.

The interest rate risk is generated through the behavioral nature of the respective commercial products. These activities involve: credit cards, current and saving accounts, consumer loans and mortgages etc.

Decisions affecting the management of these risks are taken through the ALCO committees. On the basis of the balance-sheet interest rate position, and considering the market situation and economy outlook, ALCO adopts the necessary financial measures to align the interest exposure with that desired by the Bank.

These measures can range from the taking of positions on markets to the definition of the interest rate features of commercial products during the product approval process.

Interest Rate Risk Metrics

The Bank uses two complementary risk metrics to control the interest rate risk profile of the balance sheet. One is the market value change for one basis point in the yield curve and the second is the sensitivity of the net interest margin to changes in the short term interest rate.

The interest rate exposure considers different types of instrument and risk factors and customer behavior (prepayment, deposit modeling etc). The foreign exchange position is managed in the trading books.

a)  Net interest margin (NIM) sensitivity

The sensitivity of the net interest margin measures the change in the expected Net Interest Margin based on the accrual system of accounting for all their assets and liabilities for a specific period (12 months) given a shift in the interest rate curve.

The sensitivity of the net interest margin is calculated by simulating the margin both for a scenario of 100 bps instantaneous changes in the interest rate curve and for the current scenario, the sensitivity being the difference between the two margins so calculated. No new production is assumed in the balance sheet (run off).

b)  Market value of equity (MVE) sensitivity

The sensitivity of the market value of equity is a complementary measure to the sensitivity of the net interest margin.

This sensitivity measures the interest rate risk implicit in the market value of equity based on the effect of changes in interest rates on the present values of financial assets and liabilities.

Liquidity Risk

Liquidity risk is defined as the current or prospective risk to earnings and capital arising from a bank’s inability to meet its liabilities when they become due without incurring unacceptable losses.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The Liquidity policy’s control seeks to ensure that sufficient liquidity is available to honor withdrawals of deposits and meet the liquidity requirements arisen from the bank’s business plan.

The liquidity is managed in three levels: (i) at the daily activities level, which objective is to measure and manage the available cash, (ii) at the structural balance sheet liquidity profile level, which aims to measure the Bank’s liquidity texture by the capacity to face potential cash outflows through the analysis of the liquidity gap report and liquidity ratios and, (iii) at a proactive level by the application of stress test scenarios and an adequate contingency plan setting out a defensive management framework allowing the Bank to keep the liquidity risk in a manageable range

1)  Daily cash-flow control

Everyday Financial Markets receives the available liquidity opening of business report, which is updated frequently until the close of business. This position stems from information originated in the back-office legacy systems and also applies to the subsidiaries of the group in Brazil.

2)  Structural Liquidity Profile

2.a)  Liquidity gap profile

The liquidity gap profile report shows the forecasted maturities over time and the resulting liquidity level. This report aggregates cash flows by inflows/outflows and risk factors. These cash flows are based on the following:

Contractual maturities:-  are those where the asset or liability item has a maturity date that is expected to be the actual maturity date.

Characteristic maturities:-  are those where the actual behavioral characteristics of certain asset and liability items differ significantly from their contractual characteristics. These asset and liability items are modeled to determine their assumed maturity profiles.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

2.b)  Liquidity ratios

The liquidity ratios are used as a medium-term monitoring tool, depicting structural balance sheet liquidity mismatches. The following ratios are utilized:

Ratio	Characteristic

Liquid assets/Volatile funding	This ratio shows to what extent liquid assets would match volatile funding. A minimum level should prevent losses caused by shortfalls in non-stable funding
(Liquid assets + Less Liquid Assets)/Volatile Funding	This ratio shows to what extent liquid and non liquid assets match volatile funding. A minimum level should prevent losses caused by shortfalls in volatile funding.
Non-Liquid Assets/Stable Funding	This ratio shows to what extent non-liquid assets are financed by stable funding. A minimum level should restrict dependence on volatile funding
(Liquid Assets + Less Liquid Assets)/Undrawn Committed Facilities	This ratio shows to what extent liquid and less liquid assets would cover off-balance sheet commitments. A minimum level should prevent severe losses caused by shortfall of funds.

3.  Proactive Liquidity Management

3.a)  Liquidity Stress

The liquidity texture of the bank is stress tested to verify the adequacy of the bank’s structural funding and liquid asset portfolio.

Three scenarios are defined with three different degrees of severity to evaluate the liquidity risk under stress. The liquidity erosion in each scenario is presented to ALCO members that define the minimum liquidity to support adverse liquidity situations.

3.b)  Contingency Funding Plan

The purpose of the Contingency Funding Plan — CFP is to ensure that the Bank has a liquidity management framework sufficiently robust to withstand a range of crisis resulted by the Liquidity Stress.

The activation of CFP occurs when one of the scenarios is considered existing or imminent. The Liquidity Committee will be called to congregate immediately and automatically after the CFP activation. During the period of CFP duration the Liquidity Committee must congregate with daily minimum frequency; moreover extraordinary meetings can be asked when necessary. It is concerned to the committee the determination of the actions that minimize the crisis effects, according to the basic plan delineated by the CFP for each kind of crisis scenario.

This CFP policy is reviewed on a semi-annual basis.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

III.3  Control system

Limit setting

The limit setting process is performed together with the budgeting activity and is the tool used to establish the assets and liabilities available to each business activity. Limit setting is a dynamic process that responds to the level of risk considered acceptable by senior management.

Objectives of the limits structure

The limits structure requires a process to be performed that pursues, the following objectives:

1. To identify and delimit, in an efficient and comprehensive manner, the main types of financial risk incurred, so that they are consistent with business management and the defined strategy.

2. To quantify and communicate to the business areas the risk levels and profile deemed acceptable by senior management so as to avoid undesired risks.

3. To give flexibility to the business areas for the efficient and timely assumption of financial risks, depending on market changes, and for the implementation of the business strategies, provided that the acceptable levels of risk are not exceeded.

4. To allow business makers to assume risks which, although prudent, are sufficient to obtain the budgeted results.

5. To delimit the range of products and underlyings with which each Treasury unit can operate, taking into account features such as assessment model and systems, liquidity of the instruments involved, etc.

III.4  Risks and results

Trading

The average VaR of Banco Real’s trading portfolio in 2007, was at R$4.1 million and R$6.3 million for 2008 (Jan-Aug). The VaR figures regarding Banco Real as of August 08, Dec 07 and August 07 were R$5.5 million, R$6.5 million and R$9.7 million respectively. The dynamic management of this profile enables the Bank to change its strategy in order to capitalize on the opportunities offered by an environment of uncertainty.

A.  Balance sheet management

A1.  Interest rate risk

Quantitative risk analysis

As of August 29, 2008, the risk consumption, measured in terms of 100 b.p. sensitivity of the MVE was negative by R$407.7 million ,The net interest margin risk at one year, measured in terms of an increase in 100 b.p. was negative by R$34.2 million.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

	August 29,	August 29,
	2007	2008

Net interest margin sensitivity	(88.18)	(34.20)

Market value of equity sensitivity	(318.56)	(407.70)

IV.	OPERATIONAL AND TECHNOLOGY RISKS AND BUSINESS CONTINUITY MANAGEMENT

IV.1 Operational Risk Management

ORM area focuses on implementing Operational Risk tools in Banco Real comprising all business ORM activities (except for Asset Management), in accordance with the local policies. Main objectives, definitions and responsibilities are defined in alignment with local regulation.

ORM is strongly engaged on spreading operational risk management culture in the organization and in improving pro-active operational risk management attitude, as well as meeting external requirements (e.g. Brazilian Central Bank).

Operational Risk Management Principles

The Framework for Operational Risk is underpinned by key principles described bellow. Banco Real has adopted these principles in order to achieve the ORM benefits and to enable effective Operational Risk Management throughout the bank.

Roles and Responsibilities

• “Management at all levels drives ORM”

All managers are accountable for Operational Risk Management within their area of responsibility (their domain). They must ensure that the Framework is fully implemented. Once implemented they must actively include Operational Risk in their decision making processes. By implementing the ORM Framework, managers will obtain a better understanding of their exposures to Operational Risk. They are also expected to enhance Operational Risk awareness in their domain and across the Group, where possible.

• “ORM is everyone’s responsibility”

The responsibility for Operational Risk Management within the bank rests with each and every employee. Employees are expected to be aware of Operational Risk as they are performing their day-to-day business activities, and specifically to escalate relevant issues on actual or potential events to their own and/or to other relevant managers. To ensure the implementation of the Framework Senior Management must ensure that the responsibilities of employees and managers are clearly defined down to the most appropriate level and effectively communicated. Any existing responsibilities should be amended appropriately.

• “ORM Professionals are a partner in business”

The ORM Function acts in partnership with line management and with other risk disciplines to jointly carry forward ORM activities within the bank.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

• “ORM Professionals coordinate across the ORM Universe”

The ORM universe encompasses all activities related to the broad scope of Operational Risk. This includes several activities from other Functions, called hereafter the “Control Related Functions”. These Functions are closely linked with Operational Risk matters: SOXA, Compliance, Group Risk Management, Information Security, BCM, etc. While the responsibility and accountability for managing these activities lies within the Functions themselves, the activities are considered to fall within the ORM universe.

ORM Framework

• “ORM is based on a common language”

Shared definitions and standard classifications (e.g. Operational Risk taxonomy) form the common language of ORM. Operational Risk Management also relies on definitions and standards provided by other Group Functions including the Control related Functions (e.g. SOXA controls framework).This ensures a proper understanding of Operational Risk throughout the bank and overall consistency.

• “ORM uses common standards”

The ORM Framework, forms the cornerstone of ORM within the Bank. It sets the standards for the roll-out and execution of ORM policies, processes, methodologies and tools throughout the Group.

• “Operational Risk is defined by analysing cause-event-effect”

Operational Risk Management relies on the analysis of cause-event-effects and the controls surrounding them, in order to prevent the occurrence or reoccurrence of events and/or to reduce the severity of events. One of the ORM objectives is to take actions bringing the risk exposure in line with risk appetite. The definition of actions is facilitated by analysing adequately the potential or historical risk events to identify the causes that lead to the loss. The cause-event-effect framework, used in conjunction with the process & controls framework, supports the bank in this analysis activity.

ORM Approach

• “Balancing Risks and Rewards”

By correctly balancing risks and rewards, businesses are able to make accurate decisions in line with their risk appetite. Risk is inherent in doing business and needs to be managed appropriately in all decisions. When analysing historical or potential risk events, the bank evaluates whether the considered risk is in line with business objectives. Depending on the cases, mitigation actions have to be taken or the risks can be accepted.

• “Manage risks where it matters”

Planning and prioritization of Operational Risk activities focus on areas where Operational Risks actually occur and on those that support the strategic directions of the Bank. In parallel, for the most effective and efficient implementation of the Framework, the ORM process is performed at the right level of granularity.

In order to guarantee that operational risk management is aligned with business strategy and senior management is engaged in ORM issues, an ORM Executive committee was put in place in 2002.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

ORM Executive Committee

Mandate:

The Local ORM Committee (LORM) provides direction regarding ORM policies and practices into the day-to-day activities of the BU. The committee meets every two months.

The main activities of the LORM are:

•	To ensure that the operational risk management roles and responsibilities are clearly defined throughout the bank

•	To supervise and assure that the strategies and policies approved by the ORM Committee is implemented thoughout the bank

•	To ensure that the Senior Management is aware of high operational risks the bank is exposed to.

•	To strengthen the operational risk management function in the organization, including the operational risk methodologies and indicators.

•	To ensure conformity with regulatory requirements.

Membership:

•	Banco Real ExCo members, including the CEO of the bank

•	CRO of Banco Real

•	Head of Operational Risk

•	Head of Audit

•	Head of Compliance

• Head of the Security Committee

Quorum: Minimum two EVPs

IV.2  TECHNOLOGY RISKS AND BUSINESS CONTINUITY MANAGEMENT

The Business Continuity Management (BCM) is responsible for the identification of impacts that could threaten the operational continuity of the Bank and for supplying a resilient structure able to offer effective responses and to ensure the protection of the persons, the interests of shareholders and the reputation of the Bank.

Responsibilities and Attributions:

For the development of these responsibilities, the area uses and develops corporate policies focused in business recovery, the awareness, the preparation and in the appropriate maintenance of the Business Continuity Plans.

The adopted model includes:

•	Preparation of the Business Impact Analysis (BIA);

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	Approval of BIA results and the definition of business recovery;

•	Execution of the Business Continuity Plan (PCN — Planode Continuidade de Negócios);

•	Implementation in the contingency site for items considered critical and relevant;

•	Application of tests and trainings.

Main attributions:

The main attributions of the area of BCM include:

•	Development and maintenance of policies and rules for the organization and its regulators;

•	Implement and maintain the Business Continuity Management (BCM) for the critical areas of the business;

•	Coordinate the tests for the Business Continuity Plan;

•	Provide management for the contingency sites;

•	Develop content and provide trainings and simulations for focal points and key personnel looking to guarantee the preparation of the persons for eventual incidents;

•	Coordinate the Grupo de Resposta a Crise (Crisis Management Group), as well as the Plan for administration of crises;

•	Collect data for the historical base of data of events of Business Continuity Group (BCG);

•	Develop materials and ways for the dissemination of the culture of BCG for the Organization

Differential

As the principal result obtained, we highlight the formation of the Crisis Management Group, in which the organization manages the impact of an event / incident / crisis until it is under control or contained, not generating significant impacts in the continuity of the business for the organization.

This group counts with a documented plan of action, clearly defined and available to use during any crisis, including the responsible persons, the services and principal actions required for the appropriate management of the crisis up to its control.

V.	REPUTATIONAL RISK

1.  Reputational Risk

Banco Real believes that the fundamental precept of its long-term business sustainability and shareholder value creation requires proper conduct of the business activities in accordance with Banco Real Corporate Values.

Compliance risk has been defined as the risk of legal or regulatory sanctions, material financial loss, or reputational harm Banco Real may suffer as a result of its failure to comply with relevant laws, regulations, principles and rules, standards and codes of conduct applicable to its activities, in letter and in spirit.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Banco Real defines reputational risk as a risk arising from negative public opinion, irrespective of whether this opinion is based on facts or merely on public perception.

Such risk can result from either:

•	Actions and behaviour of the organisation or its staff like products sold, services provided or interactions with stakeholders, which constitutes direct risk.

•	Actions and behaviour of external parties, which constitutes indirect risk.

2.  Overview

Banco Real is therefore committed to contribute positively to Sustainable Development, ensuring long-term business success while contributing towards economic and social development, a healthy environment and a stable society.

Effective risk management is a prerequisite for the continued success of any bank.

A key component of risk management is to ensure that the bank’s reputation is preserved and enhanced through selecting to engage responsibly in the right business, with the right clients.

A sound reputation represents a bank’s social license to operate, which, whilst not a formal banking license, is a license given by our stakeholders and upon which long-term growth and ultimately the sustainability of our business depends.

In recognition of this, we have developed several reputational risk policies to identify, assess and manage the non-financial issues present within our business engagements. These policies and standards are referred to as Reputational Risk Management policies.

This pursuit of excellence requires that Banco Real is accountable for its actions, is open about them and that Banco Real’s Board Members and employees are therefore ultimately responsible for the bank’s reputation.

The Compliance Department is responsible for assisting the bank to identify measure and mitigate a significant part of the compliance risk but not in its entirety. Other key stakeholders in the process include the Managing Board, Senior Management, Finance Department, Human Resources, Risk Department and Legal.

The main activities of compliance functions are concentrated on specific elements of financial services legislation and its associated rules, regulations, codes of conduct and market standards. These are predominately “conduct of business” requirements and do not include capital management issues (i.e. capital adequacy, accounting standards and Sarbanes-Oxley) which are the responsibility of Finance Department, Operational Risk and Audit.

3.  High-level principles

The high-level principles are supported by principles of good compliance:

•	The compliance function will be effective and efficient in its use of Banco Real’s resources.

•	The compliance function will ensure appropriate measures of risk control based on understanding of Banco Real’s strategy and business.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	The compliance function will endeavour, where it can, to take a proactive approach to compliance risk, understanding that monitoring, education and communication will often achieve more than reactive remedies.

4.  Function and tasks of Compliance

a. To identify, measure and assess compliance risks

•	To proactively identify, measure and assess the impact of compliance risk generated internally: by our businesses, structures, products and employees; and externally: by actual or proposed changes to laws and rules as well as to the regulatory environment and by assessing changes laws, rules and in interpretation by regulators of existing regulations and standards.

•	To participate in the industry dialogue concerning emerging regulations and provide Banco Real’s views.

•	To benchmark against competitors/peer group.

•	To advise the bank on the appropriate authorisations and licenses for its businesses.

b. To assist in managing and mitigating Compliance Risk

•	To develop appropriate and proportionate compliance specific written policies, standards and procedures to facilitate compliance with relevant external laws and regulations which reflect the bank’s compliance risk appetite where necessary.

•	To review the policies, standards and procedures of the businesses and other support functions to ensure they are consistent with our compliance obligations.

•	To provide expert compliance advice and input on specific businesses, issues or transactions.

c. To educate and train our employees on compliance matters

•	To provide a comprehensive training programme on compliance-related matters to compliance staff and our business partners.

•	To measure the effectiveness of the training programme and report this to management

d. To monitor key compliance activities and report appropriately to management.

•	To develop and implement effective compliance-monitoring programs.

•	To provide management reports to senior management, Managing Board and committees on compliance activities, issues and performance indicators.

•	To provide compliance reporting to our regulators where required.

•	To follow-up on monitoring output, and ensure appropriate corrective action is taken.

•	To escalate appropriately issues that, in the judgment of the function have not been adequately dealt with.

e. To provide an annual Compliance Programme

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	To create and agree with our business partners on an annual programme of compliance activities designed to meet the bank’s compliance obligations.

•	To agree with senior management and the business that sufficient resources are available to Compliance in order to carry out its responsibilities effectively.

5.  Organisation and independence of Compliance

The compliance function within the bank is the independent oversight on behalf of senior management of those core processes and related policies and procedures that seek to ensure the bank is in conformity with industry-specific laws and regulations in letter and spirit, thereby helping to maintain the bank’s reputation.

VI.	COMPLIANCE WITH THE NEW REGULATORY FRAMEWORK

The Banco Real has assumed from the outset a firm commitment to the principles underlying the “Revised Framework of International Convergence of Capital Measurement and Capital Standards” (Basel II). This framework allows entities to make internal estimates of the capital (advanced approach) they are required to hold in order to safeguard their solvency against events caused by various types of risk. As a result of this commitment, the Banco Real is planning the implementation of the new capital requirement directives according to the Brazilian Central Bank rules. The Banco Real senior management is totally aware on implications of the implementation of the New Capital Accord.

In the specific case of credit risk, the implementation of Basel II entails the recognition, for regulatory capital purposes, of the internal models that have been used for management purposes. Currently, Banco Real adopts standardised approach according to the local rules.

The Bank intends to apply, over the next few years, the advanced internal ratings-based (AIRB) approach under Basel II for substantially all its banks. Given the medium-low risk profile characterizing Real’s business activities, since it focuses primarily on commercial banking (corporations, SMEs and individuals), the internal models implementation gave rise to significant capital savings under the so-called Pillar 1, which establishes the capital requirements to cover credit, market and operational risks. Similarly, the significant diversification of the Bank’s risk and business profiles will enable it to offset the additional capital requirements arising from the Internal Capital Adequacy Assessment Process (presented under Pillar 2), which takes into account the impact of risks not addressed under Pillar 1 and the benefits arising from the diversification among risks, businesses and geographical locations.

In addition, the Banco Real will start in 2008 with the project for the progressive implementation of the technology platforms and methodological developments required for the roll-out of the AIRB approaches for regulatory capital calculation purposes. Therefore, the Bank expects to apply advanced approaches for the calculation of regulatory capital requirements at its business units in Brazil in 2013, after the required approval from the supervisory authorities has been obtained.

As regards the other risks explicitly addressed under Pillar 1 of Basel II, the Banco Real intends to use its internal model for market risk with respect to the Treasury area’s trading activities in Brazil. As far as operational risk is concerned, the Bank decided to use the standardized approach for regulatory capital calculation purposes, since it considers that the use of AMA approaches for this risk is somewhat premature.

Pillar 2 is another significant line of action under the Basel II Corporate Framework. In addition to reviewing and strengthening the methodology supporting the economic capital model, the technology was

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

brought into line with the platform supporting Pillar 1, so that all the information on credit risk will come from this source when Brazil implement internal models under Pillar 1.

Internal validation of risk models

Internal validation is a pre-requisite for the supervisory validation process. A specialized unit of the Entity, with sufficient independence, obtains a technical opinion on the adequacy of the internal models for the intended internal or regulatory purposes, and concludes on their usefulness and effectiveness. This unit must also assess whether the risk management and control procedures are adequate for the Entity’s risk strategy and profile.

Internal model validation at the Banco Real encompasses credit risk models, market risk models, option pricing models and the economic capital model. The scope of the validation includes not only the more theoretical or methodological aspects, but also the technology systems and the quality of the data they provide, on which their effective operation relies, and, in general, all the relevant aspects of advanced risk management (controls, reporting, uses, involvement of senior management, etc.). Therefore, the aim of internal validation is to review quantitative, qualitative, technological and corporate governance-related aspects.

The internal validation function is located, at corporate level, within the Integrated Risk Control and Internal Risk Validation area (CIVIR) and reports directly to head office (the third deputy chairman of the Bank and to the chairman of the risk committee) in Madrid.

It should be noted that the Banco Real’s corporate internal validation framework is fully consistent with the internal validation criteria for advanced approaches. Accordingly, the Bank maintains the segregation of functions between internal validation and internal audit, which, in its role as the last layer of control at the Bank, is responsible for reviewing the methodology, tools and work performed by internal validation and for giving its opinion on the degree of effective independence.

VII.  ECONOMIC CAPITAL

Introduction

The Group EC project that was carried out in 2004 resulted in methodologies to quantify the Economic Capital for several risk types (including credit risk) and a methodology to combine them (the so-called two-step procedure). In 2005 it was extended by integrating country risk within credit risk and by the incorporation of asset securitisations in the methodology. In 2006 a methodology for private equity transactions was developed and approved. In 2007 consumer simulations are harmonized and the integrated procedure replaces the two-step procedure. In addition, a methodology for defaulted consumer assets is implemented.

In addition to these methodology updates, several parameters (e.g. PDs, LGDs, EADs and correlations) are updated on an annual basis. We use the terminology Credit Risk to reflect both credit and country risk. Given the importance of credit risk measured by its fraction of total risk, complex models have been developed over a number of years.

Economic capital aims to be a comprehensive, consistent and comparable measure of risk which yields a proper reflection of the level of risk in each business unit. Economic Capital is central to the bank’s risk and portfolio management, performance management, capital adequacy assessment and capital allocation.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Definition of Economic Capital

Statistically speaking, the bank can expect to incur some level of losses in the future. For example for credit risk, experience tells us that some fraction of our counterparties will default on their obligations. The level of losses that we can statistically expect to incur is called the expected loss (EL).

In an adverse year, the actual losses may exceed the expected losses by some amount. This amount is called the unexpected loss (UL). The size of the unexpected loss is essentially the risk that the bank runs. Expected loss does not represent risk, as we should count on incurring it. In fact, expected loss should be covered directly in the pricing of transactions. The pricing of transactions will, however, in general not cover potential unexpected losses directly. The bank therefore holds capital to protect itself against unexpected losses.

Economic capital (EC) is the amount of capital that the bank must possess to protect itself against potential unexpected losses with a high degree of certainty. Economic capital is a direct function of the existing exposures of the bank to all risks. To determine economic capital, it is thus necessary to determine a probability distribution of potential losses that represents all risks that the bank runs. The “degree of certainty” that is mentioned in the definition of economic capital can be specified by the management of the bank, and is related to its desired risk profile. For the bank it has been set at 99.95%. The amount of economic capital that is calculated using the methodologies described hereafter thus represents an estimate of the potential unexpected loss that will only be exceeded in 0.05% of all possible future states of the world.

The following graph depicts the probability distribution of losses, and illustrates the concepts of expected losses and economic capital.

Coverage of risk types

The bank’s regular economic capital calculations currently cover the following risk types:

•	Credit and country risk

•	Operational risk

•	Market risk

•	Interest-rate risk

•	Business risk

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Time horizon

As economic capital plays a central role in the annual performance contract of the bank, a one-year horizon is used in the EC calculations for all risk types. Possible management intervention to reduce risk during this one-year horizon is taken into account in the market risk and interest-rate risk EC calculations.

Brazil’s Risk Profile

The risk profile of Brazil, as of June 2008, is distributed as follows:

Economic
Risk Type	Capital

Credit and Country Risk	63.0%
Market Risk	0.5%
Interest Rate Risk	0.9%
Business Risk	12.2%
Operational Risk	15.6%
Other Risk Types	7.8%

Total	100.0%

The evolution of EC figures is depicted in the table below:

Risk Type	June 2008	December 2007	August 2007	June 2007

Credit and Country Risk	4,513,858	4,176,714	3,854,213	3,471,045

Market Risk	35,113	14,499	19,445	20,592

Interest Rate Risk	64,029	121,826	(38,323)	66,750

Business Risk	871,939	552,276	510,504	498,450

Operational Risk	1,121,388	1,048,496	1,003,165	988,691

Other Risk Types	559,644	1,478,453	1,337,251	1,261,382

Total	7,165,971	7,392,264	6,686,255	6,306,910

VIII.  TRADING BOOK SENSITIVITY ANALYSIS

From a local regulatory point of view, Banco Real’s trading risk management is focused on portfolios and risk factors pursuant to BACEN’s regulations and good international practices.

As in the management of market risk exposure, financial instruments are segregated into trading and banking portfolios according to the best market practices and the transaction classification and capital management criteria of the Basel II New Standardized Approach of BACEN. The trading portfolio consists of all transactions with financial instruments and products, including derivatives, held for trading, and the banking portfolio consists of core business transactions arising from the different Bank business lines and their possible hedges. Accordingly, based on the nature of the Bank’s activities, the sensitivity analysis was fully applied to the trading portfolio, as this portfolio represents the exposures that may have impacts on the Bank’s income.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The table below summarizes the stress values generated by the Bank’s corporate systems, related to the trading portfolio, for each one of the portfolio scenarios as of the dates specified on each table and does not necessarily reflect the current position, in view of the market dynamics and the Bank’s activities.

Banco Real trade book sensitivity

Thousands of Reais (R$)

	29/08/2008
Risk Factor	Scen. 1	Scen. 2	Scen. 3

USD Coupon	(24)	1,327	8,204
Other currency coupons	16	158	788
Pre fix rate	(601)	(6,013)	(30,065)
Shares and Index ratios	39	98	197
Inflation	(579)	(5,786)	(28,928)
Others	—	—	—

TOTAL	(1,149)	(10,216)	(49,804)

	29/08/2007
Risk Factor	Scen. 1	Scen. 2	Scen. 3

USD Coupon	(13,901)	(36,494)	(79,955)
Other currency coupons	26	262	1,308
Pre fix rate	(91)	(905)	(4,526)
Shares and Index ratios	—	—	—
Inflation	(29)	(290)	(1,449)
Others	—	—	—

TOTAL	(13,995)	(37,427)	(84,622)

Scenarios 2 and 3 above consider the deterioration situations established in CVM Instruction 475, of December 17, 2008, considered as of low probability. According to the strategy defined by Management, if signs of deterioration are detected, actions are taken to minimize possible negative impacts.

Scenario 1:  usually reported in our daily reports and corresponds to an upward shock of 10 basis points on the local and foreign currencies coupon curves, plus a shock of 10% on the currency rates (upwards) and stock market (downwards) spot prices, and an upward shock of ten basis points on the volatility surface of currencies used to price options.

Scenario 2:  corresponds to an upward shock of 100 basis points on the local and foreign currency coupon curves, plus a shock of 25% on the currency rates (upwards) and stock market (downwards) spot prices, and an upward shock of 100 base points on the volatility surface of currencies used to price options.

Scenario 3:  corresponds to an upward shock of 500 basis points on the local and foreign currency coupon curves, plus a shock of 50% on the currency rates (upwards) and stock market (downwards) spot prices, and an upward shock of 500 basis points on the volatility surface of currencies used to price options.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

IR USD:  all products with price changes tied to changes in the US currency and the US dollar interest rate.

IR Other Currency:  all products with price changes tied to changes in any currency other than the US dollar and the US dollar interest rate.

Fixed rate (BRL) — in Brazilian reais:  all products with price changes tied to changes in interest rate in Brazilian reais.

Equities and indices:  stock market indices, shares and options tied to share indices or the shares themselves.

Inflation:  all products with price changes tied to changes in inflation coupons and inflation indices.

Other:  any other product that does not fit in the classifications above.

44.	Transition to International Financial Reporting Standards

The Bank’s accounting policies were changed on January 1, 2007 to comply with IFRS. The transition to IFRS is accounted for in accordance with IFRS 1, “First-time Adoption of International Financial Reporting Standards,” with January 1, 2007 as the date of transition. The changes in accounting policies as a consequence of the transition to IFRS and the reconciliation of the effects of the transition to IFRS are presented below. The Bank prepared its opening balance sheet at January 1, 2007, by applying the accounting policies and rules and the measurement bases described in Note 2, with the exception of the following exemption, as permitted by IFRS 1 and described below:

•	Business combinations:

The Bank elected not apply IFRS 3 retrospectively to business combinations that occurred prior to January 1, 2007, the date of transition. By electing not to apply IFRS 3 retrospectively, we have:

•	Recognised all of the related assets and liabilities at the date of transition that were acquired or assumed in a past business combination, except for those that would not qualify as an assets or liability under IFRS.

•	Used the carrying amount under Brazilian GAAP of assets acquired and liabilities assumed in those business combinations based on their deemed cost under IFRS at that date.

•	Used the carrying amount of goodwill in the opening IFRS statement of financial position based on its carrying amount under previous GAAP at the date of transition to IFRS, without any adjustments for previous amortization or any other items.

•	Measured non-controlling interests and deferred tax following the measurement of other assets and liabilities. Therefore, the above adjustments to recognised assets and liabilities affect non-controlling interests and deferred tax.

•	Fair value or revaluation as deemed cost:

The Bank elected to use the carrying amount under Brazilian GAAP as its deemed cost for tangible assets.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

•	Designation of previously recognized financial instruments:

The Bank elected to designate certain investments in debt securities as “available for sale” and certain loans receivables and deposits as “fair value through profit or loss” on the date of transition.

•	Share-based payment transactions:

The Bank elected to apply IFRS 2 to the liabilities arising from share-based payment transactions that were settled before the date of transition to IFRS.

The transition to IFRS resulted in the following changes in accounting policies:

a) Redesignation of financial instruments to available-for-sale:

Under BR GAAP, the Bank accounts for certain investments in equity instruments which are accounted at cost. Under IFRS, the Combined Companies have classified these investments as available-for-sale, measuring them at fair value with the changes recognized in other comprehensive income, under the scope of IAS 39 “Financial Instruments: Recognition and Measurement”.

b) Impairment of Other Financial Assets:

Under IFRS, the Bank estimated the impact of accounting for allowance for financial assets following the criteria described in Note 2.g, which is different, in certain aspects, to the criteria adopted under BR GAAP.

c) Accounting under equity method:

Under Brazilian GAAP, investments in certain associates are accounted for at cost, as they do not meet the criteria, under these accounting principles, to be accounted for using the equity method. Such criteria include total ownership of at least 10% and the relevance of the investment in the associate in relation to the investor’s total equity. Under IFRS, in accordance with IAS 28 “Investments in Associates”, an investment in an associate which the investor has significant influence, even if less than 20% of ownership, is accounted for using the equity method of accounting. In accordance to Resolution CMN No. 3.619, BR GAAP has been amended to converge with the guidance provided by IAS 28, effective December, 2008.

d) Impairment losses on tangible assets:

Under BR GAAP, impairment losses on certain tangible assets relating to the Bank’s branches were recognized during the year ended December 31, 2008 as a result of the adoption of CPC 01, “Reduction in the Recoverable Value of Assets.” CPC 01 changed the methodology used in BR GAAP to converge to IFRS (IAS No. 36, “Impairment of Assets.”). Prior to the issuance of CPC 01, the Bank grouped together certain branch assets when evaluating for recoverability. Under IFRS, the Bank evaluates these assets for impairment at the level of each individual branch, in which for the Combined Companies represent a cash generating unit in accordance with IAS 36 “Impairment of Assets”. This difference only impacted the Bank’s balance sheet at January 1, 2007 and for the year ended December 31, 2007, since the accounting policies converged during 2008.

e) Impairment of goodwill:

Under BR GAAP, the discount rate used for benefit obligations reflects the nominal interest rate. Under IFRS, in accordance with IAS 19 “Employee Benefits”, the rate used to discount post-

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

employment benefit obligations was determined by reference to market yields at the end of the reporting period on high quality bonds.

f) Income taxes:

Deferred income taxes were recorded on the differences between BR GAAP and IFRS where applicable. Additionally, under BR GAAP, the Bank classifies PIS and COFINS taxes as operating expenses. Under IFRS, as described in Note 2.w, PIS and COFINS are considered a profit-base component (net basis of certain revenues and expenses), therefore and accordingly to IAS 12 it is recorded as income taxes.

g) Classification of financial instruments at fair value through profit or loss:

Under IFRS, the Bank designated certain financial instruments as “fair value thought profit or loss” since this accounting eliminates an accounting mismatch, in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”.

h) Deferral of financial fees, commissions and inherent costs under effective interest rate method:

Under IFRS, in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”, financial fees, commissions and inherent costs that are integral part of effective interest rate of financial instruments measured at amortized cost are recognized in profit or loss over the term of the corresponding contracts. Under BR GAAP, these fees and expenses are directly recognized in the profit or loss when received or paid.

i) Mark to Market of Foreign Currency Forward:

Under IFRS, in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”, foreign currency forward contracts are derivatives that are recorded at fair value. Under BR GAAP, these contracts are recorded at amortized cost.

j) Reversal of amortization of Goodwill

Under BR GAAP, goodwill is amortized systematically over a period of up to 10 years. Under IFRS, in accordance with IAS 38 “Intangible Assets”, goodwill is not amortized, but instead, is tested for impairment, at least annually, and whenever there is an indication that the goodwill may be impaired; by comparing its recoverable amount with its carrying amount.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

a)  Combined balance sheet: reconciliation at January 1, 2007 — Assets, liabilities and equity

	Thousands of Reais
	Note	BR GAAP	Adjustments	IFRS

Cash and balances with central banks		9,295,481	—	9,295,481
Financial assets held for trading	i	5,233,171	41,800	5,274,971
Other financial assets at fair value through profit or loss	g	—	270,725	270,725
Available-for-sale financial assets	a	15,814,776	(272,230)	15,542,546
Loans and receivables	h	59,640,099	(11,600)	59,628,499
Non-current assets held for sale	d	82,699	(15,500)	67,199
Investments	c	302,050	14,850	316,900
Tangible assets	d	950,230	(18,091)	932,139
Intangible assets	e	1,151,032	(35,100)	1,115,932
Goodwill	e	619,025	(35,100)	583,925
Others		532,007	—	532,007
Tax assets	f	2,742,176	86,833	2,829,009
Current		256,505	—	256,505
Deferred	f	2,485,671	86,833	2,572,504
Other assets		1,514,561	—	1,514,561

TOTAL ASSETS		96,726,275	61,687	96,787,962

Financial liabilities held for trading		1,453,993	—	1,453,993
Financial liabilities at amortised cost		79,816,818	—	79,816,818
Hedging Derivatives		3,755	—	3,755
Provisions		2,929,870	—	2,929,870
Tax liabilities	f	672,779	83,037	755,816
Current		402,341	—	402,341
Deferred	f	270,438	83,037	353,475
Other liabilities		1,368,062	—	1,368,062

TOTAL LIABILITIES		86,245,277	83,037	86,328,314

Shareholders’ equity		10,334,002	(25,475)	10,308,527
Minority interests		4,554	—	4,554
Valuation adjustments		142,442	4,125	146,567

TOTAL EQUITY		10,480,998	(21,350)	10,459,648

TOTAL LIABILITIES AND EQUITY		96,726,275	61,687	96,787,962

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
	Note	01/01/2007

Shareholders’ equity attributed to the Bank under BR GAAP		10,476,444
IFRS adjustments, net of taxes
Classification of financial instruments at fair value through profit or loss	g	4,125
Redesignation of financial instruments to available-for-sale	a	6,213
Accounting under equity method	c	14,850
Deferral of financial fees, commissions and inherent costs under effective interest rate method	h	(7,656)
Impairment of goodwill	e	(10,100)
Mark to market of foreign currency forward	i	27,588
Impairment of Other Financial Assets	b	(17,700)
Impairment losses on tangible assets	d	(22,170)
Other		(16,500)

Shareholders’ equity attributed to the Bank under IFRS		10,455,094

Minority interest under IFRS		4,554

Shareholders’ equity (including minority interest) under IFRS		10,459,648

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

b)  Combined balance sheet: reconciliation at December 31, 2007 — Assets, liabilities and equity

	Thousands of Reais
	Note	BR GAAP	Adjustments	IFRS

Cash and balances with Brazilian Central Bank		10,948,839	—	10,948,839
Financial assets held for trading		3,396,133	—	3,396,133
Other financial assets at fair value through profit or loss	g	—	146,636	146,636
Available-for-sale financial assets	a	12,948,430	(169,406)	12,779,024
Loans and receivables	h	77,592,016	(282,319)	77,309,697
Hedging Derivatives		650,959	—	650,959
Non-current assets held for sale	d	86,028	(46,583)	39,445
Investments	c	319,379	13,923	333,302
Tangible assets	d	1,070,002	(19,005)	1,050,997
Intangible assets	j	861,901	345,053	1,206,954
Tax assets	f	4,135,884	(155,682)	3,980,202
Current		399,196	—	399,196
Deferred	f	3,736,688	(155,682)	3,581,006
Other assets		985,196	—	985,196

TOTAL ASSETS		112,994,767	(167,383)	112,827,384

Financial liabilities held for trading	i	1,696,185	29,256	1,725,441
Other financial liabilities at fair value through profit or loss		90,672,087	—	90,672,087
Hedging Derivatives		5,210	—	5,210
Provisions		3,443,277	—	3,443,277
Tax liabilities	f	2,114,059	14,576	2,128,635
Current		1,777,384	—	1,777,384
Deferred	f	336,675	14,576	351,251
Other liabilities		1,694,667	—	1,694,667

TOTAL LIABILITIES		99,625,485	43,832	99,669,317

Shareholders’ equity		13,304,543	(211,215)	13,093,328
Minority interests		5,402	—	5,402
Valuation adjustments		59,337	—	59,337

TOTAL EQUITY		13,369,282	(211,215)	13,158,067

TOTAL LIABILITIES AND EQUITY		112,994,767	(167,383)	112,827,384

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
	Note	2007

Shareholders’ equity attributed to the Bank under BR GAAP		13,363,880
IFRS adjustments, net of taxes
Classification of financial instruments at fair value through profit or loss	g	3,965
Redesignation of financial instruments to available-for-sale	a	1,809
Accounting under equity method	c	12,839
Deferral of financial fees, commissions and inherent costs under effective interest rate method	h	(186,330)
Reversal of amortization of goodwill	j	59,090
Mark to market of foreign currency forward	i	(19,309)
Impairment of Other Financial Assets	b	(32,200)
Impairment of Non-Financial Assets	d	(43,290)
Other		(7,789)

Shareholders’ equity attributed to the Bank under IFRS		13,152,665

Minority interest under IFRS		5,402

Shareholders’ equity (including minority interest) under IFRS		13,158,067

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

c)  Combined income statement for the year ended December 31, 2007

		Thousands of Reais
	Note	BR GAAP	Adjustments	IFRS

Net interest income	h	11,065,762	203,984	11,269,746

Income from equity instruments		18,449		18,449
Share of results of entities accounted for using the equity method	c	183,535	(927)	182,608
Fee and commission income	h	3,175,871	(650,962)	2,524,909
Fee and commission expense		(762,207)		(762,207)
Gains/losses on financial assets and liabilities (net):	g, i	1,822,112	(77,683)	1,744,429
Exchange differences (net)		(178,831)		(178,831)
Other operating income (expenses)		(286,799)		(286,799)

Total income		15,037,892	(525,588)	14,512,304

Administrative expenses	h	(6,403,370)	176,306	(6,227,064)
Depreciation and amortization:	j	(719,515)	380,247	(339,268)
Provisions (net)		(928,311)		(928,311)
Impairment losses financial assets (net):	b	(2,883,138)	(14,501)	(2,897,639)
Impairment losses other assets (net):	d	(818)	(31,978)	(32,796)
Gains/losses on disposal of assets not classified as non-ncurrent assets held for sale		28,412		28,412
Gains/losses on disposal of non-ncurrent assets held for sale		38,169		38,169

Profit before tax		4,169,321	(15,514)	4,153,807

Income taxes	f	(1,546,303)	(174,054)	(1,720,357)

Profit for the year		2,623,018	(189,568)	2,433,450

Profit attributed to minority interests		(1,171)	—	(1,171)

Profit attributed to the group		2,621,847	(189,568)	2,432,279

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

	Thousands of Reais
	Note	31/12/2007

Net income attributed to the group under Brazilian GAAP		2,621,847
IFRS adjustments, net of taxes
Classification of financial instruments at fair value through profit or loss	g	(3,965)
Accounting under equity method	c	(927)
Deferral of financial fees, commissions and inherent costs under effective interest rate method	h	(178,644)
Reversal of amortization of goodwill	j	68,126
Mark to market of foreign currency forward	i	(47,306)
Impairment of Other Financial Assets	b	(14,500)
Impairment of Non-Financial Assets	d	(21,106)
Other		8,754

Net income attributed to the group under IFRS		2,432,279

Minority interest under IFRS		1,171

Net income		2,433,450

45.	Subsequent Events

Legal Merger

On April 14, 2009, the executive committees of Banco Real and Sudameris Distribuidora de Títulos e Valores Mobiliários S.A. (Sudameris DTVM) approved and decided to submit to the approval of their respective stockholders the “Merger Agreement of Sudameris Distribuidora de Títulos e Valores Mobiliários S. A. by Banco ABN AMRO Real S. A.”.

On the same date, the executive committees of Banco Santander S.A. and Banco Real approved and decided to submit to the approval of the Board of Directors of Banco Santander S.A. and its respective stockholders the corporate restructuring proposal as set out by the “Merger Agreement of Banco ABN AMRO Real S.A. by Banco Santander S A.” (the “Agreement”).

The merger of Sudameris DTVM by Banco Real and the subsequent merger of Banco Real by Banco Santander S.A. (the “mergers”) constituted fundamental stages for the consolidation of the Santander Group’s investments in Brazil and the resulting strengthening of its operational and organizational structure, as well as the integration of their operations.

The merger of Banco Real by Banco Santander S.A. will allow the conclusion of the operational, administrative and technologic integration plan that has been implemented since the control of Banco Real was acquired, in July 2008, and the corporate restructuring related to the merger of all shares of Banco Real into Banco Santander S.A. in August 2008.

The merger of Banco Real will also allow (i) the integration of the banking businesses and activities in a single financial institution for all commercial, financial and legal purposes; (ii) the decrease in administrative costs, and (iii) the streamlining of the corporate structure of the Santander Group in Brazil.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

The Mergers were be carried out through the transfer of the book net assets of the Aquired Companies to the equity of the Acquirers, based on the audited balance sheets as of March 31, 2009. Changes in equity occurring between the date of said balance sheets and the completion of the Mergers (date of the Extraordinary Shareholders’ Meetings that approve the Mergers) were recognized and recorded directly by the acquirers.

As the mergers involved wholly-owned subsidiaries, it was be necessary, as a result of these transactions, to (i) determine a share exchange ratio; (ii) define withdrawal rights; (iii) increase the capital of Banco Santander S.A. and Banco Real, and (iv) change the voting, dividend or any other equity or corporate rights to which the stock issues by Banco Santander S.A. s currently entitled.

Real Tokio Marine

As set forth in the Shareholders Agreement of Real Tokio Marine Vida e Previdência S.A (“RTMVP”), as a result of Banco Real shareholding control being assumed by Banco Santander S.A., AAB Dois Par exercised its right to acquire the remaining interest in RTMVP, with such right being transferred to Banco Santander S.A. on January 21, 2009. At the Board of Directors’ meeting held on March 19, 2009, the sale of the following investments to Santander Seguros S.A. was authorized: the 50% interest acquired in Real Tokio Marine Vida e Previdência S.A. and the 100% interest in ABN AMRO Brasil Dois Participações S.A., for the total amount of R$1,495 million, generating a net gain of R$45 million which was recorded in nonoperating income. At RTMVP’s Extraordinary Shareholders’ Meeting held in March 2009, the change of the company’s name to Real Seguros Vida e Previdência S.A. was approved.

Investments

In September 2008 Banco Real was involved in a share exchange for its share of ownership of Companhia Brasileira de Meios de Pagamento — Visanet for shares of Santander Investimentos e Participações S.A. and Empreendimentos e Administradora de Bens S.A. — REB.

A portion of those shares acquired by Banco Santander S.A. were later sold as part of a public offering announced on June 25, 2009. The public offering was concluded on July 3, 2009 with the sale of the supplementary and additional shares offered by the owners.

Banco Santander S.A.’s sale was equivalent to 7.67% of the total ordinary shares issued by Visanet. The total impact of the public offering corresponds to a net gain of approximately R$1,400,000 thousands.

Capital

The Extraordinary Stockholders’ Meeting held on November 28, 2008 approved the partial spin-off of Aymoré Crédito, Financiamento e Investimento S.A., with the transfer of a portion of its equity to Banco ABN AMRO Real S.A., with a capital increase of R$2,801 thousands.

As part of the same stockholders’ meeting, a capital reduction of ABN AMRO Brasil Dois Participações S.A. was approved in the amount of R$928,280 thousand, without reducing the number of common shares outstanding.

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

Pension Plans

On April 7, 2009 the Combined Companies fully discharged to HSBC any and all of its duties regarding the defined benefit plan managed by Previban - Previdência Privada Paraiban, from that point forward, by paying the aforementioned party the balance related to the difference between the benefit obligations and related plan assets. This event caused no changes to the plan itself nor to its related assets and obligations.

APPENDIX I — SUBSIDIARIES of Banco ABN AMRO Real S.A. and ABN AMRO Dois Participações S.A.

		As of and for the Year Ended December 31, 2007
		Participation %		Stockholders’	Net Income
	Activity	Direct	Indirect	Equity	(Losses)

Controlled by Banco ABN AMRO Real S.A.
Real Leasing S.A. Arrendamento Mercantil	Leasing	69.80%	99.99%	7,001,986	424,365
Banco de Pernambuco S.A. — BANDEPE	Bank	100.00%		3,432,932	261,281
Sudameris Distribuidora de Títulos e Valores Mobiliários S.A.	Dealer	100.00%		2,095,677	391,229
Banco Comercial e de Investimento Sudameris S.A.	Bank	5.92%	99.80%	2,022,449	405,021
ABN AMRO Arrendamento Mercantil S.A.	Leasing	99.99%		559,795	31,408
ABN AMRO Administradora de Cartões de Crédito Ltda.	Credit Card	3.22%		430,716	24,682
Credicenter Empreendimentos e Promoções Ltda.	Other Activities	12.23%		274,123	51,204
Companhia Real Distribuidora de Títulos e Valores Mobiliários	Dealer	100.00%		140,494	66,110
Real Corretora de Seguros S.A.	Broker	100.00%		70,646	53,208
ABN AMRO Administradora de Consórcio Ltda.	Buying club	100.00%		25,760	17,860
Webmotors S.A.	Other Activities	100.00%		21,156	9,992
Aymoré Crédito, Financiamento e Investimento S.A.	Financial Companies	100.00%		19,047	938
Real Microcrédito S.A.	Microcredit	100.00%		3,710	(1,117)
Real Argentina S.A.	Other Activities	99 99%		2,210	1,023
ABN AMRO Advisory Services S.A.	Other Activities	100.00%		1,882	673

BANCO ABN AMRO REAL S.A. AND ABN AMRO BRASIL DOIS PARTICIPAÇÕES S.A.

COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD OF JANUARY 1 TO AUGUST 29, 2008 (AUDITED)
AND 2007 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2007
(AUDITED) — (Continued)
(Thousands of Brazilian Reais)

	As of and for the Year Ended December 31, 2007
		Participation %		Stockholders’	Net Income
	Activity	Direct	Indirect	Equity	(Losses)

Controlled by ABN AMRO Dois Participações S A.
Banco ABN AMRO Real S.A.	Bank	0.05%		12,044,971	2,539,213
ABN Amro Administradora de Cartões de Crédito Ltda.	Credit Card	96.78%		430,716	34,182
Credicenter Empreendimentos e Promoções Ltda.	Other Activities	87.77%		274,123	51,204
Real Capitalização S.A.	Capitalization	100.00%		158,925	64,098
Cruzeiro Factoring Sociedade de Fomento Comercial Ltda.	Factoring	100.00%		116,007	7,022
Real CHP S.A.	Holding	92.77%		4,738	4,448
ABN AMRO Brasil Participações e Investimentos S.A.	Holding	100.00%		(30)	(31)

Through and including          , 2009 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

525,000,000 Units

Banco Santander (Brasil) S.A.

Including units in the form of American depositary shares

PROSPECTUS

          , 2009

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED OCTOBER 2, 2009

PROSPECTUS

525,000,000 Units

Banco Santander (Brasil) S.A.
(incorporated in the Federative Republic of Brazil)

including units in the form of American depositary shares

We are offering a total of 525,000,000 units, each of which represents 55 common shares, without par value, and 50 preferred shares, without par value, of Banco Santander (Brasil) S.A. Until the approval of our capital increase by the Central Bank of Brazil, which is expected to occur promptly after the closing of this offering, the units will represent a combination of common and preferred shares and subscription receipts for common and preferred shares. See “The Offering”. We are offering the units in a global offering, which consists of an international offering in the United States and other countries outside of Brazil and a concurrent offering of units in Brazil. In the international offering, units are being offered directly or in the form of American depositary shares, or “ADSs”, each of which represents one unit. The offering of the ADSs is being underwritten by the international underwriters named in this prospectus. The units purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and underwritten by the Brazilian underwriters named elsewhere in this prospectus. The Brazilian offering is being underwritten by the Brazilian underwriters. The closings of the international and Brazilian offerings are conditioned upon each other.

Prior to this offering, no public market existed for the units and ADSs. The initial public offering price is expected to be between R$22.00 and R$25.00 per unit, which is equivalent to approximately U.S.$12.37 and U.S.$14.06 per ADS, based upon an exchange rate of R$1.7781 to U.S.$1.00 reported by the Central Bank of Brazil on September 30, 2009. Our ADSs have been authorized for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “BSBR”. We expect that the units will trade on the BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros, or BM&FBOVESPA, under the symbol “SANB11”.

This global offering will be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or “CVM”. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the units and ADSs involves risks. See “Risk Factors” beginning on page 24 of this prospectus.

	Per ADS	Total

Public offering price	U.S.$	U.S.$
Underwriting discounts and commissions	U.S.$	U.S.$
Proceeds, before expenses, to us	U.S.$	U.S.$

The international underwriters may also purchase up to an additional          ADSs from us within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over-allotments, if any, in connection with the international offering. The Brazilian underwriters may also purchase up to an additional           units from us within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over-allotments, if any, in connection with the Brazilian offering. The aggregate over-allotment option for the international and Brazilian offerings is 75,000,000 units, including in the form of ADSs.

The units and ADSs will be ready for delivery on or about          , 2009.

Global Coordinators and Joint Bookrunners

Santander	Credit Suisse

Joint Bookrunners

BofA Merrill Lynch	UBS Investment Bank	BTG Pactual

Co-Managers

Barclays Capital	BB Investimentos	Bradesco BBI	Caixa-Banco de Investimento
CALYON	CCB International	Deutsche Bank Securities	Espirito Santo Investment

The date of this prospectus is          , 2009.

UNDERWRITING

Under the terms and subject to the conditions contained in an international underwriting agreement dated          , 2009, we are offering units and ADSs (representing the units), described in this prospectus through the international underwriters named below. The offering of the ADSs is being underwritten by the international underwriters. Santander Investment Securities Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as the representatives of the international underwriters. We have agreed to sell to the international underwriters the respective number of ADSs described below. The offering of the units is being underwritten by the Brazilian underwriters according to a Brazilian underwriting agreement among us and the Brazilian underwriters named in this prospectus.

Number of
ADSs

Santander Investment Securities Inc.
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Barclays Capital Inc.
Banco Bradesco BBI S.A.
Calyon Securities (USA) Inc.
Deutsche Bank Securities Inc.
Total

The underwriting agreement provides that the international underwriters are obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the over allotment option described below. The underwriting agreement also provides that if an international underwriter defaults, the purchase commitments of non defaulting international underwriters may be increased or the offering may be terminated. Banco BTG Pactual S.A., Banco Espirito Santo de Investimento S.A., BB Securities Limited, Caixa Banco de Investimento S.A. and CCB International Capital Limited are acting as placement agents and co-managers for the offering of units and ADS in countries other than the United States and Brazil. We have entered into an underwriting agreement with the Brazilian underwriters providing for the concurrent offering of units in Brazil. The Brazilian underwriters are acting as joint bookrunners for the Brazilian offering. The international and Brazilian offerings are conditioned on the closing of each other.

Pursuant to the international underwriting agreement, the international underwriters are acting as placement agents on behalf of the Brazilian underwriters with respect to the units in the United States and other countries outside Brazil. The units purchased by any investor outside Brazil will be underwritten by the Brazilian underwriters and these investors must comply with requirements established by the CMN and CVM. The Brazilian underwriting agreement provides that, if any of the units covered by such agreement are not placed, the Brazilian underwriters are obligated severally and not jointly to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, the Brazilian underwriters have agreed to place units in Brazil.

All sales of the units, including units in the form of ADSs, in the United States will be made by the international underwriters, either directly or through their U.S. broker dealer affiliates or such other registered dealers as may be designated by the international underwriters.

We have granted the international underwriters a 30 day option to purchase on a pro rata basis up to           additional ADSs, within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over allotments, if any in connection with the international offering. We have also granted the Brazilian underwriters the right to purchase up to an additional          units within 30 days from the date of commencement of trading of the units on the BM&FBOVESPA, to cover over allotments, if any, in connection with the Brazilian offering. The aggregate over-allotment option for the international and Brazilian offerings is 75,000,000 units including in the form of ADSs.

273

The underwriters propose to offer the units and the ADSs initially at the public offering price on the cover page of this prospectus less a selling concession of R$      per unit or U.S.$      per ADS, respectively. The underwriting discounts and commissions in connection with the offering of ADSs are
U.S.$      . The underwriting discounts and commissions in connection with the offering of ADSs represent     % of the aggregate gross proceeds of the ADSs offered. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers. In addition, the underwriting discounts and commissions in connection with the offering of the units and the ADSs may be subject to applicable Brazilian withholding taxes that will be borne by Santander Brasil.

We will reserve up to 15% of the units in the global offering for our employees, directors and officers (no more than 10% of the units of the global offering) and for our customers in Brazil (no more than 5% of the units of the global offering) at the public offering price for the Brazilian offering. In addition, we will offer our employees (but not our directors or officers) a limited credit line with special repayment terms to facilitate their purchase of the units, subject to certain conditions. The maximum aggregate extension of credit by us under this credit line would be each employee’s monthly salary, plus financial transaction tax, or IOF. The principal of the loan would be paid in 60 installments and would be subject to interest at a rate of 1% per annum. The loan would have to be paid in full immediately if the employee resigns or is terminated or disposes of his or her shares. Employees who purchase units in this special allocation may not transfer or dispose of their units for a period of 60 days from the day after the pricing date of the offering. The number of units available for sale to the general public in the retail portion of the Brazilian offering will be reduced by the number of reserved units that are purchased. Any reserved units not so purchased will be offered to the public in Brazil in the Brazilian offering at the public offering price for the Brazilian offering.

Pricing of the Offering

Prior to this offering, there has been no public market for our units. The initial public offering prices of our units will be determined by negotiations among us and the underwriters upon the conclusion of the book — building of the offering. Among the factors to be considered in determining the initial public offering prices will be our industry in general, our revenues, earnings and certain of our other financial operating information in recent periods, and the price — earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

The following table summarizes the total underwriting discount and commission and estimated expenses to be paid to the international underwriters in connection with the international offering:

	Per ADS		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts and Commissions paid by us	U.S.$	U.S.$	U.S.$	U.S.$
Expenses payable by us	U.S.$	U.S.$	U.S.$	U.S.$

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the ADSs offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

We have, subject to certain exceptions, agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our share capital, including in the form of ADSs, or securities convertible into or exchangeable or exercisable for any shares of our share capital, including in the form of ADSs, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our share capital, including in the form of ADSs, whether any of these transactions are to be settled by delivery of our share capital, including in

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the form of ADSs, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or to enter into any transaction, swap, hedge or other arrangement, without the prior written consent of the representatives of the underwriters for a period of 180 days following the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the ‘lock up’ period, we announce that we will release earnings results during the 16 day period beginning on the last day of the “lock up” period, then in either case the expiration of the “lock up” will be extended until the expiration of the 18 day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriters waive, in writing, such an extension.

Our officers and directors and our controlling shareholder have, subject to certain customary exceptions, agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our share capital, including in the form of ADSs, or securities convertible into or exchangeable or exercisable for any shares of our share capital, including in the form of ADSs, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our share capital, including in the form of ADSs, whether any of these transactions are to be settled by delivery of our share capital, including in the form of ADSs, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives of the underwriters for a period of 180 days following the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock up” period, we announce that we will release earnings results during the 16 day period beginning on the last day of the “lock up” period, then in either case the expiration of the “lock up” will be extended until the expiration of the 18 day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives of the underwriters waive, in writing, such an extension.

We have agreed to indemnify the underwriters and the co-managers against certain liabilities, or contribute to payments that the underwriters may be required to make in that respect.

Our ADSs have been authorized for listing, subject to notice of official issuance, on the NYSE under the symbol “BSBR”. We have applied to list the units on the São Paulo Stock Exchange under the symbol “SANB11”.

In connection with the listing of the ADSs on the NYSE, the international underwriters will undertake to sell round lots of           or more to a minimum of           beneficial owners.

In addition, in order to meet the requirements for listing the ADSs on the NYSE, the international underwriters have confirmed that, prior to trading as of the original listing date, (1) the ADSs will have a minimum price of at least $4.00 per ADS at the time of listing; (2) the ADSs will be held by at least 400 U.S. stockholders of 100 ADSs or more; (3) at least 1,100,00 publicly held ADSs will be outstanding in the United States; (4) the aggregate market value of the publicly held ADSs in the United States will be at least $60 million; and (5) the global market capitalization of the Company will be at least $500 million.

In connection with the international offering, the international underwriters may engage in stabilizing transactions, over allotment transactions, syndicate covering transactions and penalty bids.

In connection with the Brazilian offering, the Brazilian underwriters may engage in stabilizing transactions, over allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the units, including units in the form of ADSs, in the open market so long as the stabilizing bids do not exceed a specified maximum.

•	Over allotment involves sales by the underwriters of units, including units in the form of ADSs, in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a

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covered short position, the number of shares over allotted by the underwriters is not greater than the number of shares that they may purchase in the over allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over allotment option. The underwriters may close out any covered short position by either exercising their over allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the units, including units in the form of ADS, in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over allotment option. If the underwriters sell more units than could be covered by the over allotment option, a naked short position, the position can only be closed out by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the units, including units in the form of ADSs, or preventing or retarding a decline in the market price of each. As a result the price of units, including units in the form of ADSs, may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or the São Paulo Stock Exchange and, if commenced, may be discontinued at any time.

The underwriters and/or their affiliates may enter into derivative transactions with clients, at their request, in connection with our units and/or ADSs. The underwriters and/or their affiliates may purchase some of our units and/or ADSs offered hereby to hedge their risk exposure in connection with such transactions. Such transactions may have an effect on demand, price or other terms of the offering.

A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of units, including units in the form of ADSs, to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

Intersyndicate Agreement

The international underwriters and the Brazilian underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international underwriters and the Brazilian underwriters may sell shares to each other for purposes of resale at the offering price, less an amount not greater than the selling concession.

The units are expected to be settled in Brazil and paid for in reais through the facilities of the BM&FBOVESPA. The ADSs are expected to be settled paid for in U.S dollars through the facilities of DTC. We expect that delivery of the units, including units in the form of ADSs, will be made against payment therefor on or about October 13, 2009, which will be the fifth business day following the date of pricing hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6 1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the units, including units in the form of ADSs, on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the units initially will settle in T+5 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

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The Brazilian underwriters, the international underwriters and/or their respective affiliates have provided, currently provide or may provide in the future various investment banking, commercial banking, financial advisory and/or similar services to us on a regular basis, and maintain normal business relationships with us in their capacity as credit institutions or as lenders under credit facilities, for which they have received and may continue to receive customary fees and commissions. All investment, consulting and financial transactions with the Brazilian underwriters, the international underwriters agents and/or their respective affiliates are conducted on an arm’s length basis.

Notice to Canadian Residents

Resale Restrictions

The distribution of the units, including units in the form of ADSs, in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of units, including units in the form of ADSs, are made. Any resale of the units, including units in the form of ADSs, in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the units, including units in the form of ADSs.

Representations of Purchasers

By purchasing units, including units in the form of ADSs, in Canada, and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the units, including units in the form of ADSs, without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the units, including units in the form of ADSs, to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase units, including units in the form of ADSs, offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the units, including units in the form of ADSs, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the units, including units in the form of ADSs. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the units, including units in the form of ADSs. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the units, including units in the form of ADSs, were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the units, including units in the form of ADSs, as a result of the misrepresentation relied upon. These rights are in addition to, and

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without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the units, including units in the form of ADSs, should consult their own legal and tax advisors with respect to the tax consequences of an investment in the units, including units in the form of ADSs, in their particular circumstances and about the eligibility of the units, including units in the form of ADSs, for investment by the purchaser under relevant Canadian legislation.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer has been or will be made of the units, including units in the form of ADSs, to the public in that Relevant Member State prior to the publication of a prospectus in relation to the units, including units in the form of ADSs, that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the units, including units in the form of ADSs, to the public in that Relevant Member State at any time:

•	to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balanced sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of units, including units in the form of ADSs, shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer to the public” in relation to the units, including units in the form of ADSs, in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to the securities, as the expression may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

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United Kingdom

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

France

No prospectus (including any amendment, supplement or replacement thereto) prepared in connection with the offering of the units or ADSs has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no units or ADSs have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the prospectus or any other offering material relating to the units or ADSs have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to (i) persons licensed to provide the investment service of portfolio management for the account of third parties, (ii) qualified investors (investisseurs qualifiés) and/or (iii) a restricted circle of investors (cercle restreint d’investisseurs), in the last two cases provided they are investing for their own account, all as defined in Articles L. 411-2II, D. 411-1, D. 411-2, D. 411-4, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The direct or indirect distribution to the public in France of any so acquired units or ADSs may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Germany

The units and ADSs offered by this prospectus have not been and will not be publicly offered within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz). No prospectus pursuant to the German Securities Prospectus Act, the German Sales Prospectus Act or the German Investment Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other governmental or regulatory authority in Germany. This prospectus does not constitute an offer to the public in Germany and it does not serve for public distribution of the units or ADSs in Germany. Neither this prospectus, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances which do not constitute a public offer within the meaning of the German Securities Prospectus Act, the German Sales Prospectus Act and the German Investment Act.

Italy

No prospectus has or will be registered in the Republic of Italy with the Italian Stock Exchange Commission (Commissione Nazionale per le Societá di Borsa) (“Consob”) pursuant to the Prospectus Directive and Italian laws and regulations on financial products. Accordingly, the units or ADSs may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the units or ADSs may not be distributed in the Republic of Italy, except to (a) qualified investors (investori qualificati) (the “Qualified Investors”) pursuant to Article 100 of Legislative Decree no. 58 dated February 24, 1998, as amended (the “Financial Act”), as defined in Article 34-ter of Consob Regulation no. 11971 dated May 14. 1999, as amended (“Regulation no. 11971”); or (b) in circumstances where there is an exemption

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from the rules governing an offer to the public of financial products pursuant to Article 94 et seq. of the Financial Act, and to Regulation no. 11971. Any offer, sale or delivery of the units or ADSs in the Republic of Italy must be (a) made by an investment firm, a bank or financial intermediary authorized to engage in such activities in Italy, in compliance with the Financial Act and with Legislative Decree no. 385 dated September 1, 1993, as amended and Consob Regulation no. 16190 dated October 29, 2007, as amended, and any other applicable law and regulation; and (b) in compliance with any applicable Italian laws and regulations and any other condition or limitation that may be imposed by Consob, the Bank of Italy (Banca d’Italia) and any other relevant Italian authorities.

The Netherlands

The units or ADSs may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of units and ADSs is publicly announced that the offer is exclusively made to such individuals or legal entities.

Spain

No prospectus has or will be approved and registered in Spain with the Spanish National Stock Exchange Commission (Comisión Nacional del Mercado de Valores) (“CNMV”) or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to Spain pursuant to the Prospectus Directive and Spanish laws and regulations on financial products. Accordingly, the units or ADSs may not be offered, sold or delivered to the public in Spain, and copies of this prospectus or any other document relating to the units or ADSs may not be distributed in Spain, except in the circumstance where there is an exemption from the rules governing an offer to the public of financial products pursuant to article 30 bis of Act 24/1988, July 28th, on Securities Market.

Switzerland

The units and ADSs may not and will not be publicly offered, distributed or re-distributed in or from Switzerland and neither this prospectus nor any other solicitation for investments in the units or ADSs may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 652a and 1156 of the Swiss Code of Obligations. This prospectus may not be copied, reproduced, distributed or passed on to others without the prior written consent of the international underwriters. This prospectus is not a prospectus within the meaning of Articles 652a and 1156 of the Swiss Code of Obligations or a listing prospectus according to the Listing Rules of the SIX Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our units or ADSs on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules.

Hong Kong

The units and ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the units or ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to units or

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ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

China

The units and ADSs may not be offered or sold directly or indirectly to the public in the People’s Republic of China (“China”) and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the units or ADSs, may be supplied to the public in China or used in connection with any offer for the subscription or sale of units or ADSs to the public in China. The units or ADSs may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of units or ADSs may not be circulated or distributed, nor may units or ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where units or ADSs are subscribed or purchased under Section 275 of the SFA, by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the units or ADSs pursuant to an offer made under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Japan

The units and ADSs have not been and will not be registered under the Financial Instruments and Exchange Law, as amended (the “FIEL”). Each international underwriter has represented and agreed that the units or ADSs which it purchases will be purchased by it as principal and that, in connection with the offering, it will not, directly or indirectly, offer or sell any units or ADSs in Japan or to, or for the benefit of, any

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resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for re-offer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

No prospectus, disclosure document, offering material or advertisement in relation to the units or ADSs has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of units or ADSs within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus or any other prospectus, disclosure document, offering material or advertisement relating to the units or ADSs in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990, its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, as amended, have been given in relation to the marketing, of and sale of the units or ADSs in Kuwait, these may not be offered for sale, sold nor may any marketing or solicitation or inducement to buy any units or ADSs may be made in Kuwait. Neither this prospectus, any related document, nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Qatar

This offering of units and ADSs does not constitute a public offer of units or ADSs in the State of Qatar under Law No. 5 of 2002 (the “Commercial Companies Law”). The units or ADSs are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such units or ADSs, or have sufficient knowledge of the risks involved in an investment in such units or ADSs or are benefiting from preferential terms under a directed share program for directors, officers and employees. No transaction will be concluded in the jurisdiction of the State of Qatar.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The units and ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus does not constitute a public offer of the units or ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

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This statement relates to an “exempt offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The units or ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the units or ADSs offered should conduct their own due diligence on the units or ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. For the avoidance of doubt, the units or ADSs are not interests in a “fund” or “collective investment scheme” within the meaning of either the Collective Investment Law (DIFC Law No. l of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a “Saudi Investor”) who acquires units or ADSs pursuant to the offering should note that the offer of units or ADSs is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the “KSA Regulations”). The units or ADSs may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (“SR”) 1 million or an equivalent amount. The offer of the units or ADSs is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the “transferor”) who has acquired units or ADSs pursuant to this exempt offer may not offer or sell units or ADSs to any person (referred to as a “transferee”) unless the price to be paid by the transferee for such units or ADSs equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the units or ADSs being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the units or ADSs to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the units or ADSs if he/she sells his entire holding of the units or ADSs to one transferee.

Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

283

525,000,000 Units

Banco Santander (Brasil) S.A.

Including units in the form of American depositary shares

PROSPECTUS

          , 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under Brazilian law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor. We have in the past entered into indemnification agreements of this kind with the Banco Real Group’s directors and executive officers and with some of Santander Brasil’s former directors and officers when they resigned their positions. We recently adopted a policy pursuant to which we enter into such an agreement with directors and officers when they take office. Current directors and officers will also enter into such agreements.

Item 7.	Recent Sales of Unregistered Securities

None.

Item 8.	Exhibits

(a) The following documents are filed as part of this Registration Statement:

1.1	Form of International Underwriting Agreement.
3.1	English translation of the by laws of Santander Brasil. (Previously filed as Exhibit 3.1 to Amendment No. 1 to our Registration Statement on Form F-1 filed on September 21, 2009.)
4.1	Form of Deposit Agreement among Santander Brasil, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts (incorporated by reference to our Registration Statement on Form F-6 (file no. 333-162027) filed with the SEC on September 21, 2009).
5.1	Opinion of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil, as to the validity of the units. (Previously filed as Exhibit 5.1 to Amendment No. 1 to our Registration Statement on Form F-1 filed on September 21, 2009.)
8.1	Opinion of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil, as to Brazilian tax matters. (Previously filed as Exhibit 8.1 to Amendment No. 1 to our Registration Statement on Form F-1 filed on September 21, 2009.)
14.1	English translation of the Code of Ethics of Santander Brasil. (Previously filed as Exhibit 14.1 to our Registration Statement on Form F-1 filed on September 3, 2009.)
21.1	List of subsidiaries.
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23.3	Consent of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil (included in Exhibit 5.1).
24.1	Powers of attorney (included on signature page to the Registration Statement on Form F-1 filed on September 3, 2009).
99.1	Consent of persons about to become directors. (Previously filed as Exhibit 99.1 to Amendment No. 1 to our Registration Statement on Form F-1 filed on September 21, 2009.)
99.2	Form of Intersyndicate Agreement.

(b) Financial Statement Schedules

None.

II-1

Item 9.	Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil on October 2, 2009.

Banco Santander (Brasil) S.A.

By:	/s/ Fábio Colletti Barbosa
Name:     Fábio Colletti Barbosa

Title:	Chairman and Chief Executive Officer

By:	/s/ Carlos Alberto López Galán
Name:     Carlos Alberto López Galán

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on October 2, 2009 in the capacities indicated:

Name	Title

* Fábio Colletti Barbosa	Chairman and Chief Executive Officer (principal executive officer)

* Carlos Alberto López Galán	Chief Financial Officer (principal financial officer)

* Walter Alexander Donat	Superintendent (principal accounting officer)

* Luiz Carlos da Silva Cantidio Júnior	Director

Gabriel Jaramillo Sanint	Director

* James H. Bathon	Authorized Representative in the United States

*By: /s/ Carlos Alberto López Galán Name: Carlos Alberto López Galán Title: Attorney-in-Fact

EXHIBIT INDEX

(a) The following documents are filed as part of this Registration Statement:

1.1	Form of International Underwriting Agreement.
3.1	English translation of the by laws of Santander Brasil. (Previously filed as Exhibit 3.1 to Amendment No. 1 to our Registration Statement on Form F-1 filed on September 21, 2009.)
4.1	Form of Deposit Agreement among Santander Brasil, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts (incorporated by reference to our Registration Statement on Form F-6 (file no. 333-162027) filed with the SEC on September 21, 2009).
5.1	Opinion of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil, as to the validity of the units. (Previously filed as Exhibit 5.1 to Amendment No. 1 to our Registration Statement on Form F-1 filed on September 21, 2009.)
8.1	Opinion of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil, as to Brazilian tax matters. (Previously filed as Exhibit 8.1 to Amendment No. 1 to our Registration Statement on Form F-1 filed on September 21, 2009.)
14.1	English translation of the Code of Ethics of Santander Brasil. (Previously filed as Exhibit 14.1 to our Registration Statement on Form F-1 filed on September 3, 2009.)
21.1	List of subsidiaries.
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23.3	Consent of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil (included in Exhibit 5.1).
24.1	Powers of attorney (included on signature page to the Registration Statement on Form F-1 filed on September 3, 2009).
99.1	Consent of persons about to become directors. (Previously filed as Exhibit 99.1 to Amendment No. 1 to our Registration Statement on Form F-1 filed on September 21, 2009.)
99.2	Form of Intersyndicate Agreement.